Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268625

PROXY STATEMENT/PROSPECTUS

PROXY STATEMENT OF

PONO CAPITAL CORP.

PROSPECTUS FOR UP TO

60,000,000 SHARES OF COMMON STOCK

To the Stockholders of Pono Capital Corp.:

We are pleased to provide this proxy statement/prospectus relating to the proposed merger (the “Merger”) of Pono Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Pono Corp., a Delaware corporation (“Pono”), with and into AERWINS Technologies Inc., a Delaware corporation (“AERWINS”), pursuant to an Agreement and Plan of Merger, dated as of September 7, 2022 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Pono, Merger Sub, AERWINS, Mehana Equity LLC, in its capacity as the representative of the stockholders of Pono, and Shuhei Komatsu in his capacity as the representative of the stockholders of AERWINS. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. If (i) the Merger Agreement is adopted and the Merger and the other transactions contemplated thereby (collectively, the “Business Combination”) are approved by Pono’s and AERWINS’ stockholders, and (ii) the Business Combination is subsequently completed, (a) the Merger Sub will merge with and into AERWINS with AERWINS surviving the Merger as a wholly-owned subsidiary of Pono, (b) all of the issued and outstanding capital stock of AERWINS immediately prior to the effective time of the Merger (the “Effective Time”) (other than those properly exercising any applicable appraisal rights under Delaware law) will automatically be cancelled and shall cease to exist, in exchange for the right to receive pro rata shares of the Merger Consideration (as defined below), and (c) each outstanding option and warrant to acquire shares of AERWINS common stock (whether vested or unvested) will be assumed by Pono and automatically converted into an option or warrant to acquire shares of Pono common stock, with its price and number of shares equitably adjusted based on the conversion ratio of the shares of AERWINS common stock into the Merger Consideration, as provided in the Merger Agreement and as more particularly described in the notice that follows this page and elsewhere in this proxy statement/prospectus. Upon the consummation of the Business Combination, Pono will change its name to “AERWINS Technologies Inc.”

The Merger Agreement provides that the aggregate merger consideration to be paid to AERWINS securityholders as of immediately prior to the Effective Time (“AERWINS securityholders”) will be an amount equal to $600 million, subject to adjustments for AERWINS’ closing debt, net of cash, the amount by which AERWINS’ net working capital is less than or exceeds $3 million, and unpaid transaction expenses (the “Merger Consideration”). The Merger Consideration to be paid to AERWINS securityholders will be paid solely by the delivery of new shares of Pono common stock, with each valued at the price per share at which each share of Pono Class A common stock is redeemed or converted pursuant to the redemption by Pono of its public stockholders in connection with the Business Combination, as required by Pono’s third amended and restated certificate of incorporation and by-laws and Pono’s initial public offering prospectus. See “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Merger Consideration” for additional details.

Pono’s units, Pono Class A common stock and Pono’s public warrants are publicly traded on the Nasdaq Global Market (“Nasdaq”). We will apply to list the new Pono common stock and public warrants on Nasdaq under the symbols “AWIN” and “AWINW,” respectively, upon the closing of the Business Combination (the “Closing”). Upon the Closing, Pono’s units will be separated into their component securities and will cease to be listed on Nasdaq.

Pono will hold a virtual special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the Pono Special Meeting, which will be held exclusively via a live audio webcast at Pono Special Meeting, on January 27, 2023 at 10:00 a.m., Pacific Time, unless postponed or adjourned to a later date, Pono will ask its stockholders to adopt the Merger Agreement and the related transactions thereby approving the Business Combination and to approve the other proposals described in this proxy statement/prospectus. To participate in the virtual meeting, a Pono stockholder of record will need the 12-digit control number included on such stockholder’s proxy card or instructions that accompanied such stockholder’s proxy materials. If a Pono stockholder holds his, her or its shares in “street name,” which means his, her or its shares are held of record by a broker, bank or other nominee, such Pono stockholder should contact his, her or its broker, bank or nominee to ensure that votes related to the shares he, she or it beneficially owns are properly counted. In this regard, such Pono stockholder must provide the record holder of his, her or its shares with instructions on how to vote his, her or its shares or, if such Pono stockholder wishes to attend the special meeting of Pono and vote in person, obtain a proxy from his, her or its broker, bank or nominee. The live audio webcast of the Pono special meeting will begin promptly at 10:00 a.m., Pacific Time. Pono stockholders are encouraged to access the special meeting of Pono prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

If you have any questions or need assistance with voting your Pono common stock, please contact Laurel Hill Advisory Group, LLC, Pono’s proxy solicitor, by calling 855-414-2266 or by emailing PONO@laurelhill.com. This proxy statement/prospectus and the notice of the special meeting relating to the Business Combination will be available at https://www.cstproxy.com/ponocapitalcorp/2022.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the special meeting of Pono’s stockholders. We encourage you to carefully read this entire proxy statement/prospectus, including all annexes attached hereto.

We urge you to read the accompanying proxy statement/ prospectus, including the financial statements and annexes and other documents referred to therein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 45 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated January 13, 2023, and is first being mailed to stockholders of Pono on or about January 13, 2023.

Very truly yours,

Dustin Shindo

Chief Executive Officer

Pono Capital Corp.

PONO CAPITAL CORP.

643 Ilalo St. #102

Honolulu, Hawaii 96813

TO THE STOCKHOLDERS OF PONO CAPITAL CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Pono Special Meeting”) of Pono Capital Corp., a Delaware corporation (“Pono”), will be held virtually at 10:00 a.m., Pacific Time, on January 27, 2023. Details on how to participate are more fully described in this proxy statement/prospectus. At the Pono Special Meeting, Pono stockholders will be asked to consider and vote upon the following proposals (collectively, the “Proposals”).

You are cordially invited to attend the Stockholders Meeting, which will be held for the following purposes:

(1)

The Business Combination Proposal (Proposal 1) — To approve and adopt the Agreement and Plan of Merger, dated as of September 7, 2022 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Pono, Pono Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Pono (“Merger Sub”), AERWINS Technologies Inc., a Delaware corporation (“AERWINS”), Mehana Equity LLC, in its capacity as the representative of the stockholders of Pono, and Shuhei Komatsu in his capacity as the representative of the stockholders of AERWINS, and approve the transactions contemplated thereby, including the merger of Merger Sub with and into AERWINS, with AERWINS continuing as the surviving corporation and as a wholly-owned subsidiary of Pono (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). Subject to the terms and conditions set forth in the Merger Agreement, among other matters, at the effective time of the Merger (the “Effective Time”):

(a)

the outstanding shares of Class A common stock, par value $0.000001 per share, of Pono (“Pono Class A common stock”), including any shares of Class B common stock, par value $0.000001 per share, of Pono (“Pono Class B common stock”, and together with the Pono Class A common stock, the “Pono common stock”) that are converted into Pono Class A common stock in accordance with Pono’s third amended and restated certificate of incorporation (the “Pono Charter”), will be redesignated as common stock, par value $0.000001 per share, of AERWINS Technologies Inc. (which will be the new name of Pono after the Closing, as described below, “New Pono”) (referred to herein as “New Pono common stock”);

(b)

As consideration for the Merger, the AERWINS securityholders as of immediately prior to the Effective Time (“AERWINS securityholders”), shall be entitled to receive from Pono, a number of shares of New Pono common stock in an amount equal to $600 million, subject to adjustments for AERWINS’ closing debt net of cash (“Closing Net Indebtedness”), the amount by which AERWINS’ net working capital is less than or exceeds $3 million (“Net Working Capital”), and unpaid transaction expenses (“Transaction Expenses”) (collectively, the “Merger Consideration”), and upon the Merger (i) all of the issued and outstanding capital stock of AERWINS immediately prior to the Effective Time (other than those properly exercising any applicable appraisal rights under Delaware law) will automatically be cancelled and shall cease to exist, in exchange for the right to receive pro rata shares of the aggregate Merger Consideration to be paid to AERWINS stockholders as of immediately prior to the Effective Time (“AERWINS stockholders”), and (ii) each outstanding option and warrant to acquire shares of AERWINS common stock (whether vested or unvested) will be assumed by Pono and automatically converted into an option or warrant to acquire shares of New Pono common stock, with its price and number of shares equitably adjusted based on the conversion ratio of the shares of AERWINS common stock into the Merger Consideration, as provided in the Merger Agreement and as more particularly described in the notice that follows this page and elsewhere in this proxy statement/prospectus; and

1

We refer to this proposal as the “Business Combination Proposal.” A copy of the Merger Agreement and the related agreements to be entered into pursuant to the Merger Agreement are attached to this proxy statement/prospectus as Annex A.

(2)

Charter Amendment Proposals (Proposals 2 through 4) — To approve and adopt an amendment and restatement to the third amended and restated of certificate of incorporation of Pono (the “Pono Charter”), as set out in the draft fourth amended and restated version of Pono Charter appended to this proxy statement/prospectus as Annex B (the “Amended Charter”), for the following amendments (collectively, the “Charter Amendment Proposals”):

(A)	Name Change – To provide that the name of Pono shall be changed to “AERWINS Technologies Inc.” (Proposal 2);

(B)

Amendment of Blank Check Provisions — To remove and change certain provisions in the Pono Charter related to Pono’s status as a special purpose acquisition company, including but not limited to the deletion of Article IX of the Pono Charter in its entirety (Proposal 3); and

(C)

Amendment and Restatement of the Pono Charter — Conditioned upon the approval of Proposals 2 and 3, to approve the proposed Amended Charter in the form attached as Annex B hereto, which includes the approval of all other changes in the proposed Amended Charter in connection with replacing the existing Pono Charter with the proposed Amended Charter as of the Effective Time (Proposal 4).

(3)

The Director Election Proposal (Proposal 5) — To consider and vote upon a proposal to elect five (5) directors to serve staggered terms on the board of directors of New Pono effective from the consummation of the Business Combination until the 2023, 2024 or 2025 annual meeting of stockholders, respectively and until their respective successors are duly elected and qualified (the “Director Election Proposal”);

(4)

The Incentive Plan Proposal (Proposal 6) — To consider and vote upon a proposal to adopt the AERWINS Technologies Inc. Equity Incentive Plan (the “Equity Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex C and the issuance of common stock equal to 15% of the fully diluted, and as converted, amount of New Pono common stock to be outstanding immediately following consummation of the business combination, or approximately 10,089,442 shares of common stock as equity awards in accordance with the Equity Incentive Plan, if such plan is approved in accordance with the Incentive Plan Proposal (the “Incentive Plan Proposal”);

(5)

The Nasdaq Proposal (Proposal 7) — To consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of up to 60,000,000 newly issued shares of common stock in the Business Combination, which amount will be determined as described in more detail in the accompanying proxy statement/prospectus (the “Nasdaq Proposal”); and

(6)

The Adjournment Proposal (Proposal 8) — To consider and vote upon a proposal to adjourn the Pono Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Pono Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal, or the Nasdaq Proposal. We refer to this proposal as the “Adjournment Proposal.”

Only holders of record of Pono common stock at the close of business on January 5, 2023 (the “Record Date”) are entitled to notice of the Pono Special Meeting and to vote at the Pono Special Meeting and any adjournments or postponements of the Pono Special Meeting. A complete list of Pono stockholders of record entitled to vote at the Pono Special Meeting will be available for ten days before the Pono Special Meeting at the principal executive offices of Pono for inspection by stockholders during ordinary business hours for any purpose germane to the Pono Special Meeting.

Pursuant to the Pono Charter, Pono is providing Pono public stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of Pono Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of

2

the Business Combination) in the trust account of Pono (the “Trust Account”) that holds the proceeds (including interest but less taxes payable) of the Pono initial public offering (the “Pono IPO”), including over-allotment securities issued to Pono’s underwriters after the Pono IPO. As of the Record Date, based on funds in the Trust Account of $120,833,655 as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of public shares of Pono Class A common stock was approximately $10.51 per share. Pono public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of common stock for cash. This means that public stockholders who hold shares of Pono Class A common stock on or before January 25, 2023 (two (2) business days before the Pono Special Meeting) will be eligible to elect to have their shares of Pono Class A common stock redeemed for cash in connection with the Pono Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Pono Special Meeting. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to more than 15% of the shares of Pono common stock included in the units of Pono sold in the Pono IPO (including over-allotment securities sold to Pono’s underwriters after the Pono IPO) without the prior consent of Pono. Holders of Pono’s outstanding public warrants and units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding Pono units must separate the underlying shares of Pono Class A common stock and public warrants prior to exercising redemption rights with respect to the public Pono Class A common stock. Mehana Equity LLC, the sponsor of Pono (the “Sponsor”), and Pono’s officers and directors have agreed to waive their redemption rights with respect to any shares of Pono common stock they may hold in connection with the consummation of the Business Combination; and all such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor and our directors and officers beneficially own approximately 24.0% of the issued and outstanding shares of Pono common stock. The Sponsor and Pono’s directors and officers have agreed to vote any shares of Pono common stock owned by them in favor of the Business Combination, which would include Business Combination Proposal and the other Proposals.

The approval of the Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Pono common stock as of the Record Date cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Pono Special Meeting. The approval of the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of Pono common stock as of the Record Date entitled to vote thereon. The approval of the Director Election Proposal requires a plurality vote of the shares of Pono common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Pono Special Meeting. If the Business Combination Proposal is not approved, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal will not be presented to the Pono stockholders for a vote. The approval of the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal are preconditions to the consummation of the Business Combination. The board of directors of Pono has already approved the Business Combination.

As of the Record Date, there was approximately $120,833,655 in the Trust Account. Any redemption of shares of Pono Class A common stock by Pono’s public stockholders will decrease the amount in the Trust Account. In accordance with the Pono Charter, net tangible assets must be maintained at a minimum of $5,000,001 immediately prior to or upon consummation of the Business Combination.

Your attention is directed to this proxy statement/prospectus (including the annexes hereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, The Laurel Hill Advisory Group, LLC, at 855-414-2266.

By Order of the Board of Directors of Pono Capital Corp.

3

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST, PRIOR TO 5:00 P.M., EASTERN TIME, ON JANUARY 25, 2023 (TWO (2) BUSINESS DAYS BEFORE THE PONO SPECIAL MEETING), TENDER YOUR SHARES PHYSICALLY OR ELECTRONICALLY AND SUBMIT A REQUEST IN WRITING THAT WE REDEEM YOUR PUBLIC SHARES FOR CASH TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY. PLEASE ALSO AFFIRMATIVELY CERTIFY IN YOUR REQUEST TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY FOR REDEMPTION IF YOU “ARE” OR “ARE NOT” ACTING IN CONCERT OR AS A “GROUP” (AS DEFINED IN SECTION 13(D)(3) OF THE EXCHANGE ACT) WITH ANY OTHER STOCKHOLDER WITH RESPECT TO SHARES OF COMMON STOCK. YOU MUST ACT IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE PONO SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT PONO AND AERWINS THAT IS NOT INCLUDED IN OR DELIVERED HEREWITH. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO STOCKHOLDERS OF PONO UPON WRITTEN OR ORAL REQUEST. IF YOU WOULD LIKE TO MAKE SUCH REQUEST, YOU SHOULD CONTACT PONO IN WRITING AT DUSTIN SHINDO, PONO CAPITAL CORP., 643 ILALO ST. #102, HONOLULU, HAWAII 96813 OR BY TELEPHONE AT (808) 892-6611. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN JANUARY 18, 2023, WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE YOU MUST MAKE YOUR INVESTMENT DECISION.

4

i

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Pono, constitutes a prospectus of Pono under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock of Pono to be issued to AERWINS’ securityholders under the Merger Agreement. This document also constitutes a notice of meeting and a proxy statement of Pono under Section 14(a) of the Exchange Act.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Pono stockholders nor the issuance by Pono of its common stock in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding Pono and its business, operations, management and other matters has been provided by Pono and information contained in this proxy statement/prospectus regarding AERWINS and its business, operations, management and other matters has been provided by AERWINS.

Convenience translations included in this prospectus of Japanese yen into U.S. dollars have been made at the exchange rate of JPY 144.71 = US$1.00, which was the foreign exchange rate on September 30, 2022.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains information concerning the market and industry in which AERWINS conducts its business. AERWINS operates in an industry in which it is difficult to obtain precise industry and market information. AERWINS has obtained market and industry data in this proxy statement/prospectus from industry publications and from surveys or studies conducted by third parties that it believes to be reliable. AERWINS cannot assure you of the accuracy and completeness of such information, and it has not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. As a result, you should be aware that it is possible that any such market, industry and other similar data may not in fact be reliable. While AERWINS is not aware of any misstatements regarding any industry data presented in this proxy statement/prospectus, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the section entitled “Risk Factors” in this proxy statement/prospectus.

TRADEMARKS

This proxy statement/prospectus references the trademark and service mark applications of AERWINS. Such applications include “AERWINS” and “A.L.I. Technologies,” which were filed in the name of AERWINS and A.L.I. Technologies Inc. (AERWINS’ wholly owned subsidiary), if approved by the U.S. Patent and Trademark Office (“USPTO”) and registered with the USPTO will be protected under applicable intellectual property laws and are the property of AERWINS or its subsidiaries. There can be no assurance these trademarks will be approved. This proxy statement/prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Trademarks and service marks are collectively referred to herein as “Trademarks.” Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Pono” refer to Pono Capital Corp.

In this document:

“AERWINS” means AERWINS Technologies Inc., a Delaware corporation, and includes the surviving corporation after the Merger. References herein to AERWINS will include its subsidiaries to the extent reasonably applicable.

“AERWINS 2022 Plan” means the AERWINS Technologies Inc. 2022 Equity Incentive Plan.

“AERWINS Board” means the board of directors of AERWINS.

“AERWINS common stock” means shares of common stock, par value $0.0001 per share, of AERWINS.

“AERWINS Convertible Securities” means, collectively, any AERWINS Options, AERWINS warrants or rights to subscribe for or purchase any capital stock of the AERWINS or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the AERWINS.

“AERWINS Options” means, collectively, all outstanding options to purchase shares of AERWINS common stock, whether or not exercisable and whether or not vested, immediately prior to the Effective Time under the AERWINS 2022 Plan or otherwise.

“AERWINS securityholders” refers to holders of capital stock, options and other AERWINS Convertible Securities as of the time immediately before the Effective Time.

“AERWINS securities” means any of the AERWINS common stock and any AERWINS Convertible Securities.

“AERWINS stockholders” refers to holders of capital stock of AERWINS as of the time immediately before the Effective Time.

“Amended Charter” means the fourth amended and restated certificate of incorporation of Pono to be adopted by Pono pursuant to the Charter Amendment Proposals.

“Board” or “Pono Board” means the board of directors of Pono.

“Business Combination” means the Merger and the other transactions contemplated by the Merger Agreement.

“Class A common stock” means the Class A common stock, par value $0.000001 per share, of Pono.

“Class B common stock” means the Class B common stock, par value $0.000001 per share, of Pono.

“Closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code, as amended.

“Continental” means Continental Stock Transfer & Trust Company, the transfer agent.

“Combined Entity” or “New Pono” means Pono after giving effect to the Business Combination, and which will include AERWINS and any other direct or indirect subsidiaries of Pono to the extent reasonably applicable.

“Common Stock” means any of the Class A common stock and the Class B common stock.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“EF Hutton” means EF Hutton, division of Benchmark Investments, LLC, the representative of the underwriters in the IPO.

“Effective Time” means the effective time of the Merger in accordance with the Merger Agreement.

“Equity Incentive Plan” means the AERWINS Technologies Inc. Equity Incentive Plan, as such may be amended, supplemented or modified from time to time, which shall be adopted by Pono and approved in accordance with the Incentive Plan Proposal to be effective as of the Closing of the Business Combination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Shares” means the 2,875,000 shares of Class B common stock owned by the Sponsor and Pono’s directors.

“Initial Stockholders” means the Sponsor and any other holders of the Founder Shares prior to the Pono IPO (or their permitted transferees), if any.

“Marcum” means Marcum LLP, Pono’s independent registered public accounting firm.

“Merger” means the merger of Merger Sub with and into AERWINS, with AERWINS continuing as the surviving corporation and as a wholly-owned subsidiary of Pono, in accordance with the terms of the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated September 7, 2022, as it may be amended or supplemented from time to time, by and among Pono, Merger Sub, AERWINS, the Sponsor in the capacity as the representative of Pono, and Shuhei Komatsu, in the capacity as the representative of the AERWINS stockholders.

“Merger Sub” means Pono Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pono.

“New Pono common stock” means the common stock, par value $0.000001 per share, of Pono (which will be renamed AERWINS Technologies Inc.) following the Business Combination; such common stock was previously designated Class A common stock of Pono, and New Pono common stock will include any shares of Class B common stock all of which will be converted into Class A common stock in connection with the Closing pursuant to the Pono Charter.

“Placement Shares” means the shares of Pono Class A common stock included within the Placement Units and the Private Units.

“Placement Units” means 751,675 units issued to the Sponsor in the Private Placement. Each Placement Unit consists of one Placement Share and three-quarters of one Placement Warrant.

“Placement Warrant” means the warrants included within the Placement Units and the Private Units. Each Placement Warrant entitles the holder thereof to purchase one share of Pono Class A common stock for $11.50 per share.

“Pono” means Pono Capital Corp., a Delaware corporation, which will be renamed “AERWINS Technologies Inc.” in connection with the Closing.

“Pono Charter” or “Charter” means Pono’s third amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware on August 9, 2021.

“Pono IPO,” “IPO” or “Initial Public Offering” means Pono’s initial public offering that was consummated on August 13, 2021.

“Pono IPO Prospectus” means the final prospectus of Pono, dated as of August 10, 2021, and filed with the SEC pursuant to Rule 424(b) under the Securities Act on August 13, 2021 (File No. 333-257150).

“Pono Special Meeting” means the special meeting of the stockholders of Pono, to be held virtually at 10:00 a.m., Pacific Time, on January 27,2023.

“Private Placement” means the private placement consummated simultaneously with the Pono IPO in which Pono issued to the Sponsor the Placement Units.

“Private Units” means 172,500 units issued to Mehana Capital LLC, an affiliate of the Sponsor, and 57,500 units issued to AERWINS Technologies Inc., on July 29, 2022 and November 9, 2022 in a private placement, consisting of one Placement Share and three-quarters of one Placement Warrant.

“Proposals” means the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal.

“Public Shares” means shares of Class A common stock included in the Public Units and shares of Class A common stock underlying the Public Warrants.

“Public Units” means units issued in the Pono IPO, including any over-allotment securities acquired by Pono’s underwriters, consisting of one Public Share and three-quarters of one Public Warrant.

“Public Warrants” means warrants underlying the Units issued in the Pono IPO. Each whole Public Warrant entitles the holder thereof to purchase one share of Class A common stock for $11.50 per share.

“Purchaser Support Agreement” means the agreement by and among Sponsor, Pono and AERWINS to, among other things, vote its shares of Pono common stock in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, substantially in the form of Exhibit B to the Merger Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement by and among AERWINS, Pono, and significant AERWINS stockholders in substantially the form of Exhibit E to the Merger Agreement

“Redemption” means the right of the holders of Class A common stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus and the Pono Charter.

“Required Proposals” means the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Mehana Equity LLC.

“Sponsor Working Capital Loan” means the loan of up to $1,500,000 from Sponsor to Pono in order to finance transaction costs in connection with a business combination transaction, as may be required. Such Sponsor Working Capital Loans may either be repaid upon the consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such loans may be converted upon consummation of a business combination into additional Placement Units at a price of $10.00 per Placement Unit.

“TAAD” means TAAD LLP, AERWINS’ independent registered public accounting firm.

“Trust Account” means the trust account of Pono, which holds the net proceeds of the Pono IPO, including from over-allotment securities sold by Pono’s underwriters, and the sale of the Placement Units and Private Units, together with interest earned thereon, less amounts released to pay tax obligations and up to $70,700 for dissolution expenses, and amounts paid pursuant to redemptions.

“U.S. GAAP” means generally accepted accounting principles in the United States.

“Units” means any of the Public Units, Placement Units, and Private Units.

“Warrants” means any of the Public Warrants and the Placement Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus (including the documents incorporated by reference herein) contains forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of Pono and AERWINS. These statements are based on the beliefs and assumptions of the management of Pono and AERWINS. Although Pono and AERWINS believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither Pono nor AERWINS can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” or similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Neither TAAD, AERWINS’ independent auditor, nor Marcum, Pono’s independent auditor, has examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The report of TAAD included in this proxy statement/prospectus relates to historical financial information of AERWINS, and the report of Marcum included in this proxy statement/prospectus relates to historical financial information of Pono. Neither report extends to the forward-looking information and should not be read as if it does. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about:

•

the ability of Pono and AERWINS prior to the Business Combination to meet the Closing conditions to the Business Combination, including approval by stockholders of Pono and AERWINS of the Business Combination and related proposals, and the availability of at least $5,000,001 in net tangible assets, after giving effect to redemptions of public shares, if any;

•	the ability of the Combined Entity following the Business Combination, to realize the benefits from the Business Combination;

•	the ability of Pono to complete the Business Combination;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•

the ability of Pono and AERWINS prior to the Business Combination, and the Combined Entity following the Business Combination, to obtain and/or maintain the listing of New Pono common stock on Nasdaq following the Business Combination;

•	future financial performance following the Business Combination;

•	public securities’ potential liquidity and trading;

•	the use of proceeds not held in the Trust Account or available to Pono from interest income on the Trust Account balance;

•	the impact from the outcome of any known and unknown litigation;

•	the ability of the Combined Entity to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses;

•	expectations regarding future expenditures of the Combined Entity following the Business Combination;

•	the future mix of revenue and effect on gross margins of the Combined Entity following the Business Combination;

•

the attraction and retention of qualified directors, officers, employees and key personnel of Pono and AERWINS prior to the Business Combination, and the Combined Entity following the Business Combination;

•	the ability of the Combined Entity to compete effectively in a competitive industry;

•	the ability to protect and enhance AERWINS’ corporate reputation and brand;

•	expectations concerning the relationships and actions of AERWINS and its affiliates with third parties;

•	the impact from future regulatory, judicial, and legislative changes in AERWINS’ or the Combined Entity’s industry;

•	the ability to locate and acquire complementary products or product candidates and integrate those into AERWINS’ or the Combined Entity’s business;

•	future arrangements with, or investments in, other entities or associations;

•	intense competition and competitive pressures from other companies in the industries in which the Combined Entity will operate; and

•	other factors detailed under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that Pono or AERWINS “believes” and similar statements reflect such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either Pono or AERWINS has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, the actual results or performance of Pono, AERWINS and/or the Combined Entity may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause Pono’s, AERWINS’ or the Combined Entity’s actual results to differ include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•

the outcome of any legal or regulatory proceedings that have been, or may be, instituted in the future against Pono, AERWINS, the Combined Entity or others following announcement of the Merger Agreement and the transactions contemplated therein or following consummation of the Business Combination;

•

the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of Pono or AERWINS or other conditions to closing in the Merger Agreement;

•	the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of the Combined Entity to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•	costs related to the proposed Business Combination;

•	the possibility that Pono, AERWINS or the Combined Entity may be adversely impacted by other economic, business, and/or competitive factors;

•	risks related to the global COVID-19 pandemic and other macroeconomic or geopolitical developments;

•	future exchange and interest rates;

•

the risk that Pono, or the Combined Entity fails to maintain an effective system of disclosure controls and internal controls over financial reporting, Pono’s or the Combined Entity’s ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired; and

•

other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC by Pono or the Combined Entity.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Pono and AERWINS prior to the Business Combination, and the Combined Entity following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Pono or AERWINS assess the impact of all such risk factors on the business of Pono and AERWINS prior to the Business Combination, and the Combined Entity following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. This is particularly true for a company like AERWINS that has a limited operating history to reference. All forward-looking statements attributable to Pono or AERWINS or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements.

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Pono Special Meeting. The following questions and answers do not include all the information that is important to stockholders of Pono. We urge the stockholders of Pono to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

QUESTIONS AND ANSWERS ABOUT THE PONO PROPOSALS

Q.	Why am I receiving this proxy statement/prospectus?

A.

Pono stockholders are being asked to consider and vote upon a proposal to approve the Business Combination contemplated by the Merger Agreement, among other proposals. Pursuant to the Merger set forth in the Merger Agreement, AERWINS will become a wholly-owned subsidiary of Pono. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Pono Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

THE VOTE OF PONO STOCKHOLDERS IS IMPORTANT. PONO STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.

Below are proposals on which Pono stockholders are being asked to vote.

1) The Business Combination Proposal (Proposal 1).

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time:

(a)

the outstanding shares of Class A common stock, par value $0.000001 per share, of Pono (“Pono Class A common stock”), including any shares of Class B common stock, par value $0.000001 per share, of Pono (“Pono Class B common stock”, and together with the Pono Class A common stock, the “Pono common stock”) that are converted into Pono Class A common stock in accordance with Pono’s amended and restated certificate of incorporation (the “Pono Charter”), will be redesignated as common stock, par value $0.000001 per share, of AERWINS Technologies Inc. (which will be the new name of Pono after the Closing, as described below, “New Pono”) (referred to herein as “New Pono common stock”); and

(b)

As consideration for the Merger, the AERWINS securityholders as of immediately prior to the Effective Time (“AERWINS securityholders”), shall be entitled to receive from Pono, consideration in an amount equal to $600 million, subject to adjustments for AERWINS’ closing debt net of cash (“Closing Net Indebtedness”), the amount by which net working capital is less than or exceeds $3 million (“Net Working Capital”), and unpaid transaction expenses (“Transaction Expenses”) (collectively, the “Merger Consideration”), and upon the Merger (i) all of the issued and outstanding capital stock of AERWINS immediately prior to the Effective Time (other than those properly exercising any applicable appraisal rights under Delaware law) will automatically be cancelled and shall cease to exist, in exchange for the right to receive pro rata shares of the aggregate merger consideration to be paid to the AERWINS stockholders as of immediately prior to the Effective Time, and (ii) each outstanding warrant and option to acquire shares of AERWINS common stock (whether vested or unvested) will be assumed by Pono and automatically converted into a warrant or option to acquire shares of New Pono common stock, with its price and number of shares equitably adjusted based on the conversion ratio of the shares of AERWINS common stock into the Merger Consideration, as provided in the Merger Agreement and as more particularly described in the notice that follows this page and elsewhere in this proxy statement/prospectus.

The Merger Consideration will be subject to a post-Closing true up 90 days after the Closing.

In addition to the approval of the Proposals at the Pono Special Meeting, unless waived by the parties to the Merger Agreement, in accordance with applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite stockholder approval contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, see the section titled “Business Combination Proposal — Conditions to the Closing.”

The Merger Agreement may be terminated at any time prior to the Closing of the Business Combination upon agreement of AERWINS and Pono, or by AERWINS or Pono acting alone, in specified circumstances. For more information about the termination rights under the Merger Agreement, see the section titled “Business Combination Proposal — Termination.”

Pursuant to the Pono Charter, in connection with the Business Combination, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Pono Charter. As of the Record Date, the pro rata portion of the funds available in the Trust Account for the Public Shares was approximately $10.51 per share. If a holder exercises its redemption rights in connection with the Business Combination, then such holder will be exchanging its Class A common stock for cash and will only have equity interests in the Combined Entity pursuant to its right to the exercise of its Public Warrants, to the extent it still holds Public Warrants. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the Pono Special Meeting. Holders of Public Shares may elect to redeem their shares whether or not such shares are voted at the Pono Special Meeting. See the section titled “Pono Special Meeting — Redemption Rights.”

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal are approved at the Pono Special Meeting. In addition, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal are conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is conditioned on the approval of the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal). The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

The Combined Entity’s board of directors will increase to seven members upon the closing of the Business Combination.

See the Charter Amendment Proposals below for more information.

The Business Combination involves numerous risks. For more information about these risks, see the section titled “Risk Factors.”

2) The Charter Amendment Proposals (Proposals 2 through 4).

Pono stockholders will be asked to approve and adopt, subject to and conditioned on (but with immediate effect therefrom) approval of each of the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal and the consummation of the Business Combination, a fourth amendment and restatement of the Pono Charter, as set out in the draft fourth amended and restated version of Pono’s certificate of incorporation appended to this proxy statement/prospectus as Annex B (the “Amended Charter”), for the following amendments (collectively, the “Charter Amendment Proposals”):

(a)	Name Change — To provide that the name of New Pono shall be changed to “AERWINS Technologies Inc.” (Proposal 2);

(b)

Amendment of Blank Check Provisions — To remove and change certain provisions in the Pono Charter related to Pono’s status as a special purpose acquisition company, including the deletion of Article IX of the Pono Charter in its entirety (Proposal 3);

(c)

Amendment and Restatement of the Pono Charter — Conditioned on the approval of Proposals 2 and 3, a proposal to approve the proposed Amended Charter in the form attached as Annex B hereto, which includes the approval of all other changes in the proposed charter in connection with replacing the existing Pono Charter with the proposed Amended Charter as of the Effective Time (Proposal 4).

3) The Director Election Proposal (Proposal 5)

To consider and vote upon a proposal to elect five (5) directors to serve staggered terms on the Combined Entity’s board of directors effective from the consummation of the Business Combination until the 2023, 2024 or 2025 annual meeting of stockholders, repsectively, and until their respective successors are duly elected and qualified.

4) The Incentive Plan Proposal (Proposal 6)

Pono is proposing that its stockholders approve and adopt the Equity Incentive Plan, which will become effective upon the Closing of the Business Combination.

The Equity Incentive Plan will reserve a number of shares of New Pono common stock equal to 15% of the fully diluted, and as converted, amount of New Pono common stock to be outstanding immediately following consummation of the Business Combination, or approximately 10,089,442 shares, for issuance for awards in accordance with the terms of the Equity Incentive Plan. The purpose of the Equity Incentive Plan is to assist in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of New Pono and its affiliates and promoting the creation of long-term value for stockholders of New Pono by closely aligning the interests of such individuals with those of other stockholders. The Equity Incentive Plan authorizes the award of share-based incentives to encourage eligible employees, officers, directors, and consultants, as described below, to expend maximum effort in the creation of stockholder value.

A summary of the Equity Incentive Plan is set forth in the “The Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the Equity Incentive Plan is attached hereto as Annex C. You are encouraged to read the Equity Incentive Plan in its entirety.

5) The Nasdaq Proposal (Proposal 7)

To consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of up to 60,000,000 newly issued shares of common stock in the Business Combination, which amount will be determined as described in more detail in the accompanying proxy statement/prospectus.

6) The Adjournment Proposal (Proposal 8)

To consider and vote upon a proposal to adjourn the Pono Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Pono Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal or the Nasdaq Proposal.

Q:	When and where will the Pono Special Meeting take place?

A:

The Pono Special Meeting will be held on January 27, 2023, at 10:00 a.m., Pacific Time, via live audio webcast at https://www.cstproxy.com/ponocapitalcorp/2022 or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:	Are the proposals conditioned on one another?

A:

Unless the Business Combination Proposal is approved, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal, and the Nasdaq Proposal will not be presented to the stockholders of Pono at the Pono Special Meeting, insofar as the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal are conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is conditioned on the approval of the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal). The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that if the Business Combination Proposal does not receive the requisite vote for approval, we will not consummate the Business Combination. If Pono does not consummate the Business Combination and fails to complete an initial business combination by November 11, 2022 (or February 13, 2023 if Pono extends the period of time to consummate a business combination), Pono will be required, in accordance with the Pono Charter, to dissolve and liquidate its Trust Account by returning the then remaining funds in such account (less amounts released to pay tax obligations and up to $70,700 for dissolution expenses, and amounts paid pursuant to redemptions) to its public stockholders, unless it seeks and obtains the approval of Pono stockholders to amend the Pono Charter to extend such date.

Q:	What will happen in the Business Combination?

A:

At the Closing, Merger Sub will merge with and into AERWINS, with AERWINS surviving such Merger, as a result of which the (i) AERWINS stockholders (except those who properly exercise appraisal rights under applicable Delaware law) will receive newly issued shares of New Pono common stock, and (ii) each outstanding option and warrant to acquire shares of AERWINS common stock (whether vested or unvested) will be assumed by Pono and automatically converted into an option or warrant to acquire shares of New Pono common stock, with its price and number of shares equitably adjusted based on the conversion ratio of the shares of AERWINS common stock into the Merger Consideration, and any other outstanding AERWINS securities will be terminated and cancelled without consideration. Upon consummation of the Business Combination, AERWINS will become a wholly-owned subsidiary of Pono and Pono will change its name to AERWINS Technologies Inc. After the Closing of the Business Combination, the cash held in the Trust Account will be released from the Trust Account and used to pay each of Pono’s and AERWINS’ transaction expenses and other liabilities of Pono due as of the Closing, and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Q:	What equity stake will current stockholders of Pono and AERWINS securityholders hold in the Combined Entity after the Closing?

A:

It is anticipated that, upon the completion of the Business Combination, Pono’s public stockholders will retain an ownership interest of approximately 17.1% of the outstanding capital stock of the Combined Entity, the Sponsor will retain an ownership interest of approximately 5.3% of the outstanding capital stock of the Combined Entity and the AERWINS securityholders will own approximately 77.6% of the outstanding capital stock of the Combined Entity. The foregoing ownership percentages with respect to the Combined Entity following the Business Combination exclude any outstanding Warrants and assume that (i) there are no redemptions of any shares by Pono’s public stockholders in connection with the Business

Combination and (ii) no awards are issued under the Equity Incentive Plan. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Pono’s existing stockholders in the Combined Entity will be different.

If any of Pono’s public stockholders exercise their redemption rights, the percentage of the Combined Entity’s outstanding common stock held by Pono’s public stockholders will decrease and the percentages of the Combined Entity’s outstanding common stock held by the Sponsor and by the AERWINS securityholders will increase, in each case relative to the percentage held if none of the Public Shares are redeemed. If any of Pono’s public stockholders redeem their Public Shares at Closing but continue to hold Public Warrants after the Closing, the aggregate market value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant of $0.0614 as of the Record Date, would be approximately $0.53 million regardless of the amount of redemptions by the public stockholders. Upon the issuance of New Pono Common Stock in connection with the Business Combination, the percentage ownership of the Combined Entity by Pono’s public stockholders who do not redeem their Public Shares will be diluted. Pono public stockholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming Public Shareholders. The percentage of the total number of outstanding shares of common stock that will be owned by Pono’s public stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. The following table illustrates varying beneficial ownership levels in the Combined Entity, as well as possible sources and extents of dilution for non-redeeming public stockholders, assuming no redemptions by public stockholders, 33.3% redemption by public stockholders, 50% redemption by public stockholders, 66.7% redemption by public stockholders and the maximum redemptions by public stockholders:

Pro forma fully-diluted common stock at December 31, 2021

	No redemptions(1)	33.3% of maximum redemption(2)	50% of maximum redemption(3)	66.7% of maximum redemption(4)	Maximum redemption(5)
Pono Public Stockholders(6)	21.7%	18.4%	16.7%	14.8%	10.8%
Pono Sponsor(7)	4.1%	4.3%	4.4%	4.5%	4.8%
AERWINS stockholders(8)	74.2%	77.3%	78.9%	80.7%	84.4%

Total	100%	100%	100%	100%	100%

(1)	Assumes that no Public Shares are redeemed.
(2)

Assumes that 3,829,500 Public Shares are redeemed for aggregate redemption payments of approximately $38,869,495, assuming a $10.15 per share redemption price and based on funds in the Trust Account as of December 31, 2021.

(3)

Assumes that 5,750,000 Public Shares are redeemed for aggregate redemption payments of approximately $58,362,500 assuming a $10.15 per share redemption price and based on funds in the Trust Account as of December 31, 2021.

(4)

Assumes that 7,670,500 Public Shares are redeemed for aggregate redemption payments of approximately $77,855,575, assuming a $10.15 per share redemption price and based on funds in the Trust Account as of December 31, 2021.

(5)

Assumes that 11,500,000 Public Shares are redeemed for aggregate redemption payments of approximately $116,725.000, assuming a $10.15 per share redemption price and based on funds in the Trust Account as of December 31, 2021.

(6)	Includes 8,625,000 Public Warrants.
(7)	Includes 2,875,000 Founder Shares and 751,675 Class A shares of common stock held by the Sponsor. Includes 563,756 of Private Warrants.
(8)	Excludes (i) shares issuable in connection with outstanding AERWINS options and warrants, and (ii) shares available for issuance pursuant to the Equity Incentive Plan.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

There are a number of closing conditions in the Merger Agreement, including the approval by the stockholders of Pono of the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal. The Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal are subject to and conditioned on the approval of the Business Combination Proposal. The Business Combination Proposal is subject to and conditioned on the approval of the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal. For a summary of the conditions that must be satisfied or waived prior to the closing of the Business Combination, see the section titled “The Business Combination Proposal — The Merger Agreement.”

Q:	Why is Pono providing stockholders with the opportunity to vote on the Business Combination?

A:

Under the Pono Charter, Pono must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Pono’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, Pono has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, Pono is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their Public Shares in connection with the closing of the Business Combination.

Q:	Did the Special Committee of the Pono Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

The Special Committee of Pono’s board of directors did obtain a third-party fairness opinion in connection with their determination to approve the Business Combination. Pono’s officers, directors and advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries but concluded that a third-party fairness opinion coupled with Pono’s officers, directors and advisors experience and backgrounds, together with the experience and sector expertise of Pono’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Pono’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of Pono’s board of directors and management in valuing the companies’ business.

Q:	Are there any arrangements to help ensure that Pono will have sufficient funds, together with the proceeds in its Trust Account, to consummate the Business Combination?

A:

Yes. To the extent not utilized to consummate the Business Combination, the proceeds from the Trust Account will be used to pay any loans owed by Pono to its Sponsor for any Pono transaction expenses or other administrative expenses incurred by Pono, to pay all unpaid transaction expenses and any remainder will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. Pono agrees that it (or its successor) will file with the SEC and use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable.

Q:	How many votes do I have at the Pono Special Meeting?

A:

Pono stockholders are entitled to one vote at the Pono Special Meeting for each share of Pono common stock held of record as of January 5, 2023, the record date for the Pono Special Meeting (the “Record Date”). Holders of Class A common stock and Class B common stock will vote together as one class. As of the close of business on the Record Date, there were 15,126,675 outstanding shares of Pono common stock.

Q:	What vote is required to approve the proposals presented at the Pono Special Meeting?

A:

The approval of the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding Pono common stock as of the Record Date. Accordingly, a Pono stockholder’s failure to vote by proxy or to vote in person at the Pono Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposals.

The approval of Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Pono common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Pono Special Meeting. A Pono stockholder’s failure to vote by proxy or to vote in person at the Pono Special Meeting will not be counted towards the number of shares of Pono common stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal or the Adjournment Proposal. Abstentions will be counted towards the number of shares of Pono common stock required to validly establish a quorum but will have no effect on the outcome of the vote on the Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal or the Adjournment Proposal.

The approval of the Director Election Proposal requires a plurality vote of the shares of Pono common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Pono Special Meeting. A plurality means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. A Pono stockholder’s failure to vote by proxy or to vote in person at the Pono Special Meeting will have no effect on the Director Election Proposal. You may vote “FOR” or “WITHHOLD” authority to vote for each of the director nominees with respect to the Director Election Proposal. “WITHHOLD” votes will be counted towards the number of shares of Pono common stock required to validly establish a quorum but will have no effect on the outcome of the vote on the Director Election Proposal.

If the Business Combination Proposal is not approved, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal will not be presented to the Pono stockholders for a vote. The approval of the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal are preconditions to the consummation of the Business Combination.

The Sponsor, directors and officers of Pono have agreed to vote all shares of Pono common stock owned by them in favor of the Business Combination, including the Business Combination Proposal and the other Proposals. As a result, in addition to those shares, we would need only approximately 154,995, or approximately 1.35%, of the 11,500,000 Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved, assuming only the minimum number of shares representing a quorum is present at the Pono Special Meeting held to vote on the Business Combination and assuming that the Sponsor, directors and officers of Pono do not purchase any units or shares in the after-market.

Q:	What constitutes a quorum at the Pono Special Meeting?

A:

Holders of a majority in voting power of Pono common stock issued and outstanding and entitled to vote at the Pono Special Meeting constitute a quorum. In the absence of a quorum, the chairman of the meeting has power to adjourn the Pono Special Meeting. As of the Record Date, 7,563,338 shares of Pono common stock would be required to achieve a quorum.

Q:	How will the Sponsor, directors and officers of Pono vote?

A:

The Sponsor, directors and officers of Pono have agreed to vote any shares of Pono common stock owned by them in favor of the initial business combination, including the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal.

As a result, in addition to such shares, we would need only 154,195, or approximately 1.35%, of the 11,500,000 Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved, assuming only the minimum number of shares representing a quorum is present at the Pono Special Meeting held to vote on the Business Combination. Accordingly, if Pono seeks stockholder approval of its initial business combination, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor had agreed to vote its shares in accordance with the majority of the votes cast by Pono’s public stockholders.

Q:	What interests do Pono’s current officers and directors have in the Business Combination?

A:

The Sponsor has invested an aggregate of approximately $8.5 million, including investments in Founders Shares, Placement Units, Private Units and Sponsor Working Capital Loans, which it stands to forfeit and lose if Pono is unable to complete a business combination prior to November 11, 2022 (or February 13, 2023 if Pono extends the period of time to consummate a business combination). Such Founders Shares, Placement Units and Private Units had an aggregate market value of $37.3 million, based on the closing price of Pono’s shares of common stock and units on Nasdaq on January 10, 2023 of $10.46 and $10.43, respectively. Certain officers and directors of Pono have pecuniary interests in such investments through their ownership interest in the Sponsor. None of the Sponsor or current officers or directors of Pono will receive any interest in the Business Combination other than the interests they owned prior to the Business Combination or as described above. The interests of the Sponsor or current officers or directors of Pono may be different from or in addition to (and which may conflict with) your interest. These interests include:

•

unless Pono consummates an initial business combination, Pono’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•

the Sponsor and directors and officers of Pono paid an aggregate of $25,000 for their Founder Shares and such securities will have a significantly higher value at the time of the Business Combination. Such shares had an aggregate market value of approximately $30.1 million based upon the closing price of Pono’s common stock of $10.46 per share on Nasdaq on January 10, 2023. As a result of the nominal price of $0.0087 per Founder Share paid by the Sponsor and the directors and officers of Pono compared to the recent market price of the Class A common stock, the Sponsor and its affiliates are likely to earn a positive rate of return on their investments in the Founder Shares even if the holders of Class A common stock experience a negative rate of return on their investments in the Class A common stock;

•

as a condition to the Pono IPO, the Founder Shares became subject to a lock-up whereby, subject to certain limited exceptions, the Founder Shares cannot be transferred until the earlier of (A) one year after the completion of Pono’s initial business combination; (B) subsequent to Pono’s initial business combination, when the reported last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Pono’s initial business combination, or the date on which the Company completes a liquidation, merger or similar transaction that results in all of Pono’s stockholders having the right to exchange their shares for cash, securities or other property;

•

an aggregate of 521,675 Placement Units were issued to the Sponsor simultaneously with the consummation of the IPO and the underwriters’ exercise of its over-allotment option, an aggregate of 115,000 Private Units were issued to Mehana Capital LLC, an affiliate of the Sponsor, on July 29, 2022 and 57,500 Private Units were issued to each of Mehana Capital LLC and AERWINS Technologies Inc., for an aggregate of 115,000 Private Units, on November 9, 2022. Such units had an aggregate market value of approximately $7.8 million based upon the closing price of Pono’s units of $10.43 per unit on Nasdaq on January 10, 2023;

•

the Sponsor and directors and officers of Pono have agreed not to redeem any shares of Pono common stock they hold in connection with a stockholder vote to approve a proposed initial business combination;

•

the Sponsor may loan to Pono additional funds for working capital purposes prior to the Business Combination. As of December 15, 2022 there was $960,000 outstanding under the Sponsor Working Capital Loan. On April 1, 2022 and May 24, 2022, the Sponsor loaned $110,000 and $65,000, respectively, to the Company under the Sponsor Working Capital Loan. On July 16, 2022, the Sponsor loaned an additional $35,000 to Pono under the Sponsor Working Capital Loan, and on August 8, 2022, the Sponsor loaned Pono an additional $85,000 under the Sponsor Working Capital Loan. On September 12, 2022 there was another draw for $175,000. On October 27, 2022, the Company drew $215,000 from the Sponsor Working Capital Loan with the Sponsor. On December 13, 2022, the Company drew $275,000 from the Sponsor Working Capital Loan with the Sponsor. If the Business Combination is not consummated and Pono does not otherwise consummate another business combination prior to November 11, 2022 (or February 13, 2023 if Pono extends the period of time to consummate a business combination), then there will likely be insufficient funds to pay the Sponsor Working Capital Loan;

•

if Pono does not complete an initial business combination by November 11, 2022 (or February 13, 2023 if Pono extends the period of time to consummate a business combination), a portion of the proceeds from the sale of the Placement Units and Private Units will be included in the liquidating distribution to Pono’s public stockholders. In such event, the 2,875,000 Founder Shares and 751,675 shares of Class A common stock underlying the Placement Units and Private Units, all of which are held by Pono’s Sponsor, directors and officers, and Mehana Capital LLC, an affiliate of the Sponsor, would be worthless because they are not entitled to participate in any Redemption or distribution with respect to such shares. Such shares and units had an aggregate market value of $30.1 million and $7.8 million, respectively, based on the closing price per Class A common stock of Pono of $10.46 per share and the closing price of Pono’s units of $10.43 per unit on Nasdaq on January 10, 2023. Additionally, the Placement Warrants underlying the Placement Units will expire worthless;

•

if the Trust Account is liquidated, including in the event Pono is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Pono to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share by the claims of prospective target businesses with which Pono has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pono, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account, and shall not apply to any claims under the Company’s indemnity of the underwriter in the Pono IPO against certain liabilities;

•

The Sponsor (including its representatives and affiliates) and Pono’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Pono. The Sponsor and Pono’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Pono completing its initial business combination. Pono’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Pono, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Pono’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Pono, subject to applicable fiduciary duties under DGCL. The Pono Charter provides that Pono renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Pono and such opportunity is one Pono is legally and contractually permitted to undertake and would otherwise be reasonable for Pono to pursue, and to the extent the director or officer is permitted to refer that opportunity to Pono without violating another legal obligation; and

•

Steve Iwamura and Dr. Mike Sayama are expected to be appointed as directors of the Combined Entity after the consummation of the Business Combination, and each may in the future receive cash fees, stock options or stock awards that the Combined Entity determines to pay to its directors.

These interests may influence Pono’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. See “Risk Factors — Risks Related to Pono and the Business Combination — Because Pono’s Sponsor, officers and directors will lose their entire investment in Pono if the Business Combination or an alternative business combination is not completed, and because Pono’s Sponsor, officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether AERWINS was appropriate for Pono’s initial business combination” and “Risk Factors – Risks Related to Pono and the Businss Combination – Some of the Pono and AERWINS officers and directors may be argued to have conflicts of interest that may influence them to support or approve the Business Combination without regard to your interests.”

Q:	What interests do AERWINS’ current officers and directors have in the Business Combination?

A:

Members of the AERWINS Board and its executive officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interest. These interests include, without limitation, the following:

•	Shuhei Komatsu, Taiji Ito, Kensuke Okabe and Kazuo Miura of AERWINS are expected to serve as executive officers and directors of the Combined Entity after consummation of the Business Combination;

•

Shuhei Komatsu, as Chief Executive Officer, who currently serves on the AERWINS Board, may serve as a director of the Combined Entity after consummation of the Business Combination and AERWINS may nominate one or more of its existing directors to serve on the board after consummation of the Business Combination;

•	AERWINS’ executive officers have employment arrangements that increase compensation in connection with the Business Combination;

•	Incentive bonuses earned in 2021 (but not yet paid) by some AERWINS executive officers become payable shortly following the consummation of the Business Combination; and

•

Upon consummation of the Business Combination, and subject to approval of the Incentive Plan Proposal, AERWINS’ executive officers are expected to receive grants of stock options and restricted stock units under the Equity Incentive Plan from time to time as determined by the Compensation Committee. In addition, the outstanding AERWINS Options granted to AERWINS’ executive officers and certain members of the AERWINS Board under the AERWINS 2022 Plan prior to the Closing of the Business Combination will be assumed and converted to options under the Equity Incentive Plan effective as of the Closing the Business Combination.

Please see the sections entitled “Risk Factors” and “The Business Combination Proposal — Interests of AERWINS’ Directors and Officers in the Business Combination” and “Executive and Director Compensation of AERWINS” of this proxy statement/prospectus for a further discussion of these and other interests.

Q:	What happens if I sell my shares of Class A common stock before the Pono Special Meeting?

A:

The Record Date is earlier than the date of the Pono Special Meeting. If you transfer your shares of Class A common stock after the Record Date, but before the Pono Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Pono Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your shares of Class A common stock prior to the Record Date, you will have no right to vote those shares at the Pono Special Meeting.

Q:	What happens if a substantial number of the public stockholders vote in favor of the Business Combination and exercise their redemption right?

A:

Pono stockholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders. Nonetheless, the consummation of the Business Combination is conditioned upon, among other things, having at least $5,000,001 in net tangible assets immediately prior to or upon consummation of the Business Combination as described herein. In addition, with fewer Public Shares and public stockholders, the trading market for the Combined Entity’s stock may be less liquid than the market for Pono common stock was prior to consummation of the Business Combination and the Combined Entity may not be able to meet the listing standards for Nasdaq. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into AERWINS’ business will be reduced. As a result, the proceeds will be greater in the event that no public stockholders exercise redemption rights with respect to their Public Shares for a pro rata portion of the Trust Account as opposed to the scenario in which Pono’s public stockholders exercise the maximum allowed redemption rights.

Q:	What happens if I vote against any of the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal or the Nasdaq Proposal?

A:

If any of the Required Proposals are not approved, the Business Combination is not consummated and Pono does not otherwise consummate an alternative business combination by November 11, 2022 (or February 13, 2023, if Pono extends the period of time to consummate a business combination), pursuant to the Pono Charter, Pono will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders, unless (in the event the Business Combination is not consummated by February 13, 2023) Pono seeks and obtains the consent of its stockholders to amend the Pono Charter to extend the date by which it must consummate its initial business combination (an “Extension”).

Q:	Do I have redemption rights in connection with the Business Combination?

A:

Pursuant to the Pono Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Pono Charter. As of the Record Date, based on funds in the Trust Account of $120,833,655 as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of public shares of Pono Class A common stock was approximately $10.51 per share. If a holder exercises its redemption rights, then such holder will be exchanging its Class A common stock for cash and will only have equity interests in the Combined Entity pursuant to the exercise of its Public Warrants, to the extent it still holds Public Warrants. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Pono’s transfer agent prior to the Pono Special Meeting. See the section titled “Pono Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether or not you attend or vote your shares of Pono common stock at the Pono Special Meeting, and regardless of how you vote your shares. As a result, the

Merger Agreement and the Required Proposals can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern Time, on January 25, 2023 (two (2) business days before the Pono Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Please also affirmatively certify in your request to Continental Stock Transfer & Trust Company for redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of common stock. A holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares, which we refer to as the “15% threshold,” without the prior consent of Pono. Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Pono’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Pono does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Pono’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Pono’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Pono’s transfer agent return the shares (physically or electronically). You may make such request by contacting Pono’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

We expect that a U.S. holder (as defined herein) that exercises its redemption rights to receive cash from the Trust Account in exchange for its Public Shares will generally be treated as selling such Public Shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Public Shares that a U.S. holder owns or is deemed to own (including through the ownership of Public Warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “The Business Combination Proposal — United States Federal Income Tax Considerations”.

Q.	What are the U.S. federal income tax consequences of the merger?

A:

We expect that an AERWINS stockholder who receives Class A common stock of Pono in connection with the Merger will be treated as a party to a reorganization under Section 368 of the Code, and as a result will not recognize capital gain or loss on the exchange. For a more complete discussion of the U.S. federal income tax considerations of the exchange of stock incident to the Merger, see “The Business Combination Proposal — United States Federal Income Tax Considerations of the Merger.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS OR THE EXCHANGE OF SHARES INCIDENT TO THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS OR EXCHANGE OF SHARES INCIDENT TO THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	If I am a Warrant holder, can I exercise redemption rights with respect to my Warrants?

A:	No. The holders of Warrants have no redemption rights with respect to Warrants.

Q:	If I am a Public Unit holder, can I exercise redemption rights with respect to my Public Units?

A:	No. Holders of outstanding Public Units must separate the constituent Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Public Units registered in your own name, you must deliver the certificate for such Public Units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such Public Units into Public Shares, and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Public Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Public Units, you must instruct such nominee to separate your Public Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, Pono’s transfer agent. Such written instructions must include the number of Public Units to be split and the nominee holding such Public Units. Your nominee must also initiate electronically, using The Depository Trust Company’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant Public Units and a deposit of an equal number of Public Shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Public Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of Pono common stock in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:	If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•	Pono stockholders who properly exercise their redemption rights

•	$3,450,000 payable to EF Hutton for deferred underwriting commissions from the IPO

•

certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by Pono and AERWINS in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement;

•	any loans owed by Pono to the Sponsor for transaction and other expenses incurred by or on behalf of Pono,

•	any other liabilities of Pono as of the Closing of the Merger Agreement.

Any remaining cash will be used for working capital and general corporate purposes of the Combined Entity.

Q:	What happens if the Business Combination is not consummated?

A:

There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Business Combination Proposal — The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, Pono is unable to complete the Business Combination or another initial business combination transaction by November 11, 2022 (or February 13, 2023 if Pono extends the period of time to consummate a business combination), Pono Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay taxes payable and up to $70,700 for dissolution expenses, by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the board of directors in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

Pono expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Pono’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. The Sponsor and Pono’s officers and directors have waived any right to any liquidation distribution with respect to shares held by them.

In the event of liquidation, there will be no distribution with respect to Pono’s outstanding Warrants. Accordingly, the Warrants will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:

The Closing is expected to take place (a) the second business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal — Conditions to the Closing” or (b) such other date as agreed to by the parties to the Merger Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Merger Agreement may be terminated by either Pono or AERWINS if the Closing has not occurred by January 31, 2023 (unless Pono extends the period of time it has to consummate a business combination).

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	If you are a stockholder of record of Pono as of January 5, 2023, the Record Date, you may submit your proxy before the Pono Special Meeting in any of the following ways, if available:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

Stockholders who choose to participate in the Pono Special Meeting can vote their shares electronically during the meeting via live audio webcast by visiting https://www.cstproxy.com/ponocapitalcorp/2022. You will need the control number that is printed on your proxy card to enter the Pono Special Meeting. Pono recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Pono Special Meeting starts.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the Pono Special Meeting will need to obtain a proxy form from their broker, bank or other nominee.

Beneficial stockholders who wish to attend the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Pono’s transfer agent, a beneficial holder will receive an e-mail prior to the Pono Special Meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Pono’s transfer agent at least five business days prior to the meeting date.

Stockholders will also have the option to listen to the Pono Special Meeting by telephone by calling:

•	Within the U.S. and Canada: +1 800-450-7155 (toll-free)

•	Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)

The passcode for telephone access: 6194641#. You will not be able to vote or submit questions unless you register for and log in to the Pono Special Meeting webcast as described herein.

Q:	What will happen if I abstain from voting or fail to vote at the Pono Special Meeting?

A:

At the Pono Special Meeting, Pono will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal or marked “WITHHOLD” with respect to the Director Election Proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Charter Amendment Proposals. Abstentions will have no effect on the Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal or the Adjournment Proposal. “WITHHOLD” votes will have no effect on the Director Election Proposal.

A “broker non-vote” occurs when shares held by a broker for the account of a beneficial owner are not voted for or against a particular proposal because the broker has not received voting instructions from that beneficial owner and the broker does not have discretionary authority to vote those shares in the absence of such instructions. If you do not provide instructions to your broker, your broker will not have discretionary authority to vote on any of the Proposals at the Pono Special Meeting, because Pono does not expect any of the Proposals to be considered a routine matter. Broker non-votes will not be counted as present for the purposes of establishing a quorum.

Broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendment Proposals. Broker non-votes will have no effect on the Business Combination Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal or the Adjournment Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by Pono without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Pono Special Meeting.

Q:	If I am not going to attend the Pono Special Meeting in person, should I return my proxy card instead?

A:

Yes. Whether you plan to attend the Pono Special Meeting or not, please read this entire proxy statement/prospectus, including the annexes, carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Pono believes the Proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to Pono’s Chief Executive Officer at the address listed below so that it is received by Pono’s Chief Executive Officer prior to the Pono Special Meeting or attend the Pono Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Pono’s Chief Executive Officer, which must be received by Pono’s Chief Executive Officer prior to the Pono Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Pono will pay the cost of soliciting proxies for the Pono Special Meeting. Pono has engaged Laurel Hill Advisory Group, LLC (“Laurel Hill”) to assist in the solicitation of proxies for the Pono Special Meeting.

Pono has agreed to pay Laurel Hill its customary fee, plus disbursements. Pono will reimburse Laurel Hill for reasonable out-of-pocket expenses and will indemnify Laurel Hill and its affiliates against certain claims, liabilities, losses, damages and expenses. Pono will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Pono common stock for their expenses in forwarding soliciting materials to beneficial owners of Pono’s common stock and in obtaining voting instructions from those owners. Pono’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Dustin Shindo

Chief Executive Officer

643 Ilalo St. #102

Honolulu, Hawaii 96813

(808) 892-6611

You may also contact our proxy solicitor at:

Laurel Hill Advisory Group, LLC

2 Robbins Lane, Suite 201

Jericho, NY 11753

855-414-2266

Email: PONO@laurelhill.com

To obtain timely delivery, Pono stockholders must request the materials no later than January 18, 2023.

You may also obtain additional information about Pono from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Pono’s transfer agent prior to the Pono Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section titled “Questions and Answers — Questions and Answers about the Pono Proposals,” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Pono Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this Summary of the proxy statement/prospectus to the “Combined Entity” refer to Pono and its consolidated subsidiaries after giving effect to the Business Combination, including AERWINS and its subsidiaries. References to the “Company” or “Pono” refer to Pono Capital Corp and references to “AERWINS” refer to AERWINS Technologies Inc.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by the Company’s public stockholders and do not include any shares of Pono common stock issuable upon the exercise of the Warrants.

The Parties to the Business Combination

Pono Capital Corp

Pono is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Pono was incorporated under the laws of the State of Delaware on February 12, 2021.

On August 13, 2021, Pono consummated its initial public offering of 10,000,000 Units, with each unit consisting of one share of Class A common stock and three-quarters of one redeemable Warrant, with each Warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share. On August 18, 2021, in connection with the underwriters’ election to fully exercise their over-allotment option, Pono sold an additional 1,500,000 units. The units sold in the initial public offering and the full exercise of over-allotment option sold at an offering price of $10.00 per unit, generating total gross proceeds of $115,000,000. The securities in the offering were registered under the Securities Act on a registration statement on Form S-1 (No. 333-257150) that became effective on August 10, 2021. Simultaneously with the consummation of the initial public offering, Pono consummated the private placement of an aggregate of 469,175 Placement Units to the Sponsor at a price of $10.00 per Placement Unit, generating proceeds of $4,691,750. Simultaneously with the closing of the underwriters’ full exercise of the over-allotment option, Pono consummated the private placement of an additional 52,500 Placement Units at a price of $10.00 per Placement Unit, generating additional proceeds of $525,000. Of the gross proceeds received from the initial public offering including the over-allotment option, and the Placement Units, $116,725,000 was placed in the Trust Account. On July 29, 2022, Pono sold to Mehana Capital LLC, an affiliate of the Sponsor, 115,000 Private Units at a price of $10.00 per Private Unit, creating proceeds to Pono of $1,150,000 that was deposited into the Trust Account by Pono to extend the period of time it has to consummate its initial business combination to November 11, 2022. Pono Class A common stock, Units and Warrants are currently listed on Nasdaq under the symbols “PONO”, “PONOU” and “PONOW”, respectively. The mailing address of Pono’s principal executive offices is 643 Ilalo St. #102, Honolulu, Hawaii 96813, and its telephone number at such address is (808) 892-6611.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Pono, incorporated in Delaware on February 8, 2022 solely for the purpose of consummating a business combination transaction. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive offices is 643 Ilalo St. #102, Honolulu, Hawaii 96813, and its telephone number at such address is (808) 892-6611.

In the Business Combination, Merger Sub will merge with and into AERWINS with AERWINS surviving the Merger. As a result, Merger Sub will cease to exist, and AERWINS will become a wholly-owned subsidiary of Pono.

AERWINS Technologies Inc.

With the mission of “Transforming society from the sky down,” AERWINS, a Delaware corporation, aims to realize an “Air Mobility Society” in which cars, motorcycles, and drones can fly freely. AERWINS is working in three areas: 1) manned air mobility, 2) unmanned air mobility, and 3) sharing computer power.

AERWINS is developing its air mobility business with the aim of contributing to society as a global company that leads the air mobility society by providing infrastructure that enables anyone to use the airspace safely, securely, and conveniently through the constant challenge of new technologies and their implementation in society.

To realize this vision, AERWINS is developing the following business areas:

(1) manned air mobility domain, which involves the sale and development of (a) manned hoverbikes that can float at low altitude through difficult-to-move zones, and (b) manned industrial drones;

(2) unmanned air mobility domain, which provides solutions utilizing unmanned industrial drones (integrated provision of research and development (“R&D”), aircraft, operators, operation management, and other software); and

(3) the computing power sharing domain, which provides services such as blockchain verification and artificial intelligence (“AI”) algorithm generation in a fast, inexpensive, and safe manner.

Current and Planned Product and Service Status

Our current and planned product status is as follows:

Product/Service	Launch Schedule	Delivery	Client Types	Details
XTURISMO LTD EDITION	October- 2021	December-2022	Individuals. Governments	Innovative hovering bike equipped with hybrid system, software, edge computing

C.O.S.M.O.S.	Available	Available	Municipalities, Local Governments	Unmanned traffic management system “UTM” in service for up to approximately 10 drones.

Product/Service	Launch Schedule	Delivery	Client Types	Details

C.O.S.M.O.S. Advanced	In Development	To be determined	Municipalities, Local Governments, and Corporations	Currently in development for further implementation into the air mobility sector, including the ability to monitor an increased number of drones, as well as the ability to link to manned mobility units

Shared Computing Service	Available	Available	Corporations, Individuals	The proprietary Software technology allows existing or newly purchased computers to efficiently utilize capability for computing and rendering

Drone Service	Available	Available	Municipalities, Lobal Governments, Corporations	Using our C.O.S.M.O.S. we offer geo-survey, infrastructure inspection and pesticide spraying service to various entities

AERWINS was incorporated under the laws of the State of Delaware on June 9, 2022.

The mailing address of AERWINS’ principal executive offices is Shiba Koen Annex 6 f, 1-8, Shiba Koen 3-chome, Minato-ku, Tokyo, Japan 105-0011, and its telephone number at such address is +813-6409-6761.

The Proposals

THE BUSINESS COMBINATION PROPOSAL (PROPOSAL 1)

Pono and AERWINS have agreed to the Business Combination under the terms of the Agreement and Plan of Merger, dated as of September 7, 2022. This agreement, as may be amended or supplemented from time to time, is referred to in this proxy statement/prospectus as the “Merger Agreement.” Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into AERWINS, with AERWINS continuing as the surviving entity and becoming a wholly-owned subsidiary of Pono (the “Merger”). See the section titled “The Business Combination Proposal.”

Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time:

(a)

the outstanding shares of Class A common stock, par value $0.000001 per share, of Pono (“Pono Class A common stock”), including any shares of Class B common stock, par value $0.000001 per share, of Pono (“Pono Class B common stock”, and together with the Pono Class A common stock, the “Pono common stock”) all of which will be converted into Pono Class A common stock in accordance with Pono’s third amended and restated certificate of incorporation (the “Pono Charter”), will be redesignated as common stock, par value $0.000001 per share, of AERWINS Technologies Inc. (which will be the new name of Pono after the Closing, as described below, “New Pono”) (referred to herein as “New Pono common stock”);

(b)

As consideration for the Merger, the AERWINS securityholders as of immediately prior to the Effective Time (“AERWINS securityholders”), shall be entitled to receive from Pono, a number of shares of New Pono common stock in an amount equal to $600 million, subject to adjustments for AERWINS’ closing debt net of cash (“Closing Net Indebtedness”), the amount by which AERWINS’ net working capital is less than or exceeds $3 million (“Net Working Capital”), and unpaid transaction expenses (“Transaction Expenses”) (collectively, the “Merger Consideration”), as described below, and upon the Merger (i) all of the issued and outstanding capital stock of AERWINS immediately prior to the Effective Time (other than those properly exercising any applicable appraisal rights under Delaware law) will automatically be cancelled and shall cease to exist, in exchange for the right to receive pro rata shares of the aggregate Merger Consideration to be paid to the AERWINS stockholders as of immediately prior to the Effective Time, and (ii) each outstanding option and warrant to acquire shares of AERWINS common stock (whether vested or unvested) will be assumed by Pono and automatically converted into an option or warrant to acquire shares of New Pono common stock, with its price and number of shares equitably adjusted based on the conversion ratio of the shares of AERWINS common stock into the Merger Consideration, as provided in the Merger Agreement and as more particularly described in the notice; and

The Merger Consideration will be subject to a post-Closing true up 90 days after the Closing.

Escrow Shares

At the Closing, a number of shares of Purchaser common stock equal to the quotient obtained by dividing (i) three percent (3.0%) of the initial Merger Consideration (as determined on the Closing Date) by (ii) the redemption price (the “Escrow Amount”) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) otherwise issuable to the AERWINS stockholders (allocated pro rata among the AERWINS stockholders based on the Merger Consideration otherwise issuable to them at the Closing) will be deposited into a segregated escrow account with Continental Stock Transfer & Trust Company (or such other escrow agent reasonably acceptable to Pono and AERWINS), as escrow agent, and held in escrow together with any dividends, distributions or other income on the Escrow Shares (the “Escrow Property”) in accordance with an escrow agreement to be entered into in connection with the Business Combination (the “Escrow Agreement”).

Merger Closing Conditions

The Merger Agreement is subject to customary conditions to the Closing. In addition, the Closing is subject to the following additional conditions (amongst others): (i) the approval of the Merger Agreement and the Business Combination by the requisite vote of Pono’s stockholders and AERWINS’ stockholders, (ii) Pono having at least $5,000,001 in net tangible assets, after giving effect to the completion of its redemption of public stockholders who redeem their shares in connection with the Business Combination, (iii) the election or appointment of members to the Combined Entity’s board of directors immediately after the Closing in accordance with the Merger Agreement, (iv) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, and (v) the conditional approval of the Combined Entity’s initial listing application with Nasdaq with respect to the common stock to be issued pursuant to the Business Combination.

In addition, unless waived by AERWINS, the obligations of AERWINS to consummate the Business Combination are subject to the fulfillment of certain closing conditions, including but not limited to the following (in addition to customary certificates and other closing deliverables):

•

The representations and warranties of Pono being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect (as defined below) with respect to Pono);

•

Pono having performed in all material respects their respective obligations and complied in all material respects with their respective covenants and agreements under the Merger Agreement required to be performed or complied with on or prior to the date of the Closing; and

•	The Escrow Agreement and Registration Rights Agreement having been executed and delivered.

Unless waived by Pono, the obligations of Pono and the Merger Sub to consummate the Business Combination are subject to the satisfaction of the following conditions (in addition to customary certificates and other closing deliverables):

•	The representations and warranties of AERWINS being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

•

AERWINS having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior to the date of the Closing;

•	Absence of a Material Adverse Effect with respect to AERWINS since the date of the Merger Agreement that is continuing and uncured

•	The Escrow Agreement and the Registration Rights Agreement having been executed and delivered;

•	Non-competition Agreements (as described below) having been executed and delivered;

•	Employment Agreements (as described below) having been executed and delivered; and

•	Lock-Up Agreement (as described below) having been executed and delivered.

Merger Structure

Pursuant to the Merger Agreement, upon the Closing, Merger Sub, a wholly-owned subsidiary of Pono, will be merged with and into AERWINS, with AERWINS continuing as the surviving entity of the Merger and becoming a wholly-owned subsidiary of Pono. See “The Business Combination Proposal — General Description of the Merger Agreement” and “The Business Combination Proposal — Merger Consideration.”

Covenants

Each party to the Merger Agreement has agreed to use its reasonable best efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms (the “Interim Period”), including, but not limited to covenants regarding (i) the provision of access to their offices, properties, books and records, (ii) the operation of their respective businesses in the ordinary course of business, (iii) provision of financial statements by AERWINS, (iv) filing by Pono of its reports required by the Exchange Act, and efforts regarding Nasdaq listing requirements, (v) no solicitation of other competing transactions, (vi) no trading in Pono’s securities by AERWINS using Pono’s material non-public information, (vii) notifications of certain breaches, consent requirements or other matters, (viii) efforts to obtain third party and regulatory approvals and comply with all government authority requirements, (ix) further assurances to cooperate, (x) a requirement for AERWINS to promptly hold its stockholder meeting or otherwise obtain the written consent of its stockholders to approve the Merger Agreement and related transactions, (xi) tax matters and transfer taxes, (xii) public announcements, (xiii) confidentiality, (xiv) post-Closing Pono board of directors and executive officers; (xv) the delivery by AERWINS of the PCAOB Audited Financials; and (xvi) payment of extension expenses There are also certain customary post-Closing covenants regarding (i) maintenance of books and records, (ii) indemnification of directors and officers and related insurance, and (iii) use of Trust Account proceeds.

Pursuant to the Merger Agreement, Pono agreed to file a Registration Statement on Form S-4 with respect to the issuance of the Merger Consideration Shares to the AERWINS securityholders, which will contain a proxy statement/prospectus for a special meeting of Pono’s stockholders to consider the Merger Agreement and the related transactions and matters, including the Required Proposals described herein.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including among other reasons, (i) by mutual consent of AERWINS and Pono, (ii) by either Pono or AERWINS if any of the conditions to the Closing have not been satisfied or waived by January 31, 2023 (the “Outside Date”), provided that the Outside Date may be extended if Pono obtains an extension of the time it has to consummate its initial business combination, provided further that this termination right shall not be available to Pono or AERWINS if the breach by such party (i.e., either Pono or Merger Sub on one hand, or AERWINS, on the other hand) of the Merger Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date, (iii) by either Pono or AERWINS if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting, or if any law is in effect making illegal, the transactions contemplated by the Merger Agreement, (iv) by either Pono or AERWINS for the other party’s uncured breach (subject to certain materiality qualifiers and cure periods), (v) by Pono if there has been an event after the signing of the Merger Agreement that has a Material Adverse Effect on AERWINS (but excluding a qualifying settlement of certain litigation in which AERWINS is involved) that is uncured and continuing, (vi) by AERWINS if there has been an event after the signing of the Merger Agreement that has a Material Adverse Effect on Pono that is uncured and continuing, (vii) by either Pono or AERWINS if approval for the Business Combination and the other Required Proposals are not obtained at the Pono Special Meeting, (viii) by Pono if it reasonably determines that the PCAOB Audited Financials differ in any material respect from AERWINS’ unaudited annual financial statements, or if the PCAOB Audited Financials are not delivered to Purchaser on or before September 30, 2022.

Executive Officers and Directors of the Combined Entity

Pursuant to the Merger Agreement, Pono and AERWINS agreed to take all necessary action, including causing the directors of the Pono to resign, so that effective as of the Closing, New Pono’s board of directors (the “Post-Closing Board”) will consist of five (5) individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements. Immediately after the Closing, Pono and AERWINS shall take all necessary action to designate and appoint to the Post-Closing Board five (5) persons as follows: five (5) persons designated prior to the Closing by mutual agreement of AERWINS and Pono, three (3) of whom shall be independent under Nasdaq regulations. At or prior to the Closing, Pono will provide each director of Pono with a customary director indemnification agreement, in form and substance reasonably acceptable to such director of Pono. The parties also agreed to take all action necessary, so that the individuals serving as the officers of Pono immediately after Closing will be the same individuals as those of AERWINS immediately prior to the Closing. Each director will hold office until the next annual meeting of stockholders at which such director is up for election and where his or her successor is elected and qualified.

The following persons are expected to be elected or appointed by the Pono board to serve as executive officers and directors of the Combined Entity following the Business Combination. For biographical information concerning the executive officers and directors following the Business Combination, see “Management after the Business Combination — Management and Board of Directors”.

Name	Age	Position(s)
Shuhei Komatsu	40	Director, Chairman and Chief Executive Officer
Taiji Ito	46	Director, Global Markets Executive Officer
Kensuke Okabe	40	Chief Financial Officer
Kazuo Miura	61	Chief Product Officer
Steve Iwamura	64	Independent Director
Dr. Mike Sayama	68	Independent Director
Marehiko Yamada	49	Independent Director

Interests of AERWINS’ and Pono’s Directors and Officers in the Business Combination

When you consider the recommendation of Pono Board in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that the directors and executive officers of Pono and of AERWINS have interests in the Business Combination and other proposals that may be different from, or in addition to, those of Pono stockholders generally. These interests include, among other things, the fact that certain of AERWINS’ directors and officers will become directors and officers of the Combined Entity, and certain of Pono’s directors and officers will become directors of the Combined Entity, upon the consummation of the Business Combination.

Please see the sections entitled “Risk Factors” and “The Business Combination Proposal — Interests of AERWINS’ Directors and Officers in the Business Combination” and “The Business Combination Proposal — Interests of Pono’s Directors and Officers in the Business Combination” of this proxy statement/prospectus for a further discussion of this and other risks.

Accounting Treatment

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Pono will be treated as the acquired company and AERWINS will be treated as the acquirer for financial statement reporting purposes. See section entitled “The Business Combination Proposal — Anticipated Accounting Treatment.”

No Delaware Appraisal Rights for Pono Stockholders

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to Pono stockholders or Warrant holders in connection with the Business Combination.

Impact of the Business Combination on Pono’s Public Float

It is anticipated that, upon the completion of the Business Combination, Pono’s public stockholders will retain an ownership interest of approximately 17.1% of the outstanding capital stock of the Combined Entity, the Sponsor will retain an ownership interest of approximately 5.3% of the outstanding capital stock of the Combined Entity and the AERWINS securityholders will own approximately 77.6% of the outstanding capital stock of the Combined Entity. The foregoing ownership percentages with respect to the Combined Entity following the Business Combination exclude any outstanding Warrants and assume that (i) there are no redemptions of any shares by Pono’s public stockholders in connection with the Business Combination and (ii) no awards are issued under the Equity Incentive Plan. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Pono’s existing stockholders in the Combined Entity will be different. Upon consummation of the Business Combination, and subject to approval of the Incentive Plan Proposal, AERWINS’ executive officers are expected to receive grants of stock options under the Equity Incentive Plan from time to time as determined by the Compensation Committee. In addition, the outstanding AERWINS Options granted to AERWINS’ executive officers and certain members of the AERWINS Board under the AERWINS 2022 Plan prior to the Closing of the Business Combination will be assumed and converted to options under the Equity Incentive Plan effective as of the Closing the Business Combination.

The following table illustrates varying ownership levels in the Combined Entity, assuming the factors mentioned above, and excluding the exercise of above-mentioned Warrants, in the event of (i) no redemptions, and (ii) maximum redemptions of 11,500,000 public shares:

	Assuming No Redemption (0% Public Shares Redeemed, or $ remaining in trust)		Assuming Max Redemption (100% Public Shares Redeemed, or $0 remaining in trust)
Stockholder	% Ownership	Shares	% Ownership	Shares
AERWINS	77.6%	52,193,768	93.6%	52,193,768
Public	17.1%	11,500,000	—%	—
Sponsor (including % of Pono’s directors and officers)	5.3%	3,569,175	6.4%	3,569,175

Total	100%	67,262,943	100%	55,762,943

THE CHARTER AMENDMENT PROPOSALS (PROPOSALS 2 THROUGH 4)

To approve and adopt a second amendment and restatement of the Pono Charter, as set out in the draft fourth amended and restated version of Pono’s certificate of incorporation appended to this proxy statement/prospectus as Annex B (the “Amended Charter”), for the following amendments (collectively, the “Charter Amendment Proposals”) to:

(A)	Name Change — To provide that the name of Pono shall be changed to “AERWINS Technologies Inc.” (Proposal 2).

(B)

Amendment of Blank Check Provisions — To remove and change certain provisions in the Pono Charter related to Pono’s status as a special purpose acquisition company, including the deletion of Article IX of the Pono Charter in its entirety (Proposal 3).

(C)

Amendment and Restatement of the Pono Charter — Conditioned upon the approval of Proposals 2 and 3, a proposal to approve the Amended Charter in the form attached as Annex B hereto, which includes the approval of all other changes in the proposed Amended charter in connection with replacing the Pono Charter with the proposed Amended Charter as of the Effective Time (Proposal 4).

THE DIRECTOR ELECTION PROPOSAL (PROPOSAL 5)

To consider and vote upon a proposal to elect five (5) directors to serve on the Company’s board of directors effective from the consummation of the Business Combination. If the nominees identified in this proxy statement/prospectus are elected, Shuhei Komatsu, Kensuke Okabe, Steve Iwamura, Dr. Mike Sayama and Marehiko Yamada will be directors, serving until their respective successors are duly elected and qualified.

THE INCENTIVE PLAN PROPOSAL (PROPOSAL 6)

The proposed Equity Incentive Plan will reserve a number of shares of New Pono common stock equal to 15% of the fully diluted, and as converted, amount of New Pono common stock to be outstanding following consummation of the Business Combination, or approximately 10,089,442 shares, for issuance as awards in accordance with the terms of the Equity Incentive Plan. The purpose of the Equity Incentive Plan is to assist in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of New Pono and its affiliates and promoting the creation of long-term value for stockholders of New Pono by closely aligning the interests of such individuals with those of other stockholders. The Equity Incentive Plan authorizes the award of share-based incentives to encourage eligible employees, officers, directors, and consultants, as described below, to expend maximum effort in the creation of stockholder value.

A summary of the Equity Incentive Plan is set forth in the “The Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the Equity Incentive Plan is attached hereto as Annex C. You are encouraged to read the Equity Incentive Plan in its entirety.

THE NASDAQ PROPOSAL (PROPOSAL 7)

To consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of up to 60,000,000 newly issued shares of common stock in the Business Combination, which amount will be determined as described in more detail in the accompanying proxy statement/prospectus.

THE ADJOURNMENT PROPOSAL (PROPOSAL 8)

Pono is proposing that its stockholders approve and adopt a proposal to adjourn the Pono Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Pono Special Meeting, there are not sufficient votes to approve the other Proposals.

Date, Time and Place of Pono Special Meeting

The Pono Special Meeting will be held virtually at 10:00 a.m., Pacific Time, on January 27, 2023, or at such other date and time to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals. Due to concerns about the coronavirus (COVID-19) and warnings from public officials regarding public gatherings, we will hold the Pono Special Meeting solely by means of remote communication.

Proxy Solicitation

Proxies may be solicited by telephone, by facsimile, by mail, on the Internet or in person. We have engaged Laurel Hill Advisory Group, LLC to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Pono Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section titled “Pono Special Meeting — Revoking Your Proxy.”

Quorum and Required Vote for Stockholder Proposals

A quorum of Pono stockholders is necessary to hold a valid meeting. A quorum will be present at the Pono Special Meeting if a majority of the Pono common stock issued and outstanding and entitled to vote at the Pono Special Meeting is represented in person or by proxy at the Pono Special Meeting. Abstentions and “WITHHOLD” votes will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding Pono common stock as of the Record Date. Accordingly, a Pono stockholder’s failure to vote by proxy or to vote in person at the Pono Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposals.

The approval of Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Pono common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Pono Special Meeting. A Pono stockholder’s failure to vote by proxy or to vote in person at the Pono Special Meeting or an abstention will have no effect on the outcome of the vote on Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal and Adjournment Proposal.

The approval of the Director Election Proposal requires a plurality vote of the shares of Pono common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Pono Special Meeting. A Pono stockholder’s failure to vote by proxy or to vote in person at the Pono Special Meeting or a “WITHHOLD” vote will no effect on the Director Election Proposal.

The Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal, are conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is conditioned on the approval of the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal), and unless the Business Combination Proposal is approved, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal will not be presented to the stockholders of Pono at the Pono Special Meeting. The Adjournment Proposal is not conditioned on any other Proposal and does not require the approval of any other Proposal to be effective. It is important for you to note that in the event the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal do not receive the requisite vote for approval, then Pono will not consummate the Business Combination. If Pono does not consummate the Business Combination and fails to complete an initial business combination by November 11, 2022 (or February 13, 2023 if Pono extends the period of time to consummate an initial business combination), it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders, unless it seeks and obtains the approval of Pono stockholders to amend the Pono Charter to extend such date.

Recommendation to Pono Stockholders

The Pono Board believes that the Proposals to be presented at the Pono Special Meeting are in the best interests of Pono and its stockholders and recommends that Pono stockholders vote “FOR” the Proposals.

When you consider the recommendation of the Pono Board in favor of approval of these Proposals, you should keep in mind that Pono directors and officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests as a stockholder. Please see the sections entitled “Risk Factors” and “The Business Combination Proposal — Interests of Pono’s Directors and

Officers in the Business Combination” of this proxy statement/prospectus for a further discussion of these interests and other risks. These interests include, among other things, the fact that:

•

unless Pono consummates an initial business combination, Pono’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•

the Sponsor and directors and officers of Pono paid an aggregate of $25,000 for their Founder Shares and such securities will have a significantly higher value at the time of the Business Combination. Such shares, had an aggregate market value of approximately $30.1 million based upon the closing price of Pono’s common stock of $10.46 per share on Nasdaq on January 10, 2023. As a result of the nominal price of $0.0087 per Founder Share paid by the Sponsor and the directors and officers of Pono compared to the recent market price of the Class A common stock, the Sponsor and its affiliates are likely to earn a positive rate of return on their investments in the Founder Shares even if the holders of Class A common stock experience a negative rate of return on their investments in the Class A common stock;

•

as a condition to the Pono IPO, the Founder Shares became subject to a lock-up whereby, subject to certain limited exceptions, the Founder Shares cannot be transferred until the earlier of (A) one year after the completion of Pono’s initial business combination; (B) subsequent to Pono’s initial business combination, when the reported last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Pono’s initial business combination;

•

an aggregate of 521,675 Placement Units were issued to the Sponsor in connection with the consummation of the IPO and the underwriters’ exercise of its over-allotment option, on July 29, 2022, Pono sold to Mehana Capital LLC, an affiliate of the Sponsor, 115,000 Private Units and on November 9, 2022, Pono sold 57,500 Private Units to each of Mehana Capital LLC and AERWINS Technologies Inc., for an aggregate of 115,000 Private Units. Such units had an aggregate market value of approximately $7.8 million based upon the closing price of Pono’s units of $10.43 per unit on Nasdaq on January 10, 2023;

•

the Sponsor, directors and officers of Pono have agreed that the Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after Pono has completed a business combination, subject to limited exceptions;

•

the Sponsor and directors and officers of Pono have agreed not to redeem any shares of Pono common stock they hold in connection with a stockholder vote to approve a proposed initial business combination;

•

the Sponsor may loan to Pono additional funds for working capital purposes prior to the Business Combination. As of December 15, 2022, there was $960,000 outstanding under the Sponsor Working Capital Loan. On April 1, 2022 and May 24, 2022, the Sponsor loaned $110,000 and $65,000, respectively, to the Company under the Sponsor Working Capital Loan. On July 16, 2022, the Sponsor loaned an additional $35,000 to Pono under the Sponsor Working Capital Loan, and on August 8, 2022, the Sponsor loaned Pono an additional $85,000 under the Sponsor Working Capital Loan. On September 12, 2022 there was another draw for $175,000. On October 27, 2022, the Company drew $215,000 from the Sponsor Working Capital Loan with the Sponsor and on December 13, 2022, the Company drew $275,000 from the Sponsor Working Capital Loan with the Sponsor. If the Business Combination is not consummated and Pono does not otherwise consummate another business combination prior to November 11, 2022 (or February 13, 2023 if Pono extends the period of time to consummate a business combination), then there will likely be insufficient funds to pay the Sponsor Working Capital Loan;

•

if Pono does not complete an initial business combination by November 11, 2022 (or February 13, 2023 if Pono extends the period of time to consummate a business combination), a portion of the proceeds from the sale of the Placement Units and Private Units will be included in the liquidating distribution to Pono’s public stockholders. In such event, the 2,875,000 Founder Shares and 751,675 shares of Class A common stock underlying the Placement Units and Private Units, all of which are held by Pono’s Sponsor, directors and officers, and Mehana Capital LLC, an affiliate of the Sponsor, would be worthless because they are not entitled to participate in any Redemption or distribution with respect to such shares. Such shares and units had an aggregate market value of $37.3 million, based on the closing price per Class A common stock of Pono of $10.46 per share and the closing price of Pono’s units of $10.43 per unit on Nasdaq on January 10, 2023. Additionally, the Placement Warrants underlying the Placement Units and Private Units will expire worthless;

•

if the Trust Account is liquidated, including in the event Pono is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Pono to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share by the claims of prospective target businesses with which Pono has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pono, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

The Sponsor (including its representatives and affiliates) and Pono’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Pono. The Sponsor and Pono’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Pono completing its initial business combination. Pono’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Pono, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Pono’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Pono, subject to applicable fiduciary duties under DGCL. Pono Charter provides that Pono renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Pono and such opportunity is one Pono is legally and contractually permitted to undertake and would otherwise be reasonable for Pono to pursue, and to the extent the director or officer is permitted to refer that opportunity to Pono without violating another legal obligation; and

•

Messrs. Iwamura and Sayama are expected to be appointed as directors of the Combined Entity after the consummation of the Business Combination, Messrs. Iwamura and Sayama may in the future receive cash fees, stock options or stock awards that the Combined Entity determines to pay to its directors.

Emerging Growth Company

Pono is currently and, following the consummation of the Business Combination, the Combined Entity will be, an “emerging growth company,” as defined in the Securities Act, as modified by the Jumpstart Our Business Startups Act (“JOBS Act”). Pono has taken, and the Combined Entity may continue to take, advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in Pono’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, stockholders of Pono and the Combined Entity may not have access to certain information they may deem important.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Pono has not elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pono (and, following the Business Combination, the Combined Entity), as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pono’s and the Combined Entity’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Pono (and following the Business Combination, the Combined Entity) will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the Pono IPO, (ii) the last day of the fiscal year in which Pono (and following the Business Combination, the Combined Entity) has total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which Pono (and following the Business Combination, the Combined Entity) is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of Pono’s (and following the Business Combination, the Combined Entity’s) common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which Pono (and following the Business Combination, the Combined Entity) has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Summary of Risk Factors

This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Pono and the Business Combination

•	Pono’s stockholders can exercise redemption rights with respect to a large number of Pono’s shares, which may impair Pono to complete the Business Combination or optimize its capital structure.

•

The SEC may delay declaring this registration statement effective or disapprove this transaction and issue a stop order or similar order with respect to this registration statement which could materially delay or materially impede the consummation of the Business Combination.

•	You may be unable to ascertain the merits or risks of AERWINS’ operations.

•	There is no assurance that Pono’s diligence will reveal all material risks that may present with regard to AERWINS.

•

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” may not be representative of New Pono’s financial condition or results of operations if the Business Combination is consummated.

•

The Combined Entity’s ability to be successful following the Business Combination will depend upon the efforts of the Combined Entity’s board of directors and key personnel and the loss of such persons could negatively impact the operations and profitability of New Pono’s business.

•

The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of New Pono common stock at such time is substantially less than $10.00 per share.

•	Pono’s and AERWINS’ stockholders may not realize a benefit from the Business Combination commensurate with the dilution they will experience in connection with the Business Combination.

•

During the pendency of the Business Combination, Pono and AERWINS may not be able to enter into a business combination with another party because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

•

Delaware law and New Pono’s Amended Charter and bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

•

The Amended Charter will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between New Pono and its stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit the ability of New Pono’s stockholders to choose the judicial forum for disputes.

Risks Related to AERWINS

•	AERWINS future growth depends on the demand for, and customers’ willingness to adopt, AERWINS’ Air Mobility Vehicles and air mobility solutions.

•	AERWINS may be unable to make timely product deliveries due to limited production capacity.

•	AERWINS may not be successful in competing in the Air Mobility Vehicles industry.

•	AERWINS expects to have substantial customer concentration.

•	AERWINS’ technology platform may not perform in line with customer specifications or expectations.

•	AERWINS is a relatively young company with a short operating history, and AERWINS may not be able to sustain its rapid growth, effectively manage its growth or implement its business strategies.

•	AERWINS’ business and prospects depend significantly on its ability to build the A.L.I. Technologies brand.

•	If AERWINS fails to successfully develop and commercialize new products, services and technologies that are well received by customers, its operating results may be materially and adversely affected.

•	AERWINS has no experience in managing sales to multiple countries and AERWINS is subject to a variety of costs and risks due to its continued international expansion.

•

AERWINS’ operations may be interrupted by production difficulties or delays due to mechanical failures, utility shortages or stoppages, fire, natural disaster or other calamities at or near its facilities.

•

AERWINS’ consumers may experience service failures or interruptions due to defects in the software, infrastructure, components or engineering system that compromise AERWINS’ products and services, or due to errors in product installation, any of which could harm its business.

•	AERWINS may be unable to adequately protect its intellectual property, technology, or proprietary rights, including due to a lack of or inadequate protective measures.

•

Any significant cybersecurity incident or disruption to AERWINS’ operating systems or its command-and-control centers could subject it to significant reputational, financial, legal and operational consequences.

•	A new health epidemic could significantly disrupt AERWINS’ operations and adversely affect its results of operations.

Risks Related to Ownership of New Pono Common Stock

•	Nasdaq may delist New Pono’s securities from its exchange.

•	The market price of New Pono’s common stock may decline as a result of the Business Combination.

•	There are no current plans to pay cash dividends on the New Pono common stock for the foreseeable future.

•	New Pono stockholders may experience dilution in the future.

•	Future sales, or perceived future sales, by New Pono or its stockholders in the public market following the Business Combination could cause the market price for New Pono common stock to decline.

•

If Pono public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

Risks Related to Redemption

•

The ability to execute Pono and AERWINS’ strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.

•

There is no guarantee that a Pono public stockholder’s decision whether to redeem its shares of Pono common stock for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF PONO

Pono Capital is providing the following summary historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

The summary historical consolidated financial information of Pono as of and for the nine months ended September 30, 2022 was derived from the unaudited condensed consolidated interim financial statements of Pono included elsewhere in this proxy statement. The summary historical consolidated financial information of Pono for the year ended December 31, 2021 was derived from the audited financial statements of Pono included elsewhere in this proxy statement.

This information is only a summary and should be read in conjunction with Pono’s consolidated financial statements and related notes and the sections entitled “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement. The historical results included below and elsewhere in this proxy statement are not indicative of the future performance of Pono.

As of September 30, 2022
Balance Sheet Data:
Cash	$118,183
Investments held in Trust Account	$118,577,540
Total assets	$118,710,598
Total liabilities	$5,403,285
Class A common stock subject to possible redemption	$118,215,005
Total stockholders’ deficit	$(4,907,692)

	For the Nine Months Ended September 30, 2022	For the Year Ended December 31, 2021
Statement of Operations Data:
Loss from operations	$(1,525,230)	$(533,877)
Change in fair value of warrant liabilities	$3,431,576	$5,621,902
Dividends earned on marketable securities held in Trust Account	$699,327	$—
Loss on change in fair value of Sponsor Working Capital Loan	$(4,200)	$—
Net income	$2,488,938	$4,585,547
Weighted average shares outstanding of Class A common stock subject to redemption	11,500,000	4,996,904
Basic and diluted net income per common stock	$0.17	$0.62
Weighted average shares outstanding of Class A non-redeemable common stock	543,159	226,915
Basic and diluted net income per common stock	$0.17	$0.62
Weighted average shares outstanding of Class B non-redeemable common stock	2,875,000	2,205,882
Basic and diluted net income per common stock	$0.17	$0.62
Statement of Cash Flows Data:
Net cash used in operating activities	$(689,412)	$(459,012)
Net cash used in investing activities	$(1,150,000)	$(116,725,000)
Net cash provided by financing activities	$1,620,000	$(117,521,607)

SELECTED HISTORICAL FINANCIAL INFORMATION OF AERWINS

The following table presents our selected historical financial data for the periods indicated. The selected historical financial data for the years ended December 31, 2021 and 2020 and the balance sheet data as of December 31, 2021 and 2020 are derived from the audited financial statements included elsewhere in this proxy statement/prospectus. The summary historical financial data for the nine months ended September 30, 2022 and 2021 and the balance sheet data as of September 30, 2022 are derived from our unaudited financial statements included elsewhere in this proxy statement/prospectus.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. You should carefully read the following selected financial information in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AERWINS” and AERWINS’ financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Year Ended		Nine months Ended
	December 31, 2021	December 31, 2020	September 30, 2022	September 30, 2021
Statement of Operations Data
Total revenues	$7,830,130	$9,924,228	$3,354,566	$5,940,477
Cost of revenues	6,433,913	6,797,223	3,371,116	4,442,579

Total gross profit	1,396,217	3,127,005	(16,650)	1,497,898
Total operating expenses	15,404,073	14,540,673	12,065,021	11,301,498

Income (loss) from operations	(14,007,856)	(11,413,668)	(12,081,571)	(9,803,600)
Total other expense	(488,029)	(1,376,029)	802,165	(171,790)
Income (loss) before provision for taxes	(14,495,885)	(12,789,697)	(11,279,406)	(9,975,390)
Income tax provision	(31,136)	(23,133)	(19,661)	(16,683)

Net income (loss) from continuing operations	$(14,527,021)	$(12,812,830)	(11,299,067)	(9,992,073)
Income (Loss) on discontinued operations	(28,649)	265,820	—	119,387

Net income (loss) attributable to non-controlling interest	—	—	—	—

Net income (loss) attributable to AERWINS Technologies	$(14,555,670)	$(12,547,010)	(11,299,067)	(9,872,686)

Other comprehensive income (loss)	(676,996)	717,122	(760,659)	622,822

Total comprehensive income (loss)	(15,232,666)	(11,829,888)	(12,059,726)	(9,249,864)

Comprehensive income (loss) attributable to non-controlling interest	—	—	—	—

Comprehensive income (loss) attributable to AERWINS Technologies Inc.	(15,232,666)	(11,829,888)	(12,059,726)	(9,249,864)

Basic and diluted net earnings (loss) per share	$(0.55)	$(0.50)	(0.40)	(0.38)

Balance Sheet Data (at period end)
Cash	$10,020,459	$14,619,164	$6,378,174	—
Working capital (deficit) (1)	$8,060,890	$16,309,077	$5,373,185	—
Total assets	$16,697,936	$27,588,096	$12,500,161	—
Total liabilities	$16,640,338	$12,297,832	$7,491,640	—
Stockholders’ (deficit)	$57,598	$15,290,264	$5,008,521	—

(1)	Working capital is defined as total current assets minus total current liabilities

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined and consolidated financial data (the “Summary Pro Forma Information”) gives effect to the Business Combination. The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, Pono will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of AERWINS issuing shares for the net assets of Pono, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of AERWINS. There will be no accounting effect or change in the carrying amount of the assets and liabilities as a result of the Business Combination. The summary unaudited pro forma condensed combined and consolidated balance sheet as of September 30, 2022 gives effect to the Business Combination as if it had occurred on September 30, 2022. The summary unaudited pro forma condensed combined and consolidated statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 gives effect to the Business Combination as if they had occurred on January 1, 2021.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined and consolidated financial information included in the section titled “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information” in this proxy statement and the accompanying notes thereto. The unaudited pro forma condensed combined and consolidated financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Pono and AERWINS for the applicable periods included elsewhere in this proxy statement. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what Pono’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of Pono following the reverse recapitalization.

The unaudited pro forma condensed combined and consolidated financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of Pono ordinary shares:

•

Assuming No Redemptions: This scenario assumes that no public stockholders of Pono exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This scenario assumes that 11,500,000 Pono shares of Class A common stock subject to redemption are redeemed for an aggregate payment of approximately $118.6 million (based on an estimated per share redemption price of approximately $10.31 assuming the pro forma maximum redemption scenario pursuant to the Merger Agreement).

	Pro Forma Combined and Consolidated
	Assuming No Redemptions	Assuming Maximum Redemptions
Summary Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations Data
For the Year Ended December 31, 2021
Net loss	$(10,591,364)	$(10,591,364)
Net loss per share - basic and diluted	$(0.16)	$(0.19)
Weighted average shares of common stock outstanding - basic and diluted	68,114,675	56,614,675

Summary Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations Data
For the Nine Months Ended September 30, 2022
Net loss	$(9,509,456)	$(9,509,456)
Net loss per share - basic and diluted	$(0.14)	$(0.17)
Weighted average shares of common stock outstanding - basic and diluted	68,114,675	56,614,675

Summary Unaudited Pro Forma Condensed Combined and Consolidated Balance Sheet Data
As of September 30, 2022
Total assets	$126,482,023	$7,904,483
Total liabilities	$8,895,474	$8,895,474
Total stockholders’ equity (deficit)	$117,586,550	$(991,001)

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information included or incorporated by reference in this proxy statement/prospectus, including the financial information, before deciding whether or how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

The value of your investment following consummation of the Business Combination will be subject to significant risks affecting, among other things, the Combined Entity’s business, financial condition or results of operations. If any of the events described below occur, the Combined Entity’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Combined Entity’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Pono and AERWINS. Any reference in this “Risk Factors” section to the “surviving entity” shall mean New Pono.

Risks Related to Pono and the Business Combination

The ability of Pono’s stockholders to exercise redemption rights with respect to a large number of Pono’s shares may not allow Pono to complete the Business Combination or optimize its capital structure.

Because the Merger Agreement requires Pono to have at least $5,000,001 in net tangible assets at Closing (after giving effect to redemptions by Pono’s public stockholders), Pono will need to reserve a portion of the cash in the Trust Account to meet such requirements, unless such closing condition is waived by AERWINS. In addition, if a larger number of shares are submitted for redemption than Pono currently expects, Pono may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until Pono liquidates the Trust Account or consummates an alternative initial business combination or upon the occurrence of an Extension or certain other corporation actions as set forth in the Pono Charter. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time Pono’s stock may trade at a discount to the pro rata amount per share in the Trust Account or there may be limited market demand at such time. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Pono’s redemption until Pono liquidates, consummates an alternative initial business combination, effectuates an Extension or takes certain other actions set forth in the Pono Charter or you are able to sell your stock in the open market.

You may be unable to ascertain the merits or risks of AERWINS’ operations.

If the Business Combination is consummated, the Combined Entity will be affected by numerous risks inherent in AERWINS’ business operations. See “ — Risks Related to AERWINS.” Although Pono’s management has endeavored to evaluate the risks inherent in the proposed Business Combination with AERWINS, Pono cannot assure you that it can adequately ascertain or assess all of the significant risk factors. Furthermore, some of these risks may be outside of Pono’s control. Pono also cannot assure you that an investment in Pono’s securities will not ultimately prove to be less favorable to investors in Pono than a direct investment, if an opportunity were available, in AERWINS. In addition, if Pono’s stockholders do not believe that the prospects for the Business Combination are promising, a greater number of stockholders may exercise their redemption rights, which may make it difficult for Pono to consummate the Business Combination.

There is no assurance that Pono’s diligence will reveal all material risks that may be present with regard to AERWINS. Subsequent to the completion of the Business Combination, the Combined Entity may be required to take write-downs or write-offs, restructuring and impairment or other charges, and could be exposed to other risks and liabilities not disclosed or uncovered during due diligence, that could have a significant negative effect on its post-combination business, financial condition and share price, which could cause you to lose some or all of your investment.

Pono cannot assure you that the due diligence Pono has conducted on, and the information and documentation provided by, AERWINS will reveal all material issues that may be present with regard to AERWINS, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of Pono’s control will not later arise. AERWINS is aware that Pono must complete an initial business combination by November 11, 2022 (or February 13, 2023 if Pono extends the period of time to consummate a business combination). Consequently, AERWINS may have obtained leverage over Pono in negotiating the Merger Agreement, knowing that if Pono does not complete the Business Combination, Pono may be unlikely to be able to complete an initial business combination with any other target business prior to such deadline. In addition, due to these timing requirements, Pono has had limited time to conduct due diligence. AERWINS is a privately held company and Pono therefore has made its decision to pursue a business combination with AERWINS on the basis of limited information, much of which is dependent on the diligence materials AERWINS provides which may not be comprehensive or accurate (including due to language barriers as much of the diligence materials are in Japanese rather than English), which may result in a business combination that is not as profitable as expected, if at all, or may expose the Combined Entity to unidentified or underestimated risks and liabilities which could be material. As a result of these factors, the Combined Entity may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if Pono’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Pono’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on Pono’s liquidity, the fact that Pono reports charges of this nature could contribute to negative market perceptions about Pono or Pono’s securities. In addition, charges of this nature may cause Pono to violate leverage requirements or other covenants to which it may be subject as a result of it obtaining post-combination debt financing. Accordingly, any stockholders of Pono who choose to remain stockholders of the Combined Entity following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Pono’s officers or directors of a duty of care or other fiduciary duty owed by them to Pono, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” may not be representative of New Pono’s financial condition or results of operations if the Business Combination is consummated and accordingly, you will have limited financial information on which to evaluate the financial performance of New Pono and your investment decision.

Pono and AERWINS currently operate as separate companies. Pono and AERWINS have had no prior history as a combined entity and their respective operations have not previously been managed on a combined basis. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of New Pono. The pro forma statement of earnings does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of current market conditions on revenues or expenses. The pro forma financial information included in the section entitled

“Unaudited Pro Forma Condensed Combined Financial Statements” has been derived from Pono’s and AERWINS’ historical financial statements and certain adjustments and assumptions have been made regarding the combined entity after giving effect to the Merger. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have an adverse impact on the pro forma financial information and New Pono’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect New Pono’s financial condition or results of operations following the Closing. Any potential decline in New Pono’s financial condition or results of operations may cause significant variations in the stock price of New Pono.

Pono may issue additional shares of common or preferred stock to complete the Business Combination or under the Equity Incentive Plan after completion of the Business Combination, each of which would dilute the interest of Pono’s stockholders and likely present other risks.

The Pono Charter authorizes the issuance of up to 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock, and 1,000,000 shares of preferred stock, par value $0.000001 per share. There are currently 87,748,325 authorized but unissued shares of Class A common stock available for issuance, which amount does not take into account shares reserved for issuance upon exercise of outstanding warrants. There are currently 7,125,000 authorized but unissued shares of Class B common stock available for issuance. There are currently no shares of preferred stock issued and outstanding. Pono may issue a substantial number of additional shares of common or preferred stock to complete the Business Combination or under the Equity Incentive Plan after completion of the Business Combination. However, the Pono Charter provides, among other things, that prior to Pono’s initial business combination, Pono may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination. These provisions of the Pono Charter, like all other provisions thereof, may be amended with a stockholder vote. Pono’s executive officers and directors have agreed, pursuant to a written agreement with Pono, that they will not propose any amendment to the Pono Charter that would affect the substance or timing of Pono’s obligation to redeem 100% of its public shares if Pono does not complete the initial business combination by November 11, 2022 (or February 13, 2023 if Pono extends the period of time to consummate a business combination), unless Pono provides its public stockholders with the opportunity to redeem their shares of Class A common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and working capital released to Pono), divided by the number of then outstanding public shares.

The issuance of additional shares of common or preferred stock:

•	may significantly dilute the equity interest of existing investors;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded Pono’s common stock;

•

could cause a change in control if a substantial number of shares of common stock is issued, which may affect, among other things, Pono’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of Pono’s present officers and directors; and

•	may adversely affect prevailing market prices for Pono’s Units, Class A common stock and/or Warrants.

Pono’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

As of the Record Date, we had $120,833,655 in cash held in the Trust Account, and $193,815 held outside of the trust account established in connection with our initial public offering, and available for working capital purposes.

Further, Pono incurred and expect to continue to incur significant costs in pursuit of its financing and acquisition plans. Management’s plans to address this need for capital discussed in the section of this proxy statement/prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pono.” Pono cannot assure you that its plans to raise capital or to consummate an initial business combination will be successful. These factors, among others, raise substantial doubt about Pono’s ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to continue as a going concern.

Pono is dependent upon its executive officers and directors and their departure could adversely affect Pono’s ability to operate and to consummate the initial business combination; Pono’s executive officers and directors also allocate their time to other businesses, thereby causing potential conflicts of interest that could have a negative impact on Pono’s ability to complete the initial business combination.

Pono’s operations and its ability to consummate the Business Combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. Pono believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the Business Combination. Pono does not have an employment agreement with, or key-man insurance on the life of, any of its executive officers or directors. The unexpected loss of the services of one or more of Pono’s executive officers or directors could have a detrimental effect on Pono and the ability to consummate the Business Combination. In addition, Pono’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the Business Combination. Each of Pono’s executive officers is engaged in several other business endeavors for which they may be entitled to substantial compensation and Pono’s directors also serve as officers and board members for other entities. If Pono’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to Pono’s affairs which may have a negative impact on Pono’s ability to consummate the Business Combination.

Certain of Pono’s officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by Pono and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

Until Pono consummates its initial business combination, it intends to engage in the business of identifying and combining with one or more businesses. The Sponsor and Pono’s officers and directors are, and may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act.

Pono’s officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. Pono’s amended and restated certificate of incorporation provides that it renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as Pono’s director or officer and such opportunity is one Pono is legally and contractually permitted to undertake and would otherwise be reasonable for Pono to pursue, and to the extent the director or officer is permitted to refer that opportunity to Pono without violating any legal obligation.

In the absence of the “corporate opportunity” waiver in Pono’s charter, certain candidates would not be able to serve as an officer or director. Pono believes it substantially benefits from having representatives who bring significant, relevant and valuable experience to its management, and, as a result, the inclusion of the “corporate opportunity” waiver in its amended and restated certificate of incorporation provides it with greater flexibility to attract and retain the officers and directors that Pono’s feels are the best candidates.

However, the personal and financial interests of Pono’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause Pono’s directors and officers to prioritize a different business combination over finding a suitable acquisition target for Pono’s business combination. Consequently, Pono’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in Pono’s stockholders’ best interest, which could negatively impact the timing for a business combination. Pono is not aware of any such conflicts of interest and does not believe that any such conflicts of interest impacted its search for an acquisition target.

Deferred underwriting fees in connection with the IPO and payable at the consummation of an initial business combination will not be adjusted to account for redemptions by Pono’s public stockholders; if Pono’s public stockholders exercise their redemption rights, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase.

The underwriters in the IPO are entitled to deferred underwriting commissions totaling $3,450,000 upon the consummation of an initial business combination, such amounts being held in the Trust Account until the consummation of Pono’s initial business combination. Such amounts will not be adjusted to account for redemptions of public shares by Pono’s public stockholders. Accordingly, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase as the number of public shares redeemed increases.

The Combined Entity’s ability to be successful following the Business Combination will depend upon the efforts of the Combined Entity’s board of directors and key personnel and the loss of such persons could negatively impact the operations and profitability of New Pono’s post-Business Combination business.

The Combined Entity’s ability to be successful following the Business Combination will be dependent upon the efforts of the Combined Entity’s board of directors and key personnel. Pono cannot assure you that New Pono’s board of directors and key personnel will be effective or successful or remain with the Combined Entity. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Combined Entity’s management to have to expend time and resources helping them become familiar with such requirements.

It is estimated that, pursuant to the Merger Agreement, Pono’s public stockholders will own approximately         % of the equity interests of the Combined Entity (assuming no redemptions) and Pono’s management will not be engaged in the management of the Combined Entity’s business. Accordingly, the future performance of the Combined Entity will depend upon the quality of the post-Business Combination board of directors, management and key personnel of the Combined Entity.

Pono’s key personnel may negotiate employment or consulting agreements with the Combined Entity in connection with the Business Combination. These agreements may provide for them to receive compensation following the Business Combination and as a result, may cause them to have conflicts of interest in determining whether the Business Combination is advantageous.

Pono’s key personnel may be able to remain with the Combined Entity after the completion of the Business Combination only if they are able to negotiate employment or consulting agreements in connection with the Business Combination. Such negotiations may take place prior to the consummation of the Business Combination and could provide for such individuals to receive compensation in the form of cash payments and/or securities of the Combined Entity for services they would render to the Combined Entity after the completion of the Business Combination. The personal and financial interests of such individuals may influence their motivation in connection with the consummation of the Business Combination. However, Pono believes the ability of such individuals to remain with the Combined Entity after the completion of the Business Combination will not be the determining factor in Pono’s decisions regarding the consummation of the Business Combination. There is no certainty, however, that any of Pono’s key personnel will remain with the Combined Entity after the consummation of the Business Combination. Pono cannot assure you that any of its key personnel will remain in senior management or advisory positions with the Combined Entity.

Because Pono’s Sponsor, officers and directors will lose their entire investment in Pono if the Business Combination or an alternative business combination is not completed, and because Pono’s Sponsor, officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether AERWINS was appropriate for Pono’s initial business combination.

The Sponsor has invested an aggregate of approximately $8.5 million, including investments in Founders Shares, Placement Units, Private Units and Sponsor Working Capital Loans, which it stands to forfeit and lose if Pono is unable to complete a business combination prior to November 11, 2022 (or February 13, 2023 if Pono extends the period of time to consummate a business combination). Such Founders Shares, Placement Units and Private Units had an aggregate market value of $37.3 million, based on the closing price on Nasdaq on January 10, 2023 of $10.46 per share and $10.43 per unit. Certain officers and directors of Pono have pecuniary interests in such investments through their ownership interest in the Sponsor. Pono’s Sponsor, officers and directors currently own 2,875,000 Founder Shares. In addition, the Sponsor purchased an aggregate of 521,675 Placement Units, Mehana Capital LLC, an affiliate of the Sponsor, purchased an aggregate of 115,000 Private Units, and Mehana Capital LLC and AERWINS Technologies Inc., each purchased 57,500 Private Units, for an aggregate of 115,000 Private Units. The Founder Shares are automatically convertible into the shares of Class A common stock at the Closing. However, the holders of Founder Shares and Placement Shares have agreed (A) to vote any shares owned by them in favor of any proposed business combination, (B) not to redeem any shares in connection with a stockholder vote to approve a proposed initial business combination, and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Placement Shares held by them if Pono fails to complete an initial business combination within the requisite time period. In addition, the Placement Warrants will terminate and be worthless if Pono does not complete a business combination. As of December 15, 2022, Pono had $960,000 in outstanding Sponsor Working Capital Loans, and there will likely be insufficient funds to pay the Sponsor Working Capital Loan if Pono does not complete a business combination.

The personal and financial interests of Pono’s officers and directors may have influenced their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. At the closing of Pono’s initial business combination, its Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Pono’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Pono’s behalf. However, Pono’s Sponsor, officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed. Such financial interests of Pono’s Sponsor, officers and directors may have influenced their motivation in approving the Business Combination and may influence their motivation for completing the Business Combination.

Some of the Pono and AERWINS officers and directors may be argued to have conflicts of interest that may influence them to support or approve the Business Combination without regard to your interests.

Certain officers and directors of Pono and AERWINS participate in arrangements that provide them with interests in the Business Combination that may be different from that of other investors, including, among others, the continued service as an officer or director of New Pono, severance benefits, equity grants, continued indemnification and the potential ability to sell an increased number of shares of common stock of New Pono, as well as potential direct or indirect interests arising from other business ventures they may be involved with.

The Sponsor has invested an aggregate of approximately $8.5 million, including investments in Founders Shares, Placement Units, Private Units and Sponsor Working Capital Loans, which it stands to forfeit and lose if Pono is unable to complete a business combination prior to November 11, 2022 (or February 13, 2023 if Pono extends the period of time to consummate a business combination). Such Founders Shares, Placement Units and Private Units had an aggregate market value of $37.3 million, based on the closing price on Nasdaq on January 3, 2023 of $10.46 per share and $10.43 per unit. Certain officers and directors of Pono have pecuniary interests in such investments through their ownership interest in the Sponsor.

If the Business Combination is not consummated and Pono is forced to wind up, dissolve and liquidate in accordance with the Pono Charter, the 2,875,000 Founder Shares currently held by the Sponsor and directors and officers of Pono, which were initially acquired prior to the Pono IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares). Such Founder Shares, assuming conversion into shares of Class A common stock, had an aggregate market value of approximately $30.1 million based upon the closing price of Pono’s common stock of $10.46 per share on Nasdaq on January 10, 2023. In addition, the Sponsor and its affiliates own an aggregate of 694,175 Placement Units and Private Units and AERWINS Technologies Inc. owns 57,500 Private Units, which have a market value of $7.2 million and $0.60 million, respectively, based on the closing price of Pono’s units on Nasdaq of $10.43 on January 10, 2023. Accordingly, the Sponsor and Pono’s current officers and directors have interests that may be different from, or in addition to, your interests as a stockholder.

These interests, among others, may influence the officers and directors of Pono and AERWINS to support or approve the Merger. For more information concerning the interests of Pono and AERWINS executive officers and directors, see the sections entitled “The Business Combination Proposal — Interests of Pono’s Directors and Officers in the Business Combination” and “The Business Combination Proposal — Interests of AERWINS Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus.

Pono’s stockholders and AERWINS’ stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination and a possible private investment in public equity transaction, if any, simultaneously with the Business Combination.

If New Pono is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Pono’s stockholders and AERWINS’ stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent New Pono is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination and a possible private investment in public equity transaction, if any, simultaneously with the Business Combination.

During the pendency of the Business Combination, Pono and AERWINS may not be able to enter into a business combination with another party because of restrictions in the Merger Agreement, which could adversely affect their respective businesses. Furthermore, certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

Covenants in the Merger Agreement impede the ability of Pono and AERWINS to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, if the Business Combination is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s stockholders.

If the conditions to the Merger are not met, the Business Combination may not occur.

Even if the Business Combination is approved by the stockholders of Pono (including each of the required approvals) and AERWINS, specified conditions must be satisfied or waived to complete the Business Combination. These conditions are described in detail in the Merger Agreement and in addition to stockholder consent, include among other requirements, (i) receipt of requisite regulatory approvals and no law or order preventing the transactions, (ii) no pending litigation to enjoin or restrict the Closing, (iii) each party’s representations and warranties being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect), (iv) each party complying in all material respects with its covenants and agreements, (v) no Material Adverse Effect with respect to a party since the date of the Merger Agreement which remains continuing and uncured, (vi) Pono having net tangible assets of Pono having at least $5,000,001 in net tangible assets, after giving effect to the redemption of Pono public stockholders, (vii) the members of the post-Closing board being elected or appointed, (viii) an effective registration statement, (ix) the conditional Nasdaq approval, (x) Pono having no minimum cash requirement. See “The Business Combination Proposal (Proposal 1) — General Description of the Merger Agreement — Conditions to the Closing” below for a more complete summary. Pono and AERWINS cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed and such delay may cause Pono and AERWINS to each lose some or all of the intended benefits of the Business Combination. If the Business Combination does not occur, Pono may not be able to find another potential candidate for its initial business combination prior to Pono’s deadline (currently November 11, 2022 (or February 13, 2023 if Pono extends the period of time to consummate a business combination)), and Pono will be required to liquidate.

We may not be able to complete an initial business combination with a U.S. target company since such initial business combination may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), and ultimately prohibited.

The Company’s sponsor, Mehana Capital LLC, is controlled by a U.S. person, but certain directors are non-U.S. persons in Japan. Our sponsor owned approximately 23.3% of our outstanding shares following our IPO. Certain companies requiring federal-issued licenses in the United States, such as broadcasters and airlines, may be subject to rules or regulations that limit foreign ownership. In addition, CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. Therefore, because we may be considered a “foreign person” under such rules and regulations, we could be subject to foreign ownership restrictions and/or CFIUS review if our proposed business combination is between us and a U.S. target company, such as AERWINS, engaged in a regulated industry or which may affect national security. The scope of CFIUS was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subject certain categories of investments to mandatory filings. Therefore, if our potential initial business combination with a U.S. target company falls within the scope of foreign ownership restrictions, we may be unable to consummate a business combination with such target company. In addition, if our potential business combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay our initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order us to divest all or a portion of a U.S. business of the combined company if we had proceeded without first obtaining CFIUS clearance.

The foreign ownership limitations, and the potential impact of CFIUS, may limit the attractiveness of a transaction with us or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues. Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete our initial business combination (12 months, or up to 18 months, if we extend the time to complete a business combination as described elsewhere in this prospectus) our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, our public shareholders may only receive approximately $10.51 per share, and our warrants would expire worthless. This will also cause you to lose any potential investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.

The process of taking a company public by means of a business combination with a special purpose acquisition company (a “SPAC”) is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors who may not have the same benefits as an investor in an underwritten public offering.

Like other business combination transactions and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer also will deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors in underwritten public offerings have the benefit of such diligence. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering.

In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities.

In contrast, Pono and AERWINS have engaged a financial advisor (rather than underwriters) in connection with the Business Combination. The role of a financial advisor typically differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the public sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.

In connection with this proxy statement/prospectus, no parties other than Pono and AERWINS have conducted an investigation of the disclosure contained herein. In addition, as an unaffiliated investor, you will not be afforded the opportunity to perform your own due diligence investigation of, or otherwise obtain information on, Pono or AERWINS beyond the information that is contained in this proxy statement/prospectus (or is otherwise publicly available). You therefore may not have the benefit of the same level of review as an investor in an underwritten public offering, who has the benefit of the underwriters’ evaluation and due diligence investigation of the issuer.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, other investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

Pono may engage one or more of the underwriters from its initial public offering or one of their respective affiliates to provide additional services, which may include acting as a financial advisor in connection with an initial business combination or as placement agent in connection with a related financing transaction. These financial incentives may cause them to have potential conflicts of interest in rendering any such additional services to Pono, including, for example, in connection with the sourcing and consummation of an initial business combination.

Pono may engage one or more of the underwriters of its initial public offering or one of their respective affiliates to provide additional services, which may include acting as a financial advisor in connection with an initial business combination or as placement agent in connection with a related financing transaction. Such underwriters are also entitled to receive deferred commissions that are conditioned on the completion of an initial business combination. Such underwriters’ or their respective affiliates’ financial interests tied to the consummation of a business combination transaction may give rise to potential conflicts of interest in providing any such additional services to Pono, including potential conflicts of interest in connection with the sourcing and consummation of an initial business combination.

Our Sponsor, directors and officers may have interests at risk that depend on completion of a business combination. These interests include:

•	Our Sponsor and our directors and officers own 2,875,000 Founder Shares (purchased for $25,000).

•

Our Sponsor owns 521,675 Private Placement Units (purchased for $5,216,750), which include warrants that may become exercisable in the future if a business combination is consummated but would expire worthless if a business combination is not consummated.

•

Our Sponsor extended to us a line of credit of up to $1,500,000, which is to either be repaid upon the consummation of a business combination, without interest, or, at the Sponsor’s discretion, up converted upon consummation of a business combination into additional Private Placement Units. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account for repayment, but no proceeds held in the Trust Account would be used for this purpose. As of December 15, 2022, there was $960,000 outstanding under the Sponsor Working Capital Loan.

•

On May 23, 2022, we extended the date by which the Company has to consummate a business combination from August 13, 2022 to November 11, 2022 (the “First Extension”). In connection with the First Extension, the Sponsor deposited an aggregate of $1,150,000 (representing $0.10 per public share) into the Trust Account. On November 9, 2022, we once again extended the date by which the Company has to consummate a business combination from November 11, 2022 to February 13, 2023 (the “Second Extension”). In connection with the Second Extension, the Sponsor deposited an aggregate of $1,150,000 (representing $0.10 per public share) into the Trust Account. In the event that a business combination does not close, we may use a portion of proceeds held outside the Trust Account to repay this loan, but no proceeds held in the Trust Account would be used to repay this loan.

•	Our directors and officers may enter into future compensatory arrangements with AERWINS after the closing of the Business Combination.

As a result, out sponsor, officer and directors may be incentivized to do a deal that would preserve their investment but may not be in the interests of the public stockholders.

Some of the Pono and AERWINS officers and directors may be argued to have conflicts of interest that may influence them to support or approve the Business Combination without regard to your interests.

Certain officers and directors of Pono and AERWINS participate in arrangements that provide them with interests in the Business Combination that may be different from that of other investors, including, among others, the continued service as an officer or director of New Pono, severance benefits, equity grants, continued indemnification and the potential ability to sell an increased number of shares of common stock of New Pono, as well as potential direct or indirect interests arising from other business ventures they may be involved with. If the Business Combination is not consummated and Pono is forced to wind up, dissolve and liquidate in accordance with the Pono Charter, the 2,875,000 Founder Shares currently held by the Sponsor and directors and officers of Pono, which were initially acquired prior to the Pono IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares). Such Founder Shares, assuming conversion into shares of Class A common stock, had an aggregate market value of approximately $30.1 million based upon the closing price of Pono’s common stock of $10.46 per share on Nasdaq on January 10, 2023. Accordingly, the Sponsor and Pono’s current officers and directors have interests that may be different from, or in addition to, your interests as a stockholder.

These interests, among others, may influence the officers and directors of Pono and AERWINS to support or approve the Merger. For more information concerning the interests of Pono and AERWINS executive officers and directors, see the sections entitled “The Pono Business Combination Proposal — Interests of Pono’s Directors and Officers in the Business Combination” and “The AERWINS Business Combination Proposal — Interests of AERWINS Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus.

Pono’s stockholders and AERWINS’ stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination and a possible private investment in public equity transaction, if any, simultaneously with the Business Combination.

If New Pono is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Pono’s stockholders and AERWINS’ stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent New Pono is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination and a possible private investment in public equity transaction, if any, simultaneously with the Business Combination

There are risks to Pono stockholders who are not affiliates of the Sponsor of becoming stockholders of the Combined Entity through the Business Combination rather than acquiring securities of AERWINS directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of common stock and warrants in connection therewith, investors will not receive the benefit of an outside independent review of Pono’s and AERWINS’ respective finances and operations performed in an initial public securities offering. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of FINRA and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

In addition, the Sponsor and Pono’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of Pono’s stockholders generally. Such interests may have influenced Pono’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

Changes in laws or regulations or how such laws or regulations are interpreted or applied, or a failure to comply with any laws or regulations, may adversely affect Pono’s business, including its ability to negotiate and complete its initial business combination, and results of operations.

Pono is and will be subject to laws and regulations enacted by national, regional and local governments and, potentially, foreign jurisdictions. In particular, Pono will be required to comply with certain SEC and other legal requirements, its business combination may be contingent on its ability to comply with certain laws and regulations and any post-business combination company may be subject to additional laws and regulations. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time, including as a result of changes in economic, political, social and government policies, and those changes could have a material adverse effect on Pono’s business, including its ability to negotiate and complete its initial business combination, and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on its business, including its ability to negotiate and complete its initial business combination, and results of operations.

On March 30, 2022, the SEC issued proposed rules relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; effectively limiting the use of projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940. These rules, if adopted, whether in the form proposed or in revised form, may materially adversely affect Pono’s ability to negotiate and complete its initial business combination and may increase the costs and time related thereto.

Delaware law and New Pono’s certificate of incorporation and bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Amended Charter and New Pono’s bylaws that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by New Pono’s board of directors and therefore depress the trading price of New Pono’s common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the AERWINS Board or taking other corporate actions, including effecting changes in the management of the Combined Entity. Among other things, the Amended Charter and New Pono’s bylaws include provisions regarding:

•

the ability of New Pono’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, New Pono’s directors and officers;

•

the exclusive right of New Pono’s board of directors to elect a director to fill a vacancy created by the expansion of New Pono’s board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on New Pono’s board of directors;

•	the requirement that directors may only be removed from New Pono’s board of directors for cause;

•

a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•

the requirement that a special meeting of stockholders may be called only by New Pono’s board of directors, the chairperson of New Pono’s board of directors, New Pono’s chief executive officer or New Pono’s president (in the absence of a chief executive officer), which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•

the requirement for the affirmative vote of holders of at least 2/3 of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal any provision of the Amended Charter or New Pono’s bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in New Pono’s board of directors and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•

the ability of New Pono’s board of directors to amend the bylaws, which may allow New Pono’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to New Pono’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in New Pono’s board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Combined Entity.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in New Pono’s board of directors or management.

Any provision of the Amended Charter, New Pono’s bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of New Pono’s capital stock and could also affect the price that some investors are willing to pay for New Pono’s common stock.

The Amended Charter will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between New Pono’s and its stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit the ability of New Pono’s stockholders to choose the judicial forum for disputes with New Pono’s or its directors, officers, or employees.

The Amended Charter, which will become effective upon the Closing, will provide that, unless New Pono’s consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, or other employees to New Pono’s or its stockholders, (iii) any action arising pursuant to any provision of the DGCL, or the certificate of incorporation or the bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of

Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. The Amended Charter will also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of New Pono’s securities shall be deemed to have notice of and consented to this provision. This exclusive-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with New Pono’s or its directors, officers, or other employees, which may discourage lawsuits against New Pono’s and its directors, officers, and other employees. If a court were to find the exclusive-forum provision to be inapplicable or unenforceable in an action, New Pono’s may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

In making your investment decision, you should not rely on information in public media that is published by third parties. You should rely only on statements made in this proxy statement/prospectus in determining whether to approve the Business Combination and acquire the Combined Entity’s shares of common stock.

You should carefully evaluate all of the information in this proxy statement/prospectus. Each of Pono and AERWINS has in the past received, and may continue to receive, a high degree of media coverage, including coverage that may not be directly attributable to statements made by Pono or AERWINS’ officers and employees, that incorrectly reports on statements made by Pono or AERWINS’ officers or employees, or that is misleading. Much of this media coverage expresses opinion on the viability of AERWINS’ business, the likelihood of the business combination being completed and other matters. You should rely only on the information contained in this proxy statement/prospectus in determining whether to approve the Business Combination and acquire the Combined Entity’s securities.

AERWINS has broad discretion in the use of the net proceeds post-Closing and may not use them effectively.

AERWINS cannot specify with any certainty the particular uses of the net proceeds that AERWINS will receive pursuant to the Business Combination with Pono. AERWINS’ management will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and AERWINS may spend or invest these proceeds in a way with which the Combined Entity’s stockholders disagree. The failure by AERWINS’ management to apply these funds effectively could harm AERWINS’ business and financial condition. Pending their use, AERWINS may invest the net proceeds from the offering in a manner that does not produce income or that loses value.

The Combined Entity’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

The Combined Entity is subject to certain reporting requirements of the Exchange Act. The Combined Entity’s disclosure controls and procedures will be designed to reasonably assure that information required to be disclosed in reports to file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the

SEC. The Combined Entity believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in the control system, misstatements, or insufficient disclosures due to error or fraud may occur and not be detected.

AERWINS’ management team may not successfully or efficiently manage its transition to being a public company.

As a public company, AERWINS will incur new obligations relating to its reporting, procedures, and internal controls. These new obligations and attendant scrutiny will require investments of significant time and energy from AERWINS’ executives and could divert their attention away from the day-to-day management of AERWINS’ business, which in turn could adversely affect AERWINS’ financial condition or operating results.

The members of AERWINS’ management team have extensive experience leading complex organizations. However, they have limited experience managing a publicly-traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that specifically govern public companies.

Anti-takeover effects of certain provisions of Delaware state law could hinder a potential takeover of the Combined Entity.

The Combined Entity is subject to statutory “anti-takeover” provisions under Delaware law; the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 of the DGCL which may prohibit certain business combinations with stockholders owning 15% or more of the Combined Entity’s outstanding voting stock. These anti-takeover provisions and other provisions in the Combined Entity’s Amended Charter and amended and restated bylaws could make it more difficult for stockholders or potential acquirers to obtain control of the Combined Entity’s board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving the Combined Entity. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause the Combined Entity to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in the Combined Entity’s board of directors could cause the market price of the Combined Entity’s common stock to decline.

Certain provisions of the Combined Entity’s amended and restated bylaws are intended to strengthen the position of the Combined Entity’s board of directors in the event of a hostile takeover attempt. These provisions have the effect of providing the Combined Entity’s board of directors with the sole power to fill vacancies on the Combined Entity’s board of directors and providing that stockholders may only call a special meeting by the request, in writing, of stockholders owning individually or together ten percent (10%) or more of the entire capital stock of the corporation issued and outstanding and entitled to vote.

The Combined Entity may include provisions in its certificate of incorporation that may discourage a third party from making a proposal to acquire us, even if some of its stockholders might consider the proposal to be in their best interests. For example, the Combined Entity may amend its certificate of incorporation to authorize its board of directors to issue one (1) or more classes or series of preferred stock that could discourage or delay a tender offer or change in control. In addition, the Combined Entity may enter into a stockholder rights plan, commonly known as a “poison pill,” that may delay or prevent a change of control.

Provisions in the Amended Charter and Delaware law may have the effect of discouraging lawsuits against the Combined Entity directors and officers.

The Amended Charter requires, unless the Combined Entity consents in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on the Combined Entity’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to the Combined Entity or the Combined Entity’s stockholders, (iii) any action asserting a claim against the Combined Entity, the Combined Entity’s directors, officers or employees arising pursuant to any provision of the DGCL or the Amended Charter or the Combined Entity’s bylaws, or (iv) any action asserting a claim against the Combined Entity, the Combined Entity’s directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a Court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although the Pono believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a Court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against the Combined Entity’s directors and officers, although the Combined Entity’s stockholders will not be deemed to have waived the Combined Entity’s compliance with federal securities laws and the rules and regulations thereunder.

The Combined Entity’s bylaws further provide that, unless the Combined Entity consents in writing to an alternative forum, the United States District Court for the District of Delaware will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The Combined Entity’s bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of the Combined Entity’s capital stock will be deemed to have notice of and to have consented to this choice of forum provision. The Combined Entity recognizes that the forum selection clause in the Combined Entity’s bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clause in the Combined Entity’s bylaws may limit the Combined Entity’s stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or the Combined Entity’s directors, officers or employees, which may discourage such lawsuits against us and the Combined Entity’s directors, officers and employees even though an action, if successful, might benefit the Combined Entity’s stockholders. If a court were to find these exclusive-forum provisions in the Combined Entity’s certificate of incorporation or bylaws to be inapplicable or unenforceable in an action, the Combined Entity may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm the Combined Entity’s business. Nothing in the Combined Entity’s certificate of incorporation or bylaws will preclude stockholders that assert claims under the Securities Act or the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

Following the consummation of the Business Combination, New Pono will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, New Pono will face increased legal, accounting, administrative and other costs and expenses as a public company that AERWINS does not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New Pono to carry out activities AERWINS has not done previously. For example, New Pono will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified, New Pono could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New Pono’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New Pono’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the New Pono Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New Pono to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

If third parties bring claims against Pono, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.15 per share.

Pono’s placing of funds in trust may not protect those funds from third party claims against Pono. Although Pono has sought to have all vendors and service providers it engages and prospective target businesses it negotiated with execute agreements with Pono waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Pono’s public stockholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with Pono, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of Pono’s public stockholders. If Pono is unable to complete a business combination and distribute the proceeds held in trust to Pono’s public stockholders, the Sponsor has agreed (subject to certain exceptions described elsewhere in this proxy statement/prospectus) that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.15 per share by the claims of target businesses or claims of vendors or other entities that are owed money by Pono for services rendered or contracted for or products sold to Pono. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account may be less than $10.15, plus interest, due to such claims.

Additionally, if Pono is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Pono’s which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Pono’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Pono’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, Pono may not be able to return to Pono’s public stockholders at least $10.15. The Sponsor may not have sufficient funds to satisfy its indemnity obligations, as its only assets are securities of Pono. Pono has not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Pono’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.15 per public share.

Pono’s directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to its public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.15 per public share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.15 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Pono’s independent directors would determine whether to take legal action against Sponsor to enforce its indemnification obligations. While Pono currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations, it is possible that the independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If the independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Pono’s public stockholders may be reduced below $10.15 per share.

If, before distributing the proceeds in the Trust Account to Pono’s public stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pono that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of the Pono stockholders and the per-share amount that would otherwise be received by Pono’s stockholders in connection with any liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, Pono files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pono that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in the bankruptcy estate and subject to the claims of third parties with priority over the claims of Pono’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Pono’s stockholders in connection with a liquidation may be reduced.

If, after Pono distributes the proceeds in the Trust Account to its public stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Pono and the Pono Board may be exposed to claims of punitive damages.

If, after Pono distribute the proceeds in the Trust Account to its public stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Pono’s stockholders. In addition, the Pono Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and Pono to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If New Pono does not file and maintain a current and effective prospectus relating to the common stock issuable upon exercise of the warrants, holders will only be able to exercise such warrants on a “cashless basis.”

If New Pono does not file and maintain a current and effective prospectus relating to the common stock issuable upon exercise of the warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of common stock that holders will receive upon exercise of the warrants will be fewer than it would have been had such holder exercised its warrant for cash. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their warrants for cash if a current and effective prospectus relating to the common stock issuable upon exercise of the warrants is available. Under the terms of the warrant agreement, Pono has agreed to use its best efforts to meet these conditions and to file and maintain a current and effective prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, Pono cannot assure you that it will be able to do so. If Pono is unable to do so, the potential “upside” of the holder’s investment in New Pono may be reduced or the warrants may expire worthless.

Even if Pono consummates the Business Combination, there is no guarantee that the warrants will ever be in the money; they may expire worthless or the terms of warrants may be amended.

The exercise price for the warrants is $11.50 per share of common stock. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

In addition, Pono’s warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Pono. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any other change. Accordingly, Pono may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants approve of such amendment. Although Pono’s ability to amend the terms of the warrants with the consent of at least a majority of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares and their respective affiliates and associates have of common stock purchasable upon exercise of a warrant.

Pono’s warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Pono’s warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with Pono.

Pono’s warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against Pono arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that Pono irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Pono will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of Pono’s warrants shall be deemed to have notice of and to have consented to the forum provisions in Pono’s warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Pono’s warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Pono, which may discourage such lawsuits. Alternatively, if a court were to find this provision of Pono’s warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Pono’s may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Pono’s business, financial condition and results of operations and result in a diversion of the time and resources of Pono’s management and board of directors.

Pono has no obligation to net cash settle the warrants.

In no event will Pono have any obligation to net cash settle the warrants. Furthermore, there are no contractual penalties for failure to deliver securities to the holders of warrants upon consummation of an initial business combination, including the Business Combination, or exercise of the warrants. Accordingly, the warrants may expire worthless.

Pono may waive one or more of the conditions to the Business Combination.

Pono may agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by its current amended and restated certificate of incorporation and bylaws and applicable laws. Pono may not waive the condition that its stockholders approve the Business Combination. Please see the section entitled “The Business Combination Proposal (Proposal 1) — General Description of the Merger Agreement — Conditions to the Closing” for additional information.

The exercise of discretion by Pono’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of Pono’s stockholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Merger Agreement, would require Pono to agree to amend the Merger Agreement to consent to certain actions or to waive rights that we are entitled to under those agreements. Such events could arise because of changes in the course of AERWINS business, a request by AERWINS to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on AERWINS’ business and would entitle Pono to terminate the Merger Agreement, as applicable. In any of such circumstances, it would be in the discretion of Pono, acting through its Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for Pono and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Pono does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, Pono will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of its stockholders with respect to the Business Combination Proposal.

The Combined Entity may redeem the unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

The Combined Entity has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date the Combined Entity sends the notice of redemption to the warrant holders. If and when the warrants become redeemable by the Combined Entity, the Combined Entity may exercise its redemption right even if the Combined Entity is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Additionally, ninety (90) days after the warrants become exercisable, New Pono may redeem all (but not less than all) of the outstanding warrants at $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption (during which time the holders may exercise their warrants prior to redemption for the number of shares set forth in the table under the section captioned “Description of Securities — Warrants — Redemption of Warrants — Redemption of Warrants for

common stock”) if the following conditions are satisfied: (i) the last reported sale prices of the New Pono common stock equals or exceeds $18.00 per share (as may be adjusted for stock splits, stock dividends, reorganizations, recapitalizations or the like) on the trading day prior to the date of the notice; (ii) the private placement warrants are also concurrently exchanged at the same price as the outstanding Public Warrants; and (iii) there is an effective registration statement covering the issuance of the shares of New Pono common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given. In either case, redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

Pono Capital has not registered the shares of common stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise Public Warrants, thus precluding such investor from being able to exercise its Public Warrants except on a cashless basis and potentially causing such Public Warrants to expire worthless.

Pono has not registered the shares of common stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, Pono has agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, it will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of common stock issuable upon exercise of the warrants and thereafter will use its best efforts to cause the same to become effective within 60 business days following its initial business combination and to maintain a current prospectus relating to the common stock issuable upon exercise of the Public Warrants, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Pono cannot assure you that it will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the Public Warrants are not registered under the Securities Act, Pono will be required to permit holders to exercise their Public Warrants on a cashless basis. However, no Public Warrant will be exercisable for cash or on a cashless basis, and Pono will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if Pono common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Pono may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elects, Pono will not be required to file or maintain in effect a registration statement, and in the event it does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will Pono be required to net cash settle any Public Warrant, or issue securities or other compensation in exchange for the Public Warrants in the event that it is unable to register or qualify the shares underlying the Public Warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the Public Warrants is not so registered or qualified or exempt from registration or qualification, the holder of such Public Warrant shall not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In such event, holders who acquired their Public Warrants as part of a purchase of public units will have paid the full unit purchase price solely for the shares of common stock included in the public units. If and when the Public Warrants become redeemable by Pono, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. It will use its best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by Pono in the IPO. However, there may be instances in which holders of Public Warrants may be unable to exercise such Public Warrants but holders of Pono’s private warrants may be able to exercise such private warrants.

The Combined Entity may be a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, may qualify for exemptions from certain corporate governance requirements. If the Combined Entity relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon the Closing, depending on the number of shares of common stock redeemed by the Combined Entity’s public stockholders, the former AERWINS equity holders may control a majority of the voting power of the Combined Entity’s outstanding common stock, and New Pono may then be a “controlled company” within the meaning of applicable rules of Nasdaq upon the Closing of the Business Combination. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

•	that a majority of the board consists of independent directors;

•	for an annual performance evaluation of the nominating and corporate governance and compensation committees;

•

that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

While AERWINS does not intend to rely on these exemptions, the Combined Entity may use these exemptions now or in the future. As a result, the Combined Entity’s stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

The future exercise of registration rights may adversely affect the market price of Pono’s common stock.

Certain of Pono’s stockholders will have registration rights for restricted securities. Pono is obligated to register certain securities, including all of the shares of common stock held by the Sponsor and shares of common stock received by certain significant AERWINS stockholders as part of the Business Combination. Pono is obligated to (i) file a resale “shelf” registration statement to register such securities (and any shares of AERWINS common stock into which they may be exercised following the consummation of the Business Combination) within 15 business days after of the Closing and (ii) use reasonable best efforts to cause such registration statement to be declared effective by the SEC as soon as reasonably practicable after the filing. Sales of a substantial number of shares of common stock pursuant to the resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

There is no specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Pono to complete a Business Combination with which a substantial majority of its stockholders do not agree.

Pono’s current amended and restated certificate of incorporation does not provide a specified maximum redemption threshold, except that it will not redeem its public shares in an amount that would cause the company’s net tangible assets to be less than $5,000,001 upon consummation of its initial business combination (such that it is not subject to the SEC’s “penny stock” rules). As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by the Combined Entity or the persons described above have been entered into with any such investor or holder. Pono will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement/prospectus) at the special meeting.

In the event the aggregate cash consideration Pono would be required to pay for all shares of common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to it, it may not complete the Business Combination or redeem any shares, all shares of common stock submitted for redemption will be returned to the holders thereof, and Pono instead may search for an alternate business combination.

There may be sales of a substantial amount of the Combined Entity’s common stock after the Business Combination by Pono’s current stockholders, and these sales could cause the price of the Combined Entity’s common stock to fall.

After the Business Combination, on a pro forma basis, there will be approximately 68,114,675 shares of common stock outstanding (assuming no redemptions by Pono stockholders). Of Pono’s issued and outstanding shares that were issued prior to the Business Combination, all will be freely transferable, except for any shares held by Pono’s “affiliates,” as that term is defined in Rule 144 under the Securities Act. Following completion of the Business Combination, approximately 5.0% of the Combined Entity’s outstanding common stock will be held by the Sponsor. This percentage does not take into account (i) the issuance of up to 10,089,442 shares (or options to acquire shares) under the Equity Incentive Plan, (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 477,506 shares of common stock that will remain outstanding following the Business Combination or any additional Placement Warrants that Pono may issue to the Sponsor to repay working capital loans owed by Pono to the Sponsor (as of December 15, 2022, there was $960,000 outstanding under the Sponsor Working Capital Loan; On April 1, 2022 and May 24, 2022, the Sponsor loaned $110,000 and $65,000, respectively, to the Company under the Sponsor Working Capital Loan; on July 16, 2022, the Sponsor loaned an additional $35,000 to Pono under the Sponsor Working Capital Loan, and on August 8, 2022, the Sponsor loaned Pono an additional $85,000 under the Sponsor Working Capital Loan.), on September 12, 2022 the Sponsor loaned Pono an additional $175,000, on October 27, 2022, Pono drew $215,000 from the Sponsor Working Capital Loan with the Sponsor, (iii) any shares of common stock surrendered by former AERWINS securityholders after the consummation of the Business Combination as indemnification payments pursuant to the terms of the Merger Agreement, or (iv) and shares issuable upon conversion of the Preferred Stock.

Future sales of the Combined Entity’s common stock may cause the market price of its securities to drop significantly, even if its business is doing well.

Pono entered into a registration rights agreement with respect to the Founder Shares, shares of Pono common stock underlying the Placement Warrants and all shares issued to a holder with respect to the securities referred above by way of any stock split, stock dividend, recapitalization, combination of shares, acquisition, consolidation, reorganization, share exchange, or similar event, which securities Pono collectively refer to as “registrable securities.” Under the registration rights agreement, Pono has agreed to register for resale under a registration statement all of the shares held by holders of Founder Shares and issuable upon conversion of Pono warrants. The Sponsor is also entitled to two (2) demand registrations. Holders of registrable securities will also have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Business Combination.

Upon effectiveness of the registration statements Pono files pursuant to the registration rights agreements, these parties may sell large amounts of Pono common stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in Pono’s stock price or putting significant downward pressure on the price of Pono common stock.

Sales of substantial amounts of Pono common stock in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price of Pono common stock and make it difficult for it to raise funds through securities offerings in the future.

Future resales of New Pono’s common stock after the consummation of the Business Combination may cause the market price of New Pono’s securities to drop significantly, even if New Pono’s business is doing well.

In connection with the Business Combination, certain AERWINS Stockholders and certain of AERWINS’ officers and directors entered into a lock-up agreement pursuant to which they will be contractually restricted from selling or transferring any of (i) their shares of New Pono’s common stock held immediately following the Closing and (ii) any of their shares of New Pono’s common stock that result from converting securities held immediately following the Closing (the “Lock-up Shares”). Such restrictions begin at Closing and end the earliest of: (a) six months from the Closing (or, in the case of Shuhei Komatsu, AERWINS’ Chief Executive Officer, thirty months from the Closing), (b) the date Pono consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Pono’s stockholders having the right to exchange their shares of Pono common stock for cash, securities or other property and (c) the date on which the closing sale price of Pono common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred and fifty (150) days after the Closing; provided that 1⁄3 of such restricted shares shall be released from such restrictions if the closing stock price of Pono common stock reaches each of $13.00, $15.00, and $17.00.

The Sponsor is subject to a lock-up pursuant to a letter agreement, entered into at the time of the IPO, among Pono, the Sponsor and the other parties thereto, pursuant to which the Sponsor is subject to a lock-up beginning on the Closing and end the earliest of: (a) six months from the Closing, (b) the date Pono consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Pono’s stockholders having the right to exchange their shares of Pono common stock for cash, securities or other property and (c) the date on which the closing sale price of Pono common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred and fifty (150) days after the Closing; provided that 1⁄3 of such restricted shares shall be released from such restrictions if the closing stock price of Pono common stock reaches each of $13.00, $15.00, and $17.00.

However, following the expiration of such lock-ups, the Sponsor and the holders of Lock-Up Shares will not be restricted from selling shares of New Pono’s common stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of New Pono common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Pono common stock. Upon completion of the Business Combination, the Sponsor and the holders of Lock-Up Shares (including the shares of New Pono common stock issued as awards as a result of conversion of AERWINS common stock that were reserved for issuance pursuant to AERWINS’ outstanding stock options and unvested restricted stock units outstanding as of immediately prior to the Closing) will collectively beneficially own approximately 77.6% of the outstanding shares of New Pono common stock, assuming that no additional public stockholders redeem their public shares in connection with the Business Combination. Assuming approximately 11.5 million public shares are redeemed in connection with the Business Combination, in the aggregate, the ownership of the Sponsor and the AERWINS Stockholders would rise to 100% of the outstanding shares of New Pono common stock (including the shares of AERWINS common stock reserved in respect of AERWINS’ outstanding stock options and unvested restricted stock units outstanding as of immediately prior to the Closing that will be converted into awards based on New Pono common stock).

The shares held by Sponsor and the Lock-Up Stockholders may be sold after the expiration of their applicable lock-up periods. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in New Pono share price or the market price of New Pono common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Board will not have the ability to adjourn the meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The Board is seeking approval to adjourn the meeting to a later date or dates if, at the meeting, the business combination proposal is not approved. If the adjournment proposal is not approved, the Board will not have the ability to adjourn the meeting to a later date and, therefore, the Business Combination would not be completed.

Pono and AERWINS have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Pono if the Business Combination is not completed.

Pono and AERWINS expect to incur significant transaction and transition costs associated with the Business Combination and operating as a public company following the Closing. Pono and AERWINS may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by New Pono following the Closing. As disclosed in Notes to the Unaudited Pro Forma Condensed Combined Financial Information, expected transaction costs in consummating the Business Combination and related transactions are approximately $5.9 million, approximately $4.7 million of which are attributable to Pono and approximately $1.2 million of which are attributable to AERWINS. Even if the Business Combination is not completed, Pono expects to incur approximately $1.2 million in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by Pono if the Business Combination is not completed.

If the funds held outside of Pono’s Trust Account are insufficient to allow it to operate until at least November 11, 2022 (or up to February 13, 2023 if Pono extends the maximum time to complete an initial business combination), Pono’s ability to complete an initial business combination may be adversely affected.

Pono believes the funds available to it outside of the Trust Account will be sufficient to allow it to operate until it completes its business combination; however, Pono cannot assure you that its estimate is accurate. If Pono is required to seek additional capital, it would need to borrow funds from the Sponsor, management team or other third parties to operate or may be forced to liquidate. Neither the Sponsor, members of Pono’s management team nor any of their affiliates is under any obligation to advance funds to Pono in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to Pono upon completion of Pono’s initial business combination. Up to $1,500,000 of such loans may be convertible into additional Units that are identical to the Placement Units (the “Working Capital Units”) at a price of $10.00 per unit at the option of the lender. Any additional Working Capital Units beyond the Working Capital Units underlying the initial $1,500,000 in working capital loans as described in the Pono’s IPO prospectus will only be issuable upon the approval of Pono’s stockholders. As of December 15, 2022, there was $960,000 outstanding under the Sponsor Working Capital Loan. On April 1, 2022 and May 24, 2022, the Sponsor loaned $110,000 and $65,000, respectively, to the Company under the Sponsor Working Capital Loan. On July 16, 2022, the Sponsor loaned Pono an additional $35,000 under the Sponsor Working Capital Loan, and on August 8, 2022, the Sponsor loaned Pono an additional $85,000 under the Sponsor Working Capital Loans. On September 12, 2022 there was another draw for $175,000. On October 27, 2022, the Company drew $215,000 from the Sponsor Working Capital Loan with the Sponsor. Prior to the completion of Pono’s initial business combination, it does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as Pono does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. If Pono is unable to complete its initial business combination because it does not have sufficient funds available to it, Pono will be forced to cease operations and liquidate the Trust Account. Consequently, Pono’s public stockholders may only receive an estimated $10.15 per share, or possibly less, on its redemption of its public shares, and its warrants will expire worthless.

Pono’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about Pono’s ability to continue as a going concern, since Pono will cease all operations except for the purpose of liquidating if it is unable to complete an initial business combination by November 11, 2022 (or February 13, 2023, if Pono has extended the maximum time).

As of the Record Date, Pono had in cash held outside of the Trust Account for its $193,815 working capital needs. Pono has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. Pono may need to raise additional funds in order to meet the expenditures required for operating its business. Further, if Pono’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, Pono may have insufficient funds available to operate its business prior to its initial business combination. Moreover, Pono may need to obtain additional financing either to complete its initial business combination or because it becomes obligated to redeem a significant number of its public shares upon completion of its initial business combination, in which case it may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, Pono would only complete such financing simultaneously with the completion of its initial business combination. If Pono is unable to complete its initial business combination because it does not have sufficient funds available to it, it will be forced to cease operations and liquidate the Trust Account. In addition, following Pono’s initial business combination, if cash on hand is insufficient, Pono may need to obtain additional financing in order to meet its obligations. While Pono intends to complete the Business Combination before November 11, 2022 (or February 13, 2023, if Pono has extended the time it has to complete a business combination for the maximum time), there are no assurances that this will happen. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about Pono’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Resources could be wasted in researching acquisitions that are not completed (including the proposed Business Combination), which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If Pono has not completed its initial business combination within the required time period, its public stockholders may receive only approximately $10.15 per share, or less than such amount in certain circumstances, on the liquidation of its Trust Account and its warrants will expire worthless.

Pono anticipates that the investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If Pono decides not to complete a specific initial business combination, such as the proposed Business Combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if we reach an agreement relating to a specific target business, such as AERWINS, Pono may fail to complete its initial business combination for any number of reasons including those beyond its control. Any such event will result in a loss to Pono of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If Pono is unable to complete our initial business combination, its public stockholders may receive only approximately $10.15 per share on the liquidation of its Trust Account and its warrants will expire worthless.

Pono’s ability to consummate an initial business combination may be adversely affected by economic uncertainty and volatility in the financial markets, including as a result of the military conflict in Ukraine.

In late February 2022, Russian military forces invaded Ukraine. Russia’s invasion, the responses of countries and political bodies to Russia’s actions, and the potential for wider conflict may increase financial market volatility and could have adverse effects on regional and global economic markets, including the markets for certain securities and commodities. Following Russia’s actions, various countries, including the United States, Canada, the United Kingdom, Germany, and France, as well as the European Union, issued broad-ranging economic sanctions against Russia. The sanctions consist of the prohibition of trading in certain Russian securities and engaging in certain private transactions, the prohibition of doing business with certain Russian corporate entities, large financial institutions, officials and persons, and the freezing of Russian assets. The sanctions include a possible commitment by certain countries and the European Union to remove selected Russian banks from the Society for Worldwide Interbank Financial Telecommunications, commonly called “SWIFT”, the electronic network that connects banks globally, and imposed restrictive measures to prevent the Russian Central Bank from undermining the impact of the sanctions. A number of large corporations and U.S. states have also announced plans to curtail business dealings with certain Russian businesses.

The imposition of the current sanctions (and potential imposition of further sanctions in response to continued Russian military activity) and other actions undertaken by countries and businesses may adversely impact various sectors of the Russian economy, and the military action has severe impacts on the Ukrainian economy, including its exports and food production. The duration of ongoing hostilities and corresponding sanctions and related events cannot be predicted and may result in a negative impact on the markets and thereby may negatively impact Pono’s ability to consummate a business combination.

Additionally, in the U.S. and other jurisdictions, central banks have undertaken efforts to combat inflation by raising interest rates, which increase the likelihood of a slowdown in U.S. and global economic growth, and which in turn, have caused, and may continue to cause, declines in the prices of financial assets in the public and private markets as investors react to these and other economic developments. This has also caused, and may continue to cause, market volatility and downward price pressure on the capital markets, which may negatively impact Pono’s ability to consummate a business combination.

Risks Related to AERWINS

Unless the context otherwise requires, references to the “Company,” “we”, “us” and “our” in this subsection “ — Risks Related to AERWINS” generally refer to AERWINS in the present tense and the Combined Entity from and after the Business Combination.

Investing in us involves a high degree of risk. Before you invest in us, you should carefully consider the following risks, as well as general economic and business risks, and all of the other information contained in this proxy statement/prospectus. Any of the following risks could have a material adverse effect on our business, operating results and financial condition and cause the trading price of our common stock to decline, which would cause you to lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in this proxy statement/prospectus, including our financial statements and the related notes thereto, and the other financial information concerning us included elsewhere in this proxy statement/prospectus.

Risks Relating to Our Business and Industry

We have incurred, and in the future may continue to incur, net losses.

We have incurred net losses in the past. For the years ended December 31, 2021 and 2020, we had net losses of $14,555,670 and $12,547,010, respectively, and we had net operating cash outflows of $9,876,472 and $7,161,742, respectively. We expect our costs to increase in future periods as we continue to expand our business and operations. We also expect to incur substantial costs and expenses as a result of being a public company.

We cannot assure you that we will be able to generate net profits or positive operating cash flows in the future. Our ability to achieve profitability depends in large part on, among other factors, our ability to increase orders and sales of our Air Mobility Vehicles, mobility solutions and services, achieve economies of scale, establish effective pricing strategies, effectively navigate the regulatory environments in different jurisdictions, and increase operational efficiency. If we are unable to generate adequate revenues or effectively manage our expenses, we may continue to incur significant losses in the future and may not be able to achieve or subsequently maintain profitability.

We are a holding company and depend upon our operating subsidiary, A.L.I. Technologies, Inc. for our cash flows.

We are a holding company. All of our operations are conducted, and almost all of our assets are owned, by our operating subsidiary, A.L.I. Technologies Inc., a Japanese corporation. Consequently, our cash flows and our ability to meet our obligations depend upon the cash flows of our operating subsidiary and the payment of funds by this operating subsidiary to us in the form of dividends, distributions or otherwise. The ability of our operating subsidiary to make any payments to us depends on their earnings, the terms of their indebtedness, including the terms of any credit facilities and legal restrictions. Any failure to receive dividends or distributions from our operating subsidiary when needed could have a material adverse effect on our business, results of operations or financial condition.

Following the Business Combination, we may need additional capital, and we cannot be sure that additional financing will be available.

Although we currently anticipate that the proceeds from the Business Combination together with our available funds and cash flow from operations, will be sufficient to meet our cash needs for the foreseeable future, we may require additional financing. Our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance and condition of the capital markets at the time we seek financing. We cannot assure you that additional financing will be available to it on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences, or privileges senior to the rights of New Pono common stock, and the existing stockholders may experience dilution.

A new health epidemic could significantly disrupt our operations and adversely affect our results of operations.

Our business could be significantly affected by public health epidemics that may hit Japan and/or other countries where we sell our products, such as the outbreak of coronavirus, avian influenza, severe acute respiratory syndrome, or SARS, Zika virus, Ebola virus or other disease. For example, the severity of the current COVID-19 pandemic resulted in lock-downs, travel restrictions and quarantines imposed by governments across the world and materially affected general commercial activities on a global scale.

A COVID-19 outbreak may result in these customers ceasing purchases, canceling or reducing orders for our products or services, or failing to make payments owed to us in a timely manner or at all, which may materially and adversely impact our business and result of operations. The COVID-19 pandemic has caused, and is expected to cause in the near future, an economic downturn in many countries. Such general economic slowdown may reduce the demand for our products and services. In the international market, the pandemic has continued to significantly affect many parts of the world, including Asia, Europe and North America, where many of our customers and business partners are located. Any future outbreak of a contagious disease, and other adverse public health developments may restrict economic activities in affected regions, resulting in reduced business volume, temporary closure of our production facilities and offices or otherwise disrupt our business operations and adversely affect our results of operations.

Our business performance may be adversely affected if the growth of the Air Mobility Vehicle industry slows down.

In the manned air mobility, unmanned air mobility, and computing power sharing domains, we have acquired various technological expertise and a global alliance network as a result of developing diverse product services utilizing various hardware and software technologies. We recognize that this trend will continue in the future. However, if the growth of the market slows down due to laws and regulations, economic trends, or changes in social awareness that restrict business in the industries in which our group is involved, and if our business does not expand accordingly, our group’s business performance may be affected.

Our future growth depends on the demand for, and customers’ willingness to adopt, our Air Mobility Vehicles and air mobility solutions.

We operate in the new and evolving Air Mobility Vehicles (“AMVs”) industry. Our business and operating results depend in large part on the acceptance of and demand for our AMVs and air mobility solutions. The success of these products and services are and will be subject to risks, including with respect to:

•	the extent of market reception and adoption of AMVs as transportation and logistics solutions;

•	our navigating a new and evolving regulatory environment;

•	our timely fulfillment of product orders;

•	our ability to produce safe, high-quality and cost-effective AMVs on an ongoing basis;

•	the performance of our AMVs relative to customer expectations and customers’ interest in and demand for our manned AMVs and air mobility solutions; and

•	our building a well-recognized and respected brand.

Our failure to manage the risks described above may discourage current or potential customers from purchasing our AMVs or using our air mobility solutions, and there may be downward price pressure on our AMVs and air mobility solutions. If the market for AMVs or air mobility solutions does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be materially and adversely affected.

We may be unable to make timely product deliveries due to limited production capacity.

Commercial production of our manned AMVs requires timely and adequate supply of various types of raw materials and components, as well as mass production capacity and efficient manufacturing and assembly. We have no experience in high-volume manufacturing of our AMVs. We cannot assure you that we will be able to expand our production capacity efficiently and cost-effectively, or to procure sufficient raw materials and components to meet our production volume. While we are looking into expanding our manufacturing capacity through partnerships, such partnerships may not be successful, or we may not be able to do so in a timely manner to fulfill our backlog orders. While we obtain components from multiple sources whenever possible, some of the components used in our AMVs are currently selected to be purchased from a single source to improve cost-efficiency. Disruption in the supply of components, whether or not from a single-source supplier, could temporarily disrupt commercial production of our AMVs. We may experience operational difficulties with contract manufacturers we may utilize in the future, including reductions in the availability of production capacity, failure to comply with product specifications, insufficient quality control, failure to meet production deadlines, increases in manufacturing costs and longer lead time. Any of the foregoing could result in our failure to make timely deliveries to our customers. Such failure would materially and adversely affect our business, results of operations, financial condition and prospects.

Our framework and conditional agreements may not result in material sales of our products.

We have entered into a number of long-term agreements with customers and partners relating to the sale of our manned AMVs. Some of these agreements are conditional, and our counterparty is not obligated to purchase our products unless a number of conditions are satisfied. For example, the customer may not be required to purchase our AMVs unless our AMVs achieve a number of performance milestones and it obtains required governmental approvals (for example, in the United States, from the Federal Aviation Administration, or the FAA). We have yet to achieve the performance milestones, and the customers are allowed to terminate the agreements before that happens. Further, it may be time-consuming for the customer to obtain the required approvals, if they are able to do so at all. Some other agreements are framework agreements containing sales targets, but that does not obligate our counterparties to purchase our products at all. We expect the number of orders and pre-orders we receive under these framework agreements to depend on a number of factors, including changes in the regulatory environment, customers’ acceptance of and demand for our products and services and our production capacity. For the foregoing reasons, we may not receive substantial orders from our current or potential customers. As our long-term agreements may not result in material sales of our products, our future results of operations may not scale or otherwise meet our current expectations.

We expect to have substantial customer concentration.

Due to the short history of our business and that we have not achieved significant scale, we expect to have customer concentration. There are inherent risks whenever a large percentage of revenues are concentrated with a limited number of customers that mainly operate our AMVs in entertainment and tourism locations in Japan, rather than in broad, mainstream commercial operations. We are unable to predict the future level of demand for our services that will be generated by these customers.

Our technology platform may not perform in line with customer specifications or expectations.

Our technology platform, consisting of our AMVs, in-air operating systems and on-the-ground infrastructure, may not perform in line with customers’ expectations. For example, our AMVs may not be as easy to operate or maintain as customers expect. In addition, certain orders and pre-orders of our manned AMVs are conditioned on their meeting defined technical specifications (such as a specified cruising speed, operational range and payload capacity) according to agreed-upon delivery timetables. See “Information about AERWINS — Our mobility solutions” in this prospectus for further details. Future customers may also require performance specifications that we are unable to deliver. Some of these target specifications, such as those dependent on battery technology, are constrained by the pace of general technological advancement and the capabilities of our suppliers, which are largely beyond our control.

Our technology platform may contain design or manufacturing defects that result in unsatisfactory performance or require repair. Our technology platform uses a substantial amount of algorithms and software to operate. Software products are inherently complex and often contain defects and errors, especially when first introduced. While we have performed extensive internal testing on our AMV software and hardware systems, we have a limited frame of reference by which to evaluate the long-term performance of our technology platform. There can be no assurance that we will be able to detect and fix any defects in our technology platform before we and our subsidiaries sell products and services to customers.

If our technology platform is defective or otherwise fails to perform as expected or in accordance with prescribed technical specifications and timetable, our AMVs may experience accidents and we may suffer adverse publicity, order cancellations, revenue declines, delivery delays, product recalls, product liability claims, and significant warranty and other expenses. These consequences could have a material adverse impact on our business, financial condition, operating results and prospects.

Our reputation and the trading price of our common stock may be negatively affected by adverse publicity or detrimental conduct against us.

Adverse publicity concerning our failure or perceived failure to comply with legal and regulatory requirements, alleged accounting or financial reporting irregularities, regulatory scrutiny and further regulatory action or litigation could harm our reputation and cause the trading price of our common stock to decline and fluctuate significantly. The negative publicity and the resulting decline of the trading price of our common stock may lead to the filing of shareholder class action lawsuits against us and some of our senior executive officers, and may potentially have further severe impact on the market price of our common stock and divert management’s attention from the day-to-day operations of our company. Our management and audit committee conducted additional procedures and actions to mitigate risks of the short seller allegations. However, we may be constrained in the manner in which we can proceed against the relevant short sellers by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

We may continue to be the target of adverse publicity and detrimental conduct against us, including complaints, anonymous or otherwise, to regulatory agencies regarding our operations, accounting, revenues and regulatory compliance. Additionally, allegations against us may be posted on the internet by any person or entity which identifies itself or on an anonymous basis. We and our subsidiaries may be subject to government or regulatory investigation or inquiries, or shareholder lawsuits, as a result of such third-party conduct and may be required to incur significant time and substantial costs to defend ourselves, and there is no assurance that we and our subsidiaries will be able to conclusively refute each of the allegations within a reasonable period of time or at all. Our reputation may also be negatively affected as a result of the public dissemination of allegations or malicious statements about us, which in turn may materially and adversely affect the trading price of our common stock.

We are a relatively young company with a short operating history, and we may not be able to sustain our rapid growth, effectively manage our growth or implement our business strategies.

We and our subsidiaries have been providing air mobility solutions since September 2016. Although we have experienced growth, our historical performance may not be indicative of our future performance due to our limited operating history. We are currently commercializing our AMVs and air mobility solutions, and have a short history of accepting orders for our AMVs and delivering them to customers for testing, training and demonstration purposes. There is only a limited historical basis for making judgments on the demand for our products and services or our ability to produce and deliver AMVs and air mobility solutions, or to become profitable in the future.

You should consider our business and future prospects in light of the risks and challenges we face as a new entrant to a nascent industry and to overseas markets, including risks and challenges associated with our ability to:

•	provide safe, convenient and effective air mobility solutions;

•	maintain reliable, secure, high-performance and scalable infrastructure;

•	identify suitable facilities to expand manufacturing capacity;

•	navigate the evolving and complex regulatory environment across all the markets in which we operate;

•

anticipate and adapt to changing market conditions, including technological developments and changes in the competitive landscape, and adjust, manage and execute our marketing and sales activities to cater to local economic and demographic conditions, cultural differences and customer preferences across all our current and future markets;

•	successfully market our air mobility solutions;

•	improve and maintain our operational efficiency; and

•	attract, retain and motivate talented employees.

If we fail to address any or all of these risks and challenges, our business may be materially and adversely affected.

As our business grows, we or our subsidiaries may adjust our product and service offerings. These adjustments may not bring about expected results and may instead have a material and adverse impact on our financial condition and results of operations. Our revenue structure may continue to evolve in response to market demand. In particular, we expect the relative revenue contribution from air mobility solutions to increase in the future. Our growth is dependent on the development of such new products and services. We may not accurately identify market needs before we invest in the development of a new product or a new service. In addition, we might face difficulties or delays in the development process, which may result in losses in our market share and competitive advantages.

In pursuit of our growth strategy, we or our subsidiaries may enter into new strategic relationships to further penetrate our targeted markets. Should these relationships fail to materialize and develop into demand or orders for our products and services, or should we fail to work effectively with these companies, we may lose opportunities to generate sales growth and our business, results of operations and financial condition could be adversely affected.

We may not be successful in competing in the AMV industry.

We operate in the AMV industry and provide various mobility solutions, including air mobility (consisting of transportation and logistics and drone solutions), smart city management and aerial media solutions. Companies engaged in businesses similar to those of ours are entering the market one after another, and competition is fierce, with a wide range of products and service formats. Our policy is to continue to respond to customer needs and enhance its services. However, if these efforts do not produce the anticipated results, or if the emergence of competitors offering innovative services leads to customers leaving us, leading to a decrease in distribution and deliveries, our business and performance may be affected. However, if these efforts do not produce the anticipated results, or if the emergence of competitors offering groundbreaking services leads to customers leaving, distribution, and sales declines, the group’s business and earnings may be affected.

In addition to competing with other AMV companies, we compete with traditional industry players providing similar solutions, such as aircraft and ground transportation service providers. Many of our current and potential competitors, particularly international competitors, have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products.

We expect competition in our industry to intensify in the future in light of increased demand for alternative transportation, continuing globalization and consolidation in the global AMV industry. Factors affecting competition include, among others, ability to innovate, development speed, product quality, reliability, safety and features, pricing and customer service. Increased competition may lead to lower AMV unit sales and increased inventory, which may result in downward price pressure and adversely affect our business, financial condition, operating results and prospects.

Our ability to successfully compete in our industry will be fundamental to our future success in existing and new markets and will affect our market share. If our competitors introduce AMVs or services that are superior in quality or performance and/or lower in price compared with our offerings, we may lose existing customers or be unable to attract new customers at prices that would allow us to generate attractive rates of return on our investment, if at all.

Any significant cybersecurity incident or disruption to our operating systems or our command-and-control centers could subject us to significant reputational, financial, legal and operational consequences.

We depend on our and our subsidiaries’ integrated operating systems and on-the-ground infrastructure to operate our products and services. Any material disruption to or slowdown of our operating systems or infrastructure could cause our AMVs to malfunction or result in outages or delays in our services, which could harm our brand and adversely affect our operating results.

Our command-and-control centers rely on our proprietary cloud database, which can store all of the data collected under our clients’ approvals. Problems with our command-and-control centers or our telecommunications network providers could adversely affect our services and products. Our telecommunications network providers could decide to cease providing services to us without adequate notice. Any change in service levels of our telecommunications network or any errors, defects, disruptions or other performance problems with our operating systems or infrastructure could harm our brand and potentially affect our user data. If changes in technology cause our operating systems or infrastructure to become obsolete, or if our operating systems or command-and-control centers are inadequate to support our growth, we could lose customers, and our business and operating results could be adversely affected.

We could be subject to breaches of security by hackers. Although we proactively employ multiple measures to defend our systems against intrusions and attacks, our measures may not prevent unauthorized access or use of sensitive data. A breach of our AMV operating systems or command-and-control systems may result in product damages, data losses and, in extreme cases, AMV accidents or hijacking of our AMVs to perform unlawful activities.

A cybersecurity breach could harm our reputation and deter our customers and potential customers from using our AMVs. In addition, any such breach could cause us to incur costs to correct the breaches or failures, expose us to uninsured liability, increase our risk of regulatory scrutiny, subject us to lawsuits and result in the imposition of material penalties and fines.

An accident involving an AMV provided by us or another manufacturer could harm the AMV industry.

An accident involving an AMV provided by us or another manufacturer could cause regulatory agencies around the world to tighten restrictions on the use of AMVs, particularly over-populated areas, and could cause the public to lose confidence in our products and AMVs generally. There are risks associated with autopilot, flight control, communications and other advanced technologies, and, from time to time, there have been accidents associated with these technologies. The safety of certain cutting-edge technologies depends in part on user interaction, and users may not be accustomed to using such technologies. We or our subsidiaries could face unfavorable and tightened regulatory control and intervention on the use of autopilot and other advanced technologies and be subject to liability and government scrutiny to the extent accidents associated with our autonomous navigation systems occur. Should a high-profile accident occur resulting in substantial casualty or damages, either involving our AMVs or products offered by other companies, public confidence in and regulatory attitudes toward AMVs could deteriorate. Any of the foregoing could materially and adversely affect our results of operations, financial condition and growth prospects.

We may be compelled to undertake product recalls or take other actions, which could adversely affect our brand image and results of operations.

Our AMVs may not perform in line with customers’ expectations. Any product defects, accidents or any other failure of our AMVs to perform as expected could harm our reputation and result in adverse publicity, revenue loss, delivery delays and product recalls, which could harm our brand and reputation. Any product recall or lawsuit seeking significant monetary damages either in excess of or outside of our insurance coverage may have a material adverse effect on our business and financial condition. In the future, we may, voluntarily or involuntarily, initiate a recall if any of our AMVs, including any systems or components sourced from our suppliers, prove to be defective or noncompliant with applicable laws and regulations. Such recalls, whether voluntary or involuntary and whether caused by systems or components engineered or manufactured by us or our suppliers, could incur significant expenses and adversely affect our brand image in our target markets. They may also inhibit or prevent commercialization of our current and future product candidates.

We may become subject to product liability claims or warranty claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may be exposed to significant product liability claims if our AMVs do not perform as expected or malfunction. Any defects, errors, or failures in our products or the misuse of our AMVs, operating systems and infrastructure could also result in injury, death or property damage. Our risks in this area are particularly pronounced given we have limited field experience in the operation of our AMVs. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our AMVs and business and inhibit or prevent commercialization of our current and future AMV models. Our insurance coverage might not be sufficient to cover all potential product liability claims. In addition, the same level of insurance coverage may not be available in the future at economical prices, or at all. Even if we are fully insured as it relates to a claim, the claim could nevertheless diminish our brand and divert management’s attention and resources, which could have a negative impact on our business, financial condition and result of operations.

We generally provide standard warranties on our AMVs. The term of a warranty is between six months to three years, depending on the product line and the specific part or component. The occurrence of any material defects in our AMVs could make us liable for damages and warranty claims. In addition, we could incur significant costs to correct any defects or other problems, including costs related to product recalls. Warranty claims may also lead to litigation. Any negative publicity related to the perceived quality of our AMVs could affect our brand image, decrease retailer, distributor and customer demand, and adversely affect our operating results and financial condition.

If we fail to successfully develop and commercialize new products, services and technologies that are well received by customers, our operating results may be materially and adversely affected.

Our future growth depends on whether we can continually develop and introduce new generations of our existing AMV product lines and update our operating systems and infrastructure with enhanced functionalities and value-added services. This is particularly important in the current industry landscape where technologies and consumer preferences evolve rapidly, which may shorten the lifecycles of our existing products. We plan to upgrade our current AMV models and introduce new models in order to continue to provide AMVs with the latest technologies. As technological advancements can be complex and costly, we could experience delays in the development and introduction of new products and services in the future.

Our ability to roll out new and innovative products and services depends on a number of factors, including significant investments in research and development, quality control of our products and services and effective management of our supply chain. We may need to devote more resources to the research and development of new or enhanced products, services and technologies, which may reduce our profitability. In addition, our research and development efforts may not yield the benefits we expect to achieve in a timely manner, or at all. To the extent that we are unable to execute our strategy of continuously introducing new and innovative products, diversifying our product portfolio and satisfying consumers’ changing preferences, we may not be able to grow our user base, and our competitive position and results of operations may be adversely affected. Even if we are able to keep up with technological changes and develop new models, our prior models may as a result become obsolete sooner than expected, potentially reducing our return on investment.

We have no experience in managing sales to multiple countries and we are subject to a variety of costs and risks due to our continued international expansion.

One of our core strategies is international expansion. We generally have less experience in marketing, selling and deploying our AMVs in markets outside Japan. International expansion will require us to invest significant capital and other resources, and our efforts may not be successful. International sales and operations are subject to risks such as:

•	limited brand recognition;

•	costs associated with establishing new distribution networks;

•	difficulty in finding qualified partners for overseas distribution;

•	inability to anticipate changes in local market conditions, economic landscapes, and consumers’ preferences and customs;

•	difficulties in staffing and managing foreign operations;

•

lack of familiarity with and understanding of the local legal, regulatory and policy frameworks, as well as burdens of complying with a wide variety of local laws and regulations, including those governing personal data protection and safety control;

•	political and economic instability;

•	trade restrictions;

•	differing employment laws and practices, as well as potential labor disruptions;

•	the imposition of government controls;

•	lesser degrees of intellectual property protection;

•	tariffs and customs duties and the classifications of our goods by applicable governmental bodies; and

•	a legal system subject to undue influence or corruption.

Additionally, to export our AMVs to certain jurisdictions, we may face challenges in coordinating with both Japanese and the applicable foreign governments and regulatory authorities. If we cannot export our AMVs to such jurisdictions, our business, prospects, financial condition and operating results may be materially and adversely impacted.

The failure to manage any of these risks could negatively affect our international business and consequently our overall business and operating results. In addition, the concern over these risks may also prevent us from entering into, or marketing, selling or releasing our AMVs and mobility solutions in, certain markets.

Our operations may be interrupted by production difficulties or delays due to mechanical failures, utility shortages or stoppages, fire, natural disaster or other calamities at or near our facilities.

Production difficulties, such as capacity constraints, mechanical and systems failures and the need for equipment upgrades, may suspend our production and/or reduce our output. There can be no assurance that we will not experience problems with our production facilities in the future or that we will be able to address any such problems in a timely manner. Problems with key equipment in one or more of our production facilities may affect our ability to produce our AMVs or cause us to incur significant expenses to repair or replace such equipment. Scheduled and unscheduled maintenance programs may affect our production output. Any of these could have a material adverse effect on our business, financial condition, results of operations and prospects.

We depend on a continuous supply of utilities, such as electricity and water, to operate our production facilities. Any disruption to the supply of electricity or other utilities may disrupt our production, or cause the deterioration or loss of our inventory. This could adversely affect our ability to fulfill our sales orders and consequently may have an adverse effect on our business and results of operations. In addition, fire, natural disasters, pandemics or extreme weather, including droughts, floods, typhoons or other storms, or excessive cold or heat, could cause power outages, fuel shortages, water shortages, damage to our production, processing or distribution facilities or disruption of transportation channels, any of which could impair or interfere with our operations. We cannot assure you that such events will not happen in the future or that we will be able to take adequate measures to mitigate the likelihood or potential impact of such events, or to effectively respond to such events if they occur.

Our consumers may experience service failures or interruptions due to defects in the software, infrastructure, components or engineering system that compromise our products and services, or due to errors in product installation, any of which could harm our business.

Our products and services may contain undetected defects in the software, infrastructure, components or engineering system. Sophisticated software and applications, such as those adopted and offered by us, often contain “bugs” that can unexpectedly interfere with the software and applications’ intended operations. Our internet services may from time to time experience outages, service slowdowns or errors. Defects may also occur in components or processes used in our products or for our services.

There can be no assurance that we will be able to detect and fix all defects in the hardware, software and services we offer. Failure to do so could result in decreases in sales of our products and services, lost revenues, significant warranty and other expenses, decreases in customer confidence and loyalty, losing market share to our competitors, and harm to our reputation.

Our business and prospects depend significantly on our ability to build our A.L.I. Technologies brand.

Our business and prospects are heavily dependent on our ability to build, maintain and strengthen the A.L.I. Technologies brand. If we do not continue to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high-quality AMVs and mobility solutions and engage with our customers as intended. In addition, we expect that our ability to develop, maintain and strengthen the A.L.I. Technologies brand will also depend heavily on the success of our user development and branding efforts. Such efforts mainly include building a community of engaged online and offline users as well as other branding initiatives, such as AMV shows and events. To promote our brand, we may be required to change our user development and branding practices, which could result in substantially increased expenses. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

Our A.L.I. Technologies brand could be subject to adverse publicity if incidents related to our products occur or are perceived to have occurred, whether or not we are at fault. In particular, given the popularity of social media, including Facebook, Twitter, Linkedin and Instagram in Japan, any negative publicity, regardless of its truthfulness, could quickly proliferate and harm consumer perceptions of and confidence in our brand. Furthermore, we may be affected by adverse publicity related to our manufacturing or other partners, whether or not such publicity is related to their collaboration with us. Our ability to successfully position our brand could also be adversely affected by perceptions of the quality of our partners’ products and services. In addition, from time to time, our AMVs and mobility solutions are evaluated and reviewed by third parties. Any unfavorable reviews could adversely affect consumer perceptions of our AMVs and mobility solutions.

Weather and seasonality may have a material adverse effect on our operations.

Our sales of AMVs and mobility solutions may be affected by weather and seasonality. Our mobility solutions are mainly delivered outdoors. Customers may choose alternative transportation instead of our solution in severe weather conditions in consideration of safety factors, even if our AMVs are able to endure such conditions. As a result, our business, financial condition and operating results may be materially and adversely impacted by the weather conditions. Our operating results may vary from period to period due to many factors, including seasonal factors that may have an effect on the demand for our mobility solutions in the future. As a result, our quarterly results of operations and financial position at the end of a particular quarter may not necessarily be representative of the results we expect at year-end or in other quarters of a year. Our operating results would suffer if we did not achieve revenues consistent with our expectations due to seasonal demand and weather changes because many of our expenses are based on anticipated levels of annual revenues.

Any decline in the business of our business partners or the deterioration of our relationship with them could have a material adverse effect on our operating results.

We collaborate with various business partners to promote our AMVs and mobility solutions. There can be no guarantee that those business partners will continue to collaborate with us in the future. If we are unable to maintain good relationships with our business partners, or the business of our business partners declines, the reach of our products and services may be adversely affected and our ability to maintain and expand our user base may decrease.

Most of the agreements with our business partners do not prohibit them from working with our competitors or from offering competing services. If our partners change their standard terms and conditions in a manner that is detrimental to our business, or if our business partners decide not to continue working with us, or choose to devote more resources to supporting our competitors or their own competing products, we may not be able to find a substitute on commercially favorable terms, or at all, and our competitive advantages may diminish.

Safety issues or public perceptions of safety issues concerning lithium-ion batteries could have a material adverse impact on our business.

The battery packs installed on our AMVs make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells.

While the battery packs used for our AMVs are designed to passively contain any single cell’s release of energy without spreading to neighboring cells, a field or testing failure of our AMVs could occur, which could result in accidents, casualty or damages, and subject us to lawsuits, product recalls, or redesign efforts. Also, negative public perceptions regarding the suitability of lithium-ion cells for AMV applications or any future incident involving lithium-ion cells, even if such incident does not involve our AMVs, could seriously harm our business. In addition, we store a significant number of lithium-ion cells at our facilities. Any mishandling of battery cells may cause disruption to the operation of our facilities. While we have implemented safety procedures related to the handling of the cells, a safety issue or fire related to the cells could disrupt our operations. Such damage or injury could lead to adverse publicity and potentially a safety recall.

If we fail to comply with environmental and work safety laws and regulations, we could become subject to fines or penalties or incur costs that could harm our business.

We are subject to numerous environmental and work safety laws and regulations. For more details, see “Description of Business — Environmental Protection and Work Safety” in this prospectus. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations. Environmental and social laws and regulations have tended to become increasingly stringent. There has been increased global focus on environmental and social issues and it is possible that countries may potentially adopt more stringent standards or new regulations in these areas. To the extent regulatory changes occur in the future, they could result in, among other things, increased costs to our company. In addition, we may incur substantial costs in order to comply with current or future environmental and work safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Our failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

If our business partners, contractors, suppliers, sales agents, dealers or third-party logistics services providers fail to use ethical business practices and comply with applicable laws and regulations, our brand image could be harmed due to negative publicity beyond our own control.

Our reputation is sensitive to allegations of unethical business practices. We do not control the business practices of our business partners, independent contractors and suppliers, sales agents, dealers or third-party logistics services providers. Accordingly, we cannot guarantee their compliance with ethical business practices, such as environmental responsibilities, fair wage practices, and compliance with child labor laws, among others. A lack of demonstrated compliance could lead us to seek alternative suppliers, sales agents or dealers, which could increase our costs and result in delayed delivery of our products, product shortages or other disruptions of our operations. Violation of labor or other laws by our suppliers, business partners, sales agent, dealers or third-party logistics services suppliers or the divergence of their labor or other practices from those generally accepted as ethical in the markets in which we do business could also attract negative publicity, diminish our brand image and reduce demand for our AMVs and mobility solutions.

If customers modify our AMVs or operating systems, the AMVs may not operate properly, which may cause damage, create negative publicity and harm our business.

Our customers may try to modify our AMVs or operating systems for various reasons, which could compromise the performance and safety of our AMVs, as well as the safety of their passengers. During such modifications, they may use third-party parts that may not be compatible with our products. We do not test, nor do we endorse, such modification. In addition, the use of improper external cabling or unsafe charging outlets can expose our customers to injury from AMV malfunctioning. Any injuries or damages resulting from such modifications or misuses could result in adverse publicity, which would negatively affect our brand and harm our business, prospects, financial condition and operating results.

Failure to safeguard personal information could subject us to penalties, damage our reputation and brand, and harm our business and results of operations.

Through our AMVs, command-and-control systems, we log information about each AMV’s use, such as charge time, battery usage, mileage and location information, in order to aid us in vehicle diagnostics, repair and maintenance, as well as to help us customize and optimize the flying experience. Images and videos captured by cameras attached to our AMVs are stored on our servers, servers of third-party cloud storage providers or other servers designated by our customers. We, therefore, process, including but not limited to collect, store, process, use, transfer, provide, disclose and delete, personal data from our users in order to better understand our users and their needs for the purpose of our content feeds recommendation. Possession and use of our users’ flying behavior and data in conducting our business may subject us to legislative and regulatory oversight in Japan and other jurisdictions, such as the European Union and the United States. For example, in January 2018, the European Union promulgated the General Data Protection Regulation to further protect fundamental rights in privacy and personal information so that members of the general public have more control over their personal information. Regulations in relevant jurisdictions may require us to obtain user consent for the collection of personal information, restrict our use of such personal information and hinder our ability to expand our user base. In the event of a data breach or other unauthorized access to our user data, we may have obligations to notify users about the incident and we may need to provide some form of remedy for the individuals affected by the incident.

Concerns or claims about our practices with regard to the processing of personal information or other privacy-related matters, even if unfounded, could damage our reputation and results of operations. In the Japanese, governmental authorities have enacted a series of laws and regulations to enhance the protection of privacy and data. We may need to adjust our business to comply with data security requirements and other laws and regulations from time to time.

As laws and regulations in Japan on the protection of privacy and data are constantly evolving, complying with new laws and regulations could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.

Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that our practices, offerings or platform could fail to meet all of the requirements imposed on us by such laws, regulations or obligations. Any failure on our part to comply with applicable laws or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, collection, transfer, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing users from using our platform or result in investigations, fines, suspension of our app, or other penalties by government authorities and private claims or litigation, any of which could materially adversely affect our business, financial condition and results of operations. In addition, the interpretation and application of the aforementioned laws and regulations are often uncertain and in flux. Our practice may become inconsistent with these laws and regulations.

Our platform and internal systems depend on the ability of software and hardware developed and maintained internally and/or by third parties to store, retrieve, process and manage immense amounts of data, including personal information or other privacy-related matters. The software and hardware on which we rely may now or in the future contain, undetected programming errors, bugs, or vulnerabilities which may result in errors or compromise our ability to protect the data of our users and in turn adversely affect our business, financial condition and operation results. Any systems failure or compromise of security that results in the unauthorized access to or release of the data, photo or messaging history of our users could significantly limit the adoption of our services, as well as harm our reputation and brand, result in litigation against us, liquidation and other damages, regulatory investigations and penalties, and we could be subject to material liability. Additionally, we connect our platform with software development kit provided by third parties who may also process users’ data. The integrity of our user data also depends on their ability to secure and protect the data they process. The risk that these types of events could seriously harm our business is likely to increase as we expand the scope of services we offer and as we increase the size of our user base.

We may also become subject to laws and regulations affecting data protection, data privacy and/or information security in other jurisdictions by virtue of having users who reside in these jurisdictions, even if we do not have a physical presence there. Many jurisdictions have in the past adopted, and may in the future adopt, new laws and regulations, or amendments to existing laws and regulations, affecting data protection, data privacy and/or information security, such as the General Data Protection Regulation, or the GDPR, adopted by the European Union that became fully effective on May 25, 2018. The interpretation and application of these laws or regulations are often uncertain and in flux. We cannot guarantee you that our practice is consistent with these laws and regulations and our practice may become inconsistent with these laws and regulations, if so, we could be subject to fines and orders requiring that we change our practices, which could have an adverse effect on our business and results of operations. Complying with new data laws and regulations could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.

If users allege that we have improperly used, released or disclosed their personal information, we could face legal claims and reputational damage. We may incur significant expenses to comply with privacy, consumer protection and security standards and protocols imposed by law, regulation, industry standards or contractual obligations. A major breach of our network security and systems could create serious negative consequences for our business and future prospects, including possible fines, penalties, reduced customer demand for our AMVs, and harm to our reputation and brand. See “Description of Business — Japanese Regulation” in this prospectus for further details.

The execution of our business plans requires a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute the equity interests of our shareholders or introduce covenants that may restrict our operations or our ability to pay dividends.

We will need significant capital to, among other things, conduct research and development, expand our manufacturing capacity, roll out new products and solutions and provide mobility services. We may also need significant capital to maintain our existing property and equipment. Our expected sources of capital include both equity and debt financing. However, financing might not be available to us in a timely manner or on acceptable terms, or at all.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plans. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities, substantially change our current corporate structure, or even curtail or discontinue our operations.

In addition, our future capital needs and other business concerns could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute the equity interests of our shareholders. Additional indebtedness would increase our debt-service obligations and may be accompanied by covenants that would restrict our operations or our ability to pay dividends to our shareholders.

We are subject to risks associated with strategic alliances or acquisitions. If we cannot manage the growth of our business or execute our strategies effectively, our business and prospects may be materially and adversely affected.

We have entered into strategic alliances with various business partners, and may in the future enter into joint research and development agreements or co-branding agreements with third parties to further our business purpose from time to time. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third parties and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties. If any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

Although we currently do not have any specific acquisition plans, if appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to any required shareholders’ approval, we may also have to obtain approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable Japanese laws and regulations, which could result in delays and increased costs, and may derail our business strategy if we fail to do so. Furthermore, past and future acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

Our business could be adversely affected by trade tariffs or other trade barriers.

The United States and other countries may in the future impose tariffs on the importation of consumer products related to our business, such as AMVs. We plan to export our AMVs to the United States and other countries, including, but not limited to, the UAE and European Union. Any new tariffs on AMVs or other relevant products imposed by the United States or other countries may significantly increase our costs. It is not yet clear what impact these tariffs may have or what actions other governments, including the Japanese government, may take in retaliation. In addition, these developments could have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

We and our subsidiaries have limited insurance coverage, which could subject us to significant costs and business disruption.

We and our subsidiaries have limited liability insurance coverage for our products and business operations. We may not be able to secure additional product liability insurance coverage on acceptable terms or at reasonable costs when needed. A successful liability claim against us, our subsidiaries or its subsidiaries due to injuries or damages suffered by our users could materially and adversely affect our financial condition, results of operations and reputation. Even if unsuccessful, such a claim could cause us adverse publicity, require substantial costs to defend, and divert the time and attention of our management. In addition, we do not have any business disruption insurance. Any business disruption could result in substantial cost to us and diversion of our resources. Furthermore, Japan, the United States or any other jurisdiction relevant to our business may impose requirements for maintaining certain minimum liability or other insurance relating to the operation of AMVs. Such insurance policies could be costly, which would reduce the demand for our AMVs. Alternatively, certain insurance products that would be desirable to AMV operators may not be commercially available, which would increase the risks of operating our AMVs and also reduce the demand for them.

We are involved in litigation from time to time and, as a result, we could incur substantial judgments, fines, legal fees or other costs.

We may be the subject of complaints or litigation from customers, suppliers, employees or other third parties for various actions. The damages sought against us in some of these litigation proceedings could be substantial. We cannot assure you that we will always have meritorious defenses to the plaintiffs’ claims. While the ultimate effect of these legal actions cannot be predicted with certainty, our reputation and the result of operations could be negatively impacted. The proceedings we may be involved in from time to time, including the aforementioned bankruptcy proceedings, could incur substantial judgments, fines, legal fees or other costs and have a material adverse effect on our business, financial condition, results of operations and cash flows.

Any financial or economic crisis or perceived threat of such a crisis may materially and adversely affect our business, financial condition and results of operations.

We are subject to risks inherent in economic volatility and disruptions that may arise. For example, the global financial markets experienced significant disruptions in 2008. The recovery since then has been geographically uneven. New challenges have also emerged, including the escalation of the European sovereign debt crisis since 2011, the hostilities in the Ukraine, the end of quantitative easing by the U.S. Federal Reserve and the economic slowdown in the Eurozone in 2014. More recently, in response to inflation, central bank interest rate increases, slowing of economic growth and other factors, stock markets across the world have experienced significant volatility and downward price pressure in 2022. It is unclear whether these challenges will be contained and what effects they each may have. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies, including Japan’s. Economic conditions in Japan are sensitive to global economic conditions. Any prolonged slowdown in Japan’s economic development might lead to tighter credit markets, increased market volatility, sudden drops in business and customer confidence and dramatic changes in business and customer behaviors.

We face risks related to natural disasters, which could significantly disrupt our operations.

We are vulnerable to natural disasters and other calamities such as typhoons, tornadoes, floods, earthquakes and other adverse weather and climate conditions. Although we have servers that are hosted in an offsite location, our backup system does not capture data on a real-time basis, and we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services on our platform. In addition, the further spread of the new coronavirus may affect our performance and financial position, depending on the course of events, and we will continue to closely monitor the situation and make necessary disclosures.

If the landlords of our and our subsidiaries’ leased properties fail to properly maintain and renovate such premises, buildings or facilities in a timely manner or at all, the operation of our offices could be materially and adversely affected.

We and our subsidiaries lease all the premises used in our operations from third parties. We and our subsidiaries require the landlords’ cooperation to effectively manage the condition of such premises, buildings and facilities. In the event that the condition of the office premises, buildings and facilities deteriorates, or if any or all of our and our subsidiaries’ landlords fail to properly maintain and renovate such premises, buildings or facilities in a timely manner or at all, the operation of our offices could be materially and adversely affected.

Because our long-term growth strategy involves expansion of our sales to customers outside Japan, our business will be susceptible to risks associated with international operations.

A component of our growth strategy involves the expansion of our operations and customer base worldwide. We plan to open international offices in the future. These international offices will focus primarily on sales, professional services and support. Our future international operations and future initiatives will involve a variety of risks, including:

•	difficulties in maintaining our company culture with a dispersed and distant workforce;

•	more stringent regulations relating to data security and the unauthorized use of, or access to, commercial and personal information;

•	the timing of our sales with our international clients and related revenue recognition is difficult to predict because of the length and unpredictability of the sales cycle for these clients;

•	unexpected changes in regulatory requirements, taxes or trade laws;

•	differing labor regulations where labor laws are generally more advantageous to employees as compared to Japan, including deemed hourly wage and overtime regulations in these locations;

•

challenges inherent in efficiently managing an increased number of employees, including remote employees, over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs;

•	difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems and regulatory systems;

•	currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions if we chose to do so in the future;

•	global economic uncertainty caused by global political events;

•	limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;

•	limited or insufficient intellectual property protection;

•	political instability or terrorist activities;

•

likelihood of potential or actual violations of domestic and international anticorruption laws, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, or of U.S. and international export control and sanctions regulations, which likelihood may increase with an increase of sales or operations in foreign jurisdictions and operations in certain industries; and

•	adverse tax burdens and foreign exchange controls that could make it difficult to repatriate earnings and cash.

Our inexperience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake will not be successful. If we invest substantial time and resources to establish our international operations and are unable to do so successfully and in a timely manner, our business and operating results will suffer. We continue to implement policies and procedures to facilitate our compliance with U.S. laws and regulations applicable to or arising from our international business. Inadequacies in our past or current compliance practices may increase the risk of inadvertent violations of such laws and regulations, which could lead to financial and other penalties that could damage our reputation and impose costs on us.

Our customers may fail to pay us in accordance with the terms of their agreements, at times necessitating action by us to attempt to compel payment.

If our customers fail to pay us in accordance with the terms of our agreements, we may be adversely affected both from the inability to collect amounts due and the cost of enforcing the terms of our agreements, including litigation and arbitration costs. The risk of these issues increases with the term length of our customer arrangements. Furthermore, some of our customers may seek bankruptcy protection or other similar relief and fail to pay amounts due to us, or pay those amounts more slowly, either of which could adversely affect our results of operations, financial condition and cash flow.

We believe our success depends on continuing to invest in the growth of our worldwide operations by entering new geographic markets. If our investments in these markets are greater than anticipated, or if our customer growth or sales in these markets do not meet our expectations, our results of operations and financial condition may be adversely affected.

We believe our success depends on expanding our business into new geographic markets and attracting customers in countries other than the United States. We anticipate continuing to expand our operations worldwide and have made, and will continue to make, substantial investments and incur substantial costs as we enter new geographic markets. This includes investments in facilities, information technology investments, sales, marketing and administrative personnel and facilities. Often we must make these investments when it is still unclear whether future sales in the new market will justify the costs of these investments. In addition, these investments may be more expensive than we initially anticipate. If our investments are greater than we initially anticipate or if our customer growth or sales in these markets do not meet our expectations or justify the cost of the initial investments, our results of operations and financial condition may be adverse affected.

Risks Related to Our Dependence on Third Parties

We may rely on some third-party distributors for sales, marketing and distribution activities relating to our AMVs.

Currently we do not rely on any third-party distributors for sales, marketing and distribution activities relating to our AMVs. However, some of our business partners may act as third-party distributors that sell, market and distribute our AMVs to their customers in the future. Accordingly, we may be subject to a number of risks associated with third-party distributors, including a lack of day-to-day control over the activities of third-party distributors selling or using our products and solutions; third-party distributors may terminate their arrangements with us on limited or no notice, or may change the terms of these arrangements in a manner that is unfavorable to us for reasons outside of our control; and any disagreements with our third-party distributors could lead to costly and time-consuming litigation or arbitration. If we fail to establish and maintain satisfactory relationships with our third-party distributors, we may not be able to sell, market and distribute our AMVs according to our internal budget and plans, our future revenues and market share may not grow at a pace that we expect, and we could be subject to increases in sales and marketing and other costs which would harm our results of operations and financial condition.

We rely on external suppliers for raw materials and certain key externally sourced components and parts used in the assembly of our AMVs, and have limited control over the quality of these components and parts.

We purchase certain key externally sourced components and raw materials, such as computers chips, batteries, motors and electronic displays, from external suppliers for use in our assembly, production and operations of AMVs. A continuous and stable supply of components and raw materials that meet our standards is crucial to our assembly, production and operations. We cannot assure you that we will be able to maintain our existing relationships with our suppliers and continue to be able to stably source key components and raw materials at reasonable prices, or at all. We have integrated our suppliers’ technologies within our products such that having to change to an alternative supplier may cause significant disruption to our operations. The supply of key components could be interrupted for any reason, or there could be significant increases in the prices of these key components. Additionally, changes in business conditions, force majeure, governmental changes and other factors beyond our control, or that we do not presently anticipate, could also affect our suppliers’ ability to deliver components to us on a timely basis. If any of these events occurs, our business, financial condition, results of operations and prospects may be materially and adversely affected.

We cannot guarantee that the quality of components and parts manufactured by external suppliers will be consistent and maintained at a high standard. Any defects of or quality issues with these components or any noncompliance incidents associated with these third-party suppliers could result in quality issues with our AMVs and hence compromise our brand image and results of operations. In extreme situations, we may be exposed to liabilities as a result of significant damages caused by certain components from external suppliers and we cannot assure you that we will be able to obtain sufficient insurance coverage at an acceptable cost in the future. A successful claim brought against us in excess of our available insurance coverage may have a material adverse effect on our business, financial condition and operating results.

We expect to rely on third-party logistics providers to deliver our domestic sales orders and overseas orders. Inadequate third-party logistics services or failure to mitigate the risks of damage or disruption to our distribution logistics could adversely affect our business.

Our ability to transport and sell our AMVs is critical to our success across our operations. We expect to rely on third-party logistics service providers to deliver our domestic sales orders and overseas orders. Damage or disruption to our distribution logistics due to disputes, weather, natural disasters, fire, explosions, terrorism, pandemics or labor strikes could impair our ability to distribute or sell our AMVs. Inadequate third-party logistics services could also potentially disrupt our distribution and sales and compromise our business reputation. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect our business, financial condition and results of operations, as well as require additional resources to restore our supply chain.

Risks Related to Employee Matters

If we cannot maintain our company culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe contribute to our success and our business may be harmed.

We believe that a critical component to our success has been our company culture, which is based on transparency and personal autonomy. We have invested substantial time and resources in building our team within this company culture. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives. As we grow as and continue to develop the infrastructure of a public company, we may find it difficult to maintain these important aspects of our company culture. If we fail to maintain our company culture, our business may be adversely impacted.

Our success depends on the continuing efforts of our key employees, including our senior management members and other key personnel. If we fail to hire, retain and motivate our key employees, we could lose the innovation, collaboration and focus that contribute to our business.

We believe that our success depends substantially on the continued efforts of our key employees, including our senior management members and other qualified and key personnel. We rely on our executive officers, senior management and key employees to generate business and execute programs successfully. Shuhei Komatsu, our Chief Executive Officer, has a wealth of knowledge and business experience in the air mobility industry, the core business of our group, as well as numerous personal relationships, and plays an extremely important role in the management of the Company. In addition, the relationships and reputation that members of our management and key employees have established and maintain with government personnel contribute to our ability to maintain good customer relations and to identify new business opportunities. The loss of any key personnel or our failure to attract additional talent could reduce our employee retention, disrupt our research and development activities and operations, and impair our revenue growth and competitiveness. If one or more of our executive officers or key employees were unable or unwilling to continue their services with us, we might not be able to replace them easily, in a timely manner, or at all, and we might lose the innovation, collaboration and focus that contribute to our business.

The failure to attract and retain additional qualified personnel could prevent us from executing our business strategy.

To execute our business strategy, we must attract and retain highly qualified personnel. In particular, we compete with many other companies for developers with high levels of experience in designing, developing and managing AMVs and air mobility solutions, as well as for skilled information technology, marketing, sales and operations professionals, and we may not be successful in attracting and retaining the professionals we need. Also, inbound sales, marketing, services, and content management domain experts are very important to our success and are difficult to replace. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and difficulty in retaining highly skilled employees with appropriate qualifications. In particular, we have experienced a competitive hiring environment in Japan, where we are headquartered and will continue to experience a competitive hiring environment as we recruit for remote talent worldwide. Many of the companies with which we compete for experienced personnel have greater resources than we do. In addition, in making employment decisions, particularly in the AMVs industry, job candidates often consider the value of the stock options or other equity incentives they are to receive in connection with their employment. If the price of our stock declines, or experiences significant volatility, our ability to attract or retain key employees will be adversely affected. If we fail to attract new personnel or fail to retain and motivate our current personnel, our growth prospects could be severely harmed.

Risks Related to Intellectual Property

We and our subsidiaries may need to defend ourselves against claims of intellectual property infringement, which may be time-consuming and costly.

Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our AMVs, AMV operating systems and infrastructure or their components, which could make it more difficult for us to operate our business. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights by us and our subsidiaries or otherwise assert their rights against us and our subsidiaries. Moreover, our and our subsidiaries’ applications and uses of trademarks relating to our and our subsidiaries’ design, software or artificial intelligence technologies could be found to infringe upon existing trademark ownership and rights. We or our subsidiaries may also fail to apply for key trademarks in a timely manner. We or our subsidiaries may continue to face intellectual property infringement claims in the future.

If we or our subsidiaries are determined to have infringed upon a third party’s intellectual property rights, we or our subsidiaries may be required to do one or more of the following:

•	cease selling, incorporating certain components into, or using AMVs or offering goods or services that incorporate or use the challenged intellectual property;

•	pay substantial damages;

•	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

•	redesign our, our subsidiaries or its subsidiaries’ AMVs, AMV operating systems and infrastructure, components or services; or

•	establish and maintain alternative branding for our, our subsidiaries or its subsidiaries’ products and services.

In the event of a successful claim of infringement against us or our subsidiaries and our or our subsidiaries’ failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, even if frivolous, could result in substantial costs, negative publicity and diversion of resources and management attention.

Our or our subsidiaries’ intellectual property rights may not protect us effectively.

As of September 30, 2022, we and our subsidiaries together had 28 issued patents in Japan, 40 registered trademarks in Japan, and 19 registered copyrights in Japan in relation to our and our subsidiaries’ technologies.

We cannot assure you that our or our subsidiaries’ pending patent applications will be granted. Even if our or our subsidiaries’ applications are successful, patents may be contested, circumvented or invalidated in the future.

In addition, the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages. The claims under any patents that issue from our or our subsidiaries’ patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours or our subsidiaries’ results. It is also possible that the intellectual property rights of others could bar us or our subsidiaries from licensing and exploiting any patents that are issued from our or our subsidiaries’ pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which we and our subsidiaries have developed and are developing our technologies. These patents and patent applications might have priority over our or our subsidiaries’ patent applications and could subject our or our subsidiaries’ patent applications to invalidation. Finally, in addition to those who may claim priority, any of our or our subsidiaries’ existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

Implementation and enforcement of Japanese laws on intellectual property rights have historically been deficient and ineffective. Accordingly, protection of intellectual property rights in Japan may not be as effective as in the United States or other developed countries. Furthermore, policing unauthorized use of proprietary technologies is difficult and expensive. We and our subsidiaries rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our and our subsidiaries’ intellectual property rights. Despite our efforts to protect our and our subsidiaries’ proprietary rights, third parties may attempt to copy or otherwise obtain and use our or our subsidiaries’ intellectual property or seek court declarations that they do not infringe upon our or our subsidiaries’ intellectual property rights. Any unauthorized use of our or our subsidiaries’ intellectual property by third parties may adversely affect our current and future revenues and our reputation. Monitoring unauthorized use of our and our subsidiaries’ intellectual property is difficult and costly, and we cannot assure you that the steps we or our subsidiaries have taken or will take will prevent misappropriation of our and our subsidiaries’ intellectual property. From time to time, we or our subsidiaries may have to resort to litigation to enforce our and our subsidiaries’ intellectual property rights, which could result in substantial costs and diversion of our resources.

The Company may not be able to protect its intellectual property rights throughout the world.

Filing, prosecuting, and defending patents, trademarks and design rights on all of the Company’s product candidates throughout the world would be prohibitively expensive. The Company has filed (i) patent applications and/or obtained patents in Japan, United and Europe, (ii) trademark applications and/or obtained trademark in Japan, Europe, United States, United Arab Emirates, Qatar, Egypt, India, Singapore, Malaysia, Hong Kong, Macau, China, South Africa and Ethiopia and (iii) design rights application and/or obtained design rights in Japan, United States and China. Competitors may use the Company’s technologies in jurisdictions where it has not obtained patent protection to develop their own products and their products may compete with products of the Company.

If we fail to protect, or incur significant costs in defending or enforcing our intellectual property and other proprietary rights, our business, financial condition and results of operations could be materially harmed.

Our success depends, in large part, on our ability to protect our intellectual property and other proprietary rights. We rely primarily on patents, trademarks, copyrights, trade secrets, design rights and unfair competition laws, as well as license agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. However, existing Japanese legal standards relating to the validity, enforceability and scope of protection of intellectual property rights offer only limited protection, may not provide us with any competitive advantages, and our rights may be challenged by third parties. The laws of countries other than Japan may be even less protective of our intellectual property rights. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property or otherwise gaining access to our technology. Unauthorized third parties may try to copy or reverse engineer our products or portions of our products or otherwise obtain and use our intellectual property. Moreover, many of our employees have access to our trade secrets and other intellectual property. If one or more of these employees leave our employment to work for one of our competitors, then they may disseminate this proprietary information, which may as a result damage our competitive position. If we fail to protect our intellectual property and other proprietary rights, then our business, results of operations or financial condition could be materially harmed. From time to time, we have initiated lawsuits to protect our intellectual property and other proprietary rights. Pursuing these claims is time consuming and expensive and could adversely impact our results of operations.

In addition, affirmatively defending our intellectual property rights and investigating whether any of our products or services violate the rights of others may entail significant expense. Our intellectual property rights may be challenged by others or invalidated through administrative processes or litigation. If we resort to legal proceedings to enforce our intellectual property rights or to determine the validity and scope of the intellectual property or other proprietary rights of others, then the proceedings could result in significant expense to us and divert the attention and efforts of our management and technical employees, even if we prevail.

Risks Related to Government Regulation

Failure to comply with laws and regulations could harm our business.

Our business is subject to regulation by various federal, state, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety, environmental laws, consumer protection laws, anti-bribery laws, import/export controls, federal securities laws and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than those in the United States.

Although we strive to comply with these laws and regulations, including Civil Aeronautics Law, Road Traffic Law, Radio Law, Product Liability Law, Worker Dispatch Law, and other laws and regulations related to our business, it is possible that regulations will be unexpectedly enacted, amended, or abolished in the future, or that planned deregulation will not proceed as planned. In such cases, if we receive some administrative sanction for violating such laws and regulations, etc., or if excessive legal restrictions are applied in the future, our activities may be restricted, which may affect our business and earnings. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions.

In the jurisdictions where we and our subsidiaries plan to sell AMVs is subject to an uncertain or lengthy approval process, we cannot predict whether and when regulations will change, and any new regulations may impose onerous requirements and restrictions with which we and our subsidiaries, the AMVs and potential customers may be unable to comply. As a result, we and our subsidiaries may be limited in, or completely restricted from, growing business in the foreseeable future.

We operate in a new and rapidly evolving industry, which is subject to extensive legal and regulatory requirements. As described below, in the jurisdictions relevant to us, the use and delivery of our AMVs are, and in the near future are expected to continue to be, subject to an uncertain or lengthy approval process. We are unable to estimate the average length of time required to obtain the applicable regulatory approvals due to the nascent nature of AMV-related regulations and the lack of relevant precedents. For example, we are not aware of any operator having been granted all required approvals for the operation of AMVs in Japan, the United States or elsewhere. We cannot predict when these regulations will change, and any new regulations may impose onerous requirements and restrictions.

As we sell our AMV products internationally, we face challenges in quickly and sufficiently familiarizing ourselves with foreign regulatory environments and policy frameworks. If any new regulation is put in place, or a different interpretation of existing regulation is adopted, our ability to manufacture, market, sell or operate our AMVs or to advertise or deliver air mobility solutions in general may be limited or otherwise affected. Failure to comply with applicable regulations or to obtain, maintain or renew the necessary permits, licenses, registrations or certificates could cause delays in, or prevent us from, manufacturing, marketing, selling and operating our AMVs products, meeting product demand and expectations, introducing new products or expanding our service coverage, and could materially and adversely affect our operation results. If we are found to be in violation of applicable laws or regulations, we could be subject to administrative punishment, including fines, injunctions, recalls or asset seizures, as well as potential criminal sanctions, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our AMVs and mobility solutions are subject to safety standards, and the failure to satisfy such mandated safety standards or failure to design, manufacture and operate safe and high-performance AMVs and related operating systems and infrastructure would have a material adverse effect on our business and operating results.

Sales of our AMVs must comply with applicable standards in the market where they are sold, including standards on design, manufacturing and operation. In Japan, for example, certain components of our AMVs must pass various tests and meet criteria specified in product safety guideline issued by the Ministry of Economy, Trade and Industry in Japan. We have met the applicable requirements in the guideline and obtained approval of export with Certificate of Non-applicability. See “Item 4. Information on the Company — B. Business Overview — Japan Regulation” for further details. Currently, there are 193 members or contracting states in the International Civil Aviation Organization (“ICAO”), which is governed by the ICAO Council, which is composed of 36 member states including the United States. Pursuant to ICAO policy we believe that our product will not be considered an aircraft in the United States. However, the future commercial use of our product in the United States may be restricted by various regulations at the federal and state levels, as well as private regulations, such as the prohibition of private mobility near airports, which may prevent the use of our product.

Future changes in laws and regulations may also make it impossible to use our product in the ways that are currently planned. Although the United States is a member of the ICAO Council, in the United States, the FAA oversees the safety of aircraft operations in the national airspace system and has the authority to grant airworthiness certificates and related exemptions to unmanned aircraft systems. If we fail to have our AMVs satisfy applicable aerial vehicle standards in any jurisdiction where we operate, our business and operating results would be adversely affected. To achieve a high level of safety assurance, we have also established our own AMV safety standards. While we are committed to producing safe and high-quality products, there can be no assurance that our safety technology will be effective in preventing incidents related to product safety, such as accidents involving our AMVs. Failure to ensure the safe operation of our AMVs will affect our reputation and the sales of our AMVs, which will ultimately adversely affect our business operation and financial results.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and noncompliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct our business or sell our products, including the Japanese anti-corruption laws and regulations, the U.S. Foreign Corrupt Practices Act, or the FCPA, the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act 2010 also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. The Japanese anti-corruption laws and regulations prohibit bribery to government agencies, state or government owned or controlled enterprises or entities, to government officials or officials that work for state or government owned enterprises or entities, as well as bribery to non-government entities or individuals. There is uncertainty in connection with the implementation of Japanese anti-corruption laws. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation.

We have direct or indirect interactions with officials and employees of government agencies and state-owned affiliated entities in the ordinary course of business. We have also entered into joint ventures and/or other business partnerships with government agencies and state-owned or affiliated entities. These interactions subject us to an increased level of compliance-related concerns. We are in the process of implementing policies and procedures designed to ensure compliance by us and our directors, officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations. However, our policies and procedures may not be sufficient, and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our shares.

Risks Related to Our Indebtedness

Our substantial indebtedness could have important adverse consequences and adversely affect our financial condition.

We have a significant amount of indebtedness. As of December 31, 2021, we had total indebtedness of $16,640,338. See Note 10 “Long-term Debt” to our audited consolidated financial statements included elsewhere in the registration statement of which this prospectus forms a part of.

Our level of debt could have important consequences, including making it more difficult for us to satisfy our obligations with respect to our debt, limiting our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions, or other general corporate requirements, requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, investments or acquisitions and other general corporate purposes, increasing our vulnerability to adverse changes in general economic, industry and competitive conditions, exposing us to the risk of increased interest rates, limiting our flexibility in planning for and reacting to changes in the industries in which we compete, placing us at a disadvantage compared to other, less leveraged competitors, increasing our cost of borrowing and hampering our ability to execute on our growth strategy.

We may be unable to generate sufficient cash flow to satisfy our significant debt service obligations, which could have a material adverse effect on our business, financial condition results of operations, and cash flows.

Our ability to make principal and interest payments on and to refinance our indebtedness will depend on our ability to generate cash in the future and is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If our business does not generate sufficient cash flow from operations, in the amounts projected or at all, or if future borrowings are not available to us in amounts sufficient to fund our other liquidity needs, our business, financial condition, results of operations, and cash flows could be materially adversely affected.

If we cannot generate sufficient cash flow from operations to make scheduled principal and interest payments, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets, delay capital expenditures or seek additional equity. The terms of our existing or future debt agreements may also restrict us from affecting any of these alternatives. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. Further, changes in the credit and capital markets, including market disruptions and interest rate fluctuations, may increase the cost of financing, make it more difficult to obtain favorable terms, or restrict our access to these sources of future liquidity. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, could have a material adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of our indebtedness.

Despite our level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt, including off-balance sheet financing, contractual obligations and general and commercial liabilities. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future, including off-balance sheet financings, contractual obligations and general and commercial liabilities. If new debt is added to our current debt levels, the related risks that we now face could intensify.

General Risks

Weakened global economic conditions may harm our industry, business and results of operations.

Our overall performance depends in part on worldwide economic conditions. Global financial developments and downturns seemingly unrelated to us or the AMV industry may harm us. The United States and other key international economies have been affected from time to time by falling demand for a variety of goods and services, restricted credit, poor liquidity, reduced corporate profitability, volatility in credit, equity and foreign exchange markets, bankruptcies, and overall uncertainty with respect to the economy, including with respect to tariff and trade issues. In particular, the economies of countries in Europe have been experiencing weakness associated with high sovereign debt levels, weakness in the banking sector, uncertainty over the future of the Euro zone and volatility in the value of the pound sterling and the Euro, including instability surrounding Brexit. If economic conditions in key markets for our AMVs continue to remain uncertain or deteriorate further, it could adversely affect our customers’ ability or willingness to purchase our AMVs and delay prospective customers’ purchasing decisions, all of which could harm our operating results.

We are exposed to fluctuations in currency exchange rates.

We face exposure to movements in currency exchange rates, which may cause our revenue and operating results to differ materially from expectations. As exchange rates vary, revenue, cost of revenue, operating expenses and other operating results, when re-measured, may differ materially from expectations. In addition, our operating results are subject to fluctuation if our mix of U.S. and foreign currency denominated transactions and expenses changes in the future. Furthermore, global political events, including Brexit and similar geopolitical developments, fluctuating commodity prices and trade tariff developments, have caused global economic uncertainty, which could amplify the volatility of currency fluctuations. Such volatility, even when it increases our revenues or decreases our expenses, impacts our ability to predict our future results and earnings accurately. Although we may apply certain strategies to mitigate foreign currency risk, these strategies might not eliminate our exposure to foreign exchange rate fluctuations and would involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategies and potential accounting implications. Additionally, as we anticipate growing our business further outside of the United States, the effects of movements in currency exchange rates will increase as our transaction volume outside of the United States increases.

Our actual operating results may differ significantly from our guidance and projections.

From time to time, we may provide forward looking estimates regarding our future performance that represent management’s estimates as of a point in time. These forward-looking statements are based on projections prepared by our management. These projections, including projections AERWINS management provided to Marshall & Stevens in connection with its valuation, are not and were not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our independent registered public accountants nor any other independent expert or outside party compiles or examines the projections and, accordingly, no such person expresses any opinion or any other form of assurance on our projections.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions and conditions, some of which will change. The principal reason that we provide forward looking information is to provide a basis for our management to discuss its business outlook with stakeholders. Forward looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of its forward-looking statements will not materialize or will vary significantly from actual results. Accordingly, our forward-looking statements are only an estimate of what management believes is realizable as of the date of release. In addition, projections provided by AERWINS management to Marshall &

Stevens were based on assumptions AERWINS’s management believed to be reasonable at such time, and have not and will not be updated from such date. Actual results will vary from our forward-looking statements and the variations may be material. In light of the foregoing, investors are urged not to rely upon, or otherwise consider, our guidance or projections in making investment decisions.

Risks Related to Ownership of New Pono Common Stock

The nominal purchase price paid by the Sponsor and directors and officers of Pono for the Founder Shares may significantly dilute the implied value of the Public Shares in the event the parties complete an initial Business Combination. In addition, the value of the Founder Shares will be significantly greater than the amount the Sponsor and directors and officers of Pono paid to purchase such shares in the event the parties complete an initial Business Combination, even if the Business Combination causes the trading price of the New Pono common stock to materially decline.

The nominal purchase price paid by the Sponsor and directors and officers of Pono for the Founder Shares may significantly dilute the implied value of the Public Shares in the event we complete an initial business combination. In addition, the value of the Founder Shares will be significantly greater than the amount the Sponsor and directors and officers of Pono paid to purchase such shares in the event we complete an initial Business Combination, even if the Business Combination causes the trading price of the New Pono common stock to materially decline. The Sponsor, directors and officers of Pono, and Mehana Capital LLC, an affiliate of the Sponsor, invested an aggregate of $6,966,750, comprised of the $25,000 purchase price for the Founder Shares, the $5,216,750 purchase price for the Placement Units, and the $1,725,006 purchase price for the Private Units or $1,95 per share. The amount held in Pono’s Trust Account was approximately $120,833,655 on the Record Date, implying a value of $10.51 per Public Share. Based on these assumptions, each share of Pono common stock would have an implied value of $8.48 per share representing a 19.3% decrease from the initial implied value of $10.51 per Public Share. While this would represent a dilution to our public stockholders, it would represent a significant increase in value for the Sponsor and directors and officers of Pono relative to the price it paid for each Founder Share. At approximately $8.48 per share, the 3,569,175 shares of New Pono common stock that the Sponsor and directors and officers of Pono holding Founder Shares would own upon completion of our initial Business Combination would have an aggregate implied value of $30.3 million. As a result, even if the trading price of the New Pono common stock significantly declines, the value of the Founder Shares held by the Sponsor and directors and officers of Pono will be significantly greater than the amount the Sponsor and directors and officers of Pono paid to purchase such shares. In addition, the Sponsor and directors and officers of Pono could potentially recoup their entire investment, inclusive of their investment in the Placement Units and Private Units, even if the trading price of the New Pono common stock after the initial Business Combination is as low as $1.95 per share. As a result, the Sponsor and directors and officers of Pono holding Founder Shares are likely to earn a substantial profit on their investment upon disposition of shares of New Pono common stock even if the trading price of the New Pono common stock declines after the completion of the initial Business Combination. The Sponsor and directors and officers of Pono holding Founder Shares may therefore be economically incentivized to complete an initial business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the public stockholders, rather than liquidating Pono. This dilution would increase to the extent that public stockholders seek redemptions from the Trust Account for their Public Shares.

An active market for New Pono’s securities may not develop, which would adversely affect the liquidity and price of New Pono’s securities.

The price of New Pono’s securities may vary significantly due to factors specific to New Pono as well as to general market or economic conditions. Furthermore, an active trading market for New Pono’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

Nasdaq may delist New Pono’s securities from trading on its exchange, which could limit investors’ ability to make transactions in New Pono’s securities and subject New Pono to additional trading restrictions.

Pono’s securities are currently listed on Nasdaq and it is anticipated that, following the Business Combination, New Pono’s securities will be listed on Nasdaq. However, Pono cannot assure you that New Pono’s securities will continue to be listed on Nasdaq in the future. In order to continue listing its securities on Nasdaq, New Pono must maintain certain financial, distribution and stock price levels. Generally, New Pono must maintain a minimum number of holders of its securities (generally 400 public holders). Additionally, in connection with the Business Combination, New Pono will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq. For instance, New Pono’s stock price would generally be required to be at least $4.00 per share and New Pono will be required to have a minimum of 400 public holders (with at least 50% of such round lot holders holding securities with a market value of at least $2,500) in order to remain listed on the Nasdaq Global Market. Pono cannot assure you that New Pono will be able to meet those initial listing requirements at that time.

If Nasdaq delists New Pono’s securities from trading on its exchange and New Pono is not able to list its securities on another national securities exchange, Pono expects New Pono’s securities could be quoted on an over-the-counter market. If this were to occur, New Pono could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•

a determination that New Pono’s common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Pono’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of New Pono’s common stock may decline as a result of the Business Combination.

The market price of New Pono’s common stock may decline as a result of the Business Combination for a number of reasons including if:

•	investors react negatively to the prospects of New Pono’s business and the prospects of the Business Combination;

•	the effect of the Business Combination on New Pono’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	New Pono does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

The New Pono common stock price may change significantly following the Merger and you could lose all or part of your investment as a result.

The trading price of New Pono common stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of New Pono common stock at an attractive price due to a number of factors such as those listed in “— Risks Related to AERWINS” and the following:

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those New Pono’s competitors;

•	changes in expectations as to New Pono’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•	declines in the market prices of stocks generally;

•	strategic actions by New Pono or its competitors;

•	announcements by New Pono or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•	announcements of estimates by third parties of actual or anticipated changes in the size of New Pono’s customer base or the level of customer engagement;

•	any significant change in New Pono’s management;

•	changes in general economic or market conditions or trends in New Pono’s industry or markets;

•	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to New Pono’s business;

•

additional shares of New Pono securities being sold or issued into the market by New Pono or any of the existing stockholders or the anticipation of such sales, including if New Pono issues shares to satisfy restricted stock unit related tax obligations or if existing stockholders sell shares into the market when applicable “lock-up” periods end;

•	investor perceptions of the investment opportunity associated with New Pono common stock relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by New Pono or third parties, including New Pono’s filings with the SEC;

•	litigation involving New Pono, New Pono’s industry, or both, or investigations by regulators into New Pono’s operations or those of New Pono’s competitors;

•	guidance, if any, that New Pono provides to the public, any changes in this guidance or New Pono’s failure to meet this guidance;

•	the development and sustainability of an active trading market for New Pono common stock;

•	actions by institutional or activist stockholders;

•	developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies;

•	changes in accounting standards, policies, guidelines, interpretations or principles; and

•	other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of New Pono common stock, regardless of New Pono’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of New Pono common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If New Pono was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from New Pono’s business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on the New Pono common stock for the foreseeable future, you may not receive any return on investment unless you sell your New Pono common stock at a price greater than what you paid for it.

New Pono intends to retain future earnings, if any, for future operations, expansion and debt repayment, and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of New Pono common stock will be at the sole discretion of the New Pono board of directors. The New Pono board of directors may take into account general and economic conditions, New Pono’s financial condition and results of operations, New Pono’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by New Pono to its stockholders or by its subsidiaries to it and such other factors as the New Pono board of directors may deem relevant. As a result, you may not receive any return on an investment in New Pono common stock unless you sell your New Pono common stock for a price greater than that which you paid for it.

New Pono stockholders may experience dilution in the future.

The percentage of shares of New Pono common stock owned by current stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that New Pono may grant to its directors, officers and employees, exercise of the New Pono warrants. Such issuances may have a dilutive effect on New Pono’s earnings per share, which could adversely affect the market price of New Pono common stock.

If securities or industry analysts do not publish research or reports about New Pono’s business, if they change their recommendations regarding New Pono common stock or if New Pono’s operating results do not meet their expectations, the New Pono common stock price and trading volume could decline.

The trading market for New Pono common stock will depend in part on the research and reports that securities or industry analysts publish about New Pono or its businesses. If no securities or industry analysts commence coverage of New Pono, the trading price for New Pono common stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover New Pono downgrade its securities or publish unfavorable research about its businesses, or if New Pono’s operating results do not meet analyst expectations, the trading price of New Pono common stock would likely decline. If one or more of these analysts cease coverage of New Pono or fail to publish reports on New Pono regularly, demand for New Pono common stock could decrease, which might cause the New Pono common stock price and trading volume to decline.

Future sales, or the perception of future sales, by New Pono or its stockholders in the public market following the Business Combination could cause the market price for New Pono common stock to decline.

The sale of shares of New Pono common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of New Pono common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for New Pono to sell equity securities in the future at a time and at a price that it deems appropriate.

It is anticipated that, upon the Closing, Pono’s public stockholders will retain an ownership interest of approximately 17.1% of the outstanding capital stock of the Combined Entity, the Sponsor will retain an ownership interest of approximately 5.3% of the outstanding capital stock of the Combined Entity and the AERWINS securityholders will own approximately 77.6% of the outstanding capital stock of the Combined Entity. The foregoing ownership percentages with respect to the Combined Entity following the Business Combination exclude any outstanding Warrants and assume that (i) there are no redemptions of any shares by Pono’s public stockholders in connection with the Business Combination, and (ii) no awards are issued under the

Equity Incentive Plan. All shares currently held by Pono public stockholders and all of the shares issued in the Business Combination to existing AERWINS securityholders will be freely tradable without registration under the Securities Act, and without restriction by persons other than New Pono’s “affiliates” (as defined under Rule 144 under the Securities Act, (“Rule 144”)), including New Pono’s directors, executive officers and other affiliates.

In connection with the Merger, certain existing AERWINS securityholders, who are expected to own    % shares of New Pono common stock following the Business Combination (based on the above assumptions and AERWINS’ current stockholdings), have agreed with Pono, subject to certain exceptions, not to dispose of or hedge any of their shares of New Pono common stock or securities convertible into or exchangeable for shares of New Pono common stock during the period from the date of the Closing continuing through the earliest of: (i) the six-month anniversary of the Closing, (ii) the date on which the Closing price of New Pono common stock equals or exceeds $12.00 per share for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing, and (iii) such date on which New Pono completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the New Pono stockholders having the right to exchange their shares of New Pono common stock for cash, securities or other property. See “The Business Combination Proposal — General Description of the Merger Agreement — Lock-up Agreements”.

In addition, the shares of New Pono common stock reserved for future issuance under the Equity Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares representing 15% of the fully diluted, and as converted, outstanding shares of New Pono common stock immediately following consummation of the Merger are expected to be reserved for future issuance under the Equity Incentive Plan. New Pono is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of New Pono common stock or securities convertible into or exchangeable for shares of New Pono common stock issued pursuant to the Equity Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, New Pono may also issue its securities in connection with investments or acquisitions. The amount of shares of New Pono common stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of New Pono common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to New Pono stockholders.

Pono currently is and New Pono will be an emerging growth company within the meaning of the Securities Act, and if New Pono takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Pono is currently and, following the consummation of the Merger, New Pono will be an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. New Pono may continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New Pono stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find securities issued by New Pono less attractive because New Pono will rely on these exemptions. If some investors find those securities less attractive as a result of its reliance on these exemptions, the trading prices of New Pono’s securities may be lower than they otherwise would be, there may be a less active trading market for New Pono’s securities and the trading prices of New Pono’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Pono has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, New Pono, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Pono’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

New Pono will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the Pono IPO, (ii) the last day of the fiscal year in which New Pono has total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which New Pono is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of New Pono common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which New Pono has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

New Pono may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous for Pono warrantholders.

New Pono will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of New Pono common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date New Pono sends the notice of redemption to the warrant holders. If and when the Public Warrants become redeemable by New Pono, New Pono may exercise its redemption right if there is a current registration statement in effect with respect to the shares of New Pono common stock underlying such warrants. Redemption of the outstanding Public Warrants could force you to: (i) exercise your warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Placement Warrants or the Private Warrants (or if issued, any warrants underlying the Working Capital Units) will be redeemable by New Pono for cash so long as they are held by the Sponsor or its permitted transferees.

Risks Related to Redemption

The ability to execute Pono and AERWINS’ strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.

In the event the aggregate cash consideration Pono would be required to pay for all of its public shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to Pono, Pono may be required to increase the financial leverage Pono and AERWINS’ business would have to support. This may negatively impact Pono and AERWINS’ ability to execute on their future strategic plan.

There is no guarantee that a Pono public stockholder’s decision whether to redeem its shares of Pono common stock for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

We cannot assure you as to the price at which a public stockholder may be able to sell the shares of New Pono common stock in the future following the completion of the Merger. Certain events following the consummation of any business combination, including the Merger, may cause an increase in the New Pono stock price, and may result in a lower value realized now than a Pono stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s public shares. Similarly, if a Pono public stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of New Pono common stock after the consummation of the Merger, and there can be no assurance that a stockholder can sell his, her or its shares of New Pono common stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Pono public stockholder should consult his, her or its own tax or financial advisor for assistance on how this may affect its individual situation.

If Pono public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

Pono intends to comply with the U.S. federal proxy rules in conducting redemptions in connection with the Merger. However, despite Pono’s compliance with these rules, if a Pono stockholder fails to receive Pono’s proxy materials, such stockholder may not become aware of the opportunity to redeem its shares of Pono common stock. In addition, this proxy statement/prospectus provides the various procedures that must be complied with in order to validly tender or redeem public shares. In the event that a public stockholder fails to comply with these or any other procedures, its public shares may not be redeemed.

In order to exercise their redemption rights, public stockholders are required to deliver their public shares, either physically or electronically using the Depository Trust Company’s DWAC System, to Pono’s transfer agent prior to the vote at the Pono Special Meeting. If a public stockholder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination is consummated, Pono will redeem these public shares for a pro rata portion of the funds deposited in the Trust Account and the public stockholder will no longer own such public shares following the Merger. See the section entitled “Pono Special Meeting of Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of Pono stockholders of which you are a part is deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such public shares in excess of 15% of the public shares.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its public shares or, if part of such a group, the group’s public shares, in excess of 15% of the public shares, without the prior consent of Pono. However, Pono stockholders’ ability to vote all of their public shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemptions. Your inability to redeem any such excess public shares could result in you suffering a material loss on your investment in Pono if you sell such excess public shares in open market transactions. Pono cannot assure you that the value of such excess public shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per share redemption price.

The Sponsor, directors or officers or their affiliates may enter into certain non-redemption arrangements with public stockholders, which may influence a vote on a proposed Business Combination and the other proposals described in this proxy statement/prospectus and reduce the public “float” of Pono common stock.

The Sponsor, directors or officers or their affiliates may enter into certain non-redemption arrangements with public stockholders either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such an arrangement may include a contractual acknowledgement that such stockholder, although still the record holder of the shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy closing conditions in the Merger Agreement regarding required amounts of cash or cash equivalents that Pono has from any source equal or exceeds certain thresholds where it appears that such requirements would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of Pono common stock and the number of beneficial holders of its securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of Pono securities on the Nasdaq or another national securities exchange or reducing the liquidity of the trading market for its common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

Pono is providing the following unaudited pro forma condensed combined and consolidated financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined and consolidated financial information presents the combination of the financial information of Pono and AERWINS adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined and consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement.

The historical financial information of Pono as of September 30, 2022 and for the nine months ended September 30, 2022 was derived from the unaudited condensed consolidated interim financial statements of Pono as of September 30, 2022, included elsewhere in this proxy statement. The historical financial information of Pono for the year ended December 31, 2021 was derived from the audited financial statements of Pono for the year ended December 31, 2021, included elsewhere in this proxy statement. The historical financial information of AERWINS was derived from the unaudited consolidated financial statements of AERWINS as of and for the nine months ended September 30, 2022, and the audited consolidated financial statements of AERWINS for the year ended December 31, 2021, included elsewhere in this proxy statement. Such unaudited pro forma financial information has been prepared on a basis consistent with the audited financial statements of Pono and AERWINS, respectively, and should be read in conjunction with the historical financial statements and related notes, each of which is included elsewhere in this proxy statement. This information should be read together with Pono’ and AERWINS’ audited financial statements and related notes, the sections titled “Pono’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “AERWINS’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement.

The Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Pono is treated as the “acquired” company for financial reporting purposes. AERWINS has been determined to be the accounting acquirer because existing AERWINS shareholders, as a group, will retain the largest portion of the voting rights in the combined entity when contemplating the various redemption scenarios, the executive officers of AERWINS are the initial executive officers of the combined company, and the operations of AERWINS will be the continued operations of the combined company.

The unaudited pro forma condensed combined and consolidated balance sheet as of September 30, 2022 assumes that the Business Combination and related transactions occurred on September 30, 2022. The unaudited pro forma condensed combined and consolidated statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 gives pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2021. Pono and AERWINS have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma condensed combined and consolidated financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined and consolidated financial information.

Description of the Business Combination

On September 7, 2022, the Company entered into an agreement and Plan of Merger with AERWINS, a Delaware corporation. Pursuant to the Merger Agreement, among other things and subject to the terms and conditions contained therein, the outstanding shares of Class A common stock, par value $0.000001 per share, of Pono (“Pono Class A common stock”), including any shares of Class B common stock, par value $0.000001 per share, of Pono (“Pono Class B common stock”, and together with the Pono Class A common stock, the “Pono common stock”) all of which will be converted into Pono Class A common stock in accordance with Pono’s third amended and restated certificate of incorporation (the “Pono Charter”), will be redesignated as common stock, par value $0.0001 per share, of AERWINS (which will be the new name of Pono after the Closing, as described below, “New Pono”) (referred to herein as “New Pono common stock”).

In accordance with the terms and subject to the conditions of the Merger Agreement, the aggregate consideration for the Merger, the AERWINS securityholders as of immediately prior to the Effective Time (“AERWINS securityholders”), shall be entitled to receive from Pono, a number of shares of New Pono common stock in an amount equal to $600 million, subject to adjustments for AERWINS’ closing debt net of cash (“Closing Net Indebtedness”), the amount by which AERWINS’ net working capital is less than or exceeds $3.0 million (“Net Working Capital”), and unpaid transaction expenses (“Transaction Expenses”) (collectively, the “Merger Consideration”), as described below, and upon the Merger (i) all of the issued and outstanding capital stock of AERWINS immediately prior to the Effective Time (other than those properly exercising any applicable appraisal rights under Delaware law) will automatically be cancelled and shall cease to exist, in exchange for the right to receive pro rata shares of the aggregate Merger Consideration to be paid to the AERWINS stockholders as of immediately prior to the Effective Time, and (ii) each outstanding option and warrant to acquire shares of AERWINS common stock (whether vested or unvested) will be assumed by Pono and automatically converted into an option or warrant to acquire shares of New Pono common stock, with its price and number of shares equitably adjusted based on the conversion ratio of the shares of AERWINS common stock into the Merger Consideration, as provided in the Merger Agreement and as more particularly described in the notice.

The pro forma adjustments giving effect to the Business Combination and related transactions are summarized below, and are discussed further in the footnotes to these unaudited pro forma condensed combined and consolidated financial statements:

•	the consummation of the Business Combination and reclassification of cash held in Pono’s Trust Account to cash and cash equivalents, net of redemptions (see below);

•	the consummation of the Private Placement; and

•	the accounting for deferred offering costs and transaction costs incurred by both Pono and AERWINS.

The unaudited pro forma condensed combined and consolidated financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of Pono common stock:

•

Assuming No Redemptions: This scenario assumes that no public stockholders of Pono exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This scenario assumes that 11,500,000 Pono shares of Class A common stock subject to redemption are redeemed for an aggregate payment of approximately $118.6 million (based on an estimated per share redemption price of approximately $10.31 assuming the pro forma maximum redemption scenario pursuant to the Merger Agreement).

The following summarizes the pro forma common stock outstanding under the two scenarios:

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Aerwins Stockholders	53,045,499	77.9%	53,045,499	93.7%
Pono Public Stockholders	11,500,000	16.9%	—	—%
Pono Sponsor and affiliates	3,569,175	5.2%	3,569,175	6.3%

Pro forma common stock at September 30, 2022	68,114,674	100.0%	56,614,674	100.0%

The following unaudited pro forma condensed combined and consolidated balance sheet as of September 30, 2022 and the unaudited pro forma condensed combined and consolidated statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 are based on the historical financial statements of Pono and AERWINS. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined and consolidated financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2022

	Pono Capital Corp (Historical)	Aerwins Technologies, Inc. (Historical)	Issuance of Private Units		Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Current assets
Cash and cash equivalents	$118,183	$6,378,174	$1,150,000	A	$118,577,540	B	$120,350,472	$(118,577,540)	H	$1,772,932
	—	—	—		5,321	C	—	—		—
	—	—	—		—		—	—		—
	—	—	—		(5,878,746)	D	—	—		—
Accounts receivable, net	—	185,790	—		—		185,790	—		185,790
Other receivable	—	858,537	—		(5,321)	C	853,216	—		853,216
Inventory	—	1,190,730	—		—		1,190,730	—		1,190,730
Prepaid expenses and other current assets	14,875	536,509	—		—		551,384	—		551,384

Total current assets	133,058	9,149,740	1,150,000		112,698,794		123,131,592	(118,577,540)		4,554,052
Investments held in Trust Account	118,577,540	—	—		(118,577,540)	B	—	—		—
Equity method investments	—	989,923	—		—		989,923	—		989,923
Operating lease right-of-use assets	—	680,781	—		—		680,781	—		680,781
Property and equipment, net	—	1,188,403	—		—		1,188,403	—		1,188,403
Intangible assets, net	—	149,179	—		—		149,179	—		149,179
Other assets	—	244,004	—		—		244,004	—		244,004
Other long term receivables	—	98,131	—		—		98,131	—		98,131

Total assets	$118,710,598	$12,500,161	$1,150,000		$(5,878,746)		$126,482,013	$(118,577,540)		$7,904,473

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$651,410	$1,846,756	—		$(545,126)	D	$1,953,040	$—		$1,953,040
	—	—	—		—	C	—	—		—
Others payable	—	156,527	—		—		156,527	—		156,527
Accrued expenses and other current liabilities	123,914	385,193	—		(7,353)	D	501,754	—		501,754
Income tax payable	112,535	—	—		—		112,535	—		112,535
Franchise tax payable	150,000	—	—		—		150,000	—		150,000
Contract liabilities	—	707,931	—		—		707,931	—		707,931
Other current liabilities	—	248,901	—		—		248,901	—		248,901
Current portion of long-term liabilities	—	49,755	—		—		49,755	—		49,755
Finance leases liabilities-current	—	92,588	—		—		92,588	—		92,588
Operating leases liabilities-current	—	288,904	—		—		288,904	—		288,904
Sponsor working capital loan	96,200	—	—		—		96,200	—		96,200

Total current liabilities	1,134,059	3,776,555	—		(552,479)		4,358,135	—		4,358,135
Long-term loans	—	2,976,988	—		—		2,976,988	—		2,976,988
Corporate bond	—	—	—		—		—	—		—
Finance leases liabilities-non-current	—	101,053	—		—		101,053	—		101,053
Operating leases liabilities-non-current	—	391,876	—		—		391,876	—		391,876
Other long term liabilities	—	245,168	—		—		245,168	—		245,168
Deferred underwriting fee payable	3,450,000	—	—		(3,450,000)	D	—	—		—
Warrant liabilities	819,226	—	3,028	A	—		822,254	—		822,254

Total liabilities	5,403,285	7,491,640	3,028		(4,002,479)		8,895,474	—		8,895,474

Class A common stock subject to possible redemption	118,215,005	—	—		(118,215,005)	E	—	—		—

Stockholders’ equity (deficit)
Preferred stock	—	—	—		—		—	—		—
Common stock	5	3,000	1	A	11	E	70	(12)	H	58
	—	—	—		(2,947)	F	—			—
Additional paid-in capital	30,231	49,296,389	1,146,971	A	—		162,524,015	(118,577,528)	H	43,946,487
	—	—	—		(1,229,590)	D	—	—		—
	—	—	—		118,214,994	E	—	—		—
	—	—	—		2,947	F	—	—		—
	—	—	—		(4,937,928)	G	—	—		—
(Accumulated deficit) retained earnings	(4,937,928)	(43,292,152)	—		(646,677)	D	(43,938,829)	—		(43,938,829)
	—	—	—		4,937,928	G	—	—		—
Accumulated other comprehensive loss	—	(998,716)	—		—		(998,716)	—		(998,716)

Total stockholders’ equity (deficit)	(4,907,692)	5,008,521	1,146,973		116,338,738		117,586,540	(118,577,540)		(991,001)

Total liabilities, temporary equity, and stockholders’ equity	$118,710,598	$12,500,161	$1,150,000		$(5,878,746)		$126,482,013	$(118,577,540)		$7,904,473

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

	For the Nine Months Ended September 30, 2022
	Pono Capital (Historical)	Aerwins Technologies, Inc. (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenues	$—	$3,354,566	$—		$3,354,566	$—	$3,354,566
Cost of Sales	—	3,371,116	—		3,371,116	—	3,371,116

Gross Profit	—	(16,550)	—		(16,550)	—	(16,550)
Operating costs
Formation and operations	1,375,230	—	—		1,375,230	—	1,375,230
Franchise tax expense	150,000	—	—		150,000	—	150,000
Selling expenses	—	84,938	—		84,938	—	84,938
General and administrative expenses	—	5,188,519	—		5,188,519	—	5,188,519
Research and development expenses	—	6,791,564	—		6,791,564	—	6,791,564

Total operating costs	1,525,230	12,065,021	—		13,590,251	—	13,590,251

Operating loss	(1,525,230)	(12,081,571)	—		(13,606,801)	—	(13,606,801)

Other income (expense), net
Interest income	—	—	—		—	—	—
Bank incentive	—	—	—		—	—	—
Interest earned on marketable securities held in Trust Account	—	—	—		—	—	—
Dividends earned on marketable securities held in Trust Account	699,327	—	(699,327)	BB	—	—	—
Interest expense	—	(19,540)	—		(19,540)	—	(19,540)
Gain on foreign currency transaction	—	65,454	—		65,454	—	65,454
Loss on disposal of fixed assets	—	(2,894)	—		(2,894)	—	(2,894)
Commission fees	—	—	—		—	—	—
Gain on disposal of business	—	—	—		—	—	—
Equity in earning of investee	—	4,126	—		4,126	—	4,126
Gain on sale of investment securities	—	432,980	—		432,980	—	432,980
Other income	—	322,039	—		322,039	—	322,039
Other expenses	—	—	—		—	—	—
Loss on change in fair value of Sponsor Working Capital Loan	(4,200)	—	—		(4,200)	—	(4,200)
Change in fair value of warrant liabilities	3,431,576	—	—		3,431,576	—	3,431,576
Offering costs allocated to warrants	—	—	—		—	—	—

Total other income (expense), net	4,126,703	802,165	(699,327)		4,229,541	—	4,229,541

Income (loss) from operations before income taxes	2,601,473	(11,279,406)	(699,327)		(9,377,260)	—	(9,377,260)
Income tax expense	(112,535)	(19,661)	—		(132,196)	—	(132,196)

Net income (loss) from continuing operations	2,488,938	(11,299,067)	(699,327)		(9,509,456)	—	(9,509,456)

Other comprehensive income
Foreign currency translation adjustment	—	(760,659)	—		(760,659)	—	(760,659)

Total comprehensive income (loss)	$2,488,938	$(12,059,726)	$(699,327)		$(10,270,115)	$—	$(10,270,115)

Net income (loss) per share (Note 4):
Weighted average shares outstanding of Class A common stock	12,043,159	—			—		—
Basic and diluted net income per common stock	$0.17	—			—		—
Weighted average shares outstanding of Class B common stock	2,875,000	—			—		—
Basic and diluted net income per common stock	$0.17	—			—		—
Weighted average shares outstanding — basic	—	28,081,675			68,114,674		56,614,674
Weighted average shares outstanding — diluted	—	31,016,442			68,114,674		56,614,674
Net loss per share — basic	—	$(0.40)			$(0.14)		$(0.17)
Net loss per share — diluted	—	$(0.36)			$(0.14)		$(0.17)

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2021

	For the Year Ended December 31, 2021
	Pono Capital (Historical)	Aerwins Technologies, Inc. (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenues	$—	$7,830,130	$—		$7,830,130	$—	$7,830,130
Cost of Sales	—	6,433,913	—		6,433,913	—	6,433,913

Gross Profit	—	1,396,217	—		1,396,217	—	1,396,217
Operating costs
Formation and operations	413,230	—	—		413,230	—	413,230
Franchise tax expense	120,647	—	—		120,647	—	120,647
Selling expenses	—	259,799	—		259,799	—	259,799
General and administrative expenses	—	5,808,297	646,677	AA	6,454,974	—	6,454,974
Research and development expenses	—	9,335,977	—		9,335,977	—	9,335,977

Total operating costs	533,877	15,404,073	646,677		16,584,627	—	16,584,627

Operating loss	(533,877)	(14,007,856)	(646,677)		(15,188,410)	—	(15,188,410)

Other income (expense), net
Interest income	—	287	—		287	—	287
Bank incentive	5	—	—		5	—	5
Interest earned on marketable securities held in Trust Account	3,213	—	(3,213)	BB	—	—	—
Dividends earned on marketable securities held in Trust Account	—	—	—		—	—	—
Interest expense	—	(37,050)	—		(37,050)	—	(37,050)
Gain on foreign currency transaction	—	912	—		912	—	912
Loss on disposal of fixed assets	—	(6,919)	—		(6,919)	—	(6,919)
Commission fees	—	(910,391)	—		(910,391)	—	(910,391)
Gain on disposal of business	—	580,177	—		580,177	—	580,177
Equity in earning of investee	—	—	—		—	—	—
Gain on sale of investment securities	—	—	—		—	—	—
Other income	—	241,153	—		241,153	—	241,153
Other expenses	—	(356,198)	—		(356,198)	—	(356,198)
Loss on change in fair value of Sponsor Working Capital Loan	—	—	—		—	—	—
Change in fair value of warrant liabilities	5,621,902	—	—		5,621,902	—	5,621,902
Offering costs allocated to warrants	(505,696)	—	—		(505,696)	—	(505,696)

Total other income (expense), net	5,119,424	(488,029)	(3,213)		4,628,182	—	4,628,182

Income (loss) from operations before income taxes	4,585,547	(14,495,885)	(649,890)		(10,560,228)	—	(10,560,228)
Income tax expense	—	(31,136)	—		(31,136)	—	(31,136)

Net income (loss) from continuing operations	4,585,547	(14,527,021)	(649,890)		(10,591,364)	—	(10,591,364)

Other comprehensive income
Foreign currency translation adjustment	—	(676,996)	—		(676,996)	—	(676,996)

Total comprehensive income (loss)	$4,585,547	$(15,204,017)	$(649,890)		$(11,268,360)	$—	$(11,268,360)

Net income (loss) per share (Note 4):
Weighted average shares outstanding of Class A common stock subject to redemption	4,996,904	—			—		—
Basic and diluted net income per common stock	$0.62	—			—		—
Weighted average shares outstanding of Class A non-redeemable common stock	226,915	—			—		—
Basic and diluted net income per common stock	$0.62	—			—		—
Weighted average shares outstanding of non-redeemable Class B common stock	2,205,882	—			—		—
Basic and diluted net income per common stock	$0.62	—			—		—
Weighted average shares outstanding — basic	—	26,341,974			68,114,674		56,614,674
Weighted average shares outstanding — diluted	—	28,948,869			68,114,674		56,614,674
Net loss per share — basic	—	$(0.55)			$(0.16)		$(0.19)
Net loss per share — diluted	—	$(0.50)			$(0.16)		$(0.19)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Pono will be treated as the “accounting acquiree” and AERWINS as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of AERWINS issuing shares for the net assets of Pono, followed by a recapitalization. The net assets of Pono will be stated at historical cost. Operations prior to the Business Combination will be those of AERWINS.

The unaudited pro forma condensed combined and consolidated balance sheet as of September 30, 2022 assumes that the Business Combination and related transactions occurred on September 30, 2022. The unaudited pro forma condensed combined and consolidated statement of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 gives pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2021. These periods are presented on the basis that AERWINS is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that Pono believes are reasonable under the circumstances. The unaudited condensed combined and consolidated pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Pono believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined and consolidated financial information.

The unaudited pro forma condensed combined and consolidated financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined and consolidated financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Pono and AERWINS.

Note 2. Accounting Policies and Reclassifications

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined and consolidated financial information. As a result, the unaudited pro forma condensed combined and consolidated financial information does not assume any differences in accounting policies.

As part of the preparation of these unaudited pro forma condensed combined and consolidated financial statements, certain reclassifications were made to align Pono’ financial statement presentation with that of AERWINS.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Financial Information

The unaudited pro forma condensed combined and consolidated financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined and consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Pono has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined and consolidated financial information. Pono and AERWINS have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined and consolidated statement of operations are based upon the number of shares of AERWINS’ common stock outstanding, assuming the Business Combination and related transactions occurred on January 1, 2021.

Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Balance Sheet

The adjustments included in the unaudited pro forma condensed combined and consolidated balance sheet as of September 30, 2022 are as follows:

A.

Represents the completion of a private sate of an aggregate of 115,000 Placement Units at a purchase price of $10.00 per Placement Unit executed on November 9, 2022. Placement Units consisted of one share of Class A common stock of the Company and three-quarters of one warrant with each whole warrant entitling its holder to purchase one share of Class A Common Stock.

B.

Reflects the reclassification of $118.6 million of investments held in the Trust Account to cash and cash equivalents that becomes available at closing of the Business Combination, assuming no redemptions.

C.	Represents the receivables of $5,321 and outstanding to shareholders of AERWINS subject to collection pursuant to the Merger Agreement.

D.

Represents AERWINS’ estimated transaction costs of $1.2 million, and Pono’s estimated transactions costs of $4.7 million inclusive of advisory, banking, printing, legal and accounting fees that are expensed as a part of the Business Combination, deferred underwriting fees and equity issuance costs that are capitalized into additional paid-in capital. Of the estimated transaction costs, $3.5 million has been incurred and reflected in the historical financial statements of Pono, and $0.6 million has been recorded in accounts payable and reflected in the transaction accounting adjustments in the condensed combined and consolidated balance sheet.

E.	Reflects the reclassification of Pono’ Class A common stock subject to possible redemption into permanent equity.

F.	Represents the issuance of Pono’s common stock at a par value of $0.000001 to AERWINS shareholders as consideration for the Business Combination.

G.	Reflects the reclassification of Pono’ historical accumulated deficit into additional paid-in capital as part of the reverse recapitalization.

H.

Reflects the maximum redemption of 11,500,000 Pono Public Shares for aggregate redemption payments of $118.6 million allocated to New Pono common stock and additional paid-in capital using par value $0.000001 per share and a redemption price of $10.31 per share.

Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined and consolidated statement of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 are as follows:

AA.

Reflects estimated non-recurring transaction costs not already reflected in the historical financial statements of approximately $0.6 million as if incurred on January 1, 2021, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined and consolidated statement of operations.

BB.	Reflects elimination of investment income on the Trust Account.

Note 4. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined and consolidated financial information has been prepared to present two alternative scenarios with respect to redemption of shares of common stock by Public Stockholders at the time of the Business Combination for the nine months ended September 30, 2022 and for the year ended December 31, 2021:

	For the Nine Months Ended September 30, 2022 (1)		For the Year Ended December 31, 2021 (1)
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Numerator:
Pro forma net loss	$(9,509,456)	$(9,509,456)	$(10,591,364)	$(10,591,364)
Denominator:
Weighted average shares outstanding - basic and diluted(2)	68,114,674	56,614,674	68,114,674	56,614,674
Net loss per share:
Basic and diluted	$(0.14)	$(0.17)	$(0.16)	$(0.19)

(1)	Pro forma net loss per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.”
(2)

The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive and/or issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

THE PONO SPECIAL MEETING

General

Pono is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the board of directors for use at the Pono Special Meeting to be held on January 27, 2023 and at any adjournment or postponement thereof. This proxy statement/prospectus provides Pono’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Pono Special Meeting.

Date, Time and Place

The Pono Special Meeting will be held as a “virtual meeting” via live audio webcast on January 27, 2023, at 10:00 a.m., Pacific Time. Due to concerns about the coronavirus (COVID-19) and warnings from public officials regarding public gatherings, you may also access Pono’s proxy materials at the following website: http://www.cstproxy.com/ponocapitalcorp/2022.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Pono Special Meeting if you owned shares of Pono common stock at the close of business on January 5, 2023 which is the Record Date. You are entitled to one vote for each share of Pono common stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 15,126,675 shares of Pono common stock outstanding, consisting of 12,251,675 shares of Class A common stock and 2,875,000 shares of Class B common stock.

Vote of the Sponsor, Directors and Officers

In connection with the Pono IPO, Pono entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of Pono common stock owned by it in favor of the Business Combination Proposal and for all other proposals presented at the Pono Special Meeting. These agreements apply to the Sponsor as it relates to the Founder Shares and the requirement to vote such shares in favor of the Business Combination Proposal and for all other proposals presented to Pono stockholders in this proxy statement/prospectus. As a result, in addition to the Founder Shares and Placement Shares, we would need only 154,995, or approximately 1.35%, of the 11,500,000 Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved, assuming only the minimum number of shares representing a quorum is present at the Pono Special Meeting held to vote on the Business Combination.

Pono’s Sponsor, directors and officers have waived any redemption rights, including with respect to shares of Class A common stock issued or purchased in the Pono IPO or in the aftermarket, in connection with Business Combination. The Founder Shares and Placement Shares held by the Sponsor, directors and officers of Pono have no redemption rights upon Pono’s liquidation and will be worthless if no initial business combination is effected by Pono by November 11, 2022 (or February 13, 2023 if Pono extends the period of time to consummate a business combination).

Quorum and Required Vote for Proposals

A quorum of Pono stockholders is necessary to hold a valid meeting. A quorum will be present at the Pono Special Meeting if a majority of the Pono common stock outstanding and entitled to vote at the Pono Special Meeting is represented in person or by proxy at the Pono Special Meeting. Abstentions and “WITHHOLD” votes will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Charter Amendment Proposals require the affirmative vote of a majority of the issued and outstanding Pono common stock as of the Record Date for the Pono Special Meeting. The approval of the Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Pono common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Pono Special Meeting. The approval of the Director Election Proposal requires a plurality vote of the shares of Pono common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Pono Special Meeting.

If the Business Combination Proposal is not approved, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal will not be presented to the Pono stockholders for a vote. The approval of the Charter Amendment Proposals, the Business Combination Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal are preconditions to the consummation of the Business Combination. The Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal are conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is conditioned on the approval of the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal). The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then Pono will not consummate the Business Combination. If Pono does not consummate the Business Combination and fails to complete an initial business combination by November 11, 2022 (or February 13, 2023 if Pono extends the period of time to consummate a business combination) and does not seek and obtain the approval of its stockholders for an Extension, Pono will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Abstentions, “WITHHOLD” Votes and Broker Non-Votes

A Pono stockholder’s failure to vote by proxy or to vote in person at the Pono Special Meeting or an abstention will have no effect on the outcome of the vote on the Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal. A Pono stockholder’s failure to vote by proxy or to vote in person at the Pono Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposals. A Pono stockholder’s failure to vote by proxy or to vote in person at the Pono Special Meeting or a “WITHHOLD” vote will have no effect on the outcome of the vote on the Director Election Proposal.

A “broker non-vote” occurs when shares held by a broker for the account of a beneficial owner are not voted for or against a particular proposal because the broker has not received voting instructions from that beneficial owner and the broker does not have discretionary authority to vote those shares in the absence of such instructions. If you do not provide instructions to your broker, your broker will not have discretionary authority to vote on any of the Proposals at the Pono Special Meeting, because Pono does not expect any of the Proposals to be considered a routine matter. Broker non-votes will not be counted as present for the purposes of establishing a quorum.

Broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendment Proposals. Broker non-votes will have no effect on the Business Combination Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal or the Adjournment Proposal.

Recommendation of Pono Board

Pono Board has determined that each of the Proposals is fair to and in the best interests of Pono and its stockholders, and has approved such proposals. Pono Board recommends that stockholders:

•	vote “FOR” the Business Combination Proposal;

•	vote “FOR” each of the Charter Amendment Proposals;

•	vote “FOR” the Director Election Proposal;

•	vote “FOR” the Incentive Plan Proposal;

•	vote “FOR” the Nasdaq Proposal; and

•	vote “FOR” the Adjournment Proposal, if it is presented at the meeting.

When you consider the recommendation of Pono Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of Pono Board and officers have interests in the Business Combination that may be different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things, the fact that:

•

unless Pono consummates an initial business combination, Pono’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•

the Sponsor and directors and officers of Pono paid an aggregate of $25,000 for their Founder Shares and such securities will have a significantly higher value at the time of the Business Combination. Such shares, had an aggregate market value of approximately $30.1 million based upon the closing price of Pono’s common stock of $10.46 per share on Nasdaq on January 10, 2023. As a result of the nominal price of $0.0087 per Founder Share paid by the Sponsor and the directors and officers of Pono compared to the recent market price of the Class A common stock, the Sponsor and its affiliates are likely to earn a positive rate of return on their investments in the Founder Shares even if the holders of Class A common stock experience a negative rate of return on their investments in the Class A common stock;

•

as a condition to the Pono IPO, the Founder Shares became subject to a lock-up whereby, subject to certain limited exceptions, the Founder Shares cannot be transferred until the earlier of (A) six months after the completion of Pono’s initial business combination; (B) subsequent to Pono’s initial business combination, when the reported last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Pono’s initial business combination;

•

an aggregate of 521,675 Placement Units were issued to the Sponsor simultaneously with the consummation of the IPO and the underwriters’ exercise of its over-allotment option, an aggregate of 115,000 Private Units were issued to Mehana Capital LLC, an affiliate of the Sponsor, on July 29, 2022 and on November 9, 2022, Pono sold 57,500 Private Units to Mehana Capital LLC and AERWINS Technologies Inc., for an aggregate of 115,000 Private Units. Such Units had an aggregate market value of approximately $7.8 million based upon the closing price of Pono’s units of $10.43 per share on Nasdaq on January 10, 2023;

•

the Sponsor has agreed that the Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after Pono has completed a business combination, subject to limited exceptions;

•

the Sponsor and directors and officers of Pono have agreed not to redeem any shares of Pono common stock they hold in connection with a stockholder vote to approve a proposed initial business combination;

•

the Sponsor may loan to Pono additional funds for working capital purposes prior to the Business Combination. As of December 15, 2022, there was $960,000 outstanding under the Sponsor Working Capital Loan. On April 1, 2022 and May 24, 2022, the Sponsor loaned $110,000 and $65,000, respectively, to the Company under the Sponsor Working Capital Loan. On July 16, 2022, the Sponsor

loaned an additional $35,000 to Pono under the Sponsor Working Capital Loan, and on August 8, 2022, the Sponsor loaned Pono an additional $85,000 under the Sponsor Working Capital Loan, on September 12, 2022 the Sponsor loaned Pono an additional $175,000, on October 27, 2022, Pono drew $215,000 from the Sponsor Working Capital Loan with the Sponsor. If the Business Combination is not consummated and Pono does not otherwise consummate another business combination prior to November 11, 2022 (or February 13, 2023 if Pono extends the period of time to consummate a business combination), then there will likely be insufficient funds to pay the Sponsor Working Capital Loan;

•

if Pono does not complete an initial business combination by November 11, 2022 (or February 13, 2023 if Pono extends the period of time to consummate a business combination), a portion of the proceeds from the sale of the Placement Units and Private Units will be included in the liquidating distribution to Pono’s public stockholders. In such event, the 2,875,000 Founder Shares and 751,675 shares of Class A common stock underlying the Placement Units and Private Units, all of which are held by Pono’s Sponsor, directors and officers, and Mehana Capital LLC, an affiliate of the Sponsor, would be worthless because they are not entitled to participate in any Redemption or distribution with respect to such shares. Such shares and units had an aggregate market value of $37.3 million, based on the closing price per Class A common stock of Pono of $10.46 per share and the closing price of Pono’s units of $10.43 per unit on Nasdaq on January 10, 2023. Additionally, the Placement Warrants underlying the Placement Units and Private Units will expire worthless;

•

if the Trust Account is liquidated, including in the event Pono is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Pono to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share by the claims of prospective target businesses with which Pono has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pono, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

The Sponsor (including its representatives and affiliates) and Pono’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Pono. The Sponsor and Pono’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Pono completing its initial business combination. Pono’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Pono, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Pono’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Pono, subject to applicable fiduciary duties under DGCL. Pono Charter provides that Pono renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Pono and such opportunity is one Pono is legally and contractually permitted to undertake and would otherwise be reasonable for Pono to pursue, and to the extent the director or officer is permitted to refer that opportunity to Pono without violating another legal obligation; and

•

Steve Iwamura and Dr. Mike Sayama are expected to be appointed as directors of the Combined Entity after the consummation of the Business Combination, and each may in the future receive cash fees, stock options or stock awards that the Combined Entity determines to pay to its directors.

Voting Your Shares

Each share of Pono common stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of Pono common stock at the Pono Special Meeting:

1.	Vote by Internet.

•

Before the meeting: Go to https://www.cstproxy.com/ponocapitalcorp/2022. Use the Internet to transmit your voting instructions and for electronic delivery information up until 11:59 p.m., Pacific Time, the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

•

During the meeting: Go to https://www.cstproxy.com/ponocapitalcorp/2022. You will be able to attend the Pono Special Meeting online, vote your shares electronically until voting is closed and submit your questions during the Pono Special Meeting.

2.	Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Pono can be sure that the broker, bank or nominee has not already voted your shares.

Beneficial stockholders who wish to attend the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Pono’s transfer agent, a beneficial holder will receive an e-mail prior to the Pono Special Meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Pono’s transfer agent at least five business days prior to the meeting date.

Stockholders will also have the option to listen to the Pono Special Meeting by telephone by calling:

•	Within the U.S. and Canada: +1 800-450-7155 (toll-free)

•	Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)

The passcode for telephone access: 6194641#. You will not be able to vote or submit questions unless you register for and log in to the Pono Special Meeting webcast as described herein.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Pono’s Chief Executive Officer in writing before the Pono Special Meeting that you have revoked your proxy; or

•	you may attend the Pono Special Meeting, revoke your proxy, and vote in person as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Pono common stock, you may call Laurel Hill, Pono’s proxy solicitor, at 855-414-2266 or by email pono@laurelhill.com.

No Additional Matters May Be Presented at the Pono Special Meeting

The Pono Special Meeting has been called only to consider the approval of, the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal. Under Pono’s bylaws, other than procedural matters incident to the conduct of the Pono Special Meeting, no other matters may be considered at the Pono Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Pono Special Meeting.

Redemption Rights

Pursuant to the Pono Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Pono IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s taxes). For illustrative purposes, based on funds in the Trust Account of $120,833,655 on the Record Date, the estimated per share redemption price was approximately $10.51. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of Exchange Act) will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to more than 15% of the shares of Pono common stock included in the Units of Pono sold in the Pono IPO (including over-allotment securities sold to Pono’s underwriters after the Pono IPO) without the prior consent of Pono.

In order to exercise your redemption rights, you must:

•

prior to 5:00 p.m., Eastern Time, on January 25, 2023 (two (2) business days before the Pono Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, Pono’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

•

In your request to Continental Stock Transfer & Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group”(as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of Pono common stock;

and

•

deliver your Public Shares either physically or electronically through DTC to Pono’s transfer agent at least two (2) business days before the Pono Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Pono’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Pono does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Pono’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Pono’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Pono’s transfer agent return the shares (physically or electronically). You may make such request by contacting Pono’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Pono common stock as they may receive higher proceeds from the sale of their Pono common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Pono common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Pono common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Pono common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Entity, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not consummated and Pono otherwise does not consummate an initial business combination by November 11, 2022, (or February 13, 2023, if Pono extends the period of time to consummate a business combination), Pono will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders and the Warrants will expire worthless.

Appraisal Rights

Pono stockholders do not have appraisal rights in connection with the Business Combination or the other proposals.

Proxy Solicitation

Pono is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Pono and its directors, officers and employees may also solicit proxies in person. Pono will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Pono will bear the cost of the solicitation.

Pono has hired Laurel Hill Advisory Group, LLC to assist in the proxy solicitation process. Pono will pay that firm its customary fee plus disbursements.

Pono will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Pono will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION PROPOSAL (PROPOSAL 1)

General

Holders of Pono common stock are being asked to approve and adopt the Merger Agreement and the Business Combination. Pono stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section titled “—The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because Pono is holding a stockholder vote on the Business Combination, Pono may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of Pono common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Pono Special Meeting.

The Merger Agreement

The subsections that follow this subsection describe the material provisions of the Merger Agreement, but do not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Merger Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, which may be updated prior to the closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The disclosure schedules do not disclose any information material to an investment decision that is not already disclosed elsewhere in this proxy statement/prospectus.

General Description of the Merger Agreement

On September 7, 2022, Pono entered into a merger agreement with Merger Sub, AERWINS, the Sponsor in the capacity as the representative of Pono, and Shuhei Komatsu in the capacity as the representative of AERWINS. Unless otherwise defined herein, the capitalized terms used in this section “The Business Combination Proposal (Proposal 1) — The Merger Agreement” will have the meaning ascribed to such terms in the Merger Agreement.

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Merger Sub will merge with and into AERWINS, with AERWINS surviving the Merger as a wholly-owned subsidiary of Pono ( the “Merger”) and, based on existing AERWINS securities:

(a)

the outstanding shares of Class A common stock, par value $0.000001 per share, of Pono (“Pono Class A common stock”), including any shares of Class B common stock, par value $0.000001 per share, of Pono (“Pono Class B common stock”, and together with the Pono Class A common stock, the “Pono common stock”) that are converted into Pono Class A common stock in accordance with Pono’s amended and restated certificate of incorporation (the “Pono Charter”), will be redesignated as common stock, par value $0.000001 per share, of AERWINS Technologies Inc. (which will be the new name of Pono after the Closing, as described below, “New Pono”) (referred to herein as “New Pono common stock”);

(b)

(As consideration for the Merger, the AERWINS securityholders as of immediately prior to the Effective Time (“AERWINS securityholders”), shall be entitled to receive from Pono, a number of shares of New Pono common stock in an amount equal to $600 million, subject to adjustments for AERWINS’ closing debt net of cash (“Closing Net Indebtedness”), the amount by which AERWINS’ net working capital is less than or exceeds $3 million (“Net Working Capital”), and unpaid transaction expenses (“Transaction Expenses”) (collectively, the “Merger Consideration”), and upon the Merger (i) all of the issued and outstanding capital stock of AERWINS immediately prior to the Effective Time (other than those properly exercising any applicable appraisal rights under Delaware law) will automatically be cancelled and shall cease to exist, in exchange for the right to receive pro rata shares of the aggregate Merger Consideration to be paid to the AERWINS stockholders as of immediately prior to the Effective Time, and (ii) each outstanding option and warrant to acquire shares of AERWINS common stock (whether vested or unvested) will be assumed by New Pono and automatically converted into an option or warrant to acquire shares of New Pono common stock, with its price and number of shares equitably adjusted based on the conversion ratio of the shares of AERWINS common stock into the Merger Consideration. common stock, as provided in the Merger Agreement and as more particularly described in the notice that follows this page and elsewhere in this proxy statement/prospectus; and

The Merger Consideration will be subject to a post-Closing true up 90 days after the Closing.

Escrow Shares

At the Closing, a number of shares of Purchaser common stock equal to the quotient obtained by dividing (i) three percent (3%) of the initial Merger Consideration (as determined on the Closing Date) by (ii) the Purchaser Share Price (the “Escrow Amount”) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) otherwise issuable to the AERWINS stockholders (allocated pro rata among the AERWINS stockholders based on the Merger Consideration otherwise issuable to them at the Closing) will be deposited into a segregated escrow account with Continental Stock Transfer & Trust Company (or such other escrow agent reasonably acceptable to Pono and AERWINS), as escrow agent, and held in escrow together with any dividends, distributions or other income on the Escrow Shares (the “Escrow Property”) in accordance with an escrow agreement to be entered into in connection with the Business Combination (the “Escrow Agreement”). The consideration for the Merger is subject to adjustment after the Closing based on confirmed amounts of the Closing Net Indebtedness of AERWINS, the Net Working Capital of AERWINS, and certain Transaction Expenses. If the adjustment is a negative adjustment in favor of Pono, the escrow agent shall distribute to Pono a number of shares of Pono common stock with a value equal to the adjustment amount. If the adjustment is a positive adjustment in favor of AERWINS, Pono will issue to AERWINS stockholders an additional number of shares of Pono common stock with a value equal to the adjustment amount.

Post-Business Combination Ownership of the Combined Entity

Immediately after the Closing, Pono, which will be renamed AERWINS Technologies Inc., will own 100% of the outstanding capital stock of AERWINS.

It is anticipated that, upon the completion of the Business Combination, Pono’s public stockholders will retain an ownership interest of approximately 17.1% of the outstanding capital stock of the Combined Entity, the Sponsor will retain an ownership interest of approximately 5.3% of the outstanding capital stock of the Combined Entity and the AERWINS securityholders will own approximately 77.6% of the outstanding capital stock of the Combined Entity. The foregoing ownership percentages with respect to the Combined Entity following the Business Combination exclude any outstanding Warrants and assume that (i) there are no redemptions of any shares by Pono’s public stockholders in connection with the Business Combination and (ii) no awards are issued under the Equity Incentive Plan. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Pono’s existing stockholders in the Combined Entity will be different. Upon consummation of the Business Combination, and subject to approval of the Incentive Plan Proposal, AERWINS’ executive officers are expected to receive grants of stock options and restricted stock units under the Equity Incentive Plan from time to time as determined by the Compensation Committee. In addition, the outstanding AERWINS Options granted to AERWINS’ executive officers and certain members of the AERWINS Board under the AERWINS 2022 Plan prior to the Closing of the Business Combination will be assumed and converted to options under the Equity Incentive Plan effective as of the Closing the Business Combination.

Representations and Warranties; Survival/Indemnification

The Merger Agreement contains representations and warranties by each of Pono and AERWINS that are customary for transactions similar to the Business Combination. Certain of the representations are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement.

Survival and Indemnification

The representations and warranties made by Pono and AERWINS do not survive the Closing and neither party has any post-Closing indemnification obligations.

Covenants of the Parties

Each party agreed in the Merger Agreement to use its reasonable best efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms (the “Interim Period”), including (1) the provision of access to their offices, properties, books and records; (2) the operation of their respective businesses in the ordinary course of business; (3) provision of financial statements by AERWINS; (4) Pono’s public filings; (5) no insider trading; (6) notifications of certain breaches, consent requirements, material adverse changes or other matters; (7) efforts to consummate the Closing and obtain third party and regulatory approvals; (8) tax matters; (9) further assurances; (10) public announcements; (11) confidentiality, and (12) extension expenses. Each party also agreed during the Interim Period not to solicit or enter into any inquiry, proposal or offer, or any indication of interest in making an offer or proposal for an alternative competing transaction, to notify the others as promptly as practicable in writing of the receipt of unsolicited proposals for, or indications of interest in entering into, an alternative competing transaction, and to keep the others informed of material developments with respect to such proposals or indications. There are also certain customary post-Closing covenants regarding (1) maintenance of books and records; (2) indemnification of directors and officers; and (3) use of Trust Account proceeds.

Pono agreed, as promptly as practicable after the date of the Merger Agreement, to prepare, with reasonable assistance from AERWINS, and file with the SEC this Registration Statement on Form S-4 (the “Registration Statement”) in connection with the registration under the Securities Act of the issuance of the Merger Consideration Shares to be issued to the AERWINS securityholders and containing a proxy statement/prospectus for the purpose of Pono soliciting proxies from the stockholders of Pono to approve the Business Combination Proposal and the other Required Proposals at the Pono Special Meeting and providing such stockholders an opportunity in accordance with Pono’s organizational documents and Pono’s Initial Public Offering prospectus to have their shares of Pono common stock redeemed.

AERWINS also agreed in the Merger Agreement to obtain the written consent of its stockholders as promptly as practicable after the Registration Statement has become effective to approve the Merger Agreement and the Business Combination and related matters.

Pursuant to the Merger Agreement, Pono and AERWINS agreed to take all necessary action, including causing the directors of the Pono to resign, so that effective as of the Closing, New Pono’s board of directors (the “Post-Closing Board”) will consist of five (5) individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements. Immediately after the Closing, Pono and AERWINS shall take all necessary action to designate and appoint to the Post-Closing Board five (5) persons as follows: five (5) persons designated prior to the Closing by mutual agreement of AERWINS and Pono, three of whom shall be independent under Nasdaq regulations. At or prior to the Closing, Pono will provide each director of Pono with a customary director indemnification agreement, in form and substance reasonably acceptable to such director of Pono. The parties also agreed to take all action necessary, so that the individuals serving as the officers of Pono immediately after Closing will be the same individuals as those of AERWINS immediately prior to the Closing. Each director will hold office until the next annual meeting of stockholders at which such director is up for election and where his or her successor is elected and qualified.

Conditions to the Closing

The closing of the Merger Agreement is subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Merger Agreement and the Business Combination and Required Proposals by the requisite vote of Pono’s stockholders, (ii) the approval of the Merger Agreement and the Business Combination and related matters by AERWINS’ stockholders; (iii) receipt of requisite consents from governmental authorities to consummate the Business Combination, (iv) no law or order, or action brought by a governmental authority, that would restrain, prohibit or impose any condition on the Business Combination; (v) Pono having at least $5,000,001 in net tangible assets, after giving effect to the completion of the redemption of public stockholders who redeem their shares in connection with the Business Combination; (vi) the election or appointment of members to Pono’s board of directors as of the Closing in accordance with the Merger Agreement; (vii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; and (viii) the conditional approval of Pono’s initial listing application with Nasdaq with respect to the common stock to be issued pursuant to the Business Combination.

In addition, unless waived by AERWINS, the obligations of AERWINS to consummate the Business Combination are subject to the fulfillment of certain closing conditions, including but not limited to the following (in addition to customary certificates and other closing deliverables):

•	The representations and warranties of Pono being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

•

Pono having performed in all material respects their respective obligations and complied in all material respects with their respective covenants and agreements under the Merger Agreement required to be performed or complied with on or prior to the date of the Closing;

•	Absence of a Material Adverse Effect with respect to Pono since the date of the Merger Agreement that is continuing and uncured;

•	AERWINS having received a copy of a duly executed Escrow Agreement (as described below) and Registration Rights Agreement (as described below) by Pono.

Unless waived by Pono, the obligations of Pono and the Merger Sub to consummate the Business Combination is subject to the satisfaction of the following conditions (in addition to customary certificates and other closing deliverables):

•	The representations and warranties of AERWINS being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

•

AERWINS having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior to the date of the Closing;

•

Absence of a Material Adverse Effect with respect to AERWINS since the date of the Merger Agreement (but excluding a qualifying settlement of certain litigation in which AERWINS is involved) that is continuing and uncured;

•	Certain specified contracts of AERWINS being terminated without further obligation of AERWINS;

•	The Escrow Agreement (as described below) having been executed and delivered;

•	Each Non-Competition Agreement (as described below) having been executed and delivered;

•	Each Stockholder Lock-Up Agreement (as described below) having been executed and delivered; and

•	Employment Agreements with specified employees being executed and delivered.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including:

•	by mutual consent of AERWINS and Pono;

•

by either Pono or AERWINS if any of the conditions to the Closing have not been satisfied or waived by January 31, 2023 (which we refer to as the “Outside Date”), provided that the Outside Date may be extended if Pono obtains one or more extensions of the time it has to consummate its initial business combination; provided further that this termination right shall not be available to Pono or AERWINS if a breach by such party (i.e., either Pono or Merger Sub on one hand, or AERWINS, on the other hand) of the Merger Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

•

by either Pono or AERWINS if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting, or if any law is in effect making illegal, the transactions contemplated by the Merger Agreement;

•

by either Pono or AERWINS if there has been a material breach by the other party of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, such that the related closing condition would not be met, and such breach is not cured within the earlier of (i) 20 days after the non-breaching party receives notice of such breach, or (ii) by the Outside Date;

•	by Pono if there has been an event after the signing of the Merger Agreement that has had a Material Adverse Effect on AERWINS that is continuing and uncured;

•

by either Pono or AERWINS if approval for the Business Combination and the other matters submitted for Pono stockholder approval in this proxy statement/prospectus are not obtained at the Pono Special Meeting;

•

by Pono if, after AERWINS delivers the PCAOB Audited Financials, Pono reasonably determines that the PCAOB Audited Financials differ in any material respect from AERWINS’ unaudited financial statements, or if the PCAOB Audited financials are not delivered to Pono on or before September 30, 2022.

If the Merger Agreement is validly terminated, all further obligations of the parties under the Merger Agreement will terminate and will be of no further force and effect (except that certain obligations related to confidentiality, dispute resolution, termination, waiver of claims against the Trust Account, and certain general provisions will continue in effect), and no party will have any further liability to any other party thereto except for liability for any willful breach of the Merger Agreement prior to such termination. No termination fee is payable by either party.

Trust Account Waiver

AERWINS agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in Pono’s Trust Account held for its public stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Governing Law and Dispute Resolution

The Merger Agreement is governed by Delaware law and, subject to the required arbitration provisions, the parties are subject to the non-exclusive jurisdiction of federal and state courts located in Delaware, and each party waived its rights to a jury trial in connection therewith.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, copies of each of which are attached hereto as part of Annex A. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Lock-Up Agreement

Following execution of the Merger Agreement, certain significant stockholders of AERWINS entered into lock-up agreements (the “Lock-up Agreements”) providing for a lock-up period commencing on the Closing Date and ending on the earlier of (x) six months from the Closing (or, in the case of Shuhei Komatsu, AERWINS’ Chief Executive Officer, thirty months from the Closing) and (y) the date Pono consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Pono’s stockholders having the right to exchange their shares of Pono common stock for cash, securities or other property; provided that 1⁄3 of such restricted shares shall be released from such restrictions if the closing stock price of Pono common stock reaches each of $13.00, $15.00, and $17.00.

Non-Competition and Non-Solicitation Agreement

Following execution of the Merger Agreement, certain significant stockholders of AERWINS entered into non-competition and non-solicitation agreements (the “Non-Competition Agreements”), pursuant to which they agreed not to compete with Pono, AERWINS and their respective subsidiaries during the two-year period following the Closing and, during such two-year restricted period, not to solicit employees or customers or clients of such entities. The agreements also contain customary non-disparagement and confidentiality provisions.

Registration Rights Agreement

At the Closing, certain significant stockholders of AERWINS will enter into a registration rights agreement with Pono providing for the right to three demand registrations, piggy-back registrations and shelf registrations with respect to the Merger Consideration shares.

Purchaser Support Agreement

Simultaneously with the execution of the Merger Agreement, the Purchaser Representative entered into a support agreement (the “Purchaser Support Agreement”) in favor of Pono and AERWINS and their present and future successors and subsidiaries.

In the Purchaser Support Agreement, the Purchaser Representative agreed to vote all equity interests in Pono in favor of the Merger Agreement and related transactions and to take certain other actions in support of the Merger Agreement and related transactions. The Purchaser Support Agreement also prevents the Purchaser Representative from transferring its voting rights with respect to equity interests in Pono or otherwise transferring equity interests in Pono prior to the meeting of Pono’s stockholders to approve the Merger Agreement and related transactions, except for certain permitted transfers.

AERWINS Voting Agreement

Simultaneously with the execution of the Merger Agreement, Pono and AERWINS entered into a voting agreement (the “AERWINS Voting Agreement”) with a significant stockholder of AERWINS holding in the aggregate approximately 52.0572% of AERWINS’ outstanding capital stock. Pursuant to the AERWINS Voting Agreement, the stockholder agreed, among other things, to vote all of its shares of AERWINS stock in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and the other matters submitted to AERWINS stockholders for their approval, and provide a proxy to Pono to vote such AERWINS stock accordingly. The AERWINS Voting Agreement prevents transfers of the AERWINS stock held by such stockholder between the date of the AERWINS Voting Agreement and the date of the Closing, except for certain permitted transfers where the recipient also agrees to comply with the AERWINS Voting Agreement.

Board of Directors and Management Following the Business Combination

Pursuant to the Merger Agreement, Pono and AERWINS agreed to take all necessary action, including causing the directors of the Pono to resign, so that effective as of the Closing, New Pono’s board of directors (the “Post-Closing Board”) will consist of five (5) individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements. Immediately after the Closing, Pono and AERWINS shall take all necessary action to designate and appoint to the Post-Closing Board five (5) persons as follows: five (5) persons designated prior to the Closing by mutual agreement of AERWINS and Pono, three (3) of whom shall be independent under Nasdaq regulations. At or prior to the Closing, Pono will provide each director of Pono with a customary director indemnification agreement, in form and substance reasonably acceptable to such director of Pono. The parties also agreed to take all action necessary, so that the individuals serving as the officers of Pono immediately after Closing will be the same individuals as those of AERWINS immediately prior to the Closing. Each director will hold office until the next annual meeting of stockholders at which such director is up for election and where his or her successor is elected and qualified.

Notwithstanding the foregoing, the parties have agreed that the Post Closing Board will consist of five (5) individuals. The following persons are expected to be elected or appointed by the Pono board to serve as executive officers and directors of the Combined Entity following the Business Combination. For biographical information concerning the executive officers and directors following the Business Combination, see “Management after the Business Combination — Management and Board of Directors”.

Name	Age	Position(s)
Shuhei Komatsu	40	Director, Chairman and Chief Executive Officer
Taiji Ito	46	Director and Global Markets Executive Officer
Kensuke Okabe	40	Chief Financial Officer
Kazuo Miura	61	Chief Product Officer
Steve Iwamura . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	64	Independent Director
Mike Sayama . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	68	Independent Director
Marehiko Yamada	49	Independent Director

Interests of Pono’s Directors and Officers in the Business Combination

When you consider the recommendation of Pono Board in favor of approval of the Proposals, you should keep in mind that Pono directors and officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•

unless Pono consummates an initial business combination, Pono’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•

the Sponsor and directors and officers of Pono paid an aggregate of $25,000 for their Founder Shares and such securities will have a significantly higher value at the time of the Business Combination. Such shares, had an aggregate market value of approximately $30.1 million based upon the closing price of Pono’s common stock of $10.46 per share on Nasdaq on January 10, 2023. As a result of the nominal price of $0.0087 per Founder Share paid by the Sponsor and the directors and officers of Pono compared to the recent market price of the Class A common stock, the Sponsor and its affiliates are likely to earn a positive rate of return on their investments in the Founder Shares even if the holders of Class A common stock experience a negative rate of return on their investments in the Class A common stock;

•

as a condition to the Pono IPO, the Founder Shares became subject to a lock-up whereby, subject to certain limited exceptions, the Founder Shares cannot be transferred until the earlier of (A) one year after the completion of Pono’s initial business combination; (B) subsequent to Pono’s initial business combination, when the reported last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Pono’s initial business combination;

•

an aggregate of 521,675 Placement Units were issued to the Sponsor simultaneously with the consummation of the IPO and the underwriters’ exercise of its over-allotment option, and an aggregate of 115,000 Private Units were issued to Mehana Capital LLC, an affiliate of the Sponsor, on July 29, 2022 and on November 9, 2022, Pono sold 57,500 Private Units to Mehana Capital LLC and AERWINS Technologies Inc., for an aggregate of 115,000 Private Units. Such units had an aggregate market value of approximately $7.8 million based upon the closing price of Pono’s units of $10.43 per unit on Nasdaq on January 10, 2023;

•

the Sponsor has agreed that the Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after Pono has completed a business combination, subject to limited exceptions;

•

the Sponsor and directors and officers of Pono have agreed not to redeem any shares of Pono common stock they hold in connection with a stockholder vote to approve a proposed initial business combination;

•

the Sponsor may loan to Pono additional funds for working capital purposes prior to the Business Combination. As of December 15, 2022, there was $960,000 outstanding under the Sponsor Working Capital Loan. On April 1, 2022 and May 24, 2022, the Sponsor loaned $110,000 and $65,000, respectively, to the Company under the Sponsor Working Capital Loan. On July 16, 2022, the Sponsor loaned an additional $35,000 to Pono under the Sponsor Working Capital Loan, on August 8, 2022, the Sponsor loaned Pono an additional $85,000 under the Sponsor Working Capital Loan, on September 12, 2022 the Sponsor loaned Pono an additional $175,000, on October 27, 2022, Pono drew $215,000 from the Sponsor Working Capital Loan with the Sponsor. If the Business Combination is not consummated and Pono does not otherwise consummate another business combination prior to November 11, 2022 (or February 13, 2023, if Pono extends the period of time to consummate a business combination), then there will likely be insufficient funds to pay the Sponsor Working Capital Loan;

•

if Pono does not complete an initial business combination by November 11, 2022 (or February 13, 2023 if Pono extends the period of time to consummate a business combination), a portion of the proceeds from the sale of the Placement Units and Private Units will be included in the liquidating distribution to Pono’s public stockholders. In such event, the 2,875,000 Founder Shares and 751,675 shares of Class A common stock underlying the Placement Units and Private Units, all of which are held by Pono’s Sponsor, directors and officers, and Mehana Capital LLC, an affiliate of the Sponsor, would be worthless because they are not entitled to participate in any Redemption or distribution with respect to such shares. Such shares and units had an aggregate market value of $37.3 million, based on the closing price per Class A common stock of Pono of $10.46 per share and the closing price of Pono’s units of $10.43 per unit on Nasdaq on January 10, 2023. Additionally, the Placement Warrants underlying the Placement Units and Private Units will expire worthless;

•

if the Trust Account is liquidated, including in the event Pono is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Pono to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share by the claims of prospective target businesses with which Pono has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pono, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

The Sponsor (including its representatives and affiliates) and Pono’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Pono. The Sponsor and Pono’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Pono completing its initial business combination. Pono’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Pono, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Pono’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Pono, subject to applicable fiduciary duties under DGCL. Pono Charter provides that Pono renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Pono and such opportunity is one Pono is legally and contractually permitted to undertake and would otherwise be reasonable for Pono to pursue, and to the extent the director or officer is permitted to refer that opportunity to Pono without violating another legal obligation;

•

Steve Iwamura and Dr. Mike Sayama are expected to be appointed as directors of the Combined Entity after the consummation of the Business Combination, and each may in the future receive cash fees, stock options or stock awards that the Combined Entity determines to pay to its directors;

•

at the Sponsor’s discretion, $1,500,000 may be loaned by the Sponsor or its affiliates or designees, which amount may be converted into Extension Units, at the price of $10.00 per unit. Such units would be identical to the Placement Units;

•

Kotaro Chiba, a member of Pono’s Board, is the founder and General Partner of Chiba Dojo Fund, an investor in AERWINS that will receive a portion of the Merger Consideration in the Business Combination; and

•

The Sponsor (including its representatives and affiliates) and Pono’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Pono. The Sponsor and Pono’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Pono completing its initial business combination. Pono’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Pono, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Pono’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Pono, subject to applicable fiduciary duties under DGCL. Pono Charter provides that Pono renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Pono and such opportunity is one Pono is legally and contractually permitted to undertake and would otherwise be reasonable for Pono to pursue, and to the extent the director or officer is permitted to refer that opportunity to Pono without violating another legal obligation.

Interests of AERWINS’ Directors and Officers in the Business Combination

When AERWINS securityholders and other interested persons consider the recommendation of its board of directors in favor of approval of the Business Combination, such persons should keep in mind that the directors and executive officers of AERWINS may have interests in the Business Combination and other proposals that may be different from, or in addition to, those of AERWINS securityholders generally. These interests include, among other things:

•	Shuhei Komatsu, Taiji Ito, Kensuke Okabe and Kazuo Miura of AERWINS is expected to serve as executive officers and directors of the Combined Entity after consummation of the Business Combination;

•

Shuhei Komatsu, as Chief Executive Officer, who currently serves on the AERWINS Board, may serve as a director of the Combined Entity after consummation of the Business Combination and AERWINS may nominate one or more of its existing directors to serve on the board after consummation of the Business Combination;

•	AERWINS’ executive officers have employment arrangements that increase compensation in connection with the Business Combination;

•	Incentive bonuses earned in 2021 (but not yet paid) by some AERWINS executive officers become payable shortly following the consummation of the Business Combination; and

•

Upon consummation of the Business Combination, and subject to approval of the Incentive Plan Proposal, AERWINS’ executive officers are expected to receive grants of stock options and restricted stock units under the Equity Incentive Plan from time to time as determined by the Compensation Committee. Please see section entitled “Executive and Director Compensation of AERWINS” of this proxy statement/prospectus for further discussion.

Members of the AERWINS Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and the Merger Agreement.

Ownership of New Pono after the Business Combination

It is anticipated that, upon the completion of the Business Combination, Pono’s public stockholders will retain an ownership interest of approximately 17.1% of the outstanding capital stock of the Combined Entity, the Sponsor will retain an ownership interest of approximately 5.3% of the outstanding capital stock of the Combined Entity and the AERWINS securityholders will own approximately 77.6% of the outstanding capital stock of the Combined Entity. The foregoing ownership percentages with respect to the Combined Entity following the Business Combination exclude any outstanding Warrants and assume that (i) there are no redemptions of any shares by Pono’s public stockholders in connection with the Business Combination and (ii) no awards are issued under the Equity Incentive Plan. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Pono’s existing stockholders in the Combined Entity will be different. Upon consummation of the Business Combination, and subject to approval of the Incentive Plan Proposal, AERWINS’ executive officers are expected to receive grants of stock options under the Equity Incentive Plan from time to time as determined by the Compensation Committee. In addition, the outstanding AERWINS Options granted to AERWINS’ executive officers and certain members of the AERWINS Board under the AERWINS 2022 Plan prior to the Closing of the Business Combination will be assumed and converted to options under the Equity Incentive Plan effective as of the Closing the Business Combination.

Certificate of Incorporation; Bylaws

Pursuant to the Merger Agreement, upon the Closing, the Pono Charter will be amended and restated in accordance with the Amended Charter, subject to, among other matters, the approval of the Charter Amendment

Proposals by Pono stockholders. See “The Charter Amendment Proposals (Proposals 2 Through 4).” We currently also expect that upon the Closing, Pono’s bylaws will be amended and restated promptly to:

•	reflect necessary changes and to be consistent with the proposed Amended Charter; and

•	make certain other changes that our board of directors deems appropriate for a public operating company.

Name and Headquarters of the Combined Entity

The name of the Combined Entity will be AERWINS Technologies Inc. and its principal executive offices will be located at Shiba Koen Annex 6 f, 1-8, Shiba Koen 3-chome, Minato-ku, Tokyo, Japan 105-0011.

Background of the Business Combination

Pono is a blank check company incorporated on February 12, 2021, as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Prior to the consummation of the IPO on August 13, 2021, neither Pono, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a transaction with Pono. The following chronology summarizes the key meetings and events that led to the signing of the Merger. The following chronology does not purport to catalogue every conversation among representatives of Pono or other parties.

After the IPO, Pono’s officers and directors commenced an active search for prospective businesses and assets to acquire. In connection with evaluating potential business combinations, members of Pono’s management contacted, and were contacted by, a number of individuals, entities, and financial advisors with respect to potential business combination opportunities.

Between August 13, 2021, and the date Pono entered into a term sheet with its former business combination target, Benuvia Inc., representatives of Pono considered, evaluated, reviewed, and/or had discussions with approximately 25 potential acquisition targets including Benuvia. Pono had initial management meetings with approximately 15 potential acquisition targets (including Benuvia), and non-disclosure agreements (“NDAs”) were executed with approximately 15 companies (including Benuvia). Pono conducted additional due diligence on and/or held more detailed follow-up discussions with the management teams of approximately 10 potential acquisition targets other than Benuvia. On March 5, 2022, Pono and Benuvia executed a letter of intent for a proposed business combination between the parties.

On March 17, 2022, Pono, Merger Sub, the Sponsor, Benuvia, and Shannon Soqui, in his capacity as seller representative, executed a business combination agreement. On August 8, 2022, Pono and Benuvia entered into a Termination Agreement pursuant to which Pono and Benuvia mutually agreed to terminate the business combination transaction, with no further liability to any party thereto.

Following the termination, between March 18, 2022 and the date Pono entered into a term sheet with AERWINS, representatives of Pono considered, evaluated, reviewed, and/or had discussions with approximately six additional potential acquisition targets including AERWINS. Pono had initial management meetings with approximately six potential acquisition targets (including AERWINS), and non-disclosure agreements (“NDAs”) were executed with approximately six additional companies (including AERWINS). The potential targets were introduced by EF Hutton or through relationships held by the Pono board members. Draft LOIs were exchanged between four of the potential acquisition targets, including AERWINS. Pono conducted additional due diligence on and/or held more detailed follow-up discussions with the management teams of approximately three potential acquisition targets other than AERWINS. After negotiations with the various parties, additional due diligence, it was ultimately determined not to pursue a transaction with the other parties. Valuation and public company and merger process readiness were primary drivers in most cases.

On November 29, 2021, Pono and AERWINS executed a non-disclosure agreement. Later that day, Mr. Shindo had a virtual meeting with Mr. Komatsu and Mr. Ito to discuss a potential business combination transaction. At that time, AERWINS informed Pono that AERWINS was not ready to discuss a merger. On August 8, 2022, Mr. Shindo reached out to Mr. Komatsu to reopen discussions about a possible merger. Mr. Komatsu indicated his interest and AERWINS began providing business and financial due diligence materials to Pono and its advisors, including a financial model prepared by AERWINS’ management.

On August 11, 2022, the Pono Board held a call to discuss the merits of a possible merger with AERWINS as a possible merger candidate. Mr. Shindo shared with the Board introductory information about AERWINS. The Pono Board agreed that there is interest in pursuing a possible merger with AERWINS and to structure a non-binding letter of intent (“LOI”) based upon this interest. Given Mr. Chiba’s involvement with AERWINS through Chiba Dojo Fund, Mr. Chiba disclosed his interest in the potential transaction and recused himself and did not attend the Pono Board meetings (or the portions thereof) at which the Board discussed the business combination proposal by Pono.

On August 12, Mr. Shindo reached out to Marshall & Stevens to inquire about conducting a fairness opinion on the potential business combination with AERWINS. Beginning on that date, information about the potential transaction was shared with Marshall Stevens from both Pono and AERWINS

At the meeting on August 31, 2022, in light of the fact that Mr. Chiba may have potential conflicts of interest in a business combination with AERWINS, as well as the terms of Pono’s charter requiring it to obtain a fairness opinion if it entered into a business combination with a target business that is affiliated with the Sponsor or any of Pono’s officers or directors, the Board established a committee, referred to as the “Special Committee”, comprised of all of Pono’s directors other than Mr. Chiba, who were and are disinterested and not conflicted in the potential business combination with AERWINS. The Board delegated the Special Committee with the exclusive power and authority to engage an independent investment banking firm which is a member of FINRA or a valuation or appraisal firm to render an opinion as to the fairness to Pono, from a financial point of view, of the price to be paid by Pono for AERWINS. The Board also granted the Special Committee with the power and authority to (i) consult with and/or advise management, on behalf of the Board, in connection with the due diligence, discussions and/or negotiations concerning potential terms and conditions of the potential transaction, (ii) consider such other matters as may be requested by the Board from time to time or as otherwise deemed appropriate by the committee in connection therewith, (iii) review the potential Business Combination and, if the Special Committee determined it to be advisable and in the best interests of Pono, approve and recommend that the Board approve the Business Combination in accordance with Nasdaq Rule IM 5101-2(c).

Between August 8 and August 30, 2022, Mr. Shindo and Mr. Ito had a series of telephonic meetings in which they negotiated the potential financial and other terms of the LOI, and reached agreement on the financial and other terms of the business combination. During this period, through a series of conference calls, the parties negotiated various business terms, including (i) the consideration to be received by existing AERWINS equity holders, (ii) terms of a post-closing management equity incentive plan, (iii) post-closing governance rights, including board composition, and (iv) the waiver of any minimum cash condition required at closing. The parties also discussed the scope and process for Pono’s due diligence review of AERWINS in connection with its evaluation of the potential transaction, as well as the overall timeline and process with respect to the potential transaction.

On August 16, 2022, Mr. Shindo provided to the management of AERWINS, specifically Mr. Komatsu and Mr. Ito, the LOI. The initial LOI provided by Pono proposed an enterprise value for AERWINS of $600 million. Pono determined this value based on the totality of its preliminary due diligence, discussions with its advisors, discussions with AERWINS management, and a review of the comparative valuations of public industry comparables, among other considerations. Pono also considered the competitive nature of the process, including reports that there were other interested acquirors of AERWINS.

Between August 8, 2022, and September 7, 2022, the Pono board reviewed the materials provided by AERWINS and Mr. Shindo had several discussions with AERWINS regarding the merits of a potential business combination and possible terms.

On August 24, 2022, Anthony L.G., PLLC, (“ALG”), counsel to AERWINS, presented to Pono’s counsel, Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”) a draft of the Form S-4 regarding the proposed Business Combination. In addition, on August 24, 2022, Nelson Mullins presented to ALG a draft of the Agreement and Plan of Merger. Also, as part of the continuing negotiations between Pono and AERWINS, on September 1, 2022, Nelson Mullins sent drafts of other ancillary documents to ALG. August 24, 2022, the parties and their counsel had several calls and correspondences relating to the draft Agreement and Plan of Merger and ancillary documents.

On August 29, 2022, AERWINS provided Pono and its representatives access to AERWINS’ virtual data room, after which AERWINS and its representatives uploaded documents and materials to the data room and responded to diligence requests. From August 29, 2022, through the date of this proxy statement/prospectus, Pono and its representatives conducted extensive due diligence with respect to AERWINS, including performing video interviews with AERWINS executive management team and reviewing regulatory materials and contracts.

On August 30, 2022, Pono and AERWINS executed the LOI for a proposed business combination between the parties. Upon execution of the LOI, Pono ceased merger discussions with other potential targets to focus on AERWINS and communicated to potential targets that Pono was no longer able to pursue discussions at that time.

Following execution of the LOI, Pono and its counsel, Nelson Mullins, conducted additional diligence. Documentation provided by AERWINS and other publicly available material was reviewed and questions asked to the AERWINS management team.

On September 6, 2022, Nelson Mullins delivered substantive drafts of the Merger Agreement, ancillary agreements, and related board materials to the Pono Board for its review.

On September 7, 2022, the Special Committee met via video conference to review the materials provided by Nelson Mullins, discuss the merits and risks of the proposed transaction, evaluate the findings from the various third-party advisors and discuss key provisions of the Merger Agreement and other ancillary agreements. Representatives of Nelson Mullins and Marshall & Stephens were also in attendance. Pono’s management discussed the valuation of AERWINS and the potential valuation of the combined companies, and trends in the equity market and merger market. Mr. Shindo summarized and explained the key terms of the Merger Agreement and ancillary documents. At the request of the Special Committee, Marshall & Stephens reviewed and discussed with the Special Committee its financial analysis with respect to AERWINS and the proposed Business Combination. Thereafter, Marshall & Stephens verbally rendered to the Special Committee (which was subsequently confirmed by delivery of Marshall & Stephens’ written opinion addressed to the Special Committee dated September 7, 2022) to the effect that the consideration to be paid by Pono pursuant to the Merger Agreement was fair, from a financial point of view, to Pono. Representatives of Nelson Mullins then reviewed with the Fairness Committee their fiduciary duties in the context of the proposed Business Combination. After considering the proposed terms of the Merger Agreement and ancillary documents and asking questions to Pono’s management, and taking into account the other factors described below under the caption “—Reasons for the Approval of the Business Combination,” the Special Committee approved the Merger Agreement and ancillary documents and recommended that the Board authorize and approve the Merger Agreement, the ancillary documents thereto, and the transactions contemplated thereby.

On September 7, 2022, the Board held telephonic special meeting via video conference to further discuss the proposed transaction with AERWINS. Representatives of Marshall & Stephens and Nelson Mullins were also in attendance. Mr. Chiba recused himself from this meeting. Members of the Board reviewed the transaction process, the material terms of the transaction documents, the scope and results of the diligence conducted, the state of the market and the potential risks involved with AERWINS’ business and operations. Nelson Mullins then reviewed the principal terms of the proposed Merger Agreement and ancillary transaction documents. Members of Pono’s Board discussed the Marshall & Stephens opinion and the Special Committee’s recommendation to the Board to approve the Merger Agreement and the transactions and documents contemplated thereby. Nelson Mullins then reviewed with the Board their fiduciary duties in the context of the proposed Business Combination. After considering the proposed terms of the Merger Agreement and ancillary documents and asking questions to Pono’s management, and taking into account the other factors described below under the caption “— The Reasons for the Approval of the Business Combination,” the Pono Board approved the Merger Agreement and ancillary documents and determined that each of the Merger Agreement and the ancillary documents (and the transactions contemplated by such agreements) was advisable and in the best interests of Pono and its stockholders. The Board further determined that it was advisable and in the best interests of Pono and its stockholders to consummate the Business Combination and other transactions contemplated by the Merger Agreement and related agreements, and the Board directed that the Merger Agreement and the other Stockholder Proposals described in this proxy statement/prospectus be submitted to Pono’s stockholders for approval and adoption, and recommended that Pono’s stockholders approve and adopt the Merger Agreement and such other Stockholder Proposals. In approving the transactions, the Board determined that the aggregate fair market value of the proposed Business Combination was at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

On September 7, 2022, the Merger Agreement, the Purchaser Support Agreement and the AERWINS voting agreement were executed by the Parties.

On September 7, 2022, Pono issued a press release and filed a Current Report on Form 8-K with the SEC announcing the execution of the Merger Agreement.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination and to take actions and exercise their respective rights under the Merger Agreement to facilitate the completion of the Business Combination.

Description of negotiations by AERWINS with opportunities other than Pono

In May of 2021, AERWINS made a presentation to a SPAC in a general sense, however, there were no additional discussions or any negotiations with this SPAC and nothing materialized from this presentation. Other than the foregoing, AERWINS did not engage in any other discussions or negotiations with opportunities other than PONO. AERWINS then entered into discussions with PONO.

Reasons for Approval of the Business Combination

On September 7, 2022, the Merger Agreement was executed by the parties. In reaching its decision to authorize the Merger Agreement, each of the Special Committee and the Board reviewed the results of Pono management’s due diligence investigation, and the due diligence investigations of Pono’s third party financial, industry, legal, and other advisors, and discussed the due diligence findings with Pono management. As discussed above, given Mr. Chiba’s involvement with AERWINS through Chiba Dojo Fund, Mr. Chiba recused himself and did not attend the Pono Board meetings (or the portions thereof) at which the Board discussed the business combination proposal by Pono. Each of the Special Committee and the Board also received and reviewed presentations regarding, and/or discussed with, Pono’s third party financial, industry, technology, legal and other advisors, the transaction structure, material terms of the Business Combination and various aspects of the due diligence.

The due diligence conducted by Pono’s management, the Special Committee and/or the Board and/or information received by Pono’s management, the Special Committee and/or the Board included:

•	An overview of the public markets in general, the air mobility market, and feedback from potential investors with respect to AERWINS;

•	Research on comparable companies and transactions;

•	Legal diligence review conducted by Nelson Mullins;

•

The opinion of Marshall & Stephens, dated September 7, 2022, to the Special Committee to the effect that, as of that date and qualified by the assumptions, qualifications and limiting conditions therein, the consideration to be paid by Pono in the Business Combination is fair, from a financial point of view, to Pono, and through their ownership in Pono, the public stockholder of Pono;

•	General industry research and analysis;

•	Review of the current capital markets;

•	A financial, operational and documentation review by management of requested materials provided by AERWINS;

•	A review with AERWINS management team of the Company’s development plans;

•	A thorough discussion with AERWINS’ management to review the Company’s most recent business and operational performance and key business trends; and

•	Numerous detailed meetings and calls with Pono’s management and AERWINS’ representatives regarding AERWINS’ operations, financial condition, strategy, and/or prospects.

Each of the Special Committee and the Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, each of the Special Committee, as a whole, and the Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors. This explanation of Pono’s reasons for the Business Combination and all other information presented in this section is forward-looking. Therefore, you should read this explanation in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements and Risk Factor Summary.”

In the prospectus for the IPO, Pono identified the following general criteria and guidelines that Pono believed would be important in evaluating prospective target businesses:

•

Large and Growing Addressable Market: Our management team prioritizes investing in large and growing industries that are poised for disruption by new technologies. We look for both large problems amenable to technology solutions as well as businesses able to scale to meet the market.

•

Proprietary Technology Advantage: We seek businesses protected by proprietary technology advantages, especially scientific breakthroughs and intellectual property. We believe that significant technology innovation provides for years of durable, compounding growth and expanding margins.

•

Scaling Business with Compelling Growth Opportunity: While we are primarily focused on the topline growth potential, we seek to acquire a company which has achieved sufficient technology and business maturity while still maintaining significant runway to capture share in a large addressable market. We look for favorable secular trends and attractive unit economics which can be further enhanced as the business grows.

•	World Class Management Teams: We seek to partner with creative and ambitious management teams that have a track record of success to help them execute their vision.

In considering the Business Combination, each of the Special Committee and the Pono Board concluded that AERWINS substantially met the above criteria. In particular, each of the Special Committee and the Pono Board considered the following positive factors:

•	Large, Growing Addressable Market. AERWINS’ target addressable market, its growth potential and the potential for AERWINS to benefit from the rapid projected growth in the addressable market.

•	Proprietary Product Advantage and Competitive Advantage. AERWINS’ unique air mobility solutions and technology.

•	Strong Management Team. The expertise and strength of the AERWINS management team, including Messrs. Komatsu, Katano, Okabe, and Ito.

•	Scalability. AERWINS product development plans and opportunities to scale and take advantage of capital infusions and access to the public markets.

•	Terms of the Merger Agreement. The terms of the Merger Agreement and its ancillary agreements, including the lock-up agreements.

In making the recommendation, each of the Special Committee and the Pono Board also considered, among other things, the following potential deterrents to the Business Combination:

•	the risk that the announcement of the Business Combination and potential diversion of AERWINS’ management and employee attention may adversely affect AERWINS’ operations;

•	the risk that certain key employees of AERWINS might not choose to remain with the Company post-Closing;

•	the risk that the Board may not have properly valued AERWINS’ business;

•	the risks associated with the air mobility industries in general;

•	the risks affecting AERWINS’ ability to realize its development and regulatory plans;

•	the risk associated with macroeconomic uncertainty and the effects it could have on AERWINS’ revenue;

•	the risk of global insecurity, including the war in Ukraine, could impact AERWINS’ growth or business plans;

•	the risk of competition in the industry, including the potential for new entrants and innovation;

•	the risk that the AERWINS may not achieve its financial forecast;

•	the risk that one or more of the AERWINS’ growth strategies may not be successful;

•	the risk that the AERWINS may lose one or more significant suppliers, impacting the Company’s ability to achieve growth and/or profitability;

•	the substantial expense and human resources necessary to operate a public company;

•

the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of Pono’s stockholders;

•	the risk that Pono does not have enough cash at closing to fund operations and pay closing costs following the closing of the Business Combination;

•	the risk of failure to satisfy the conditions to Closing (to the extent not waived by the parties);

•	the risk of changes in customer preferences, expectations and regulations;

•	the inability to maintain the listing of the Company’s securities on the Nasdaq Global Market following the Business Combination;

•	the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination;

•	the potential conflicts of interest of the Sponsor and Pono’s officers and directors in the Business Combination; and

•	the other risks described in the “Risk Factors” section of this proxy statement/prospectus.

Each of the Special Committee and the Pono Board concluded that these risks could be managed or mitigated by AERWINS or were unlikely to have a material impact on the Business Combination or the Company, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to Pono and its stockholders. Each of the Special Committee and the Pono Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. The foregoing discussion of the material factors considered by each of the Special Committee and the Pono Board is not intended to be exhaustive, but does set forth the principal factors considered.

Opinion of Marshall & Stevens

On August 24, 2022, Pono engaged Marshall & Stevens Transaction Advisory Services LLC (“Marshall & Stevens”) to evaluate the fairness, from a financial point of view, to Pono of the consideration to be received by Pono in consideration of the issuance of its equity securities to the equity holders of AERWINS in connection with the anticipated acquisition by Pono of one hundred percent of the equity and equity equivalents (“equity”) and/or all or substantially all of the assets and business (the “business”) of AERWINS (the “Acquired Business”). Marshall & Stevens was advised, and have relied upon such advice, that the Transaction consists of a business combination between Pono and AERWINS and pursuant to which Pono, in effect, will acquire AERWINS in consideration of the conversion pursuant to the Merger Agreement of (a) all of the outstanding common stock of AERWINS into shares of the common stock of the surviving company (the “Surviving Company” and the “Common Stock,” respectively) and (b) all of the outstanding options to purchase AERWINS common stock into options to acquire Common Stock (the “Surviving Company Options”). The value of the shares of Common Stock issued at the Closing under clause (a) above and the value of the shares of Common Stock underlying the Surviving Company Options under clause (b) above, are valued under the Merger Agreement at a per share amount equal to the redemption amount that will be payable to public stockholders that redeem in connection with the Closing (the “Redemption Price”) an amount totaling $600,000,000 (the “Purchase Price”). The Purchase Price is subject to adjustment as provided in Section 1.7 of the Merger Agreement. Based on the fact that Pono is only recently formed, has no operating history, has no assets other than cash and its rights under the letter of intent dated August 22, 2022 (the “LOI”), and that its securities are thinly traded, we have assumed, with your approval, that the fair value of each of shares of Common Stock to be issued in the Transaction (whether at the Closing or pursuant to the exercise of Surviving Company Options) is equivalent to the Redemption Price and we have not performed any separate analysis regarding the fair value of the Transaction Shares.

On September 6, 2022, Pono’ board of directors met to review the proposed merger. During this meeting, Marshall & Stevens reviewed with Pono’ board of directors certain financial analyses as described below and rendered its oral opinion to Pono’ board of directors, which opinion was confirmed by delivery of a written opinion, dated September 7, 2022, to the effect that, as of that date and based on and subject to the matters described in its opinion, the purchase price being paid by Pono for the Acquired Business in the transaction was fair, from a financial point of view, to Pono.

The full text of Marshall & Stevens’ written opinion, dated September 7, 2022, to Pono’s board of directors, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by Marshall & Stevens in rendering its opinion, is attached as Annex A and is incorporated into this proxy statement by reference in its entirety. Holders of the Class A Common Stock are encouraged to read this opinion carefully in its entirety. Marshall & Stevens’ opinion was provided to Pono’s board of directors for their information in connection with their evaluation of the consideration to be received by Pono in consideration of the issuance of its equity securities to the equity holders of AERWINS in the merger and relates only to the fairness, from a financial point of view, of the consideration to be received by Pono, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. No person other than the Pono board of directors may rely on the Marshall & Stevens Opinion. The summary of Marshall & Stevens’ opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Marshall & Stevens looked solely at the enterprise value of the Acquired Business as a going concern and on a going concern basis immediately prior to the consummation of the transaction and have not considered any impact on value (positive or negative) of the consummation of the transaction on the value of the Acquired Business. Marshall & Stevens performed such reviews, analysis and inquiries as it, in its professional judgment and experience, deemed necessary and appropriate under the circumstances. Marshall & Stevens’s activities included without limitation:

•	The review of the draft Merger Agreement dated September 7, 2022;

•

The review certain operating and financial information relating to AERWINS’s business and prospects, including financial statements for the two years ended December 31, 2020 through 2021, internal financial records for the nine month period ended September 30, 2022, and projections for the years ending December 31, 2022 through December 31, 2027, all as prepared and provided to it by AERWINS’s management, which are summarized below;

•	Meetings with certain members of AERWINS’s management regarding AERWINS’s operations, financial condition, future prospects and projected operations and performance and regarding the merger;

•	Participation in discussions with the board and its counsel regarding AERWINS’s projected financials results, among other matters;

•	The review of certain business, financial and other information regarding AERWINS that was furnished to it by AERWINS through its management;

•

The review of certain other publicly available financial data for certain companies that Marshal & Stevens deemed relevant for purposes of its analysis and publicly available transaction prices and premiums paid in other transactions that it deemed relevant for purposes of its analysis;

•	The performance of a discounted cash flow analysis based on the projected financial information provided by AERWINS’s management; and

•	The performance of such other financial studies, analyses and inquiries as it deemed appropriate.

In connection with its review, Marshall & Stevens relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to it, discussed with or reviewed by it, or publicly available. Marshall & Stevens did not assume any responsibility with respect to such data, material and other information. In addition, AERWINS’s management advised Marshall & Stevens, and Marshall & Stevens assumed, that AERWINS’s projected financial information provided to Marshall & Stevens was reasonably prepared on bases reflecting the best currently available estimates and judgments of AERWINS’s future financial results and condition. In rendering its opinion, Marshall & Stevens assumed that AERWINS’s management would be able to successfully implement its business plan.

In evaluating fairness, Marshall & Stevens assumed a fair market value for Pono shares of $10.16 per share (the then estimated redemption value of such shares). This value was used, with the consent of Pono’ board of directors, due to the fact that Pono is a special purpose acquisition company with only limited trading history and no material operations or assets other than cash or cash equivalent and an as yet to be approved merger agreement. Accordingly, Marshall & Stevens did not perform an independent analysis regarding the fair market value of the common stock to be issued pursuant to the Merger Agreement.

Marshall & Steven’s analysis does not constitute an examination, review, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public

Accountants (“AICPA”). Marshall & Stevens did not and does not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Furthermore, there will usually be differences between prospective and actual results because of events and circumstances frequently do not occur as expected and those difference may be material.

Marshall & Stevens expressed no opinion with respect to the forecasts and projections provided by AERWINS or the assumptions on which they are based. Marshall & Stevens also relied upon and assumed, without independent verification, that there has been no material change in AERWINS’s assets, liabilities, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to Marshall & Stevens, and that there is no information or facts that would make the information reviewed by Marshall & Stevens incomplete or misleading. Marshall & Stevens also assumed that AERWINS is not party to any material pending transaction, including, without limitation, any external financing (other than in connection with the merger), recapitalization, acquisition or merger, divestiture or spin-off (other than the merger or other publicly disclosed transactions).

Marshall & Stevens relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to each such agreement, document or instrument will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the completion of the merger will be satisfied without waiver thereof and (d) the merger will be completed in a timely manner in accordance with the terms described in the agreements provided to Marshall & Stevens, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Marshall & Stevens also relied upon and assumed, without independent verification, that all governmental, regulatory and other consents and approvals necessary for the completion of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed.

Marshall & Stevens was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of AERWINS, Pono or any other party. Furthermore, Marshall & Stevens did not undertake independent analysis of any potential or actual litigation, governmental investigation, regulatory action, possible unasserted claims or other contingent liabilities to which AERWINS or Pono is a party or may be subject.

Marshall & Stevens’ opinion addressed only the fairness, from a financial point of view, of the consideration to be received by Pono in consideration of the issuance of its equity securities to the equity holders of AERWINS in the merger and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Marshall & Stevens’ opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Marshall & Stevens’ opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Pono, nor did it address Pono’ underlying business decision to proceed with the merger. Except as described herein, Pono’ board of directors imposed no other limitations on Marshall & Stevens with respect to the investigations made or procedures followed in rendering the opinion.

In preparing its opinion to Pono’ board of directors, Marshall & Stevens performed a variety of financial and comparative analyses, including those described below that were the material financial analyses reviewed with Pono’ board of directors in connection with Marshall & Stevens’ opinion. The summary of Marshall & Stevens’ analyses described below is not a complete description of such analyses underlying Marshall & Stevens’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Marshall & Stevens arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Marshall & Stevens believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Marshall & Stevens considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond AERWINS’s control. No company, transaction or business used in Marshall & Stevens’ analyses as a comparison is identical to AERWINS or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Marshall & Stevens’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Marshall & Stevens’ analyses are inherently subject to substantial uncertainty.

Marshall & Stevens was not requested to, and it did not, recommend the specific consideration payable in the merger, which consideration was determined between Pono and AERWINS, and the decision to enter into the merger was solely that of Pono’ board of directors. Marshall & Stevens’ opinion and financial analyses were only one of many factors considered by Pono’ board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Pono’ board of directors or Pono’ management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with Pono’ board of directors in connection with Marshall & Stevens’ opinion.

Projections for the Years Ending December 31, 2022 through December 31, 2027

The following summarizes the financial projections for the years ending December 31, 2022 through December 31, 2027 that were provided by AERWINS to Marshall & Stevens.

Fees and Scope of Engagement

Marshall & Stevens was engaged on a fixed fee basis and their compensation is not contingent upon the completion of the transaction. Marshall & Stevens provided no additional services associated with the transaction and has provided no other services for the Sponsor. There is no current agreement between Marshall & Stevens and any party to the Merger Agreement or any of their affiliates providing for the provisions of future services by Marshall & Stevens or any of its affiliates to or for the benefit of any such person or persons. The Company has paid the following fees paid to Marshal Stevens for services on two deals as the following chart shows:

Paid to Marshall Stevens

As of 11/19/22

Date	Amount
10/26/2022	45,000.00
9/1/2022	35,000.00
9/28/2022	25,000.00
Total fees paid for Aerwins deal	105,000
2/9/2022	50,000.00
12/8/2021	30,000.00
Total fees paid for prior target	80,000
Total fees paid to Marshall & Stevens	185,000

PONO’s Board Reviewed and Considered the Following Information Pertaining to AERWINS

The following provides the basis for Pono’s determination to effect a merger with AERWINS Technologies.

The entity is thinly capitalized (the equity is not sufficient to fund the entity’s activities without additional subordinated financial support):

a.	The equity holders as a group have one of the following four characteristics:

i.	Lack the power to direct activities that most significantly impact the entity’s economic performance;

ii.	Possess non-substantive voting rights;

iii.	Lack the obligation to absorb the entity’s expected losses;

iv.	Lack the right to receive the entity’s expected residual returns;

1.

AERWINS has cash of $10,020,459 as of December 31, 2021. Equity interests in AERWINS are not provided or financed to the equity investor and not issued in exchange for subordinated interests in other VIEs. AERWINS has enough equity to conduct its activities currently and in the past (a. in paragraph 8).

2.

Also, AERWINS shareholders have power to direct the activities through their substantive voting rights. AERINWS shareholders have been absorbing AERWINS’s loss in the past and raise its own capital via debt and equity, and AERWINS’s shareholders have right to receive the residual returns although AERWINS have no retained earnings to be distributed so far.

3.	According to paragraphs 9-11, AERWINS does not meet the definition of VIE and we determine the accounting acquirer through application of the voting model.

Marshall & Stevens was not engaged to perform and did not perform any banking or brokerage or investment advisory or underwriting services for any party to the Merger Agreement or with respect to the transaction. Marshall & Stevens was not asked to opine on, and the Opinion did not express any view with respect to, (i) any terms of the Merger Agreement other than the purchase price, (ii) Pono’s underlying business decision to effect the Merger Agreement, (iii) the basic business decision to proceed with or effect the Merger Agreement, (iv) the merits of the Merger Agreement relative to any alternative transaction or business strategy that may be available to Pono, (v) the amount or nature of or fairness of the compensation to be paid to any officer, director or employee or any class of such persons, (vi) the fairness of the transaction to any particular group or class of security holders or creditors or other constituencies, (vii) the solvency, creditworthiness or fair value of any participant in the transaction under any applicable laws relating to bankruptcy, insolvency or similar matters, (viii) the procedural fairness of the transaction or other possible measures of fairness, (ix) the fairness of benefits of any contemplated future financings, (x) the dilution of the holdings of the existing equity holders of Pono, (xi) the change of control resulting from the consummation of the transaction, or (xii) any fees being paid in connection with the transaction or the allocation of transaction expenses.

Financial Projections

The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this proxy statement/prospectus.

Using financial projections provided by AERWINS’s management, Marshall & Stevens calculated the net present value of the unlevered, after-tax free cash flows that AERWINS’s business is forecasted to generate for the financial years 2022 through 2031, plus the present value of the terminal value of AERWINS’s business in year 2031.

Given the early stage of AERWINS, the projections provided anticipated a steeper growth rate in revenues and profits than historically observed. AERWINS advised that the major assumptions implemented by its management in developing the projections were as follows.

The financial projections were developed by AERWINS management and relied on various assumptions as set forth below:

•	Regulatory approvals by relevant authorities in each target markets;

•	No disruption of supply chain due to geo-political events or inflationary pressures;

•	Evolution of battery capabilities to create the EV model for ample endurance of the flight time;

•	To create a sizeable factory facility to meet its production capability;

•	Its ability to maintain and expand its position relative to its competitors;

•	Continued research and development (“R&D”) investment in platform technologies; and

•	Its ability to continue to finance through debt and equity instruments.

							Forecast based on 1USD= 144.71 JPY
							2021 based on 1USD= 109.84 JPY
		CCY		Units	2021	2022	2023	2024	2025	2026	2027

Sales		JPY		(in 1,000)	860,070	1,218,219	4,729,081	10,933,642	22,410,426	73,080,415	325,837,603
		USD		(in 1,000)	7,830	8,418	32,680	75,556	154,864	505,013	2,251,659
Gross Profit		JPY		(in 1,000)	153,341	288,669	1,592,400	3,784,725	7,989,089	45,387,059	219,948,497
		USD		(in 1,000)	1,396	1,995	11,004	26,154	55,208	313,641	1,519,926
Operating Income		JPY		(in 1,000)	-1,538,569	-1,865,870	-480,764	1,257,727	4,218,632	36,677,798	189,620,137
		USD		(in 1,000)	-14,007	-12,894	-3,332	8,691	29,152	253,457	1,310,346
Operating Profit Margin			(%)		-179%	-153%	-10%	12%	19%	50%	58%

Units Sold for Air Mobility				(in 1)	0	2	60	150	1,200	20,000	100,000

Average selling price / Unit of Above		JPY		(in 1,000)	0	70,636	52,801	52,801	11,390	3,108	3,108
		USD		(in 1,000)	0	488	365	365	79	21	21

Revenue from Air Mobility (Manned)		JPY		(in 1,000)	0	141,273	3,168,041	8,020,102	16,868,136	64,760,000	312,920,000
		USD		(in 1,000)	0	976	21,892	55,422	116,565	447,516	2,162,394
Revenue from Non-Air Mobility (Drone)		JPY		(in 1,000)	286,910	412,191	1,340,000	2,692,500	5,321,250	8,099,375	12,696,563
		USD		(in 1,000)	2,612	2,848	9,260	18,606	36,772	55,970	87,738
Revenue from Shared Computing		JPY		(in 1,000)	573,160	664,755	221,040	221,040	221,040	221,040	221,040
		USD		(in 1,000)	5,218	4,594	1,527	1,527	1,527	1,527	1,527

Revenue from Air Mobility (Manned) Details

XTURISMO

XTURISMO Limited Edition including using COSMOS app	Total (Unit x Average Price)	JPY			0	141,273	3,168,041	7,920,102	0	0	0
		USD			0	976	21,892	54,731	0	0	0
	Average price	JPY			0	70,636	52,801	52,801	0	0	0
		USD			0	488	365	365	0	0	0
	Unit				0	2	60	150	0	0	0

XTURISMO Related including using COSMOS app	Total (Unit x Average Price)	JPY			0	0	0	0	2,894,200	2,894,200	14,471,000
		USD			0	0	0	0	20,000	20,000	100,000
	Average price	JPY			0	0	0	0	28,942	14,471	14,471
		USD			0	0	0	0	200	100	100
	Unit				0	0	0	0	100	200	1,000

EV Model (Speeder)

Self made New Model (Speeder) including using COSMOS app	Total (Unit x Average Price)	JPY			0	0	0	0	10,853,250	26,047,800	173,652,000
		USD			0	0	0	0	75,000	180,000	1,200,000
	Average price	JPY			0	0	0	0	10,853	8,683	8,683
		USD			0	0	0	0	75	60	60
	Unit				0	0	0	0	1,000	3,000	20,000
License OEM New Model (Speeder) including using COSMOS app	Total (Unit x Average Price)	JPY			0	0	0	0	217,065	24,311,280	114,320,900
		USD			0	0	0	0	1,500	168,000	790,000
	Average price	JPY			0	0	0	0	2,171	1,447	1,447
		USD			0	0	0	0	15	10	10
	Unit				0	0	0	0	100	16,800	79,000

						Forecast based on 1USD= 144.71 JPY
						2021 based on 1USD= 109.84 JPY
		CCY	Units	2021	2022	2023	2024	2025	2026	2027

Others

Maintenance License Fee	Total (Unit x Average Price)	JPY		0	0	0	0	2,677,150	10,853,210	8,682,564
		USD		0	0	0	0	18,500	75,000	60,000
	Average price	JPY		0	0	0	0	2,231	543	87
		USD		0	0	0	0	15.4	3.7	0.6
	Unit			0	0	0	0	1,200	20,000	100,000

Sponsorship Fee	Total	JPY		0	0	0	99,995	226,471	653,510	1,793,536
		USD		0	0	0	691	1,565	4,516	12,394

Note: 2021 data is historical

These AERWINS revenue projections are based on assumptions that are quantitative and some that are qualitative and not quantifiable. The qualitative assumptions are based on AERWINS’s management team to arrive at forecasts. Moreover, the projections are based on AERWINS’s projection that AERWINS will grow customers through offering existing and additional products and attract new customer globally based on such AERWINS management assumptions. There can be no certainty or assurances that such projected growth will be achieved.

AERWINS revenue projections is based on the XTURISMO price beginning at JPY70,636,000 (approximately US$488,000) and dropping to JPY52,801,000 (approximately US$365,000) due to increase of production driving the reduction of the supply cost. Starting from 2025, the XTURISMO related products, which will be the affordable version, is forecasted to be priced at JPY28,942,000 (approximately US$200,000) and dropping to JPY 14,471,000 (approximately US$100,000) by reducing functions and eliminating costly materials. The EV version will also begin production in 2025, initially manufactured in-house and licensing to other manufacturers intended for mass production.

Below are the rationales behind the AERWINS financial projections. The product AERWINS offers is a revolutionary product where a current market does not exist, however through various reports conducted by third parties it is expected to have a Total Addressable Market of JPY1,447 billion (US$10 billion) in 2025, JPY7,380 billion (US$55 billion) in 2030, and JPY20,940 billion (US$255 billion) in 2030, respectively. See eVTOL/Urban Air Mobility TAM Update: A Slow Take-Off, But Sky’s the Limit, May 6, 2021.

The projections provided anticipate a strong growth rate in revenue after 2025 based on regulatory approvals in various countries, the market acceptance of the Air Mobility Products and the development of the infrastructure of the Air Mobility industry. AERWINS believes that the major assumptions implemented by its management in developing the projections were as follows.

For the years prior to 2022, AERWINS (during this period A.L.I. Technologies Inc.) primary focus was on R&D of the XTURISMO, a manned Air Mobility vehicle, and the surrounding businesses relating to the Air Mobility business such as unmanned Air Mobility solutions and share computing. The aim is to have an integrated solution not only relating to the vehicle but the surrounding software side of the business. Until end of 2021, the business segment accounted for unmanned drone solution business (37%), share computing service (60%) and others (3%). The first commercial delivery of the XTURISMO was completed on December 18, 2022.

AERWINS 5-year growth forecast is based on the plan to initially produce the XTURISMO, a gasoline/electric hybrid, which allows for earlier sales than an EV-only vehicle as it does not require as much battery power. Batteries capable of supporting EV-only vehicles are not quite ready for commercial application. AERWINS plans to commercialize an all EV and/or hydrogen-based engine model with a zero-carbon emission version planned to be released in 2026 and mass production/ delivery planned to start in 2027. This model will be significantly cheaper to the XTURISMO as AERWINS plans to have mass production capabilities and a more complete supply chain, which it further believes will reduce cost, allowing AERWINS to reduce average selling price thereby broadening its available market. AERWINS management team will initially produce the EV model on its own factory but gradually beginning in 2026 to license the EV models to other companies and receive license fees which results in the estimated average selling cost to decrease after 2025.

Until 2025, production will be focused on the existing XTURISMO and utilizing the core Air Mobility technology to customize and modify to different customer needs. From 2025, AERWINS will be focusing predominately on EV or hydrogen engine version to embrace environmental acceptance and to target the mass market starting from 2026. The business structure will be to create partnerships with companies with scalable production capacity through licensing of AERWINS technologies to other manufacturers, which will allow for faster and capital efficient revenue growth. Provided that the regulatory authorities approve and the infrastructure for Air Mobility vehicles is developed, the air mobility industry is projected to grow quickly in that period and AERWINS will be well positioned to capitalize and participate in that growth trend.

The other projected revenue includes fees derived from maintenance license fees and sponsorship income from participating in events and exhibitions where we have received income such as the Detroit Motor Show and IMXHK in Hong Kong in 2022. Other potential sponsorship include TV shows, movies as well as racing events.

The projected revenue from non-Air Mobility (Drone) consists of UAV Development, Drone Inspection/Survey, UAV Marketing, and C.O.S.M.O.S. additional development/demonstration, of which AERWINS expects growth in drone inspection and survey.

The drone inspection and survey market in Japan is expanding against the backdrop of social issues such as labor shortages and aging infrastructure, and according to the “Drone Business Research Report 2022 (Impress Corporation, published in 2022),” the drone-based service market is expected to grow from JPY82.8 billion (approximately US$572 million) in 2020 to JPY514.7 billion (approximately US$3,556 million) in 2027, with the inspection field expected to grow from JPY27.9 billion (approximately US$192 million) in 2020 to JPY199.3 billion (approximately US$1,377 million) in 2027 and the civil engineering and construction field from JPY6.7 billion (approximately US$46 million) in 2020 to JPY26.7 billion (approximately US$184 million) in 2027. The combined market for civil engineering and construction field is estimated to be at JPY226 billion (approximately US$1,561 million) in 2027.

In order to capture public sector projects that are expected to be in particularly stable demand in such a growth environment, AERWINS has recruited Ministry of Land, Infrastructure, Transport and Tourism (MLIT) alumni who are in charge of inspection and surveying as advisors and outside directors and are aiming to capture about 5% of the market share in cooperation with local governments and local inspection and surveying companies on the ground. AERWINS further intends to expand to non-Japanese countries through achieving experience and knowledge.

Drone Business Research Report 2022 (Impress Corporation, published March 2022)

Cost of Sales

The cost is projected to increase 337% in 2023, 228% in 2024, 168% in 2025, 214% in 2026 and 405% in 2027, respectively, driven by the increase of the sales of the vehicles. The increase of cost will be used for labor costs and expanding the production capability. To further reduce the cost efficiently the management is considering creating assembly plants in foreign countries.

To complete the XTURISMO, the team has spent approximately JPY3,179 million (approximately US $28 million) for R&D cost by September 2022. The important engineering for the Air Mobility vehicle has been completed, going forward for the EV and/or hydrogen model there will be limited R&D cost necessary as it will be a modification of the existing technology and applying to the related engines. Regarding the XTURISMO related products, the goal is to reduce cost and AERWINS will predominantly be focusing on reducing parts and equipment, which will not create additional cost. Furthermore, since the EV and/or hydrogen engine will be co-developed with the engine manufacturers the cost will be absorbed by the engine manufacturer and will be embedded in the cost of sales of AERWINS.

		Units	2021	2022	2023	2024	2025	2026	2027
Cost of Sales	JPY	(in 1,000)	706,619	929,549	3,136,681	7,148,917	12,021,338	25,773,356	104,353,106
	USD	(in 1,000)	6,433	6,424	21,676	49,402	83,072	178,103	721,119

Sales and General Expenses	JPY	(in 1,000)	666,527	994,591	1,473,115	1,926,926	3,050,457	7,845,261	29,291,559
	USD	(in 1,000)	6,068	6,873	10,180	13,316	21,080	54,214	202,416

Research and Development Expenses	JPY	(in 1,000)	1,025,383	1,159,996	600,000	600,000	720,000	864,000	1,036,800
	USD	(in 1,000)	9,335	8,016	4,146	4,146	4,975	5,971	7,165

Note: 2021 data is historical

Sales, General and Administrative Costs

AERWINS will expand its board from 5 to 6 from 2023. Additionally, it will be hiring employees outside of Japan to increase the international business effort in different regions focusing on sales, marketing and business development.

Research and Development, Operations Costs

Through the R&D of XTURISMO, AERWINS has spent JPY3,179 million (approximately US$28 million) by 2022 and going forward will be focusing on modification of the engine into EV and/or hydrogen, which is anticipated will be jointly developed with the engine manufacturer resulting in saving cost.

Marshall & Stevens was not involved in the development of any of the above AERWINS assumptions, and did not independently review, confirm or verify any of such assumptions, the reasonableness thereof, or the extent to which such assumptions were relied upon by AERWINS in preparing their projections and forecasts. Only a limited number of these assumptions were discussed with AERWINS and/or the Board.

Discounted Cash Flow Analysis

The major inputs and assumptions used in Marshall & Stevens’s discounted cash flow method were as follows:

•	A weighted average cost of capital (WACC) of 50% was determined based upon a cost of equity of approximately 51.76% and an after-tax cost of debt of 7.84%

•

A cost of equity was determined using a 20-year U.S. Treasury Rate (3.64%), Equity Risk Premium of 6.22% (Kroll Cost of Capital Navigator 2022 (“KCOC”)), Re-levered Equity beta of 1.45 based upon the Guideline Companies discussed below, a size premium of 2.10% based upon KCOC data for the 9th decile, and a company specific risk premium of 37% based upon anticipated forecast/execution/regulatory risk.

•	After-tax cost of debt was determined using B rated bond yields and a tax rate of 29%.

•	The debt-to-capital ratio was estimated at 5% and the equity-to-capital ratio was estimated at 95% using input from the Guideline Companies discussed below.

•	Estimated income tax expense of 29% of pre-tax income.

•

Capital expenditures, depreciation, and working capital assumptions primarily based on the data available from similar revenue-generating publicly-traded companies, including the Recreational Sports Vehicle GPCs listed below and Blade Air Mobility, as well as guidance from the Company.

•	The Terminal Growth Rate of 3% was based on a stable growth rate approximated by developed economy GDP growth and inflation considerations

Marshall & Stevens also performed sensitivity analyses with the discounted cash flow method which i) reduced gross margins and EBITDA margins, decreased revenue growth and reduced the WACC and ii) considered production delays from 0.5 to 2 years.

The Enterprise Value indication for AERWINS was estimated to be between approximately $540,000,000 and $695,000,000 based on the discounted cash flow method.

Guideline Public Company Analysis

Marshall & Stevens reviewed certain financial data for guideline public companies (GPCs) with publicly traded equity securities that Marshall & Stevens deemed relevant based on their operations that may in certain respects and based on Marshall & Stevens’s professional judgment and experience, be considered similar to those of AERWNIS, including electric vertical takeoff and landing (eVTOL) companies, urban air mobility (UAM) companies, and recreational sports vehicle companies. No company used in the analyses as a comparison is directly comparable to AERWINS. The GPCs included:

eVTOL and UAM GPCs

1.	Joby Aviation, Inc.

2.	Eve Holding, Inc.

3.	Vertical Aerospace Ltd.

4.	Archer Aviation Inc.

5.	Lilium N.V.

6.	EHang Holdings Limited

7.	Blade Air Mobility, Inc.

Recreational Sports Vehicles GPCs

8.	Polaris

9.	BRP Inc.

10.	Taiga Motors Corporation

11.	Arcimoto, Inc.

The criteria for selecting the Guideline Companies were mainly industry, size, business model, products/services, stage of development and future profitability.

Marshall & Stevens reviewed, among other things, the Guideline Companies’ Enterprise Value as a multiple of revenue for the 4th, 5th, and 6th year of the forecast for each Guideline Company, the range of which is listed below.

•	Calendar Year 2025 — 0.21x to 11.01x

•	Calendar Year 2026 — 0.17x to 11.29x

•	Calendar Year 2027 — 0.10x to 2.48x

The multiples were then size-adjusted based on a comparison to the respective size deciles, and the respective equity risk premium, to which each Guideline Company was classified compared to the 9th decile utilized for AERWINS based on each companies relative enterprise value and market capitalization. The multiples were also risk-adjusted based on the quantitative calculated differential in implied multiples based on the WACC differential between AERWINS and Joby. The multiples selected were based only on the eVTOL and UAM GPCs given most of these Guideline Companies were also pre-revenue and in similar stages of development compared to AERWINS. The selected multiples ranged between the lower quartile to the upper of the Guideline Company multiple range as outlined below:

•	Calendar Year 2025 — 4.05x to 4.95x

•	Calendar Year 2026 — 1.35x to 1.65x

•	Calendar Year 2027 — 0.28x to 0.33x

The overall range of Enterprise Value for the guideline public company approach was approximately $625,000,000 to $765,000,000.

Reconciled Conclusion of Value

Marshall & Stevens considered the discounted cash flow method, the guideline public company method and the guideline transaction method. The guideline transaction method was given no weight due to a lack of available data for comparable transactions. Given the detailed forecast provided by AERWINS management for the discounted cash flow method and the current market information and relevancy of the GPCs for the guideline public company method, an equal weighting of 50% was applied to the DCF method and GPC method for the final reconciliation of value. Marshall & Stevens concluded a final Enterprise Value range for AERWINS of approximately $582,500,000 to $730,000,000.

Satisfaction of 80% Test

It is a requirement under Nasdaq listing rules that any business acquired by Pono have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination.

The balance of the funds in the Trust Account as of the Record Date, January 5, 2023 was $120.8 million (including $3,450,000 of the cash portion of the deferred underwriting commissions) and 80% thereof represents $96.5 million. In reaching its conclusion that the Business Combination satisfied the 80% asset test, the Pono Board looked at the enterprise value of AERWINS of approximately $600 million. In determining whether the enterprise value described above represents the fair market value of AERWINS, the Pono Board considered all of the factors described above in this section, and the fact that the purchase price for AERWINS was the result of an arm’s length negotiation with AERWINS management, among other reasons. As a result, the Pono Board concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of Pono’s management team and the Board of Directors, Pono’s Board of Directors believes that the members of Pono’s management team and the Board of Directors are qualified to determine whether the Business Combination satisfies the 80% asset test.

Anticipated Accounting Treatment

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Pono will be treated as the acquired company and AERWINS will be treated as the acquirer for financial statement reporting purposes. AERWINS has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•

AERWINS existing securityholders will have the greatest voting interest in the Combined Entity under the no redemptions and maximum redemptions scenarios with over 74.2% and 84.4% voting interest, respectively (excluding any outstanding Warrants and assuming that no awards are issued under the Equity Incentive Plan;

•	the largest individual minority stockholder of the Combined Entity is an existing stockholder of AERWINS;

•	AERWINS’ directors will represent five out of seven board seats for the Combined Entity’s board of directors;

•	AERWINS’ existing stockholders will have the ability to control decisions regarding election and removal of directors and officers of the Combined Entity’s executive board of directors;

•	AERWINS’ senior management will be the senior management of the Combined Entity; and

•	AERWINS operations will be the only continuing operations of the Combined Entity.

Sources and Uses for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination (i) assuming that none of Pono’s outstanding shares of Class A common stock are redeemed in connection with the Business Combination and (ii) assuming that all of Pono’s outstanding shares of Class A common stock are redeemed in connection with the Business Combination. For an illustration of the number of shares and percentage interests outstanding under each scenario see the section entitled “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.”

No Redemption

Sources of Funds (in millions)		Uses (in millions)
Existing cash and investments held in Trust Account(1)	$125.1	Aggregate cash and common stock consideration issued to Aerwins stockholders(2)	$719.2
Common stock of combined company issued to Aerwins stockholders(2)	600.0	Transaction and other costs(3)	5.9

Total Sources	$725.1	Total Uses	$725.1

(1)	As of September 30, 2022 and includes $118.6 million of investments held in Trust Account
(2)

In accordance with the terms and subject to the conditions of the Merger Agreement, the aggregate consideration payable will be paid in a combination of cash and shares of the Company. Shares issued to Aerwin’s stockholders are at a deemed value of $10.31 per share. Assumes 53,045,000 shares of common stock and 5,206,954 options and warrants issued for an aggregate amount equal to $600.0 million.

(3)	Represents an estimated amount inclusive of advisory, banking, printing, legal and accounting fees.

Maximum Redemption

Sources of Funds (in millions)		Uses (in millions)
Existing cash and investments held in Trust Account(1)	$6.5	Aggregate cash and common stock consideration issued to Aerwins stockholders(2)	$600.6
Common stock of combined company issued to Aerwins stockholders(2)	600.0	Transaction and other costs(3)	5.9

Total Sources	$606.5	Total Uses	$606.5

(1)

As of September 30, 2022, assumes that 11,500,000 shares of Pono Class A common stock subject to redemption are redeemed for an aggregate payment of approximately $118.6 million (based on an estimated per share redemption price of approximately $10.31 that was calculated using the $118.6 million of investments in the Trust Account divided by 11,500,000 shares of Pono Class A common stock subject to redemption assuming the pro forma maximum redemption scenario pursuant to the Merger Agreement).

(2)

In accordance with the terms and subject to the conditions of the Merger Agreement, the aggregate consideration payable will be paid in a combination of cash and shares of the Company. Shares issued to Aerwin’s stockholders are at a deemed value of $10.31 per share. Assumes 53,045,499 shares of common stock and 5,206,954 options and warrants issued for an aggregate amount equal to $600.0 million.

(3)	Represents an estimated amount inclusive of advisory, banking, printing, legal and accounting fees.

United States Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax considerations for holders of shares of Pono’s Class A common stock that (i) hold New Pono common stock following the adoption of the Amended

Charter in connection with the Business Combination or (ii) elect to have their Class A common stock redeemed for cash, and for the AERWINS stockholders if the Business Combination is completed. This discussion applies only to Class A common stock or New Pono common stock, as applicable, that is held as a capital asset for U.S. federal income tax purposes. This discussion is limited to U.S. federal income tax considerations, and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	financial institutions or financial services entities;

•	broker dealers;

•	insurance companies;

•	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Class A common stock or New Pono common stock;

•	persons subject to the “applicable financial statement” accounting rules under Section 451(b) of the Code;

•	persons holding Class A common stock or New Pono common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	U.S. expatriates or former long-term residents of the United States;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies (“RICs”) or real estate investment trusts (“REITs”);

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons who received their shares of Class A common stock or New Pono common stock as compensation;

•	partnerships or other pass-through entities for U.S. federal income tax purposes; and

•	tax-exempt entities.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners (or other owners) will generally depend on the status of the partners and your activities. Partnerships and their partners (or other owners) should consult their tax advisors with respect to the consequences to them under the circumstances described herein.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. No assurance can be given that the U.S. Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a contrary position. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes). You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Pono has not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

Adoption of the Amended Charter

Holders of Class A common stock are not expected to recognize any income, gain or loss under U.S. federal income tax laws as a result of the adoption of the Amended Charter in connection with the Business Combination. It is expected that each such holder would have the same basis in its New Pono common stock after the adoption of the Amended Charter as that holder has in the corresponding Class A common stock immediately prior to the adoption of the Amended Charter and such holder’s holding period in the New Pono common stock would include the holder’s holding period in the corresponding Class A common stock. Although the matter is not entirely clear, these consequences to the holders assume, and we intend to take the position, that the adoption of the Amended Charter does not result in an exchange by the holders of Class A common stock for New Pono common stock for U.S. federal income tax purposes, tax free to the holders of Class A common stock as parties to the exchange under section 368(a)(1)(E) of the Code. If contrary to this characterization, the adoption of the Amended Charter does result in an exchange, it is expected that such exchange would be treated as a recapitalization for U.S. federal income tax purposes. The consequences to holders of a recapitalization could be different than those discussed above. Each holder should consult its own tax advisor regarding the U.S. federal income tax consequences to it of the adoption of the Amended Charter in connection with the Business Combination.

The remainder of this discussion assumes that the adoption of the Amended Charter will not result in an exchange for U.S. federal income tax purposes.

Redemption of Class A Common Stock

In the event that a holder’s shares of Class A common stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “Special Meeting of Pono Stockholders — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Class A common stock, a U.S. holder will be treated as described below under the section entitled “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock,” and a Non-U.S. holder will be treated as described under the section entitled “— Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” If the redemption does not qualify as a sale of shares of Class A common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “— U.S. Holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section entitled “— Non-U.S. Holder — Taxation of Distributions.”

Whether a redemption of shares of Class A common stock qualifies for sale treatment will depend largely on the total number of shares of Pono stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning Placement Warrants or Public Warrants and any Pono stock that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of Pono’s shares outstanding both before and after the redemption. The redemption of Class A common stock generally will be treated as a sale of Class A common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of Pono stock actually owned by the holder, but also shares of Pono stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A common stock which could be acquired pursuant to the exercise of the Placement Warrants or the Public Warrants. Moreover, any Pono stock that a holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Pono outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A common stock must, among other requirements, be less than eighty percent (80%) of the percentage of Pono outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Class A common stock and the Class A common stock to be issued pursuant to the Business Combination). There will be a complete termination of a holder’s interest if either (1) all of the shares of Pono stock actually and constructively owned by the holder are redeemed or (2) all of the shares of Pono stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock.

The redemption of Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in Pono will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Class A common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax effects to such a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it. A holder should consult with its own tax advisors as to the tax consequences of a redemption.

U. S. Federal Tax Consequences of the Merger.

The Merger Agreement provides that at the Effective Time, Merger Sub, a wholly owned subsidiary of Pono, shall be merged with and into AERWINS, following which the separate corporate existence of Merger Sub shall cease and AERWINS shall continue as the surviving corporation. The Merger Agreement further provides that the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code and the parties to the Merger Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. As a result of the Merger, the AERWINS stockholders will receive Class A common stock of Pono as the Merger Consideration. It is the opinion of Nelson Mullins Riley & Scarborough LLP, counsel to Pono, that the Merger should qualify as a Section 368(a) Reorganization. As a result, the receipt of Pono Class A common stock by the AERWINS stockholders should be tax free as a part of a reorganization under Section 368 of the Code. Since neither Pono or AERWINS intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Merger, there can be no assurance that the IRS will not challenge that conclusion or that a court would not sustain such a challenge.

If the Merger does not qualify as a Section 368(a) Reorganization or is otherwise tax free to the parties, an AERWINS stockholder generally would recognize gain or loss with respect to the exchange of AERWINS stock for Class A common stock of Pono in connection with the Merger.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of shares of Class A common stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

•

an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Taxation of Distributions.    If Pono’s redemption of a U.S. holder’s shares of Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of Class A Common Stock,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in the Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described below under the section entitled “— Redemption of Class A Common Stock — U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”

Dividends Pono pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends Pono pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A common stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.    If Pono’s redemption of a U.S. holder’s shares of Class A common stock is treated as a sale, taxable exchange or other taxable disposition, as discussed above under the section entitled “— Redemption of Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash and the U.S. holder’s adjusted tax basis in the shares of Class A common stock redeemed. A U.S. holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Class A common stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A common stock so disposed of exceeds one year. Long-term capital gains recognized by noncorporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Class A common stock (shares of Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of Class A common stock who, or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder.

Taxation of Distributions.    If Pono’s redemption of a Non-U.S. holder’s shares of Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of Class A Common Stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent (30%), (and, under certain income tax treaties, such dividend is not attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described below under the section entitled “— Redemption of Class A Common Stock — Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”

The withholding tax described in the preceding paragraph does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30 percent (30%) (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.    If Pono’s redemption of a U.S. holder’s shares of Class A common stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “— Redemption of Class A Common Stock,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of the redemption, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•	such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the takes place and certain other conditions are met; or

•

Pono is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Class A common stock and, in the circumstance in which shares of Class A common stock are regularly traded on an established securities market, the Non- U.S. holder has owned, directly or constructively, more than 5% of the Class A common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of the Class A common stock. There can be no assurance that the Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30 percent (30%) rate (or lower income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30 percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding

Dividend payments with respect to Class A common stock and proceeds from the sale, taxable exchange or taxable redemption of Class A common stock may be subject to information reporting to the IRS and possible United States backup withholding at a twenty-four percent (24%) rate. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Amounts treated as dividends that are paid to a Non-U.S. holder are generally subject to reporting on IRS Form 1042-S even if the payments are exempt from withholding. A Non-U.S. holder generally will eliminate any other requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30 percent (30%) on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on Class A common stock. Previously, withholding with respect to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest was scheduled to begin on January 1, 2019; however, such withholding has been eliminated under proposed U.S. Treasury regulations, which can be relied on until final regulations become effective. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Class A common stock.

Material Differences in Stockholder Rights

A summary of the material differences between the current rights of AERWINS securityholders under AERWINS’ certificate of incorporation and bylaws, each as amended to the date of this proxy statement/prospectus, and the rights of Pono stockholders, post-Closing, under the Amended Charter and the anticipated bylaws of the Combined Entity, is set forth under the section titled “Comparison of Stockholder Rights.”

Vote Required for Approval

The Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the holders of at least a majority of the shares of Pono common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Pono Special Meeting vote “FOR” the Business Combination Proposal, the Incentive Plan Proposal and the Nasdaq Proposal, the holders of a majority of the issued and outstanding shares of Pono common stock as of the Record Date entitled to vote thereon at the Pono Special Meeting vote “FOR” the Charter Amendment Proposals, and a plurality of the shares of Pono common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Pono Special Meeting vote “FOR” the Director Election Proposal. Failure to vote by proxy or to vote in person at the Pono Special Meeting, abstentions and broker non-votes will have no effect on the Business Combination Proposal.

As of the Record Date, the Sponsor and Pono’s directors and officers have agreed to vote any shares of Pono common stock owned by them in favor of the Business Combination and the Required Proposals. The anchor investors of Pono has agreed to vote any shares of Pono common stock held by them in favor of the Business Combination. As a result, in addition to the Founder Shares and Placement Shares, we would need only 154,995, or approximately 1.35%, of the 11,500,000 Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved, assuming only the minimum number of shares representing a quorum is present at the Pono Special Meeting held to vote on the Business Combination.

Recommendation of the Pono Board

THE PONO BOARD RECOMMENDS THAT PONO STOCKHOLDERS VOTE “FOR”

THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of Pono’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pono and its stockholders and what he or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Pono’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal — Interests of Pono’s Directors and Officers in the Business Combination” for a further discussion of these considerations” for a further discussion of these considerations.

THE CHARTER AMENDMENT PROPOSALS (PROPOSALS 2 THROUGH 4)

The following sets forth a summary of the principal changes (collectively, the “Charter Amendment Proposals”) proposed to be made between the existing Pono Charter and the proposed Amended Charter. This summary is qualified by reference to the complete text of the proposed Amended Charter, a copy of which is attached as Annex B. All Pono stockholders and other interested parties are encouraged to read the proposed Amended Charter in its entirety for a more complete description of its terms.

Name Change (Proposal 2). The name of New Pono shall be changed from “Pono Acquisition Corp.” to “AERWINS Technologies Inc.”

Amendment of Blank Check Provisions (Proposal 3). To remove and change certain provisions in the Pono Charter related to Pono’s status as a special purpose acquisition company, including but not limited to the deletion of Article IX of the Pono Charter in its entirety.

Amendment and Restatement of the Pono Charter (Proposal 4). The existing Pono Charter will be amended and restated in its entirety with the Amended Charter. Conditioned on the approval of Proposals 2 and 3, Proposal 4 provides approval for the proposed Amended Charter, which includes approval of all other changes in the proposed Amended Charter in connection with replacing the existing Pono Charter with the proposed Amended Charter as of the Effective Time.

Why Pono is Seeking Stockholder Approval

The Merger Agreement requires these amendments to the Charter as a condition to the parties’ obligation to consummate the Business Combination.

Effect of Proposal

If approved, (i) the name of Pono shall be changed to “AERWINS Technologies Inc.”, (ii) Article IX of the Pono Charter will be removed in its entirety and (iii) the existing Pono Charter will be amended and replaced with the Amended Charter.

Vote Required for Approval

The Business Combination Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal are conditioned on the approval of the Charter Amendment Proposals at the Pono Special Meeting.

This Charter Amendment Proposals will be approved and adopted only if the holders of at least a majority of the issued and outstanding shares of Pono common stock vote “FOR” the Charter Amendment Proposals and each of the Business Combination Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal are approved at the Pono Special Meeting. Failure to vote by proxy or to vote in person at the Pono Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendment Proposals.

Recommendation of the Pono Board

THE PONO BOARD RECOMMENDS THAT PONO STOCKHOLDERS VOTE “FOR”

APPROVAL OF EACH OF THE CHARTER AMENDMENT PROPOSALS.

The existence of financial and personal interests of one or more of Pono’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pono and its stockholders and what he or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Pono’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal — Interests of Pono’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE DIRECTOR ELECTION PROPOSAL (PROPOSAL 5)

Overview

Pursuant to the Merger Agreement and subsequent agreement of the parties, Pono and AERWINS agreed to take all necessary action, including causing the directors of the Pono to resign, so that effective as of the Closing, New Pono’s board of directors (the “Post-Closing Board”) will consist of five (5) individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements. Immediately after the Closing, Pono and AERWINS shall take all necessary action to designate and appoint to the Post-Closing Board five (5) persons as follows: three (3) persons designated prior to the Closing by AERWINS, who each shall be independent under Nasdaq and two (2) persons designated prior to the Closing by AERWINS, who may or may not be independent under Nasdaq regulations. At or prior to the Closing, Pono will provide each director of Pono with a customary director indemnification agreement, in form and substance reasonably acceptable to such director of Pono. The parties also agreed to take all action necessary, so that the individuals serving as the officers of Pono immediately after Closing will be the same individuals as those of AERWINS immediately prior to the Closing. Each director will hold office until the next annual meeting of stockholders at which such director is up for election and where his or her successor is elected and qualified.

Pono is proposing the election by stockholders of the following five (5) individuals, who will take office immediately following the Closing and who will constitute all the members of the board of directors of the Combined Entity: Shuhei Komatsu, Taiji Itoh, Mike Sayama, Steve Iwamura, and Marehiko Yamada.

If elected, the directors will serve until their respective successors are duly elected and qualified, or until their earlier death, disqualification, resignation, or removal. The Post-Closing Board will be divided into three classes, with only one class of directors being elected in each year. If each of the director nominees is elected to the Post-Closing Board, the classes of the Post-Closing Board will be composed as follows: Class I—Shuhei Komatsu and Mike Sayama, to hold office until the 2023 annual meeting of stockholders; Class II—Taiji Ito and Marehiko Yamada, to hold office until the 2024 annual meeting of stockholders; and Class III—Steve Iwamura, to hold office until the 2025 annual meeting of stockholders. Each of Mike Sayama, Steve Iwamura and Marehiko Yamada is expected to qualify as an independent director under Nasdaq listing standards.

There are no family relationships among any of the Company’s directors and executive officers. Subject to other provisions in the Amended Charter, the number of directors that constitutes the entire board of directors of the Combined Entity will be fixed solely by resolution of its board of directors. Each director of the Combined Entity will hold office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier resignation, death, disqualification or removal.

Subject to the rights of holders of any series of preferred stock with respect to the election of directors for so long as the board of directors of the Combined Entity is classified, a director may be removed from office by the stockholders of the Combined Entity only for cause. Vacancies occurring on the board of directors of the Combined Entity for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the board of directors of the Combined Entity, although less than a quorum, or by a sole remaining director, and not by stockholders of the Combined Entity. A person so elected by the board of directors of the Combined Entity to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director will have been chosen and until his or her successor will be duly elected and qualified.

If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the Pono Special Meeting. The appointments of directors resulting from the election will only become effective if the Business Combination is completed.

The Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the Record Date and is based in part on information furnished by the nominees and in part from Pono’s and AERWINS’ records.

Vote Required for Approval

The approval of the Director Election Proposal requires a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. This means that the five director nominees who receive the highest number of shares voted “FOR” their election are elected.

Failure to vote by proxy or to vote in person at the Pono Special Meeting, “WITHHOLD” votes and broker non-votes will have no effect on the Director Election Proposal.

Recommendation of the Pono Board

THE PONO BOARD RECOMMENDS THAT PONO STOCKHOLDERS

VOTE ‘‘FOR’’ THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of Pono’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pono and its stockholders and what he or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Pono’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal — Interests of Pono’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE INCENTIVE PLAN PROPOSAL (PROPOSAL 6)

Overview

The Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt the AERWINS Technologies Inc. Equity Incentive Plan, which is referred to herein as the “Equity Incentive Plan,” a copy of which is attached to this proxy statement/prospectus as Annex C (such proposal, the “Incentive Plan Proposal”).

A total number of shares representing 15% of the fully diluted, and as converted, outstanding shares of New Pono common stock immediately following consummation of the Merger (initially expected to be approximately 10,089,442 shares of common stock of the Combined Entity) will be reserved for issuance under the Equity Incentive Plan. As of January 10, 2023, the closing price on Nasdaq per share of common stock of Pono was $10.46. Based upon a price per share of $10.46, the maximum aggregate market value of the common stock of the Combined Entity that could potentially be issued under the Equity Incentive Plan is $105,535,563. The Board will approve the Equity Incentive Plan subject to approval by Pono’s stockholders. If the Equity Incentive Plan is approved by Pono stockholders, then the Equity Incentive Plan will be effective upon the consummation of the Business Combination.

The following is a summary of the material features of the Equity Incentive Plan. This summary is qualified in its entirety by the full text of the Equity Incentive Plan, a copy of which is included as Annex C to this proxy statement/prospectus.

Summary of the Equity Incentive Plan

The Equity Incentive Plan was adopted by the Board prior to the Closing, subject to stockholder approval, and will become effective upon the date immediately prior to the Closing (the “Equity Incentive Plan Effective Date”).

Pursuant to the Merger Agreement, AERWINS will reserve approximately 10,089,442 shares of AERWINS common stock for issuance to officers, directors, employees and consultants of AERWINS pursuant to an equity incentive plan, which will be duly adopted by the AERWINS board of directors and approved by the AERWINS stockholders following the date of the Merger Agreement during the Interim Period (as such term is defined in the Merger Agreement). The Equity Incentive Plan is intended to be a continuation of such plan, to be known as the AERWINS Technologies Inc. 2022 Equity Incentive Plan, which is referred to herein as the “AERWINS 2022 Plan”, which will be assumed in the Business Combination. Upon the consummation of the Business Combination, (i) all outstanding option to acquire shares of AERWINS common stock (whether vested or unvested) pursuant to the AERWINS 2022 Plan will be assumed under the Equity Incentive Plan and automatically converted into an option to acquire shares of New Pono common stock, with its price and number of shares equitably adjusted based on the conversion ratio of the shares of AERWINS common stock into the Merger Consideration, and (ii) each outstanding restricted stock unit of AERWINS shall be assumed under the Equity Incentive Plan and converted into a restricted stock unit relating to shares of New Pono common stock, as provided in the Merger Agreement. If the Equity Incentive Plan becomes effective, then no additional stock awards will be granted under the AERWINS 2022 Plan as in effect immediately prior to the consummation of the Business Combination, although all outstanding AERWINS Options and AERWINS RSUs granted under the AERWINS 2022 Plan as in effect immediately prior to the consummation of the Business Combination will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the AERWINS 2022 Plan upon the assumption and conversion of such awards under the Equity Incentive Plan pursuant to the Merger Agreement.

The Equity Incentive Plan allows the Combined Entity to make equity and equity-based incentive awards to officers, employees, directors and consultants. The Board anticipates that providing such persons with a direct stake in the Combined Entity will assure a closer alignment of the interests of such individuals with those of the Combined Entity and its stockholders, thereby stimulating their efforts on the Combined Entity’s behalf and strengthening their desire to remain with the Combined Entity.

It is expected that approximately 10,089,442 shares of common stock of the Combined Entity will be initially reserved for the issuance of awards under the Equity Incentive Plan (the “Initial Limit”). The Initial Limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in the Combined Entity’s capitalization. The maximum aggregate number of shares of common stock of the Combined Entity that may be issued upon exercise of incentive stock options under the Equity Incentive Plan shall not exceed the Initial Limit, as adjusted. Shares underlying any awards under the Equity Incentive Plan that are forfeited, cancelled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the Equity Incentive Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options.

The Equity Incentive Plan contains a limitation whereby the value of all awards under the Equity Incentive Plan and all other cash compensation paid by the Combined Entity to any non-employee director may not exceed $1,000,000 for the first calendar year a non-employee director is initially appointed to the Combined Entity’s board of directors, and $750,000 in any other calendar year.

The Equity Incentive Plan will be administered by the compensation committee of the Combined Entity’s board of directors, the Combined Entity’s board of directors or such other similar committee pursuant to the terms of the Equity Incentive Plan. The plan administrator, which initially will be the compensation committee of the Combined Entity’s board of directors, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Equity Incentive Plan. The plan administrator may delegate to a committee consisting of one or more officers of the Combined Entity, including the Chief Executive Officer of the Combined Entity, the authority to awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines.

Persons eligible to participate in the Equity Incentive Plan will be officers, employees, non-employee directors and consultants of the Combined Entity and its subsidiaries as selected from time to time by the plan administrator in its discretion. As of the date of this proxy statement/prospectus, approximately 90 individuals will be eligible to participate in the Equity Incentive Plan, which includes approximately 5 officers, 75 employees who are not officers, 0 non-employee directors, and 10 consultants.

The Equity Incentive Plan permits the granting of both options to purchase common stock of the Combined Entity intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the Equity Incentive Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Combined Entity and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive awards under the Equity Incentive Plan. The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of the common stock of the Combined Entity on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. The term of each option will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of shares of common stock of the Combined Entity that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the plan administrator may permit non-qualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock of the Combined Entity, or cash, equal to the value of the appreciation in the Combined Entity’s stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of common stock of the Combined Entity on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised, including the ability to accelerate the vesting of such stock appreciation rights.

The plan administrator may award restricted shares of common stock of the Combined Entity and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Combined Entity through a specified vesting period. The plan administrator may also grant shares of common stock of the Combined Entity that are free from any restrictions under the Equity Incentive Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock of the Combined Entity.

The plan administrator may grant cash-based awards under the Equity Incentive Plan to participants, subject to the achievement of certain performance goals, including continued employment with the Combined Entity.

The Equity Incentive Plan requires the plan administrator to make appropriate adjustments to the number of shares of common stock that are subject to the Equity Incentive Plan, to certain limits in the Equity Incentive Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Except as set forth in a stock award agreement issued under the Equity Incentive Plan, in the event of (i) a transfer of all or substantially all of the Combined Entity’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Combined Entity with or into another corporation, entity or person, or (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of Combined Entity’s then outstanding capital stock, each outstanding stock award (vested or unvested) will be treated as the plan administrator determines, which may include (a) Combined Entity’s continuation of such outstanding stock awards (if Combined Entity is the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (d) the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); or (e) the opportunity for participants to exercise the stock options prior to the occurrence of the corporate transaction and the termination (for no consideration) upon the consummation of such corporate transaction of any stock options not exercised prior thereto.

The Equity Incentive Plan provides that a stock award may be subject to additional acceleration of vesting and exercisability upon or after a “Change in Control” (as defined in the Equity Incentive Plan) as may be provided in the award agreement for such stock award or as may be provided in any other written agreement between the Combined Entity or any affiliate and the participant, but in the absence of such provision, no such acceleration will occur.

Participants in the Equity Incentive Plan are responsible for the payment of any federal, state or local taxes that the Combined Entity or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of the Combined Entity or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from shares of common stock of the Combined Entity to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of the Combined Entity or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the Combined Entity or its subsidiaries in an amount that would satisfy the withholding amount due.

The Equity Incentive Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of non-qualified stock options by gift to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.

The plan administrator may amend or discontinue the Equity Incentive Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the Equity Incentive Plan will require the approval of the Combined Entity’s stockholders. Generally, without shareholder approval, (i) no amendment or modification of the Equity Incentive Plan may reduce the exercise price of any stock option or the strike price of any stock appreciation right, (ii) the plan administrator may not cancel any outstanding stock option or stock appreciation right where the fair market value of the common stock underlying such stock option or stock appreciation right is less than its exercise price and replace it with a new option or stock appreciation right, another award or cash and (iii) the plan administrator may not take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange.

All stock awards granted under the Equity Incentive Plan will be subject to recoupment in accordance with any clawback policy that Combined Entity is required to adopt pursuant to the listing standards of any national securities exchange or association on which Combined Entity securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Combined Entity board may impose such other clawback, recovery or recoupment provisions in a stock award agreement as the Combined Entity board determines necessary or appropriate. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with Combined Entity.

No awards may be granted under the Equity Incentive Plan after the date that is ten years from the Equity Incentive Plan Effective Date. No awards under the Equity Incentive Plan have been made prior to the date of this proxy statement/prospectus.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the common stock of the Combined Entity issuable under the Equity Incentive Plan.

Certain United States Federal Income Tax Aspects

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the 2021 Plan. It does not describe all federal tax consequences under the Equity Incentive Plan, nor does it describe state or local tax consequences.

Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of the Combined Entity’s common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither the Combined Entity nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of the Combined Entity’s common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of the Combined Entity’s common stock at exercise (or, if less, the amount realized on a sale of such shares of the Combined Entity’s common stock) over the option price thereof, and (ii) the Combined Entity or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of the Combined Entity’s common stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of the Combined Entity’s common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of the Combined Entity’s common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of the Combined Entity’s common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

For all other awards under the Equity Incentive Plan, either the Combined Entity or its subsidiaries generally will be entitled to a tax deduction in connection with other awards under the Equity Incentive Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement.

The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either the Combined Entity or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

New Plan Benefits

No awards have been previously granted under the Equity Incentive Plan and no awards have been granted that are contingent on stockholder approval of the Equity Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the Equity Incentive Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Pono Special Meeting. Failure to vote by proxy or to vote in person at the Pono Special Meeting, abstentions and broker non-votes will have no effect on the outcome of the vote on the Incentive Plan Proposal.

This proposal is conditioned on the approval of the Business Combination Proposal, and each other Required Proposal at the Pono Special Meeting.

Recommendation of the Pono Board

THE PONO BOARD RECOMMENDS THAT PONO STOCKHOLDERS VOTE “FOR”

THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Pono’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pono and its stockholders and what he or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Pono’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal — Interests of Pono’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE NASDAQ PROPOSAL (PROPOSAL 7)

Overview

Pono is proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635 (b) and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Pursuant to the Merger Agreement, it is anticipated that Pono will issue to the AERWINS securities holders as consideration in the Business Combination 53,045,499 shares of New Pono common stock, based on AERWINS’ audited condensed consolidated financial statements as of September 30, 2022.

If the Nasdaq Proposal is adopted, based on AERWINS’ audited condensed consolidated financial statements as of December 31, 2021, and 53,045,499 shares of New Pono common stock are issued to the AERWINS securities holders as consideration in the Business Combination, it is anticipated that the AERWINS securities holders will hold 77.9%, of the outstanding shares of New Pono common stock immediately following Closing. These percentages exclude outstanding Warrants and assumes that (i) no shares of Pono common stock are redeemed in connection with the Business Combination or an Extension redemption, (ii) no awards are issued under the Equity Incentive Plan, and (iii) Pono does not engage in any other kind of equity financing prior to the Closing.

Vote Required for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Pono Special Meeting, assuming that a quorum is present. Failure to vote by proxy or to vote online at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Proposal.

This proposal is conditioned on the approval of the Business Combination Proposal and each other Required Proposal at the Pono Special Meeting.

Recommendation of the Pono Board

THE PONO BOARD RECOMMENDS THAT PONO STOCKHOLDERS VOTE “FOR”

THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of Pono’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pono and its stockholders and what he or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Pono’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal — Interests of Pono’s Directors and Officers in the Business Combination” for a further discussion of these considerations” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL (PROPOSAL 8)

Overview

The Adjournment Proposal, if adopted, will allow Pono Board to adjourn the Pono Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Pono’s stockholders in the event that based upon the tabulated vote at the time of the Pono Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Charter Amendment Proposals, the Business Combination Proposal, the Director Election Proposal, the Incentive Plan Proposal or the Nasdaq Proposal. In no event will Pono Board adjourn the Pono Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Pono Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Pono’s stockholders, Pono Board may not be able to adjourn the Pono Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Required Proposals.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Pono Special Meeting. Abstentions will have no effect on this proposal.

Recommendation of the Pono Board

THE PONO BOARD RECOMMENDS THAT PONO’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Pono’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pono and its stockholders and what he or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Pono’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal — Interests of Pono’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

INFORMATION ABOUT PONO

Overview

Pono is a blank check company incorporated as a Delaware corporation on February 12, 2021 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business transaction with one or more operating businesses or assets.

Significant Activities Since Inception

The registration statement for Pono’s IPO was declared effective on August 10, 2021. On August 13, 2021, Pono consummated its IPO of 10,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $100,000,000 (see Note 6) (the “IPO”). Pono granted the underwriter a 45-day option to purchase up to an additional 1,500,000 Units at the IPO price to cover over-allotments, if any.

Simultaneously with the consummation of the closing of the Offering, Pono consummated the private placement of an aggregate of 469,175 units (the “Placement Units”) to the Sponsor at a price of $10.00 per Placement Unit, generating total gross proceeds of $4,691,750 (the “Private Placement”).

On August 18, 2021, the underwriters exercised the over-allotment option in full, and the closing of the issuance and sale of the additional Units occurred (the “Over-allotment Option Units”). The total aggregate issuance by Pono of 1,500,000 units at a price of $10.00 per unit resulted in total gross proceeds of $15,000,000. On August 18, 2021, simultaneously with the sale of the Over-allotment Option Units, Pono consummated the private sale of an additional 52,500 Placement Units, generating gross proceeds of $525,000. The Placement Units were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering.

A total of $116,725,000, comprised of the proceeds from the Offering and the proceeds of private placements that closed on August 13, 2021 and August 18, 2021, net of the underwriting commissions, discounts, and offering expenses, was deposited in a trust account established for the benefit of Pono’s public stockholders.

On October 8, 2021, the Class A common stock and Public Warrant included in the Units began separate trading.

Effecting a Business Combination

Pono is not presently engaged in, and will not engage in, any operations until after the business combination. Pono intends to effect the business combination using cash held in the Trust Account and, if needed, funds from any additional private equity financings.

Selection of a Target Business and Structuring of the Initial Business Combination

Under the Nasdaq rules, an initial business combination must occur with one or more target businesses that together have a fair market value of at least 80% of Pono’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account count) at the time of the agreement to enter into the initial business combination. The fair market value of the target or targets will be determined by Pono’s Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Subject to this requirement, Pono’s management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although Pono was not permitted to effectuate an initial business combination with another blank check company or a similar company with nominal operations. In any case, Pono determined that it would only complete an initial business combination in which we acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act.

Redemption Rights for Holders of Public Shares

Pono will provide public stockholders with the opportunity to redeem all or a portion of their Class A common stock upon the completion of the initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the completion of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay Pono’s taxes, if any, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account was initially $10.15 per public share. The per-share amount Pono will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions Pono will pay to the underwriters.

The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. Pono’s Sponsor, directors and each member of Pono’s management have entered into a letter agreement with Pono, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with (i) the completion of Pono’s initial business combination and (ii) a stockholder vote to approve an amendment to Pono’s third amended and restated certificate of incorporation that would affect the substance or timing of Pono’s obligation to allow redemption in connection with Pono’s initial business combination or to redeem 100% of Pono’s public shares if Pono has not completed an initial business combination within the period to consummate the initial business combination. However, Pono will only redeem the public shares so long as (after such redemption) Pono’s net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of deferred underwriters’ fees and commissions (so that Pono is not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that Pono cannot satisfy the net tangible asset requirement (described above), Pono would not proceed with the amendment or the related redemption of Pono’s public shares at such time. There will be no redemption rights or liquidating distributions with respect to Pono’s warrants, which will expire worthless if Pono fail to complete Pono’s initial business combination within the 18-month time period.

All costs and expenses associated with implementing Pono’s plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $750,000 of proceeds held outside the trust account, although Pono cannot assure that there will be sufficient funds for such purpose. Pono will depend on sufficient interest being earned on the proceeds held in the trust account to pay any tax obligations Pono may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Pono’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes on interest income earned on the trust account balance, Pono may request the trustee to release to Pono an additional amount of up to $70,700 of such accrued interest to pay taxes, and these costs and expenses.

Submission of Pono’s Initial Business Combination to a Stockholder Vote

Pono is providing its public stockholders with redemption rights upon consummation of the business combination. Public stockholders electing to exercise their redemption rights will be entitled to receive the cash amount specified above, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on a business combination. Unlike many other blank check companies, Pono’s public stockholders are not required to vote against the business combination in order to exercise their redemption rights. If the business combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

The holders of the Founders Shares and shares of Class A common stock underlying the Placement Units have agreed to vote such common stock owned by them in favor of the business combination. In addition, the Sponsor and Pono’s officers and directors have agreed to waive their redemption rights with respect to any capital stock they may hold in connection with the consummation of the business combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, Pono’s Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than 15% of the shares sold in the IPO.

Employees

Pono currently has three executive officers. These individuals are not obligated to devote any specific number of hours to Pono’s matters, but they intend to devote as much of their time as they deem necessary to Pono’s affairs until Pono has completed the initial business combination. Pono does not intend to have any full-time employees prior to the completion of the initial business combination.

Facilities

Pono maintains its principal executive offices at 643 Ilalo Street, Honolulu, Hawaii. The cost for this space is included in the $10,000 monthly charge to the Sponsor, which includes certain administrative and support services, which commenced on August 10, 2021 pursuant to a letter agreement between Pono and the Sponsor.

Legal Proceedings

To the knowledge of Pono’s management, there are no legal proceedings pending against Pono.

PONO’S MANAGEMENT

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Pono and its subsidiaries before the Business Combination.

Directors and Executive Officers

The directors and executive officers of Pono are as follows as of the date of this proxy statement/prospectus:

Name	Age	Position
Dustin Shindo	49	Chief Executive Officer, Founder and Director
Dr. Hank Wuh	62	Chief Strategy Officer and Director
Trisha Nomura	42	Chief Financial Officer
Kotaro Chiba	48	Director
Steve Iwamura	64	Director
Dr. Mike K. Sayama	68	Director

Dustin Shindo, Chief Executive Officer and Director

Mr. Shindo is an entrepreneur, executive, technologist, and a seasoned advisor with more than 25 years of industry experience. From 2017 to 2022, Mr. Shindo served as the Chief Executive Officer of Junify Corporation, which operates in California and Japan. Junify offers zero trust network access software (software defined border) to help companies better secure their cloud resources. From December 2012 to December 2018, Mr. Shindo served as the Chief Executive Officer of Pono Health based in California, Washington, and Hawaii, where he provided consulting, data management, analytics, and software development services. Pono Health was the primary entity of Pono Corporation, founded in December 2012. Mr. Shindo managed healthcare data that includes 70% of Hawaii’s population and for clinics in Washington, Oregon and Arizona. Mr. Shindo also developed analytics platform used to calculate gaps in care, cost savings, and other health metrics.

From March 2001 to March 2010, Mr. Shindo served as the Chief Executive Officer of Hoku Scientific based in Honolulu, Hawaii, where he led the company through an IPO on the NASDAQ Global Market, signed customer contracts totaling USD 2+ billion, secured various financing sources for USD 500 million, including funds from Daiwa Securities, Sumitomo, and Goldman Sachs. From December 1995 to August 1997, Mr. Shindo served as the President of Mehana Brewing Company based in Hilo, Hawaii. In June 1995, Mr. Shindo received his Bachelor of Art’s degree in Accounting/Finance/Marketing at University of Washington based in Seattle, Washington. In May 1999, Mr. Shindo received his Master’s in Business Administration at Darden Graduate School of Business Administration, University of Virginia based in Charlottesville, Virginia. In August 2015, Mr. Shindo completed the SEP program at Stanford Graduate School of Business, Stanford University.

Dr. Hank Wuh, Chief Strategy Officer and Director

Dr. Hank Wuh serves as Pono’s Chief Strategy Officer and Director. Dr. Wuh is a physician, inventor, and entrepreneur. Dr. Wuh is President of Unicorn Whisperer, Inc. since July 2018 and is a member of the Board Directors of the Fulbright Association since January 2020, of Cellular Bioengineering, Inc. since August 2003, of The Daily Wellness Company since June 1996, and Lymphax, Inc. since December 2019. Dr. Wuh is also a Trustee of the University of Hawaii Foundation since April 2020, and an advisor to several medical technology companies. Dr. Wuh was the CEO of SKAI Ventures from September 2010 to December 2019 and the Executive Chairman of TruTag Technologies, Inc. from April 2011 to Aug 2018. Dr. Wuh received his B.A. from Johns Hopkins, a Master of Public Health from Harvard University School of Public Health, Medical Doctorate from the Johns Hopkins University School of Medicine, orthopedic surgery residency at Stanford, and is Associate Clinical Professor of Surgery at the John A. Burns School of Medicine at the University of Hawaii.

Trisha Nomura, Chief Financial Officer

Trisha Nomura serves as Pono’s CFO. Ms. Nomura owns a consulting firm, Ascend Consulting, LLC. Prior to opening her own firm, Trisha worked in both public accounting and private industry, and was the Chief Operating Officer of HiHR and the Chief People Officer of ProService Hawaii. Trisha began volunteering with the HSCPA since 2010 through the YCPA Squad, has been the Treasurer of Kaneohe Little League since 2013, and is a member of the AICPA, where she was selected to attend the Leadership Academy, has served as an at-large Council member and is now proudly serving on the Association Board of Directors. Trisha is a CPA, not in public practice, and a CGMA. She is a graduate of Creighton University, where she obtained her Bachelor of Science in Business Administration in accounting, and of the University of Hawaii at Manoa, where she earned her Master of Accountancy degree.

Kotaro Chiba, Independent Director

Mr. Kotaro Chiba is the founder and General Partner of Chiba Dojo Fund, a venture capital based fund in Tokyo focusing its investing on Internet and IOT related start-ups since September 2019. Before launching the Chiba Dojo Fund, Mr. Chiba founded and continues to serve as the General Partner of the Drone Fund since in June 2017. The Drone Fund is a venture capital-based fund in Tokyo focusing its investment on drones and air mobility start-ups. The Drone Fund aims to create a drone and air-mobility enabled society. One of the Drone Fund’s portfolio companies went public on the Tokyo Mothers Market in December 2019 — the first drone company to make an IPO in Japan. As an angel investor, Mr. Chiba has invested in more than 60 startups and 40 VC funds in Internet markets and other fields.

Prior to that, Mr. Chiba was the co-founder, Executive Vice President and director from January 2009 to July 2016 with COLOPL Inc., which focused on mobile gaming services on smartphone applications as well as VR services and location data analysis consulting services, research service dedicated to smartphones. In 2012, he helped lead the company’s listing on the Tokyo Stock Exchange (Mothers) and then in 2014 led the company to a US$4 billion IPO on the Tokyo Exchange market (first section). Prior to that, Mr. Chiba was the founder and director from January 2000 to March 2007 for K Laboratory Inc. (now KLab Inc.) that develops mobile games and online games. Before joining KLab Inc., Mr. Chiba was a mobile web media planner from April 1997 to December 1999 for Recruit Co. Ltd., which is Japan’s largest recruitment company and provides services such as job advertising, temporary staffing, sales promotion, and IT solution.

Since April 2019, Mr. Chiba has been a guest Professor at Keio University, a research-oriented campus located in the city of Fujisawa, Kanagawa Prefecture, Japan where he teaches students to become technology innovators. Mr. Chiba is Keio University, SFC Campus graduate, in March 1997, with a Bachelor of Arts in Environment and Information Studies. He is also the first domestic customer of Honda Jet in Japan and holds a private pilot license (FAA Japan).

Dr. Mike K. Sayama, Ph.D., Independent Director

Dr. Mike Sayama has been the Director of Strategy of Community First since January 2021. He was formerly the Executive Director since it was established in July 2016. As the founding executive director, he was responsible for operations, developing a strategic plan for an accountable health community in East Hawaii, community relations, and fund raising.

From October 2013 to December 2018, Dr. Sayama served as a Vice President at Pono Health and was Director of Learning Health Homes, a project where he was responsible for managing the East Hawaii Independent Physicians Association (EHI) and implementing a data platform integrating health plan, hospital, and physician data. Dr. Sayama also facilitated the reorganization of EHI and development of its strategic direction. Community First, a 501(c) 3 non-profit, which serves as a neutral forum for healthcare stakeholders in East Hawaii, grew out of the Learning Health Homes Initiative.

From August 1997 to October 2013, Dr. Sayama served as a Vice President of the Hawaii Medical Service Association, first in Health Benefits Management and then in Customer Relations. In the first position, he streamlined preauthorization and appeal processes, including the elimination of preauthorization for inpatient admissions without increase in inpatient utilization. In his second position he established call centers in Hilo which stabilized the call center work force and improved the timeliness and accuracy of customer service. In 2010, he played a key role in obtaining a $16 million Federal Beacon Grant for Hawaii County to develop models for the use of health information technology. From April 2001 to April 2005, Dr. Sayama was a Director on the City Bank Board, and from April 2005 to April 2009, was a Director on the Boards of Central Pacific Bank and Central Pacific Financial Corporation.

Regarding education: In May 1975, he received his Bachelor of Arts degree in Psychology from Yale University, and in August 1979, his Master of Arts degree in Clinical Psychology from University of Michigan. In August 1982, Dr. Sayama received his Ph.D. degree in Clinical Psychology from University of Michigan. His community service includes being a Director on the Bay Clinic Board (the Federally Qualified Health Center in East Hawaii) and the Abbot of Chozen-ji, International Zen Dojo.

Steve Iwamura, Independent Director and Chairperson of the Board’s Audit Committee

Mr. Steve Iwamura served as the Partner of Deloitte Touche Tohmatsu LLC from June 1999 to September 2020 based in Osaka, Japan. Mr. Iwamura was transferred to Japan and pioneered cross-border business advisory services to Japanese companies in Kansai. Mr. Iwamura also served foreign entities entering and doing business in Japan, including foreign joint venture agreement and operations, and venture companies seeking to partner with major Japanese companies. During his profession at Deloitte, Mr. Iwamura was responsible for the M&A negotiations and due diligence; forensic investigations on behalf of court-appointed administrators and creditors, documenting recommendations, providing litigation support and prepared testimony; cross-border restructuring and dispositions consulting together with coordinated multi-jurisdictional business planning; dispute resolution, mediation and negotiating settlement agreements; negotiating licensing agreements, distribution agreements and franchise rights; coordinating solutions for foreign venture operations in Japan involving foreign parent companies and major Japan company partners.

Mr. Iwamura has been serving as an external advisor of Deloitte Touche Tohmatsu LLC, Osaka since October 2020, where he continues to perform similar services as above on a time limited basis under an annual services contract. From August 1984 to August 1990, Mr. Iwamura served as an Audit Manager of Deloitte & Touche based in Honolulu, Hawaii, where he provided audit services to Japanese subsidiaries in Hawaii. In June 1984, Mr. Iwamura received his BBA degree in Accounting at University of Hawaii

Number and Terms of Office of Officers and Directors

Pono has five directors. Pono’s board of directors is divided into three classes, with only one class of directors being elected in each year and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, Pono is not required to hold an annual meeting until one year after our first fiscal year end following Pono’s listing on Nasdaq.

The term of office of the first class of directors, consisting of Kotaro Chiba and Dr. Hank Wuh, will expire at Pono’s first annual meeting of stockholders. The term of office of the third class of directors, consisting of Dr. Mike Sayama and Steve Iwamura, will expire at Pono’s third annual meeting of the stockholders. The term of office of the third class of directors, consisting of Dustin Shindo, will expire at Pono’s third annual meeting of stockholders. Pono may not hold an annual meeting of stockholders until after Pono completes the initial business combination.

Pono’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Pono’s board of directors is authorized to nominate persons to the offices set forth in Pono’s third amended and restated certificate of incorporation as it deems appropriate. Pono’s third amended and restated certificate of incorporation provides that Pono’s officers may consist of one or more chairman of the board of directors, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Stockholder Communications

Stockholders and interested parties may communicate with Pono’s Board, any committee chairperson or the non-management directors as a group by writing to Pono’s Board or committee chairperson at Pono Capital Corp, 643 Ilalo Street Honolulu, Hawaii 96813 (if sent before the Business Combination) or with the AERWINS’ board of directors or any committee chairperson or the non-management directors as a group, Shiba Koen Annex 6 f, 1-8, Shiba Koen 3-chome, Minato-ku, Tokyo, Japan 105-0011 (if sent after the Business Combination). Each communication will be forwarded, depending on the subject matter, to the applicable board, the appropriate committee chairperson or all non-management directors.

Director Independence

Nasdaq listing standards require that a majority of Pono’s Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Pono has three “independent directors”, as defined in the Nasdaq listing standards and applicable SEC rules to serve on Pono’s Board, namely, Messrs. Chiba, Sayama, and Iwamura. Pono’s independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Compensation

None of Pono’s executive officers or directors have received any cash compensation for services rendered to Pono. Pono may pay consulting, finder or success fees to Pono’s initial stockholders, officers, directors or their affiliates for assisting Pono in consummating our initial business combination. In addition, Pono’s initial stockholders, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Pono’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by Pono.

After Pono’s initial business combination, members of Pono’s management team who remain with AERWINS may be paid consulting, management, or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials furnished to Pono’s shareholders. The amount of such compensation may not be known at the time of the shareholder meeting held to consider the Merger Agreement, as it will be up to the directors of AERWINS to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

Since Pono’s formation, Pono has not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of Pono’s executive officers or directors.

Committees of the Board of Directors

Pono’s board of directors has three standing committees: an audit committee, a compensation committee and a corporate governance and nominating committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Pono has established an audit committee of the board of directors. Kotaro Chiba, Steve Iwamura and Mike K. Sayama will serve as members of Pono’s audit committee. Pono’s board of directors has determined that each Kotaro Chiba, Steve Iwamura and Mike K. Sayama meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. Steve Iwamura serves as the chairman of the audit committee. Each member of the audit committee is financially literate, and our board of directors has determined that Steve Iwamura qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Company has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	appointing, compensating and overseeing Pono’s independent registered public accounting firm;

•	reviewing and approving the annual audit plan for the company;

•	overseeing the integrity of Pono’s financial statements and our compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•	pre-approving all audit services and permitted non-audit services to be performed by Pono’s independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) Pono receives concerning accounting, internal accounting controls, auditing matters or potential violations of law;

•	monitoring Pono’s environmental sustainability and governance practices;

•

establishing procedures for the receipt, retention and treatment of complaints received by Pono regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•	approving audit and non-audit services provided by Pono’s independent registered public accounting firm;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	discussing with management Pono’s policies and practices with respect to risk assessment and risk management;

•

reviewing any material transaction between Pono’s Chief Financial Officer that has been approved in accordance with Pono’s Code of Ethics for our officers, and providing prior written approval of any material transaction between Pono and its President; and

•	producing an annual report for inclusion in Pono’s proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Compensation Committee

Pono has established a compensation committee of Pono’s board of directors. The members of Pono’s compensation committee are Steve Iwamura and Mike K. Sayama. Mike K. Sayama serves as chairman of the compensation committee. Under Nasdaq listing standards and applicable SEC rules, Pono is required to have at least two members of the compensation committee, all of whom must be independent directors. Pono’s board of directors has determined that each of Steve Iwamura and Mike K. Sayama are independent. Pono has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving corporate goals and objectives relevant the Company’s President’s compensation, evaluating the Company’s President’s performance in light of those goals and objectives, and setting the Company’s President’s compensation level based on this evaluation;

•

setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who file reports of their ownership, and changes in ownership, of the Company’s common stock under Section 16(a) of the Exchange Act (the “Section 16 Officers”), as designated by our board of directors;

•	making recommendations to the board of directors with respect to incentive compensation programs and equity-based plans that are subject to board approval;

•	approving any employment or severance agreements with Pono’s Section 16 Officers;

•	granting any awards under equity compensation plans and annual bonus plans to Pono’s President and the Section 16 Officers;

•	approving the compensation of Pono’s directors; and

•	producing an annual report on executive compensation for inclusion in Pono’s proxy statement, in accordance with applicable rules and regulations.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of Pono’s executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Corporate Governance and Nominating Committee

Pono has established a corporate governance and nominating committee of its board of directors. The members of Pono’s corporate governance and nominating committee are Kotaro Chiba, Mike Sayama and Steve Iwamura will serve as chairman of the corporate governance and nominating committee. Under the Nasdaq listing standards, Pono is required to have a corporate governance and nominating committee composed entirely of independent directors. Pono’s board of directors has determined that each of Messrs. Chiba, Sayama and Iwamura are independent.

The primary function of the corporate governance and nominating committee include:

•	identifying individuals qualified to become members of the board of directors and making recommendations to the board of directors regarding nominees for election;

•	reviewing the independence of each director and making a recommendation to the board of directors with respect to each director’s independence;

•	developing and recommending to the board of directors the corporate governance principles applicable to Pono and reviewing our corporate governance guidelines at least annually;

•	making recommendations to the board of directors with respect to the membership of the audit, compensation and corporate governance and nominating committees;

•

overseeing the evaluation of the performance of the board of directors and its committees on a continuing basis, including an annual self-evaluation of the performance of the corporate governance and nominating committee;

•	considering the adequacy of Pono’s governance structures and policies, including as they relate to its environmental sustainability and governance practices;

•	considering director nominees recommended by stockholders; and

•	reviewing Pono’s overall corporate governance and reporting to the board of directors on its findings and any recommendations.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which is specified a charter adopted by Pono, generally provide that person to be nominated:

•	should possess personal qualities and characteristics, accomplishments and reputation in the business community;

•	should have current knowledge and contacts in the communities in which Pono does business and, in its industry, or other industries relevant to its business;

•	should have the ability and willingness to commit adequate time to the board of directors and committee matters;

•	should demonstrate ability and willingness to commit adequate time to the board of directors and committee matters;

•

should possess the fit of the individual’s skills and personality with those of other directors and potential directors in building a board of directors that is effective, collegial and responsive to our needs; and

•

should demonstrate diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity in order to enable the board of directors to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Each year in connection with the nomination of candidates for election to the board of directors, the corporate governance and nominating committee will evaluate the background of each candidate, including candidates that may be submitted by our stockholders.

Code of Ethics

Pono has adopted a Code of Ethics applicable to its directors, officers and employees. Pono has filed a copy of its Code of Ethics and its audit committee charter as exhibits to the registration statement. These documents may be viewed by accessing Pono’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from Pono. Pono intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K.

Limitation on Liability and Indemnification of Officers and Directors

Pono’s amended and restated certificate of incorporation provides that Pono’s officers and directors will be indemnified by Pono to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, Pono’s amended and restated certificate of incorporation provides that Pono’s directors will not be personally liable for monetary damages to Pono or its stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to Pono or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Pono has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in Pono’s amended and restated certificate of incorporation. Pono’s Bylaws also permit it to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification.

Pono purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Pono against its obligations to indemnify its officers and directors. Pono’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to Pono and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by Pono if (i) Pono has sufficient funds outside of the trust account or (ii) Pono completes an initial business combination.

Pono’s indemnification obligations may discourage stockholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Pono’s officers and directors, even though such an action, if successful, might otherwise benefit Pono and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Pono pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Pono believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PONO

The following discussion and analysis of Pono’s financial condition and results of operations should be read in conjunction with Pono’s financial statements and related notes that appear elsewhere in this proxy statement/prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere particularly in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus.

Overview

Pono is a blank check company incorporated in Delaware on February 12, 2021. It was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Pono is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies. Pono intends to effectuate its Business Combination using cash from the proceeds of the Initial Public Offering and the sale of the Private Warrants, its capital stock, debt or a combination of cash, stock and debt.

Pono expects to continue to incur significant costs in the pursuit of our acquisition plans. Pono cannot assure you that its plans to raise capital or to complete its initial Business Combination will be successful.

On March 17, 2022, Pono entered into an Agreement and Plan of Merger (the “Benuvia Merger Agreement”), by and among Pono, Pono Merger Sub, Benuvia, Inc., a Delaware corporation (“Benuvia”), Mehana Equity, LLC, in its capacity as Purchaser Representative, and Shannon Soqui, in his capacity as Seller Representative. Pursuant to the Benuvia Merger Agreement, at the closing of the transactions contemplated by the Benuvia Merger Agreement, Merger Sub was to merge with and into Benuvia, with Benuvia continuing as the surviving corporation. On August 8, 2022, the Company and Benuvia mutually terminated the Benuvia Merger Agreement pursuant to Section 8.1(a) of the Benuvia Merger Agreement, effective immediately. Neither party was required to pay the other a termination fee as a result of the mutual decision to terminate the Merger Agreement.

Results of Operations

Pono has neither engaged in any operations nor generated any operating revenues to date. Its only activities for the nine months ended September 30, 2022 and for the period from February 12, 2021 (inception) through September 30, 2021 were organizational activities, those necessary to prepare for the Initial Public Offering (“Initial Public Offering”) and identifying a target company for a business combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. Pono incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2022, Pono recorded a net loss of $522,132, which resulted from formation and operating costs of $616,773, franchise tax expense of $50,000, a loss due to a change in fair value of warrant liability of $270,488, income tax expense of $109,621 and a loss on fair value of Sponsor Working Capital Loan of $5,200, offset in part by interest and dividend income on investments held in the Trust Account in the amount of $529,950.

For the three months ended September 30, 2021, Pono had a net loss of $1,299,503, which consisted of a change in Fair Value of warrant liability $680,914, formation and operating costs of $113,640 and offering costs allocated to warrants of $505,696, partially offset by interest income on marketable securities held in the Trust Account of $747.

For the nine months ended September 30, 2022, Pono recorded net income of $2,488,938, which resulted from a gain on fair value of warrant liability of $3,431,576, and interest and dividend income on investments held in the Trust Account in the amount of $699,327, partially offset by formation and operating costs of $1,375,230, franchise tax expense of $150,000, income tax expense of $112,535 and a loss on fair value of the Sponsor Working Capital Loan of $4,200.

For the period from February 12, 2021 (inception) through September 30, 2021, Pono had a net loss of $1,299,727, which consisted of a loss due to a change in Fair Value of warrant liability $680,914, formation and operating costs of $113,869 and offering costs allocated to warrants of $505,696 partially offset by bank incentive of $5, and interest income on marketable securities held in the Trust Account of $747.

Going Concern, Liquidity and Capital Resources

For the nine months ended September 30, 2022, net cash used in operating activities was $689,412, which was due to the change in fair value of the warrant liability of $3,431,576, change in fair value of the Sponsor Working Capital Loan of $4,200 and interest and dividend income on the investments held in the Trust Account of $699,327, partially offset by net income of $2,488,938 and changes in working capital of $948,353.

For the period from February 12, 2021 (inception) through September 30, 2021 net cash used in operating activities was $399,762, which was due to the net loss of $1,299,727, changes in working capital of $286,127 and interest earned on marketable securities held in Trust Account of $747 partially offset by formation costs paid by a stockholder in the form of a capital contribution of $229, offering costs allocated to warrants of $505,696, and change in fair value of warrant liability of $680,914.

Net cash used in investing activities for the nine months ended September 30, 2022 was $1,150,000 due to investment of cash into the Trust Account.

Net cash used in investing activities for the period from February 12, 2021 (inceptions) through September 30, 2021, was $116,725,000 due to investment of cash into the Trust Account.

For the nine months ended September 30, 2022, net cash provided by financing activities was $1,620,000 due to $470,000 received from the issuance of a Sponsor Working Capital Loan and $1,150,000 in proceeds from the sale of private placement units.

For the period from February 12, 2021 (inception) through September 30, 2021, net cash provided by financing activities was $117,521,607 due to proceeds received from the issuance of Class B common stock to the Sponsor of $25,000, proceeds from sale of Units, net of underwriting discount paid of $113,050,000, proceeds from sale of private placement units of $5,216,750, partially offset by payment of offering costs of $770,143.

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had $118,183 and $337,595 in cash and no cash equivalents as of September 30, 2022 and December 31, 2021, respectively.

At September 30, 2022 and December 31, 2021, substantially all of the assets held in the Trust Account were held in mutual funds.

The accompanying condensed consolidated financial statements have been prepared in conformity with GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred and expect to continue to incur significant costs in pursuit of the Company’s financing and acquisition plans. Management plans to address this uncertainty with the successful closing of the Business Combination. The Company will have until August 13, 2022 (or up to February 13, 2023, as applicable) to consummate a Business Combination. If a Business Combination is not consummated by February 13, 2023, less than one year after the date these condensed consolidated financial statements are issued, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, as well as the Company’s working capital deficit, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 13, 2023. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any Business Combination by February 13, 2023. Based upon the above analysis, management determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern within less than one year after the date the condensed consolidated financial statements are issued. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

Pono has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2022 and December 31, 2021. Pono does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. Pono has not entered into any off- balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Promissory Note — Related Party

On March 22, 2021, the Company issued an unsecured promissory note to an affiliate of the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate of $300,000 to cover expenses related to the IPO. The Promissory Note was non-interest bearing and was payable on the earlier of (i) July 31, 2021 or (ii) the consummation of the IPO. On August 17, 2021, the Company repaid the outstanding balance under the Promissory Note.

Sponsor Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor may provide Pono with a loan of up to $1,500,000 as may be required (“Sponsor Working Capital Loans”). Such Sponsor Working Capital Loans would either be repaid upon the consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such loans may be converted upon consummation of a Business Combination into additional Placement Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, Pono may use a portion of proceeds held outside the Trust Account to repay the Sponsor Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Sponsor Working Capital Loans. As of March 31, 2022 and December 31, 2021, there were no amounts outstanding under any Sponsor Working Capital Loans. On April 1, 2022, Pono drew $110,000 from the Sponsor Working Capital Loan with the Sponsor. On May 24, 2022, Pono drew down another $65,000 on the same Sponsor Working Capital Loan. On July 16th 2022, there was an additional draw for $35,000. On August 8, 2022 the Company drew down another $85,000. On September 12, 2022 there was another draw for $175,000. On October 27, 2022, the Company drew $215,000 from the Sponsor Working Capital Loan with the Sponsor. As of September 30, 2022, there was $470,000 outstanding under the Sponsor Working Capital Loan.

Underwriting Agreement

Pono does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. The underwriter is entitled to a deferred fee of three percent (3.00%) of the gross proceeds of the Offering upon closing of the Business Combination, or $3,450,000. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

On August 13, 2021, the underwriter has given the Company a rebatement of $350,000. The total cash underwriting fee is $1,950,000 and the deferred underwriting fee is $3,450,000.

Critical Accounting Policies

The preparation of condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Pono has identified the following critical accounting policies:

Warrant Liabilities

Pono accounts for the Warrants in accordance with the guidance contained in Accounting Standards Codification (“ASC”) 815-40 — Derivatives and Hedging — Contracts in Entity’s Own Equity under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, Pono classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in Pono’s condensed consolidated statements of operations. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Class A Common Stock Subject to Possible Redemption

Pono accounts for its common stock subject to possible conversion in accordance with the guidance in ASC Topic 480 — Distinguishing Liabilities from Equity. Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Pono’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Pono’s common stock features certain redemption rights that are considered to be outside of its control and subject to occurrence of uncertain future events. Accordingly, shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of Pono’s condensed consolidated balance sheets.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. The Company applies the two-class method in calculating earnings per share. Remeasurement associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and

Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted for fiscal years beginning after December 15, 2020. Pono adopted ASU 2020-06 effective January 1, 2022 using the modified retrospective method of transition. The adoption of ASU 2020-06 did not have a material impact on the financial statements for the six months ended June 30, 2022 and for the period from February 12, 2021 (inception) through June 30, 2021.

Pono’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying condensed consolidated financial statements.

INFORMATION ABOUT AERWINS

References in this section to “AERWINS,” the “Company”, “we,” “our” and “us” refer to AERWINS Technologies Inc. and its operating subsidiary, A.L.I. Technologies Inc., a Japanese corporation.

Mission

With the mission of “Transforming society from the sky down,” we aim to realize an “Air Mobility Society” in which cars, motorcycles, and drones can fly freely. We are working in three areas: 1) manned air mobility, 2) unmanned air mobility, and 3) sharing computer power. The diagram below describes our business structure.

Overview

We are developing our air mobility business with the aim of contributing to society as a global company that leads the air mobility society by providing infrastructure that enables anyone to use the airspace safely, securely, and conveniently through the constant challenge of new technologies and their implementation in society.

To realize this vision, we are developing the following business areas:

(1) manned air mobility area, which involves the sale and development of hoverbikes that can float at low altitude through impassable zones in times of disaster, etc., and

(2) unmanned air mobility domain, which provides solutions utilizing industrial drones (integrated provision of R&D, aircraft, operators, operation management, and other software); and

(3) the computing power sharing domain, which provides services such as blockchain verification and AI algorithm generation in a fast, inexpensive, and safe manner.

Current and Planned Product and Service Status

Our current and planned product status is as follows:

Product/Service	Launch Schedule	Delivery	Client Types	Details
XTURISMO LTD EDITION	October-2021	December-2022	Individuals. Governments	Innovative hovering bike equipped with hybrid system, software, edge computing

C.O.S.M.O.S.	Available	Available	Municipalities, Local Governments	Unmanned traffic management system “UTM” in service for up to approximately 10 drones.

C.O.S.M.O.S. Advanced	In Development	To be determined	Municipalities, Local Governments, and Corporations	Currently in development for further implementation into the air mobility sector, including the ability to monitor an increased number of drones, as well as the

Product/Service	Launch Schedule	Delivery	Client Types	Details
ability to link to manned mobility units

Shared Computing Service	Available	Available	Corporations, Individuals	The proprietary Software technology allows existing or newly purchased computers to efficiently utilize capability for computing and rendering

Drone Service	Available	Available	Municipalities, Lobal Governments, Corporations	Using our C.O.S.M.O.S. we offer geo-survey, infrastructure inspection and pesticide spraying service to various entities

Estimated Price Ranges for our Products and Services

Our current estimated price ranges for our products and services are as follows:

Product/Service	Price Range	Client Types	Details
UAV Development	JPY 20,000,000 – JPY 40,000,000 (approximately $138,207 USD – $276,415 USD)	Corporations	Customizing drones for specific needs

Drone Inspection/Survey	JPY 200,000 – JPY 5,000,000 (approximately $1,382 USD - $34,551 USD)	Municipalities, Government, Corporations	Infrastructure inspections such as bridge, rivers, railways and geo-survey

UAV Marketing	JPY 1,500,000 – JPY 5,000,000 (approximately $10,365 USD - $34,551 USD)	Corporations	Agent agreement with manufacturers for marketing in Japan

C.O.S.M.O.S. additional development/demonstration*	JPY 5,000,000 – JPY 15,000,000 (approximately $34,551 USD - $103,655 USD)	Municipalities, Government, Corporations	Developing and customizing C.O.S.M.O.S. software for specific needs

Shared Computing Service	JPY 10,000 (approximately $69 USD) per unit/monthly	Corporations, Individuals	Sales of computing system and maintenance service

*

For C.O.S.M.O.S., in many cases, in demonstration tests with large companies and local governments, the charge is calculated for the demonstration test as a whole, rather than setting the fee for C.O.S.M.O.S. alone the setting of the amount per account is expected to be changed depending on the number of available drones and the number of operators.

Significant Market Opportunities

In today’s increasingly populated and interconnected world, traditional modes of urban transportation continue to contribute to congestion and pollution, and they are largely confined to land-based infrastructure. Mobility for the future requires a revolutionary solution.

The market opportunities created by our technology are significant. According to an analysis by Frost & Sullivan, the autonomous vehicle services market is expected to grow from a mere $1.1 billion in 2019 to $202.5 billion in 2030 at a CAGR of 60.1%, facilitated by mutually beneficial business models across the entire mobility value chain. To capture the significant growth potential in the AAV market, we strive to continue to innovate and expand the boundaries for air-based mobility.

The sky above has always held possibilities, and we completed our first manned flight test of the XTURISMO LTD EDITION prototype 1 in 2019. The current XTURISMO LTD EDITION made a debut to the public in October 2021 at Fuji Speedway Circuit in Japan. Currently we have 6 purchases total amongst 3 purchasers and at least 10 inquiries to proceed for purchase agreements from Government agencies, corporations and individuals to purchase where we will be conducting flight demonstrations, flight training and inspections before delivery. We plan to begin delivery of the current XTURISMO LTD EDITION in December of 2022 for the purchases that have already been confirmed.

In the future, we are also preparing to develop new models that are electrically powered and even more compact, and to provide infrastructure such as airways and air traffic control systems in an air mobility society.

Our air mobility enables urban mobility to expand into three-dimensional space. We believe our technology will change the future of transportation, improve lives, and create new industries. The XTURISMO LTD EDITION is a full spec version ranging from high quality carbon and equipped with intensive software capability which allows manual/autonomous/remote control driving experience. Each XTURISMO LTD EDITION is built to order, and accordingly, we begin production of each specific unit when a confirmed order is received by us. Due to the cost of the XTURISMO LTD EDITION, we have decided to limit the production of the XTURISMO LTD EDITION to 200 units and target high net worth individuals as potential purchasers. Most of the parts were created exclusively for the product with small unit orders resulting in the purchase price to be relatively expensive. The price of the current XTURISMO LTD EDITION is 77.7 million yen ($550,000 USD) per unit (including insurance and installation program) in Japan. We believe the price of the supply parts can be decreased if we are able to obtain more orders, and at such time we believe that we may be able to mass produce a less expensive model to facilitate safe, cost-effective, and easy-to-use air mobility solutions. Additionally, the materials can change depending on the usage omitting out unnecessary features which can also impact the final price to decrease in the future. Beginning from 2025 we plan that our EV version, the internally named project of “Speeder”, are planned to be in mass production where we intend the price to drop significantly. The Speeder is not yet in development as of now.

We design, develop, manufacture, market, and operate unmanned aircraft and their supporting systems and infrastructure for a wide range of industries and applications, including passenger transportation, logistics, and smart city management. For example, in a project jointly with Yamanashi prefecture located in a mountainous region in Japan, we have conducted a logistics test for a hypothetical disaster situation using unmanned drones from three different manufacturers equipped with our proprietary air traffic control system (C.O.S.M.O.S.) to control these drones simultaneously. First, we designed and set up minimum flight routes for unmanned drones in C.O.S.M.O.S. that could be used during a disaster. These were then used as airways (equivalent to infrastructure as a smart city), and flights were made to deliver supplies needed in times of disaster by multiple vehicles flying simultaneously along the airways. Additionally, we have conducted similar service with the Ministry of Land, Infrastructure,

Transport and Tourism of Japan. In the field of civil engineering surveying and infrastructure inspections, we are seeking to provide efficient services using unmanned aircraft instead of the existing methods of surveying and visual inspection using Cessna aircraft or physically done by workers. Furthermore, in the passenger sector, we develop, manufacture, sell, and operate XTURISMO LTD EDITION. Our goal is to ensure that both passengers and goods take to the skies safely and conveniently.

Orders, Delivery and Financial Results

We are developing the following business areas:

(1) manned air mobility area, which involves the sale and development of hoverbikes that can float at low altitude through difficult-to-move zones in times of disaster, etc.;

(2) unmanned air mobility domain, which provides solutions utilizing industrial drones (integrated provision of R&D, aircraft, operators, operation management, and other software) and the industrial drone business, which involves the sale and development of industrial drones; and

(3) the computing power sharing domain, which provides services such as blockchain verification and AI algorithm generation in a fast, inexpensive, and safe manner.

Below is a breakdown of revenues for each of these businesses.

Gross sales in 2021 totaled $7,830,130 (excluding consumption tax), consisting of $5,218,538 from shared computing and $2,329,487 from unmanned air mobility. In 2021, one significant customer was H.I.F. Corporation, which accounted for 17.2% of the total sales in 2021. During the nine months ended September 30, 2022, gross sales totaled $3,354,566 (excluding consumption tax), consisting of $2,177,470 from shared computing and $1,177,095 from unmanned air mobility. During the nine months ended September 30, 2022, one significant customer was H.I.F. Corporation, which accounted for 14.9% of the total sales during the nine months ended September 30, 2022.

In the future, considering regulation in each jurisdiction, we assume that the majority of XTURISMO Limited Edition sales will be in the public sector.

What Sets Us Apart

In this industry, various parties have announced their products, but our products have the following three characteristics compared to other companies. We intend to leverage these characteristics to gain market share.

We believe the following characteristics set us apart in each domain.

1) Manned Air Mobility Domain

Ease of implementation in society

Our “XTURISMO Limited Edition” does not require aircraft category approval in Japan, as it is designed to levitate within a range of a few meters above ground effect. In Japan, it can also be used without a pilot’s license, making it a product that is easy to implement in society in Japan. In addition, given that the product is in this category in Japan, an insurance policy developed by Mitsui Sumitomo Insurance Co., Ltd. as a liability insurance policy exclusively for practical hoverbikes is attached free of charge for users in Japan. We believe this ease of providing insurance and after-sales service in Japan is one of the factors contributing to our competitiveness.

In Japan, through numerous conversations, the Civil Aviation Bureau of the Ministry of Land, Infrastructure, Transport and Tourism has stated that the XTURISMO LTD EDITION does not fall under Civil Aviation Law at this time, but that could change if we make certain additional modifications to the design specifications of the XTURISMO LTD EDITION. We have also received a HS Code from the Tokyo Customs office which is registered as code 95-03, where 95 is categorized as “Toys, playthings and sports equipment, and parts and accessories thereof” and subcategory 03 as “Tricycles, scooters, foot-operated vehicles and other similar wheeled toys, doll prams, dolls and other toys, scale models and other similar models for amusement (whether or not operating) and puzzles”.

Outside of Japan, we are subject to extensive legal and regulatory requirements, and are working to obtain relevant approvals and permits in the jurisdictions where we plan to sell our products. For example, we have begun the discussion with several public sectors and governments where the use can be limited to public use where the regulations may be limited. Additionally, in the US we have begun discussions with an attorney to discuss and file an application for certification from the FAA seeking the correct category for our product.

Practical Driving Capacity

The current battery technology has limitations in terms of power and cruising time, making it difficult to achieve a practical cruising time. Our “XTURISMO Limited Edition” achieves a practical cruising time of 40 minutes by utilizing the engine for power.

Pioneer and Leader in Urban Air Mobility

The above features enable us to launch products at a very early date, even by global standards, without having to wait for the long process of obtaining airworthiness and type certification, since we believe our products will not be classified as aircrafts and our products will not be deemed to utilize technological innovation in next generation batteries. We are planning to create an entirely electronic version targeting a 2025 launch.

2) Unmanned Air Mobility Domain

Original Operation Management System

This technology has been patented as “an infrastructure system that communicates with air traffic control systems in the air (low altitude) and mutually or unilaterally transmits, manages, controls, authenticates, registers, and settles flight routes and various information (including the use of external data). While many drone-related companies provide solutions focused on specific fields, we believe that our strength lies in the fact that our services are comprehensive, ranging from development in other areas to operation management systems, provision of operators, and data analysis and reporting.

Nationwide network of drone pilots in Japan

We expect that the need for a nationwide network of drone pilots with different skills will increase as the implementation of drones in society progresses. In particular, we have a network of skilled pilots who are proficient in individual solutions such as inspection and surveying, which is one of our strengths. For example, in order to smoothly provide services in the field of surveying, knowledge of surveying operations as well as drone piloting is required. We have established a system that enables us to provide highly skilled pilots by offering training programs to foster pilots with knowledge in each of these fields within our network of pilots.

3) Computing Power Sharing Domain

Equipment optimized for those wishing to rent out computing power

The computing power sharing service that we offer is optimized equipment for those who wish to utilize computing power, with our proprietary distributed processing algorithm software and shared global computing platform on hardware equipped with the CPU, memory, and SSD required for blockchain and AI lending, in addition to the latest model of GPUs. The system can be used for storage in a general data center. Two models are available: a box-type model that can be stored in a typical data center, and a rack-type model with excellent air-cooling performance. These machines can be stored at our or our partner’s centers. We currently have five centers with a track record of receiving over 1,000 GPU machines. We will continue to generate revenue by operating our current centers on a stable basis.

Our Strategies

We intend to pursue the following strategies to achieve our mission:

Transformation into a Global Company

We have established three key business areas with the aim of transforming ourselves into a global company. The first is Japan, where our administrative, software, and design bases are located. The second is the Gulf Cooperation Council (“GCC”) region, including the United Arab Emirates (“UAE”), Saudi Arabia, Kuwait, Qatar, Bahrain, and Oman. UAE will be our first overseas expansion area, with a target year of 2023. We plan to establish an office, research and development (“R&D”) center, logistics, manufacturing, and marketing hub for the vehicles in the GCC region. We believe that this region will be our distribution center to Europe and Asia. Third is the United States (“U.S.”), where we are considering expansion after 2023. In the U.S., we plan to establish an office and R&D center specializing in software. For this purpose, we are considering a capital alliance with a reputable venture capital firm.

As such, a global headquarters for finance and marketing will be established, and the ratio of foreign employees will be increased to 50% by 2024.

Extend Our Technological Leadership

We plan to continue to invest in technological innovation to cement our leadership in Air Mobility technologies and establish ourselves as the industry benchmark for Air Mobility commercial solutions. We will continue to attract talent from around the world to expand our talent pool and drive innovation.

Expand Development and Manufacturing Capabilities

We plan to expand our existing engineering and manufacturing facilities and develop new ones. We may also develop manufacturing facilities in other countries or cooperate with local manufacturing partners to fulfill orders from international customers.

Expand Our Air Mobility Portfolio and Strengthen Our Platform

We plan to continue to expand our Air Mobility portfolio and optimize our existing Air Mobility models. We will develop future Air Mobility models for different uses. We will continue to develop our technology platform and ancillary products and services to strengthen our ability to provide end-to-end Air Mobility commercial solutions that address the needs of our customers.

Continue Commercialization and Promote Adoption

We believe that urban air mobility will be an important part of global transportation in the future. We will continue to commercialize our Air Mobility technology and solutions and promote their adoption worldwide, not only through the sale of our air mobilities, but also through offering services such as manned air mobility services and urban air logistics services. As we continue to improve the regulatory acceptance, production scale and on-the-ground infrastructure of air mobilities, we plan to pilot urban air mobility services with predetermined routes as a precursor to more flexible, on-demand services networks. We plan to work closely with partners and regulatory agencies to foster and grow the commercial Air Mobility market. In particular, we are in discussions with multiple cities around the world to establish urban air mobility services for both passengers and goods.

Explore New Monetization Opportunities

We plan to explore new monetization opportunities by leveraging our Air Mobility technology platform. For example, we may charge recurring fees for our operational and maintenance services for our air mobilities. We may also enter into revenue sharing arrangements with customers to capture greater business opportunities.

Pursue Strategic Partnerships in Production and Technology

We intend to explore and pursue suitable strategic partnerships that can strengthen our production and technological capabilities. We may co-develop new Air Mobility models in collaboration with international industry leaders.

Industry

Overview of Our Market

The industrial drone market, the computing power sharing (cloud computing) market, and leisure use market, in which we are involved, are markets that are expected to grow significantly in Japan and overseas. In addition, the technology staffing business is expected to expand into various fields, although mainly in Japan.

Market size by our segment

1) Manned Air Mobility

The manned air mobility industry has been the focus of much attention, with demonstration tests being conducted in many countries and a roadmap published in Japan under the leadership of the Ministry of Economy, Trade, and Industry.

According to data published by Morgan Stanley Research in 2019, the global market for manned air mobility, including hoverbikes, is expected to grow to over 150 trillion yen (approximately $1,036 billion USD)

by 2040 according to long-term global forecasts. Data published by PWC in 2020 indicates that the air mobility market in Japan will grow to approximately 2.5 trillion yen (approximately $17 billion USD) by 2040. According to “Flying Cars Global Market Report 2021” published by The Business Research Company in 2021, the global market is expected to grow at a CAGR of 58.7% to 35 billion yen (approximately $241 million USD) by 2025. The report says that the key to growth will be the development of infrastructure system requirements, aircraft development, and institutional response, particularly in passenger transportation.

(Source: Flying Cars Global Market Report 2021)

The manned air mobility field in the air mobility industry, to which we belong, is expected to contribute to solving various social issues such as eliminating traffic congestion and improving productivity in cities, reducing land infrastructure costs for the approximately 20,000 marginalized villages in rural areas (remote islands and mountainous regions) in Japan, transporting people between inhabited islands, replacing helicopters, and diversifying entertainment and sightseeing, as advanced mobility that can go “wherever they want” and “whenever they want.”

The system is expected to contribute to solving a variety of social issues, such as inter-island transportation among inhabited islands, replacement of helicopters in times of disaster, and diversification of entertainment and tourism. In Japan, since the establishment of the public-private sector council for the air mobility revolution in

2018, studies for social implementation have been conducted, and many companies overseas are also working on development.

However, there are various laws and regulations nowadays, and you cannot freely go everywhere. For this reason, we have developed a manned drone for leisure use, and as of November 2022, we are the only company in the world that actually sells such a drone.

The performance of the drone itself is limited, as it cannot fly higher than three meters and its speed cannot exceed 60 mph. This has earned it approval from the Japanese government that it is not a flying vehicle, but rather a vehicle that drives on the road, similar to a car. Of course, it cannot be driven on public roads in Japan without a license plate.

2) Unmanned Air Mobility

The market for the unmanned air mobility industry in Japan, the market utilizing drones, has been expanding against the backdrop of social issues such as labor shortages and aging infrastructure. According to the “Drone Business Research Report 2021” published by Impress Corporation in 2021, the market is expected to grow significantly from 184.1 billion yen (approximately $1,272 million USD) in 2020 to 646.8 billion yen (approximately $4,469 million USD) in 2025. Among these, the drone service market, on which we are focusing our efforts, is expected to grow from 112.8 billion yen (approximately $779 million USD) in 2020 to 436.1 billion yen approximately $3,013 million USD) in 2025. Looking at the service market by sector, the inspection sector, which we are focusing on, is expected to grow from 39.9 billion yen (approximately $275 million USD) in 2020 to 171.5 billion yen (approximately $1,185 million USD) in 2025, the logistics sector from 1.5 billion yen (approximately $10 million USD) in 2020 to 79.9 billion yen (approximately $552 million USD) in 2025, and the civil engineering and construction sector from 6.7 billion yen (approximately $46 million USD) in 2020 to 24.7 billion yen (approximately $170 million USD) in 2025.

Source: Drone Business Research Report 2021 (Impress Corporation, published in 2021)*

*

The drone business market size consists of three components: drone airframes, services, and peripheral services. The drone airframe market refers to sales in Japan of finished commercial drones, including fixed-wing and rotary-wing drones, rover-type drones, boat-type drones, submarine-type drones, etc., and does not include military-use drones. The services market represents the sales of companies that provide drone-based services. In the case where a drone is used for only one part of a solution, sales for that part only are estimated. In addition, when public organizations or companies utilize their own drones, estimates are based on the assumption that the drone operations are outsourced to an external company. The peripheral services market includes sales of consumables such as batteries, regular maintenance costs, human resource development, and voluntary insurance.

Source: Drone Business Research Report 2021 (Impress Corporation, published in 2021)*

The unmanned air mobility field is attracting increasing attention as a solution to meet the needs for manpower saving and unmanned air mobility in light of the declining working population, aging infrastructure, and the spread of new coronavirus infections, which require contactless and remote access. The government’s Digital Rural City Nation concept mentions the use of drones for logistics and inspections, and large corporations are pushing for the full-scale introduction of drones for inspection, surveying, and disaster prevention. In addition, the government has set a December 2022 deadline for Level 4 (unobserved flights over populated areas), and in June 2021, the House of Councillors passed a bill to amend the Civil Aeronautics Law and enacted it into law. The implementation of the “Level 4” (unobserved flights overpopulated areas) has been steadily progressing. Once the Level 4 certification system for aircraft safety and drone operator licenses are in place, the area where drones can be used is expected to expand significantly and a large market is expected to be created. Under these circumstances, we believe that players who can execute operations as well as develop drone technology will be able to meet demand in the future, and we will work on solutions that provide integrated airframes, operation management systems, and operators.

3) Computing Power Sharing Domain

The market for GPUs suitable for advanced computing, the computing power sharing industry, is expected to grow to nearly 6 trillion yen (approximately $41 billion USD) by 2024, according to GPU market research published by Global Market Insights in 2019 (Global Market Insights, Inc., 2019), as shown in Figure 6, the market is expected to be worth $14,415 million (1.56 trillion yen) in 2019 and is expected to grow to nearly 6 trillion yen (approximately $41 billion USD) by 2024.

*	GPU is an abbreviation for Graphics Processing Unit, which refers to an arithmetic unit or processor specialized for real-time image processing.

In the Computing Power Sharing Domain, demand for global computing power is booming. In the future, artificial intelligence (“AI”) and internet of things (“IoT”) are expected to develop more and more, and market conditions are expected to grow explosively. Furthermore, the market for cloud computing of computing power is also expected to expand rapidly in the future, backed by strong demand.

Our Business

Our business is built on our technology platform, which is designed to develop and market Manned Air Mobility and provide Unmanned Air Mobility operating systems and solutions. In this section, we will describe specific products and services in each area of our air mobility business.

(1) Manned air mobility business

In the manned air mobility business, we develop and market “XTURISMO Limited Edition.” To complement the single product development of the air mobility vehicle, we are aiming to appeal to a variety of purposes of use and create a product portfolio that is resistant to market fluctuations due to completely different applications: demand for solutions to social problems, including collaboration with national and local governments, and luxury demand targeting the ultra-wealthy who are resilient to recession.

XTURISMO Limited Edition

The basic specifications of the “XTURISMO Limited Edition” are as shown in Figure 1: internal combustion engine + electric drive, maximum speed of 80 km/h (approximately 50 miles per hour), dimensions of 3.7 m x 2.4 m x 1.5 m. The vehicle has been designed to meet the following requirements. Compared to other manned air mobility vehicles designed solely with electric power, this design is highly practical due to its high energy efficiency and long cruising time. The use of lightweight, tough, and non-corrosive Carbon Fiber Reinforced Polymer (“CFRP”) components for almost all airframe components significantly reduces the weight of the airframe and minimizes the drive energy. In addition, we have newly developed a control unit that controls the movement of the airframe, which is optimal for air mobility. In the future, we plan to respond to customization according to the requests of potential purchasers.

The current XTURISMO LTD EDITION made a debut to the public in October 2021 at Fuji Speedway Circuit in Japan. Currently we have 6 purchases total amongst 3 purchasers and at least 10 inquiries to proceed for purchase agreements from Government agencies, corporations and individuals to purchase where we will be conducting flight demonstrations, flight training and inspections before delivery. We plan to begin delivery of the current XTURISMO LTD EDITION in December of 2022 for the purchases that have already been confirmed. The configuration and mechanism of the airframe for levitation is as follows: one gasoline engine is used to drive the two front and rear main propellers, and four batteries are used to drive the four front, rear, left, and right side propellers. Four batteries power the four side propellers, front, rear, left, and right, to achieve attitude control and stability. As shown in Figure 2, the main and side propellers are powered by the wind, which is rectified by ducts arranged around the propellers to create a high-pressure space between the lower fuselage and the ground, and the difference in pressure between the upper and lower fuselage is used to levitate the aircraft.

As shown in Figure 3, the names of the various sections of the aircraft and basic operations can be performed using the buttons and levers on the steering wheel.

The price is 77.7 million yen ($550,000 USD) per unit (including insurance and installation program) in Japan. The vehicle is expected to be used as a disaster relief vehicle for emergencies and for hobby use on circuits, at sea, etc. For the usage of disaster relief, since Japan encounters a number of natural disasters, we have been in conversation with relevant authorities in Japan regarding situations such as earthquakes, floods and tsunamis, and the use of our products in such situations as upon the occurrence of such events the road infrastructure may be destroyed causing obstacles for emergency access. Furthermore, due to our hybrid engine system, the batteries can be used for electricity supply for disaster affected locations. For example, in a project jointly with Yamanashi prefecture located in a mountainous region in Japan, we have conducted a logistics test for a hypothetical disaster situation using unmanned drones from three different manufacturers equipped with our proprietary air traffic control system (C.O.S.M.O.S.) to control these drones simultaneously. First, we designed and set up minimum flight routes for unmanned drones in C.O.S.M.O.S. that could be used during a disaster. These were then used as airways (equivalent to infrastructure as a smart city), and flights were made to deliver supplies needed in times of disaster by multiple vehicles flying simultaneously along the airways.

Since its launch in October 2021, the product has received 6 purchases total amongst 3 purchasers and at least 10 inquiries for purchase in the Middle East, North America, Southeast Asia, Europe, and other regions of the world. The product is expected to be used for hobby and marine applications.

Figure2 (The mechanism of the aircraft’s levitation)

“XTURISMO Limited Edition” Specification table (Tentative values)

Driving force	Internal combustion engine + Electric

Control	Electronic Autonomous Control/ Manual operation by crew/ Remote control

Weight	About 300 kg

Size	Overall length: 3.7m Full width: 2.4m Full height: 1.5m

Maximum speed	80km/ h

Maximum loading capacity	150kg

Figure1 (The basic specifications of the “XTURISMO Limited Edition)

Figure 3 (Name of each part - XTURISMO Limited Edition)

(2) Unmanned Air Mobility Domain

In the unmanned air mobility domain, we provide “C.O.S.M.O.S. (Flight Operation Management System),” “C.O.S.M.O.S. Hub (Operator Network),” and “Joint Research and Development”. C.O.S.M.O.S. is currently available as an unmanned traffic management system “UTM” in service for up to approximately 10 drones. We are currently developing C.O.S.M.O.S. Advanced for further implementation into the air mobility sector, including the ability to monitor an increased number of drones, as well as the ability to link to manned mobility units.

C.O.S.M.O.S. (Flight Operation Management System)

C.O.S.M.O.S. is a platform technology for unmanned AMVs and air mobility, including drones, to enable more reliable planning, monitoring, and management of the health of the aircraft, operational certainty, and safety of the surrounding area and operators, which are the principles of automated unmanned AMV operations. While seamlessly connecting to the Drone Information Platform System (“DIPS”) and Flight Operation Management Integration Function (“FIMS”) defined by the Ministry of Land, Infrastructure, Transport and Tourism (“MLIT”), it visualizes safe and secure operations by realizing both “spatial management” and “flight management,” thereby accelerating the speed of social implementation of drones.

C.O.S.M.O.S. can consolidate all the information necessary for drone flight management, including not only flight route information, but also aircraft information, operator information, and national drone license information, which will begin in 2022. At the same time, during flight, the current position, supplemented by Global Positioning System (“GPS”) and Long Term Evolution (“LTE”) overhead, is projected onto map data and three dimensional (“3D”) spatial data, and the current surrounding environment is also monitored by a 360-degree camera attached to the drone. Municipalities where drones fly overhead and operators who use drones on a daily basis will be able to check this information in real time as needed, thereby realizing safe and secure operations.

The fee structure is currently being quoted on a case-by-case basis as we are in the process of conducting demonstration tests with large corporations and local governments.

Other companies have developed operation management systems, such as those developed by KDDI Corporation and NTT DoCoMo, which were also selected for NEDO’s demonstration experiment. However, we are developing functions with the highest priority on the safe and secure use of drones by local governments.

Figure 5 (Overview of C.O.S.M.O.S. Flight Operation Management System Functions)

Figure 6 (Conception image of a control center utilizing the C.O.S.M.O.S. flight operation management system)

C.O.S.M.O.S. Hub (Operator Network)

Data on more than 100 registered pilots throughout Japan is centrally managed by the pilot operation system “C.O.S.M.O.S. Hub (Cosmos Hub)”. This system enables quick and efficient matching of registered pilots throughout Japan with operators who place orders. The system also allows for the prompt and efficient matching of registered pilots with operators throughout Japan. In addition, the system provides highly accurate safety management manuals and business etiquette training to pilots registered with the system, enabling the provision of safe, secure, and high-quality drone solutions anywhere in Japan. We have built a system that enables us to provide safe, secure, and high-quality drone solutions anywhere in Japan. For example, in the agricultural sensing area, we have a track record of providing solutions in 36 prefectures throughout Japan by 2021.

Our fee structure is quoted on a case-by-case basis, based on the required aircraft, pilot skills, data analysis, and report generation.

Although it is difficult to compare our solutions with those offered by other companies because they are not publicly available, we can say that our nationwide network of pilots has been independently developed since early on, and our flight operation management system has only been provided on a trial basis by KDDI Corporation and NTT DoCoMo, Inc. In addition, there are no carrier-independent services that provide a set of services with their own lines.

Drone Photography Business

We also have the following website: Kusatsu.com, through which we receive orders for drone solutions provided by our unmanned air mobility business. Via this website, we receive orders for aerial photography, inspections, video editing and creating reports. The main services provided by this website are filling orders for aerial photography and movies and we mainly provide images and videos, and sometimes we also provide promotional videos including editing services. Most of the customers for these services are companies, and in fiscal year 2021 we received 95 orders through this website from a total of 42 customers. We use our affiliated network of drone operators to provide this service. Since drone aerial photography is carried out in various regions in Japan, we provide services in cooperation with drone operators in each region so that we can render the service widely and efficiently. We outsource the work to an operator who owns the necessary equipment and possesses the skills necessary to fill each order.

Joint Research and Development

Our joint R&D with large companies is characterized by the wealth of experience of our business development team and our engineering team, and by the close collaboration between the two teams to promote the project. The business development team consists of members who have consulting experience with major manufacturers and other companies at major strategy consulting firms, and are familiar with the key points of starting up a new business in a large corporation. The engineering team, on the other hand, has many members from Japan and overseas with experience at other drone companies, etc. The team also has a wide range of areas of expertise, from drone airframe development to AI engineers who analyze information obtained from the sensors mounted on the drone. We are capable of building a wide range of drone and AI solutions. In addition, for the areas where we collaborate with many large companies based on their needs, we have established a system that enables us to achieve many results with inexpensive joint development costs by developing the base aircraft and software in-house.

For example, as shown in Figure 7, we have implemented a drone-based individual delivery system for the “Green Infrastructure Model,” a concept home for a sustainable future built at Misawa Park Tokyo (Suginami-ku, Tokyo), a home-building experience facility, with Misawa Homes Co. Ltd. and Mitsui O.S.K. Lines, Ltd. in the world’s first demonstration experiment of unmanned operation using commercially operated container vessels, as shown in Figure 8.

Our fee structure is based on an individual estimate of the necessary development details.

Although it is difficult to compare our services with those provided by other companies because the contents of our services are not disclosed to the public, we believe that we are unique in that we can promote and design projects not only from a technical perspective but also from the perspective of contributing to management by having members from major consulting firms participate in the development of the project.

Figure 7 (Individual drone delivery system demonstration for future concept homes with Misawa Homes, Inc.)

Figure 8 (Testing automation of mooring operations by drone with Mitsui O.S.K. Lines, Ltd.)

(3) Computing Power Sharing Domain

A.L.I. Albatross (our original GPU machine)

Our shared computing service is currently available and the proprietary software technology allows existing or newly purchased computers to efficiently utilize capability for computing and rendering. Our shared computing service is a system that provides efficient computing power through distributed processing and was initially developed primarily for the purpose of computer generated graphics and game rendering. In addition to the latest model of GPU, this equipment is optimized for those who wish to rent out computing power, with hardware equipped with CPU, memory, and Solid State Drive (“SSD”) necessary for blockchain and AI lending, and our proprietary distributed processing algorithm software. Two models are available: a box-type model that can be stored in a typical data center, and a rack-type model with excellent air-cooling performance. These machines can be stored at our or our partner’s centers. We currently have five centers with a track record of more than 1,000 GPU machines in storage.

The Details of our Shared Computing System are as follows:

Additionally we have expanded our services to the deep learning area of AI, and in 2020, we participated in an AI program to analyze corona vaccines. Further, our shared computing technology is also intended for the use of the future sky road visualization. Furthermore, we have applied game rendering and computer graphics rendering technology to visualize the sky road planned to be implemented in the unmanned traffic management system for air mobility infrastructure which we are currently internally using and which is planned for external use in the future.

The fee structure consists of a monthly operation management fee for managing the operation of the GPU machines and a license fee in the form of a performance fee based on the utilization of computing power (some of which was received in the form of cryptographic assets at the request of a single purchaser of our shared computing services). Specifically, during the period of January 1, 2021 through the date of this filing, we received an average of approximately 3.22 Ethereum tokens per calendar month (for an aggregate of 74.06 Ethereum tokens) from a single purchaser of our shared computing services. However, as of the date of this filing, all of the aforementioned Ethereum tokens have been sold for an aggregate amount of 87,690,644 yen ($605,975 US dollars). Furthermore, other than the Ethereum tokens as described in the immediately preceding sentence, we have not in the past nor will we after the date of this filing accept any payment in cryptographic assets. Additionally, our shared computing service is not used for the mining of cryptographic assets. Some external users of our shared computing system may be using it in the blockchain area, but our shared computing system is neither designed for nor endorsed for use for cryptographic asset mining purposes.

In comparison with computing power services provided by other companies, the service is built by purchasing a large volume of AMD (Advanced Micro Devices, Inc.) GPUs at a low cost, so it is comparable to services lined up by AWS (Amazon Web Services), etc., which provide NVIDIA-made GPUs for enterprise use) and other services that offer NVIDIA-made enterprise GPUs.

Figure 9 (Container server that manages the operation of our original GPU machines.)

(4) Technology Human Resources Business Domain

The technology staffing area in which our group is engaged is through our investment in ASC TECH Agent Co. In this business description, the technology human resources business is omitted.

Subsidiary

A.L.I. Technologies Co., Ltd. (Japan) is the only wholly-owned subsidiary of AERWINS (“A.L.I.”), and A.L.I. holds a 48.8% investment interest in ACS TECH Agent Co. and A.L.I. has no other current subsidiaries.

AM1

Software equipment sales to customers who want to optimize the use of their server systems.

Consulting and marketing support on how to use blockchain and AI for their business.

*  If, as a result of the consulting and marketing support, customers wish to use shared computing, we will provide the equipment in the Computing Power Sharing Domain.

AM2	Research and development of Xturismo (Sales are planned to start in December 2022).

AM3

Consulting and planning of drone utilization for large-scale companies and government agencies.

Consulting results in the provision of services in the area of drone services, including surveys, research, inspections, and measurements.

ASC	Hire construction management engineers and dispatch them to the client as a staffing service.

Regulatory Approvals Relating to our Air Mobilities

We operate in a new and rapidly evolving industry, which is subject to extensive legal and regulatory requirements. While regulations governing this industry are evolving, currently in the jurisdictions where we sell and plan to sell our products, the commercial use of our manned air mobilities, and in some cases our unmanned air mobilities, is subject to an uncertain or lengthy approval process. In order for our customers to use our manned air mobilities, we are working on obtaining, or working closely with our customers, to obtain relevant approvals and permits in the jurisdictions where we sell and plan to sell our products. We are unable to estimate the average length of time required to obtain the applicable regulatory approvals due to the nascent nature of Air Mobility-related regulations and the lack of relevant precedents. See “Risk Factors — Risks Relating to Our Business and Industry — In the jurisdictions where we sell and plan to sell our products, the commercial use of our manned air mobilities, and in some cases our unmanned air mobilities, is subject to an uncertain or lengthy approval process; we cannot predict when regulations will change, and any new regulations may impose onerous requirements and restrictions with which we, our air mobilities and our potential customers may be unable to comply. As a result, we may be limited in, or completely restricted from, growing our business in the foreseeable future.”

Our Research and Development Capabilities

In the area of manned air mobility, we are engaged in R&D to improve the safety, operability, and performance of the “Xturismo Limited Edition,” and in the area of unmanned air mobility, we are engaged in R&D to improve safety, environmental friendliness, and expandability.

The Company’s R&D activities are conducted by a staff of 24 in the manned air mobility domain and 19 in the unmanned air mobility domain, and the total amount of R&D expenses spent by the Company in FY2021 was 1,025,607 thousand yen (approximately $7,087 thousand USD). R&D activities in each domain are as follows.

Domain	R&D Topics	Results in FY2021
Manned Air Mobility Domain	Safety	Airframe control algorithms for stable navigation in numerous contingencies, and airframe control algorithms to improve stability during takeoff and landing
	Operability	Airframe design for stable operating posture, operation system for intuitive airframe operation
	Performance upwards	Clean sound function, thrust-enhancing design, ducted propeller, air-cooling function

Unmanned Air Mobility Domain	Safety

Development of an operation management system to realize safe and secure drone utilization and linkage with the Ministry of Land, Infrastructure.

Transport and Tourism’s system, and development of aircraft capable of autonomous flight and collision avoidance utilizing Light Detection and Ranging (“Lidar”) Simultaneous Location and Mapping (“SLAM”) and Visual SLAM.

	Environment	Development of drone airframe with explosion-proof performance

	Expandability	Development of a multi-system that uses AI to analyze video acquired from drones in real time and connect it to work instructions to save manpower and improve safety.

Our Proprietary Technologies

In order to provide highly differentiated solutions in the areas of manned air mobility, unmanned air mobility, and Computing Power Sharing Domain, we are engaged in research and development in the areas listed below.

Field of Technology	Outline of R&D Themes
Manned/Unmanned Air Mobility

•  Obstacle avoidance system (laser, image detection)

•  Route flight system (electromagnetic resistance, nighttime operation)

•  Autonomous route design system (waypoint-to-waypoint, N-node)

•  Flight system under non-GPS/gyro environment

Field of Technology	Outline of R&D Themes

•  Remote control system under GPS environment (using First Person View (“FPV”))

•  Swarm control system

•  Attitude control system (stationary in high winds)

•  In-flight work system

•  Visual SLAM system (inspection based on relative position)

•  Wireless energy transmission system

Artificial Intelligence (AI) Data Analysis

•  Individual and Behavior Recognition and Mapping Systems for Construction Operations

•  Individual and behavior recognition and mapping systems for railroad operations

•  360° laser 3D mapping system

•  Defect detection system for inspections

•  Cloud computing power provision system for the learning phase of AI

•  Annotation system for the learning phase of AI

Block Chain	• Blockchain-based Air Route Authentication System • Blockchain-based drone control system

Decentralized Processing * A method in which a single process is distributed to improve processing speed and reduce server load.

•  Management System for Distributing Tasks to Multiple GPUs

•  A management system that selects the allocated GPUs according to the type of task

•  Distributed processing system for pre-rendering tasks

•  Distributed processing system for real-time rendering tasks

Manufacturing, Quality Control and Supply Chain

Manufacturing

We adopt a lean and efficient production strategy across our business, focusing on effective prototyping, manufacturing, supply chain management, final assembly, integration, quality and final acceptance testing.

Our manufacturing procedures system as to the Xturismo Limited Edition is as follows:

Sub Assembly, manufacturing, and shipping of the Xturismo Limited Edition is done by relevant members at our facilities in Yamato, Kanagawa Prefecture, and testing is done by members at our facilities in Minobu, Yamanashi Prefecture. Assembly itself takes about one week, but it typically takes 4 months from ordering parts to delivery. The number of workers is increased or decreased depending on the production volume, but since the assembly is basically made-to-order, it is based on multi-skilled workers: 4 to 6 workers per unit. In addition, several members of quality control and production control are involved. General operation and flight tests are conducted for shipping inspection which takes 1-2 days. With regard to part suppliers, we have collaborated with Toray Carbon Magic Co., Ltd. for CFRP (Carbon Fiber Reinforced Plastics) chassis, which has a proven track record in lightweight and rigidity performance in car racing and air mobility globally. We have also collaborated with Toda Racing Co. Ltd., which has a strong track record in car racing globally, for high-efficiency drive parts. For the internal combustion engine, we are using the proven engine of Kawasaki Motors Ltd., which has a proven track record in the global motorcycle industry.

We rely on third party suppliers to manufacture aspects of our products to the following extent:

Key Parts	Company Name
Chassis (as described above)	Toray Carbon Magic Co., Ltd.
Drive Gear & Shaft (as described above)	Toda Racing Co., Ltd
Main Propellers	Challenge Co., Ltd
Internal-combustion engine (as described above)	Kawasaki Motors, Ltd
Control CPU	Renesas Electronics Corporation
Embedded single board computer	NVIDIA Corporation
Battery for Main	Shorai Inc.
Battery for side propellers	Shenzhen Yowoo Electronic Technology Co.,Ltd
Flight controller	Holyblo
Japan Aviation Electronics Industry, Limited
Moter for side propellers	Jiangxi Xintuo Enterprise Co.,Ltd.
Aster Co., Ltd.
Engine control unit	MoTeC Pty Ltd
Front camera	Basler AG
Exhaust pipe	Shinba Iron Works Corporation

As described above, our products are manufactured and shipped at our facilities in Yamato, Kanagawa Prefecture, which is located at 1-2-11 Fukamidai, Yamato-shi, Kanagawa, and our testing processes are completed at our facilities in Minobu, Yamanashi Prefecture, which is located at 72 Misawa, Minobu-cho, Minami Koma-gun, Yamanashi.

Quality Control

Our quality control efforts focus on designing and producing products and implementing processes that will ensure high levels of safety and reliability. We have a dedicated quality control team that works with our engineering arm and our suppliers to ensure that the product designs meet safety requirements and functional specifications. Together with our supplier review committee, our quality control team also collaborates with our suppliers to ensure that their processes and systems are capable of delivering the parts and components we need at the required quality levels, on time and within budgets.

Our air mobilities are produced with strict product quality control. Our quality control team undertakes robust inspections of our production lines in accordance with internal guidelines and assessment criteria. We also conduct licensed flight tests for the air mobilities of the XTURISMO LTD EDITION prototype 1 under a variety of conditions, which we believe have shown to be an efficient and effective means for us to assess the quality and airworthiness of our products. Data and results generated from flight tests of the XTURISMO LTD EDITION prototype 1 are carefully studied and analyzed to inform any process of alteration or improvement that may follow. In conjunction with our provision of a broad range of after-sales services and assistance to our customers, our air mobilities quality control management extends beyond the point of sale as we continue tracking the performance and quality of our air mobilities.

Supply Chain and Value Chain

We adopt a strict reviewing mechanism to ensure quality and stability of our supply chain. We also aim to fully engage with our suppliers to foster long-standing and strong partnership with qualified suppliers. Our air mobilities are generally manufactured on specific orders and we have been able to effectively manage our inventory level. Historically, we have not experienced significant delays in the supply or availability of our key raw materials or components provided by our suppliers, nor have we experienced a significant price increases for raw materials or components. We do not anticipate any such delays or significant price increases in 2022. Notwithstanding, we cannot guarantee there will be no such delays or significant price increases in 2022.

During 2020 and 2021, the Japanese Government issued four series of Declaration of Emergency (which we refer to as the “Declarations”), whereby the Japanese Government requested the closing of non-essential activities and businesses across the country as a preemptive safeguard against the COVID-19 pandemic. This adversely impacted businesses across Japan, particularly in the supply chain sector.

During the period, the COVID 19 pandemic and the Government-driven or voluntary closure of workplaces and public spaces, the general public’s reluctance or inability to commute on public transportation, shop, or enjoy outdoor leisure activities have negatively affected our business operations and liquidity position.

The first series of Declarations was in effect during the period beginning on April 7, 2020 and ending on May 25, 2020. The second series of Declarations was in effect during the period beginning on January 8, 2021 and ending on March 21, 2021. The third series of Declarations was in effect during the period beginning on April 25, 2021 and ending on June 20, 2021. The fourth series of Declarations was in effect during the period beginning on July 12, 2021 and ending on September 30, 2021. During a portion of the time periods covered by the Declarations, many prefectures were affected, including Kanagawa (the location of our manufacturing and shipping facility), Tokyo, Saitama, Chiba, Osaka, Ibaraki, Tochigi, Gunma, Shizuoka, Kyoto, Hyogo, and Fukuoka.

We have not experienced supply chain disruptions in our business since the end of the Declarations in 2021. Since the end of the Declarations in 2021, we have not had to suspend the production, purchase, sale or maintenance of certain items due to a lack of raw materials; inventory shortages; closed factories or stores; reduced headcount; or delayed projects. For certain parts for our products, such as the engines and other parts, we only have a limited number of our products that require these parts currently in production, and accordingly we have not been affected by supply chain disruptions in this regard. However, as noted above, during the years 2020 and 2021 with the COVID-19 pandemic the Japanese Government implemented a lockdowns where certain factories have been shut down resulting in delay of supply and production of our products. If a Declaration of Emergency is declared in the future, it may cause the suspension of the production, purchase, sale, or maintenance of certain items due to a lack of raw materials, inventory shortages, closed factories or stores, reduced headcount, or delayed projects. This is primarily due to the fact that we obtain all of the parts of our items from third party suppliers pursuant to contract by order arrangements, and accordingly we rely upon those suppliers to provide the requisite items at the time of our orders. If our suppliers do not have enough raw materials or if our suppliers are unable to fulfill our orders due to an absence of a long term contract with us, then we may experience a supply chain disruption as a result. However, we believe that our risk of supply chain disruption is limited since a Declaration of Emergency has not been made since 2021, we have high employee retention, and we require a low quantity of supplies for our items at this time.

We have not experienced labor shortages that have impacted our business. We have a high employee retention rate and we believe that we will be able to maintain that rate with competitive compensation. With the limited number of productions currently in place we do not face challenges in labor shortage. However, we will need to increase our labor to increase our production capability in the future. We believe that our unique position where we are entering into a new industry allows us to have access to new hires from vendors and directly by candidates internationally. Once we expand into global business, we will need to hire more employees in selected regions which we need to take necessary measures such as adopting market labor costs in various regions. We are in the process of securing third party employee outsourcing as well in order to be in a position to satisfy an increased commercialization production effort.

We have not experienced cybersecurity attacks in our supply chain, however we do have engineers with experience in the cyber security field and plan to take measures to counter any potential cybersecurity attacks in the future.

Additionally, we have not experienced higher costs due to constrained capacity or increased commodity prices or challenges sourcing materials. We believe that we would be able to absorb higher costs of parts from our suppliers since our margins are high in comparison to the total cost of the parts of our items.

We have not experienced surges or declines in consumer demand for which we are unable to adequately adjust our supply. The industry is still in its inception period starting from regulatory infrastructure and the market will likely expand in the foreseeable future. However, if we do experience a surge in consumer demand, we will be highly reliant upon our third party suppliers to provide higher quantities of parts, which we will not have control over since we do not have long term contracts with such third party suppliers. Further, we build our product after an order is placed, and accordingly a decline in consumer demand would not affect our supply.

We have not been unable to supply products at competitive prices or at all in certain regions due to export restrictions, sanctions, tariffs, trade barriers, or political or trade tensions among countries. As the XTURISMO LTD EDITION is a new product and unique, we do not see an inability to compete in the foreseeable future. We have obtained a HS Code from the Japanese Customs Office where we do not have any export restrictions. Depending on geopolitical tensions, we may be subject to sanctions, tariffs and trade barriers, however we do not have such issues with our targeted markets currently. Also, we do not have any intentions to market to sanctioned nations in order to comply with regulations of US and Japan. Furthermore, our supply chain is predominantly within Japan; therefore, we have not been exposed to supply chain risk in light of Russia’s invasion of Ukraine and accordingly have not needed to take efforts to mitigate potential impact.

The following is Delivery Schedule of our Manned Air Mobility “XTURISMO Limited Edition” and a schematic representation of our value chain. (* Some items are still in the conceptual stage.)

After-sales Services

Our “XTURISMO Limited Edition” is based on a levitation range of a few meters above the ground effect, so it is not subject to approval for the aircraft category in Japan and can be used without a pilot’s license. In addition, given that the product is in this category, an insurance policy developed by Mitsui Sumitomo Insurance Co., Ltd. as a liability insurance policy exclusively for practical hoverbikes is attached free of charge for users in Japan. The figure on the right shows the Maintenance and Coverage Plans that we offer.

Marketing and Sales

Marketing

We aim to promote awareness of our brand globally. Our air mobilities are marketed to customers through online events as well as offline promotional and advertising activities. We conduct online marketing through our websites, domestic and international social media, online video platforms and e-commerce platforms, among others. We organize new product launches, company milestone media events, aviation exhibitions and other offline marketing events.

Competition

We recognize that there are no new alternatives at this time, as hoverbikes and drones themselves are substitutes for existing solutions at this time. The competitive landscape for each of our business areas is as follows

(1) Manned Air Mobility Domain

Most of the industry’s production experience in the manned air mobility domain is still in the demonstration stage, although EHang in China has produced and delivered products. Many companies are still in the research and development stage and are not disclosing their sales prices. As for hoverbikes, we believe that technological innovations in battery capacity density and power will enable competitors to develop hoverbikes that can maintain a practical cruising time even when fully electrified.

(2) Unmanned Air Mobility Domain

In the unmanned air mobility field, China’s DJI holds a large share of the global market, but from a security perspective, domestic drones are expected to increase their market share in the future. In the area of drones, various players are aiming for various technological innovations in the fields of agriculture, inspection, aerial photography, and logistics. In particular, technologies for autonomous flight and AI-based image analysis are being developed for various applications. While DJI and other companies have announced their sales prices for airframes, many companies do not announce their prices for drone solutions, which are the main focus of our company’s efforts, because many cases are quoted on an individual basis.

(3) Computing Power Sharing Domain

In the Computing Power Sharing Domain, no major companies have entered the market, and it is a decentralized market where small and medium-sized companies are developing their services, making it difficult to identify clear competitors. The three companies with the largest global production share are NVIDIA, AMD, and INTEL. This is an area where GPU makers are working to develop new models with improved computing power.

Sales prices increase and decrease according to changes in the supply-demand balance of semiconductors (GPUs, etc.), which are the main component parts.

International Competitiveness and Barriers to Entry

(1) Manned air mobility domain

The barriers to entry in the manned air mobility domain are expected to be very high, as the Company has invested a large amount of R&D funds since 2018, and has been developing the product while applying for/obtaining patent and design rights, and has also successfully developed the product based on partnerships with several companies. In the area of manned air mobility, the launch of the “Xturismo Limited Edition,” a mobility vehicle that can travel in low altitudes within the range of ground effect, is unprecedented worldwide, and we expect it to be internationally competitive.

(2) Unmanned Air Mobility Domain

Although there are no clear barriers to entry in the unmanned air mobility area, we expect certain barriers to entry to exist, as we have been working on building an operation management system using our sky infrastructure patents and a network of drone pilots skilled in various aircraft and operations as early as 2018. (i.e., the drone operator network). In the unmanned air mobility domain, China’s DJI holds a large share of the mass-produced drone “airframe” market. However, the Japanese government has announced a policy of limiting the use of drones for operations that may hinder public safety and the maintenance of order to security-compliant drones in September 2020, and we expect a return to domestically produced drones and global expansion centered on security to increase international competitiveness.

(3) Computing Power Sharing Domain

In the Computing Power Sharing Domain, we expect a certain level of barriers to entry to exist, as we have a track record of managing the operation of many machines and working to improve capital investment and cost efficiency in farms since 2018. In the Computing Power Sharing Domain, we believe that overseas expansion will be difficult due to the high cost of electricity in Japan compared to other countries, but we expect that there will be certain barriers for overseas companies to enter the Japanese market from the perspective that providing computing power for local consumption will guarantee security.

Intellectual Property

We have significant capabilities in the areas of Air Mobilities engineering, development and design and we have developed a number of proprietary systems and technologies. Our success depends in part on our ability to protect our core technology and intellectual property. We rely on a combination of patents, patent applications, trade secrets, know-how, copyrights, trademarks, intellectual property licenses and other contractual rights to establish and protect our proprietary rights in our technology. In addition, we have entered into confidentiality and non-disclosure agreements with our employees and business partners. The agreements we entered into with our employees provide that all software, inventions, developments, works of authorship and trade secrets created by them during the course of their employment are our property.

As of December 31, 2021, we have 70 issued or pending patents in Japan and 46 registered trademarks related to our technology in Japan. We intend to continue to file additional intellectual property applications related to our technology in the future. Below is an example of one of our patent initiatives.

Our Intellectual Property Portfolio

IP Classification	2017	2018	2019	2020	2021	Total
Patent Rights	15	18	21	15	2	70
Trademark Rights	4	7	24	9	2	46
Design Right	—	3	2	—	19	24

Total	19	28	47	24	23	140

List of Patent Rights

Name of patent right (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration	Contents and features
Flying body (Acquired)	Japan	July 7, 2017 Japanese Patent Application No. 2017-133787	August 13, 2020 No. 6749019	July 7, 2037	Provided is a manned flying object as a new means of movement.

FLYING OBJECT GUIDING METHOD, GUIDING DEVICE, AND GUIDING SYSTEM (Acquired)	Japan	July 31, 2017 Japanese Patent Application No. 2017-147310	April 1, 2021 No. 6861434	July 31, 2037	Provided is a novel technique for guiding a flying object.

Storage device (Acquired)	Japan	September 25, 2017 Japanese Patent Application No. 2017-184212	March 26, 2020 No. 6681861	September 25, 2037	Technology related to a new delivery

Name of patent right (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration	Contents and features
box is provided.

DISTRIBUTED MANAGEMENT SYSTEM FOR MINING PROCESSING AND METHOD THEREOF (Acquired)	Japan	December 4, 2017 Japanese Patent Application No. 2017-232527	April 8, 2020 No. 6688779	December 4, 2037	Provided are a distributed management system and a method for performing efficient mining processing.

METHOD AND SYSTEM FOR IDENTIFYING FLYING OBJECT (Acquired)	Japan	December 5, 2017 Japanese Patent Application No. 2017-232990	February 3, 2021 No. 6832014	December 5, 2037	Provided are a mechanism capable of objectively ensuring the safety of a flying object and a technique for identifying the mechanism.

TICKET INSPECTION METHOD AND TICKET INSPECTION SYSTEM USING BLOCKCHAIN NETWORK (Pending)	Japan	December 31, 2017 Japanese Patent Application No. 2017-255287	—	—	Provided is a technology capable of providing the security of transaction information and the certainty of settlement.

MONITORING DEVICE, MONITORING PROGRAM, AND MONITORING SYSTEM USING FLYING OBJECT (Pending)	Japan	March 12, 2018 Japanese Patent Application No. 2018-044241	—	—	Provided is a technology for performing a monitoring service with a plurality of flying objects in a specific area.

Monitoring system (Pending)	Japan	March 12, 2018 Japanese Patent Application No. 2018-044242	—	—	Provided are a mechanism capable of objectively ensuring the safety of a flying object

Name of patent right (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration	Contents and features
and a technique for identifying the mechanism.

Flying body (Acquired)	Japan	March 19, 2018 Japanese Patent Application No. 2018-050692	August 9, 2019 No. 6566585	March 19, 2038	Provided is a flying object having a new shape capable of improving flight efficiency.

Distributed machine learning system (Acquired)	Japan	June 9, 2018 Japanese Patent Application No. 2018-110761	November 15, 2019 No. 6615946	June 9, 2038	Efficiently run resources that maintain a blockchain network.

FLYING OBJECT GUIDING METHOD, GUIDING DEVICE, AND GUIDING SYSTEM (Acquired)	Japan	September 17, 2018 Japanese Patent Application No. 2018-173169	October 18, 2019 No. 6601810	September 17, 2038	Provided is a novel technique for guiding a flying object.

Hybrid manned vehicle (Acquired)	Japan	September 19, 2018 Japanese Patent Application No. 2018-175395	August 19, 2020 No. 6751537	September 19, 2038	Provided is a manned flying object as a new means of movement.

Asset Information Registration Method (Pending)	Japan	November 19, 2018 Japanese Patent Application No. 2018-216374	—	—	Provide a secure platform for the transaction of assets.

Route control CONTROL SERVERS, METHODS, SYSTEMS, AND FIRST AND SECOND FLYING OBJECTS USED THEREIN (Acquired)	Japan	November 26, 2018 Japanese Patent Application No. 2018-220342	August 14, 2020 No. 6749612	March 25, 2037	Disclosed is a technology capable of improving warehouse storage efficiency for multiple types of cargo.

Route control CONTROL SERVERS, METHODS, SYSTEMS, AND FIRST AND SECOND	Japan	November 26, 2018 Japanese Patent Application No. 2018-220341	—	—	Provided is a technique capable of improving warehouse storage

Name of patent right (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration	Contents and features
FLYING OBJECTS USED THEREIN (Pending)					efficiency relating to a plurality of types of cargo.

Route control CONTROL SERVERS, METHODS, SYSTEMS, AND FIRST AND SECOND FLYING OBJECTS USED THEREIN (Pending)	Japan	November 26, 2018 Japanese Patent Application No. 2018-220340	—	—	Provided is a technique capable of improving warehouse storage efficiency relating to a plurality of types of cargo.

Route control CONTROL SERVERS, METHODS, SYSTEMS, AND FIRST AND SECOND FLYING OBJECTS USED THEREIN (Pending)	Japan	November 26, 2018 Japanese Patent Application No. 2018-220339	—	—	Provided is a technique capable of improving warehouse storage efficiency with respect to a plurality of types of cargo.

DELIVERY METHOD AND DELIVERY SYSTEM (Pending)	Japan	November 26, 2018 Japanese Patent Application No. 2018-220343	—	—	An object of the present invention is to provide a delivery method capable of safely delivering a package.

Flying body (Acquired)	Japan	March 27, 2019 Japanese Patent Application No. 2019-061538	August 2, 2019 No. 6561342	March 27, 2039	Provided is a flying object capable of improving the driving feeling and riding comfort of a passenger.

Flying body (Acquired)	Japan	March 27, 2019 Japanese Patent Application No. 2019-061537	May 24, 2019 No. 6530875	March 27, 2039	Provided is a flying object capable of improving the driving feeling and riding

Name of patent right (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration	Contents and features
comfort of a passenger.

Flying body (Pending)	Japan	May 17, 2019 Japanese Patent Application No. 2019-094037	—	—	Provided is a flying object capable of improving the driving feeling and riding comfort of a passenger.

Flying body (Pending)	Japan	June 25, 2019 Japanese Patent Application No. 2019-116857	—	—	Provided is a flying object capable of improving the driving feeling and riding comfort of a passenger.

Hybrid Manned vehicle (Pending)	Japan/PCT	August 31, 2019 PCT/JP2019/034315	—	—	Provided is a flying object as a new means.

METHOD FOR GUIDING FLYING OBJECT, GUIDING DEVICE AND GUIDANCE SYSTEM (Pending)	Malaysia	September 17, 2019 PI2021001406	—	—	Provided is a novel technique for guiding a flying object.

METHOD FOR GUIDING FLYING OBJECT, GUIDING DEVICE AND GUIDANCE SYSTEM (Pending)	Japan/PCT	September 17, 2019 PCT/JP2019/036309	—	—	Provided is a novel technique for guiding a flying object.

FLYING OBJECT GUIDING METHOD, GUIDING DEVICE, AND GUIDING SYSTEM (Pending)	Japan	September 30, 2019 Japanese Patent Application No. 2019-179383	—	—	Provided is a novel technique for guiding a flying object.

Flying Body (Hover Motorcycle CG Lower Layout) (Pending)	Japan/PCT	October 8, 2019 PCT/JP2019/039708	—	—	Provided is a flying object capable of improving driving feeling

Name of patent right (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration	Contents and features
and riding comfort.

Flying Object (Hover Bike _ Main + Front and Back Sub + Vertical Sub) (Pending)	Japan/PCT	October 8, 2019 PCT/JP2019/039710	—	—	Provided is a flying object capable of improving driving feeling and riding comfort.

Flying Object (Hover Bike _ Operation Layout) (Pending)	Japan/PCT	October 8, 2019 PCT/JP2019/039710	—	—	Provided is a flying object which can realize easy operation in operation.

Route control CONTROL SERVERS, METHODS, SYSTEMS, AND FIRST AND SECOND FLYING OBJECTS USED THEREIN (Pending)	Japan/PCT	October 26, 2019 PCT/JP2019/042074	—	—	Provided is a technology capable of simultaneously managing and controlling a plurality of flying objects.

Route control CONTROL SERVERS, METHODS, SYSTEMS, AND FIRST AND SECOND FLYING OBJECTS USED THEREIN (Acquired)	Japan	October 26, 2019 Japanese Patent Application No. 2020-522084	January 6, 2021 No. 6820045	October 26, 2039	The route control control servers are communicably connected to a plurality of first flying objects via a network.

FLYING OBJECT AND BUFFER ATTACHED TO FLYING OBJECT (Pending)	Japan	October 31, 2019 Japanese Patent Application No. 2019-198649	—	—	Provided is a flying object capable of mitigating impact at the time of collision.

Distributed machine learning system (Pending)	Japan	November 6, 2019 Japanese Patent Application No. 2019-201356	—	—	Efficiently run resources that maintain a blockchain network.

Flight situation Management system (Pending)	Japan/PCT	November 27, 2019 PCT/JP2019/04644	—	—	Provided is a technique capable of

Name of patent right (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration	Contents and features
grasping the state of a flying object.

FLIGHT SITUATION MANAGEMENT SYSTEM, FLIGHT SITUATION MANAGEMENT METHOD, AND PROGRAM (Acquired)	Japan	November 27, 2019 Japanese Patent Application No. 2019-214478	May 26, 2020 No. 6708867	November 27, 2039	The situation of the flying object can be grasped.

POWER SUPPLY DEVICE FOR FLYING OBJECT (Acquired)	Japan	November 28, 2019 Japanese Patent Application No. 2019-215435	September 14, 2020 No. 6763588	November 28, 2039	Power can be supplied to a battery of a flying object even if the flying object does not land in a power supply area at a specific position and attitude.

POWER SUPPLY DEVICE FOR FLYING OBJECT (Acquired)	Japan	November 28, 2019 Japanese Patent Application No. 2019-215436	April 20, 2020 No. 6693635	November 28, 2039	Power can be supplied to a battery of a flying object even if the flying object does not land in a power supply area at a specific position and attitude.

DISTRIBUTED MANAGEMENT SYSTEM FOR MINING PROCESSING AND METHOD THEREOF (Pending)	Japan	December 23, 2019 Japanese Patent Application No. 2019-231598	—	—	To perform efficient mining processing.

Flying object and 99 system (Pending)	Japan/PCT	January 7, 2020 PCT/JP2020/000113	—	—	Provided is a flying object capable of grasping the attitude of the flying object

Name of patent right (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration	Contents and features
with higher accuracy.

CONTROL DEVICE FOR FLYING OBJECT AND OF FLYING OBJECT Control method (Pending)	Japan/PCT	January 7, 2020 PCT/JP2020/007269	—	—	Provided are a flying object control device and a flying object control method wherein a passenger can easily perform a turning operation of the flying object.

Flight status control 99 system (Pending)	Japan	January 17, 2020 Japanese Patent Application No. 2020-006242	—	—	The situation of the flying object can be grasped.

Flying body (Pending)	Japan/PCT	February 22, 2020 PCT/JP2020/007269	—	—	Provided is a flying object capable of improving the degree of freedom of operation of the flying object while suppressing an increase in weight of the flying object.

IMAGE PROCESSING SYSTEM, PROGRAM, AND IMAGE PROCESSING METHOD (Pending)	Japan/PCT	March 9, 2020 PCT/JP2020/009993	—	—	Provided are an image processing system, program, and image processing method wherein a game can be easily enjoyed without being affected by image processing capability.

Name of patent right (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration	Contents and features

POWER SUPPLY DEVICE FOR FLYING OBJECT (Pending)	Japan	April 2, 2020 Japanese Patent Application No. 2020-066399	—	—	Power can be supplied to a battery of a flying object even if the flying object does not land in a power supply area at a specific position and attitude.

POWER SUPPLY DEVICE FOR FLYING OBJECT (Acquired)	Japan	April 2, 2020 Japanese Patent Application No. 2020-066400	September 14, 2020 No. 6763592	November 28, 2039	Power can be supplied to a battery of a flying object even if the flying object does not land in a power supply area at a specific position and attitude.
Flying body (Pending)	Japan	May 22, 2020 Japanese Patent Application No. 2020-090142	—	—	Provided is a manned flying object as a new means of movement.

Power engine (Pending)	Japan	May 22, 2020 Japanese Patent Application No. 2020-090141	—	—	Provided is a manned flying object as a new means of movement.

Flying body (Pending)	Japan	May 22, 2020 Japanese Patent Application No. 2020-090140	—	—	Provided is a manned flying object as a new means of movement.

PROCESSING UNIT MANAGEMENT SYSTEM AND PROCESSING SPACE MANAGEMENT SYSTEM (Pending)	Japan	July 27, 2020 Japanese Patent Application No. 2020-126346	—	—	To efficiently operate a resource having processing capability.

Name of patent right (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration	Contents and features

Flying body (Acquired)	Japan	August 4, 2020 Japanese Patent Application No. 2020-132127	August 19, 2021 No. 6931940	July 7, 2037	Provided is a manned flying object as a new means of movement.

Route control CONTROL SERVERS, METHODS, SYSTEMS, AND FIRST AND SECOND FLYING OBJECTS USED THEREIN (Acquired)	Japan	September 14, 2020 Japanese Patent Application No. 2020-153999	June 17, 2021 No. 6899606	March 25, 2037	Provided is a technique capable of improving warehouse storage efficiency relating to a plurality of types of cargo.

Route control CONTROL SERVERS, METHODS, SYSTEMS, AND FIRST AND SECOND FLYING OBJECTS USED THEREIN (Acquired)	Japan	September 14, 2020 Japanese Patent Application No. 2020-154001	June 17, 2021 No. 6899608	March 25, 2037	Provided is a technique capable of improving warehouse storage efficiency relating to a plurality of types of cargo.

Route control CONTROL SERVERS, METHODS, SYSTEMS, AND FIRST AND SECOND FLYING OBJECTS USED THEREIN (Acquired)	Japan	September 14, 2020 Japanese Patent Application No. 2020-154000	June 17, 2021 No. 6899607	March 25, 2037	Provided is a technique capable of improving warehouse storage efficiency relating to a plurality of types of cargo.
Route control CONTROL SERVERS, METHODS, SYSTEMS, AND FIRST AND SECOND FLYING OBJECTS USED THEREIN (Acquired)	Japan	September 14, 2020 Japanese Patent Application No. 2020-153998	June 17, 2021 No. 6899605	March 25, 2037	Provided is a technique capable of improving warehouse storage efficiency relating to a plurality of types of cargo.

METHOD AND SYSTEM FOR	Japan	January 18, 2021	—	—	Provided are a mechanism capable of

Name of patent right (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration	Contents and features
IDENTIFYING FLYING OBJECT (Pending)		Japanese Patent Application No. 2021-005832			objectively ensuring the safety of a flying object and a technique for identifying the mechanism.

Manned vehicle (Acquired)	Japan	January 21, 2021 Japanese Patent Application No. 2021-008265	January 5, 2022 No. 7002793	September 19, 2038	Provided is a manned flying object as a new means of movement.

INFORMATION PROCESSING DEVICE, METHOD, AND PROGRAM (Acquired)	Japan	March 18, 2021 Japanese Patent Application No. 2021-044767	August 23, 2021 No. 6933417	March 18, 2041	Provided are an information processing device, a method, and a program capable of notifying that the emission amount of an environmentally hazardous substance has been offset.

Flying body (Acquired)	Japan	August 10, 2021 Japanese Patent Application No. 2021-130766	January 5, 2022 No. 7002801	July 7, 2037	Provided is a manned flying object as a new means of movement.

Anonymization system (Pending)	Japan	November 4, 2021 Japanese Patent Application No. 2021-180042	—	—	To improve anonymity when a service is provided by a flying object.

Disaster Drone System Using LoRa Network (Acquired)	Japan	April 21, 2017 Japanese Patent Application No. 2017-084879	May 25, 2018 No. 6343366	April 21, 2037	Disclosed is a technique for quickly collecting a wide range of information.
Using blockchain technology Delivery box system (Acquired)	Japan	August 7, 2017 Japanese Patent Application No. 2017-152734	July 6, 2018 No. 6363278	August 7, 2037	Provided is a delivery method capable of safely

Name of patent right (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration	Contents and features
delivering a package to a user.

Blockchain certified delivery boxes (Acquired)	Japan	September 25, 2017 Japanese Patent Application No. 2017-184212	March 26, 2020 No. 6681861	September 25, 2037	Technology related to a new delivery box is provided.

Spherical drone (Acquired)	Japan	March 19, 2018 Japanese Patent Application No. 2018-050692	August 9, 2019 No. 6566585	March 19, 2038	Provided is a flying object of a new shape.

Route control CONTROL SERVERS, METHODS, SYSTEMS, AND FIRST AND SECOND FLYING OBJECTS USED THEREIN (Acquired)	Japan	March 25, 2017 Japanese Patent Application No. 2017-060237	May 11, 2018 Article 6335354	March 25, 2037	Provided is a technique capable of improving warehouse storage efficiency with respect to a plurality of types of cargo.

Anonymization system (Pending)	Japan	July 31, 2017 Japanese Patent Application No. 2017-147311	—	—	Anonymization System by Drone Distribution

DELIVERY METHOD AND DELIVERY SYSTEM (Pending)	Japan	August 25, 2017 Japanese Patent Application No. 2017-162422	—	—	Providing delivery methods that enable safe delivery of packages

Route control CONTROL SERVERS, METHODS, SYSTEMS, AND FIRST AND SECOND FLYING OBJECTS USED THEREIN (Pending)	Japan	April 19, 2018 Japanese Patent Application No. 2018-080594	—	—	Provided is a technique capable of improving warehouse storage efficiency with respect to a plurality of types of cargo.

DELIVERY METHOD AND DELIVERY SYSTEM (Pending)	Japan	June 28, 2018 Japanese Patent Application No. 2018-122555	—	—	Distribution box system using blockchain

Name of patent right (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration	Contents and features
Flying body (Pending)	Japan	December 11, 2020 Japanese Patent Application No. 2021-111668	—	—	Explosion-proof drone

CONTROL SYSTEM FOR MANNED FLYING OBJECT, TERMINAL, AND PROGRAM (Pending)	Japan	November 5, 2021 Japanese Patent Application No. 2021-181257	—	—	Hoverbike operation status can be managed via user app, and the app can also be used to control automatic operation.

XTURISMO Hardware (Pending)	United States	April 7, 2022 17/767054	—	—	To improve the driving feel and ride quality of air vehicles that can carry passengers and move by surfacing from the ground.

XTURISMO Hardware (Pending)	Europe	April 8, 2022 19948813.1	—	—	To improve the driving feel and ride quality of air vehicles that can carry passengers and move by surfacing from the ground.

XTURISMO Hardware (Pending)	United States	April 7, 2022 17/767055	—	—	To improve the driving feel and ride quality of air vehicles that carry people and move from the ground to the air.

Name of patent right (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration	Contents and features

XTURISMO Hardware (Pending)	Europe	April 8, 2022 19948841.2	—	—	To improve the driving feel and ride quality of air vehicles that carry people and move from the ground to the air.

XTURISMO Hardware (Pending)	Japan	March 3, 2022 2022-032517	—	—	A pair of flaps can change the direction of the airflow generated by the lift-generating part of the hoverbike.

XTURISMO Software (Pending)	Japan	March 3, 2022 2022-032977	—	—	A plurality of lift force generating sections, arranged at a plurality of positions in a plan view of the hoverbike to generate an air flow from above to below, and an attitude control unit to control the output generated from the plurality of lift force generating sections to suppress an increase in the inclination of the hoverbike when the inclination exceeds a predetermined threshold value The posture

Name of patent right (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration	Contents and features

control unit and the input unit that accepts operation information by a passenger, wherein the posture control unit changes the tilt angle of the hoverbike at which the posture control is initiated according to the operation information received at the input unit.

XTURISMO Hardware (Pending)	Japan	March 11, 2022 2021-550985	—	—	Improved driving feel and ride comfort for hoverbike riders.

XTURISMO Hardware (Pending)	Japan	March 11, 2022 2021-550987	—	—	Ease of operation in hoverbike operation can be achieved.

XTURISMO Software (Pending)	Japan	April 20, 2022 2021-569620	—	—	More accurate determination of the hoverbike’s altitude.

List of Trademark Rights

Name of trademark right (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration
Speeder (Standard character) (Acquired)	EU	March 8, 2019 2019-034948	March 25, 2019 1475983	March 25, 2029

Speeder (Standard character) (Pending)	India	March 25, 2019 2019-034948	—	—

Name of trademark right (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration

Speeder (Standard character) (Acquired)	Egypt	March 8, 2019 2019-034948	March 25, 2019 1475983	March 25, 2029

Speeder (Standard character) (Pending)	Qatar	August 21, 2019 133846	—	—

Speeder (Standard character) (Acquired)	UAE	July 31, 2019 314852	October 13, 2019 314852	July 31, 2029

Speeder (Standard character) (Pending)	South Africa	July 10, 2019 2019/19118	—	—

Speeder (Standard character) (Pending)	Ethiopia	August 8, 2019 FTM/10891/19	—	—

Speeder (Standard character) (Pending)	Malaysia	July 23, 2019 TM2019026826	—	—

Rendering Power Pool (Standard character) (Acquired)	EU	March 25, 2019 2019-035729	March 25, 2019 1477187	March 25, 2029

Rendering Power Pool (Standard character) (Acquired)	United States	March 25, 2019 2019-035729	March 25, 2019 6303192	March 25, 2029

Rendering Power Pool (Standard character) (Acquired)	United States	March 25, 2019 2019-035730	March 25, 2019 6055618	March 25, 2029

Rendering Power Pool (Standard character) (Acquired)	EU	March 25, 2019 2019-035730	March 25, 2019 1477145	March 25, 2029

XTURISMO (Acquired)	UAE	April 27, 2020 329186	August 18, 2020 329186	August 27, 2030

XTURISMO (Acquired)	Hong Kong	April 2, 2020 305240178	October 21, 2020 305240178	April 2, 2030

XTURISMO (Acquired)	China	January 30, 2020 1522501	January 30, 2020 1522501	January 30, 2030

XTURISMO (Acquired)	Europe	January 30, 2020 1522501	January 30, 2020 1522501	January 30, 2030

XTURISMO (Acquired)	United States	January 30, 2020 1522501	January 26, 2021 6253661	January 30, 2030

XTURISMO (Acquired)	Singapore	January 30, 2020 1522501	January 30, 2020 1522501	January 30, 2030

Name of trademark right (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration

XTURISMO (Acquired)	Macau	April 22, 2020 N168092(022)	November 4, 2020 N168092(022)	October 14, 2027

XTURISMO (Acquired)	Qatar	April 26, 2020 138546	March 26, 2020 16144732	March 25, 2030

Drone skyway (Acquired)	Japan	November 10, 2017 2017-147756	July 27, 2018 6065110	July 27, 2028

Drone highway (Acquired)	Japan	November 10, 2017 2017-147757	July 27, 2018 6065111	July 27, 2028

Speeder (Acquired)	Japan	March 14, 2018 2018-030273	November 22, 2018 6100233	November 22, 2028

Speeder-one (Acquired)	Japan	March 14, 2018 2018-030274	November 22, 2018 6100234	November 22, 2028

Airwing (Acquired)	Japan	March 14, 2018 2018-030275	November 22, 2018 6100235	November 22, 2028

Airwing-one (Acquired)	Japan	March 14, 2018 2018-030276	November 22, 2018 6100236	November 22, 2028

Aeris (Acquired)	Japan	March 19, 2018 2018-032019	February 8, 2019 6120025	February 8, 2029

cloud hash lending (Acquired)	Japan	July 24, 2017 2018-094534	July 19, 2019 6163117	July 19, 2029

SMARK (Acquired)	Japan	July 24, 2018 2018-094535	February 25, 2020 6228920	February 25, 2030

Aerial Lab Industrial Technologies (Acquired)	Japan	December 17, 2018 2018-154071	October 25, 2019 6192220	October 25, 2029

A. L. I. Technologies (Acquired)	Japan	December 17, 2018 2018-154072	October 25, 2019 6192221	October 25, 2029

Rendering as a Service (Acquired)	Japan	March 7, 2019 2019-034361	March 3, 2020 6231855	March 3, 2030

Speeder (Acquired)	Japan	March 7, 2019 2019-034947	July 31, 2020 6275313	July 31, 2030

Air-Speeder (Acquired)	Japan	March 7, 2019 2019-034945	August 7, 2020 6278071	August 7, 2030

Air-wing (Acquired)	Japan	March 7, 2019 2019-034946	August 7, 2020 6278072	August 7, 2030

Sky-wing (Acquired)	Japan	March 7, 2019 2019-034944	August 7, 2020 6278070	August 7, 2030

Speeder (Acquired)	Japan	March 8, 2020 2019-034948	August 7, 2020 6278073	August 7, 2030

Rendering Power Pool (Acquired)	Japan	March 11, 2019 2019-035729	February 27, 2020 6230219	February 27, 2030

Computing Power Pool (Acquired)	Japan	March 11, 2019 2019-035730	February 27, 2020 6230220	February 27, 2030

Name of trademark right (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration

Bullet Render (Acquired)	Japan	June 21, 2019 2019-087083	August 27, 2020 6284895	August 27, 2030

A.L.I. WORKS (Acquired)	Japan	October 1, 2019 2019-128057	October 23, 2020 6307727	October 23, 2030

XTurismo (Acquired)	Japan	September 10, 2019 2019-120097	November 11, 2020 6315082	November 11, 2030

XTURISMO (Acquired)	Japan	November 14, 2019 2019-144396	March 3, 2020 6232082	March 3, 2030

XTURISMO (Script Logo) (Acquired)	Japan	June 10, 2021 2021-072109	January 4, 2022 6494442	January 4, 2032

XTURISMO (Logo) (Acquired)	Japan	June 10, 2021 2021-072110	January 4, 2022 6494443	January 4, 2032

Owned Media (Pending)	Japan	November 15, 2019 2019-144976	—	—

List of Design Rights

Name of Design (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration

Air-Mobility (Pending)	China	October 29, 2021 202130709465.5	—	—

Air-Mobility (Pending)	United States	November 25, 2021 29/816653	—	—

Shared Computing System (Acquired)	Japan	June 4, 2018 2018-012216	May 10, 2019 1633188	May 10, 2023

Air-Mobility (Acquired)	Japan	October 3, 2018 2018-021740	April 19, 2019 1631716	April 19, 2023

Air-Mobility (Acquired)	Japan	August 28, 2019 2019-019010	April 28, 2020 1660004	April 28, 2023

Drone (Pending)	Japan	April 21, 2020 2020-008195	—	—

Drone (Acquired)	Japan	January 25, 2021 2021-001399	August 13, 2021 1693978	August 13, 2023

Air-Mobility (Acquired)	Japan	May 25, 2021 2021-011003	November 17, 2021 1701536	November 17, 2023

Air-Mobility (Acquired)	Japan	June 22, 2021 2021-013462	November 17, 2021 1701540	November 17, 2023

Air-Mobility (Acquired)	Japan	June 22, 2021 2021-013463	November 17, 2021 1701541	November 17, 2023

Name of Design (Acquired or Pending)	Country	Date of application Application Number	Date of registration Registration number	Expiration date of duration

Air-Mobility (Acquired)	Japan	June 22, 2021 2021-013464	November 17, 2021 1701578	November 17, 2023

Air-Mobility (Acquired)	Japan	June 22, 2021 2021-013465	November 17, 2021 1701542	November 17, 2023

Air-Mobility (Acquired)	Japan	June 22, 2021 2021-013466	November 17, 2021 1701543	November 17, 2023

Air-Mobility (Acquired)	Japan	June 22, 2021 2021-013467	November 17, 2021 1701544	November 17, 2023

Air-Mobility (Pending)	Japan	June 22, 2021 2021-013468	—	—

Air-Mobility (Acquired)	Japan	June 22, 2021 2021-013469	November 17, 2021 1701545	November 17, 2023

Air-Mobility (Pending)	Japan	June 22, 2021 2021-013470	—	—

Air-Mobility (Pending)	Japan	June 22, 2021 2021-013471	—	—

Air-Mobility (Acquired)	Japan	June 22, 2021 2021-013472	April 25, 2022 1714229	April 25, 2023

Air-Mobility (Acquired)	Japan	June 22, 2021 2021-013473	November 17, 2021 1701546	November 17, 2023

Air-Mobility (Acquired)	Japan	June 22, 2021 2021-013474	November 17, 2021 1701547	November 17, 2023

Air-Mobility (Acquired)	Japan	June 22, 2021 2021-013475	November 17, 2021 1701548	November 17, 2023

Air-Mobility (Acquired)	Japan	June 22, 2021 2021-013476	November 17, 2021 1701549	November 17, 2023

COVID-19

On March 11, 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The pandemic has resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions, and temporarily closing businesses. While the duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment actions, it has already had an adverse effect on the global economy and the lasting effects of the pandemic continue to be unknown. As of the date of this prospectus, the extent of the future impact of COVID-19 is still highly uncertain and cannot be predicted.

Recent Developments

Private Placement

During the period from January 2022 through July 2022, the Company’s subsidiary, A.L.I. Technologies Inc. issued 113,300 shares of common stock at a purchase price of $89.06 (JPY10,250) per share for an aggregate of $9,569,250.15 (JPY1,101,325,000) of proceeds to accredited investors in a private placement under Rule 506(b) of Regulation D and non-U.S. persons under Regulation S of the Securities Act.

Option Awards

On July 27, 2022, the Company issued stock options to certain directors of the Company which can be exercised for a total of 2,648,000 shares of the Company’s common stock in exchange for an aggregate of $132 with an exercise price of $0.00015 per share and a vesting period shall commence on the first business day following the occurrence of going public (the “Trigger Date”), and thereafter (i) one third of the option shall vest on the three months anniversary of the Trigger Date, (ii) one third of the option shall vest on the fifteen month anniversary of the Trigger Date; and (iii) the remaining one third of the option shall vest on the twenty seven month anniversary of the Trigger Date.

There have been no options awarded by the Company to date pursuant to our 2022 Equity Incentive Plan.

Exercise of stock acquisition rights

On June 29, 2022, 22 of stock acquisition rights were exercised to purchase 22 shares of A.L.I. Technologies Inc.’s common stock at $36.63 (JPY5,000) per share for an aggregate of $806 (JPY110,000).

On June 30, 2022, 15,000 of stock acquisition rights were exercised to purchase 15,000 shares of A.L.I. Technologies Inc.’s common stock at $24.37 (JPY 3,307) per share for an aggregate of $365,576 (JPY49,605,000).

On July 19, 2022, 3,500 of stock acquisition rights were exercised to purchase 3,500 shares of A.L.I. Technologies Inc.’s common stock at approximately $36.25 (JPY 5,000) per share for an aggregate of approximately $126,867 (JPY 17,500,000).

On July 27, 2022, 25,862 of stock acquisition rights were exercised to purchase 25,862 shares of A.L.I. Technologies Inc.’s common stock at approximately $36.41 (JPY 5,000) per share for an aggregate of approximately $941,738 (JPY 129,310,000).

On September 14, 2022, the Company decided to acquire all outstanding stock acquisition rights issued by A.L.I. Technologies Inc. without consideration and cancelled them.

Conversion of convertible debt to common stock

On March 1, 2022, convertible debt of approximately $7,573,779 (JPY 870,000,000) issued in December 2021 by A.L.I. Technologies Inc. were converted to 87,000 shares of A.L.I. Technologies Inc. common stock.

Conversion of preferred stock to common stock

On July 22, 2022, A.L.I. Technologies Inc. issued common stock in exchange for preferred stock at a ratio of one share of common stock to one share of preferred stock. A.L.I. Technologies Inc. issued aggregate of 462,055 shares of common stock to exchange for 81,527 shares of Type A preferred stock, 60,478 shares of Type B preferred stock, 20,000 shares of Type C preferred stock, 300,000 shares of Type D preferred stock.

Share exchange

On August 5, 2022, the Company executed a Share Exchange Agreement with all shareholders of A.L.I. Technologies Inc., a company that was incorporated in Japan in September 2016. Pursuant to the terms of the

Share Exchange Agreement, the Company issued 30,000,000 shares of its common shares to the shareholders of A.L.I. Technologies Inc. in exchange for 2,006,689 common shares issued by A.L.I. Technologies Inc., representing 100% of A.L.I. Technologies Inc.’s outstanding common shares. As a result, A.L.I. Technologies

Inc. becomes a wholly owned operating subsidiary of the Company.

Effects of Inflation

AERWINS has not been affected by inflationary pressure as our parts supply has been predominantly limited to within Japan. Japan, relative to other nations, has not experienced inflationary pressures and furthermore, our production number has been limited and the price point being high allows enough cushion if the procurement cost were to be affected in the future.

Employees

We have 93 employees as of September 21, 2022. Of these, 70 are full-time, contract, and short-time regular employees, and 23 are part-time, temporary, or other temporary employees. Since the Company operates in a single segment of the air mobility business, segment information is omitted. The average age of employees is 35.7 years old and the average length of service is 1.4 years. The average annual salary, including bonuses and substandard wages, is 6,508 thousand yen (approximately $41,863 USD). No labor union has been formed, but labor-management relations are amicable.

Our Japanese subsidiaries are covered by various employee social security systems organized by the government, including health insurance, unemployment insurance, pension insurance, and medical insurance, in accordance with the laws and regulations in Japan.

We typically enter into standard employment and confidentiality agreements with our key employees. In addition, we enter into confidentiality and non-compete agreements with senior management and intellectual property assignment agreements with core technical personnel.

Our success depends on our ability to attract, retain and motivate qualified employees that share our values and vision. We believe that we maintain a good working relationship with our employees. As of the date of this prospectus, we have no material labor disputes and we believe that we maintain a good working relationship with our employees.

Facilities

Our headquarters is located at Shiba Koen Annex 6 f, 1-8, Shiba Koen 3-chome, Minato-ku, Tokyo, Japan 105-0011, where we lease and occupy our office space with an aggregate floor area of approximately 340 square meters from unrelated third parties under operating lease agreements. Our manufacturing and shipping facility is located at 1-2-11 Fukamidai, Yamato-shi, Kanagawa. Our testing facilities is located at 72 Misawa, Minobu-cho, Minami Koma-gun, Yamanashi.

As of the date of this prospectus, we do not currently own any of our facilities. The following table shows the location of our primary leased facilities, the name of the entity leasing the building, the annual rent, approximate square footage, primary use, and lease expiration date.

We believe that our existing facilities are generally adequate to meet our current needs, but we expect to seek additional space as needed to accommodate our future growth. There are no major facilities currently inactive. Annual rent below does not include consumption tax.

Name of Firm (Location)	Name of company lending	Primary Use	Annual rent (Thousands of yen and US dollars)	Approximate Size in Square Meters	Lease Expiration Date
Head Office
(Shibakoen, Minato-ku, Tokyo)	Mori Trust Co.	Head office	16,694 yen (approximately $115.36 USD)	340.64	March 31, 2023

Name of Firm (Location)	Name of company lending	Primary Use	Annual rent (Thousands of yen and US dollars)	Approximate Size in Square Meters	Lease Expiration Date
Noda Firm
(Noda City, Chiba Prefecture)	Amenix Co.	Data Center	8,040 yen (approximately $55.56 USD)	1,001.00	December 13, 2024
Hiratsuka Firm
(Hiratsuka City, Kanagawa Prefecture)	Mitsuwa Chemical Co.	Data Center	3,360 yen (approximately $23.21 USD)	195.96	August 31, 2023
Kawaguchi Firm
(Kawaguchi City, Saitama Prefecture)	Shioka Kiko Co.	Data Center	2,880 yen	166.16	August 10, 2025
Yamato Technology Center			(approximately $19.90 USD)
(Yamato City, Kanagawa Prefecture)	Omiya Warehouse Co.	R&D & Experimentation; Manufacturing; Shipping	22,418 yen (approximately $154.90 USD)	1,273.03	October 31, 2025
Minobu Testing Center
(Minobu City, Yamanashi Prefecture)	Minobu City	Testing Center	1,850 yen (approximately $12.78 USD)	3,720	April 30, 2025

Insurance

We maintain various types of insurance, employer’s liability insurance, to protect assets in the event of any accident that might cause significant losses. We also purchase insurance policies that are either legally compulsory or required by our customers. For example, we maintain third-party liability insurance for unmanned AMVs. We have civil liability insurance with coverage and conditions that our management considers appropriate. For example, we maintain product liability insurance, which covers bodily injury or property damage caused by defects in our products. We believe that our insurance coverage is adequate to cover our key assets, facilities and liabilities.

Legal Proceedings

From time to time, we may be involved in disputes and legal or administrative proceedings in the ordinary course of our business, including actions with respect to breach of contract, labor and employment claims, copyright, trademark, patent infringement, bankruptcy and other matters. We are not a party to any material ongoing legal or administrative proceedings.

Corporate History and Structure

Overview

We were incorporated in the State of Delaware on June 9, 2022. We conduct business activities principally through our 100%-owned subsidiary, A. L. I. Technologies Inc., a Japanese corporation (“A. L. I. Technologies”), which was established in Japan in September 2016.

Share Exchange Agreement

On August 5, 2022, pursuant to the terms of a share exchange agreement among the Company, A. L. I. Technologies, the shareholders of A. L. I. Technologies and Shuhei Komatsu, as the representative of the shareholders of A. L. I. Technologies, we issued 30,000,000 shares of our common stock to the shareholders of A. L. I. Technologies in exchange for 2,006,689 shares A. L. I. Technologies’ common stock, representing 100% of the issued and outstanding capital stock of A. L. I. Technologies. As a result of this transaction, A. L. I. Technologies became our 100%-owned subsidiary and the former shareholders of A. L. I. Technologies became the owners of 100% of our outstanding common stock as of August 5, 2022.

Historical Common Equity Transactions

On June 15, 2022, we issued five (5) shares of common stock to Shuhei Komatsu, Chief Executive Officer of the Company, for $1.00 per share for a total subscription of $5.00.

On August 5, 2022, pursuant to the terms of a share exchange agreement among the Company, A. L. I. Technologies, the shareholders of A. L. I. Technologies and Shuhei Komatsu, as the representative of the shareholders of A. L. I. Technologies, we issued 30,000,000 shares of our common stock to the shareholders of A. L. I. Technologies in exchange for 2,006,689 shares A. L. I. Technologies’ common stock, representing 100% of the issued and outstanding capital stock of A. L. I. Technologies.

During the period from January 2022 through July 2022, the Company’s subsidiary, A.L.I. Technologies Inc. issued 113,300 shares of common stock at a purchase price of $89.06 (JPY10,250) per share for an aggregate of $9,569,250.15 (JPY1,101,325,000) of proceeds to accredited investors in a private placement under Rule 506(b) of Regulation D and non-U.S. persons under Regulation S of the Securities Act.

The above issuances/sales were made pursuant to an exemption from registration as set forth in Regulation S under the Securities Act or Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act.

Corporate Structure

The following chart depicts our organization structure before and after the Business Combination.

Please note that after December 31, 2021, A.L.I. Technologies had no subsidiary and instead holds an investment in ASC TECH Agent Co. to which the Company applies the equity method.

Government Regulation

Our business is subject to regulation by various federal, state, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety, environmental laws, consumer protection laws, anti-bribery laws, import/export controls, federal securities laws and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than those in the United States. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions.

We operate in a new and rapidly evolving industry, which is subject to extensive legal and regulatory requirements. As described below, in the jurisdictions relevant to us, the use and delivery of our AMVs are, and in the near future are expected to continue to be, subject to an uncertain or lengthy approval process. We are unable to estimate the average length of time required to obtain the applicable regulatory approvals due to the nascent nature of AMV-related regulations and the lack of relevant precedents. For example, we are not aware of any operator having been granted all required approvals for the operation of AMVs in Japan, the United States or elsewhere. We cannot predict when these regulations will change, and any new regulations may impose onerous requirements and restrictions.

As we sell our AMV products internationally, we face challenges in quickly and sufficiently familiarizing ourselves with foreign regulatory environments and policy frameworks. If any new regulation is put in place, or a different interpretation of existing regulation is adopted, our ability to manufacture, market, sell or operate our AMVs or to advertise or deliver air mobility solutions in general may be limited or otherwise affected. Failure to comply with applicable regulations or to obtain, maintain or renew the necessary permits, licenses, registrations or certificates could cause delays in, or prevent us from, manufacturing, marketing, selling and operating our AMVs products, meeting product demand and expectations, introducing new products or expanding our service coverage, and could materially and adversely affect our operation results. If we are found to be in violation of applicable laws or regulations, we could be subject to administrative punishment, including fines, injunctions, recalls or asset seizures, as well as potential criminal sanctions, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Sales of our AMVs must comply with applicable standards in the market where they are sold, including standards on design, manufacturing and operation. In Japan, for example, certain components of our AMVs must pass various tests and meet criteria specified in Product safety guideline issued by the Ministry of Economy, Trade and Industry in Japan. We have met the applicable requirements in the guideline and obtained approval of export with Certificate of Non-applicability. Currently, there are 193 members or contracting states in the International Civil Aviation Organization (“ICAO”), which is governed by the ICAO Council, which is composed of 36 member states including the United States. Pursuant to ICAO policy we believe that our product will not be considered an aircraft in the United States. However, the future commercial use of our product in the United States may be restricted by various regulations at the federal and state levels, as well as private regulations, such as the prohibition of private mobility near airports, which may prevent the use of our product. Future changes in laws and regulations may also make it impossible to use our product in the ways that are currently planned. Although the United States is a member of the ICAO Council, in the United States, the FAA oversees the safety of aircraft operations in the national airspace system and has the authority to grant airworthiness certificates and related exemptions to unmanned aircraft systems. If we fail to have our AMVs satisfy applicable aerial vehicle standards in any jurisdiction where we operate, our business and operating results would be adversely affected. To achieve a high level of safety assurance, we have also established our own AMV safety standards. While we are committed to producing safe and high-quality products, there can be no assurance that our safety technology will be effective in preventing incidents related to product safety, such as accidents involving our AMVs. Failure to ensure the safe operation of our AMVs will affect our reputation and the sales of our AMVs, which will ultimately adversely affect our business operation and financial results.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct our business or sell our products, including the Japanese anti-corruption laws and regulations, the U.S. Foreign Corrupt Practices Act, or the FCPA, the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act 2010 also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. The Japanese anti-corruption laws and regulations prohibit bribery to government agencies, state or government owned or controlled enterprises or entities, to government officials or officials that work for state or government owned enterprises or entities, as well as bribery to non-government entities or individuals. There is uncertainty in connection with the implementation of Japanese anti-corruption laws. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation.

We have direct or indirect interactions with officials and employees of government agencies and state-owned affiliated entities in the ordinary course of business. We have also entered into joint ventures and/or other business partnerships with government agencies and state-owned or affiliated entities. These interactions subject us to an increased level of compliance-related concerns. We are in the process of implementing policies and procedures designed to ensure compliance by us and our directors, officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations. However, our policies and procedures may not be sufficient, and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our shares.

Japan Regulation

Our air mobility business includes the manned air mobility domain, the unmanned air mobility domain, the computing power sharing domain, and the human resource technology domain. An overview of the laws, regulations, administrative guidance, and supervisory authorities related to each of these domains is provided below. We are promoting our business in compliance with these relevant laws and regulations. At present, there are no matters that have been pointed out or guidance given by the supervisory authorities.

Manned Air Mobility Domain

Related Laws and Regulations	Business-related Content	Supervising Government Agency	Qualified Persons
Civil Aeronautics Law	The purpose of this Act is to promote the development of aviation and to promote the public welfare by providing for safe navigation of aircraft and methods to prevent obstructions arising from the navigation of aircraft, and by ensuring the proper and reasonable operation of business conducted by operating aircraft, in accordance with the provisions of the Convention on	Ministry of Land, Infrastructure, Transport and Tourism	N/A

Related Laws and Regulations	Business-related Content	Supervising Government Agency	Qualified Persons

International Civil Aviation and the standards, systems and procedures adopted as annexes thereto, and by securing the safety of transportation. The purpose of the Act is to promote the development of aviation and the public welfare by providing for the safety of aircraft navigation and methods for preventing obstructions caused by the navigation of aircraft, and by ensuring the proper and reasonable operation of businesses operating aircraft, and by promoting the convenience of users.

We recognize that hoverbikes are not considered aircraft under the Civil Aeronautics Law because their levitation performance is within the range of the ground effect. In the event that the same applies overseas, we will check with the relevant authorities in each country at the time of sale and proceed with our business in compliance with laws and regulations.

Road Traffic Law

The purpose of this law is to prevent hazards on roads, to ensure the safety and smoothness of other traffic, and to contribute to the prevention of obstacles caused by traffic on roads.

As a mobility vehicle that travels near the ground, it is expected to be subject to the Road Traffic Law when used on a road (public road) under the Road Traffic Law, in which case it will be subject to regulations under the Law.

		National Police Agency	N/A

Unmanned Air Mobility Domain

Related Laws and Regulations	Business-related Content	Supervising Government Agency	Qualified Persons
Civil Aeronautics Law	The purpose of this Act is to promote the development of aviation and to promote the public welfare by providing for safe navigation of aircraft and methods to prevent obstructions arising from the navigation of aircraft, and by ensuring the proper and reasonable operation of business conducted by operating aircraft, in conformity with the provisions of the Convention on International Civil Aviation and the standards, systems and procedures adopted as annexes thereto, and by securing the safety of transportation. The purpose of the Civil Aeronautics Law is to promote the development of aviation and the public welfare by providing for the safety of aircraft navigation and methods for preventing obstructions caused by aircraft navigation, and by ensuring the proper and reasonable operation of businesses that operate aircraft, and by promoting the convenience of its users.	Ministry of Land, Infrastructure, Transport and Tourism	N/A

Related Laws and Regulations	Business-related Content	Supervising Government Agency	Qualified Persons

With respect to the Civil Aeronautics Law, which regulates drone flights, we have obtained permission and approval under the Law when we fly drones in the Saiji area, which is a no-fly zone for drones, and when we fly drones without following the prescribed procedures.

Law Concerning the Prohibition of Flying by Small Unmanned Aircraft and Other Means

The purpose of this law is to prohibit small unmanned aircraft, etc. from flying over the National Diet Building, the Prime Minister’s Official Residence and other important national facilities, foreign diplomatic missions, defense-related facilities, airports, and areas surrounding nuclear power plants, thereby preventing danger to these important facilities and contributing to the maintenance of the central functions of the national government, good international relations, the infrastructure for the defense of Japan, and the infrastructure for national life and economic activities. The purpose of this prohibition is to prevent danger to these important facilities and thereby contribute to the maintenance of the central functions of the national government, good international relations, the foundation for the defense of Japan, and the infrastructure of the people’s lives and economic activities, as well as to public safety.

The law prohibits the flight of small unmanned aircraft, etc. over important national facilities, etc. and the surrounding area of approximately 300 meters. When we fly our drones, we are committed to flying in compliance with this law.

		National Police Agency	N/A

Radio Law	The purpose of this law is to promote the public welfare by ensuring the fair and efficient use of radio waves. Depending on the radio band used for drones, qualifications and the opening of radio stations, etc., based on this law may be required. At present, this is not a requirement, but if it becomes necessary in the future, we will promote our business in compliance with the Act.	Ministry of Internal Affairs and Communications

Land Special Radio Engineer (Level 3 or above)

There is no particular requirement for the number of applicants at each location.

Amateur Radio Technician (Level 4 and above)

There is no special requirement for the number of

Related Laws and Regulations	Business-related Content	Supervising Government Agency	Qualified Persons
applicants at each location.

Prefectural and Municipal Ordinances	In addition to the above, some local ordinances may impose descriptions by local governments in some areas.	Each local government	N/A

There are no significant laws and regulations in the computing power sharing domain. In addition, there are no matters other than legal regulations or administrative guidance that have a significant impact on the industry that should be noted.

UAE Regulation

In the United Arab Emirates (the “UAE”), UAE Federal Laws establish the General Civil Aviation Authority (the “GCAA”) which is the authority that governs all civil aviation activities in the UAE. The GCAA has implemented the CAR-UAM to specify the requirements to be met for civil aviation activities in the UAE as well as the grant of an Urban Air Mobility (“UAM”) operator certificate and for the continued validity of such certificate. The CAR-UAM regulations apply to aircraft with a pilot on board as well as remotely piloted aircraft. The CAR-UAM represent the minimum requirements designed to achieve an acceptable level of safety and security for urban air mobility activities in the UAE.

Under the CAR-UAM, there are three levels of compliance (i) implemented rules (“IR”) which are binding and used to specify a high and uniform level of safety and uniform conformity and compliance (ii) acceptable means of compliance (“AMC”) which serve as guidance by which the requirements contained in the IR can be met and (iii) guidance material (“GM”) which are non-binding explanatory and interpretation materials on how to achieve the requirements contained in the IRs and the AMCs. Additionally, under the CAR-UAM there are alternative means of compliance (“AMOC”) to the AMC’s and may be used by an organization to establish compliance with the CAR-UAM. In order to do so however, an organization would have to first provide the GCAA with a full description of its proposed AMOC which must include any relevant manuals and procedures and an assessment demonstrating compliance with the CAR-UAM. AMOCs can only be implemented if approved in advance by the GCAA. The CAR-UAM also provides that the International Civil Aviation Organization (“ICAO”) protocols and agreements pertaining to civil aviation and its protection, of which the UAE is a party, will only be considered complementary to the provisions of the CAR-UAM in as much as they do not contradict its provisions.

Under the IR’s an urban air mobility operation includes: (i) flights operating primarily in close proximity of populated urban areas, for the carriage by air of passengers, freight or mail, or any combination thereof for remuneration and (ii) where the aircraft used is an Urban Air Mobility Vehicle (“UAMV”), which may be operated with a pilot on-board, remotely piloted or with various degrees of autonomy. Under the CAR-UAM, no organization or person is permitted to conduct any urban air mobility operations in the UAE unless approved by the GCAA under the CAR-UAM. In order to obtain an Urban Air Mobility Operator Certificate or an amendment to an existing certificate, an applicant must demonstrate compliance with the CAR-UAM to the satisfaction of the GCAA. In order to obtain the certificate, an organization must also show to the GCAA that the granting of such a certificate is not contrary to the interests of aviation safety. The application must be submitted through the GCAA E-Service system, and must include the following documentation:

•	Operator’s operations manual;

•	GCAA security clearance;

•	Safety management system manual;

•	Quality management system manual;

•	Training manuals;

•	Operations manual; and

•	Any other documentation as requested by the GCAA.

There are also associated fees that are required to be paid in connection with the application. If a certificate is issued, it will remain valid so long as the applicant remains in compliance with the CAR-UAM and the certificate has not been surrendered to the GCAA or suspended or revoked by the GCAA.

In order to maintain compliance under the CAR-UAM, an organization is required to grant access at any time to the GCAA to any facility, aircraft, document, record, data, procedures and any other relevant materials and must facilitate both planned and unplanned inspections and audits by the GCAA. If after any inspection, the GCAA provides a notice of non-compliance to any organization, the organization must identify the root cause of the non-compliance, define a corrective and preventative action plan acceptable to the GCAA and demonstrate the corrective action implantation to the satisfaction of the GCAA within the time period established by the GCAA. The GCAA may impose restrictions, suspend, limit or revoke a certificate if an operator cannot demonstrate its capability to implement and maintain the appropriate safety standards. Under the CAR-UAM, an operator is also required to report to the GCAA any accident, serious incident and any other occurrence as required by Safety Incident Reporting guidance available on the GCAA website. In the event of an accident or serious incident, an organization must secure all flight data and evidence relevant to the incident aircraft and provide support to the GCAA investigation.

Under the CAR-UAM, an operator is required to establish, implement and maintain a management system that includes the following:

•	Clearly defined lines of responsibility and accountability throughout the operator, including a direct safety accountability of the accountable manager;

•	A description of the overall philosophies and principles of the operators with regard to safety referred to as a safety policy;

•

The identification of aviation safety hazards entailed by the activities of the operator, their evaluation and the management of associated risks, including taking actions to mitigate risks and verify the effectiveness of the mitigating actions;

•	Maintaining personnel trained and competent to perform their assigned tasks;

•	Documentation of all management system key processes, including a process of making personnel aware of their responsibilities and procedures for amending this documentation;

•

A function to monitor compliance of the operator with the relevant requirements of the CAR-UAM, this monitoring must include a feedback system of findings to the accountable manager to ensure effective implementation of corrective actions as necessary; and

•	Any additional requirements imposed by the GCAA.

The management system must correspond to the size of the operators and the nature and complexity of its activities, taking into account the hazards and associated risks inherent in these activities. The organization must also appoint an accountable manager who has the authority to oversee all activities and to ensure that they can be financed and carried out in accordance with the CAR-UAM. An operator is also required to have a sufficient number of qualified personnel for its operators and has to maintain records of this as well as document the training, experience and qualifications of its personnel. An organization must also establish, implement and maintain a safety management system to ensure that the security of their facilities and personnel so as to prevent unlawful interference with the provisions of their services and that the security of operational data that they receive or produce is only accessible to authorized persons.

Pursuant to the CAR-UAM, an operator must maintain facilities allowing for the performance and management of all planned tasks and activities. Additionally, under the CAR-UAM, an operator must have in place insurance coverage to cover any liabilities related to their operations, as well as insurance covering occupants and third-party liability. Pursuant to the CAR-UAM, an operator must maintain a system of record keeping that allows for adequate storage and reliable traceability of all activities developed in a format that is acceptable to the GCAA. The records must be stored in a manner that ensures protection from damage, alteration and theft. Additionally, the organization must maintain all flight records including the date and commencement of the time of the flight, the departure and arrival destinations and landing sites, the flight duration, flight paths and altitudes as well as any instructions received from the GCAA command center. The CAR-UAM also requires that an operator keep certain documents on board for each flight, such as the certificate issued by the CAR-UAM. Additionally, pursuant to the CAR-UAM, a UAMV must be deemed to have met “airworthiness” by the GCAA before it can be operated which requires the prior inspection of the UAMV by the GCAA. Further, an operator must meet the maintenance requirements of the CAR-UAM as established by the GCAA. An operator must also comply with all air traffic services requirements, clearances and instructions of the CAR-UAM.

U.S. Regulation

The Federal Aviation Administration, or the FAA, one of several modal organizations within the Department of Transportation, or the DOT, is the regulatory agency in the United States with authority to oversee the safety of aircraft operations in the national airspace system of the United States, or the NAS. By statute, the Congress of the United States, or the US Congress, has vested the FAA with authority to regulate airspace use, management and efficiency, air traffic control, safety, navigational facilities, and aircraft. By contrast, the DOT retains regulatory control over all economic authority granted to commercial operations of aircraft (including for goods or passenger transportation for hire) within the United States. Thus, in addition to any FAA approvals and authorization required for operation of aircraft within the NAS, each aircraft operator conducting commercial operations must also be issued and hold economic authority (or an exemption) from the DOT. Unmanned aircraft systems, or UAS, are considered a category of aircraft for purposes of regulation by the FAA and the DOT. Our AAVs are classified as UAS and their operations are therefore subject to the approval by both the FAA and the DOT.

Note that the description of the regulation of UAS in the United States as provided herein reflects the regulatory landscape with respect to the approval of UAS and UAS operations current as of the date of this document. FAA’s authority, processes and methodologies for the evaluation of UAS operations in the NAS continues to rapidly evolve, and the regulation and processes described herein are subject to change.

FAA Regulation of UAS

With respect to UAS operations in the NAS, the FAA currently has the authority to promulgate and enforce restrictions regarding (i) the types of flights that may be conducted; (ii) the equipment that may be used to conduct those flights; and (iii) the training required. The regulatory framework applicable to a particular UAS operation is determined by whether (a) the UAS is used by a government agency, for commercial purposes, or as a model aircraft; and (b) whether at takeoff the UAS (including any attachments) weighs less than 55 pounds (Small UAS), or equal to or more than 55 pounds (Large UAS). Importantly, FAA currently considers AAVs to be UAS — the remote pilot requirement for UAS can be satisfied by a person who supervises an autonomous operation but who does not physically guide the aircraft. Our passenger-grade AAVs are classified as Large UAS.

Small UAS

Small UAS can be operated for commercial purposes under the recently enacted Part 107 of Title 14 of the Code of Federal Regulations, or Part 107. Importantly, Part 107 explicitly does not permit “air carrier operations,” meaning generally the transport of property over state borders (i.e. interstate operations). However, under Part 107, property can be transported within state borders. UAS operations under Part 107 are subject to a number of operational limitations, including, for example, that the UAS: (i) must remain within the visual line of sight of either the pilot in command or a visual observer, if any; (ii) may not be operated over persons not involved in the UAS operation; (iii) may not be operated at night, and (iv) not be operated within certain restricted airspace (e.g. airspace in close proximity to airports, public stadiums, national parks, etc.). However, §107.200 of Part 107 provides for a mechanism whereby a potential UAS operator can apply to the FAA for a waiver of some of the restrictions described in Part 107, including the restrictions listed in this paragraph. While exemptions to certain restrictions and limitation under Part 107 may be applied for and granted by FAA, Part 107 expressly provides that the beyond visual line of sight restriction cannot be waived if the purpose of the authorized operation is to transport goods.

It should also be noted that certain other restrictions do apply, and the FAA will not waive these restrictions. For example, the UAS must be operated by a pilot holding a remote pilot airman certificate. This certificate can be obtained by demonstrating aeronautical knowledge by either (i) passing an initial aeronautical knowledge test; or (ii) holding a Part 61 pilot certificate, completing a flight review once every 24 months, and completing a UAS training course. Pilots must also be at least 16 years of age and vetted by the United States Transportation Security Administration.

The FAA has also been directed by the US Congress, and is actively engaged in the rulemaking process required, to revise Part 107 to expand the scope of permissible commercial operations by Small UAS without the need to apply to the FAA for a waiver under §107.200. See “—Recent and Pending Federal Legislation and Regulation” below.

Large UAS

Large UAS can be operated in the NAS for testing purposes by obtaining authority from FAA pursuant to a special airworthiness certificate in the experimental category, or an SAC. The specific requirements and process for obtaining an SAC are described in FAA Order 8130.34D – Airworthiness Certification of Unmanned Aircraft Systems and Optionally Piloted Aircraft. If the FAA determines the proposed operation does not present an unreasonable safety risk, the FAA will issue an SAC with operating limitations applicable to the particular UAS or the proposed operation, as applicable. With respect to operational authority, it is important to note that the FAA will only grant an SAC for the purposes of research and development (R&D), showing compliance with regulations, crew training, exhibition, and/or market survey. Carrying persons or property for compensation or hire is prohibited. Thus, an SAC might be beneficial for the purposes of obtaining authority to test proposed operational concepts, but would not ultimately authorize the carriage of packages or persons for compensation.

By contrast, Large UAS can be operated in the NAS for commercial purposes by obtaining two types of authority addressed below.

First, a manufacturer must obtain a type certificate (and ultimately a production certificate and airworthiness certificate) from the FAA pursuant to 14 CRF Part 21 with respect to the UAS.

Alternatively, if the FAA will consent, the operator may obtain an exemption to all type certification and airworthiness requirements pursuant to an exemption granted under the Special Authority for Certain Unmanned Systems located in 49 U.S.C. § 44807, or a Section 44807 Exemption. By way of background, the Section 44807 Exemption grants the FAA the authority to use a risk-based approach to determine whether a UAS can operate safely in the NAS with respect to a specific proposed operation without complying with those certain airworthiness and operational requirements for which the Section 44807 Exemption is sought. As recently as December 2018, the FAA strongly encourages allowing 90 days for processing of applicable waivers and exemptions. It should also be noted here that the FAA will only grant Section 44807 exemptions for UAS under the operational control of the petitioner (person or organization). Exemptions to operate a UAS will not be granted to a UAS manufacturer unless the manufacturer intends to maintain operational control of the UAS. To receive this type of exemption, the operator must demonstrate that the applicable aircraft can be safely operated in the NAS.

Second, an operator must obtain FAA approval for a specific proposed operation, such as the provision of urban air mobility services. In general, the FAA will issue such approval in the form of a Section 44807 Exemption. To obtain a Section 44807 Exemption, an applicant must submit a description of the precise scope of operations to be conducted, the UAS the applicable petitioner intends to use, the flight and communication procedures that will be used, the safety procedures that will be implemented, and training for all personnel involved in the UAS operations.

Lastly, in addition to the authority obtained pursuant to either an SAC or a Section 44807 Exemption, petitioners pursuing authority to either test a UAS or operate a UAS commercially must also obtain authority from the FAA to conduct operations in specific airspace within the NAS. All petitioners who are granted either a SAC or a Section 44807 Exemption by the FAA also simultaneously receive a Blanket Certificate of Authorization, or the Blanket COA. This Blanket COA gives an operator the authority to operate Small UAS under daytime Visual Flight Rule conditions at specific altitudes (such as below 400 feet) and outside of certain distances from airports and heliports. Blanket COAs are valid for a set period of time, typically two years. Operators holding either a SAC or a Section 44807 Exemption, and seeking to conduct operations which have been approved by the FAA, but which are in airspace that is outside of the limited scope permitted by the Blanket COA, such as operations above 400 feet, by Large UAS or within close proximity to an airport or other controlled or restricted airspace, will need to apply to the FAA for a Standard Certificate of Authorization, or the Standard COA. The provision of air mobility solutions does not fall within the permitted scope of the Blanket COA and will require a Standard COA alongside an SAC or a Section 44807 Exemption, as applicable.

The process and requirements for submitting a petition to the FAA in order to obtain a Standard COA are set forth in FAA Joint Order 7200.23A: Unmanned Aircraft Systems (UAS) Operations in the National Airspace System (NAS), or the Joint Order. According to the Joint Order, electronic applications should be submitted at least 60 business days before the proposed start of UAS operations requiring a Standard COA. The proponent must submit an application for a Standard COA using the online application system. Waiver processing times will vary depending on the complexity of the request. The Standard COA will typically describe the airspace and geographic location in which the proposed operations are permitted, as well as the duration of its effectiveness, which is commonly two years.

Registration

Both Small UAS and Large UAS operating in the NAS must be registered with the FAA. Operators of UAS conducting flights under Part 107 can register their UAS through the FAA’s “FAADroneZone” website. Operators of Large UAS can register their UAS by filing FAA Form 8050-1 with the FAA.

Airspace Considerations

Within the NAS, the FAA has created two categories of airspace: regulatory and non-regulatory, and each category can be further classified into four types: controlled, uncontrolled, special use, and other airspace. The categories and types of airspace are dictated by the complexity or density of aircraft movements, nature of the operations conducted within the airspace, the level of safety required, and national and public interest. The permissibility of UAS operations and the regulations that apply vary with respect to each category and type of airspace.

UAS Traffic Management

The FAA, the National Aeronautics and Space Administration, or NASA, and other federal partner agencies are collaborating on two related efforts to create and fully implement a framework to manage UAS operations in the NAS. First, the FAA and NASA are developing the Unmanned Aircraft System Traffic Management, which is a “traffic management” ecosystem for UAS operations that is separate from, but complementary to, the FAA’s Air Traffic Management system. Research and testing will identify airspace operations requirements to enable safe visual and beyond visual line-of-sight UAS flights in low-altitude airspace.

As part of this effort, the FAA has developed an internet-based platform known as the Low Altitude Authorization and Notification Capability, or the LAANC. The purpose of the LAANC platform is to automate and thus expedite the process for UAS operators to both notify the FAA of flights within five miles of an airport and submit requests to obtain FAA authorization to fly in restricted classes of airspace. This platform, which is already partially implemented, will ultimately enable the FAA to more rapidly issue requested authorizations and waivers.

UAS Test Sites

In response to direction from the US Congress in the FAA Modernization and Reform Act of 2012, the FAA ultimately selected seven applicants to establish Test Sites to support UAS integration into the NAS. While they are not the mandatory experimental sites for UAS commercial operators, the Test Sites provide an avenue and a venue to conduct more advanced UAS research and test operational concepts. Data and other information related to the operation of UAS generated by the Test Sites will ultimately enable the FAA to develop regulations and operational procedures for future commercial and civil use of the NAS.

Each Test Site has established relationships with the FAA and an existing facility or location that can host the testing of proposed UAS operations. Each Test Site has established credibility with the FAA and may prove helpful in facilitating and expediting the FAA’s validation and evaluation of any data produced during testing.

UAS Integration Pilot Program

The DOT first announced the creation of the UAS Integration Pilot Program (IPP) in October 2017 consistent with a Presidential Memorandum directing the DOT to create the program. The IPP objectives include accelerating the safe integration of low altitude operations of UAS into the NAS by testing and validating new concepts with respect to beyond visual line of sight operations in a controlled environment, focusing on detect and avoid technologies, command and control links, navigation, weather and human factors. In particular, the DOT has explained that the FAA will use the data provided by the IPP “to advance the overall state of the industry, including the development of enabling regulations that will increase other types of routine UAS operations, such as: (1) beyond line-of-sight flights; (2) operations over people; and (3) package delivery. Consistent with this direction, the FAA has indicated that it will rely on the IPP to provide data and insight on expanded UAS operations that will help the agency continue its regulatory agenda to allow expanded operations through incremental rulemakings.

DOT Regulatory Overview

In order to engage directly or indirectly in air transportation, and in addition to the FAA authority described above, each UAS operator is required to hold economic authority granted by the DOT, either in the form of a “certificate of public convenience and necessity” or in the form of an exemption from the certificate requirement. Air transportation includes transportation of property by aircraft for compensation across state boundaries.

In May 2018, the DOT announced procedures to streamline the grant of economic authority to UAS operators proposing to deliver “goods” as an “air taxi.” Under these simplified procedures, UAS operators seeking goods delivery authority must: (1) be a U.S. citizen; (2) maintain liability insurance as required by FAA rules; and (3) register with the DOT. As of the date of this prospectus, the DOT has not pronounced any guidance regarding UAS-based passenger transportation for compensation.

Federal Communications Commission (FCC)

The FCC governs and regulates radio frequency spectrum. Both the ground-based control transmitter and the airborne video transmitter of UAS come under FCC regulation. Any petition for exemption submitted to the FAA must also describe the radio frequency spectrum used for control of the UAS and associated equipment that is part of the UAS, such as sensors, cameras, and whether it complies with FCC or other appropriate government oversight agency requirements. Thus, before submitting any petition to the FAA, an applicant should ensure that its UAS use certified radio frequencies in the proper strength as specified by the FCC. Furthermore, the security of the communication links between the ground station and the AAV shall be ensured so that unauthorized persons are prevented from gaining control of the AAVs.

State/Local Law

Though the FAA establishes the applicable rules and regulations with respect to the operation of UAS in the NAS, operators must still comply with state and local laws regarding privacy and public safety. As an example of the type of law that must be followed, in June 2018 the Colorado legislature passed, and the governor signed, HB18-1314 prohibiting a UAS operator from “knowingly” obstructing a peace officer, firefighter, or emergency medical services provider in the performance of their duties. Other state and local entities may try to regulate takeoff and landing areas, noise abatement and other aspects of operating UAS within their jurisdictions. Many of these state and local laws or regulations may however be in conflict with the federal laws and regulations which govern all operations of aircraft (and therefore UAS) in the NAS, and, therefore may be unenforceable in whole or in part.

Recent and Pending Federal Legislation and Regulation

The FAA has continued to develop regulations to expand the scope of permitted UAS operations in the NAS. The FAA has made public two draft documents according to the announcement by U.S. Secretary of Transportation Elaine L. Chao on January 15, 2019, which were published in the Federal Register on February 13, 2019. The first of these documents is a draft notice of a proposed rulemaking that would significantly expand the scope of permitted commercial UAS operations under Part 107 by allowing operations at night and over people without first obtaining a waiver from the FAA. In the second, the FAA published an Advance Notice of Proposed Rulemaking on the “Safe and Secure Operations of Small Unmanned Aircraft Systems.” Additionally, the 2018 Act specifically required the FAA to release new regulations authorizing for-profit package delivery by Small UAS on or before October 4, 2019, but the FAA has yet to promulgate such regulations as of the date of this prospectus. The 2018 Act also provided that while the new rules are pending, UAS operators may avail themselves of existing processes to obtain authority for the delivery of goods, which presumably includes the air taxi exemption process, as described above, that the DOT is currently using for UAS. Finally, please note that the FAA has recently announced that its remote identification rulemaking for UAS, originally scheduled for publication in July 2019, will now be published in December 2019.

In 2018, H.R. 7395 attempted to facilitate the delivery of medical supplies by UAS for the purposes of improving medical care for rural populations and for patients in need of immediate attention. Although this bill did not ultimately become law in 2018, it is possible that similar legislation may be introduced in the future.

Import of AAVs into the United States

In general, the importation of our AAVs into the United States should comply with the normal importation and customs procedures, while some unique aspect of the AAVs may require additional analysis and/or licenses, such as the AAVs containing banned or otherwise restricted materials or technology or constituting a product that could be considered as munitions, etc.

European Regulation

European Union Regulation Related to UAS

The main regulation of the European Union, or the EU, in the field of aviation is Regulation (EU) 2018/1139, which is generally referred to as the Basic Regulation by the European Union Aviation Safety

Agency, or EASA. It was adopted by the European Parliament and the European Council on July 4, 2018 and entered into force on September 11, 2018. It repealed and replaced the previous Basic Regulation, Regulation (EC) No 216/2008.

Under the previous Basic Regulation, civil UAS with an operating mass of no more than 150 kg were regulated by each EU member state. On December 22, 2017, the member states endorsed an agreement reached with the European Parliament for the revision of the previous Basic Regulation, extending the competence of the EU to all UAS, except those used for state operations, such as military, customs, police and firefighting, and defining the essential requirements to ensure the safety of UAS. The agreement led to the adoption of the current Basic Regulation. The current Basic Regulation includes a new mandate for EASA in the domain of UAS and urban air mobility. It enables EASA to prepare rules for all sizes of civil UAS and harmonize standards for the commercial market across Europe.

Pursuant to the Basic Regulation, the European Commission published a delegated act, Regulation (EU) 2019/945, and an implementing act, Regulation (EU) 2019/947, on June 11, 2019. These regulations aim to protect the safety and privacy of EU citizens while enabling the free circulation of UAS and a level playing field within the EU. They include technical as well as operational requirements for UAS. Both regulations entered into force on July 1, 2019, although Regulation (EU) 2019/947 will not become applicable until July 1, 2020 to give member states and operators time to prepare for and implement it.

With the recent regulations described above, the EU has established a regulatory framework that divides UAS operations into three categories according to the level of risks involved: “open,” “specific,” and “certified.”

The “Open” Category

Operations in the “open” category are those considered to impose low safety risks. To be classified in the “open” category, operations must meet certain technical requirements, including, among others:

•	the unmanned aircraft must have a maximum take-off mass, or MTOM, of less than 25 kg;

•	the remote pilot must ensure that the unmanned aircraft is kept at a safe distance from people and that it is not flown over assemblies of people;

•	with limited exceptions, the remote pilot must keep the unmanned aircraft in visual line of slight, or VLOS, at all times;

•	the unmanned aircraft is generally required to be maintained within 120 meters from the closest point of the surface of the earth; and

•	the unmanned aircraft may not carry dangerous goods or drop any material.

If UAS operations fall into the “open” category, they can be conducted without any operational authorization.

The “Specific” Category

Operations in the “specific” category are those considered to impose medium safety risks. When operations do not meet the requirements to be classified in the “open” or the “certified” category (described below), they fall into the “specific” category.

For operations falling into the “specific” category, a UAS operator is generally required to obtain an operational authorization from the competent authority in the EU member state where it is registered. To apply for such authorization, the operator must perform a risk assessment and submit it together with the application, including adequate mitigating measures. Ground risks that must be considered include, among others, VLOS or beyond visual line of sight, or BVLOS, population density of the overflown areas, flying over an assembly of people, and the dimension characteristics of the unmanned aircraft. Air risks that must be considered include, among others, the airspace volume used for the operation, the class of the airspace, and the impact on other air traffic and air traffic management. If the competent authority considers the operational risks are adequately mitigated, it shall issue an operational authorization.

However, for operations that comply with certain defined standard scenarios, the operator does not need to obtain an operational authorization, but only needs to submit an operational declaration of such compliance to the competent authority of the member state. EASA is expected to publish guidance material and a proposal for two standard scenarios (urban VLOS and rural BVLOS) in October 2019.

In addition, UAS operators meeting certain requirements are eligible to apply for a light UAS operator certificate, or LUC. These requirements include, among others, maintaining a safety management system corresponding to the size of the organization, to the nature and complexity of its activities, taking into account the hazards and associated risks inherent in these activities. If an LUC is granted, the holder will not be required to apply for an operational authorization or submit an operational declaration for operations falling into the “specific” category.

The “Certified” Category

Operations in the “certified” category are those considered to impose higher safety risks than the other categories. The design, production and maintenance of UAS shall be certified if the UAS

•	has a characteristic dimension of three meters or more, and is designed to be operated over assemblies of people;

•	is designed for transporting people; or

•	is designed for the purpose of transporting dangerous goods and requiring a high level of robustness to mitigate the risks for third parties in case of accident.

If the UAS is certified pursuant to the criteria above and the operation does involve flying over assemblies of people, the transport of people or carriage of dangerous goods that may result in high risk for third parties in case of accident, then the operation falls into the “certified” category. In addition, UAS operations shall be classified as “certified” if the competent authority, in evaluating an application for operational authorization for operations in the “specific” category, considers that the risk of the operation cannot be adequately mitigated without the certification of the UAS and of the UAS operator and, where applicable, without the licensing of the remote pilot.

For operations falling into the “certified” category, classical aviation rules apply. In other words, the UAS involved are treated similarly as manned aircraft. They are certified for their airworthiness and have more stringent operational restrictions. The processing time for applications for approvals under classical aviation rules varies among the EU member states. EASA plans to develop amendments to the existing regulations applicable to manned aviation for UAS operations in the “certified” category. The future EASA rules are expected to provide all the requirements to allow UAS operations with comparable procedures applied today to manned aircraft without increasing the level of risk to third parties on the ground and in the air.

Registration of UAS and UAS Operators

Under Regulation (EU) 2019/947, which will become applicable from July 1, 2020, EU member states shall establish and maintain accurate registration systems for UAS whose design is subject to certification and for UAS operators whose operations may present a risk to safety, security, privacy, and protection of personal data or environment. In addition, UAS operators must also register themselves when operating in the “specific” category and, if certain types of unmanned aircraft are used, in the “open” category.

In registration of UAS whose design is subject to certification, information solicited include the manufacturer’s name, the manufacturer’s designation of the unmanned aircraft, the unmanned aircraft’s serial number, and the name and contact information of the person under whose name the unmanned aircraft is registered. The owner of an unmanned aircraft whose design is subject to certification shall register the unmanned aircraft. An unmanned aircraft cannot be registered in more than one member state at a time.

In registration of UAS operators, information solicited include names and identification information, contact information, an insurance policy number if required by law, a confirmation by legal persons as to the competency of operational personnel, and, as applicable, operational authorizations, LUCs, or operational declarations with confirmation by the competent authority. UAS operators shall register themselves in the member state where they have their residence for natural persons or where they have their principal place of business for legal persons. A UAS operator cannot be registered in more than one member state at a time.

Norwegian Regulation Related to UAS

Norway is not an EU member state. However, as a member of the European Economic Area, Norway implements relevant EU legislation in its domestic regulations. Norway is also an EASA member state.

Before July 1, 2020, UAS operations in Norway are governed by the Act of 11 June 1993 No 101 on aviation, or the Norwegian Aviation Act, and the Regulation on aircraft that do not have a pilot on board etc. (“Forskrift om luftfartøy som ikke har fører om bord mv.”), or the Norwegian UAS Regulation. Under the Norwegian UAS Regulation, UAS undertakings are divided into three categories, RO 1, RO 2 and RO 3.

An RO 1 undertaking is an undertaking in which aircraft with an MTOM of up to 2.5 kg and a maximum speed of up to 60 knots will be operated exclusively within VLOS during daylight hours and subject to fixed safety distances. RO 1 operators must notify the Civil Aviation Authority – Norway, or CAA Norway, before starting up any new undertaking. Such notification shall contain information about the undertaking’s name, address and contact information, as well as information about the type of aircraft that will be used.

An RO 2 undertaking is an undertaking in which aircraft with an MTOM of up to 25 kg and a maximum speed of up to 80 knots will be used for VLOS or extended visual line of sight, or EVLOS, operations during daylight hours and subject to fixed safety distances. RO 2 operators must obtain a license from CAA Norway before starting up an undertaking. The application must be accompanied by a risk analysis and an operations manual.

An RO 3 undertaking is an undertaking in which the aircraft a) have an MTOM of 25 kg or more, or b) have a maximum speed of over 80 knots, or c) is operated by a turbine engine, or d) will be used for BVLOS operations at altitudes of more than 120 meters, or e) will operate in controlled airspace at altitudes of more than 120 meters, or f) will operate over or in the vicinity of crowds of people with certain exceptions for aircraft with an MTOM of 250 grams or less. RO 3 operators must obtain a license from the CAA Norway before starting up an undertaking. The application must be accompanied by a risk analysis and an operations manual.

The operator may only use aircraft or systems approved by CAA Norway for the relevant type of operation. The operator must document the aircraft’s airworthiness. The application must be accompanied by documentation of the system design, control system, type of components, technical safety systems and completed test programs that show that the aircraft and system can carry out the relevant type of operation. CAA Norway may recognize aircraft, systems and components approved or certified by other aviation authorities. Based on a consultation with CAA Norway, in general the processing time for applications for approval for RO 3 operators is four weeks provided that all required documentation is included in the application.

The goal of the CAA Norway is to implement the new EU UAS regulations, including Regulation (EU) 2019/945 and Regulation (EU) 2019/947, in Norway from July 1, 2020. CAA Norway estimates that the new set of rules will not limit the scope of drone operations in Norway, but there will be new and additional requirements for registration, documentation and competence for operators. The new EU rules will replace the categories of RO 1, RO 2 and RO 3. Registered operators will however be able to operate under these categories until July 1, 2021.

EXECUTIVE OFFICERS AND DIRECTORS OF AERWINS

AERWINS’ current directors, executive officers and key employees are listed below.

Name	Age	Positions
Shuhei Komatsu	40	Director, Chairman and Chief Executive Officer
Taiji Ito	46	Director and Global Markets Executive Officer
Kensuke Okabe	40	Director and Chief Financial Officer
Kazuo Miura	61	Director and Chief Product Officer

Officers and Directors

Shuhei Komatsu. Mr. Komatsu has served as our Chairman of the Board of Directors and Chief Executive Officer and been a member of our Board of Directors since June 15, 2022. Mr. Komatsu is also the founder of A. L. I. Technologies and has served as the Co-Chief Executive Officer and a member of the Board of Directors of A. L. I. Technologies since February 2017. From April 2008 to January 2017, Mr. Komatsu was involved in trading activities at Merrill Lynch and Global hedge fund in Singapore and London. Mr. Komatsu graduated with a bachelor’s degree in Aerospace Engineering from University of Tokyo, Japan. Mr. Komatsu does not hold, and has not previously held, any directorships in any reporting companies. We believe that Mr. Komatsu is qualified to serve on our Board of Directors due to his experience in all aspects of our business and his ability to provide an insider’s perspective in board discussions about the business and strategic direction of the Company. We believe that his experience gives him unique insights into our opportunities, challenges and operations.

Taiji Ito. Mr. Ito has served as our Global Markets – Investor Relations and a member of our Board of Directors since June 15, 2022. Mr. Ito is also a member of the Board of Directors of A. L. I. Technologies since April 2022. From August 2008 to April 2022, Mr. Ito served as a founder and CEO at Meta Capital. From May 2002 to July 2008, Mr. Ito served as Vice President and thereafter Director at Credit Suisse in Japan and the United States. From April 1999 to 2002, Mr. Ito served as Associate at Deutsche Bank in Tokyo. Mr. Ito has extensive experience in the financial field. Mr. Ito graduated with a bachelor’s degree in Economics from Keio University, Japan. Mr. Ito does not hold, and has not previously held, any directorships in any reporting companies

Kensuke Okabe. Mr. Okabe has served as our Chief Financial Officer, Secretary and been a member of our Board of Directors since June 15, 2022. Mr. Okabe has also served as the Chief Financial Officer and a member of the Board of Directors of A. L. I. Technologies since July 1, 2022. From March, 2008 through June, 2022, Mr. Okabe served as a certified public accountant at Ernst & Young ShinNihon LLC. Mr. Okabe was seconded to the International Accounting Standards Board as a technical fellow from April 2019 to March 2021 and the Accounting Standards Board of Japan from July 2017 to March 2019. Before joining Ernst & Young ShinNihon LLC., Mr. Okabe worked for Yamaha Corporation. Mr. Okabe graduated with a bachelor’s degree in Economics from University of Tokyo. Mr. Okabe does not hold, and has not previously held, any directorships in any reporting companies.

Kazuo Miura. Mr. Miura has served as our Chief Product Officer and has been a member of our Board of Directors since June 15, 2022. Mr. Miura has also served as a director of the Board of Directors of A. L. I. Technologies since 2019. Since April, 2020, Mr. Miura has served as the director of Air Mobility Department. From 2014 through 2018, Mr. Miura served as an executive officer and director of Sony Corporation and its affiliates. Mr. Miura graduated from Takuma National College of Technology, Kagawa, Japan.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•

been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AERWINS

The following discussion and analysis of AERWINS’ financial condition and results of operations should be read in conjunction with AERWINS’ financial statements and related notes that appear elsewhere in this proxy statement/prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere particularly in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus.

Business Overview

We were incorporated in the State of Delaware on June 9, 2022. We conduct business activities principally through our 100%-owned subsidiary, A. L. I. Technologies Inc., a Japanese corporation (“A. L. I. Technologies”), which was established in Japan in September 2016 and was acquired by us in August, 2022.

The acquisition of A.L.I. Technologies through a share exchange has been accounted for as a reverse recapitalization rather than a business combination since the shareholders of A.L.I. own a majority of the outstanding shares of AERWINS’ common stock immediately following the share exchange and there was a change of control. The consolidation of AERWINS and its subsidiary has been accounted for at historical cost and prepared on the basis as if the transaction had become effective as of the beginning of the earliest period presented in the accompanying consolidated financial statements.

We are developing our air mobility business with the aim of contributing to society as a global company that leads the air mobility society by providing infrastructure that enables anyone to use the airspace safely, securely, and conveniently through the constant challenge of new technologies and their implementation in society.

To realize this vision, we are developing the following business areas:

(1) manned air mobility area, which involves the sale and development of hoverbikes that can float at low altitude through difficult-to-move zones in times of disaster, etc., and (b) industrial drone business, which involves the sale and development of industrial drones; and

(2) unmanned air mobility domain, which provides solutions utilizing industrial drones (integrated provision of R&D, aircraft, operators, operation management, and other software); and

(3) the computing power sharing domain, which provides services such as blockchain verification and AI algorithm generation in a fast, inexpensive, and safe manner.

Significant Market Opportunities

In today’s increasingly populated and interconnected world, traditional modes of urban transportation continue to contribute to congestion and pollution, and they are largely confined to land-based infrastructure. Mobility for the future requires a revolutionary solution.

The market opportunities created by our technology are significant. According to an analysis by Frost & Sullivan, the autonomous vehicle services market is expected to grow from a mere $1.1 billion in 2019 to $202.5 billion in 2030 at a CAGR of 60.1%, facilitated by mutually beneficial business models across the entire mobility value chain. To capture the significant growth potential in the AAV market, we strive to continue to innovate and expand the boundaries for air-based mobility.

The sky above has always held possibilities, and we have already completed our first manned flight test of the XTURISMO LTD EDITION prototype 1 which we tested in 2019. The current XTURISMO LTD EDITION made a debut to the public in October 2021 at Fuji Speedway Circuit in Japan. Currently we have 6 purchases total amongst 3 purchasers and at least 10 inquiries to proceed for purchase agreements from Government agencies, corporations and individuals to purchase where we will be conducting flight demonstrations, flight training and inspections before delivery. We plan to begin delivery of the current XTURISMO LTD EDITION in December of 2022 for the purchases that have already been confirmed. In the future, we are also preparing to develop new models that are electrically powered and even more compact, and to provide infrastructure such as airways and air traffic control systems in an air mobility society.

Our air mobility enables urban mobility to expand into three-dimensional space. We believe our technology will change the future of transportation, improve lives, and create new industries. The XTURISMO LTD EDITION is a full spec version ranging from high quality carbon and equipped with intensive software capability which allows manual/autonomous/remote control driving experience. Each XTURISMO LTD EDITION is built to order, and accordingly, we begin production of each specific unit when a confirmed order is received by us. Due to the cost of the XTURISMO LTD EDITION, we have decided to limit the production of the XTURISMO LTD EDITION to 200 units and target high net worth individuals as potential purchasers. Most of the parts were created exclusively for the product with small unit orders resulting in the purchase price to be relatively expensive. The price of the current XTURISMO LTD EDITION is 77.7 million yen ($550,000 USD) per unit (including insurance and installation program) in Japan. We believe the price of the supply parts can be decreased if we are able to obtain more orders, and at such time we believe that we may be able to mass produce a less expensive model to facilitate safe, cost-effective, and easy-to-use air mobility solutions. Additionally, the materials can change depending on the usage omitting out unnecessary features which can also impact the final price to decrease in the future. Beginning from 2025 we plan that our EV version, the internally named project of “Speeder”, are planned to be in mass production where we intend the price to drop significantly. The Speeder is not yet in development as of now.

We design, develop, manufacture, market, and operate unmanned aircraft and their supporting systems and infrastructure for a wide range of industries and applications, including passenger transportation, logistics, and smart city management. For example, in a project jointly with Yamanashi prefecture located in a mountainous region in Japan, we have conducted a logistics test for a hypothetical disaster situation using unmanned drones from three different manufacturers equipped with our proprietary air traffic control system (C.O.S.M.O.S.) to control these drones simultaneously. First, we designed and set up minimum flight routes for unmanned drones in C.O.S.M.O.S. that could be used during a disaster. These were then used as airways (equivalent to infrastructure as a smart city), and flights were made to deliver supplies needed in times of disaster by multiple vehicles flying simultaneously along the airways. Additionally, we have conducted similar service with the Ministry of Land, Infrastructure, Transport and Tourism of Japan. In the field of civil engineering surveying and infrastructure inspections, we are seeking to provide efficient services using unmanned aircraft instead of the existing methods of surveying and visual inspection using Cessna aircraft or physically done by workers. Furthermore, in the passenger sector, we develop, manufacture, sell, and operate XTURISMO LTD EDITION. Our goal is to ensure that both passengers and goods take to the skies safely and conveniently.

Orders, Delivery and Financial Results

We are developing the following business areas:

(1) manned air mobility area, which involves the sale and development of hoverbikes that can float at low altitude through difficult-to-move zones in times of disaster, etc.;

(2) unmanned air mobility domain, which provides solutions utilizing industrial drones (integrated provision of R&D, aircraft, operators, operation management, and other software) and the industrial drone business, which involves the sale and development of industrial drones; and

(3) the computing power sharing domain, which provides services such as blockchain verification and AI algorithm generation in a fast, inexpensive, and safe manner.

For the fiscal years ended December 31, 2021 and 2020, we generated revenues of $7,830,130 and $9,924,228, respectively, from continuing operations, and reported net loss of $14,527,021 and net loss of $12,812,830, respectively, from continuing operations, and cash flows used in operating activities of $10,119,103 and $7,158,070, respectively. For the nine months ended September 30, 2022 and 2021, we generated revenues of $3,354,566 and $5,940,477, respectively, from continuing operations, and reported net loss of $11,299,067 and net loss of $9,992,073, respectively, from continuing operations, and cash flows used in operating activities of $12,009,453 and $6,889,596, respectively. As noted in our consolidated financial statements, as of September 30, 2022, we had an accumulated deficit of $43,292,152.

Key Factors that Affect Our Results of Operations

We believe the following key factors may affect our financial condition and results of operations:

Our Ability to Strength Our Competitive Advantages

Our results of operations rely on our purported product superiority. Both hardware and software technologies are key factors intended to strengthen our competitive advantages. Regarding hardware, we developed air mobility CFRP material for XTURISMO which reduced the weight of the open propeller and its body. CFRP is also easy to process and corresponds to various designs, and has strong resistance to dust and salt air. We also developed an original body and steering wheel which enables a driver to drive manually easier. The original hybrid engine has high power generation with low revolution with electric supply support to control system device. Regarding software, the stability control of XTURISMO assists driving by sensor fusion surrounding the body and links with cloud real time with encrypted driving and control data communication. Also, C.O.S.M.O.S., the air traffic control platform connects with each hoverbike and provides flight and network management. These hardware and software are all made in Japan.

Our Ability to Expand International Market

We are seeking to promote global expansion using partnerships, and our ability to succeed in this endeavor will affect our results of operations. Especially in Gulf Cooperation Council, we have partners for creating the business in the area and will raise fund which we believe enables the Company to establish an office and R&D center in the area and we also intend that the area can be a distribution, manufacturing and marketing hub for the vehicles. After that or at the same time, we plan to expand sales channels to other regions including the United States. Also, In order to facilitate such global expansion, the Company plans to acquire human resources in various countries, and the Company intends that by 2024, over 50% of its employees will be non-Japanese.

Our Ability to Control Costs and Expenses and Improve Our Operating Efficiency

We are aiming to establish a highly profitable structure for a mass production of hoverbikes by using a fabless model which focuses on design and supply chain control. We plan to select subcontractors and suppliers appropriately based on cost, quality, and delivery date, and seek to build an efficient production system. We also hope to sign a partnership agreement with a local government to implement hoverbikes in society. We aim to reduce the cost of developing advanced technologies and implementing our products in society by utilizing subsidies as part of such support.

COVID-19 Affecting Our Results of Operations

On March 11, 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The pandemic has resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions, and temporarily closing businesses. While the duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment actions, it has already had an adverse effect on the global economy and the lasting effects of the pandemic continue to be unknown. As of the date of this prospectus, the extent of the future impact of COVID-19 is still highly uncertain and cannot be predicted.

A Severe or Prolonged Slowdown in the Global and Japan Economy Could Materially and Adversely Affect Our Business and Our Financial Condition

In recent years, the economic indicators in Japan have shown mixed signs, and future growth of the Japanese economy is subject to many factors beyond our control. The current administration of Prime Minster Fumio Kishida and the former administration of Prime Minister Yoshihide Suga have introduced policies to combat deflation and promote economic growth. In addition, the Bank of Japan introduced a plan for quantitative and qualitative monetary easing in April 2013 and announced a negative interest rate policy in January 2016. However, the long-term impact of these policy initiatives on Japan’s economy remains uncertain. The impact of Brexit on the Japanese economy and on the value of the Japanese yen against currencies of other countries in which we generate revenue, in both the short and long term, is also uncertain. In addition, an increase in the consumption tax rate, which took place in April 2014 with a further increase in October 2020, may also adversely impact the Japanese economy, potentially impacting consumer spending, and advertising spending by businesses. Any future deterioration of the Japanese or global economy may result in a decline in consumption that would have a negative impact on demand for our products and their prices.

Results of Operations

Comparison of Results of Operations for the Nine Months Ended September 30, 2022 and 2021

The following table summarizes our operating results as reflected in our statements of income during the nine months ended September 30, 2022 and 2021, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the Nine Months ended September 30,
	2022		2021		Variance
	Amount	% of revenue	Amount	% of revenue	Amount	% of
REVENUE	$3,354,566	100.0%	$5,940,477	100.0%	$(2,585,911)	(43.5)%
COST OF REVENUE	3,371,116	100.5%	4,442,579	74.8%	(1,071,463)	(24.1)%

GROSS PROFIT	(16,550)	(0.5)%	1,497,898	25.2%	(1,514,448)	(101.1)%

Operating expenses
Selling expenses	84,938	2.5%	120,532	2.0%	(35,594)	(29.5)%
General and administrative expenses	5,188,519	154.7%	4,556,069	76.7%	632,450	13.9%
Research and development expenses	6,791,564	202.5%	6,624,897	111.5%	166,667	2.5%

Total operating expenses	12,065,021	359.7%	11,301,498	190.2%	763,523	6.8%

Income (loss) from operations	(12,081,571)	(360.2)%	(9,803,600)	(165.0)%	(2,277,971)	23.2%

Other income (expense)	802,165	23.9%	(171,790)	(2.9)%	973,955	(566.9)%

Income (loss) before income tax provision	(11,279,406)	(336.2)%	(9,975,390)	(167.9)%	(1,304,016)	13.31%

Income taxes expense (benefit)	(19,661)	(0.6)%	(16,683)	(0.3)%	(2,978)	17.9%

Net income (loss) from continuing operations	(11,299,067)	(336.8)%	(9,992,073)	(168.2)%	(1,306,994)	13.1%

Revenue

Our total revenues decreased by $2,585,566, or 43.5%, to $3,354,566 for the nine months ended September 30, 2022 from $5,940,477 for the nine months ended September 30, 2021. The decrease in our revenues was mainly due to the depreciation of JPY and decrease in sales from shared computing business

Cost of Revenue

Our total costs of revenues decreased by $1,071,463, or 24.1%, to $3,371,116 for the nine months ended September 30, 2022 from $4,442,579 for the nine months ended September 30, 2021. The decrease in our costs was attributable to the decrease of the sales described above.

Gross Profit (loss)

Our total gross profit decreased by $1,514,448, or 101.1%, to $16,550 of gross loss for the nine months ended September 30, 2022 from $1,497,898 for the nine months ended September 30, 2021. For the reasons discussed above, our overall gross profit margin decreased by 25.7% to (0.5)% in the nine months ended September 30, 2022 from 25.2% in the nine months ended September 30, 2021.

Operating Expenses

The following table sets forth the breakdown of our operating expenses for the nine months ended September, 2022 and 2021:

	For the Nine Months ended September 30,
	2022		2021		Variance
		% of		% of
	Amount	revenue	Amount	revenue	Amount	% of
Revenue	$3,354,566	100.0%	$5,940,477	100.00%	$(2,585,911)	(44.0)%
Operating expenses
Selling expenses (advertising expenses)	84,938	2.5%	120,532	2.03%	(35,594)	30.0%
General and administrative expenses	5,188,519	154.7%	4,556,069	76.70%	632,450	14.0%
Research and development expenses	6,791,564	202.5%	6,624,897	111.52%	166,667	3.0%

Total operating expenses	$12,065,021	359.7%	$11,301,498	190.25%	$763,523	7.0%

General and Administrative Expenses

Our general and administrative expenses primarily consist of employee salaries and welfare, consulting for company reorganization and going public, depreciation and amortization expenses, rental expense and travel and entertainment expenses.

	For the Nine Years ended September 30,
	2022		2021		Variance
	Amount	% of*	Amount	% of	Amount	% of
General and Administrative Expenses
Salaries and welfare	$2,096,789	40.0%	$2,304,921	51%	$(208,132)	(9)%
Consulting and professional service fees	1,819,819	35.0%	1,100,047	24%	719,772	65%
Depreciation expense	48,705	1.50%	69,620	2%	(20,915)	(30)%
Rent expense	109,665	2.0%	185,517	4%	(75,852)	(41)%
Office, utility and other expenses	380,087	7.0%	396,831	9%	(16,744)	(4)%
Travel and entertainment expense	331,671	6.0%	100,407	2%	231,264	230%

Commission fees expenses	108,862	2.0%	230,732	5%	(121,870)	(53)%

Other expenses	292,921	6.0%	167,994	4%	124,927	74%

Total general and administrative expenses	$5,188,519	100%	$4,556,069	100%	$632,450	14%

*	Refers to the percentage of total general and administrative expenses.

Our general and administrative expenses increased by $632,450 or 14%, to $5,188,519 for the nine months ended September 30, 2022 from $4,556,069 for the nine months ended September 30, 2021, primarily attributable to Consulting and professional service fees.

Research and development expenses

Our research and development expenses primarily consist of employee salaries and welfare, and outsourcing expenses.

	For the Nine Months ended September 30,
	2022		2021		Variance
	Amount	% of*	Amount	% of	Amount	% of
Research and Development Expenses
Raw materials	$2,270,842	33%	$1,741,755	26%	$529,086	30%
Labor cost	1,227,628	18%	1,125,230	17%	102,398	9%
Outsourcing expenses	2,825,988	42%	3,510,485	53%	(684,497)	(19%)

Other expenses	467,106	7%	247,427	4%	219,679	89%

Total research and development expenses	$6,791,564	100.0%	$6,624,897	100.0%	$166,667	2.5%

*	Refers to the percentage of total research and development expenses.

Our research and development expenses increased by $166,667, or 2.5%, to $6,791,564 for the nine months ended September 30, 2022 from $6,624,897 for the nine months ended September 30, 2021, primarily attributable to the increase in outsourcing expenses for development of XTURISMO.

As a percentage of revenues, research and development expenses were 202.5% and 111.5% of our revenue for the nine months ended September 30, 2022 and 2021, respectively.

Other Income (Expenses), net

Our other income (expenses) primarily includes gain or loss on disposal of fixed assets and financial related expenses.

Total other expenses, net, decreased by $973,955 or 566.9% from $171,790 of expenses for the nine months ended September 30, 2021 to $802,165 of income for the nine months ended September 30, 2022, due to the following reasons:

The Company recognized $571,398 of gain on disposal of Zeroboard business, but recognized $920,716 of commission fees in the nine months ended September 30, 2021.

The Company recognized $432,980 gain on sale of investment security of Liberaware in the nine months ended September 30, 2022.

Provision for Income Taxes

Our provision for income taxes was $19,661 for the nine months ended September 30, 2022, an decrease of $2,978 from an income tax of $16,683 for the nine months ended September 30, 2021.

Net Income (Loss) From Continuing Operations

As a result of the foregoing, we reported a net loss from continuing operations of $11,299,067 for the nine months ended September 30, 2022 representing a $1,306,994 or 13.1% decrease from a net loss of $9,992,073 for the nine months ended September 30, 2021. All net income is attributable to AERWINS Technologies Inc.

Results from Discontinued Operations

On December 30, 2021, the Company transferred its shares of ASC TECH Agent to Yamada Incentive Limited Business LLC, a third party, for $886,255. As a result of the transfer, the ratio of voting rights held by the Company changed from 100% to 48.81%, and accordingly ASC TECH Agent was excluded from the scope of consolidation and the Company used equity method to record its investment therein after the transfer. For the nine months ended September 30, 2022 (unaudited), net income from ASC TECH agent is recognized as equity in earnings of investee of $4,126 in the consolidated statements of operations and comprehensive income (loss).

Net income from operations of discontinued subsidiary for the nine months ended September 30, 2021 consist of following.

For the nine months ended September 30, 2021
(unaudited)
Revenues	$4,681,835
Cost of revenues	3,621,831

Gross profit	1,060,004
Operating expenses	953,574

Income (loss) from operations	106,430
Other Income (loss)	55,807
Provision for income tax (benefit) expenses	42,850

Net income (loss)	$119,387

Comparison of Results of Operations for the Fiscal Years Ended December 31, 2021 and 2020

The following table summarizes our operating results as reflected in our statements of income during the fiscal years ended December 31, 2021 and 2020, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the Years ended December 31,
	2021		2020		Variance
	Amount	% of revenue	Amount	% of revenue	Amount	% of
REVENUE	$7,830,130	100.0%	$9,924,228	100%	$(2,094,098)	(21.1)%
COST OF REVENUE	6,433,913	82.2%	6,797,223	68.5%	(363,310)	(5.3)%

GROSS PROFIT	1,396,217	17.8%	3,127,005	31.5%	(1,730,788)	(55.3)%

Operating expenses
Selling expenses	259,799	3.3%	98,918	1.0%	160,881	162.6%
General and administrative expenses	5,808,297	74.2%	6,934,548	69.9%	(1,126,251)	(16.2%
Research and development expenses	9,335,977	119.2%	7,507,207	75.6%	1,828,770	24.4%

Total operating expenses	15,404,073	196.7%	14,540,673	146.5%	863,400	5.9%

Income (loss) from operations	(14,007,856)	178.9%	(11,413,668)	115.0%	(2,594,188)	22.7%

Other expenses	(488,029)	6.2%	(1,376,029)	13.9%	888,000	(64.5)%

Income (loss) before income tax provision	(14,495,885)	185.1%	(12,789,697)	128.9%	(1,706,188)	13.3%

Income taxes expense (benefit)	(31,136)	0.4%	(23,133)	0.2%	(8,003)	34.6%

Net income (loss) from continuing operations	(14,527,021)	185.5%	(12,812,830)	129.1%	(1,714,191)	13.4%

Revenue

Our total revenues decreased by $2,094,098, or 21.1%, to $7,830,130 for the year ended December 31, 2021 from $9,924,228 for the year ended December 31, 2020. The decrease in our revenues was due to the spread of Covid-19 which restricted our marketing activities or events such as exhibitions and delayed collaborative projects regarding drone solution.

Cost of Revenue

Our total costs of revenues decreased by $363,310, or 5.3%, to $6,433,913 for the year ended December 31, 2021 from $6,797,223 for the year ended December 31, 2020. The decrease in our costs was attributable to the decrease of the sales described above.

Gross Profit

Our total gross profit decreased by $1,730,788, or 55.3%, to $1,396,217 for the year ended December 31, 2021 from $3,127,005 for the year ended December 31, 2020. For the reasons discussed above, our overall gross profit margin decreased by 13.7% to 17.8% in the fiscal year 2021 from 31.5% in the fiscal year 2020.

Operating Expenses

The following table sets forth the breakdown of our operating expenses for the fiscal years ended December 31, 2021 and 2020:

	For the Years ended December 31,
	2021		2020		Variance
		% of		% of
	Amount	revenue	Amount	revenue	Amount	% of
Total revenue	$7,830,130	100%	$9,924,228	100%	$(2,094,098)	(21.1)%
Operating expenses
Selling expenses (advertising expenses)	259,799	3.3%	98,918	1.0%	160,881	162.6%
General and administrative expenses	5,808,297	74.2%	6,934,548	69.9%	(1,126,251)	(16.2)%
Research and development expenses	9,335,977	119.2%	7,507,207	75.6%	1,828,770	24.4%

Total operating expenses	$15,404,073	196.7%	$14,540,673	146.5%	$863,400	5.9%

General and Administrative Expenses

Our general and administrative expenses primarily consist of employee salaries and welfare, consulting and professional service fees incurred for company reorganization and going public, depreciation and amortization expenses, rental expenses, office, utility and other expenses, bad debt expenses, and travel and entertainment expenses.

	For the Years ended December 31,
	2021		2020		Variance
	Amount	% of*	Amount	% of	Amount	% of
General and Administrative Expenses
Salaries and welfare	$2,800,058	48.2%	$2,800,590	40.4%	$(532)	0.0%
Consulting and professional service fees	1,527,311	26.3%	1,481,747	21.4%	45,564	3.1%
Depreciation expense	86,025	1.5%	231,526	3.3%	(145,501)	(62.8)%
Rent expense	243,265	4.2%	457,581	6.6%	(214,316)	(46.8)%
Office, utility and other expenses	472,868	8.1%	1,286,665	18.6%	(813,797)	(63.2)%
Travel and entertainment expense	145,598	2.5%	164,311	2.4%	(18,713)	(11.4)%

Commission fees expenses	302,495	5.2%	185,130	2.7%	117,365	63.4%

Other expenses	230,677	4.0%	326,998	4.7%	(96,321)	(29.5)%

Total general and administrative expenses	$5,808,297	100%	$6,934,548	100%	$(1,126,251)	(16.2)%

*	Refers to the percentage of total general and administrative expenses.

Our general and administrative expenses decreased by $1,126,251 or 16.2%, to $5,808,297 in the fiscal year 2021 from $6,934,548 in the fiscal year 2020, primarily attributable to a decrease of utility cost, mainly electricity expense used in firms to provide computing power sharing services. In the fiscal year of 2020, considering the feasibility of the business, those costs were recognized as general and administrative expenses although they have been recognized as cost of revenue since the fiscal year of 2021.

The overall decrease in our general and administrative expenses in fiscal year 2021 as compared to fiscal year 2020 reflected the above-mentioned factors combined. As a percentage of revenues, general and administrative expenses were 74.2% and 69.9% of our revenue for the fiscal years ended December 31, 2021 and 2020, respectively.

Research and development expenses

Our research and development expenses primarily consist of employee salaries and welfare, and outsourcing expenses.

	For the Years ended December 31,
	2021		2020		Variance
	Amount	% of*	Amount	% of	Amount	% of
Research and Development Expenses
Raw materials	$2,434,512	26.1%	$3,545,404	47.2%	$(1,110,892)	(31.3)%
Labor cost	1,142,652	12.2	1,894,462	25.2	(751,810)	(39.7)
Outsourcing expenses	5,062,176	54.2	1,232,322	16.4	3,829,854	310.8

Other expenses	696,637	7.5	835,020	11.1	(138,383)	(16.6)

Total research and development expenses	$9,335,977	100.0%	$7,507,207	100.0%	$1,828,770	24.4%

*	Refers to the percentage of total research and development expenses.

Our research and development expenses increased by $1,828,770, or 24.4%, to $9,335,977 in the year ended December 31, 2021 from $7,507,207 in the year ended December 31, 2020, primarily attributable to the increase in outsourcing expenses for development of XTURISMO.

As a percentage of revenues, research and development expenses were 119.2% and 75.6% of our revenue for the fiscal years ended December 31, 2021 and 2020, respectively.

Other Income (Expenses), net

Our other income (expenses) primarily includes gain or loss on disposal of fixed assets, impairment on fixed assets and financial related expenses. Total other expenses, net, decreased by $880,000 or 64.5% from $1,376,029 in the fiscal year 2020 to $488,029 in the fiscal year 2021, due to the following reasons:

Impairment loss of 1,143,132 occurred in the fiscal year 2020 (see Note 12 to consolidated financial statements.) but no impairment loss occurred in the fiscal year 2021. The Company disposed part of its business of Zeroboard and recognized 580,177 of gain on disposal of the business in the fiscal year 2021.

Provision for Income Taxes

Our provision for income taxes was $31,136 in the fiscal year 2021, an increase of $8,003 from an income tax of $23,133 in fiscal year 2020.

Net Income (Loss) From Continuing Operations

As a result of the foregoing, we reported a net loss from continuing operations of $14,527,021 for the fiscal year ended December 31, 2021, representing a $1,714,191 or 13.4% increase from a net loss of $12,812,830 for the fiscal year ended December 31, 2020. All net income is attributable to AERWINS Technologies Inc.

Results from Discontinued Operations

On December 29, 2021, our board decided to dispose of 51% equity ownership of ASC TECH Agent which provides customers with outsourcing service of temporary staffing for construction or technology industries. On December 30, 2021, we transferred our shares of ASC TECH Agent to Yamada Incentive Limited Business LLC, a third party, for $886,255. As a result of the transfer, the ratio of voting rights held by us changed from 100% to 48.81%, and accordingly ASC TECH Agent was excluded from the scope of consolidation and we used the equity method to record our investment therein after the transfer. As a result of this transaction the Technology HR outsourcing segment is classified as discontinued operations on the consolidated statements of operations and comprehensive income (loss).

The following table summarizes the carrying value of the assets and liabilities disposed of ASC TECH Agent at the closing date of disposal. The excess of the carrying value of the net assets disposed over the selling price was recorded as loss from disposal of subsidiary.

Amount
Cash	$413,132
Accounts receivable	782,355
Other current assets	88,077
Fixed assets (net)	29,318
Operating Lease Right-of-use Assets	194,912
Goodwill	1,615,932
Other non-current assets	468,566
Accrued liabilities and other payables	(1,236,043)
Other current liabilities	(132,724)
Non-current liabilities	(62,188)
Selling price	886,255
Remaining amount of share	1,059,966

Loss on disposal	$215,116

Net income from operations of discontinued subsidiary for the years ended December 31, 2021 and 2020 consist of following.

	For the year ended December 31, 2021	For the year ended December 31, 2020
Revenues	$6,368,247	$6,133,723
Cost of revenues	4,938,521	4,954,093

Gross profit	1,429,726	1,179,630
Operating expenses	1,266,450	1,358,201

Income (loss) from operations	163,276	(178,571)
Other Income (loss)	65,560	224
Provision for income tax (benefit) expenses	42,369	(444,167)

Net income (loss)	186,467	265,820

The business of ASC TECH Agent is not directly related to our core business and we believe the sale of our interest in ASC TECH Agent will not adversely affect our existing core business.

Liquidity and Capital Resources

As of September 30, 2022, we had $6,378,174 in cash as compared to $10,020,459 as of December 31, 2021. We also had $185,790 in accounts receivable as of September 30, 2022 as compared to $725,287 as of December 31, 2021. Our accounts receivable primarily include balance due from customers AMVs sold and services provided and accepted by customers.

As of September 30, 2022, our working capital balance was $5,373,195. In assessing our liquidity, management monitors and analyzes our cash, our ability to generate sufficient revenue in the future, and our operating and capital expenditure commitments. We believe that our current cash and cash flows provided by operating activities, borrowings from banks and from our principal shareholders will be sufficient to meet our working capital needs in the next 12 months from the date the audited financial statements were issued.

In the coming years, we will be looking for other sources, such as raising additional capital by issuing shares of stock, to meet our needs for cash. Even though we face uncertainties with regards to the size and timing of capital-raising, we are confident that we can continue to meet operational needs solely by utilizing cash flows generated from our operating activities and shareholder working capital funding, as necessary.

Cash Flows for the Nine Months Ended September 30, 2022 and 2021

The following table sets forth summary of our cash flows for the periods indicated:

	For the Nine Months Ended September 30,
	2022	2021
	Unaudited
Net cash provided by (used in) operating activities	$(12,018,893)	$(6,889,596)
Net cash provided by (used in) investing activities	286,706	(220,640)
Net cash provided by (used in) financing activities	9,598,714	569,045
Effect of exchange rate changes	(1,508,812)	(774,114)
Net increase (decrease) in cash and cash equivalents	(2,133,473)	(6,642,337)
Cash and cash equivalents, beginning of the year	10,020,459	14,619,164

Cash and cash equivalents, end of the year	$6,378,174	$7,193,333

Operating Activities

Net cash used in operating activities was $12,018,893 for the nine months ended September 30, 2022, primarily consisting of the following:

•	Net loss of $11,299,067 for the nine months ended September 30, 2022.

•	Depreciation expenses of $186,337.

•	A decrease in Inventory of $1,127,149, as the relevant sales increased from the prior year.

•	Gain on sale of investment securities of $432,980.

Net cash used in operating activities was $6,889,596 for the nine months ended September 30, 2021, primarily consisting of the following:

•	Net loss of $9,992,073 for the nine months ended September 30, 2021.

•	Depreciation expenses of $118,990.

•	An increase in accounts payable of $3,325,100, as the relevant expenses increased from the prior year; and

•	Gain on disposal of a business of $571,398

Investing Activities

Net cash provided by investing activities amounted to $286,706 for the nine months ended September 30, 2022, and primarily included proceed from transfer of investment of $467,791, and purchase of fixed assets of $179,214.

Net cash used in investing activities amounted to $220,640 for the nine months ended September 30, 2021, and primarily included proceeds from disposal of a business of 833,876, and purchase of fixed assets of 792,038.

Financing Activities

Net cash provided by financing activities amounted to $9,598,714 for the nine months ended September 30, 2022 and primarily consisted of proceeds from capital contribution of $9,834,301.

Net cash provided by financing activities amounted to $569,045 for the nine months ended September 30, 2021 and primarily consisted of proceeds from loans of $1,190,223 and repayments to loans of $601,769.

Cash Flows for the Years Ended December 31, 2021 and 2020

The following table sets forth summary of our cash flows for the periods indicated:

	For the Years Ended December 31,
	2021	2020
Net cash provided by (used in) operating activities	$(9,876,472)	$(7,161,742)
Net cash provided by (used in) investing activities	280,604	(665,069)
Net cash provided by (used in) financing activities	6,311,585	8,6 8,671,317
Effect of exchange rate changes	(1,603,633)	619,566
Net increase (decrease) in cash and cash equivalents	(3,284,283)	844,506
Cash and cash equivalents, beginning of the year	14,908,375	13,444,303

Cash and cash equivalents, end of the year	$10,020,459	$14,908,375

Operating Activities

Net cash used in operating activities was $9,876,472 for the year ended December 31, 2021, primarily consisting of the following:

•	Net loss of $14,527,021 for the fiscal year.

•	Depreciation expenses of $193,812.

•	A decrease in accounts receivable of $3,289,638, as the relevant sales increased from the prior year

•	Gain on disposal of business of $580,177.

Net cash used in operating activities was $7,161,742 for the year ended December 31, 2020, primarily consisting of the following:

•	Net loss of $12,812,830 for the fiscal year.

•	Impairment loss of fixed assets of $1,143,132

•	Depreciation expenses of $162,548.

•	An increase in accounts payable of $1,003,081, as the relevant expenses increased from the prior year

Investing Activities

Net cash provided by investing activities amounted to $280,604 for the year ended December 31, 2021, and primarily included purchase of fixed assets of $866,862, proceeds from disposal of a subsidiary of $473,123 and proceeds from disposal of a business of $819,352.

Net cash used in investing activities amounted to $665,069 for the year ended December 31, 2020, and primarily included purchase of fixed assets of 537,772.

Financing Activities

Net cash provided by financing activities amounted to $6,311,585 for the fiscal year ended December 31, 2021, primarily consisting of proceeds from issuance of bonds of $7,524,383 and proceeds from loans of $1,165,937 and repayment to loans of $2,262,294.

Net cash provided by financing activities amounted to $8,671,317 for the fiscal year ended December 31, 2020, primarily consisting of proceeds from issuance of common shares of $6,579,174 and proceeds from loans of $2,156,474.

Contractual obligations

Lease commitment

The Company’s subsidiary, A. L. I. Technologies entered into 13 leases for its office space, multi-function printers and a vehicle, which were classified as operating leases. A. L. I. Technologies also entered into two leases for containers, and these leases were classified as finance leases.

As of September 30, 2022, future minimum lease payments under the non-cancelable lease agreements are as follows:

Year ending December 31,	Finance lease	Operating lease
2022	$29,053	$88,737
2023	89,724	258,548
2024	49,995	203,697
2025	10,266	115,895
Thereafter	23,099	23,702

Total lease payments	202,137	690,579
Less: imputed interest	(8,496)	(9,799)

Total lease liabilities	193,641	680,780
Less: current portion	92,588	288,904

Non-current lease liabilities	$101,053	$391,876

Long Term Debt

The Company’s long-term debts included loans borrowed from banks and other financial institutions.

As of September 30, 2022, future minimum loan payments are as follows:

Year ending December 31,	Loan Payment
2022	$30,218
2023	66,837
2024	303,224
2025	322,752
2026	2,040,424
Thereafter	332,731

Total	3,096,186

Less interest	69,443

Balance as of September 30, 2022	$3,026,743

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of September 30, 2022 and December 31, 2021.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenue and expenses, to disclose contingent assets and liabilities on the date of the consolidated financial statements, and to disclose the reported amounts of revenue and expenses incurred during the financial reporting period. The most significant estimates and assumptions include the valuation of accounts receivable, advances to suppliers, useful lives of property and equipment, the recoverability of long-lived assets, provision necessary for contingent liabilities, and revenue recognition. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our consolidated financial statements.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Use of Estimates

In preparing the consolidated financial statements in conformity U.S. GAAP, the management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information available as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the allowance for doubtful accounts, useful lives of property and equipment, the impairment of long-lived assets, valuation allowance of deferred tax assets, and revenue recognition. Actual results could differ from those estimates.

COVID-19

While the duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment actions, it has already had an adverse effect on the global economy and the lasting effects of the pandemic continue to be unknown. The Company may experience customer losses, including due to bankruptcy or customers ceasing operations, which may result in delays in collections or an inability to collect accounts receivable from these customers. The extent to which COVID-19 may continue to impact the Company’s financial condition, results of operations, or liquidity continues to remain uncertain, and as of the date of issuance of these financial statements, the Company is not aware of any specific event or circumstance that would require an update to its estimates or judgments or an adjustment to the carrying value of the Company’s assets or liabilities. These estimates may change, as new events occur and additional information is obtained, which will be recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates, and any such differences may be material to the Company’s financial statements.

Accounts Receivable

Accounts receivable, net represent the amounts that the Company has an unconditional right to consideration, which are stated at the original amount less an allowance for doubtful receivables. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written off against the allowance for doubtful accounts after management has determined that the likelihood of collection is remote. In circumstances in which the Company receives payment for accounts receivable that have previously been written off, the Company reverses the allowance and bad debt.

Lease-Lessee

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), which is effective for annual reporting periods (including interim periods) beginning after December 15, 2018, and early adoption is permitted. The Company adopted the Topic 842 on January 1, 2020 using a modified retrospective approach. The Company elected the package of practical expedients permitted under the transition guidance, which allows the Company to carry forward the historical lease classification, the assessment whether a contract is or contains a lease and initial direct costs for any leases that exist prior to adoption of the new standard. The primary impact of the adoption is the initial recognition of approximately $1,274,366 of lease liabilities and right-of-use assets on the Company’s consolidated balance sheet as of January 1, 2020, for leases classified as operating leases under Topic 840, as well as enhanced disclosure of the Company’s leasing arrangements.

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. Lease terms of certain operating leases include the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain.

The Company leases office facilities, which are classified as operating leases and leases office equipment and furniture, and a vehicle, which are classified as a finance lease in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Operating leases are included in operating lease right-of-use assets, operating lease liabilities, current, and operating lease liabilities, non-current, and finance leases are included in property and equipment, finance lease liabilities, current, and finance lease liabilities, non-current in the consolidated balance sheet.

As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

The Company has elected the short-term lease exception, and therefore operating lease right-of-use assets and liabilities do not include leases with a lease term of twelve months or less.

Foreign Currency Translation

The Company maintains its books and record in its local currency, Japanese YEN (“JPY”), which is a functional currency as being the primary currency of the economic environment in which its operation is conducted. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statements of operations.

The reporting currency of the Company is the United States Dollars (“US$”), and the accompanying consolidated financial statements have been expressed in US$. In accordance with ASC Topic 830-30, “Translation of Financial Statements”, assets and liabilities of the Company whose functional currency is not US$ are translated into US$, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from the translation of financial statements are recorded as a separate component of accumulated other comprehensive loss within the statements of changes shareholders’ deficit.

Translation of amounts from the local currency of the Company into US$1 has been made at the following exchange rates:

	December 31, 2021	December 31, 2020
Current JPY: US$1 exchange rate	115.17	103.19
Average JPY: US$1 exchange rate	109.84	106.77

Revenue Recognition

The Company recognize revenue under ASC 606, “Revenue from Contracts with customers”.

To determine revenue recognition for contracts with customers, the Company performs the following five steps : (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. Revenue amount represents the invoiced value, net of a value-added tax (“Consumption Tax”) and applicable local government levies. The Consumption Tax on sales is calculated at 8% before October 1, 2020, and 10% afterwards of gross sales.

The Company currently generates its revenue from the following main sources:

Revenue from Sales of Computing Equipment

Revenues from the sale of equipment are recognized at the point in time when obligations under the terms of a contract with our customer are satisfied and control has been transferred to the customer. For equipment placements that require us to install the product at the customer location, revenue is normally recognized when the equipment has been delivered and installed at the customer location. Sales of customer installable products are recognized upon shipment or receipt by the customer according to the customer’s shipping terms.

Revenue from Computing Power Sharing services with Equipment Installation

The Company provides customers with computing power sharing services with equipment installation, which includes a one-time equipment installation and a certain period of time technology service. The Company recognizes revenue from one-time equipment installation at the point in time when the installation is completed and accepted by the customer. The Company recognizes revenue from technology service over time when the service is rendered and accepted by the customer, normally monthly.

Revenue from Computing Power Sharing services without Equipment Installation

The Company also provides customers with computing power sharing services without equipment installation, which includes a one-time platform set up without equipment installation, and a certain period of time technology service. The Company recognizes revenue from one-time platform set up at the point in time when the platform is set up to function and accepted by the customer. The Company recognizes revenue from technology service over time when the service is rendered and accepted by the customer, normally monthly.

Revenue from Air Mobility Drone Solution

The Company provides customers with air mobility drone solution, which includes UAS (Unmanned Aircraft Systems) main equipment, laser scanner, software package, camera system, etc. The solution includes a one-time system set up and a certain period of time technology service. The Company recognizes revenue from one-time system set up at the point in time when the system is set up to function and accepted by the customer. The Company recognize revenue from technology service over time when the service is rendered and accepted by the customer, normally monthly.

Revenue from Project Management

The Company provides customers with project management, which includes project planning and implement, and providing needed technology human resources, such as construction engineers and software engineers for various projects. The Company recognizes revenue from project management over time when the service is rendered and accepted by the customer, normally monthly.

Revenue from Outsourcing Service

The Company provides customers with outsourcing service of temporary staffing for construction or technology industries. The Company recognizes revenue from outsourcing over time as the service is rendered.

Disaggregation of Revenue

The Company disaggregates its revenues from contracts by service types, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenues for the years ended December 31, 2021 and 2020 is as following:

	For the Years Ended
	December 31,
	2021	2020
Revenue from Sales of Computing Equipment	$879,164	$683,093
Revenue from Computing Power Sharing services	2,166,953	354,976
Revenue from Project Management for Computing Share	2,172,421	5,341,574
Revenue from Air Mobility Drone Solution	822,078	883,010
Revenue from Project Management	1,507,409	2,364,566
Other	282,105	297,009

Total Revenue	$7,830,130	$9,924,228

As of December 31, 2021 and 2020, and for the years then ended, almost all of the revenue generated are attributed to the Company’s operation in Japan.

Share-based Compensation

The Company accounts for share-based compensation awards in accordance with ASC 718, “Compensation – Stock Compensation”. The cost of services received from employees and non-employees in exchange for awards of equity instruments is recognized in the consolidated statement of operations based on the estimated fair value of those awards on the grant date and amortized on a straight-line basis over the requisite service period or vesting period. The Company records forfeitures as they occur.

DESCRIPTION OF SECURITIES OF NEW PONO CAPITAL

The following summary of the material terms of Pono’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the proposed Amended Charter in its entirety for a complete description of the rights and preferences of Pono’s securities following the Business Combination. The proposed Amended Charter is described in “The Charter Amendment Proposals,” and the full text of the proposed Amended and Restated Charter is attached as Annex B to this proxy statement/prospectus.

Pursuant to the Pono Charter, our authorized capital stock consists of 100,000,000 shares of Class A common stock, $0.000001 par value, 10,000,000 shares of Class B common stock, $0.000001 par value, and 1,000,000 shares of undesignated preferred stock, $0.000001 par value. Following the Business Combination, pursuant to the Amended Charter, the authorized capital stock of New Pono will consist of 400,000,000 shares of common stock, $0.000001 par value, and 20,000,000 shares of undesignated preferred stock, $0.000001 par value. The following description summarizes the material terms of the capital stock of New Pono after the Business Combination. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each Unit had an offering price of $10.00 and consists of one whole share of Class A common stock and three-quarters of one redeemable Warrant. Each whole Warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as described in herein. On August 13, 2021, Pono consummated its IPO of 11,500,000 Units, which included 1,500,000 Units issued pursuant to the full exercise by the underwriters of their over-allotment option. Simultaneously with the closing of the IPO, Pono completed the private sale of an aggregate of 521,675 Placement Units to the Sponsor, and on July 29, 2022, Pono completed the private sale of an additional 115,000 Private Units to Mehana Capital LLC, an affiliate of the Sponsor, at a purchase price of $10.00 per Private Unit. On November 9, 2022, Pono completed the private sale of an additional 57,500 Private Units to Mehana Capital LLC and AERWINS Technologies Inc., for an aggregate of 115,000 Private Units, at a purchase price of $10.00 per Private Unit.

Upon the closing of the Business Combination the shares of Class A common stock and the Warrants will be separated and the Units will no longer trade or exist.

Common Stock

Upon the Closing, the outstanding shares of Class A common stock, including any shares of Class B common stock that are converted into Pono Class A common stock in accordance with the Pono Charter, will be redesignated as common stock, par value $0.000001 per share, of AERWINS Technologies Inc. (the new name of Pono after the Closing), which shares are referred to herein as New Pono common stock.

It is anticipated that, immediately after the Closing of the Business Combination, New Pono will have a total of approximately 67,262,943 shares of New Pono common stock issued and outstanding. The foregoing excludes any outstanding Warrants and assumes that (i) there are no redemptions of any shares by Pono’s public stockholders in connection with the Business Combination and (ii) no awards are issued under the Equity Incentive Plan. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Pono’s existing stockholders in the Combined Entity will be different. Upon consummation of the Business Combination, and subject to approval of the Incentive Plan Proposal, AERWINS’ executive officers are expected to receive grants of stock options under the Equity Incentive Plan from time to time as determined by the Compensation Committee. In addition, the outstanding AERWINS Options granted to AERWINS’ executive officers and certain members of the AERWINS Board under the AERWINS 2022 Plan prior to the Closing of the Business Combination will be assumed and converted to options under the Equity Incentive Plan effective as of the Closing the Business Combination.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the Amended Charter or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of New Pono common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

All of the outstanding Founder Shares, as shares of Class B common stock, will convert into shares of New Pono common stock at the Closing of the Business Combination. With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to Pono’s officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the Closing of the Business Combination, or (B) subsequent to the Closing, (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing of the Business Combination, or (y) the date on which New Pono completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Preferred Stock

The Amended Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in the Business Combination.

Warrants

Public Warrants

Each Public Warrant entitles the registered holder to purchase one share of New Pono common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing. The Public Warrants will expire five years after the Closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of New Pono common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of New Pono common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of New Pono common stock upon exercise of a warrant unless the New Pono common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We are not registering the shares of New Pono common stock issuable upon exercise of the Public Warrants at this time. However, we have agreed that as soon as practicable, but in no event later than 15 business days after the Closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement covering the shares of New Pono common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of New Pono common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of New Pono common stock issuable upon exercise of the warrants is not effective by the 60th business day after the Closing of the Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the New Pono common stock issuable upon exercise of the warrants is not effective within a specified period following the Closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the Public Warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•

if, and only if, the reported last sale price of the New Pono common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

TO date, the shares of common stock have not traded at a price that would allow us to call the Public Warrants for redemption. If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. In the event that the Company elects to redeem all of the redeemable warrants as described above, the Company will fix a date for the redemption (the “Redemption Date”). Pursuant to the terms of the warrant agreement, notice of redemption will be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. In addition, the Company will issue a press release and file a current report on Form 8-K with the Securities and Exchange Commission containing notice of redemption. The Company is not contractually obligated to notify investors when its warrants become eligible for redemption and does not intend to so notify investors upon eligibility of the warrants for redemption, unless and until it elects to redeem such warrants pursuant to the terms of the warrant agreement

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the New Pono common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of New Pono common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of New Pono common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Pono common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the New Pono common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Pono common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Closing. If we call our Public Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Placement Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of New Pono common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of New Pono common stock is increased by a stock dividend payable in shares of New Pono common stock, or by a split-up of shares of New Pono common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New Pono common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of New Pono common stock. A rights offering to holders of New Pono common stock entitling holders to purchase shares of New Pono common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New Pono common stock equal to the product of (i) the number of shares of New Pono common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New Pono common stock) and (ii) one (1) minus the quotient of (x) the price per share of New Pono common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for New Pono common stock, in determining the price payable for New Pono common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of New Pono common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of New Pono common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New Pono common stock on account of such shares of New Pono common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of New Pono common stock in connection with the Closing of the Business Combination, (d) to satisfy the redemption rights of the holders of New Pono common stock in connection with an Extension requiring a stockholder vote to amend the Pono Charter (i) for an Extension or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Pono common stock in respect of such event.

If the number of outstanding shares of our New Pono common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New Pono common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New Pono common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of New Pono common stock.

Whenever the number of shares of New Pono common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Pono common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Pono common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of New Pono common stock (other than those described above or that solely affects the par value of such shares of New Pono common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New Pono common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our New Pono common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New Pono common stock in such a transaction is payable in the form of New Pono common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants and the Placement Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Pono. You should review a copy of the warrant agreement, which has been publicly filed with the SEC and which you can find in the list of exhibits to this registration statement, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of New Pono common stock and any voting rights until they exercise their warrants and receive shares of New Pono common stock. After the issuance of shares of New Pono common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of New Pono common stock to be issued to the warrantholder.

Placement Warrants

Except as described below, the Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. The Placement Warrants (including the New Pono common stock issuable upon exercise of the Placement Warrants) are not transferable, assignable or salable until 30 days after the Closing (except, among certain other limited exceptions to our officers and directors and other persons or entities affiliated with the Sponsor) and will be entitled to registration rights, so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Placement Warrants on a cashless basis. If the Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Placement Warrants will be subject to the same terms and conditions as the Public Warrants, and among other matters, be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of New Pono common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Pono common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the New Pono common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the Closing of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to the Closing. The payment of any cash dividends subsequent to the Closing will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Our Amended and Restated Certificate of Incorporation

The Pono Charter contains certain requirements and restrictions relating to its Initial Public Offering that will apply to Pono until the completion of its initial business combination. These provisions cannot be amended without the approval of the holders of 65% of Pono’s common stock. Specifically, the Pono Charter provides, among other things, that:

•

If Pono is unable to complete its initial business combination within 12 months from the closing of its Initial Public Offering (or up to 18 months from the consummation of our Initial Public Offering if it extends the period of time to consummate a business combination, as described in more detail in this prospectus), Pono will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes or for working capital purposes (less up to $70,700 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to Pono’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

•

Prior to Pono’s initial business combination, it may not issue additional shares of capital stock that would entitle the holders thereof to: (i) receive funds from the Trust Account; (ii) vote on any initial business combination; or (iii) vote on matters related to our pre-initial business combination activity;

•

Although Pono does not intend to enter into a business combination with a target business that is affiliated with its Sponsor, its directors or its officers, it is not prohibited from doing so. In the event it enters into such a transaction, it, or a committee of independent directors, will obtain an opinion from an independent investment banking firm that is a member of FINRA or an independent accounting firm that such a business combination is fair to Pono from a financial point of view;

•

If a stockholder vote on an initial business combination is not required by law and Pono does not decide to hold a stockholder vote for business or other legal reasons, it will offer to redeem its public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing the initial business combination which contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act;

•

The initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and interest income earned on the Trust Account that is released to Pono to pay taxes or for working capital purposes) at the time of the agreement to enter into the initial business combination;

•

The Sponsor may extend the period of time to consummate a business combination up to two times, each by an additional three months (for a total of up to 18 months to complete a business combination), subject to the Sponsor depositing additional funds into the Trust Account as set out below. Pursuant to the terms of the amended and restated certificate of incorporation and the trust agreement between us and Continental Stock Transfer & Trust Company, in order for the time available for Pono to consummate its initial business combination to be extended, the Sponsor or its affiliates or designees, upon five business days advance notice prior to the applicable deadline, must deposit into the Trust Account $1,150,000 ($0.10 per unit) on or prior to the date of the applicable deadline, for each three-month extension; Pono’s stockholders will not be entitled to vote or redeem their shares in connection with any such extension; if Pono completes its initial business combination, to the extent any such amounts had been loaned to Pono, it would repay such loaned amounts either out of the proceeds of the Trust Account released to Pono, or out of funds held outside of the Trust Account;

•

If Pono’s stockholders approve an amendment to its amended and restated certificate of incorporation (i) to modify the substance or timing of its obligation to allow redemption in connection with our initial business combination or to redeem 100% of its public shares if we do not complete our initial business combination within 12 months from the closing of our Initial Public Offering (or up to 18 months from the consummation of our Initial Public Offering if we extend the period of time to consummate a business combination, as described in more detail above) or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, Pono will provide its public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Pono to pay its taxes, divided by the number of then outstanding public shares; and

•	Pono will not complete its initial business combination with another blank check company or a similar company with nominal operations.

In addition, the Pono Charter provides that it will only redeem its public shares so long as (after such redemption) its net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of its initial business combination and after payment of underwriters’ fees and commissions.

Certain Anti-Takeover Provisions of Delaware Law and Pono’s Amended and Restated Certificate of Incorporation and Bylaws

New Pono will opt out of Section 203 of the DGCL. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of company’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

The Pono Charter provides that our board of directors are classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Pono’s authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum for Certain Lawsuits

The Pono Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Notwithstanding the Pono Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, (i) the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

Special Meeting of Stockholders

Pono’s bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Pono’s bylaws provide that stockholders seeking to bring business before its annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at Pono’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in Pono’s annual proxy statement must comply with the notice periods contained therein. Its bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude Pono’s stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.

Action by Written Consent

Any action required or permitted to be taken by Pono’s common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our Class B common stock.

Class B Common Stock Consent Right

For so long as any shares of Class B common stock remain outstanding, Pono may not, without the prior vote or written consent of the holders of a majority of the shares of Class B common stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of its certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock. Any action required or permitted to be taken at any meeting of the holders of Class B common stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B common stock were present and voted. All of the Class B common stock will convert upon consummation of the Business Combination.

Registration Rights

The holders of the Founder Shares and Placement Units (and any securities underlying the Placement Units) are entitled to registration rights pursuant to the registration rights agreement that was signed at the time of the Pono IPO, requiring Pono to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A common stock). The holders of the majority of these securities are entitled to make up to two demands, excluding short form demands, that Pono register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of Pono’s initial business combination and rights to require Pono to register for resale such securities pursuant to Rule 415 under the Securities Act. Pono will bear the expenses incurred in connection with the filing of any such registration statements.

Listing of Securities

Pono’s Units, Class A common stock and Warrants are currently listed on Nasdaq under the symbols “PONOU,” “PONO” and “PONOW,” respectively. It is currently expected that after the Closing, our New Pono common stock and Public Warrants will be listed on Nasdaq under the symbols “AWIN” and “AWINW,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Pono’s common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of Pono’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Pono is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Pono was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Pono’s common stock or warrants for at least six months but who are its affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Class A common stock (or after the Closing, New Pono common stock) then outstanding; or

•

the average weekly reported trading volume of the Class A common stock (or after the Closing, New Pono common stock) then during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Pono’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Pono.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, Pono’s Initial Stockholders will be able to sell their Founder Shares, Placement Units and Private Units, as applicable, pursuant to Rule 144 without registration one year after Pono has completed its initial business combination.

COMPARISON OF STOCKHOLDER RIGHTS

Both Pono and AERWINS are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the Business Combination is completed, AERWINS securityholders will become stockholders of Pono, and their rights will be governed by the DGCL, the Amended Charter attached to this proxy statement/prospectus as Annex B, and the bylaws of New Pono attached to this proxy statement/prospectus as an exhibit.

The table below summarizes the material differences between the current rights of AERWINS securityholders under the AERWINS certificate of incorporation and bylaws and the rights of Pono stockholders, post-Closing, under the Amended Charter and bylaws, each as amended, as applicable, and as in effect immediately following the Business Combination.

While Pono and AERWINS believe that the summary tables cover the material differences between the rights of their respective stockholders prior to the Business Combination and the rights of Pono stockholders following the Business Combination, these summary tables may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Pono or AERWINS before the Business Combination and being a stockholder of Pono after the Business Combination. Pono has attached as Annex B to this proxy statement/prospectus a copy of the proposed Amended Charter, and attached as Exhibit F to Annex A, to this proxy statement/prospectus a copy of the form of New Pono bylaws, and will send copies of the documents referred to in this proxy statement/prospectus to you upon your request. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus.

Current Pono Rights Versus New Pono Rights Post-Merger

Provision	Pono Capital Corp. (Pre-Merger)	New Pono (Post-Closing)
Authorized Capital Stock	Pono is authorized to issue 111,000,000 shares, consisting of (a) 110,000,000 shares of Pono common stock, including (i) 100,000,000 shares of Pono Class A common stock, and (ii) 10,000,000 shares of Pono Class B common stock, and (b) 1,000,000 shares of preferred stock. As of the date of this proxy statement/prospectus, no shares of preferred stock are outstanding.

New Pono will be authorized to issue 420,000,000 shares of capital stock, consisting of (a) 400,000,000 shares of common stock and (b) 20,000,000 shares of preferred stock.

Upon consummation of the Business Combination and assuming no Pono Class A common stock are redeemed, we expect there will be approximately outstanding shares of New Pono common stock.

Number of Directors	The Pono Charter provides that the number of directors of Pono, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the Pono Board pursuant to a resolution adopted by a majority of the Pono Board.	The number of directors of New Pono shall initially be five (5). The precise number of directors shall be fixed by the New Pono board of directors pursuant to a resolution adopted by the New Pono board of directors.

Staggered Board of Directors	The current charter provides that the board is divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors expires at the first annual meeting of the stockholders, the term of the initial Class II Directors will expire at the second annual meeting of the stockholders and the term of the initial Class III Directors will expire at the third annual meeting of the stockholders.	Pursuant to the charter of New Pono, the board will be divided into three classes, Class I, Class II and Class III. The number of directors in each Class is required to be as nearly equal in number as possible. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The terms of the initial Class I directors expire at the first annual meeting of the stockholders following the effectiveness of the Fourth Amended Certificate, the terms of the initial Class II directors expire at the next annual meeting of the stockholders and the terms of the initial Class III directors expire at the next following annual meeting of the stockholders. Thereafter, each of the directors who are elected will serve for a three-year term or until the election and qualification of their respective successors in office, subject to

Provision	Pono Capital Corp. (Pre-Merger)	New Pono (Post-Closing)
their earlier death, resignation or removal. If the number of directors is increased or decreased, then the Board will apportion directors to the various classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. The number of directors and their classes is subject to modification in the event that the holders of one or more series of Preferred Stock, voting separately by class or series, have a right to elect specific directors pursuant to the terms of one or more series of Preferred Stock.

Appointment of Directors

The Pono Charter requires that the directors be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the election of directors; provided, that prior to the closing of the initial business combination, the holders of Class B common stock shall have the exclusive right to elect and remove any director, and the holders of Class A common stock shall have no right to vote on the election or removal of any director.

In addition, except as otherwise required by law, whenever the holders of one or more series of the preferred stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the preferred stock as set forth in the Pono Charter (including any preferred stock designation) and such directors

At New Pono’s annual meeting, the stockholders elect directors each of whom shall hold office until his or her successor is elected and qualified, or until his or her earlier resignation, death or removal.

At stockholder meetings for the election of directors, the vote required for election of a director shall be by a plurality of the votes cast by stockholders entitled to vote in the election in favor or against the election of a nominee.

Provision	Pono Capital Corp. (Pre-Merger)	New Pono (Post-Closing)
shall not be included in any of the classes described above unless expressly provided by such terms.
Removal of Directors	The Pono Charter provides that any and all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of Pono entitled to vote generally in election of directors, voting together as a single class; provided, that prior to the closing of the initial business combination, the holders of Class B common stock shall have the exclusive right to elect and remove any director, and the holders of Class A common stock shall have no right to vote on the election or removal of any director.	Any director or the entire board may be removed from office, only for cause, by the affirmative vote of the holders of 2/3 of the voting power of all then outstanding shares of New Pono entitled to vote for the election of directors.

Vacancies on the Board of Directors	Newly created directorships resulting from an increase in the number of directors and any vacancies on the Pono Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	Any newly created directorship on the New Pono board that results from an increase in the number of directors and any vacancies on the board are filled exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the New Pono board. Any director so chosen will hold office until his or her successor has been elected and qualified.

Special Meeting of the Board of Directors	The current bylaws provide that special meetings of the Pono Board (a) may be called by the chairman of the Pono Board or President and (b) shall be called by the chairman of the Pono Board,	Special meetings of the New Pono board may be called by the chairman of the board, President, or on the written request of at least a majority of directors then in office.

Provision	Pono Capital Corp. (Pre-Merger)	New Pono (Post-Closing)
president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request.

Special Meeting of the Stockholders	The current charter and bylaws provide that, subject to the rights of the holders of any outstanding series of the preferred stock of Pono and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the chairman of the Pono Board, chief executive officer, or the Pono Board pursuant to a resolution adopted by a majority of the Pono Board, and may not be called by any other person.	Special meetings of the stockholders of New Pono may be called only by the affirmative vote of a majority of the directors then in office.

Voting	The Pono Charter provides that holders of Pono Class A common stock and holders of Pono Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Each share of common stock will have one vote on all such matters. However, the holders of the shares of Pono Class B common stock have the right to elect all of the directors prior to the Business Combination. Except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the charter of Pono that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled exclusively, either separately or together with the holders of one or more other such series of preferred	Except as otherwise required by law or the charter of New Pono, holders of common stock are entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders are generally entitled to vote; provided, that, except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the charter of New Pono that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled, either separately or together with the holders of one or more other such series of preferred stock, to vote thereon pursuant to the charter of New Pono or the DGCL.

Provision	Pono Capital Corp. (Pre-Merger)	New Pono (Post-Closing)
stock, to vote thereon pursuant to the charter of Pono or the DGCL,
Cumulative Voting	The Pono Charter does not authorize cumulative voting.	The charter of New Pono does not authorize cumulative voting.

Stockholder Action by Written Consent	The Pono Charter provides that, except as may be otherwise provided for or fixed pursuant to the current certificate of incorporation (including any preferred stock designation) relating to the rights of the holders of any outstanding series of preferred stock, subsequent to the consummation of the Pono IPO, any action required or permitted to be taken by the stockholders of Pono must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B Common Stock with respect to which action may be taken by written consent.	Any action required or permitted to be taken by the stockholders of New Pono at any annual or special meeting of the stockholders may be effected only at a duly called annual or special meeting of stockholders of New Pono and may not be effected by any consent in writing by such stockholders.

Declaration and Payment of Dividends	Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock and the business combination requirement provisions of the Pono Charter, the holders of shares of Pono common stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of Pono) when, as and if declared thereon by Pono Board from time to time out of any assets or funds of Pono legally available therefor and shall share equally on a per share basis in such dividends and distributions.	The board of directors of New Pono may from time to time declare, and New Pono may pay, dividends on New Pono’s outstanding shares of capital stock, subject to applicable law and New Pono’s charter.

Limitation of Liability of Directors and Officers	The Pono Charter provides that a director of Pono shall not be personally liable to Pono or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the	The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

Provision	Pono Capital Corp. (Pre-Merger)	New Pono (Post-Closing)
	same exists or may hereafter be amended unless they violated their duty of loyalty to Pono or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.	The charter of New Pono will provide that, to the fullest extent provided by law, no director will be personally liable to New Pono or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the Director’s duty of loyalty to New Pono or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit.

Indemnification of Directors, Officers	The Pono Charter provides that Pono’s officers and directors will be indemnified by Pono to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended.

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The bylaws of New Pono will provide that New Pono will indemnify each director and officer to the fullest extent permitted by applicable law.

Interested Directors	To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to Pono or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of Pono Charter or in the future, and Pono renounces any expectancy that any of the directors or officers of Pono will offer any such corporate opportunity of which he or she	To the fullest extent permitted by law, New Pono renounces any interest or expectancy that any of the New Pono directors will offer any opportunity in which he or she may become aware to New Pono, except with respect to any of the directors of New Pono with respect to a opportunity that was offered to such person expressly and solely in his or her capacity as a director of New Pono.

Provision	Pono Capital Corp. (Pre-Merger)	New Pono (Post-Closing)
may become aware to Pono, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of Pono with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of Pono and (i) such opportunity is one Pono is legally and contractually permitted to undertake and would otherwise be reasonable for Pono to pursue and (ii) the director or officer is permitted to refer that opportunity to Pono without violating any legal obligation.

Inspection of Books and Records	The current bylaws provides that Pono may treat the registered stockholders as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of Pono, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of Pono.	Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business. The bylaws of New Pono will permit New Pono’s books and records to be kept within or outside Delaware shall be kept at the principal office of New Pono, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the board.

Choice of Forum	The Pono Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State	The charter of New Pono generally designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on behalf of New Pono, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other

Provision	Pono Capital Corp. (Pre-Merger)	New Pono (Post-Closing)

of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction.

The Pono Charter further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Pono Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

employee of New Pono to New Pono or New Pono’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the charter or bylaws (including the interpretation, validity or enforceability thereof), or (iv) any action asserting a claim governed by the internal affairs doctrine. Unless New Pono consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

Quorum	Board of directors. A majority of the Pono Board shall constitute a quorum for the transaction of business at any meeting of the Pono Board.	Board of directors. A majority of the New Pono board of directors constitutes a quorum at any meeting of the New Pono board of directors.

Provision	Pono Capital Corp. (Pre-Merger)	New Pono (Post-Closing)

Stockholders. The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of Pono representing a majority of the voting power of all outstanding shares of capital stock of Pono entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Stockholders. The presence, in person or proxy, at a stockholder’s meetings of the holders of shares entitled to vote a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting constitutes a quorum.

Amendment to Certificate of Incorporation

The Pono Charter requires a separate or specific vote for:

•  Amendments that relate solely to the terms of one or more outstanding series of preferred stock, or another series of common stock, if the holders thereof are entitled to a separate vote;

Under Delaware law, an amendment to a charter generally requires the approval of the New Pono board of directors and a majority of the combined voting power of the then- outstanding shares of voting stock, voting together as a single class.

•  Amendments that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Pono Class B common stock, which require a separate class vote;

•  Amendments to the provisions of the current certificate of incorporation related to the requirements for Pono’s initial business combination, redemption rights, distributions from the Trust Account, certain share issuances, which prior to the consummation of Pono’s initial business combination require the affirmative vote of holders of at least sixty-five

Except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the charter of New Pono that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled, either separately or together with the holders of one or more other such series of preferred stock, to vote thereon pursuant to the charter of New Pono.

Provision	Pono Capital Corp. (Pre-Merger)	New Pono (Post-Closing)

percent (65%) of all then outstanding shares of the Pono common stock; and

•  Amendments to the provisions of the current Pono Charter related to the election and removal of directors, which require a resolution passed by holders of at least ninety (90%) of the outstanding common stock entitled to vote thereon.

Amendment to Bylaws	The current bylaws provide that the Pono Board shall have the power to adopt, amend, alter or repeal the current bylaws. The affirmative vote of a majority of the Pono Board shall be required to adopt, amend, alter or repeal the current bylaws. The current bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of Pono required by applicable law or the current Pono Charter, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of Pono entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the current bylaws.	The New Pono board of directors will be expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of New Pono. The bylaws may also be amended, repealed or added to by the New Pono stockholders representing at least 2/3 of the voting power of all of the then- outstanding shares of capital stock of New Pono, however, that if the board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of Pono common stock as of the Record Date (pre-Business Combination) and the currently expected ownership of shares of New Pono common stock upon the closing of the Business Combination by:

•

each person known by Pono to be the beneficial owner of more than 5% of Pono common stock as of the Record Date (pre-Business Combination) or of shares of New Pono common stock upon the closing of the Business Combination;

•	each of Pono’s current executive officers and directors;

•	each person who will become an executive officer or director of the Combined Entity upon the closing of the Business Combination; and

•	all executive officers and directors of the Combined Entity as a group upon the closing of the Business Combination,

excluding any outstanding Pono Warrants and assuming that:

a.

(1) none of the holders of public shares of Class A common stock exercises their redemption rights, (2) there is no exercise at the closing of the Business Combination of the Pono Warrants at an exercise price of $11.50 per share, which warrants are not exercisable until the later of 12 months from the closing of the Pono IPO and the completion of the Business Combination, (3) none of the parties set forth below purchase shares of Pono Class A common stock in the open market, (4) there are no other issuances of equity interests of the Company prior to or in connection with the closing of the Business Combination, and (5) no awards are issued under the new equity incentive plan to be adopted by Pono in connection with the Business Combination (“Scenario A”) and alternatively that

b.

(1) the maximum number of the holders of public shares of Class A common stock exercise their redemption rights (representing redemption of 11,021,280 shares of Pono Class A common stock, for aggregate payment of approximately $115.8 million from the Trust Account (based on an assumed redemption price of approximately $10.51 per share)), (2) there is no exercise at the closing of the Business Combination of the Pono warrants at an exercise price of $11.50 per share, which warrants are not exercisable until the later of 12 months from the closing of the Pono IPO and the completion of the Business Combination, (3) none of the parties set forth below purchase shares of Pono Class A common stock in the open market, (4) there are no other issuances of equity interests of the Company prior to or in connection with the closing of the Business Combination, and (5) no awards are issued under the new equity incentive plan to be adopted by Pono in connection with the Business Combination (“Scenario B”).

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of Pono common stock pre-Business Combination is based on 15,126,675 issued and outstanding shares of Pono common stock as of the Record Date, consisting of 12,251,675 shares of Class A common stock and 2,875,000 shares of Class B common stock. The beneficial ownership of shares of New Pono common stock upon the closing of the Business Combination, making the assumptions with respect to Scenario A as described above, is based on shares of common stock, of which 52,136,268 shares of New Pono common stock will be issued to AERWINS’ securityholders, 11,500,000 shares will be held by the public stockholders, and 3,569,175 shares of common stock will be held by the Sponsor. The beneficial ownership of shares of New Pono common stock upon the closing of the Business Combination, making the assumptions with respect to Scenario B as described above, is based on 56,241,663 shares of common stock, of which 52,193,768 shares of New Pono common stock will be issued to AERWINS’ securityholders, 478,720 shares will be held by the public stockholders, and 3,569,175 shares will be held by the Sponsor. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Pono’s existing stockholders in the Combined Entity will be different.

Unless otherwise indicated, Pono believes that all persons named in the table have sole voting and investment power with respect to all Pono common stock beneficially owned by them.

Pre-Business Combination Beneficial Ownership Table

	Class A Common Stock		Class B Common Stock(2)
Name and Address of Beneficial Owners†	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
Officers and Directors Prior to the Transactions:
Dustin Shindo(3)	694,175	*	2,775,000	96.5%
Dr. Hank Wuh(4)	694,175	*	2,775,000	96.5%
Trisha Nomura	—	—	20,000	*
Kotaro Chiba	—	—	50,000	*
Mike K. Sayama	—	—	15,000	*
Steve Iwamura	—	—	15,000	*
All directors and executive officers as a group (6 individuals)	694,175	*	2,875,000	100.0%
Mehana Equity LLC (the Sponsor)(3)	694,175	—	2,775,000	96.5%

*	Less than 1.0%
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Pono Capital Corp., 643 Ilalo St. #102, Honolulu, Hawaii 96813.
(2)

Interests shown consist solely of Founder Shares, classified as shares of Class B common stock. Such shares are convertible into shares of Class A common stock on a one-for-one basis, subject to adjustment

(3)

Mehana Equity LLC, the Sponsor, is the record holder of the securities reported herein. Dustin Shindo, our Chairman, is the managing member of the Sponsor. By virtue of this relationship, Mr. Shindo may be deemed to share beneficial ownership of the securities held of record by the Sponsor. Mr. Shindo disclaims any such beneficial ownership except to the extent of his pecuniary interest.

(4)

Dr. Hank Wuh holds an equity interest in Mehana Equity LLC, our sponsor and disclaims any beneficial ownership other than to the extent of his pecuniary interest in that entity. By virtue of this relationship, Dr. Wuh may be deemed to share beneficial ownership of the securities held of record by our sponsor. Dr. Wuh disclaims any such beneficial ownership except to the extent of his pecuniary interest.

The table above includes Class A common stock as part of the Placement Units and Private Units, but does not include the Class A common stock underlying Warrants.

			Combined Entity Post-Business Combination
	Pono Pre-Business Combination		(assuming no redemptions by Pono stockholders)(1)		(assuming maximum redemptions by Pono stockholders)(2)
Name and Address of Beneficial Owners†	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and Executive Officers Post-Business Combination
Shuhei Komatsu	—	—%	15,903,221	23.3%	15,903,221	28.3%
Kensuke Okabe	—	—%	—	—%	—	—%
Taiji Ito	—	—%	—	—%	—	—%
Kazuo Miura	—	—%	79,217	*	79,217	*
Mike K. Sayama	15,000	*	15,000	*	15,000	*
Steve Iwamura	15,000	*	15,000	*	15,000	*
Marehiko Yamada	—	—%	—	—%	—	—%
Greater than 5% Holders:
Mehana Equity LLC (the Sponsor)(3)	3,469,175	13.9%	3,469,175	5.1%	3,469,175	6.2%
Dustin Shindo	3,469,175	13.9%	3,469,175	5.1%	3,469,175	6.2%
Shuhei Komatsu(3)	—	—%	15,903,221	23.3%	15,903,221	28.3%

*	Less than 1.0%
(1)	Assumes that no shares of Pono Class A common stock are redeemed and 100% participation by AERWINS securityholders.
(2)

Assumes additional redemption of shares of Pono Class A common stock, for aggregate payment of approximately $115,833,655 from the Trust Account (based on an assumed redemption price of approximately $10.51 per share). The maximum redemption amount is derived so that there is a minimum net tangible asset value of $5,000,001 immediately prior to or upon the consummation of the Business Combination, after giving effect to the payments to redeeming stockholders. Percentages are based on 56,241,633 shares of New Pono common stock outstanding following the consummation of the Business Combination.

(3)

Mehana Equity LLC, the Sponsor, is the record holder of the securities reported herein. Dustin Shindo, our Chairman, is the managing member of the Sponsor. By virtue of this relationship, Mr. Shindo may be deemed to share beneficial ownership of the securities held of record by the Sponsor. Mr. Shindo disclaims any such beneficial ownership except to the extent of his pecuniary interest.

AERWINS Current Beneficial Ownership Table

The following table sets forth information regarding the beneficial ownership of shares of AERWINS common stock as of November 30, 2022 (pre-Business Combination) by:

•	each person known by AERWINS to be the beneficial owner of more than 5% of AERWINS common stock as of November 30, 2022 (pre-Business Combination); and

•	each of AERWINS’s current executive officers and directors.

	Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
Name of Beneficial Owner
Directors and Named Executive Officers:
Shuhei Komatsu, Director, Chairman and Chief Executive Officer(2)	9,978,862	32.22%
Taiji Ito, Director and Global Markets Executive Officer(3)	450,000	1.48%
Kensuke Okabe, Director and Chief Financial Officer(4)	300,000	*
Kazuo Miura, Director and Chief Product Officer(5)	517,850	1.70%
All named executive officers and directors as a group (4 persons)	11,246,712	36.38%
5% Holders
Chiba Dojo Drone Fund I Investment Limited Partnership(6)	2,034,545	6.78%
Daisuke Katano(7)	1,935,462	6.36%

(1)	Based on 30,000,000 common shares of AERWINS issued and outstanding as of November 30, 2022.
(2)	Includes 975,000 common shares pursuant to stock options issuable within 60 days.
(3)	Includes 450,000 common shares pursuant to stock options issuable within 60 days.
(4)	Includes 300,000 common shares pursuant to stock options issuable within 60 days.
(5)	Includes 473,000 common shares pursuant to stock options issuable within 60 days.
(6)	DRONE FUND Inc., a company owned and controlled by Kotaro Chiba, has voting and dispositive control over the common shares held by Chiba Dojo Drone Fund I Investment Limited Partnership.
(7)	Includes 473,000 common shares pursuant to stock options issuable within 60 days.
*	Less than 1%

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The following persons are expected to be elected or appointed by the Pono board to serve as executive officers and directors of the Combined Entity following the Business Combination.

Name	Age	Position(s)
Shuhei Komatsu	40	Director, Chairman and Chief Executive Officer
Taiji Ito	46	Director, Global Markets Executive Officer
Kensuke Okabe	40	Chief Financial Officer and Director
Kazuo Miura	61	Chief Product Officer and Director
Steve Iwamura	64	Independent Director
Mike Sayama	68	Independent Director
Marehiko Yamada	49	Independent Director

Information regarding the executive officers, key employees, and directors following the Business Combination is set forth below:

Executive Officers

Shuhei Komatsu. New Pono’s Chairman of the Board of Directors and Chief Executive Officer. Mr. Komatsu has served as AERWINS’ Chairman of the Board of Directors since June 15, 2022 and served as AERWINS’ Chief Executive Officer and been a member of our Board of Directors since June 15, 2022. Mr. Komatsu is also the founder of A. L. I. Technologies, indirect subsidiary of AERWINS, and has served as the Co-Chief Executive Officer and a member of the Board of Directors of A. L. I. Technologies since February 2017. From April 2008 to January 2017, Mr. Komatsu was involved in trading activities at Merrill Lynch and Global hedge fund in Singapore and London. Mr. Komatsu graduated with a Master’s degree in Advanced Energy / Aerospace Engineering from University of Tokyo, Japan. Mr. Komatsu does not hold, and has not previously held, any directorships in any reporting companies. We believe that Mr. Komatsu is qualified to serve on our Board of Directors due to his experience in all aspects of our business and his ability to provide an insider’s perspective in board discussions about the business and strategic direction of the Company. We believe that his experience gives him unique insights into our opportunities, challenges and operations.

Taiji Ito. New Pono’s Global Markets – Investor Relations. Mr. Ito has served as AERWINS’ Global Markets – Investor Relations and a member of AERWINS’ Board of Directors since June 15, 2022. Mr. Ito is also a member of the Board of Directors of A. L. I. Technologies since April 2022. From April 1999 to 2002, Mr. Ito served as Associate at Deutsche Bank in Tokyo. From May 2002 to July, 2008, Mr. Ito served as Vice President and thereafter Director at Credit Suisse in Japan and the United States. From August 2008 to April 2022, Mr. Ito served as a founder and CEO at Meta Capital. Mr. Ito has extensive experience in the financial field. Mr. Ito graduated with a bachelor’s degree in Economics from Keio University, Japan. Mr. Ito does not hold, and has not previously held, any directorships in any reporting companies.

Kensuke Okabe. Mr. Okabe has served as AERWINS’ Chief Financial Officer, Secretary and been a member of AERWINS’ Board of Directors since June 15, 2022. Mr. Okabe has also served as the Chief Financial Officer and a member of the Board of Directors of A. L. I. Technologies since July 1, 2022. From March, 2008 through June, 2022, Mr. Okabe served as a certified public accountant at Ernst & Young ShinNihon LLC. Mr. Okabe was seconded to the International Accounting Standards Board as a technical fellow from April 2019 to March 2021 and the Accounting Standards Board of Japan from July 2017 to March 2019. Before joining Ernst & Young ShinNihon LLC., Mr. Okabe worked for Yamaha Corporation. Mr. Okabe graduated with a bachelor’s degree in Economics from University of Tokyo.

Kazuo Miura. Mr. Miura has served as our Chief Product Officer since June 15, 2022 and has served as a director of AERWINS Board of Directors since June 15, 2022. Mr. Miura has also served as a director of the

Board of Directors of A. L. I. Technologies since 2019. Since April, 2020, Mr. Miura has served as the director of Air Mobility Department. From 2014 through 2018, Mr. Miura served as an executive officer and director of Sony Corporation and its affiliates. Mr. Miura graduated from Takuma National College of Technology, Kagawa, Japan.

Dr. Mike K. Sayama, Ph.D.,

Dr. Mike Sayama has been the Director of Strategy of Community First since January 2021. He was formerly the Executive Director since it was established in July 2016. As the founding executive director, he was responsible for operations, developing a strategic plan for an accountable health community in East Hawaii, community relations, and fund raising.

From October 2013 to December 2018, Dr. Sayama served as a Vice President at Pono Health and was Director of Learning Health Homes, a project where he was responsible for managing the East Hawaii Independent Physicians Association (EHI) and implementing a data platform integrating health plan, hospital, and physician data. Dr. Sayama also facilitated the reorganization of EHI and development of its strategic direction. Community First, a 501(c) 3 non-profit, which serves as a neutral forum for healthcare stakeholders in East Hawaii, grew out of the Learning Health Homes Initiative.

From August 1997 to October 2013, Dr. Sayama served as a Vice President of the Hawaii Medical Service Association, first in Health Benefits Management and then in Customer Relations. In the first position, he streamlined preauthorization and appeal processes, including the elimination of preauthorization for inpatient admissions without increase in inpatient utilization. In his second position he established call centers in Hilo which stabilized the call center work force and improved the timeliness and accuracy of customer service. In 2010, he played a key role in obtaining a $16 million Federal Beacon Grant for Hawaii County to develop models for the use of health information technology. From April 2001 to April 2005, Dr. Sayama was a Director on the City Bank Board, and from April 2005 to April 2009, was a Director on the Boards of Central Pacific Bank and Central Pacific Financial Corporation.

Regarding education: In May 1975, he received his Bachelor of Arts degree in Psychology from Yale University, and in August 1979, his Master of Arts degree in Clinical Psychology from University of Michigan. In August 1982, Dr. Sayama received his Ph.D. degree in Clinical Psychology from University of Michigan. His community service includes being a Director on the Bay Clinic Board (the Federally Qualified Health Center in East Hawaii) and the Abbot of Chozen-ji, International Zen Dojo.

Steve Iwamura

Mr. Steve Iwamura served as the Partner of Deloitte Touche Tohmatsu LLC from June 1999 to September 2020 based in Osaka, Japan. Mr. Iwamura was transferred to Japan and pioneered cross-border business advisory services to Japanese companies in Kansai. Mr. Iwamura also served foreign entities entering and doing business in Japan, including foreign joint venture agreement and operations, and venture companies seeking to partner with major Japanese companies. During his profession at Deloitte, Mr. Iwamura was responsible for the M&A negotiations and due diligence; forensic investigations on behalf of court-appointed administrators and creditors, documenting recommendations, providing litigation support and prepared testimony; cross-border restructuring and dispositions consulting together with coordinated multi-jurisdictional business planning; dispute resolution, mediation and negotiating settlement agreements; negotiating licensing agreements, distribution agreements and franchise rights; coordinating solutions for foreign venture operations in Japan involving foreign parent companies and major Japan company partners.

Mr. Iwamura has been serving as an external advisor of Deloitte Touche Tohmatsu LLC, Osaka since October 2020, where he continues to perform similar services as above on a time limited basis under an annual services contract. From August 1984 to August 1990, Mr. Iwamura served as an Audit Manager of Deloitte & Touche based in Honolulu, Hawaii, where he provided audit services to Japanese subsidiaries in Hawaii. In June 1984, Mr. Iwamura received his BBA degree in Accounting at University of Hawaii.

Marehiko Yamada

Mr. Marehiko Yamada has served as the Chief Executive Officer and representative director of The Gift Life Inc. since February 2012. Mr. Yamada also founded and served as the Chairman and the representative director of Bridal in Project since December 2002. From January 2010 through December 2012, he served as the Chief Executive Officer of Ole Lyngaard Japan. From August 2000 to August 2022, Mr. Yamada served as an account executive at Deutsche Bank. From April 1997 through August 2000, he served as an account executive at SMBC Nikko Securities Inc. Since February 2022, Mr. Yamada has served as a committee member of the Tokyo Riding Club. Since June 2021, he has served as an outside director of Piece to Peace. Since April 2022, Mr. Yamada has served as an outside director of All Blue Inc. and World Park Inc. Mr. Yamada has extensive experience in the financial field. He received his bachelor’s degree in Economics from Aoyama Gakuin University in Tokyo, Japan in March 1997. Mr. Yamada does not hold, and has not previously held, any directorships in any reporting companies.

Board of Directors

Pursuant to the Merger Agreement and subsequent agreement by the parties, Pono and AERWINS agreed to take all necessary action, including causing the directors of the Pono to resign, so that effective as of the Closing, New Pono’s board of directors (the “Post-Closing Board”) will consist of five (5) individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements. Immediately after the Closing, Pono and AERWINS shall take all necessary action to designate and appoint to the Post-Closing Board five (5) persons as follows: three (3) persons designated prior to the Closing by AERWINS, who each shall be independent under Nasdaq regulations; and two (2) persons designated prior to the Closing, who may or may not be independent under Nasdaq regulations. At or prior to the Closing, Pono will provide each director of Pono with a customary director indemnification agreement, in form and substance reasonably acceptable to such director of Pono. The parties also agreed to take all action necessary, so that the individuals serving as the officers of Pono immediately after Closing will be the same individuals as those of AERWINS immediately prior to the Closing. Each director will hold office until the next annual meeting of stockholders at which such director is up for election and where his or her successor is elected and qualified.

Director Independence

Under the listing requirements and rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors and of certain board committees. Following the Business Combination, the Combined Entity’s board of directors will review the composition of the board and committees of the Combined Entity and the independence of each director.

Committees of the Board of Directors

The Combined Entity’s board of directors will have the authority to appoint committees to perform certain management and administration functions. Pono’s current board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors. Following the Closing, the charters for each of these committees will be available on the Combined Entity’s website.

Audit Committee

The audit committee of the board of directors of the Combined Entity is expected to consist of Messrs. Iwamura, Sayama and Yamada. The Pono Board has determined each proposed member is independent under the Nasdaq listing standards and Rule 10A-3(b)(1) under the Exchange Act. The chairperson of the audit committee is expected to be Mr. Iwamura. Mr. Iwamura also qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq.

The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Combined Entity’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing policies on risk assessment and risk management;

•	reviewing related party transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes the Combined Entity’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee of the Combined Entity’s board of directors is expected to consist of Messrs. Iwamura, Sayama and Yamada. The Pono Board has determined each proposed member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chairperson of the compensation committee is expected to be Mr. Sayama. The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to its executive officers, directors and other senior management, as appropriate.

Specific responsibilities of the compensation committee will include:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to the Combined Entity’s Chief Executive Officer’s compensation, evaluating the Combined Entity’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Combined Entity’s Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of the Combined Entity’s other executive officers;

•	reviewing and recommending to the Combined Entity’s board of directors the compensation of the Combined Entity’s directors;

•	reviewing the Combined Entity’s executive compensation policies and plans;

•

reviewing and approving, or recommending that the Combined Entity’s board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for the Combined Entity’s executive officers and other senior management, as appropriate;

•	administering the Combined Entity’s incentive compensation equity-based incentive plans;

•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

•	assisting management in complying with the Combined Entity’s proxy statement and annual report disclosure requirements;

•	if required, producing a report on executive compensation to be included in the Combined Entity’s annual proxy statement;

•	reviewing and establishing general policies relating to compensation and benefits of the Combined Entity’s employees; and

•	reviewing the Combined Entity’s overall compensation philosophy.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of the Combined Entity’s board of directors is expected to consist of Messrs. Iwamura, Sayama and Yamada. Pono Board has determined each proposed member is independent under Nasdaq listing standards. The chairperson of the nominating and corporate governance committee is expected to be Mr. Yamada.

Specific responsibilities of the nominating and corporate governance committee include:

•	identifying, evaluating and selecting, or recommending that the Combined Entity’s board of directors approve, nominees for election to the Combined Entity’s board of directors;

•	evaluating the performance of the Combined Entity’s board of directors and of individual directors;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of the Combined Entity’s corporate governance practices and reporting;

•	reviewing management succession plans; and

•	developing and making recommendations to the Combined Entity’s board of directors regarding corporate governance guidelines and matters.

Code of Business Conduct and Ethics

The Combined Entity will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. Following the Closing, the Code of Business Conduct and Ethics will be available on the Combined Entity’s website at https://aerwins.us. Information contained on or accessible through such website is not a part of this proxy statement/ prospectus, and the inclusion of the website address in this proxy statement/prospectus is an inactive textual reference only. The Combined Entity intends to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

No member of Combined Entity’s compensation committee has ever been an officer or employee of either company. None of Combined Entity’s expected executive officers serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on either company’s compensation committee.

EXECUTIVE AND DIRECTOR COMPENSATION OF AERWINS

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “AERWINS,” “we,” “us” or “our” refers to AERWINS Technologies Inc. prior to the consummation of the Business Combination and to the Combined Entity and its consolidated subsidiaries following the Business Combination. As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to “emerging growth companies” and “smaller reporting companies” as such terms are defined in the Securities Act and the Exchange Act, and the rules promulgated thereunder.

Summary Compensation Table

The following table presents information regarding the compensation paid by A. L. I. Technologies Inc., our operating subsidiary, to Shuhei Komatsu, our Chief Executive Officer, and Kazuo Miura, Chief Product Officer, for services rendered to A. L. I. Technologies Inc. during the fiscal years ended December 31, 2022 and 2021. We refer to these individuals as our “named executive officers.” No other executive officers received total compensation in excess of US$100,000.

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Shuhei Komatsu	2022	67,376	—	—	—	—	—	—	67,376
Chief Executive Officer (principal executive officer)	2021	37,326	—	—	—	—	—	—	37,326

Kazuo Miura	2022	156,727	—	—	—	—	—	—	156,727
Chief Product Officer	2021	169,333	—	—	—	—	—	—	169,333

Employment Agreements

AERWINS has not entered into any employment agreements with its executive officers since its inception. However, upon the completion of the Business Combination, AERWINS intends to enter into the following Employment Agreements with the executive officers set forth below.

Shuhei Komatsu

Upon the completion of the Business Combination, AERWINS intends to enter into an Executive Employment Agreement with Shuhei Komatsu. Mr. Komatsu’s agreement will provide that he will serve as the Chief Executive Officer of AERWINS and of A. L. I. Technologies Inc., the wholly-owned subsidiary of AERWINS. The agreement will also provide that he will be paid an annual salary of $200,000 (US$84,000). In addition, the agreement will provide that he is eligible to be paid bonuses and to be awarded long term, stock-based compensation in the future as may be determined by the Board of Directors of the Company. The agreement also has the terms and conditions which are described below in the section entitled “Provisions Applicable to All Executive Employment Agreements”.

Quantification of Potential Payments and Benefits to the Executive Officer of AERWINS in Connection with the Business Combination

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for the executive officer of

AERWINS that is based on, or otherwise relates to, the transactions contemplated by the Business Combination, which is referred to as the purchase-related compensation.

Name	Cash ($)		Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursements ($)	Other ($)	Total ($)
Shuhei Komatsu	200,000	(1)	—	—	—	—	—	200,000

(1)	Represents the annual base salary to be paid pursuant to the employment agreement (subject to increase to $400,000 effective as of the second anniversary of the employment start date).

Taiji Ito

Upon the completion of the Business Combination, AERWINS intends to enter into an Executive Employment Agreement with Taiji Ito. Mr. Ito’s agreement will provide that he will serve as the Global Markets Executive Officer of AERWINS and of A. L. I. Technologies Inc., the wholly-owned subsidiary of AERWINS. The agreement will also provide that he will be paid an annual salary of $200,000. In addition, the agreement will provide that he is eligible to be paid bonuses and to be awarded long term, stock-based compensation in the future as may be determined by the Board of Directors of the Company. The agreement also has the terms and conditions which are described below in the section entitled “Provisions Applicable to All Executive Employment Agreements”.

Quantification of Potential Payments and Benefits to the Executive Officer of AERWINS in Connection with the Business Combination

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for the executive officer of AERWINS that is based on, or otherwise relates to, the transactions contemplated by the Business Combination, which is referred to as the purchase-related compensation.

Name	Cash ($)		Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursements ($)	Other ($)	Total ($)
Taiji Ito	200,000	(1)	—	—	—	—	—	200,000

(1)	Represents the annual base salary to be paid pursuant to the employment agreement (subject to increase to $400,000 effective as of the second anniversary of the employment start date).

Kazuo Miura

Upon the completion of the Business Combination, AERWINS intends to enter into an Executive Employment Agreement with Kazuo Miura. Mr. Miura’s agreement will provide that he will serve as the Chief Product Officer of AERWINS and of A. L. I. Technologies Inc., the wholly-owned subsidiary of AERWINS. The agreement will also provide that he will be paid an annual salary of $200,000. In addition, the agreement will provide that he is eligible to be paid bonuses and to be awarded long term, stock-based compensation in the future as may be determined by the Board of Directors of the Company. The agreement also has the terms and conditions which are described below in the section entitled “Provisions Applicable to All Executive Employment Agreements”.

Quantification of Potential Payments and Benefits to the Executive Officer of AERWINS in Connection with the Business Combination

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for the executive officer of AERWINS that is based on, or otherwise relates to, the transactions contemplated by the Business Combination, which is referred to as the purchase-related compensation.

Name	Cash ($)		Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursements ($)	Other ($)	Total ($)
Kazuo Miura	200,000	(1)	—	—	—	—	—	200,000

(1)	Represents the annual base salary to be paid pursuant to the employment agreement (subject to increase to $400,000 effective as of the second anniversary of the employment start date).

Kensuke Okabe

Upon the completion of the Business Combination, AERWINS intends to enter into an Executive Employment Agreement with Kensuke Okabe. Mr. Okabe’s agreement will provide that he will serve as the Chief Financial Officer of AERWINS and of A. L. I. Technologies Inc., the wholly-owned subsidiary of AERWINS. The agreement will also provide that he will be paid an annual salary of $200,000. In addition, the agreement will provide that he is eligible to be paid bonuses and to be awarded long term, stock-based compensation in the future as may be determined by the Board of Directors of the Company. The agreement also has the terms and conditions which are described below in the section entitled “Provisions Applicable to All Executive Employment Agreements”.

Quantification of Potential Payments and Benefits to the Executive Officer of AERWINS in Connection with the Business Combination

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for the executive officer of AERWINS that is based on, or otherwise relates to, the transactions contemplated by the Business Combination, which is referred to as the purchase-related compensation.

Name	Cash ($)		Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursements ($)	Other ($)	Total ($)
Kensuke Okabe	200,000	(1)	—	—	—	—	—	200,000

(1)	Represents the annual base salary to be paid pursuant to the employment agreement (subject to increase to $400,000 effective as of the second anniversary of the employment start date).

Provisions Applicable to All Executive Employment Agreements

Each of the Executive Employment Agreements to be entered into as described above, has an initial term of 1 year, provided that the term of each agreement will automatically be extended for one or more additional terms of one year each unless either the Company or applicable executive provides notice to the other of their desire to not so renew the initial term or renewal term (as applicable) at least 30 days prior to the expiration of then-current initial term or renewal term (as applicable). Each of the agreements provide that the applicable executive’s employment with the Company shall be “at will,” meaning that either applicable executive or the Company may terminate the applicable executive’s employment at any time and for any reason, subject to the other provisions of the agreement.

Each of the agreements may be terminated by the Company, either with or without “Cause”, or by the applicable executive, either with or without “Good Reason”.

For purposes of each agreement, “Cause” means:

•

a violation of any material written rule or policy of the Company for which violation any employee may be terminated pursuant to the written policies of the Company reasonably applicable to an executive employee;

•	misconduct by the applicable executive to the material detriment of the Company;

•	the applicable executive’s conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony;

•	the applicable executive’s gross negligence in the performance of the applicable executive’s duties and responsibilities to the Company as described in this Agreement; or

•

the applicable executive’s material failure to perform the applicable executive’s duties and responsibilities to the Company as described in the agreement (other than any such failure resulting from the applicable executive’s incapacity due to physical or mental illness or any such failure subsequent to the applicable executive being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company), in either case after written notice from the Board to the applicable executive of the specific nature of such material failure and the applicable executive’s failure to cure such material failure within 10 days following receipt of such notice.

For purposes of each agreement, “Good Reason” means:

•

at any time following a Change of Control (as defined below), a material diminution by the Company of compensation and benefits (taken as a whole) provided to the applicable executive immediately prior to a Change of Control;

•	a reduction in base salary or target or maximum bonus, other than as part of an across-the-board reduction in salaries of management personnel;

•

the relocation of the applicable executive’s principal executive office to a location more than 50 miles further from the applicable executive’s principal executive office immediately prior to such relocation; or

•

a material breach by the Company of any of the terms and conditions of the agreement which the Company fails to correct within 10 days after the Company receives written notice from the applicable executive of such violation.

For purposes of each agreement a “Change of Control” of the Company will be deemed to have occurred if, after the effective date of the applicable agreement, (i) the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of the Company with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of the Company’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition.

In the event that the Company terminates the term of the applicable agreement or the applicable executive’s employment with Cause, or if the applicable executive terminates their agreement without good reason, then, subject to any other agreements between the company with respect to other equity grants made to such executive:

•	the Company will pay to the applicable executive any unpaid base salary and benefits then owed or accrued, and any unreimbursed expenses;

•	any unvested portion of any equity granted to the applicable executive under the applicable agreement or any other agreements with the Company will immediately be forfeited; and

•

all of the parties’ rights and obligations under the agreement will cease, other than those rights or obligations which arose prior to the termination date or in connection with such termination, and subject to the survival provisions of the agreements.

In the event that the Company terminates the term of the applicable agreement or the applicable executive’s employment without Cause, or if the applicable executive terminates their agreement with good reason, then, subject to any other agreements between the company with respect to other equity grants made to such executive:

•	the Company will pay to the applicable executive any base salary, bonuses, and benefits then owed or accrued, and any unreimbursed expenses;

•

the Company will pay to the applicable executive, in one lump sum, an amount equal to the base salary that would have been paid to the applicable executive for the remainder of the initial term of the applicable agreement (if the termination occurs during the initial term of the applicable agreement) or renewal term of the applicable agreement (if the termination occurs during a renewal term of the applicable agreement);

•

any unvested portion of any equity granted to the applicable executive under the applicable agreement or any other agreements with the Company will, to the extent not already vested, be deemed automatically vested; and

•

all of the parties’ rights and obligations under the agreement will cease, other than those rights or obligations which arose prior to the termination date or in connection with such termination, and subject to the survival provisions of the agreements.

In the event of the applicable executive’s death or total disability during the term of the applicable agreement, the term of the applicable agreement and the applicable executive’s employment shall terminate on the date of death or total disability. In the event of such termination, the Company’s sole obligations hereunder to the applicable executive (or the applicable executive’s estate) shall be for unpaid base salary, accrued but unpaid bonus and benefits (then owed or accrued and owed in the future), a pro-rata bonus for the year of termination based on the applicable executive’s target bonus for such year and the portion of such year in which the applicable executive was employed, and reimbursement of expenses pursuant to the terms hereon through the effective date of termination, and any unvested portion of any equity granted to the applicable executive under the applicable agreement or any other agreements with the Company will immediately be forfeited as of the termination date.

In the event that the term of the applicable agreement is not renewed by either party, any unvested portion of any equity granted to the applicable executive under the applicable agreement or any other agreements with the Company will immediately be forfeited as of the expiration of the term of the applicable agreement without any further action of the parties.

If it is determined that any payment provided to the applicable executive under the applicable agreement or otherwise, whether or not in connection with a Change of Control (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such that the Payment would be subject to an excise tax under section 4999 of the Code (the “Excise

Tax”), the Company will pay to the applicable executive an additional amount (the “Gross-Up Payment”) such that the net amount of the Gross-Up Payment retained by the applicable executive after the payment of any Excise Tax and any federal, state and local income and employment tax on the Gross-Up Payment, shall be equal to the Excise Tax due on the Payment and any interest and penalties in respect of such Excise Tax.

During the term of the applicable agreement, the applicable executive is entitled to fringe benefits consistent with the practices of the Company, and to the extent the Company provides similar benefits to the Company’s executive officers, and is entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the applicable executive in connection with the performance of the applicable executive’s duties hereunder and in accordance with the Company’s expense reimbursement policies and procedures.

Each of the agreements provides that, during the term of the applicable agreement, the applicable executive will be entitled to indemnification and insurance coverage for officers’ liability, fiduciary liability and other liabilities arising out of the applicable executive’s position with the Company in any capacity, in an amount not less than the highest amount available to any other executive, and such coverage and protections, with respect to the various liabilities as to which the applicable executive has been customarily indemnified prior to termination of employment, shall continue for at least six years following the end of the term of the applicable agreement. Any indemnification agreement entered into between the Company and the applicable executive shall continue in full force and effect in accordance with its terms following the termination of the applicable.

Each of the employment agreements contains customary confidentiality provisions, and customary provisions related to Company ownership of intellectual property conceived or made by the applicable executive in connection with the performance of their duties under the applicable agreement (i.e., a “work-made-for-hire” provision).

Each of the agreements contains a non-compete provision which provides that, for the term of the applicable agreement and for a period of 2 years thereafter, the applicable executive shall not, directly or indirectly: (i) engage in any other business, association or relationship of any kind with any business which provides, in whole or in part, the same or similar services and/or products offered by the which directly or indirectly competes with Company; nor (ii) solicit or accept, or induce any person or entity to reduce goods or services to Company, or in any manner assist others in the solicitation, acceptance, or inducement of, any business transactions with Company’s existing and prospective clients, accounts, suppliers and/or other persons or entities with whom the Company has had business relationships (or whom Company had specifically identified for a prospective business relationship). These restrictions extend to the geographic area in which Company actively conducted business immediately prior to termination of the applicable agreement.

Each of the agreements also contains a customary non-solicitation provision, in which the applicable executive agrees that, for the term of the applicable agreement and for a period of 3 years thereafter, the applicable executive will not, directly or indirectly solicit or discuss with any employee of Company the employment of such Company employee by any other commercial enterprise other than Company, nor recruit, attempt to recruit, hire or attempt to hire any such Company employee on behalf of any commercial enterprise other than Company, provided that this provision does not prohibit the applicable executive from undertaking a general recruitment advertisement provided that the foregoing is not targeted towards any person or entity identified above, or from hiring, employing or engaging any such person or entity who responds to such general recruitment advertisement.

Due to the application of various States’ laws, there is no assurance that the non-compete provisions or the non-solicitation provisions as set forth in each of the agreements will be enforced. Each of the agreements contains a “blue pencil” provision that, in the event that a court determines that any of these restrictions are unenforceable, the parties to the agreement agreed that it is their desire that the court substitute an enforceable restriction in place of any restriction deemed unenforceable, and that the substitute restriction be deemed incorporated in the agreement and enforceable against the applicable executive.

Each of the agreements contains customary representations and warranties by the applicable executive, relating to the agreement, and any securities of the Company that may be issued to the executive, and contains other customary miscellaneous provisions relating to waivers, assignments, third party rights, survival of provisions following termination, severability, notices, waiver of jury trials and other provisions.

Each of the agreements is governed by and construed and enforced in accordance with the internal laws of the State of Delaware, and for all purposes shall be construed in accordance with the laws of such state, without giving effect to the choice of law provisions of such state. Each of the agreements provide that all legal proceedings concerning the applicable agreement will be in the state and federal courts sitting in Santa Clara County, California, provided that each agreement also includes a provision relating to any disputes being settled by arbitration.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Pono

On March 22, 2021, Pono issued an aggregate of 2,875,000 shares of Class B common stock to the Sponsor for an aggregate purchase price of $25,000 in cash. Such Class B common stock includes an aggregate of up to 375,000 shares that were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would collectively own at least 20% of the Company’s issued and outstanding shares after the IPO (assuming the initial stockholders did not purchase any Public Shares in the Offering and excluding the Placement Units and Private Units and underlying securities). The underwriters exercised the over-allotment option in full so those shares are no longer subject to forfeiture.

The initial stockholders have agreed not to transfer, assign or sell any of the Class B common stock (except to certain permitted transferees) until, with respect to any of the Class B common stock, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining any of the Class B common stock, upon six months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

On March 22, 2021, the Sponsor committed to loan Pono an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was payable on the earlier of July 31, 2021 or the completion of the Initial Public Offering. Upon IPO, the Company had borrowed $186,542 under the Note. On August 17, 2021, the outstanding balance owed under the Note was repaid in full.

On July 29, 2022, Pono entered into a Private Placement Unit Purchase Agreement, dated August 10, 2022, with Mehana Capital LLC, an affiliate of the Sponsor, pursuant to which the Mehana Capital LLC purchased an aggregate of 115,000 Private Units, each consists of one share of Class A common stock, $0.000001 par value per share, and three-quarters of one warrant, each whole Placement Warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share, creating proceeds to Pono of $1,150,000. Pono then caused to be deposited $1,150,000 into the Trust Account for its public stockholders, representing $0.10 per public share, allowing Pono to extend the period of time it has to consummate its initial business combination by three months from August 13, 2022 to November 11, 2022 (the “Extension”).

On November 9, 2022, Pono entered into a Private Placement Unit Purchase Agreement, dated November 9, 2022, with an affiliate of Mehana Capital LLC, pursuant to which Mehana Capital purchased 57,500 Private Units, each consisting of one share of Class A common stock, $0.000001 par value per share, and three-quarters of one warrant, each whole Placement Warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share, creating proceeds to Pono of $575,000. In connection with the investment, Pono caused $1,150,000 to be deposited into the Trust Account for its public stockholders, representing $0.10 per public share, allowing Pono to extend the period of time it has to consummate its initial business combination by three months from November 11, 2022 to February 13, 2023 (the “November Extension”).

In order to finance transaction costs in connection with a Business Combination, the Sponsor may provide the Company with a loan up to $1,500,000 as may be required (“Sponsor Working Capital Loans”) and as of December 15, 2022 had $960,000 outstanding under such loan. Such Sponsor Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such loans may be converted upon consummation of a Business Combination into additional

Placement Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Sponsor Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Sponsor Working Capital Loans.

AERWINS

For the year ended December 31, 2020, A.L.I. received a debt guarantee from the Representative Director of A.L.I. Daisuke Katano for a particular building lease agreement. The transaction amount is $148,150 which is calculated by the total rental fees paid during the period from January 1, 2020 to December 31, 2020 for the contracts for which guarantees were provided as of December 31, 2020. No warranty fees are paid.

Voting Agreement

Simultaneously with the execution of the Merger Agreement the majority stockholder of AERWINS entered into a voting agreement with Pono and AERWINS. For more information, please see “The Business Combination Proposal — General Description of the Merger Agreement — AERWINS Voting Agreement” of this proxy statement/prospectus.

Lock-Up Agreements

Certain significant stockholders of AERWINS have entered into lock-up agreements (the “Lock-up Agreements”) providing for a lock-up period commencing at the Closing of the Business Combination and ending on the earlier of (x) six months from the Closing (or, in the case of Mr. Komatsu, AERWINS’ Chief Executive Officer, thirty months from the Closing), (y) the date Pono consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Pono’s stockholders having the right to exchange their shares of Pono common stock for cash, securities or other property and (z) the date on which the closing sale price of Pono common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred and fifty (150) days after the Closing; provided that 1⁄3 of such restricted shares shall be released from such restrictions if the closing stock price of Pono common stock reaches each of $13.00, $15.00, and $17.00. For more information, please see “The Business Combination Proposal — General Description of the Merger Agreement — AERWINS Lock-Up Agreements” of this proxy statement/prospectus.

APPRAISAL RIGHTS

Pono’s stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

LEGAL MATTERS

Certain legal matters relating to the validity of the common stock to be issued hereunder will be passed upon for Nelson Mullins Riley & Scarborough LLP, Washington, D.C.

EXPERTS

The financial statements of Pono as of December 31, 2021 and for the period from February 12, 2021 (inception) through December 21, 2021, included in this registration statement, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report included herein, which report includes an explanatory paragraph about the Company’s ability to continue as a going concern. Such financial statements have been so included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of AERWINS Technologies Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 included in this proxy statement/prospectus have been audited by TAAD LLP, an independent registered public accounting firm, as stated in their report thereon which report includes an explanatory paragraph about the Company’s ability to continue as a going concern and included in this proxy statement/prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for Pono’s securities is Continental Stock Transfer & Trust Company.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Pono and servicers that it employs to deliver communications to Pono’s stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Pono will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request that Pono deliver single copies of Pono’s proxy statement in the future. Stockholders may notify Pono of their requests by calling or writing Pono at its principal executive offices at 643 Ilalo St. #102, Honolulu, Hawaii 96813, (808) 892-6611. Following the Business Combination, communications should be sent to AERWINS Technologies Inc., Shiba Koen Annex 6 f, 1-8, Shiba Koen 3-chome, Minato-ku, Tokyo, Japan 105-0011.

SUBMISSION OF STOCKHOLDER PROPOSALS

Pono Board is aware of no other matter that may be brought before the Pono Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Pono Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals, other than director nominations, for the 2023 annual meeting must be received by our secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of our 2022 annual meeting. However, in the event that our 2023 annual meeting is more than 30 days before or more than 60 days after the anniversary date of our 2022 annual meeting, to be timely a stockholder’s notice must be received by our secretary at our principal executive office not earlier than the close of business on the 120th day before the 2023 annual meeting and not later than the later of (1) the close of business on the 90th day before the 2023 annual meeting or (2) the close of business on the 10th day following the day on which public announcement of the date of the 2023 annual meeting is first made by us.

Director nominations for the 2023 annual meeting must be received by our secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of our 2022 annual meeting. However, in the event that our 2023 annual meeting is more than 30 days before or more than 60 days after the anniversary date of our 2022 annual meeting, to be timely a stockholder’s notice must be received by our secretary at our principal executive office not earlier than the close of business on the 120th day before the 2023 annual meeting and not later than the later of (1) the close of business on the 90th day before the 2023 annual meeting or (2) the close of business on the 10th day following the day on which public announcement of the date of the 2023 annual meeting is first made by us.

In addition to the above, a stockholder proposal must otherwise comply with applicable SEC rules to be considered for inclusion in our proxy materials relating to our 2023 annual meeting. You may contact our Chief Executive Officer at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with Pono Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Dustin Shindo, Chief Executive Officer, Pono Capital Corp., 643 Ilalo St. #102, Honolulu, Hawaii 96813. Following the Business Combination, such communications should be sent to AERWINS Technologies Inc., Shiba Koen Annex 6 f, 1-8, Shiba Koen 3-chome, Minato-ku, Tokyo, Japan 105-0011. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION

Pono has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Pono files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access Pono’s filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Pono Special Meeting, you should contact Pono by telephone or in writing at the following address and telephone number:

Dustin Shindo

Chief Executive Officer

643 Ilalo St. #102

Honolulu, Hawaii 96813

(808) 892-6611

You may also obtain these documents by requesting them in writing or by telephone from Pono’s proxy solicitor at the following address and telephone number:

Laurel Hill Advisory Group, LLC

2 Robbins Lane, Suite 201

Jericho, NY 11753

855-414-2266

Email: PONO@laurelhill.com

If you are a stockholder of Pono and would like to request documents, please do so by January 18, 2023, in order to receive them before the Pono Special Meeting. If you request any documents from Pono, Pono will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Pono has been supplied by Pono, and all such information relating to AERWINS has been supplied by AERWINS. Information provided by either Pono or AERWINS does not constitute any representation, estimate or projection of any other party. AERWINS’ website is https://aerwins.us The information on this website is neither incorporated by reference into this proxy statement/prospectus, or into any other filings with, or into any other information furnished or submitted to, the SEC.

This document is a proxy statement of Pono for the Pono Special Meeting and constitutes a prospectus of Pono under the Securities Act with respect to the shares of common stock of Pono to be issued to AERWINS’ securityholders under the Merger Agreement. Pono has not authorized anyone to give any information or make any representation about the Business Combination, Pono or AERWINS that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page(s)
Audited Financial Statements of Pono Capital Corp.
Report of Independent Registered Public Accounting Firm (PCAOB ID: 688)	F-2
Financial Statements:
Balance Sheet as of December 31, 2021	F-3
Statement of Operations for the period from February 12, 2021 (inception) through December 31, 2021	F-4
Statement of Changes in Stockholders’ Deficit for the period from February 12, 2021 (inception) through December 31, 2021	F-5
Statement of Cash Flows for the period from February 12, 2021 (inception) through December 31, 2021	F-6
Notes to the Financial Statements	F-7
Unaudited Financial Statements of Pono Capital Corp
Condensed Consolidated Balance Sheets as of September 30, 2022 (Unaudited) and December 31, 2021 (Audited)	F-25

Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2022, for the three months ended September 30, 2021, and for the period from February 12, 2021 (inception) through September 30, 2021

F-26

Condensed Consolidated Statements of Changes in Stockholders’ (Deficit) Equity for the three and nine months ended September 30, 2022, for the three months ended September 30, 2021, and for the period from February 12, 2021 (inception) through September 30, 2021

F-27
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2022 and for the period from February 12, 2021 (inception) through September 30, 2021	F-29
Notes to Condensed Consolidated Financial Statements	F-30

Audited Financial Statements of AERWINS Technologies Inc.
Report of Independent Registered Public Accounting Firm (PCAOB ID: 5854)	F-51
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-52
Consolidated Statements of Operations and Comprehensive Income (Loss) for the Years Ended December 31, 2021 and 2020	F-54
Consolidated Statements of Changes in Shareholders’ Equity (Deficiency) for the Years Ended December 31, 2021 and 2020	F-55
Consolidated Statements of Cash Flows for the Years Ended December 31, 2021 and 2020	F-56
Notes to Consolidated Financial Statements	F-58

Unaudited Financial Statements of AERWINS Technologies Inc.
Consolidated Balance Sheets as of September 30, 2022 (Unaudited) and December 31, 2021 (Audited)	F-77
Consolidated Statements of Operations and Comprehensive Income (Loss) for the nine months ended September 30, 2022 and 2021	F-78
Consolidated Statements of Changes in Shareholders’ Equity (Deficiency) for the nine months ended September 30, 2022	F-79
Consolidated Statements of Cash Flows for the nine months ended September 30, 2022 and 2021	F-80
Notes to Consolidated Financial Statements	F-81

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Pono Capital Corp

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Pono Capital Corp (the “Company”) as of December 31, 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the period from February 12, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from February 12, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company has until August 13, 2022 to complete a business combination or the Company will cease all operations except for the purpose of liquidating. Further, the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Boston, MA

March 25, 2022

PONO CAPITAL CORP

BALANCE SHEET

DECEMBER 31, 2021

ASSETS
Current Assets
Cash	$337,595
Prepaid expenses	171,837

Total Current Assets	$509,432

Marketable Securities held in trust account	116,728,213

Total Assets	$117,237,645

LIABILITIES, REDEEMABLE CLASS A COMMON STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$125,821
Franchise tax payable	120,647

Total Current Liabilities	246,468

Deferred underwriter fee payable	3,450,000
Warrant liability	4,243,039

Total Non-Current Liabilities	7,693,039

Total Liabilities	7,939,507

Commitments and Contingencies (Note 6)

Redeemable Class A Common Stock
Redeemable Class A common stock, $0.000001 par value; 100,000,000 shares authorized; 11,500,000 shares at redemption value of $10.15 per share	116,725,000

Stockholders’ Deficit
Preferred stock, $0.000001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.000001 par value; 100,000,000 shares authorized; 521,675 shares issued and outstanding	1
Class B common stock, par value $0.000001; 10,000,000 shares authorized; 2,875,000 shares issued and outstanding	3
Additional paid-in capital	—
Accumulated deficit	(7,426,866)

Total Stockholders’ Deficit	(7,426,862)

Total Liabilities, Redeemable Class A Common Stock and Stockholders’ Deficit	$117,237,645

The accompanying notes are an integral part of these financial statements

PONO CAPITAL CORP

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM FEBRUARY 12, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

For the Period from February 12, 2021 (Inception) through December 31, 2021
Formation and operating costs	$413,230
Franchise tax expenses	120,647

Loss from Operations	(533,877)

Other Income (Expenses)
Bank incentive	5
Interest earned on marketable securities held in trust account	3,213
Change in fair value of warrant liability	5,621,902
Offering costs allocated to warrants	(505,696)

Other Income, Net	5,119,424

Net Income	$4,585,547

Weighted average shares outstanding of Class A common stock subject to redemption	4,996,904
Basic and diluted net income per common stock	$0.62
Weighted average shares outstanding of Class A non-redeemable common stock	226,915
Basic and diluted net income per common stock	$0.62
Weighted average shares outstanding of Class B non-redeemable common stock	2,205,882
Basic and diluted net income per common stock	$0.62

The accompanying notes are an integral part of these financial statements

PONO CAPITAL CORP

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE PERIOD FROM FEBRUARY 12, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance - February 12, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B Common stock to Sponsor	—	—	2,875,000	3	24,997	—	25,000
Capital contribution	—	—	—	—	229	—	229
Sale of Public Units	11,500,000	12	—	—	114,999,988	—	115,000,000
Class A Common Stock subject to possible redemption	(11,500,000)	(12)	—	—	(114,999,988)	—	(115,000,000)
Sale of Private Placement Units	521,675	1	—	—	5,216,749	—	5,216,750
Initial fair value of private warrant liability	—	—	—	—	(437,816)	—	(437,816)
Remeasurement redemption value of Class A common stock	—	—	—	—	(16,815,322)	—	(16,815,322)
Re-classification	—	—	—	—	12,011,163	(12,011,163)	—
Adjustment of offering cost	—	—	—	—	—	(1,250)	(1,250)
Net Income	—	—	—	—	—	4,585,547	4,585,547

Balance – December 31, 2021	521,675	$1	2,875,000	$3	$—	$(7,426,866)	$(7,426,862)

The accompanying notes are an integral part of these financial statements

PONO CAPITAL CORP

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM FEBRUARY 12, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Cash flows from operating activities:
Net income	$4,585,547
Adjustments to reconcile net income to net cash used in operating activities:
Formation costs paid by the Sponsor in the form of capital contribution	229
Interest earned on marketable securities held in Trust Account	(3,213)
Offering costs allocated to warrants	505,696
Change in fair value of warrant liabilities	(5,621,902)
Changes in operating assets and liabilities:
Prepaid expenses	(171,837)
Accrued expense	125,821
Franchise tax payable	120,647

Net cash used in operating activities	(459,012)

Cash flows from investing activities:
Investment of cash in Trust Account	(116,725,000)

Net cash used in investing activities	(116,725,000)

Cash flows from financing activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discount paid	113,050,000
Proceeds from sale of private placement units	5,216,750
Payment of offering costs	(770,143)

Net cash provided by financing activities	117,521,607

Net change in cash	337,595
Cash at the beginning of the period	—

Cash at the end of the period	$337,595

Supplemental disclosure of non-cash investing and financing activities:
Deferred underwriting fee payable	$3,450,000

Initial Classification of Class A common stock subject to redemption	$116,725,000

Proceeds from promissory note and repayment	$186,542

The accompanying notes are an integral part of these financial statements

PONO CAPITAL CORP

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

Note 1 — Description of Organization and Business Operations, Going Concern and Basis of Presentation

Pono Capital Corp (the “Company”) is a blank check company incorporated in Delaware on February 12, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to December 31, 2021 were organizational activities, those necessary to prepare for the Initial Public Offering (“Initial Public Offering”) and identifying a target company for a business combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Mehana Equity LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 11, 2021. On August 13, 2021, the Company consummated its Initial Public Offering of 10,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $100,000,000 (see Note 6) (the “Initial Public Offering”). The Company granted the underwriter a 45-day option to purchase up to an additional 1,500,000 Units at the Initial Public Offering price to cover over-allotments, if any.

Simultaneously with the consummation of the closing of the Offering, the Company consummated the private placement of an aggregate of 469,175 units (the “Placement Units”) to the Sponsor at a price of $10.00 per Placement Unit, generating total gross proceeds of $4,691,750 (the “Private Placement”).

Subsequently, on August 18, 2021, the underwriters exercised the over-allotment option in full, and the closing of the issuance and sale of the additional Units occurred (the “Over-allotment Option Units”). The total aggregate issuance by the Company of 1,500,000 units at a price of $10.00 per unit resulted in total gross proceeds of $15,000,000. On August 18, 2021, simultaneously with the sale of the Over-allotment Option Units, the Company consummated the private sale of an additional 52,500 Placement Units, generating gross proceeds of $525,000. The Placement Units were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering.

A total of $116,725,000, comprised of the proceeds from the Offering and the proceeds of private placements that closed on August 13, 2021 and August 18, 2021, net of the underwriting commissions, discounts, and offering expenses, was deposited in a trust account established for the benefit of the Company’s public stockholders.

Transaction costs of the Initial Public Offering amounted to $6,168,893, consisting of $1,950,000 of underwriting fees, $3,450,000 of deferred underwriting fees (see Note 6) and $768,893 of other costs.

Following the closing of the Initial Public Offering and full exercise of underwriter’s over-allotment option, $823,378 of cash was held outside of the Trust Account available for working capital purposes. As of December 31, 2021, we have available to us $337,595 of cash on our balance sheet and a working capital of $262,964.

PONO CAPITAL CORP

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

Note 1 — Description of Organization and Business Operations, Going Concern and Basis of Presentation (Continued)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing of a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

The Company will have until August 13, 2022 (or up to February 13, 2023, as applicable) to consummate a Business Combination. If the Company is unable to complete a Business Combination within 12 months (or up to 18 months from the closing of the IPO at the election of the Company in two separate three month extensions subject to satisfaction of certain conditions, including the deposit of up to $1,000,000, or $1,150,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per unit in either case) for each three month extension, into the trust account, or as extended by the Company’s stockholders in accordance with our third amended and restated certificate of incorporation) from the closing of the Offering to consummate a Business Combination (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law.

The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the amount per Unit in the trust account ($10.15).

PONO CAPITAL CORP

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

Note 1 — Description of Organization and Business Operations, Going Concern and Basis of Presentation (Continued)

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.15 per share (whether or not the underwriters’ over-allotment option is exercised in full), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern and Management Liquidity Plans

As of December 31, 2021, the Company had $337,595 in cash and a working capital of $262,964. The Company’s liquidity needs prior to the consummation of the Initial Public Offering had been satisfied through proceeds from notes payable and from the issuance of common stock. Subsequent to the consummation of the Initial Public Offering, the Company expects that it will need additional capital to satisfy its liquidity needs beyond the net proceeds from the consummation of the Initial Public Offering and the proceeds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective business combination candidates, performing due diligence on prospective target businesses, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination. Although certain of the Company’s initial stockholders, officers and directors or their affiliates have committed to up to $1,500,000 Working Capital Loans (see Note 5) from time to time or at any time, there is no guarantee that the Company will receive such funds.

The accompanying financial statement has been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Further, we have incurred and expect to continue to incur significant costs in pursuit of our financing and acquisition plans. Management plans to address this uncertainty during period leading up to the Initial Business Combination. The Company will have until August 13, 2022 (or up to February 13, 2023, as applicable) to consummate a Business Combination. If a Business Combination is not consummated by February 13, 2023, less than one year after the date the financial statements are issued, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 13, 2023. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by February 13, 2023. Based upon the above analysis, management determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern within less than one year after the date the financial statements are issued. The Company cannot provide any assurance that its plans to raise capital

PONO CAPITAL CORP

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

Note 1 — Description of Organization and Business Operations, Going Concern and Basis of Presentation (Continued)

or to consummate an Initial Business Combination will be successful. Based on the foregoing, management believes that there is a risk that the Company will not have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of the Initial Business Combination or one year from this filing. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

PONO CAPITAL CORP

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

Note 2 — Summary of Significant Accounting Policies (Continued)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. The Company had $337,595 in cash and no cash equivalents as of December 31, 2021.

Marketable Securities Held in Trust Account

At December 31, 2021, substantially all of the assets held in the Trust Account were held in mutual funds.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of December 31, 2021 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Class A Common Stock Subject to Possible Redemption

All of the Class A common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s third amended and restated certificate of incorporation. In accordance

PONO CAPITAL CORP

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

Note 2 — Summary of Significant Accounting Policies (Continued)

with ASC 480, conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. However, the threshold in its charter would not change the nature of the underlying shares as redeemable and thus public shares would be required to be disclosed outside of permanent equity. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value ($10.15 per share) at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit.

On December 31, 2021, 11,500,000 shares of Class A Common Stock outstanding are subject to possible redemption.

As of December 31, 2021, the Class A Common Stock reflected on the balance sheet are reconciled in the following table:

As of December 31, 2021
Gross Proceeds	$115,000,000
Less:
Proceeds allocated to public warrants	(9,427,125)
Class A shares issuance costs	(5,663,197)

Plus:
Remeasurement of carrying value to redemption value	16,815,322

Contingently redeemable Class A Common Stock	$116,725,000

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. On December 31, 2021, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Net Income Per Share

Net income per share is computed by dividing net income by the weighted average number of common stock shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the Initial Public Offering and warrants issued as components of the Private Placement Units (the “Placement Warrants”) since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

PONO CAPITAL CORP

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

Note 2 — Summary of Significant Accounting Policies (Continued)

The Company’s statements of operations includes a presentation of income per share for common stock shares subject to possible redemption in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted, for redeemable Class A common stock is calculated by dividing the net income allocable to Class A common stock subject to possible redemption, by the weighted average number of redeemable Class A common stock outstanding since original issuance. Net income per common stock, basic and diluted, for non-redeemable Class A and Class B common stock is calculated by dividing net income allocable to non-redeemable common stock, by the weighted average number of shares of non-redeemable common stock outstanding for the periods. Shares of non-redeemable Class B common stock include the founder shares as these common shares do not have any redemption features and do not participate in the income earned on the Trust Account.

For The Period from February 12, 2021 (Inception) Through December 31, 2021
Redeemable Class A common stock
Numerator: net income allocable to redeemable Class A common shares	$3,085,098
Denominator: weighted average number of redeemable Class A common shares	4,996,904
Basic and diluted net income per redeemable Class A common share	$0.62

Non-redeemable Class A common shares
Numerator: net income allocable to non-redeemable Class A common stock	$139,952
Denominator: weighted average number of non-redeemable Class A common shares	226,915
Basic and diluted net income per non-redeemable Class A common shares	$0.62

Non-redeemable Class B common shares
Numerator: net income allocable to non-redeemable Class B common stock	$1,360,497
Denominator: weighted average number of non-redeemable Class B common shares	2,205,882

Basic and diluted net income per non-redeemable Class B common shares	$0.62

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A common stock were charged to stockholders’ equity upon the completion of the Initial Public Offering.

PONO CAPITAL CORP

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

Note 2 — Summary of Significant Accounting Policies (Continued)

Warrant Liabilities

We account for the Warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Fair Value of Financial Instruments

The Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with ASC Topic 815. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value upon issuance and remeasured at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative financial instruments is evaluated at the end of each reporting period.

Recently Issued Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial

PONO CAPITAL CORP

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

Note 2 — Summary of Significant Accounting Policies (Continued)

conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020- 06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows. Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 —Initial Public Offering

Following the closing of the Initial Public Offering on August 13, 2021 and the sale of the Over-allotment Option Units on August 18, 2021, the Company sold 11,500,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one common stock and three-quarters of one redeemable warrant (“Public Warrant”). Each Public Warrant will entitle the holder to purchase three-quarters of one common stock at an exercise price of $11.50 per whole share.

Note 4 — Private Placement

Following the closing of the Initial Public Offering and the sale of the Over-allotment Option Units, the Sponsor purchased an aggregate of 521,675 Private Placement Units at a price of $10.00 per Private Placement Unit for an aggregate purchase price of $5,216,750.

The proceeds from the sale of the Placement Units were added to the net proceeds from the Offering held in the Trust Account. The Placement Units are identical to the Units sold in the Initial Public Offering, except for the placement warrants (“Placement Warrants”), as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

On March 22, 2021, the Company issued an aggregate of 2,875,000 shares of Class B common stock to the Sponsor for an aggregate purchase price of $25,000 in cash. Such Class B common stock includes an aggregate of up to 375,000 shares that were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Sponsor will collectively own at least 20% of the Company’s issued and outstanding shares after the Offering (assuming the initial stockholders do not purchase any Public Shares in the Offering and excluding the Placement Units and underlying securities). The underwriters exercised the over-allotment option in full, so those shares are no longer subject to forfeiture.

The initial stockholders have agreed not to transfer, assign or sell any of the Class B common stock (except to certain permitted transferees) until, with respect to any of the Class B common stock, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price

PONO CAPITAL CORP

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

Note 5 — Related Party Transactions (Continued)

of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining any of the Class B common stock, upon six months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Promissory Note — Related Party

On March 22, 2021, the Sponsor committed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was payable on the earlier of July 31, 2021 or the completion of the Initial Public Offering. Upon IPO, the Company had borrowed $186,542 under the Note. On August 17, 2021, the outstanding balance owed under the Note was repaid in full.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor may provide us with a loan to the Company up to $1,500,000 as may be required (“Working Capital Loans”). Such Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such loans may be converted upon consummation of a Business Combination into additional Placement Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2021, there were no amounts outstanding under any Working Capital Loans.

If the Company anticipates that it may not be able to consummate the initial Business Combination within 12 months, the Company may, by resolution of the board if requested by the Sponsor, extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of up to 18 months to complete a Business Combination), subject to the Sponsor depositing additional funds into the trust account as set out below. Pursuant to the terms of the third Amended and Restated Certificate of Incorporation and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company, in order for the time available for the Company to consummate the initial Business Combination to be extended, the Sponsor or its affiliates or designees, must deposit into the Trust Account $1,150,000 with the underwriters’ over-allotment option exercised in full ($0.10 per unit in either case), on or prior to the date of the applicable deadline, for each of the available three month extensions, providing a total possible Business Combination period of 18 months at a total payment value of $2,300,000 with the underwriters’ over-allotment option exercised in full ($0.10 per unit). Any such payments would be made in the form of a loan. Any such loans will be non-interest bearing and payable upon the consummation of a Business Combination out of the proceeds of the trust account released to it.

Administrative Support Agreement

The Company’s Sponsor has agreed, commencing from the date that the Company’s securities are first listed on NASDAQ through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space,

PONO CAPITAL CORP

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

Note 5 — Related Party Transactions (Continued)

utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay to Mehana Equity LLC, the Sponsor, $10,000 per month for these services during the 18-month period to complete a business combination. The Sponsor has agreed to pay for the formation cost of $229 and waived to seek reimbursement from the Company for such cost.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the founder shares and placement units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of working capital loans, and any shares of Class A common stock issuable upon the exercise of the placement warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be issued upon conversion of the units issued as part of the working capital loans and Class A common stock issuable upon conversion of the founder shares, will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO, requiring us to register such securities for resale (in the case of the founder shares, only after conversion to our Class A common stock). The holders of these securities are entitled to make up to two demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding anything to the contrary, under FINRA Rule 5110, the underwriters and/or their designees may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the registration statement relating to the Offering, and the underwriters and/or their designees may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement relating to the Offering.

Underwriters Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions.

The underwriters were entitled to a cash underwriting discount of: (i) two percent (2.00%) of the gross proceeds of the Offering, or $2,300,000. In addition, the underwriters are entitled to a deferred fee of three percent (3.00%) of the gross proceeds of the Offering upon closing of the Business Combination, or $3,450,000. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

On August 13, 2021, the underwriter has given the Company a rebatement of $350,000. The total cash underwriting fee is $1,950,000 and the deferred underwriting fee is $3,450,000.

Right of First Refusal

For a period beginning on the closing of the IPO and ending 12 months from the closing of a business combination, we have granted EF Hutton a right of first refusal to act as lead-left book running manager and lead left manager for any and all future private or public equity, convertible and debt offerings during such period. In

PONO CAPITAL CORP

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

Note 6 — Commitments and Contingencies (Continued)

accordance with FINRA Rule 5110(g)(3)(A)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement.

Note 7 – Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.000001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. On December 31, 2021, there were no preferred shares issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.000001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. On December 31, 2021, there were 521,675 shares of Class A common stock issued and outstanding.

Class A Common Stock Subject to Possible Redemption — We account for our Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as shareholders’ equity. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. However, the threshold in its charter would not change the nature of the underlying shares as redeemable and thus public shares would be required to be disclosed outside of permanent equity. As of December 31, 2021, 11,500,000 shares of Class A Common Stock outstanding are subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.000001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. On March 22, 2021, there were 2,875,000 shares of Class B common stock issued and outstanding and were held by the Sponsor. Effective as of April 15, 2021, the Sponsor transferred 100,000 shares of Class B common stock among the chief financial officer and the three independent directors. On December 31, 2021, there were 2,875,000 shares of Class B common stock issued and outstanding (includes an aggregate of 375,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part). Shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Company’s initial business combination on a one-for-one basis.

Warrants — In accordance with the guidance contained in ASC 815-40, the warrants issued in the Initial Public Offering do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. The Company will classify each warrant as a liability at its fair value, with the change in fair value recognized in the Company’s statement of operations.

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

PONO CAPITAL CORP

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

Note 7 – Stockholders’ Equity (Continued)

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement or a new registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Company’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, it may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event it does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of warrants when the price per Class A common stock equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•

if, and only if, the closing price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization,

PONO CAPITAL CORP

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

Note 7 – Stockholders’ Equity (Continued)

reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Window and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

On December 31, 2021, there were 8,625,000 Public Warrants and 391,256 Private Placement Warrants outstanding.

Note 8 — Income Taxes

The Company did not have any significant deferred tax assets or liabilities as of December 31, 2021.

The Company’s net deferred tax assets are as follows:

December 31, 2021
Deferred tax asset
Organizational costs/Startup expenses	$104,959
Net operation loss carryforward	29,828

Total deferred tax asset	134,787

Valuation allowance	(134,787)

Deferred tax asset, net of allowance	$—

As of December 31, 2021, the Company did not have any material U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from February 12, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $134,787.

PONO CAPITAL CORP

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

Note 8 — Income Taxes (Continued)

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2021 is as follows:

December 31, 2021
Statutory federal income tax rate	21.0%
Tax effects of change in fair value of warrant liability	(25.1)%
Tax effects of transaction costs allocated to warrant liability	2.3%
Change in valuation allowance	1.8%

Income tax provision	—%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

Note 9 — Fair Value Measurements

The following table presents information about the Company’s assets and derivative warrant liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

Description:	Quoted Prices in Active Markets (Level 1)	Significant other Observable Inputs (Level 2)	Significant other Unobservable Inputs (Level 3)
Assets
Marketable securities held in Trust Account	$116,728,213	$—	$—
Warrant Liabilities:
Public Warrants	$4,052,888	$—	$—
Private Placement Warrants	$—	$—	$190,151

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the period from February 12, 2021 (inception) to December 31, 2021.

On October 1, 2021, the Public Warrants surpassed the 52-day threshold waiting period to be publicly traded in accordance with the effective date of the Prospectus, August 10, 2021. Once publicly traded, the observable input qualifies the liability for treatment as a Level 1 liability. As such, as of December 31, 2021, the Company classified the Public Warrants as Level 1.

PONO CAPITAL CORP

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

Note 9 — Fair Value Measurements (Continued)

The estimated value of the Public Warrants transferred from a Level 3 measurement to a Level 1 measurement from the initial measurement through December 31, 2021 was $4,052,888 as presented in the changes in fair value of Level 3 warrant liabilities table below.

Warrants
Fair value as of February 12, 2021 (inception)	$—
Initial measurement on August 13, 2021 (Level 3)	9,864,941
Change in fair value	(5,621,902)
Transfer to Level 1	(4,052,888)

Fair value as of December 31, 2021	$190,151

The Warrants are measured at fair value on a recurring basis. The Public Warrants were initially valued using a Modified Monte Carlo Simulation. As of December 31, 2021, the Public Warrants were valued using the instrument’s publicly listed trading price as of the balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.

At December 31, 2021, assets held in the Trust Account were $116,728,213 in a mutual fund invested in U.S. Treasury Securities.

The Company recognized $9,864,941 for the derivative warrant liabilities upon their issuance on August 13, 2021. The Sponsor paid an aggregate of $5,216,750 for Private Placement Warrants with an initial aggregate fair value of $437,816. The excess purchase price over the initial fair value on the private placement closing date is recognized as a capital contribution from the Sponsor.

The Company utilizes a binomial Monte-Carlo simulation to estimate the fair value of the warrants at each reporting period for warrants that are not actively traded, which at December 31, 2021 included the Private Placement Warrants. The estimated fair value of the derivative warrant liabilities is determined using Level 3 inputs. Inherent in a binomial Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	August 13, 2021	December 31, 2021
Exercise price	$11.50	$11.50
Share price	$9.18	$9.97
Expected term (years)	6.00	5.61
Probability of Acquisition	80%	90%
Post-Merger Period Volatility	25%	9.5%
Risk-free rate	0.08%	1.26%
Dividend yield (per share)	0.00%	0.00%

PONO CAPITAL CORP

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

Note 9 — Fair Value Measurements (Continued)

The change in the fair value of the derivative warrant liabilities for the period from August 13, 2021 (Initial Public Offering) through December 31, 2021 is summarized as follows:

	Private Placement Warrants	Public Warrants	Total Warrant Liability
Fair value as of August 13, 2021 (Initial Public Offering)	$437,816	$9,427,125	$9,864,941
Change in valuation inputs or other assumptions(1)	(247,665)	(5,374,237)	(5,621,902)

Fair value as of December 31, 2021	$190,151	$4,052,888	$4,243,039

(1)	Changes in valuation inputs or other assumptions are recognized in the change in fair value of warrant liability in the statement of operations.

Note 10 – Subsequent Events

Management has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements was issued. Based upon this review, other than those subsequent events described below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

On March 17, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Pono, Pono Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Pono (“Merger Sub”), Benuvia, Inc., a Delaware corporation (“Benuvia”), Mehana Equity, LLC, in its capacity as Purchaser Representative, and Shannon Soqui, in his capacity as Seller Representative.

Pursuant to the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into Benuvia, with Benuvia continuing as the surviving corporation (the “Surviving Corporation”).

As consideration for the Merger, the holders of Benuvia securities collectively shall be entitled to receive from us, in the aggregate, a number of our securities with an aggregate value equal to (the “Merger Consideration”) (a) Four Hundred Million U.S. Dollars ($400,000,000) minus (b) the amount by which the aggregate amount of any outstanding indebtedness (minus cash held by Benuvia) of Benuvia at Closing (the “Closing Net Indebtedness”) exceeds Forty Million Dollars ($40,000,000), and minus (c) the value of the options of Benuvia held by employees and consultants that are vested at the Closing that are assumed by us (“Vested Options”), with each Benuvia stockholder receiving, for each share of Benuvia common stock held, a number of shares of our common stock equal to (i) the Per Share Price, divided by (ii) $10.00 (the total portion of the Merger Consideration amount payable to all Benuvia Stockholders in accordance with the Merger Agreement is also referred to herein as the “Stockholder Merger Consideration”)

The Merger Consideration otherwise payable to Benuvia stockholders is subject to the withholding of two escrows: (i) a number of shares of our common stock equal to five percent (5.0%) of the Merger Consideration to be placed in escrow for post-closing adjustments (if any) to the Merger Consideration and (ii) a number of shares mutually agreeable between Benuvia and us not to exceed twenty percent (20.0%) of the Merger Consideration (the “Price Protection Escrow Amount”) to be held for downside protection for non-redeeming stockholders following Closing.

PONO CAPITAL CORP

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

Note 10 – Subsequent Events (Continued)

The Merger Consideration is subject to adjustment after the Closing based on confirmed amounts of the Closing Net Indebtedness of Benuvia as of the Closing Date. If the adjustment is a negative adjustment in favor of us, the escrow agent shall distribute to us a number of shares of our common stock with a value equal to the absolute value of the adjustment amount. If the adjustment is a positive adjustment in favor of Benuvia, we will issue to the Benuvia stockholders an additional number of shares of our common stock with a value equal to the adjustment amount.

The Business Combination Agreement and related agreements are further described in our Current Report on Form 8-K filed with the SEC on March 18, 2022.

PONO CAPITAL CORP

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$118,183	$337,595
Prepaid expenses	14,875	171,837

Total Current Assets	133,058	509,432
Marketable Securities held in Trust Account	118,577,540	116,728,213

Total Assets	$118,710,598	$117,237,645

LIABILITIES, REDEEMABLE CLASS A COMMON STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$651,410	$—
Accrued expenses and other current liabilities	123,914	125,821
Income tax payable	112,535	—
Franchise tax payable	150,000	120,647
Sponsor Working Capital Loan	96,200	—

Total Current Liabilities	1,134,059	246,468

Deferred underwriter fee payable	3,450,000	3,450,000
Warrant liability	819,226	4,243,039

Total Non-Current Liabilities	4,269,226	7,693,039

Total Liabilities	5,403,285	7,939,507

Commitments and Contingencies (Note 6)
Redeemable Class A Common Stock
Redeemable Class A common stock, $0.000001 par value; 100,000,000 shares authorized; 11,500,000 shares at redemption value of $10.28 and $10.15 per share at September 30, 2022 and December 31, 2021, respectively	118,215,005	116,725,000
Stockholders’ Deficit
Preferred stock, $0.000001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.000001 par value; 100,000,000 shares authorized; 636,675 and 521,675 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively (excluding 11,500,000 shares subject to possible redemption)	2	1
Class B common stock, $0.000001 par value; 10,000,000 shares authorized; 2,875,000 shares issued and outstanding	3	3
Additional paid-in capital	30,231	—
Accumulated deficit	(4,937,928)	(7,426,866)

Total Stockholders’ Deficit	(4,907,692)	(7,426,862)

Total Liabilities, Redeemable Class A Common Stock and Stockholders’ Deficit	$118,710,598	$117,237,645

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

PONO CAPITAL CORP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2022	For the Period from February 12, 2021 (inception) through September 30, 2021
Formation and operating costs	$616,773	$113,640	$1,375,230	$113,869
Franchise tax expenses	50,000	—	150,000	—

Loss from Operations	(666,773)	(113,640)	(1,525,230)	(113,869)

Other Income (Expense)
Bank incentive	—	—	—	5
Interest earned on marketable securities held in trust account		747		747
Dividends earned on marketable securities held in Trust Account	529,950	—	699,327	—
Loss on change in fair value of Sponsor Working Capital Loan	(5,200)	—	(4,200)	—
Change in fair value of warrant liability	(270,488)	(680,914)	3,431,576	(680,914)
Offering costs allocated to warrants	—	(505,696)	—	(505,696)

Other Income (Loss)	254,262	(1,185,863)	4,126,703	(1,185,858)

Income (Loss) before income taxes	(412,511)	(1,299,503)	2,601,473	(1,299,727)
Income tax expense	(109,621)	—	(112,535)	—

Net Income (Loss)	$(522,132)	$(1,299,503)	$2,488,938	$(1,299,727)

Weighted average shares outstanding of Class A common stock	12,085,425	6,318,473	12,043,159	2,516,448

Basic and diluted net income per common stock	$(0.03)	$(0.15)	$0.17	$(0.28)

Weighted average shares outstanding of Class B common stock	2,875,000	2,500,000	2,875,000	2,088,745

Basic and diluted net income (loss) per common stock	$(0.03)	$(0.15)	$0.17	$(0.28)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

PONO CAPITAL CORP

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(UNAUDITED)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance - January 1, 2022	521,675	$1	2,875,000	$3	$—	$(7,426,866)	$(7,426,862)
Net income	—	—	—	—	—	1,650,541	1,650,541

Balance - March 31, 2022	521,675	1	2,875,000	3	—	(5,776,325)	(5,776,321)
Proceeds received in excess of initial fair value of Sponsor Working Capital Loan	—	—	—	—	139,000	—	139,000
Net income	—	—	—	—	—	1,360,529	1,360,529

Balance - June 30, 2022	521,675	$1	2,875,000	$3	$139,000	$(4,415,796)	$(4,276,792)
Proceeds received in excess of initial fair value of Sponsor Working Capital Loan	—	—	—	—	239,000	—	239,000
Sale of Private Placement Units	115,000	1	—	—	1,149,999	—	1,150,000
Initial fair value of private warrant liability	—	—	—	—	(7,763)	—	(7,763)
Remeasurement of Class A common stock to redemption amount	—	—	—	—	(1,490,005)	—	(1,490,005)
Net loss	—	—	—	—	—	(522,132)	(522,132)

Balance - September 30, 2022	636,675	$2	2,875,000	$3	$30,231	$(4,937,928)	$(4,907,692)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

PONO CAPITAL CORP

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(UNAUDITED)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance - February 12, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	2,875,000	3	24,997	—	25,000
Capital Contribution	—	—	—	—	229	—	229
Net loss	—	—	—	—	—	(229)	(229)

Balance - March 31, 2021	—	—	2,875,000	3	25,226	(229)	25,000
Net income	—	—	—	—	—	5	5

Balance - June 30, 2021	—	$—	2,875,000	$3	$25,226	$(224)	$25,005
Sale of Public Units	11,500,000	12	—	—	114,999,988	—	115,000,000
Class A Common Stock subject to possible redemption	(11,500,000)	(12)	—	—	(114,999,988)	—	(115,000,000)
Sale of Private Placement Units	521,675	1	—	—	5,216,749	—	5,216,750
Initial fair value of private warrant liability	—	—	—	—	(437,816)	—	(437,816)
Accretion redemption value of Class A common stock	—	—	—	—	(16,815,322)	—	(16,815,322)
Net loss	—	—	—	—	—	(1,299,503)	(1,299,503)
Re-classification	—	—	—	—	12,011,163	(12,011,163)	—
Adjustment of offering cost	—	—	—	—	—	(1,250)	(1,250)

Balance - September 30, 2021	521,675	$1	2,875,000	$3	$—	$(13,312,140)	$(13,312,136)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

PONO CAPITAL CORP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30, 2022	For the Period from February 12, 2021 (inception) through September 30, 2021
Cash flows from operating activities:
Net income (loss)	$2,488,938	$(1,299,727)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Dividends earned on marketable securities held in Trust Account	(699,327)	—
Formation costs paid by stockholder in form of capital contribution	—	229
Interest earned on marketable securities held in Trust Account	—	(747)
Offering costs allocated to warrants	—	505,696
Change in fair value of Sponsor Working Capital Loan	4,200	—
Change in fair value of warrant liability	(3,431,576)	680,914
Changes in operating assets and liabilities:
Prepaid expenses	156,962	(315,687)
Accounts payable	651,410	—
Accrued expenses and other current liabilities	(1,907)	29,560
Income tax payable	112,535	—
Franchise tax payable	29,353	—

Net cash used in operating activities	(689,412)	(399,762)

Cash flows from investing activities:
Investment of cash in Trust Account	(1,150,000)	(116,725,000)

Net cash used in investing activities	(1,150,000)	(116,725,000)

Cash flows from financing activities:
Proceeds from Sponsor Working Capital Loan	470,000	—
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discount paid	—	113,050,000
Proceeds from sale of private placement units	1,150,000	5,216,750
Payment of offering costs	—	(770,143)

Net cash provided by financing activities	1,620,000	117,521,607

Net change in cash	(219,412)	396,845
Cash at the beginning of the period	337,595	—

Cash at the end of the period	$118,183	$396,845

Supplemental disclosure of non-cash investing and financing activities
Remeasurement of Class A common stock to redemption amount	$1,490,005	$—
Proceeds in excess of initial fair value of working capital loans	$378,000
Deferred underwriting fee payable	$—	$3,450,000
Initial Classification of Class A common stock subject to redemption	$—	$116,725,000
Proceeds from promissory note and repayment	$—	$186,542

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY

Pono Capital Corp (the “Company” or “Pono”) is a blank check company incorporated in Delaware on February 12, 2021. As used herein, “the Company” refers to Pono Capital Corp, and its wholly owned and controlled subsidiary, Pono Merger Sub, Inc. (“Merger Sub”), unless the context indicates otherwise. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

The Company has neither engaged in any operations nor generated any revenues to date. The Company’s only activities for the nine months ended September 30, 2022 and for the period from February 12, 2021 (inception) through December 31, 2021 were organizational activities, those necessary to prepare for the Initial Public Offering (“Initial Public Offering”) and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of investment income from the proceeds derived from the Initial Public Offering (as defined above). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Mehana Equity LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 10, 2021. On August 13, 2021, the Company consummated its Initial Public Offering of 10,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $100,000,000 (see Note 3) (the “Initial Public Offering”). The Company granted the underwriter a 45-day option to purchase up to an additional 1,500,000 Units at the Initial Public Offering price to cover over-allotments, if any.

Simultaneously with the consummation of the closing of the Offering, the Company consummated the private placement of an aggregate of 469,175 units (the “Placement Units”) to the Sponsor at a price of $10.00 per Placement Unit, generating total gross proceeds of $4,691,750 (the “Private Placement”) (see Note 4).

Subsequently, on August 18, 2021, the underwriters exercised the over-allotment option in full, and the closing of the issuance and sale of the additional Units occurred (the “Over-allotment Option Units”). The total aggregate issuance by the Company of 1,500,000 Units at a price of $10.00 per Unit resulted in total gross proceeds of $15,000,000. On August 18, 2021, simultaneously with the sale of the Over-allotment Option Units, the Company consummated the private sale of an additional 52,500 Placement Units, generating gross proceeds of $525,000. The Placement Units were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering.

A total of $116,725,000, comprised of the proceeds from the Offering and the proceeds of Private Placements that closed on August 13, 2021 and August 18, 2021, net of the underwriting commissions, discounts, and offering expenses, was deposited in a trust account (the “Trust Account”) established for the benefit of the Company’s public stockholders.

Transaction costs of the Initial Public Offering amounted to $6,168,893, consisting of $1,950,000 of underwriting fees, $3,450,000 of deferred underwriting fees (see Note 6) and $768,893 of other costs.

Following the closing of the Initial Public Offering and full exercise of underwriter’s over-allotment option, $823,378 of cash was held outside of the Trust Account available for working capital purposes. As of

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

September 30, 2022 and December 31, 2021, the Company had $118,183 and $337,595 of cash available on the condensed consolidated balance sheets, respectively, and a working capital deficit of $1,001,001 and a working capital surplus of $262,964, respectively.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing of a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

The Company will have until February 13, 2023 to consummate a Business Combination. If the Company is unable to complete a Business Combination within 12 months (or up to 18 months from the closing of the IPO at the election of the Company in two separate three month extensions subject to satisfaction of certain conditions, including the deposit of up to $1,000,000, or $1,150,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per Unit in either case) for each three month extension, into the Trust Account, or as extended by the Company’s stockholders in accordance with the third amended and restated certificate of incorporation) from the closing of the Offering to consummate a Business Combination (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law.

The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the amount per Unit in the Trust Account ($10.15).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.15 per share (whether or not the underwriters’ over-allotment option is exercised in full), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Termination of Old Proposed Business Combination

On March 17, 2022, the Company entered into an Agreement and Plan of Merger (the “Old Merger Agreement”), by and among Pono, Merger Sub, Benuvia, Inc., a Delaware corporation (“Benuvia”), Mehana Equity, LLC, in its capacity as Purchaser Representative, and Shannon Soqui, in his capacity as Seller Representative.

Pursuant to the Old Merger Agreement, at the closing of the transactions contemplated by the Old Merger Agreement, Merger Sub would merge with and into Benuvia, with Benuvia continuing as the surviving corporation.

The Business Combination Agreement and related agreements are further described in the Company’s Current Report on Form 8-K filed with the SEC on March 18, 2022.

On August 8, 2022, the Company and Benuvia mutually terminated the Merger Agreement pursuant to Section 8.1(a) of the Merger Agreement, effective immediately. Neither party was required to pay the other a termination fee as a result of the mutual decision to terminate the Merger Agreement.

New Proposed Business Combination

On September 7, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Pono, Pono Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Pono (“Merger Sub”), AERWINS Technologies Inc., a Delaware corporation (“AERWINS”), Mehana Equity, LLC, in its capacity as Purchaser Representative, and Shuhei Komatsu, in his capacity as Seller Representative.

Pursuant to the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into AERWINS, with AERWINS continuing as the surviving corporation (the “Surviving Corporation”).

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

As consideration for the Merger, the holders of AERWINS securities collectively shall be entitled to receive from the Company, in the aggregate, a number of the Company’s securities with an aggregate value equal to (the “Merger Consideration”) (a) Six Hundred Million U.S. Dollars ($600,000,000), minus (b) the amount by which the aggregate amount of any outstanding indebtedness (minus cash held by AERWINS) of AERWINS at Closing (the “Closing Net Indebtedness”), minus (c) the amount by which AERWINS’ Net Working Capital is less than $3 million, plus (d) the amount by which AERWINS’ Net Working Capital exceeds $3 million, minus (e) specified transaction expenses of AERWNS associated with the Merger, with each AERWINS stockholder receiving, for each share of AERWINS common stock held, a number of shares of the Company common stock equal to (i) the Per Share Consideration, divided by (ii) $10.00. Each outstanding option or warrant to purchase AERWINS common stock shall be converted into the right to receive an option or warrant to purchase a number of shares of the Company common stock equal to (x) the Per Share Consideration divided by (y) $10.00.

The Merger Consideration otherwise payable to AERWINS stockholders is subject to the withholding of a number of shares of the Company common stock equal to three percent (3.0%) of the Merger Consideration to be placed in escrow for post-closing adjustments (if any) to the Merger Consideration.

The Merger Consideration is subject to adjustment after the Closing based on confirmed amounts of the Closing Net Indebtedness, Net Working Capital and transaction expenses as of the Closing Date. If the adjustment is a negative adjustment in favor of the Company, the escrow agent shall distribute to the Company a number of shares of the Company common stock with a value equal to the absolute value of the adjustment amount. If the adjustment is a positive adjustment in favor of AERWINS, the Company will issue to the AERWINS stockholders an additional number of shares of the Company common stock with a value equal to the adjustment amount.

The Business Combination Agreement and related agreements are further described in the Company’s Current Report on Form 8-K filed with the SEC on September 7, 2022.

Going Concern and Management Liquidity Plans

As of September 30, 2022 and December 31, 2021, the Company had $118,183 and $337,595 in cash, respectively, and a working capital deficit of $1,001,001 and a working capital surplus of $262,964, respectively. The Company’s liquidity needs prior to the consummation of the Initial Public Offering had been satisfied through proceeds from notes payable and from the issuance of common stock. The Company expects that it will need additional capital to satisfy its liquidity needs beyond the net proceeds from the consummation of the Initial Public Offering held outside of the Trust Account for paying existing accounts payable and consummating the Business Combination. Although certain of the Company’s initial stockholders, officers and directors or their affiliates have committed up to $1,500,000 Working Capital Loans (see Note 5) from time to time or at any time, there is no guarantee that the Company will receive such funds.

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred and expects to continue to incur significant costs in pursuit of the Company’s financing and acquisition plans. Management plans to address this uncertainty with the successful closing of a Business Combination. The Company will have until February 13, 2023 to consummate a Business Combination. If a Business Combination is not consummated by February 13, 2023, which is less than one year after the date these condensed consolidated financial statements are issued, there will be a mandatory

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

liquidation and subsequent dissolution of the Company. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any Business Combination by February 13, 2023. Based upon the above analysis, management determined that liquidity concerns and the mandatory liquidation raise substantial doubt about the Company’s ability to continue as a going concern within less than one year after the date the condensed consolidated financial statements are issued. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Additionally, as a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. Further, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being available on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations beginning in 2023, with certain exceptions (the “Excise Tax”). Because we are a Delaware corporation and our securities trade on the New York Stock Exchange, we will likely be considered a “covered corporation” within the meaning of the Inflation Reduction Act. While not free from doubt, absent any further guidance from Congress or the U.S. Department of the Treasury, there is significant risk that the Excise Tax will apply to any redemptions of our common stock after December 31, 2022, including redemptions in connection with an initial Business Combination and any amendment to our certificate of incorporation to extend the time to consummate an initial Business Combination, unless an exemption is available. In addition, the Excise Tax may make a transaction with us less appealing to potential business combination targets, and thus, potentially hinder our ability to enter into and consummate an initial Business Combination. Further, the application of the Excise Tax in the event of a liquidation after December 31, 2022 is uncertain, and could impact the per-share amount that would otherwise be received by our stockholders in connection with our liquidation.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements of the Company are presented in conformity with GAAP and pursuant to the rules and regulations of the SEC. Certain information or footnote

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying condensed consolidated financial statements should be read in conjunction with the Company’s Form 10-K as filed with the SEC on March 25, 2022. The interim results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

significantly from those estimates. Significant estimates made by the Company include those pertaining to the valuation of the warrant liabilities and working capital loan.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had $118,183 and $337,595 in cash as of September 30, 2022 and December 31, 2021, respectively. The Company did not have any cash equivalents as of September 30, 2022 and December 31, 2021.

Marketable Securities Held in Trust Account

As of September 30, 2022 and December 31, 2021, substantially all of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the condensed consolidated balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in Dividends earned on marketable securities held in Trust Account in the accompanying statements of operations. At September 30, 2022 and December 31, 2021, the investments held in the Trust Account totaled $118,577,540 and $116,728,213, respectively.

Income Taxes

The Company complies with the accounting and reporting requirements of Accounting Standards Codification (“ASC”) Topic 740 - Income Taxes (“ASC 740”) which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the condensed consolidated financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. ASC 740 prescribes a recognition threshold and a measurement attribute for the condensed consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

The Company’s management determined the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of September 30, 2022 and December 31, 2021 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s effective tax rate from continuing operations was -26.6% and 4.3% for the three and nine months ended September 30, 2022, respectively, and 0.0% for the three months ended September 30, 2021 and for the period from February 12, 2021 (inception) through September 30, 2021.

See Note 8 for additional information on income taxes for the periods presented.

Class A Common Stock Subject to Possible Redemption

All of the Class A common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s third amended and restated certificate of incorporation. In accordance with ASC 480 Distinguishing Liabilities from Equity (“ASC 480”), conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. However, the threshold in its charter would not change the nature of the underlying shares as redeemable and thus Public Shares would be required to be disclosed outside of permanent equity. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value ($10.15 per share) at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional paid-in capital, in accumulated deficit.

As of September 30, 2022 and December 31, 2021, 11,500,000 shares of Class A Common Stock outstanding are subject to possible redemption.

As of September 30, 2022 and December 31, 2021, the Class A Common Stock reflected on the condensed consolidated balance sheets are reconciled in the following table:

Gross Proceeds	$115,000,000
Less:
Proceeds allocated to public warrants	(9,427,125)
Class A common stock issuance costs	(5,663,197)
Plus:
Remeasurement of carrying value to redemption value	16,815,322

Redeemable Class A Common Stock as of December 31, 2021	116,725,000
Plus:
Remeasurement of carrying value to redemption value	1,490,005

Redeemable Class A Common Stock as of September 30, 2022	118,215,005

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. As of September 30, 2022 and December 31, 2021, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Net Income (Loss) Per Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares outstanding during the period. Therefore, the income (loss) per share calculation allocates income (losses)

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

pro rata between Class A and Class B common stock. As a result, the calculated net income (loss) per share is the same for Class A and Class B common stock. The Company has not considered the effect of the Public Warrants (as defined in Note 3) and Placement Warrants (as defined in Note 4), to purchase an aggregate of 9,102,506 shares in the calculation of income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events.

The following table reflects the calculation of basic and diluted net income (loss) per share (in dollars, except per share amounts):

	Three Months Ended September 30, 2022		Three Months Ended September 30, 2021		Nine Months Ended September 30, 2022		For the Period from February 12, 2021 (inception) through September 30, 2021
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share:
Numerator:
Net income (loss)	$(421,792)	$(100,340)	$(931,099)	$(368,404)	$2,009,274	$479,664	$(710,219)	$(589,508)

Denominator:
Basic and diluted weighted average shares outstanding	12,085,425	2,875,000	6,318,473	2,500,000	12,043,159	2,875,000	2,516,448	2,088,745
Basic and diluted net income (loss) per share	$(0.03)	$(0.03)	$(0.15)	$(0.15)	$0.17	$0.17	$(0.28)	$(0.28)

Offering Costs associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, and presented as non-operating expenses in the condensed consolidated statements of operations. Offering costs associated with the Class A common stock were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Warrant Liabilities

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 Derivatives and Hedging - Contracts in Entity’s Own Equity (“ASC 815”) under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the condensed consolidated statements of operations. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

Fair Value of Financial Instruments

The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. The Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with ASC 815. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value upon issuance and remeasured at each reporting date, with changes in the fair value reported in the condensed consolidated statements of operations. The classification of derivative financial instruments is evaluated at the end of each reporting period.

Sponsor Working Capital Loans

The Company accounts for the Sponsor Working Capital Loans (defined below in Note 5) under ASC 815. The Company has made the election under ASC 815-15-25 to account for the Sponsor Working Capital Loans under the fair value option. Using the fair value option, the Sponsor Working Capital Loans are required to be recorded at their initial fair value on the date of issuance, and each reporting period thereafter. Differences between the face value of the note and fair value at issuance are recognized as either an expense in the statement of condensed consolidated operations (if issued at a premium) or as a capital contribution (if issued at a discount). Changes in the estimated fair value of the Sponsor Working Capital Loan are recognized as non-cash gains or losses in the condensed consolidated statement of operations.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its majority-owned and controlled operating subsidiary, Merger Sub, after elimination of all intercompany transactions and balances as of September 30, 2022 and December 31, 2021.

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted for fiscal years beginning after December 15, 2020. The Company adopted ASU 2020-06 effective January 1, 2022 using the modified retrospective method of transition. The adoption of ASU 2020-06 did not have a material impact on the financial statements as of January 1, 2022 or for the nine months ended September 30, 2022.

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Following the closing of the Initial Public Offering on August 13, 2021 and the sale of the Over-allotment Option Units on August 18, 2021, the Company sold 11,500,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one common stock and three-quarters of one redeemable warrant (“Public Warrant”). Each Public Warrant will entitle the holder to purchase three-quarters of one common stock at an exercise price of $11.50 per whole share.

NOTE 4. PRIVATE PLACEMENT

Following the closing of the Initial Public Offering and the sale of the Over-allotment Option Units, the Sponsor purchased an aggregate of 521,675 Private Placement Units at a price of $10.00 per Private Placement Unit for an aggregate purchase price of $5,216,750.

On August 10, 2022, the Company received $1,150,000 in funding from Mehana Capital LLC (“Mehana Capital”), an affiliate of the Sponsor to extend the Combination Period for an additional three months, as described in Note 1. Mehana Capital purchased an aggregate of 115,000 placement units of the Company, each unit consists of one share of Class A common stock, $0.000001 par value per share, and three-quarters of one warrant, each whole Placement Warrant entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share (the “Placement Units”), creating proceeds to the Company of $1,150,000 which was deposited into the trust account.

The proceeds from the sale of the Private Placement Units were added to the net proceeds from the Offering held in the Trust Account. The Placement Units are identical to the Units sold in the Initial Public Offering, except for the placement warrants (“Placement Warrants”), as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Warrants will expire worthless.

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On March 22, 2021, the Company issued an aggregate of 2,875,000 shares of Class B common stock to the Sponsor for an aggregate purchase price of $25,000 in cash. Such Class B common stock includes an aggregate of up to 375,000 shares that were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Sponsor will collectively own at least 20% of the Company’s issued and outstanding shares after the Offering (assuming the initial stockholders do not purchase any Public Shares in the Offering and excluding the Placement Units and underlying securities). The underwriters exercised the over-allotment option in full, so those shares are no longer subject to forfeiture.

The initial stockholders have agreed not to transfer, assign or sell any of the Class B common stock (except to certain permitted transferees) until, with respect to any of the Class B common stock, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining any of the Class B common stock, upon six months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Promissory Note - Related Party

On March 22, 2021, the Sponsor committed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was payable on the earlier of July 31, 2021 or the completion of the Initial Public Offering. Upon IPO, the Company had borrowed $186,542 under the Note. On August 17, 2021, the outstanding balance owed under the Note was repaid in full.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor may provide the Company with a loan up to $1,500,000 as may be required (“Sponsor Working Capital Loans”). Such Sponsor Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such loans may be converted upon consummation of a Business Combination into additional Placement Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Sponsor Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Sponsor Working Capital Loans.

On September 23, 2021, the Company entered into a Sponsor Working Capital Loan in the amount of up to $1,500,000. During the three months and nine months ended September 30, 2022, the Company received proceeds of $295,000 and $470,000 respectively. The Sponsor Working Capital Loan is non-interest bearing and payable upon the earlier of (i) completion of the initial Business Combination or (ii) the date the winding up of the Company is effective. The unpaid principal balance on the Sponsor Working Capital Loan may be convertible into units at the option of the Sponsor at a price of $10.00 per unit. The unit would be identical to the

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

Private Placement Units. Using the fair value option, the Sponsor Working Capital Loan is required to be recorded at its’ initial fair value on the date of issuance, and each reporting period thereafter. Differences between the face value of the Sponsor Working Capital Loan and fair value at issuance are recognized as either an expense in the condensed consolidated statement of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Changes in the estimated fair value of the Sponsor Working Capital Loan are recognized as a non-cash gain or losses in the condensed consolidated statement of operations. The aggregate fair value of the Sponsor Working Capital Loan was estimated to be $92,000 at initial measurement. The aggregate fair value of the Sponsor Working Capital Loan was estimated to be $96,200 at September 30, 2022.

If the Company anticipates that it may not be able to consummate the initial Business Combination within 18 months from the date of the Initial Public Offering, the Company may, by resolution of the board if requested by the Sponsor, extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of up to 18 months to complete a Business Combination), subject to the Sponsor depositing additional funds into the Trust Account as set out below. Pursuant to the terms of the third Amended and Restated Certificate of Incorporation and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company, in order for the time available for the Company to consummate the initial Business Combination to be extended, the Sponsor or its affiliates or designees, must deposit into the Trust Account $1,150,000 ($0.10 per Unit in either case), on or prior to the date of the applicable deadline, for each of the available three month extensions, providing a total possible Business Combination period of 18 months at a total payment value of $2,300,000 ($0.10 per Unit). Any such payments would be made in the form of a loan. Any such loans will be non-interest bearing and payable upon the consummation of a Business Combination out of the proceeds of the Trust Account released to the Surviving Corporation.

Extension Private Placements

On August 10, 2022, the Company received $1,150,000 in funding from Mehana Capital, an affiliate of the Sponsor, to extend the Combination Period for an additional three months (the “August Extension”), as described in Note 1. Mehana Capital purchased an aggregate of 115,000 Placement Units of the Company, each unit consists of one share of Class A common stock, $0.000001 par value per share, and three-quarters of one warrant, each whole Placement Warrant entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, creating proceeds to the Company of $1,150,000 which was deposited into the trust account as further described in the Form 8-K filed with the SEC on August 10, 2022.

On November 9, 2022, the Company received an additional $1,150,000 in funding, of which $575,000 was from Mehana Capital and $575,000 was from AERWINS, to further extend the Combination Period for an additional three months to February 13, 2023 (the “November Extension”). Mehana Capital purchased an additional 57,500 Placement Units and AERWINS purchased 57,500 Placement Unites, creating proceeds to the Company of $1,150,000 which was deposited into the trust account as further described in the Form 8-K filed with the SEC on November 10, 2022.

The proceeds from the sale of the Private Placement Units from both the August Extension and the November Extension were added to the net proceeds from the Offering held in the Trust Account. The Placement Units are identical to the Units sold in the Initial Public Offering, except for the Placement Warrants, as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Warrants will expire worthless.

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

Administrative Support Agreement

The Company’s Sponsor has agreed, commencing from the date that the Company’s securities are first listed on NASDAQ through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay to Mehana Equity LLC, the Sponsor, $10,000 per month for these services during the 18-month period to complete a Business Combination. The Sponsor has agreed to pay for the formation cost of $229 and waived to seek reimbursement from the Company for such cost. For the three and nine months ended September 30, 2022, the Company incurred expenses of $30,000 and $90,000, respectively. For the three months ended September 30, 2021 and for the period from February 12, 2021 (inception) through September 30, 2021, the Company incurred expenses of $17,997 under this agreement.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the founder shares and Placement Units (including securities contained therein) and Units (including securities contained therein) that may be issued upon conversion of working capital loans, and any shares of Class A common stock issuable upon the exercise of the placement warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be issued upon conversion of the Units issued as part of the working capital loans and Class A common stock issuable upon conversion of the founder shares, will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO, requiring us to register such securities for resale (in the case of the founder shares, only after conversion to the Company’s Class A common stock). The holders of these securities are entitled to make up to two demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding anything to the contrary, under FINRA Rule 5110, the underwriters and/or their designees may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the registration statement relating to the Offering, and the underwriters and/or their designees may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement relating to the Offering.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions.

The underwriters were entitled to a cash underwriting discount of: (i) two percent (2.00%) of the gross proceeds of the Offering, or $2,300,000. In addition, the underwriters are entitled to a deferred fee of three percent (3.00%) of the gross proceeds of the Offering upon closing of the Business Combination, or $3,450,000. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

On August 13, 2021, the underwriter has given the Company an abatement of $350,000. The total cash underwriting fee is $1,950,000 and the deferred underwriting fee is $3,450,000.

Right of First Refusal

For a period beginning on the closing of the IPO and ending 12 months from the closing of a Business Combination, the Company has granted EF Hutton a right of first refusal to act as lead-left book running manager and lead left manager for any and all future private or public equity, convertible and debt offerings during such period. In accordance with FINRA Rule 5110(g)(3)(A)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.000001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. On September 30, 2022 and December 31, 2021, there were no preferred shares issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.000001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. On September 30, 2022 and December 31, 2021, there were 636,675 and 521,675 shares of Class A common stock issued and outstanding, respectively, excluding 11,500,000 shares of Class A Common Stock outstanding subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.000001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. On March 22, 2021, there were 2,875,000 shares of Class B common stock issued and outstanding and were held by the Sponsor. Effective as of April 15, 2021, the Sponsor transferred 100,000 shares of Class B common stock among the chief financial officer and the three independent directors. On September 30, 2022 and December 31, 2021, there were 2,875,000 shares of Class B common stock issued and outstanding. Shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination on a one-for-one basis.

Warrants — In accordance with the guidance contained in ASC 815-40, the warrants issued in the Initial Public Offering do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. The Company will classify each warrant as a liability at its fair value, with the change in fair value recognized in the Company’s condensed consolidated statements of operations.

Public Warrants may only be exercised for a whole number of shares at a price of $11.50 per share, subject to adjustment. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement or a new registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Company’s initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, it may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event it does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of warrants when the price per Class A common stock equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•

if, and only if, the closing price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

On September 30, 2022 and December 31, 2021, there were 8,625,000 Public Warrants. On September 30, 2022 and December 31, 2021, there were 477,506 and 391,256 Private Placement Warrants outstanding, respectively.

NOTE 8. INCOME TAXES

The Company’s effective tax rate for the three and nine months ended September 30, 2022 was -26.6% and 4.3%, respectively. The effective tax rate for the period from February 12, 2021 (inception) through September 30, 2021 and for the three months ended September 30, 2021 was 0.0%. The Company’s effective tax rate differs from the statutory income tax rate of 21% primarily due to the recognition of gains or losses from the changes in the fair value of warrant liabilities and the Sponsor Working Capital Loan, which are not recognized for tax purposes. The Company has historically calculated the provision for income taxes during interim reporting periods by applying an estimate of the annual effective tax rate for the full fiscal year to income or loss for the reporting period. The Company has used a discrete effective tax rate method to calculate taxes for the three and nine months ended September 30, 2022. The Company believes that, at this time, the use of the discrete method for the three and nine months ended September 30, 2022 is more appropriate than the estimated annual effective tax rate method as the estimated annual effective tax rate method is not reliable due to a high degree of uncertainty in estimating annual pretax earnings.

NOTE 9. FAIR VALUE MEASUREMENTS

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2022 and December 31, 2021 and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
September 30, 2022
Assets
Marketable securities held in Trust Account:	$118,577,540	$118,577,540	$—	$—
Liabilities
Public Warrants	$776,250	$—	$776,250	$—
Private Placement Warrants	$42,976	$—	$42,976	$—
Sponsor Working Capital Loan	$96,200	$—	$—	$96,200

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2021
Assets
Marketable securities held in Trust Account:	$116,728,213	$116,728,213	$—	$—
Liabilities
Public Warrants	$4,052,888	$4,052,888	$—	$—
Private Placement Warrants	$190,151	$—	$—	$190,151

As of September 30, 2022 and December 31, 2021, assets held in the Trust Account were $118,577,540 and $116,728,213 in a mutual fund invested in U.S. Treasury Securities, respectively.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the period from February 12, 2021 (inception) to December 31, 2021. During the nine months ended September 30, 2022, the Public Warrants transferred from a Level 1 measure to Level 2 due to minimal observable market activity. During the nine months ended September 30, 2022, the Private Warrants transferred from a Level 3 measure to a Level 2 measure as the fair value of the Public Warrants approximates the fair value of the Private Warrants.

On October 1, 2021, the Public Warrants surpassed the 52-day threshold waiting period to be publicly traded from the effective date of the Company’s Prospectus, August 10, 2021. Once publicly traded, the observable input qualifies the liability for treatment as a Level 1 liability. As such, as of September 30, 2022 and December 31, 2021, the Company classified the Public Warrants as Level 2 and Level 1, respectively.

On April 1, 2022, the Company entered into the Sponsor Working Capital Loan. Given the potential equity component of this Sponsor Working Capital Loan, it was valued using a Black-Scholes method that is adjusted for the estimated probability of the Company completing a Business Combination, which is considered to be a Level 3 fair value measurement. As such, as of September 30, 2022, the Company classified the Sponsor Working Capital Loan as Level 3.

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

The estimated value of the Public Warrants transferred from a Level 3 measurement to a Level 1 measurement from the initial measurement through December 31, 2021 was $4,052,888 as presented in the changes in fair value of Level 3 warrant liabilities table below.

	Warrants	Working Capital Loans
Fair value as of February 12, 2021 (inception)	$—	$—
Initial measurement on August 13, 2021 (Level 3)	9,864,941	—
Change in fair value	(5,621,902)	—
Transfer to Level 1	(4,052,888)	—

Fair value as of December 31, 2021	190,151	—
Change in fair value of Private Placement Warrants	(95,076)	—

Fair value as of March 31, 2022	$95,075	$—
Initial measurement of draw on Sponsor Working Capital Loan on April 1, 2022	—	23,000
Initial measurement of draw on Sponsor Working Capital Loan on May 24, 2022	—	13,000
Change in fair value of Sponsor Working Capital Loan	—	(1,000)
Change in fair value of Private Placement Warrants	(71,600)	—

Fair value as of June 30, 2022	$23,475	$35,000
Initial measurement of draw on Sponsor Working Capital Loan on July 16, 2022	—	7,000
Initial measurement of draw on Sponsor Working Capital Loan on August 8, 2022	—	13,600
Initial measurement of Private Placement Warrants issued on August 10, 2022	7,763	—
Initial measurement of draw on Sponsor Working Capital Loan on September 12, 2022	—	35,400
Change in fair value of Sponsor Working Capital Loan	—	5,200
Transfer to Level 2 of Private Placement Warrants	(31,238)	—

Fair value as of September 30, 2022	$—	$96,200

The Warrants are measured at fair value on a recurring basis. The Public Warrants were initially valued using a Modified Monte-Carlo Simulation. As of September 30, 2022 and December 31, 2021, the Public Warrants were valued using the instrument’s publicly listed trading price as of the balance sheet date, which is considered to be a Level 2 measurement due to minimal observable market activity and a Level 1 measurement due to the use of an observable market quote in an active market, respectively.

The Company utilizes a binomial Monte-Carlo simulation to estimate the fair value of the warrants at each reporting period for warrants that are not actively traded, which at September 30, 2022 included the Private Placement Warrants. The estimated fair value of the derivative warrant liabilities is determined using Level 3 inputs. Inherent in a binomial Monte-Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs of the Private Placement Warrants as of their measurement dates:

As of December 31, 2021
Stock price	$9.97
Strike price	$11.50
Term (in years)	5.6
Post-Merger Period Volatility	9.5%
Risk-free rate	1.3%
Dividend yield	—%
Probability of completing a Business Combination	90.0%
Fair value of warrants	$0.49

The Sponsor Working Capital Loan was valued using a Black-Scholes method that is adjusted for the estimated probability of the Company completing a Business Combination, which is considered to be a Level 3 fair value measurement. The estimated fair value of each draw of the Sponsor Working Capital Loan was based on the following significant inputs:

	As of September 30, 2022	As of September 12, 2022 (Initial Measurement)	As of August 8, 2022 (Initial Measurement)	As of July 16, 2022 (Initial Measurement)	As of May 24, 2022 (Initial Measurement)	As of April 1, 2022 (Initial Measurement)
Unit price	$10.21	$10.12	$10.10	$10.10	$10.08	$10.38
Conversion price	$10.00	$10.00	$10.00	$10.00	$10.00	$10.00
Expected term	0.1	0.2	0.3	0.3	0.4	0.5
Unit volatility	13.2%	5.2%	1.4%	5.9%	5.5%	14.0%
Dividend yield	—%	—%	—%	—%	—%	—%
Risk free rate	2.9%	2.9%	2.7%	2.5%	1.2%	1.1%
Discount rate	8.9%	5.7%	6.3%	8.5%	9.8%	9.8%
Probability of completing initial Business Combination	20%	20%	16%	20.0%	20%	20%
Fair value of Sponsor Working Capital Loan	$96,200	$35,400	$13,600	$7,000	$13,000	$23,000

The Company recognized a gain (loss) in connection with changes in the fair value of warrant liabilities of $(270,488) and $3,431,576 in the condensed consolidated statements of operations during the three and nine months ended September 30, 2022, respectively. The Company recognized a loss of $680,914 in the condensed consolidated statements of operations during the three months ended September 30, 2021 and for the period from February 12, 2021 (inception) through September 30, 2021. The Company recognized a loss on the change in fair value of Sponsor Working Capital Loan of $5,200 and $4,200 in the condensed consolidated statement of operations for the three and nine months ended September 30, 2022, respectively. The aggregate amount by

PONO CAPITAL CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

which the cash proceeds from the draws on the Sponsor Working Capital Loan was in excess of the fair value on the initial measurement dates of $239,000 and $378,000 is reflected as a contribution to additional paid-in capital during the three and nine months ended September 30, 2022.

NOTE 10. SUBSEQUENT EVENTS

Management has evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, other than those subsequent events described below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

On October 27, 2022, the Company drew $215,000 from the Sponsor Working Capital Loan with the Sponsor.

As further described in Note 5, on November 9, 2022, the Company entered into Purchase Agreements and completed the private sale of an aggregate of 115,000 Placement Units at a purchase price of $10.00 per Placement Unit in a private placement and deposited $1,150,000 into the Company’s Trust account for its public stockholders, representing $0.10 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by three months from November 11, 2022 to February 13, 2023. The Purchase Agreements and related agreements are further described in the Company’s Current Report on Form 8-K filed with the SEC on November 10, 2022.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

AERWINS Technologies Inc. and subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of AERWINS Technologies Inc. and subsidiaries (“the Company”) as of December 31, 2021 and 2020 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for each of the years ended December 31, 2021 and 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years ended December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 20 to the consolidated financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 20. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ TAAD LLP

We have served as the Company’s auditor since 2022

Diamond Bar, California

October 21, 2022, except for Notes 1, 4, 7, 18, 19, and 21 as to which the date is December 1, 2022; and Note 7 as to which the date is December 19, 2022

AERWINS TECHNOLOGIES INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$10,020,459	$14,619,164
Notes receivable	—	9,514
Accounts receivable, net	725,287	3,940,092
Others receivable	1,034,690	696,465
Advances and prepayments to suppliers	419,146	474,872
Inventory	240,859	898,700
Assets held for sale	—	3,297,031

Total current assets	12,440,441	23,935,838

Long-term Assets
Property and equipment, net	1,446,898	575,280
Intangible assets, net	203,618	260,870
Investment-equity method	1,059,966	—
Operating lease right-of-use assets	1,130,480	1,792,001
Other non-current assets	275,867	847,729
Long-term loans receivable	140,666	176,378

Total long-term assets	4,257,495	3,652,258

Total Assets	$16,697,936	$27,588,096

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term loans payable	$—	$1,736,263
Accounts payable	2,433,663	2,261,730
Others payable	219,574	237,624
Accrued expenses	415,935	506,058
Contract liability	228,304	163,572
Other current liabilities	347,313	302,616
Current portion of long-term liabilities	195,624	605,892
Finance leases liabilities-current	104,729	—
Operating leases liabilities-current	434,409	541,473
Liabilities relating to held for sale assets	—	1,271,533

Total Current Liabilities	4,379,551	7,626,761

Longer-term liabilities
Long-term loans	3,792,654	2,991,860
Convertible bond	7,176,348	—
Finance leases liabilities-non-current	147,745	—
Operating leases liabilities-non-current	685,335	1,245,683
Other long term liabilities	458,705	433,528

Total long-term liabilities	12,260,787	4,671,071

Total Liabilities	16,640,338	12,297,832

	December 31, 2021	December 31, 2020
Stockholders’ Equity:
Common stock, par value $0.0001, 200,000,000 shares authorized; 26,341,974 shares issued and outstanding	2,634	2,634
Preferred stock, par value $0.0001, 20,000,000 shares authorized; No shares issued and outstanding	—	—
Additional Paid-in capital	32,286,106	32,286,106
Retained earnings (Accumulated deficiency)	(31,993,085)	(17,437,415)
Accumulated other comprehensive income	(238,057)	438,939

Stockholders’ Equity	57,598	15,290,264

Total Liabilities and Stockholders’ Equity	$16,697,936	$27,588,096

See Notes to Consolidated Financial Statements

AERWINS TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the year ended December 31, 2021	For the year ended December 31, 2020
Revenues	$7,830,130	$9,924,228
Cost of revenues	6,433,913	6,797,223

Gross profit	1,396,217	3,127,005

Operating expenses:
Selling expenses	259,799	98,918
General and administrative expenses	5,808,297	6,934,548
Research and development expenses	9,335,977	7,507,207

Total operating expenses	15,404,073	14,540,673

Loss from operations	(14,007,856)	(11,413,668)

Other income (expenses):
Interest income (expenses), net	(36,763)	(20,395)
Gain(Loss) on foreign currency transaction	912	(7,400)
Gain(Loss) on disposal of fixed assets	(6,919)	(218,993)
Impairment on fixed assets	—	(1,143,132)
Commission fees	(910,391)	(148,911)
Gain on disposal of business	580,177	—
Other income (expenses), net	(115,045)	162,802

Total other expenses	(488,029)	(1,376,029)

Loss before income tax provision	(14,495,885)	(12,789,697)
Income tax expense (benefit)	(31,136)	(23,133)

Net loss from continuing operations	(14,527,021)	(12,812,830)

Discontinued operations (Note 13)
Income(Loss) from discontinued operations	228,836	(178,347)
Loss on disposal of discontinued operations	(215,116)	—
Income tax benefit (expense)	(42,369)	444,167

Income (loss) on discontinued operations	(28,649)	265,820

Net income (loss)	$(14,555,670)	$(12,547,010)

Other comprehensive income:
Foreign currency translation adjustment	(676,996)	717,122

Total comprehensive loss	$(15,232,666)	$(11,829,888)

Net loss per common share from continuing operations
Basic	$(0.55)	$(0.50)

Diluted	$(0.55)	$(0.50)

Net Income (loss) per common share from discontinued operations
Basic	$(0.00)	$0.01

Diluted	$(0.00)	$0.01

Weighted average common shares outstanding*
Basic	26,341,974	25,491,831
Effect of dilutive securities Conversion of option warrants	2,606,895	2,538,915

Diluted	28,948,869	28,030,746

See Notes to Consolidated Financial Statements

AERWINS TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIENCY)

	Common Stock 200,000,000 authorized $0.0001 Par Value		Preferred stock 20,000,000 authorized $0.0001 Par Value		Additional Paid-in (Registered)	Retained Earnings (Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit)	Income	Totals
Balance at January 1, 2020*	25,310,424	$2,531	—	$—	$25,707,035	$(4,890,405)	$(278,183)	$20,540,978
Issuance of common stock	1,031,550	103	—	—	6,579,071	—	—	6,579,174
Net income	—	—	—	—	—	(12,547,010)	—	(12,547,010)
Other comprehensive income	—	—	—	—	—	—	717,122	717,122

Balances at December 31, 2020	26,341,974	$2,634	—	$—	$32,286,106	$(17,437,415)	$438,939	$15,290,264

Net income	—	—	—	—	—	(14,555,670)	—	(14,555,670)
Other comprehensive income	—	—	—	—	—	—	(676,996)	(676,996)

Balances at December 31, 2021	26,341,974	$2,634	—	$—	$32,286,106	$(31,993,085)	$(238,057)	$57,598

* Retrospectively restated for effect of share issuances on Augtust 5, 2022.

See Notes to Consolidated Financial Statements

AERWINS TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year ended
	December 31, 2021	December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(14,555,670)	$(12,547,010)
Net income (loss) from discontinued operations	(28,649)	265,820

Net income (loss) from continuing operations	(14,527,021)	(12,812,830)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation	193,812	162,548
Amortization	60,906	178,609
Bad debt expenses (revert of bad debt expenses)	(39,283)	41,208
Non-cash lease expense	498,159	549,013
Gain on disposal of business	(580,177)	—
Impairment of fixed assets	—	1,143,132
Gain(Loss) on disposal of fixed assets	6,919	218,993
Gain (loss) on disposal of a subsidiary	215,116	—
Decrease (Increase) in operating assets:
Accounts receivable	3,289,638	1,893,116
Others Receivable	(278,455)	(244,693)
Prepaid expenses	13,203	(50,766)
Advances and prepayments to suppliers	(5,600)	984,446
Inventory	591,728	(32,453)
Operating lease liabilities	(504,864)	(553,695)
Increase (Decrease) in operating liabilities:
Accounts payable	126,017	1,003,081
Others payable	6,992	36,705
Accrued expenses	(40,429)	62,377
Deferred revenue	84,745	43,459
Other current liabilities	442,255	(87,724)
Other noncurrent liabilities	327,236	307,403

Net cash provided (used) by continuing operations	(10,119,103)	(7,158,070)
Net cash provided (used) by discontinued operations	242,631	(3,672)

Net cash provided (used) by operating activities	(9,876,472)	(7,161,742)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(866,862)	(537,772)
Purchase of intangible assets	(268,504)	(193,803)
Proceeds from disposal of subsidiary	473,123	—
Proceeds from disposal of a business	819,352	—
Repayment of loans receivable	136,194	78,482

Net cash provided (used) by continuing operations	293,303	(653,093)
Net cash provided (used) by discontinued operations	(12,699)	(11,976)

Net cash (used) by investing activities	280,604	(665,069)

	For the Year ended
	December 31, 2021	December 31, 2020
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from capital contribution	—	6,579,174
Proceeds from bond	7,524,383	—
Proceeds from loans	1,165,937	2,156,474
Repayments to loans	(2,262,294)	(41,105)
Payments for finance leases	(47,979)	—

Net cash provided (used) by continuing operations	6,380,047	8,694,543

Net cash provided (used) by discontinued operations	(68,462)	(23,226)

Net cash provided (used) by financing activities	6,311,585	8,671,317

Net increase (decrease) in cash and cash equivalents	(3,284,283)	844,506
Effects of exchange rates change on cash	(1,603,634)	619,565
Cash and cash equivalents at beginning of period	14,619,164	13,131,476
Cash and cash equivalents at beginning of period held by discontinued operation	289,211	312,827
Cash and cash equivalents at ending of period held by discontinued operation	—	289,211

Cash and cash equivalents at end of period	$10,020,459	$14,619,164

Supplemental Disclosures of Cash Flow Information:
Cash paid (received) during year for:
Interest	$35,407	$21,701

Income taxes	$23,133	$128,985

See Notes to Consolidated Financial Statements

AERWINS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Aerwins Technologies Inc. (“Aerwins” or the “Company”), a holding company, was incorporated under the laws of the State of Delaware on June 7, 2022.

On August 5, 2022, Aerwins executed a Share Exchange Agreement with all shareholders of A.L.I. Technologies Inc. (“A.L.I.”), a company that was incorporated in Japan in September 2016. Pursuant to the terms of the Share Exchange Agreement, Aerwins issued 30,000,000 shares of its common shares to the shareholders of A.L.I. in exchange for 2,006,689 common shares issued by A.L.I., representing 100% of A.L.I.’s outstanding common shares. As a result, A.L.I. becomes a wholly owned operating subsidiary of Aerwins.

The share exchange has been accounted for as a reverse recapitalization rather than a business combination since the shareholders of A.L.I. owns a majority of the outstanding shares of Aerwins’s common stock immediately following the share exchange and there was a change of control. The consolidation of Aerwins and its subsidiary has been accounted for at historical cost and prepared on the basis as if the transaction had become effective as of the beginning of the earliest period presented in the accompanying consolidated financial statements. Consequently, the assets and liabilities and the historical operations that were reflected in the consolidated financial statements for periods prior to the share exchange were those of A.L.I. and its subsidiaries and were recorded at the historical cost basis. After completion of the share exchange, Aerwins‘s consolidated financial statements included the assets and liabilities of both Aerwins and A.L.I., the historical operations of A.L.I. and its subsidiaries, and the operations of Aerwins from the closing date of the share exchange.

On September 20, 2018, A.L.I. acquired 100% equity ownership of A.L.I. Works (ALIW), which was incorporated in Japan on July 11, 2016, and is engaged in the business of managing web media and providing video production services.

On November 26, 2019, A.L.I. acquired 100% equity ownership of ASC HR Agent Inc. (currently ASC TECH Agent Co.), which was incorporated in Japan on December 1, 2014, and is engaged in the business of providing technology resources services. Management determined the Company’s operations constituted two reportable segments in accordance with ASC 280—Air mobility segment and Technology HR outsourcing segment. On December 29, 2021, the board of A.L.I. decided to dispose 51% equity ownership of ASC TECH Agent, and the transaction was completed on December 30, 2021. The Technology HR outsourcing segment is classified as discontinued operations on the consolidated statements of operations and comprehensive income (loss). As a result, the Company does not identify a segment, and therefore, segment information is not disclosed in the notes.

Aerwins, via its wholly owned operating subsidiary, A.L.I., and its subsidiaries, is engaged in the business of developing and providing air mobility domain, comprehensive computing solution, and technology human resources services in Japan. Aerwins, A.L.I. and its subsidiaries are hereafter referred to as Aerwins.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Name of Subsidiary	Place of Organization	Percentage of Effective Ownership
		2021	2020
ASC TECH Agent	Japan	48.81%	100%
ALIW	Japan	100%	100%

Use of Estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, the management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information available as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the allowance for doubtful accounts, useful lives of property and equipment, the impairment of long-lived assets, and valuation allowance of deferred tax assets. Actual results could differ from those estimates.

COVID-19

While the duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment actions, it has already had an adverse effect on the global economy and the lasting effects of the pandemic continue to be unknown. The Company may experience customer losses, including due to bankruptcy or customers ceasing operations, which may result in delays in collections or an inability to collect accounts receivable from these customers. The extent to which COVID-19 may continue to impact the Company’s financial condition, results of operations, or liquidity continues to remain uncertain, and as of the date of issuance of these financial statements, the Company is not aware of any specific event or circumstance that would require an update to its estimates or judgments or an adjustment to the carrying value of the Company’s assets or liabilities. These estimates may change, as new events occur and additional information is obtained, which will be recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates, and any such differences may be material to the Company’s financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and deposits in banks that are unrestricted as to withdrawal or use, and which have original maturities of three months or less.

Accounts Receivable

Accounts receivable, net represent the amounts that the Company has an unconditional right to consideration, which are stated at the original amount less an allowance for doubtful receivables. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of operations and comprehensive income. Delinquent account balances are written off against the allowance for doubtful accounts after management has determined that the likelihood of collection is remote. In circumstances in which the Company receives payment for accounts receivable that have previously been written off, the Company reverses the allowance and bad debt.

Inventories

Inventories consist principally of raw materials used for rendering computing sharing services. Inventories are stated at the lower of cost or net realizable value, cost being determined by the first-in, first-out method for merchandise. Net realizable value is calculated at estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Loss from inventories written down to net realizable value should be recognized whenever the utility of goods is impaired by damage, deterioration, obsolescence, changes in price levels, or other causes. When inventories have been written down below cost, the reduced amount is to be considered the cost for subsequent accounting purposes.

Fixed assets

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives, as more details follow:

	Depreciation Method	Useful Life
Building and building accessories	Straight-line method	15-38 years
Office equipment and furniture	Straight-line method	2-10 years
Software	Straight-line method	5 years
Design right	Straight-line method	7 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of operations and comprehensive income (loss).

Lease-Lessee

The Company adopted the Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) on January 1, 2019 using a modified retrospective approach. The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. Lease terms of certain operating leases include the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain.

The Company leases office facilities, office equipment and furniture, and a vehicle, which are classified as operating leases and leases containers, which are classified as a finance lease in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Operating leases are included in operating lease right-of-use assets, operating lease liabilities, current, and operating lease liabilities, non-current, and finance leases are included in property and equipment, finance lease liabilities, current, and finance lease liabilities, non-current in the consolidated balance sheet.

The operating lease right-of-use asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term. All operating lease right-of-use assets are reviewed for impairment annually.

As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

The Company has elected the short-term lease exception, and therefore operating lease right-of-use assets and liabilities do not include leases with a lease term of twelve months or less.

Impairment of Long-Lived Assets

Long-lived assets with finite lives, primarily property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value.

Equity Method

We apply the equity method to an investment in unconsolidated entities over which we have the ability to exercise significant influence. We initially record our investments based on the acquisition cost. Under the equity method, the carrying amount of the investment is adjusted to recognize changes in the Company’s share of net assets of the investment.

Foreign Currency Translation

The Company maintains its books and record in its local currency, Japanese YEN (“JPY”), which is a functional currency as being the primary currency of the economic environment in which its operation is conducted. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statements of operations.

The reporting currency of the Company is the United States Dollars (“US$”), and the accompanying consolidated financial statements have been expressed in US$. In accordance with ASC Topic 830-30, “Translation of Financial Statements”, assets and liabilities of the Company whose functional currency is not US$ are translated into US$, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from the translation of financial statements are recorded as a separate component of accumulated other comprehensive loss within the statements of changes in shareholders’ deficit.

Translation of amounts from the local currency of the Company into US$1 has been made at the following exchange rates:

	December 31, 2021	December 31, 2020
Current JPY: US$1 exchange rate	115.17	103.19
Average JPY: US$1 exchange rate	109.84	106.77

Consolidated Statements of Cash Flows

In accordance with FASB ASC 830-230, “Statement of Cash Flows”, cash flows from the Company’s operations are calculated based upon the functional currency. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, “Revenue from Contracts with Customers”.

To determine revenue recognition for contracts with customers, the Company performs the following five steps : (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. Revenue amount represents the invoiced value and net of a value-added tax (“Consumption Tax”). The Consumption Tax on sales is calculated at 10% of gross sales.

When another party is involved in providing goods or services to our customer, we apply the principal versus agent guidance in ASC Topic 606 to determine if we are the principal or an agent to the transaction. When we control the specified goods or services before they are transferred to our customer, we report revenue gross, as principal. If we do not control the goods or services before they are transferred to our customer, revenue is reported net of the fees paid to the other party, as agent.

Cost of Revenues

Cost of revenues primarily consists of salaries and related expenses (e.g. bonuses, employee benefits, and payroll taxes) for personnel directly involved in the delivery of services and products directly to customers. Cost of revenues also includes royalty/license payments to vendors, and hosting and infrastructure costs related to the delivery of the Company’s products and services.

Advertising Expenses

Advertising expenses consist primarily of costs of promotion and marketing for the Company’s image and products, and costs of direct advertising, and are included in selling expenses. The Company expenses advertising costs as incurred, in accordance with the ASC 720-35, “Advertising Costs”. The advertising expenses were $259,799 and $98,918 for the years ended December 31, 2021 and 2020, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

For the year ended December 31, 2021, Customer A and Customer B accounts for respectively 17.2% and 10.5% of the Company’s total revenues. For the year ended December 31, 2020, Customer C accounts for 29.3% of the Company’s total revenues.

As of December 31, 2021, Customer D, Customer E and Customer F accounts for respectively 26.3%, 20.4% and 13.3% of the Company’s total accounts receivable. As of December 31, 2020, Customer C and Customer G accounts for respectively 38.0% and 10.6% of the Company’s total accounts receivable.

For the year ended December 31, 2021, Vendor A accounts for 32.1% of the Company’s total raw material purchases. For the year ended December 31, 2020, Vendor B accounts for 38.9% of the Company’s total raw material purchases.

As of December 31, 2021, Vendor C, Vendor D and Vendor E account for respectively 21.4%, 16.9% and 14.4% of the Company’s total accounts payable. As of December 31, 2020, Vendor F, Vendor G and Vendor H account for respectively 21.0%, 20.3% and 18.0% of the Company’s total accounts payable.

Comprehensive Income or Loss

ASC 220, “Comprehensive Income,” establishes standards for reporting and display of comprehensive income or loss, its components and accumulated balances. Comprehensive income or loss as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive loss, as presented in the accompanying consolidated statements of changes in shareholders’ deficit, consists of changes in unrealized gains and losses on foreign currency translation.

Earnings (Loss) Per Share

The Company computes basic and diluted earnings (loss) per share in accordance with ASC 260, Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings (loss) per share reflects the potential dilution that could occur if stock options and other commitments to issue common shares were exercised or equity awards vest resulting in the issuance of common shares that could share in the earnings (loss) of the Company.

Related Parties and Transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be an entity or individual, are considered to be related if they have the ability, directly or indirectly, to control the Company or exercise significant influence over the Company in making financial and operational decisions. Entities are also considered to be related if they are subject to common control or common significant influence.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Income Taxes

Income taxes are accounted for using an asset and liability method of accounting for income taxes in accordance with ASC 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

The Company follows ASC 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of ASC 740, when tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of operations.

Fair Value Measurements

The Company performs fair value measurements in accordance with ASC 820. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. An asset’s or a liability’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 establishes three levels of inputs that may be used to measure fair value:

•	Level 1: quoted prices in active markets for identical assets or liabilities;

•	Level 2: inputs other than Level 1 that are observable, either directly or indirectly; or

•	Level 3: unobservable inputs that are supported by little or no market activity and that are significant to the fair values of the assets or liabilities.

As of December 31, 2021 and 2020, the carrying values of cash and cash equivalents, accounts receivable, other receivable, short-term loans payable, accounts payable, accrued expenses, contract liability, current portion of long-term debts, current operating and finance lease liabilities and other current liabilities approximated their fair values reported in the consolidated balance sheets due to the short-term maturities of these instruments.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consists of the following:

	December 31, 2021	December 31, 2020
Accounts receivable	$726,026	$3,982,732
Less: allowance for doubtful accounts	(739)	(42,640)

Accounts receivable, net	$725,287	$3,940,092

Allowance for doubtful accounts movement is as follows:

	December 31, 2021	December 31, 2020
Beginning balance	$(42,640)	$—
Change during the year	39,284	(41,208)
Foreign currency translation adjustment	2,617	(1,432)

Ending balance	$(739)	$(42,640)

Other receivables recognized in the consolidated balance sheet mainly consist of consumption tax that will be refunded in the next fiscal year.

NOTE 4 — SEGMENT INFORMATION

Management determined the Company’s operations constituted two reportable segments in accordance with ASC 280—Air mobility segment and Technology HR outsourcing segment. On December 29, 2021, the board of A.L.I. decided to dispose 51% equity ownership of ASC TECH Agent, and the transaction was completed on December 30, 2021. The Technology HR outsourcing segment is classified as discontinued operations on the consolidated statements of operations and comprehensive income (loss). As a result, the Company does not identify a segment, and therefore, segment information is not disclosed in the notes.

NOTE 5 — REVENUE RECOGNITION

The Company currently generates its revenue from the following main sources:

Revenue from Sales of Computing Equipment

Revenues from the sale of equipment are recognized at the point in time when obligations under the terms of a contract with our customer are satisfied and control has been transferred to the customer. For equipment placements that require us to install the product at the customer location, revenue is normally recognized when the equipment has been delivered and installed at the customer location. Sales of customer installable products are recognized upon shipment or receipt by the customer according to the customer’s shipping terms.

Revenue from Computing Power Sharing services with Equipment Installation

The Company provides customers with computing power sharing services with equipment installation, which includes a one-time equipment installation and a certain period of time technology service. The Company recognizes revenue from one-time equipment installation at the point in time when the installation is completed and accepted by the customer. The Company recognizes revenue from technology service over time when the service is rendered and accepted by the customer, normally monthly.

Revenue from Computing Power Sharing services without Equipment Installation

The Company also provides customers with computing power sharing services without equipment installation, which includes a one-time platform set up without equipment installation, and a certain period of time technology service. The Company recognizes revenue from one-time platform set up at the point in time when the platform is set up to function and accepted by the customer. The Company recognizes revenue from technology service over time when the service is rendered and accepted by the customer, normally monthly.

Revenue from Air Mobility Drone Solution

The Company provides customers with air mobility drone solution, which includes UAS (Unmanned Aircraft Systems) main equipment, laser scanner, software package, camera system, etc. The solution includes a one-time system set up and a certain period of time technology service. The Company recognizes revenue from one-time system set up at the point in time when the system is set up to function and accepted by the customer. The Company recognizes revenue from technology service over time when the service is rendered and accepted by the customer, normally monthly.

Revenue from Project Management

The Company provides customers with project management, which includes project planning and implementation, and providing needed technology human resources, such as construction engineers and software engineers for various projects. The Company recognizes revenue from project management over time when the service is rendered and accepted by the customer, normally monthly.

Revenue from Outsourcing Service

The Company provides customers with outsourcing service of temporary staffing for construction or technology industries. The Company recognizes revenue from outsourcing over time as the service is rendered, normally monthly.

Disaggregation of Revenue

The Company disaggregates its revenues from contracts by service types, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenues for the years ended December 31, 2021 and 2020 is as following:

	For the Years Ended December 31,
	2021	2020
Revenue from Sales of Computing Equipment	$879,164	$683,093
Revenue from Computing Power Sharing services	2,166,953	354,976
Revenue from Project Management for Computing Share	2,172,421	5,341,574
Revenue from Air Mobility Drone Solution	822,078	883,010
Revenue from Project Management	1,507,409	2,364,566
Other	282,105	297,009
Total Revenue	$7,830,130	$9,924,228
*1	Revenue from Outsourcing Service is included in income from discontinued operations.

As of December 31, 2021 and 2020, and for the years then ended, almost all of the revenue generated are attributed to the Company’s operation in Japan.

Contract Liability

As of December 31, 2021 and 2020, the Company recognizes contract liability of $228,304 and $163,572 respectively. Contract liability primarily represents the Company’s remaining performance obligations under its service agreement at the end of the year, for which consideration has been received and revenue had not been recognized.

NOTE 6 — RELATED PARTY TRANSACTIONS

Guarantee provided by a director of A.L.I.

For the year ended December 31, 2020, the Company received a debt guarantee from the Representative Director of A.L.I. Daisuke Katano for a particular building lease agreement. The transaction amount is $148,150 which is calculated by the total rental fees paid during the period from January 1, 2020 to December 31, 2020 for the contracts for which guarantees were provided as of December 31, 2020. No warranty fees are paid.

NOTE 7 — PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	December 31, 2021	December 31, 2020
Building	$206,683	$164,897
Accessory equipment	220,661	78,943
Vehicles	5,164	5,763
Tools, furniture and fixtures	1,595,895	373,515
Lease assets	291,743	—
Construction in process	44,604	77,245
Accumulated depreciation	(917,853)	(125,083)

Property and equipment, net	$1,446,898	$575,280

Depreciation expense was $193,812 and $162,548 for the years ended December 31, 2021 and 2020, respectively.

The Company specifies as the minimum unit each farm and service for the shared computing business, and each location for other businesses. In the year ended December 31, 2020, the Company recorded impairment loss of $1,143,132.

NOTE 8 — INTANGIBLE ASSETS, NET

The components of intangible assets as of December 31. 2021 and 2020 are as follows:

	December 31, 2021	December 31, 2020
Software	$788,921	$142,213
Design right	127,420	859,052
Accumulated amortization	(712,723)	(740,395)

Intangible assets, net	$203,618	$260,870

Amortization expense was 60,906 and 178,609 for the years ended December 31, 2021 and 2020, respectively.

NOTE 9 — LEASES

The Company has entered into one lease for its office space, which were classified as operating leases.

The components of lease costs are as follows:

	For the Years Ended December 31,
	2021	2020
Short-term lease costs	$1,202	$37,977
Finance lease costs	53,425	—
Operating lease costs	542,982	561,211

Total lease costs	$597,609	$599,188

The following table presents supplemental information related to the Company’s leases:

	For the Years Ended
	December 31,
	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	504,864	553,695
Financing cash flows from finance lease	44,551	—
Weighted average remaining lease term (years)
Finance leases	1. 8	—
Operating leases	2.4	2.5
Weighted-average discount rate: (per annum)
Finance leases	1.71%	—%
Operating leases	0.94	0.94

As of December 31, 2021, the future maturity of lease liabilities is as follows:

Year ending December 31,	Finance lease	Operating lease
2022	$108,159	$443,104
2023	99,839	304,836
2024	49,919	241,295
2025	—	147,469
Thereafter	—	—

Total lease payments	257,917	1,136,704
Less: imputed interest	(5,443)	(16,960)

Total lease liabilities	252,474	1,119,744
Less: current portion	104,729	434,409

Non-current lease liabilities	$147,745	$685,335

Pursuant to the operating lease agreements, the Company made security deposits to the lessors. The security deposits amounted to $196,628 and $380,168 as of December 31, 2021 and 2020, respectively.

NOTE 10—CONVERTIBLE BOND

On December 28, 2021, the Company issued a convertible bond of 870,000 thousand yen. The Company incurred 43,500 thousand yen of debt issuance costs relating to the issuance. After deducting the issuance costs, the Company recognizes the convertible bond as a non-current liability at $7,176,348 as of December 31, 2021.

The convertible bond bears no interest. The convertible bond matures on December 28, 2024, unless earlier repurchased, redeemed or converted into the Company’s stock.

The holder of the corporate bond has 29 units of the right to convert the convertible bond to the Company’s stock. Each unit can be converted to 3,000 shares of the company with the exercise price per unit of 30,000 thousand yen. The holder is not required to pay additional consideration when exercising the stock acquisition right because the holder contributes the convertible bond when exercising the stock acquisition right.

The Company adopted ASU 2020-06 and analyzed the conversion option in the convertible bond for derivative accounting treatment under ASC 815, and determined that the instrument does not qualify for derivative accounting.

NOTE 11 — LONG-TERM DEBTS

The Company’s long-term debts included bond payable and loans borrowed from banks and other financial institutions, which consist of the following:

Name of Financial Institutions	Original Amount Borrowed (JPY)	Loan Duration	Annual Interest Rate	Balance as of December 31, 2021	Balance as of December 31, 2020
Mizuho Bank, Ltd.	40,000,000	1/22/2021— 1/31/2028	1.80%	347,313	—
Mizuho Bank, Ltd.	60,000,000	1/22/2021— 1/31/2028	1.80%	520,969	—
Mizuho Bank, Ltd.	50,000,000	1/22/2021— 1/31/2028	1.70%	434,141	—
Sumitomo Mitsui Banking Corporation	80,000,000	7/26/2019— 7/26/2022	0.83%	133,108	407,888
Sumitomo Mitsui Banking Corporation	70,000,000	10/31/2019— 10/31/2021	1.33%	—	282,605
Japan Finance Corporation	50,000,000	12/29/2020— 12/31/2027	1.11%	382,044	484,543
Japan Finance Corporation	250,000,000	12/29/2020— 1/31/2026	0.50%	2,170,703	2,422,716
Aggregate outstanding principal balances				3,988,278	3,597,752
Less: current portion				(195,624)	(605,892)

Non-current portion				$3,792,654	$2,991,860

Interest expense for long-term debts was $34,607 and $20,819 for the years ended December 31, 2021 and 2020, respectively.

As of December 31, 2021, future minimum loan payments are as follows:

Year ending December 31, 2021	Loan Payment
2022	$217,964
2023	83,980
2024	380,998
2025	405,535
2026	2,563,773
Thereafter	423,282

Total	$4,075,532
Less interest	87,254

Balance as of December 31, 2021	3,988,278

NOTE 12 — INCOME TAXES

Japan

The Company conducts its major businesses in Japan and is subject to tax in this jurisdiction. During the years ended December 31, 2021 and 2020, all taxable income (loss) of the Company is generated in Japan. As a result of its business activities, the Company files tax returns that are subject to examination by the local tax authority.

Income taxes in Japan applicable to the Company are imposed by the national, prefectural, and municipal governments, and in the aggregate resulted in an effective statutory rate of approximately 34.59% for the years ended December 31, 2021 and 2020.

For the years ended December 31, 2021 and 2020, the Company’s income tax expenses are as follows:

	For the Years Ended December 31,
	2021	2020
Current	$31,136	$23,133
Deferred	—	—

Total	$31,136	$23,133

A reconciliation of the effective income tax rates reflected in the accompanying consolidated statements of operations to the Japanese statutory tax rate for the years ended December 31, 2021 and 2020 is as follows:

	For the Years Ended December 31,
	2021	2020
Japanese statutory tax rate	34.59%	34.59%
Change in valuation allowance	(34.80)%	(34.77)%

Effective tax rate	(0.21)%	(0.18)%

The tax effects of temporary differences that give rise to the deferred tax assets at December 31, 2021 and 2020 are presented below:

	December 31, 2021	December 31, 2020
Deferred tax assets
Bonus allowance	$120,133	$105,310
Impairment loss	269,079	355,916
Bad debt allowance	117,664	59,194
Evaluation loss on inventory	—	152,434
Net operating loss carryforward	10,543,029	5,441,389
Other	68,316	57,506

Subtotal	11,118,221	6,171,749
Less valuation allowance	(11,109,764)	(6,144,440)

Total deferred tax assets	$8,457	$27,309
Deferred tax liabilities
Excess depreciation	(8,457)	—
Accrued business tax receivable	—	(27,309)

Total deferred tax liabilities	(8,457)	27,309

Net deferred tax assets	—	—

The realization of deferred tax assets is dependent upon the generation of sufficient taxable income of the appropriate character in future periods. The Company regularly assesses the ability to realize its deferred tax assets and establish a valuation allowance if it is more-likely-than-not that some portion of the deferred tax assets will not be realized. The Company weighs all available positive and negative evidence, including its earnings history and results of recent operations, projected future taxable income, and tax planning strategies. The Company determined it was not more-likely-than-not that the deferred tax assets will be realized.

The company has net operating loss carryforwards for tax purposes of $30,014,594. The company does not recognize deferred tax assets for the net operating loss and the operating loss carryforwards for tax purposes expire as follows:

2022-2027	$—
2028-2032	30,014,594
2033-	—
Total	30,014,594

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2021 and 2020, the management considered the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest or penalties tax for the years ended December 31, 2021 and 2020. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve months from December 31, 2021. The Company’s Japan subsidiary income tax return filed for the tax years ending from May 31, 2017 through May 31, 2021 are subject to examination by the relevant taxing authorities.

NOTE 13—IMPAIRMENT LOSS

For year ended December 31, 2020, the Company recognized impairment losses for the following asset groups.

Location	Primary Use	Type	Impairment loss
Kanagawa	Hiratsuka Farm	Buildings	64,999
		Tools, furniture and fixtures	1,387
Chiba	Noda Farm	Buildings	41,724
		Tools, furniture and fixtures	15,841
Niigata	Yuzawa Farm	Tools, furniture and fixtures	543,916
Tokyo	Bullet render Farm	Software	475,265
Total			1,143,132

The Company specifies as the minimum unit each farm and service for the shared computing business, and each location for other businesses. In the year ended December 31, 2020, the Company reduced the book value of the groups of assets above to the recoverable amount because operating profit from the groups of assets continued to be negative. The Company recognized the reduction as impairment in the line item of impairment on fixed assets. The Company reduces the book value to zero and recognizes the amount as impairment because the future cash flows from these assets were uncertain at the end of this fiscal year.

For year ended December 31, 2021, the Company did not recognize impairment losses for fixed assets.

NOTE 14 — DISCONTINUED OPERATION

On December 30, 2021,the Company transferred its shares of ASC TECH Agent to Yamada Incentive Limited Business LLC, a third party, for $886,255. As a result of the transfer, the ratio of voting rights held by the Company changed from 100% to 48.81%, and accordingly ASC TECH Agent was excluded from the scope of consolidation and the Company used equity method to record its investment therein after the transfer.

The following table summarizes the carrying value of the assets and liabilities disposed of ASC TECH Agent at the closing date of disposal. The excess of the carrying value of the net assets disposed over the selling price was recorded as loss from disposal of subsidiary.

Amount
Cash	$413,132
Accounts receivable	782,355
Other current assets	88,077
Fixed assets (net)	29,318
Operating Lease Right-of-use Assets	194,912
Goodwill	1,615,932
Other non-current assets	468,566
Accrued liabilities and other payables	(1,236,043)
Other current liabilities	(132,724)
Non-current liabilities	(62,188)
Selling price	886,255
Remaining amount of share	1,059,966

Loss on disposal	$215,116

Net income from operations of discontinued subsidiary for the years ended December 31, 2021 and 2020 consist of following,

	For the year ended December 31, 2021	For the year ended December 31, 2020
Revenues	$6,368,247	$6,133,723
Cost of revenues	4,938,521	4,954,093

Gross profit	1,429,726	1,179,630
Operating expenses	1,266,450	1,358,201

Income (loss) from operations	163,276	(178,571)
Other Income (loss)	65,560	224
Provision for income tax (benefit) expenses	42,369	(444,167)

Net income (loss)	186,467	265,820

NOTE 15 – DISPOSAL OF BUSINESS

On September 21, 2021, the Company disposed of the whole of Zeroboard business including share of A.L.I. Energy, which is engaged in the business of computing sharing. Since the disposal does not represents a strategic shift, the disposal of Zeroborad business is not considered as a discontinued operation, pursuant to ASC 205-20-45-1B.

The difference of $580,177 between the cash consideration of $910,391 and the carrying amount of net assets of Zeroboard business of $330,214 was recorded as gain on disposal included into the consolidated statements of operations.

NOTE 16 – SHAREHOLDERS’ DEFICIT

Aerwins was authorized to issue 200,000,000 shares of common shares, par value of $0.0001 per share, and 20,000,000 shares of preferred shares, par value of $0.0001 per share.

On August 5, 2022, Aerwins issued 30,000,000 shares of its common shares to the shareholders of A.L.I. in exchange for 2,006,689 shares of common shares issued by A.L.I., representing 100% of A.L.I.’s outstanding common shares. Under this share exchange, Aerwins is the legal acquirer. However, the share exchange has been accounted for as a recapitalization because Aerwins did not constitute a business. The consolidation of Aerwins and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the transaction had become effective as of the beginning of the earliest presented in the accompanying consolidated financial statements.

The Company issued new shares of 1,031,550 for the year ended in 2020, and recognized Common Stock of $103 and Additional Paid-in Capital of $6,579,071. As of December 31, 2021 and 2020, there were 26,341,974 of common shares issued. The number of common shares are retrospectively presented and A.L.I.’s legal capital is adjusted to reflect the legal capital of AERWINS.

No preferred shares were issued by Aerwins and outstanding as of December 31, 2021 and 2020.

NOTE 17 – EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is calculated on the basis of weighted-average outstanding common shares. Diluted earnings (loss) per share is computed on the basis of basic weighted-average outstanding common shares adjusted for the dilutive effect of stock options. Dilutive common shares are determined by applying the treasury stock method to the assumed conversion of share repurchase liability to common shares related to the early exercised stock options (also see NOTE 17).

The computation of basic and diluted earnings (loss) per share for the years ended December 31, 2021 and 2020 is as follows:

	For the Years Ended December 31,
	2021	2020
Earnings (loss) per share – basic
Numerator:
Net income (loss) from continuing operations	$(14,527,021)	$(12,812,830)
Net income (loss) from discontinued operations	(28,649)	265,820
Denominator:
Weighted average number of common shares outstanding used in calculating basic earnings (loss) per share	26,371,974	25,491,831

Denominator used for earnings (loss) per share

Earnings (loss) per share from continuing operations- basic	$(0.55)	$(0.50)
Earnings (loss) per share from discontinued operations - basic	(0.00)	0.01

	For the Years Ended December 31,
	2021	2020
Earnings (loss) per share – diluted
Numerator:
Net income (loss) from discontinued operations	(28,649)	265,820
Denominator:
Weighted average number of common shares outstanding used in calculating diluted earnings (loss) per share	26,341,974	25,491,831
Conversion of warrant options	2,606,895	2,538,915

Denominator used for earnings (loss) per share	28,948,869	28,030,746

Earnings (loss) per share from discontinued operations - diluted	$(0.00)	$0.01

Diluted basis loss per share from continuing operations are not disclosed because of no dilution.

NOTE 18 – STOCK ACQUISITION RIGHTS

A.L.I. issued the following stock acquisition rights to its directors and employees.

	1st	2nd	3rd	4th	5th	6th	7th	8th
Grant date	March 31, 2017	July 11, 2018	July 11, 2018	October 17, 2018	March 14, 2019	March 13, 2019	March 14, 2019	December 29, 2020
Number of shares at grant date	150,000	15,000	45,000	10,000	67,000	5,750	27,000	5,000
Outstanding at December 31, 2019	5,000	15,000	42,650	7,500	67,000	5,750	27,000	—
Forfeited	—	—	(200)	—	—	—	—	—
Outstanding at December 31, 2020	5,000	15,000	42,450	7,500	67,000	5,750	27,000	5,000
Forfeited	—	—	(11,500)	—	(3,900)	(4,500)	—	—
Outstanding at December 31, 2021	5,000	15,000	30,950	7,500	64,100	1,250	27,000	5,000
Exercise price (JPY)	900	3,307	1,800	3,500	5,000	5,000	5,000	10,000

The company does not recognize expenses from the stock acquisition rights because the Company determined that the compensation expenses are immaterial. On September 14, 2022, the Company decided to acquire all the stock acquisition rights without consideration and to cancel them.

NOTE 19 – FAIR VALUE

As of December 31, 2021 and 2020, the carrying values of cash and cash equivalents, accounts receivable, other receivable, short-term loans payable, accounts payable, accrued expenses, contract liability, current portion of long-term debts, current operating and finance lease liabilities and other current liabilities approximated their fair values reported in the consolidated balance sheets due to the short-term maturities of these instruments.

NOTE 20 – GOING CONCERN

The Company’s consolidated financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of and for the year ended December 31, 2021, the Company has incurred operating losses of $14,555,670 and retained earnings deficit of $31,993,085. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

As described in Note 20, the Company has raised 1,248,135,000 yen (approximately $9,748,141) by issuing common stocks and exercise of stock acquisition rights. Based on these factors and in consideration of the Company’s business plans, budgets and forecasts, management has a reasonable expectation that the Company has adequate resources to continue in operational existence for the foreseeable future.

NOTE 21 - SUBSEQUENT EVENTS

Common stock issuance

On May 31, 2022, A.L.I. issued 33,100 shares of common stocks (Aerwins shares of 494,845) at 10,250 Yen (approximately $79.75) per share for an aggregate of 339,275,000 Yen (approximately $2,639,656) of proceeds in a private placement.

On June 30, 2022, A.L.I. issued 1,000 shares of common stocks (Aerwins shares of 14,950) at 10,250 Yen (approximately $75.54) per share for an aggregate of 10,250,000 Yen (approximately $75,540) of proceeds in a private placement.

On July 29, 2022, A.L.I. issued 40,200 shares of common stocks (Aerwins shares of 600,990) at 10,250 Yen (approximately $75.30) per share for an aggregate of 412,050,000 Yen (approximately $3,027,108) of proceeds in a private placement.

On July 31, 2022, A.L.I. issued 39,000 shares of common stocks (Aerwins shares of 583,050) at 10,250 Yen (approximately $75.30) per share for an aggregate of 399,750,000 Yen (approximately $2,936,747) of proceeds in a private placement.

Exercise of stock acquisition rights

On June 29, 2022, 22 of stock acquisition rights were exercised to purchase 22 shares of A.L.I.’s common stock (Aerwins shares of 329) at 5,000 Yen (approximately $36.63) per share for an aggregate of 110,000 Yen (approximately $806).

On June 30, 2022, 15,000 of stock acquisition rights were exercised to purchase 15,000 shares of A.L.I.’s common stock (Aerwins shares of 224,250) at 3,307 Yen (approximately $24.37) per share for an aggregate of 49,605,000 Yen (approximately $365,576).

On July 19, 2022, 3,500 of stock acquisition rights were exercised to purchase 3,500 shares of A.L.I.’s common stock (Aerwins shares of 52,325) at 5,000 Yen (approximately $36.25) per share for an aggregate of 17,500,000 Yen (approximately $126,867).

On July 27, 2022, 25,862 of stock acquisition rights were exercised to purchase 25,862 shares of A.L.I.’s common stock (Aerwins shares of 386,637) at 5,000 Yen (approximately $36.41) per share for an aggregate of 129,310,000 Yen (approximately $941,738).

On September 14, 2022, the Company decided to acquire all outstanding stock acquisition rights issued by A.L.I. without consideration and cancelled them.

Conversion of convertible bond to common stock

On March 1, 2022, convertible bond of 870,000,000 Yen (approximately $7,573,779) issued in December 2021 by A.L.I. were converted to 87,000 shares of A.L.I.’s common stock (Aerwins shares of 1,300,650).

Conversion of preferred stock to common stock

On July 22, 2022, A.L.I. issued common stock in exchange for preferred stock at a ratio of one share of common stock to one share of preferred stock. A.L.I. issued aggregate of 462,055 shares of common stock to exchange for 81,527 shares of Type A preferred stock, 60,478 shares of Type B preferred stock, 20,000 shares of Type C preferred stock, 300,000 shares of Type D preferred stock.

Share exchange

On August 5, 2022, Aerwins executed a Share Exchange Agreement with all shareholders of A.L.I., a company that was incorporated in Japan in September 2016. Pursuant to the terms of the Share Exchange Agreement, Aerwins issued 30,000,000 shares of its common shares to the shareholders of A.L.I. in exchange for 2,006,689 common shares issued by A.L.I., representing 100% of A.L.I.’s outstanding common shares. As a result, A.L.I. becomes a wholly owned operating subsidiary of Aerwins

Stock-based compensation

On July 27, 2022, Aerwins issued stock options to certain directors of the Company which can be exercised for a total of 2,648,000 shares of the Company’s common stock with an exercise price of $0.00015 per share and a vesting period shall commence on the first business day following the occurrence of going public (the “Trigger Date”), and thereafter (i) one third of the option shall vest on the three months anniversary of the Trigger Date, (ii) one third of the option shall vest on the fifteen month anniversary of the Trigger Date; and (iii) the remaining one third of the option shall vest on the twenty seven month anniversary of the Trigger Date.

Contribution to Pono Capital Corp

On November 9, 2022, the Company deposited $575,000 into the trust account of Pono Capital Corp to further extend the period from the closing of Pono Capital Corp’s initial public offering to consummate a business combination for an additional three months to February 13, 2023. The Company received 57,500 Placement Units.

AERWINS TECHNOLOGIES INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,378,174	$10,020,459
Notes receivable	993	—
Accounts receivable, net	185,790	725,287
Others receivable	858,537	1,034,690
Advances and prepayments to suppliers	475,145	419,146
Inventory	1,190,730	240,859
Other current assets	60,371	—

Total current assets	9,149,740	12,440,441

Long-term Assets
Property and equipment, net	1,188,403	1,446,898
Intangible assets, net	149,179	203,618
Investment-equity method	989,923	1,059,966
Operating lease right-of-use assets	680,781	1,130,480
Other non-current assets	244,004	275,867
Long-term loans receivable	98,131	140,666

Total long-term assets	3,350,421	4,257,495

Total Assets	$12,500,161	$16,697,936

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	1,846,756	2,433,663
Others payable	156,527	219,574
Accrued expenses	385,193	415,935
Contract liability	707,931	228,304
Other current liabilities	248,901	347,313
Current portion of long-term liabilities	49,755	195,624
Finance leases liabilities-current	92,588	104,729
Operating leases liabilities-current	288,904	434,409

Total Current Liabilities	3,776,555	4,379,551

Longer-term liabilities
Long-term loans	2,976,988	3,792,654
Convertible bond	—	7,176,348
Finance leases liabilities-non-current	101,053	147,745
Operating leases liabilities-non-current	391,876	685,335
Other long term liabilities	245,168	458,705

Total long-term liabilities	3,715,085	12,260,787

Total Liabilities	7,491,640	16,640,338

Stockholders’ Equity:
Common stock, par value $0.0001, 200,000,000 shares authorized; 30,000,000 and 26,341,974 shares issued and outstanding, respectively	3,000	2,634
Preferred stock, par value $0.001, 20,000,000 shares authorized;
No shares issued and outstanding	—	—
Additional Paid-in capital	49,296,389	32,286,106
Retained earnings (Accumulated deficiency)	(43,292,152)	(31,993,085)
Accumulated other comprehensive income	(998,716)	(238,057)

Stockholders’ Equity	5,008,521	57,598

Total Liabilities and Stockholders’ Equity	$12,500,161	$16,697,936

See Notes to Unaudited Consolidated Financial Statements

AERWINS TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Nine months ended September 30,
	2022	2021
Revenues	$3,354,566	$5,940,477
Cost of revenues	3,371,116	4,442,579

Gross profit (loss)	(16,550)	1,497,898
Operating expenses:
Selling expenses	84,938	120,532
General and administrative expenses	5,188,519	4,556,069
Research and development expenses	6,791,564	6,624,897

Total operating expenses	12,065,021	11,301,498

Loss from operations	(12,081,571)	(9,803,600)

Other income (expenses):
Interest income (expenses), net	(19,540)	(29,047)
Gain(Loss) on foreign currency transaction	65,454	(239)
Gain(Loss) on disposal of fixed assets	(2,894)	(6,998)
Commission fees	—	(920,726)
Gain on disposal of business	—	571,398
Equity in earning of investee	4,126	—
Gain on sale of investment securities	432,980	—
Other income (expenses), net	322,039	213,822

Total other income (expenses)	802,165	(171,790)

Loss before income tax provision	(11,279,406)	(9,975,390)
Income tax expense	(19,661)	(16,683)

Net loss from continuing operations	(11,299,067)	(9,992,073)

Discontinued operations (Note 14)
Income(Loss) from discontinued operations	—	162,237
Income tax benefit (expense)	—	(42,850)

Income (loss) on discontinued operations	—	119,387

Net loss	$(11,299,067)	$(9,872,686)

Other comprehensive income:
Foreign currency translation adjustment	(760,659)	622,822

Total comprehensive loss	$(12,059,726)	$(9,249,864)

Net loss per common share from continuing operations
Basic	$(0.40)	$(0.38)

Diluted	$(0.40)	$(0.38)

Net Income per common share from discontinued operations
Basic	$—	$0.00

Diluted	$—	$0.00

Weighted average common shares outstanding*
Basic	28,081,675	26,341,974
Effect of dilutive securities
Conversion of option warrants	2,934,767	2,596,979

Diluted	31,016,442	28,938,953

See Notes to Unaudited Consolidated Financial Statements

AERWINS TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(UNAUDITED)

	Common Stock 200,000,000 authorized $0.0001 Par Value		Preferred stock 20,000,000 authorized $0.0001 Par Value		Additional Paid-in (Registered)	Retained Earnings (Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit)	Income	Totals
Balance at January 1, 2021	26,341,974	$2,634	—	$—	$32,286,106	$(17,437,415)	$438,939	$15,290,264
Net loss	—	—	—	—	—	(9,872,686)	—	(9,872,686)
Other comprehensive income	—	—	—	—	—	—	622,822	622,822

Balances at September 30, 2021	26,341,974	$2,634	—	$—	$32,286,106	$(27,310,101)	$1,061,761	$6,040,400

Balance at January 1, 2022	26,341,974	$2,634	—	$—	$32,286,106	$(31,993,085)	$(238,057)	$57,598
Corporate bond conversion	1,300,650	130	—	—	7,176,218	—	—	7,176,348
Issuance of common stock	1,693,835	169	—	—	8,399,014	—	—	8,399,183
Issuance of common stock upon exercise of stock options	663,541	66	—	—	1,434,920	—	—	1,434,986
Stock-based compensation	—	—	—	—	132	—	—	132
Net loss	—	—	—	—	—	(11,299,067)	—	(11,299,067)
Other comprehensive income	—	—	—	—	—	—	(760,659)	(760,659)

Balances at September 30, 2022	30,000,000	$3,000	—	$—	$49,296,389	$(43,292,152)	$(998,716)	$5,008,521

*	Retrospectively restated for effect of share issuances on August 5, 2022.

See Notes to Unaudited Consolidated Financial Statements

AERWINS TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine months ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(11,299,067)	$(9,872,686)
Net income from discontinued operations	—	119,387

Net loss from continuing operations	(11,299,067)	(9,992,073)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	186,337	118,990
Amortization	31,989	41,914
Bad debt expenses (revert of bad debt expenses)	(664)	(40,512)
Non-cash lease expense	247,006	417,188
Loss on disposal of fixed assets	2,894	6,998
Gain on disposal of a business	—	(571,398)
Gain on sale of investment securities	(432,980)	—
Equity in earnings of investee	70,043	—
Decrease (Increase) in operating assets:
Accounts receivable	441,182	3,325,100
Others Receivable	(39,557)	(775,259)
Prepaid expenses	(92,653)	21,814
Advances and prepayments to suppliers	(67,060)	450
Inventory	(1,127,149)	493,720
Other current assets	(68,114)	(76,609)
Other non-current assets	—	1,381
Increase (Decrease) in operating liabilities:
Accounts payable	(101,674)	(607,197)
Others payable	(20,562)	608,352
Accrued expenses	61,109	(35,757)
Deferred revenue	593,712	246,321
Operating lease liabilities	(237,367)	(412,584)
Other current liabilities	(31,042)	33,249
Other noncurrent liabilities	(135,276)	306,317

Net cash used by continuing operations	(12,018,893)	(6,889,596)
Net cash used by discontinued operations	—	(120,666)

Net cash used by operating activities	(12,018,893)	(7,010,262)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(179,214)	(792,038)
Purchase of intangible assets	(17,464)	(262,478)
Proceeds from disposal of a business	—	833,876
Proceed from transfer of investment	467,791	—
Repayment of loans receivable	15,593	—

Net cash provided (used) by continuing operations	286,706	(220,640)
Net cash provided by discontinued operations	—	369

Net cash (used) by investing activities	286,706	(220,271)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from capital contribution	9,834,301	—
Proceeds from loans	—	1,190,223
Repayments to loans	(166,299)	(601,769)
Payments for finance leases	(69,288)	(19,409)

Net cash provided by continuing operations	9,598,714	569,045

Net cash provided by discontinued operations	—	19,151

Net cash provided by financing activities	9,598,714	588,196

Net decrease in cash and cash equivalents	(2,133,473)	(6,642,337)
Effects of exchange rates change on cash	(1,508,812)	(744,114)
Cash and cash equivalents at beginning of period	10,020,459	14,619,164
Cash and cash equivalents at beginning of period held by discontinued operation	—	289,211
Cash and cash equivalents at ending of period held by discontinued operation	—	328,591

Cash and cash equivalents at end of period	$6,378,174	$7,193,333

Supplemental Disclosures of Cash Flow Information:
Cash paid during year for:
Interest	$20,025	$28,829

Income taxes	$31,136	$23,133

See Notes to Unaudited Consolidated Financial Statements

AERWINS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2022

(unaudited)

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Aerwins Technologies Inc. (“Aerwins” or the “Company”), a holding company, was incorporated under the laws of the State of Delaware on June 7, 2022.

On August 5, 2022, Aerwins executed a Share Exchange Agreement with all shareholders of A.L.I. Technologies Inc. (“A.L.I.”), a company that was incorporated in Japan in September 2016. Pursuant to the terms of the Share Exchange Agreement, Aerwins issued 30,000,000 shares of its common shares to the shareholders of A.L.I. in exchange for 2,006,689 common shares issued by A.L.I., representing 100% of A.L.I.’s outstanding common shares. As a result, A.L.I. becomes a wholly owned operating subsidiary of Aerwins.

The share exchange has been accounted for as a reverse recapitalization rather than a business combination since the shareholders of A.L.I. owns a majority of the outstanding shares of Aerwins’s common stock immediately following the share exchange and there was a change of control. The consolidation of Aerwins and its subsidiary has been accounted for at historical cost and prepared on the basis as if the transaction had become effective as of the beginning of the earliest period presented in the accompanying consolidated financial statements. Consequently, the assets and liabilities and the historical operations that were reflected in the consolidated financial statements for periods prior to the share exchange were those of A.L.I. and its subsidiaries and were recorded at the historical cost basis. After completion of the share exchange, Aerwins‘s consolidated financial statements included the assets and liabilities of both Aerwins and A.L.I., the historical operations of A.L.I. and its subsidiaries, and the operations of Aerwins from the closing date of the share exchange.

On September 20, 2018, A.L.I. acquired 100% equity ownership of A.L.I. Works (ALIW), which was incorporated in Japan on July 11, 2016, and is engaged in the business of managing web media and providing video production services.

On November 26, 2019, A.L.I. acquired 100% equity ownership of ASC HR Agent Inc. (currently ASC TECH Agent Co.), which was incorporated in Japan on December 1, 2014, and is engaged in the business of providing technology resources services. Management determined the Company’s operations constituted two reportable segments in accordance with ASC 280 — Air mobility segment and Technology HR outsourcing segment. On December 29, 2021, the board of A.L.I. decided to dispose 51% equity ownership of ASC TECH Agent, and the transaction was completed on December 30, 2021. The Technology HR outsourcing segment is classified as discontinued operations on the consolidated statements of operations and comprehensive income (loss). As a result, the Company does not identify a segment, and therefore, segment information is not disclosed in the notes.

Aerwins, via its wholly owned operating subsidiary, A.L.I., and its subsidiaries, is engaged in the business of developing and providing air mobility domain, comprehensive computing solution, and technology human resources services in Japan. Aerwins, A.L.I. and its subsidiaries are hereafter referred to as Aerwins.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Name of Subsidiary	Place of Organization	Percentage of Effective Ownership
		September 30, 2022	December 31, 2021
ASC TECH Agent	Japan	48.81%	48.81%
ALIW	Japan	100%	100%

Unaudited Interim Consolidated Financial Information

The accompanying interim consolidated balance sheet as of September 30, 2022, the interim consolidated statements of operations and comprehensive income (loss), consolidated statements of changes in shareholders’ equity (deficiency), and cash flows for the nine months ended September 30, 2022 and 2021 and the related notes to such interim consolidated financial statements are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with U.S. GAAP. In management’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of September 30, 2022 and the Company’s consolidated results of operations and cash flows for the nine months ended September 30, 2022 and 2021. The consolidated results of operations for the nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the full year ending December 31, 2022.

Use of Estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, the management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information available as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the allowance for doubtful accounts, useful lives of property and equipment, the impairment of long-lived assets, and valuation allowance of deferred tax assets. Actual results could differ from those estimates.

COVID-19

While the duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment actions, it has already had an adverse effect on the global economy and the lasting effects of the pandemic continue to be unknown. The Company may experience customer losses, including due to bankruptcy or customers ceasing operations, which may result in delays in collections or an inability to collect accounts receivable from these customers. The extent to which COVID-19 may continue to impact the Company’s financial condition, results of operations, or liquidity continues to remain uncertain, and as of the date of issuance of these financial statements, the Company is not aware of any specific event or circumstance that would require an update to its estimates or judgments or an adjustment to the carrying value of the Company’s assets or liabilities. These estimates may change, as new events occur and additional information is obtained, which will be recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates, and any such differences may be material to the Company’s financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and deposits in banks that are unrestricted as to withdrawal or use, and which have original maturities of three months or less.

Accounts Receivable

Accounts receivable, net represent the amounts that the Company has an unconditional right to consideration, which are stated at the original amount less an allowance for doubtful receivables. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of operations and comprehensive income. Delinquent account balances are written off against the allowance for doubtful accounts after management has determined that the likelihood of collection is remote. In circumstances in which the Company receives payment for accounts receivable that have previously been written off, the Company reverses the allowance and bad debt.

Inventories

Inventories consist principally of raw materials used for rendering computing sharing services. Inventories are stated at the lower of cost or net realizable value, cost being determined by the first-in, first-out method for merchandise. Net realizable value is calculated at estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Loss from inventories written down to net realizable value should be recognized whenever the utility of goods is impaired by damage, deterioration, obsolescence, changes in price levels, or other causes. When inventories have been written down below cost, the reduced amount is to be considered the cost for subsequent accounting purposes.

Fixed assets

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives, as more details follow:

	Depreciation Method	Useful Life
Building and building accessories	Straight-line method	15-38 years
Office equipment and furniture	Straight-line method	2-10 years
Software	Straight-line method	5 years
Design right	Straight-line method	7 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of operations and comprehensive income (loss).

Lease-Lessee

The Company adopted the Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) on January 1, 2019 using a modified retrospective approach. The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. Lease terms of certain operating leases include the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain.

The Company leases office facilities, office equipment and furniture, and a vehicle, which are classified as operating leases and leases containers, which are classified as a finance lease in accordance with Topic 842.

Under Topic 842, lessees are required to recognize the following for all leases on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Operating leases are included in operating lease right-of-use assets, operating lease liabilities, current, and operating lease liabilities, non-current, and finance leases are included in property and equipment, finance lease liabilities, current, and finance lease liabilities, non-current in the consolidated balance sheet.

The operating lease right-of-use asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term. All operating lease right-of-use assets are reviewed for impairment annually.

As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

The Company has elected the short-term lease exception, and therefore operating lease right-of-use assets and liabilities do not include leases with a lease term of twelve months or less.

Impairment of Long-Lived Assets

Long-lived assets with finite lives, primarily property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value.

Equity Method

We apply the equity method to an investment in unconsolidated entities over which we have the ability to exercise significant influence. We initially record our investments based on the acquisition cost. Under the equity method, the carrying amount of the investment is adjusted to recognize changes in the Company’s share of net assets of the investment.

Foreign Currency Translation

The Company maintains its books and record in its local currency, Japanese YEN (“JPY”), which is a functional currency as being the primary currency of the economic environment in which its operation is conducted. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statements of operations.

The reporting currency of the Company is the United States Dollars (“US$”), and the accompanying consolidated financial statements have been expressed in US$. In accordance with ASC Topic 830-30, “Translation of Financial Statements”, assets and liabilities of the Company whose functional currency is not US$ are translated into US$, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from the translation of financial statements are recorded as a separate component of accumulated other comprehensive loss within the statements of changes in shareholders’ deficit.

Translation of amounts from the local currency of the Company into US$1 has been made at the following exchange rates:

	Nine months ended September 30, (unaudited)		Year ended December 31,
	2022	2021	2021
Current JPY: US$1 exchange rate	144.71	111.50	115.17
Average JPY: US$1 exchange rate	128.26	108.60	109.84

Consolidated Statements of Cash Flows

In accordance with FASB ASC 830-230, “Statement of Cash Flows”, cash flows from the Company’s operations are calculated based upon the functional currency. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Stock-based compensation

Stock-based compensation to directors and employees is measured at the date of grant, based on the calculated fair value of the stock-based award, and will be recognized as expense over the requisite service period (generally the vesting period of the award). The Company estimates the fair value of employee stock options granted using the Binomial Option Pricing Model. Key assumptions used to estimate the fair value of stock options will include the exercise price of the award, the fair value of the Company’ common stock on the date of grant, the estimated exercise period, the risk-free interest rate at the date of grant, the expected volatility and the expected annual dividend yield on our common stock. In a case where the recipient pays consideration to the Company in exchange for the award granted and the consideration is equivalent to the fair value of the award, the Company recognizes the consideration as additional paid-in capital and do not recognize expense.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, “Revenue from Contracts with Customers”.

To determine revenue recognition for contracts with customers, the Company performs the following five steps : (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. Revenue amount represents the invoiced value and net of a value-added tax (“Consumption Tax”). The Consumption Tax on sales is calculated at 10% of gross sales.

When another party is involved in providing goods or services to our customer, we apply the principal versus agent guidance in ASC Topic 606 to determine if we are the principal or an agent to the transaction. When we control the specified goods or services before they are transferred to our customer, we report revenue gross, as principal. If we do not control the goods or services before they are transferred to our customer, revenue is reported net of the fees paid to the other party, as agent.

Cost of Revenues

Cost of revenues primarily consists of salaries and related expenses (e.g. bonuses, employee benefits, and payroll taxes) for personnel directly involved in the delivery of services and products directly to customers. Cost of revenues also includes royalty/license payments to vendors, and hosting and infrastructure costs related to the delivery of the Company’s products and services.

Advertising Expenses

Advertising expenses consist primarily of costs of promotion and marketing for the Company’s image and products, and costs of direct advertising, and are included in selling expenses. The Company expenses advertising costs as incurred, in accordance with the ASC 720-35, “Advertising Costs”. The advertising expenses for nine months ended September 30, 2022 and 2021 (unaudited) were $84,938 and $120,532, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

As of December 31, 2021, Customer A, Customer B and Customer C accounts for respectively 26.3%, 20.4% and 13.3% of the Company’s total accounts receivable. As of September 30, 2022, Customer A accounts for 32.8% of the Company’s total accounts receivable.

For the nine months ended September 30, 2022, Customer D and Customer C accounts for respectively 14.8% and 12.0% of the Company’s total revenues.

For the nine months ended September 30, 2021, Customer D and Customer E accounts for respectively 14.9% and 12.7% of the Company’s total revenues.

For the nine months ended September 30, 2022, Vendor B accounts for 30.8% of the Company’s total raw material purchases.

For the nine months ended September 30, 2021, Vendor A accounts for 30.0% of the Company’s total raw material purchases.

As of December 31, 2021, Vendor B, Vendor C and Vendor D account for respectively 21.4%, 16.9% and 14.4% of the Company’s total accounts payable. As of September 30, 2022, Vendor A, Vendor E and Vendor F account for respectively 12.7%, 12.5% and 13.4% of the Company’s total accounts payable.

Comprehensive Income or Loss

ASC 220, “Comprehensive Income,” establishes standards for reporting and display of comprehensive income or loss, its components and accumulated balances. Comprehensive income or loss as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive loss, as presented in the accompanying consolidated statements of changes in shareholders’ deficit, consists of changes in unrealized gains and losses on foreign currency translation.

Earnings (Loss) Per Share

The Company computes basic and diluted earnings (loss) per share in accordance with ASC 260, Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings (loss) per share reflects the potential dilution that could occur if stock options and other commitments to issue common shares were exercised or equity awards vest resulting in the issuance of common shares that could share in the earnings (loss) of the Company.

Related Parties and Transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be an entity or individual, are considered to be related if they have the ability, directly or indirectly, to control the Company or exercise significant influence over the Company in making financial and operational decisions. Entities are also considered to be related if they are subject to common control or common significant influence.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Income Taxes

Income taxes are accounted for using an asset and liability method of accounting for income taxes in accordance with ASC 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

The Company follows ASC 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of ASC 740, when tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of operations.

Fair Value Measurements

The Company performs fair value measurements in accordance with ASC 820. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

An asset’s or a liability’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 establishes three levels of inputs that may be used to measure fair value:

•	Level 1: quoted prices in active markets for identical assets or liabilities;

•	Level 2: inputs other than Level 1 that are observable, either directly or indirectly; or

•	Level 3: unobservable inputs that are supported by little or no market activity and that are significant to the fair values of the assets or liabilities.

As of September 30, 2022 and December 31, 2021, the carrying values of cash and cash equivalents, accounts receivable, other receivable, short-term loans payable, accounts payable, accrued expenses, contract liability, current portion of long-term debts, current operating and finance lease liabilities and other current liabilities approximated their fair values reported in the consolidated balance sheets due to the short-term maturities of these instruments.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consists of the following:

	September 30, 2022 (unaudited)	December 31, 2021
Accounts receivable	$185,790	$726,026
Less: allowance for doubtful accounts	—	(739)

Accounts receivable, net	$185,790	$725,287

Allowance for doubtful accounts movement is as follows:

	September 30, 2022 (unaudited)	December 31, 2021
Beginning balance	$(739)	$(42,640)
Change during the year	739	39,284
Foreign currency translation adjustment	—	2,617

Ending balance	$—	$(739)

Other receivables recognized in the consolidated balance sheet mainly consist of consumption tax that will be refunded in the next fiscal year.

NOTE 4 — SEGMENT INFORMATION

Management determined the Company’s operations constituted two reportable segments in accordance with ASC 280—Air mobility segment and Technology HR outsourcing segment. On December 29, 2021, the board of A.L.I. decided to dispose 51% equity ownership of ASC TECH Agent, and the transaction was completed on December 30, 2021. The Technology HR outsourcing segment is classified as discontinued operations on the consolidated statements of operations and comprehensive income (loss). As a result, the Company does not identify a segment, and therefore, segment information is not disclosed in the notes.

NOTE 5 — REVENUE RECOGNITION

The Company currently generates its revenue from the following main sources:

Revenue from Sales of Computing Equipment

Revenues from the sale of equipment are recognized at the point in time when obligations under the terms of a contract with our customer are satisfied and control has been transferred to the customer. For equipment placements that require us to install the product at the customer location, revenue is normally recognized when the equipment has been delivered and installed at the customer location. Sales of customer installable products are recognized upon shipment or receipt by the customer according to the customer’s shipping terms.

Revenue from Computing Power Sharing services with Equipment Installation

The Company provides customers with computing power sharing services with equipment installation, which includes a one-time equipment installation and a certain period of time technology service. The Company recognizes revenue from one-time equipment installation at the point in time when the installation is completed and accepted by the customer. The Company recognizes revenue from technology service over time when the service is rendered and accepted by the customer, normally monthly.

Revenue from Computing Power Sharing services without Equipment Installation

The Company also provides customers with computing power sharing services without equipment installation, which includes a one-time platform set up without equipment installation, and a certain period of time technology service. The Company recognizes revenue from one-time platform set up at the point in time when the platform is set up to function and accepted by the customer. The Company recognizes revenue from technology service over time when the service is rendered and accepted by the customer, normally monthly.

Revenue from Air Mobility Drone Solution

The Company provides customers with air mobility drone solution, which includes UAS (Unmanned Aircraft Systems) main equipment, laser scanner, software package, camera system, etc. The solution includes a one-time system set up and a certain period of time technology service. The Company recognizes revenue from one-time system set up at the point in time when the system is set up to function and accepted by the customer. The Company recognizes revenue from technology service over time when the service is rendered and accepted by the customer, normally monthly.

Revenue from Project Management

The Company provides customers with project management, which includes project planning and implementation, and providing needed technology human resources, such as construction engineers and software engineers for various projects. The Company recognizes revenue from project management over time when the service is rendered and accepted by the customer, normally monthly.

Revenue from Outsourcing Service

The Company provides customers with outsourcing service of temporary staffing for construction or technology industries. The Company recognizes revenue from outsourcing over time as the service is rendered, normally monthly. Revenue from Outsourcing Service is included in income from discontinued operations.

Disaggregation of Revenue

The Company disaggregates its revenues from contracts by service types, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenues for the nine months ended September 30, 2022 and 2021 is as following (unaudited):

	Nine months ended
	September 30, (unaudited)
	2022	2021
Revenue from Sales of Computing Equipment	$499,758	$889,145
Revenue from Computing Power Sharing services	1,077,061	1,611,371
Revenue from Project Management for Computing Share	600,652	1,918,104
Revenue from Air Mobility Drone Solution	274,581	506,889
Revenue from Project Management	902,514	758,736
Other	—	256,234
Total Revenue	$3,354,566	$5,940,477

For the nine months ended September 30 in 2022 and 2021 (unaudited), almost all of the revenue generated are attributed to the Company’s operation in Japan.

Contract Liability

As of September 30, 2022 (unaudited) and December 31, 2021, the Company recognizes contract liability of $707,931 and $228,304 respectively. Contract liability primarily represents the Company’s remaining performance obligations under its service agreement at the end of the period, for which consideration has been received and revenue had not been recognized.

NOTE 6 — RELATED PARTY TRANSACTIONS

Guarantee provided by a director of A.L.I.

For the nine months ended September 30 in 2022, the Company received a debt guarantee from the Representative Director of A.L.I. Daisuke Katano for a particular building lease agreement. The transaction amount is $ 111,334 which is calculated by the total rental fees paid during the period from January 1, 2022 to September 30, 2022 for the contracts for which guarantees were provided as of September 30, 2022. No warranty fees are paid.

NOTE 7 — PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	September 30, 2022 (unaudited)	December 31, 2021
Building	$178,924	$206,683
Accessory equipment	215,856	220,661
Vehicles	4,110	5,164
Tools, furniture and fixtures	1,477,231	1,595,896
Lease assets	286,307	291,743
Construction in process	8,881	44,604
Structures	43,328
Accumulated depreciation	(1,026,234)	(917,853)

Property and equipment, net	$1,188,403	$1,446,898

Depreciation expense for nine months ended September 30, 2022 and 2021, were respectively $186,337 and $118,990

NOTE 8 — INTANGIBLE ASSETS, NET

The components of intangible assets as of September 30, 2021 and December 31, 2021 are as follows:

	September 30, 2022 (unaudited)	December 31, 2021
Software	$612,471	$788,921
Design right	101,410	127,420
Accumulated amortization	(564,702)	(712,723)

Intangible assets, net	$149,179	$203,618

Amortization expense for nine months ended September 30, 2022 and 2021, were respectively $31,989 and $41,914.

NOTE 9 — LEASES

The Company has entered into one lease for its office space, which were classified as operating leases.

The components of lease costs are as follows:

	For the Nine Months Ended September 30, (unaudited)
	2022	2021
Short-term lease costs	$686	$912
Finance lease costs	67,941	26,766
Operating lease costs	99,635	126,904

Total lease costs	$168,262	$154,582

As of September 30, 2022, the future maturity of lease liabilities is as follows:

	Finance lease	Operating lease
2022	$29,053	$88,737
2023	89,724	258,548
2024	49,995	203,697
2025	10,266	115,895
Thereafter	23,099	23,702

Total lease payments	202,137	690,579
Less: imputed interest	(8,496)	(9,799)

Total lease liabilities	193,641	680,780
Less: current portion	92,588	288,904

Non-current lease liabilities	$101,053	$391,876

The following table presents supplemental information related to the Company’s leases:

	For the Nine Months Ended September 30, (unaudited)
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	237,367	412,584
Financing cash flows from finance lease	69,288	19,409
Weighted average remaining lease term (years)
Finance leases	1.1	2.0
Operating leases	1.9	2.7
Weighted-average discount rate: (per annum)
Finance leases	1.71%	1.71%
Operating leases	0.94	0.94

Pursuant to the operating lease agreements, the Company made security deposits to the lessors. The amount of security deposits as of September 30, 2022 and as of December 31, 2021 is $145,248 and 196,628 respectively .

NOTE 10 — CONVERTIBLE BOND

On December 28, 2021, the Company issued a convertible bond of 870,000 thousand yen. The Company incurred 43,500 thousand yen of debt issuance costs relating to the issuance. After deducting the issuance costs, the Company recognizes the convertible bond as a non-current liability at $7,176,348 as of December 31, 2021. The convertible bond bears no interest. The convertible bond matures on December 28, 2024, unless earlier repurchased, redeemed or converted into the Company’s stock.

The holder of the corporate bond has 29 units of the right to convert the convertible bond to the Company’s stock. Each unit can be converted to 3,000 shares of the company with the exercise price per unit of 30,000 thousand yen. The holder is not required to pay additional consideration when exercising the stock acquisition right because the holder contributes the convertible bond when exercising the stock acquisition right.

The Company adopted ASU 2020-06 and analyzed the conversion option in the convertible bond for derivative accounting treatment under ASC 815, and determined that the instrument does not qualify for derivative accounting.

On March 1, 2022, the convertible debt was converted to 87,000 shares of A.L.I.’s common stock (Aerwins shares of 1,300,650).

NOTE 11 — LONG-TERM DEBTS

The Company’s long-term debts included bond payable and loans borrowed from banks and other financial institutions, which consist of the following:

Name of Financial Institutions	Original Amount Borrowed (JPY)	Loan Duration	Annual Interest Rate	Balance as of September 30, 2022 (unaudited)	Balance as of December 31, 2021
Mizuho Bank, Ltd.	40,000,000	1/22/2021— 1/31/2028	1.80%	$276,415	$347,313
Mizuho Bank, Ltd.	60,000,000	1/22/2021— 1/31/2028	1.80%	414,622	520,969
Mizuho Bank, Ltd.	50,000,000	1/22/2021— 1/31/2028	1.70%	345,519	434,141
Sumitomo Mitsui Banking Corporation	80,000,000	7/26/2019— 7/26/2022	0.83%	0	133,108
Sumitomo Mitsui Banking Corporation	70,000,000	10/31/2019— 10/31/2021	1.33%	0	—
Japan Finance Corporation	50,000,000	12/29/2020— 12/31/2027	1.11%	262,594	382,044
Japan Finance Corporation	250,000,000	12/29/2020— 1/31/2026	0.50%	1,727,593	2,170,703
Aggregate outstanding principal balances				3,026,743	3,988,278
Less: current portion				(49,755)	(195,624)

Non-current portion				$2,976,988	3,792,654

Interest expense for long-term debts was $19,728 and $29,296 for the nine months ended September 30, 2022 and 2021 (unaudited), respectively.

As of September 30, 2022, future minimum loan payments are as follows:

Loan Payment
2022	$30,218
2023	66,837
2024	303,224
2025	322,752
2026	2,040,424
Thereafter	332,731

Total	3,096,186

Less interest	69,443

Balance as of September 30, 2022	$3,026,743

NOTE 12 — INCOME TAXES

Japan

The Company conducts its major businesses in Japan and is subject to tax in this jurisdiction. During the nine months periods ended September 30, 2022 and 2021, all taxable income (loss) of the Company is generated in Japan. Income taxes in Japan applicable to the Company are imposed by the national, prefectural, and municipal governments, and in the aggregate resulted in an effective statutory rate of approximately 34.59% for the nine months ended September 30, 2022 and 2021.

For the nine months ended September, 2022 and 2021, the Company’s income tax expenses are as follows:

	For the Nine Months Ended September 30,
	2022	2021
Current	$19,661	$16,683
Deferred	—	—

Total	$19,661	$16,683

A reconciliation of the effective income tax rates reflected in the accompanying consolidated statements of operations to the Japanese statutory tax rate for the nine months ended September 30, 2022 and 2021 is as follows:

	For the Nine Months Ended September 30,
	2022	2021
Japanese statutory tax rate	34.59%	34.59%
Change in valuation allowance	(34.76)%	(34.76)%

Effective tax rate	(0.17)%	(0.17)%

For the nine months ended September 30, 2022 and 2021 (unaudited)

The Company’s provision for income taxes for interim periods was determined using an estimate of its annual effective tax rate. Each quarter, the Company updates its estimate of the annual effective tax rate, and if the estimated annual effective tax rate changes, the Company makes a cumulative adjustment in such period.

The Company recognized income tax expense for the nine months ended September 30, 2022 and 2021, both of which were estimated corporate inhabitant taxes.

NOTE 13 — DISCONTINUED OPERATION

On December 30, 2021, the Company transferred its shares of ASC TECH Agent to Yamada Incentive Limited Business LLC, a third party, for $886,255. As a result of the transfer, the ratio of voting rights held by the Company changed from 100% to 48.81%, and accordingly ASC TECH Agent was excluded from the scope of consolidation and the Company used equity method to record its investment therein after the transfer.

Net income from operations of discontinued subsidiary for the nine months ended September 30, 2021 consist of following. For the nine months ended September 30, 2022 (unaudited), net income from ASC TECH agent is recognized as equity in earnings of investee of $4,126 in the consolidated statements of operations and comprehensive income (loss).

For the nine months ended September 30, 2021 (unaudited)
Revenues	$4,681,835
Cost of revenues	3,621,831

Gross profit	1,060,004
Operating expenses	953,574

Income (loss) from operations	106,430
Other Income (loss)	55,807
Provision for income tax (benefit) expenses	42,850

Net income (loss)	$119,387

NOTE 14 — DISPOSAL OF BUSINESS

On September 21, 2021, the Company disposed of the whole of Zeroboard business including share of A.L.I. Energy, which is engaged in the business of computing sharing. Since the disposal does not represents a strategic shift, the disposal of Zeroboard business is not considered as a discontinued operation, pursuant to ASC 205-20-45-1B.

The difference of $571,398 between the cash consideration of $833,876 and the carrying amount of net assets of Zeroboard business of $262,479 was recorded as gain on disposal included into the consolidated statements of operations (unaudited).

NOTE 15 — SHAREHOLDERS’ DEFICIT

Aerwins was authorized to issue 200,000,000 shares of common shares, par value of $0.0001 per share, and 20,000,000 shares of preferred shares, par value of $0.0001 per share.

Common stock issuance

On May 31, 2022, A.L.I. issued 33,100 shares of common stocks (Aerwins shares of 494,845) at 10,250 Yen (approximately $79.75) per share for an aggregate of 339,275,000 Yen (approximately $2,639,656) of proceeds in a private placement.

On June 30, 2022, A.L.I. issued 1,000 shares of common stocks (Aerwins shares of 14,950) at 10,250 Yen (approximately $75.54) per share for an aggregate of 10,250,000 Yen (approximately $ 75,540) of proceeds in a private placement.

On July 29, 2022, A.L.I. issued 40,200 shares of common stocks (Aerwins shares of 600,990) at 10,250 Yen (approximately $75.30) per share for an aggregate of 412,050,000 Yen (approximately $3,027,108) of proceeds in a private placement.

On July 31, 2022, A.L.I. issued 39,000 shares of common stocks (Aerwins shares of 583,050) at 10,250 Yen (approximately $75.30) per share for an aggregate of 399,750,000 Yen (approximately $2,936,747) of proceeds in a private placement.

Conversion of convertible bond to common stock

On March 1, 2022, convertible bond of 870,000,000 Yen (approximately $7,573,779) issued in December 2021 by A.L.I. were converted to 87,000 shares of A.L.I.’s common stock (Aerwins shares of 1,300,650).

Exercise of stock acquisition rights

On June 29, 2022, 22 of stock acquisition rights were exercised to purchase 22 shares of A.L.I.’s common stock (Aerwins shares of 329) at 5,000 Yen (approximately $36.63) per share for an aggregate of 110,000 Yen (approximately $806).

On June 30, 2022, 15,000 of stock acquisition rights were exercised to purchase 15,000 shares of A.L.I.’s common stock (Aerwins shares of 224,250) at 3,307 Yen (approximately $24.37) per share for an aggregate of 49,605,000 Yen (approximately $365,576).

On July 19, 2022, 3,500 of stock acquisition rights were exercised to purchase 3,500 shares of A.L.I.’s common stock (Aerwins shares of 52,325) at 5,000 Yen (approximately $36.25) per share for an aggregate of 17,500,000 Yen (approximately $126,867).

On July 27, 2022, 25,862 of stock acquisition rights were exercised to purchase 25,862 shares of A.L.I.’s common stock (Aerwins shares of 386,637) at 5,000 Yen (approximately $36.41) per share for an aggregate of 129,310,000 Yen (approximately $941,738).

On September 14, 2022, the Company decided to acquire all outstanding stock acquisition rights issued by A.L.I. without consideration and cancelled them.

On July 21, 2022, A.L.I. issued common stock in exchange for preferred stock at a ratio of one share of common stock to one share of preferred stock. A.L.I. issued aggregate of 462,055 shares of common stock to exchange for 81,527 shares of Type A preferred stock, 60,478 shares of Type B preferred stock, 20,000 shares of Type C preferred stock, 300,000 shares of Type D preferred stock. No preferred shares were issued by Aerwins and outstanding as of September 30, 2022 (unaudited), and December 31, 2021.

On August 5, 2022, Aerwins issued 30,000,000 shares of its common shares to the shareholders of A.L.I. in exchange for 2,006,689 shares of common shares issued by A.L.I., representing 100% of A.L.I.’s outstanding common shares. Under this share exchange, Aerwins is the legal acquirer. However, the share exchange has been accounted for as a recapitalization because Aerwins did not constitute a business. The consolidation of Aerwins and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the transaction had become effective as of the beginning of the earliest presented in the accompanying consolidated financial statements.

The Company issued new shares of 3,658,026 for the nine months ended in September 30, 2022 , and recognized Common stock of $365 and Additional Paid-in Capital of $17,010,152. As of September 30, 2022, there were 30,000,000 of common shares issued. The number of common shares are retrospectively presented and A.L.I.’s legal capital is adjusted to reflect the legal capital of Aerwins.

NOTE 16 — EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is calculated on the basis of weighted-average outstanding common shares. Diluted earnings (loss) per share is computed on the basis of basic weighted-average outstanding common shares adjusted for the dilutive effect of stock options. Dilutive common shares are determined by applying the treasury stock method to the assumed conversion of share repurchase liability to common shares related to the early exercised stock options (also see NOTE 16).

The computation of basic and diluted earnings (loss) per share for the nine months ended September 30, 2022 and 2021 is as follows:

	For the Nine Months Ended September 30, (unaudited)
	2022	2021
Earnings (loss) per share — basic
Numerator:
Net income (loss) from continuing operations	$(11,299,067)	$(9,992,073)
Net income (loss) from discontinued operations	—	119,387
Denominator:
Weighted average number of common shares outstanding used in calculating basic earnings (loss) per share	28,081,675	26,341,974

Denominator used for earnings (loss) per share

Earnings (loss) per share from continuing operations — basic	$(0.40)	$(0.38)
Earnings (loss) per share from discontinued operations — basic	—	0.00

	For the Nine Months Ended
	September 30, (unaudited)
	2022	2021
Earnings (loss) per share — diluted
Numerator:
Net income (loss) from discontinued operations	—	119,387
Denominator:
Weighted average number of common shares outstanding used in calculating diluted earnings (loss) per share	—	26,341,974
Conversion of warrant options	—	2,696,979

Denominator used for earnings (loss) per share	—	28,938,953

Earnings (loss) per share from discontinued operations — diluted	$—	$0.00

Diluted basis loss per share from continuing operations are not disclosed because of no dilution.

NOTE 17 — STOCK ACQUISITION RIGHTS

A.L.I. issued the following stock acquisition rights to its directors and employees.

	1st	2nd	3rd	4th	5th	6th	7th	8th
Grant date	March 31, 2017	July 11, 2018	July 11, 2018	October 17, 2018	March 14, 2019	March 13, 2019	March 14, 2019	December 29, 2020
Number of shares at grant date	150,000	15,000	45,000	10,000	67,000	5,750	27,000	5,000
Outstanding at December 31, 2021	5,000	15,000	30,950	7,500	64,100	1,250	27,000	5,000
Exercised	—	(15,000)	—	—	(3,522)	—	(25,862)	—
Forfeited	(5,000)	—	(30,950)	(7,500)	(60,578)	(1,250)	(1,138)	(5,000)
Outstanding at September 30, 2022	—	—	—	—	—	—	—	—
Exercise price (JPY)	900	3,307,	1,800	3,500	5,000	5,000	5,000	10,000

The company does not recognize expenses from the stock acquisition rights because the Company determined that the compensation expenses are immaterial. On September 14, 2022, the Company decided to acquire all the stock acquisition rights without consideration and to cancel them.

NOTE 18 — STOCK-BASED COMPENSATION

On July 27, 2022, Aerwins issued stock options to certain directors of the Company which can be exercised for a total of 2,648,000 shares of the Company’s common stock with an exercise price of $0.00015 per share and a vesting period shall commence on the first business day following the occurrence of going public (the “Trigger Date”), and thereafter (i) one third of the option shall vest on the three months anniversary of the Trigger Date, (ii) one third of the option shall vest on the fifteen month anniversary of the Trigger Date; and (iii) the remaining one third of the option shall vest on the twenty seven month anniversary of the Trigger Date.

Grant date	July 27, 2022
Number of shares at grant date	2,648,000
Outstanding at September 30, 2022	2,648,000
Exercise price	$0.00015
Consideration paid to the Company	$132

The Company estimated the fair value of the stock-based compensation using the Binomial Option Pricing Model with the following assumption inputs.

Exercise period	5 years
Share price on the issuance date	$0,0001
Volatility	64.22%
Expected dividend rate	0%
Risk-free interest rate	2.88%

NOTE 19 — GOING CONCERN

The Company’s consolidated financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of and for the nine months ended September 30, 2022, the Company has incurred operating losses of $12,081,571 and retained earnings deficit of $43,292,152. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

As described in Note 16, the Company has raised 17,393,911 by issuing common stocks and exercise of stock acquisition rights. Based on these factors and in consideration of the Company’s business plans, budgets and forecasts, management has a reasonable expectation that the Company has adequate resources to continue in operational existence for the foreseeable future.

NOTE 20 — SUBSEQUENT EVENTS

On November 9, 2022, the Company deposited $575,000 into the trust account of Pono Capital Corp to further extend the period from the closing of Pono Capital Corp’s initial public offering to consummate a business combination for an additional three months to February 13, 2023. The Company received 57,500 Placement Units (unaudited)

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

Pono Capital Corp.

as the Purchaser,

Pono Merger Sub, Inc.

as Merger Sub,

MEHANA EQUITY LLC,

in the capacity as the Purchaser Representative,

Shuhei Komatsu,

in the capacity as the Seller Representative,

and

AERWINS Technologies Inc.

as the Company,

Dated as of September 7, 2022

ARTICLE I. MERGER	A-2
1.1. Merger	A-2
1.2. Transaction Effective Time	A-2
1.3. Effect of the Merger	A-2
1.4. Tax Treatment	A-2
1.5. Certificate of Incorporation and Bylaws	A-2
1.6. Directors and Officers of the Transaction Surviving Corporation	A-3
1.7. Merger Consideration	A-3
1.8. Conversion of Company Stock and Exchange of Other Company Securities	A-3
1.9. Treasury Stock	A-3
1.10. Rights Cease to Exist	A-4
1.11. Dissenting Shares	A-4
1.12 Surrender of Company Securities and Disbursement of Merger Consideration	A-4
1.13. Effect of Transaction on Merger Sub Stock	A-5
1.14. Closing Calculations	A-5
1.15. Merger Consideration Adjustment	A-6
1.16. Taking of Necessary Action; Further Action	A-8
1.17. Appraisal and Dissenter’s Rights	A-8
1.18. Escrow	A-8
1.19. Amended Purchaser Certificate of Incorporation	A-9

ARTICLE II. CLOSING	A-9
2.1. Closing	A-9

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	A-9
3.1. Organization and Standing	A-9
3.2. Authorization; Binding Agreement	A-9
3.3. Governmental Approvals	A-10
3.4. Non-Contravention	A-10
3.5. Capitalization	A-11
3.6. SEC Filings and Purchaser Financials	A-12
3.7. Absence of Certain Changes	A-13
3.8. Compliance with Laws	A-13
3.9. Actions; Orders; Permits	A-13
3.10. Taxes and Returns	A-13
3.11. Employees and Employee Benefit Plans	A-14
3.12. Properties	A-14
3.13. Material Contracts	A-14
3.14. Transactions with Affiliates	A-14
3.15. Merger Sub Activities	A-14
3.16. Investment Company Act	A-14
3.17. Finders and Brokers	A-14
3.18. Ownership of Stockholder Merger Consideration	A-15
3.19. Certain Business Practices	A-15
3.20. Insurance	A-15
3.21. Purchaser Trust Account	A-15
3.22. Independent Investigation	A-16

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-16
4.1. Organization and Standing	A-16
4.2. Authorization; Binding Agreement	A-16
4.3. Capitalization	A-17
4.4. Subsidiaries	A-18

A-1

4.5. Governmental Approvals	A-18
4.6. Non-Contravention	A-18
4.7. Financial Statements	A-19
4.8. Absence of Certain Changes	A-20
4.9. Compliance with Laws	A-20
4.10. Company Permits	A-20
4.11. Litigation	A-21
4.12. Material Contracts	A-21
4.13. Intellectual Property	A-23
4.14. Taxes and Returns	A-25
4.15. Real Property	A-26
4.16. Personal Property	A-26
4.17. Title to and Sufficiency of Assets	A-27
4.18. Employee Matters	A-27
4.19. Benefit Plans	A-28
4.20. Environmental Matters	A-30
4.21. Transactions with Related Persons	A-31
4.22. Insurance	A-32
4.23. Books and Records	A-32
4.24. Top Customers and Suppliers	A-32
4.25 Certain Business Practices	A-32
4.26. Investment Company Act	A-33
4.27. Finders and Brokers	A-33
4.28. Compliance with Aviation Laws	A-33
4.29. Independent Investigation	A-34
4.30. Information Supplied	A-34
4.31. Disclosure	A-35

ARTICLE V. COVENANTS	A-35
5.1. Access and Information	A-35
5.2. Conduct of Business of the Company	A-36
5.3. Conduct of Business of the Purchaser	A-38
5.4. Annual and Interim Financial Statements	A-40
5.5. Purchaser Public Filings	A-40
5.6. No Solicitation	A-41
5.7. No Trading	A-41
5.8. Notification of Certain Matters	A-42
5.9. Efforts	A-42
5.10. Tax Matters	A-43
5.11. Further Assurances	A-43
5.12. The Registration Statement	A-44
5.13. Company Stockholder Meeting	A-45
5.14. Public Announcements	A-45
5.15. Confidential Information	A-46
5.16. Documents and Information	A-47
5.17. Post-Closing Board of Directors and Executive Officers	A-47
5.18. Indemnification of Officers and Directors; Tail Insurance	A-48
5.19. Trust Account Proceeds	A-48
5.20. Roadshow Presentations	A-48
5.21. PCAOB Financial Statements	A-48

ARTICLE VI. SURVIVAL AND INDEMNIFICATION	A-49
6.1. Survival	A-49

A-2

ARTICLE VII. CLOSING CONDITIONS	A-49
7.1. Conditions of Each Party’s Obligations	A-49
7.2. Conditions to Obligations of the Company	A-50
7.3. Conditions to Obligations of the Purchaser	A-51
7.4. Frustration of Conditions	A-53

ARTICLE VIII. TERMINATION AND EXPENSES	A-53
8.1. Termination	A-53
8.2. Effect of Termination	A-54
8.3. Fees and Expenses	A-54

ARTICLE IX. WAIVERS AND RELEASES	A-55
9.1. Waiver of Claims Against Trust	A-55

ARTICLE X MISCELLANEOUS	A-56
10.1. Notices	A-56
10.2. Binding Effect; Assignment	A-57
10.3. Third Parties	A-57
10.4. Governing Law; Jurisdiction	A-57
10.5. WAIVER OF JURY TRIAL	A-58
10.6. Specific Performance	A-58
10.7. Severability	A-58
10.8. Amendment	A-58
10.9. Waiver	A-58
10.10. Entire Agreement	A-58
10.11. Interpretation	A-59
10.12. Counterparts	A-59
10.13. Purchaser Representative	A-59
10.14. Seller Representative	A-61
10.15. Legal Representation	A-62

ARTICLE XI. DEFINITIONS	A-63
11.1. Certain Definitions	A-63
11.2. Section References	A-73

A-3

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Voting Agreement
Exhibit B	Form of Purchaser Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Non-Competition and Non-Solicitation Agreement
Exhibit E	Form of Registration Rights Agreement

A-4

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 7, 2022 by and among (i) Pono Capital Corp., a company incorporated in Delaware (together with its successors, the “Purchaser”), (ii) Pono Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) Mehana Equity LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of the Purchaser (other than the Company Security Holders (as defined below) as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iv) Shuhei Komatsu, in the capacity as the representative from and after the Effective Time for the Company Stockholders (as defined below) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”), and (v) AERWINS Technologies Inc., a Delaware corporation (the “Company”). The Purchaser, Merger Sub, the Purchaser Representative, the Seller Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A. Certain capitalized terms used herein are defined in Article XI hereof;

B. The Company, directly and indirectly through its subsidiaries, invents, develops and manufactures drones and other technology for tackling both air infrastructure and air mobility with a goal of making urban air travel a reality;

C. The Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger;

D. The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive its Pro Rata Share of the Stockholder Merger Consideration (as defined herein), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (“DGCL”), all in accordance with the terms of this Agreement;

E. The boards of directors of each of the Company, the Purchaser and Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

F. The Purchaser has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company and each Significant Holder, sufficient to approve the Merger and the other transactions contemplated by this Agreement;

G. Contemporaneously with the execution of, and as a condition and an inducement to the Purchaser and the Company entering into this Agreement, specified stockholders of Purchaser are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit B (each, a “Purchaser Support Agreement”), pursuant to which each such Purchaser stockholder has agreed (x) not to transfer or redeem any shares of Purchaser Common Stock held by such Purchaser stockholder in accordance with the Insider Letter, (y) to vote in favor of this Agreement and the Merger at the Purchaser Special Meeting in accordance with the

Insider Letter and (z) waive any adjustment to the conversion ratio set forth in the Purchaser Certificate of Incorporation or any other anti-dilution or similar protection with respect to the Purchaser Class B Common Stock (whether resulting from the transactions contemplated hereby, by the Ancillary Documents or by any other transaction consummated in connection with the transactions contemplated hereby);

H. On or before September 12, 2022, the Significant Company Holders will have entered into (a) a Lock-Up Agreement with Purchaser and the Purchaser Representative, the form of which is attached as Exhibit C hereto (each, a “Lock-Up Agreement”) and (b) a Non-Competition and Non-Solicitation Agreement in favor of Purchaser and the Company, the form of which is attached as Exhibit D hereto (each, a “Non-Competition Agreement”), each of which agreements described in clauses (a) and (b) above will become effective as, and subject to completion of, the Closing; and

I. The Parties intend that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein);

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include the Surviving Corporation).

1.2 Effective Time. Subject to the terms and conditions of this Agreement, the Parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger for the merger of Merger Sub with and into the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Articles of Merger, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of each of the Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

1.4 Tax Treatment. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5 Certificate of Incorporation and Bylaws. At the Effective Time, the Company Charter and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read identically to the Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation and Bylaws shall become the respective Certificate of Incorporation and Bylaws of the surviving corporation, except that the name of the surviving corporation in such Certificate of Incorporation and Bylaws shall be amended to be “Aerwins Technologies Operations, Inc.”, or such other name mutually agreed by the Parties.

1.6 Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Purchaser, after giving effect to Section 5.17, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7 Merger Consideration. As consideration for the Merger, the Company Security Holders as of the Effective Time, collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of shares of Purchaser Common Stock with an aggregate value equal to (the “Merger Consideration”) (a) Six Hundred Million U.S. Dollars ($600,000,000) minus (b) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital, plus (c) the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital Amount, minus (d) the amount of Closing Net Indebtedness minus (e) the amount of any Transaction Expenses (the total portion of the Merger Consideration amount payable to all Company Stockholders in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”), provided, that the Stockholder Merger Consideration otherwise payable to Company Security Holders is subject to the withholding of the Escrow Shares deposited in the Escrow Account in accordance with Section 1.18, and after the Closing is subject to adjustment in accordance with Section 1.15.

1.8 Conversion of Company Stock and Exchange of Other Company Securities.

(a) Each issued share of Company Stock outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.9 or Dissenting Shares) shall, subject to the terms and conditions of this Agreement, be automatically converted (the “Conversion”) into the right to receive a number of shares of Purchaser Class A Common Stock equal to: (i) the Per Share Consideration divided by (ii) the Redemption Price.

(b) At the Effective Time, each option agreement to acquire shares of Company Stock that is issued and outstanding immediately prior to the Effective Time shall be exchanged for the right to receive an option agreement of the Purchaser which provides the holder thereof the right to acquire a number of shares of Purchaser Class A Common Stock equal to (i) the number of shares of Company Stock issuable upon exercise of such option, divided by (ii) (A) the Per Share Consideration divided (B) by the Redemption Price, without adjustment of the aggregate exercise price thereof, with such exchange to be pursuant to an option rollover agreement or other exchange agreement as agreed to by the Purchaser, the Company and the applicable option-holders.

(c) At the Effective Time, each warrant to acquire shares of Company Stock that is issued and outstanding immediately prior to the Effective Time shall be exchanged for the right to receive a warrant of the Purchaser which provides the holder thereof the right to acquire a number of shares of Purchaser Class A Common Stock equal to (i) the number of shares of Company Stock issuable upon exercise of such warrant, divided by (ii) (A) the Per Share Consideration divided (B) by the Redemption Price, without adjustment of the aggregate exercise price thereof, with such exchange to be pursuant to an exchange agreement as agreed to by the Purchaser, the Company and the applicable warrant-holder.

1.9 Treasury Stock. At the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

1.10 Rights Cease to Exist. As of the Effective Time, all shares of Company Stock and all other Company Securities shall no longer be outstanding, shall automatically be canceled and shall cease to exist and each holder of shares of Company Stock and each holder of other Company Securities shall cease to have any rights with respect thereto, except the rights set forth in this Agreement.

1.11 Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.17 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.17.

1.12 Surrender of Company Securities and Disbursement of Merger Consideration.

(a) Prior to the Effective Time, the Purchaser shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of disbursing the Stockholder Merger Consideration. At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Stockholder Merger Consideration (less the Escrow Shares, which will be deposited in the Escrow Account in accordance with Section 1.18) and the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange, in the form mutually agreed to by the Parties (a “Letter of Transmittal”) which shall specify that the delivery of Company Stock in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal to the Exchange Agent for use in such exchange. The Company hereby represents and warrants that the Company Stock is not certificated.

(b) Each Company Stockholder shall be entitled to receive its Pro Rata Share of the Stockholder Merger Consideration (less the Escrow Shares) in respect of the Company Stock tendered for exchange (excluding any Dissenting Shares), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Purchaser. Until so surrendered, each share of Company Stock shall represent after the Effective Time for all purposes only the right to receive such portion of the Stockholder Merger Consideration (subject to the withholding of the Escrow Shares, and as it may be adjusted after the Closing pursuant to Section 1.15 or Section 1.18) attributable to such Company Stock.

(c) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Stock is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) the recipient of such portion of the Stockholder Merger Consideration, or the Person in whose name such portion of the Stockholder Merger Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, counterparts to a Lock-Up Agreement and Non-Competition Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser and (iii) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, the Transmittal Documents are presented to the Surviving Corporation, the Purchaser or the Exchange Agent, the Company Stock shall be canceled and exchanged for the applicable portion of the Stockholder Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.12. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holders of any

Company Stock that has not yet been surrendered with respect to the Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such Company Stock shall provide the Transmittal Documents. Subject to applicable Law, following delivery of the Transmittal Documents, Purchaser shall promptly deliver to the record holders thereof, without interest, the certificates representing the Purchaser Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Purchaser Common Stock.

(e) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any portion of the Stockholder Merger Consideration made available to the Exchange Agent pursuant to Section 1.12(a) and any Escrow Property disbursed to the Escrow Agent in accordance with the Escrow Agreement that remains unclaimed by Company Stockholders two (2) years after the Effective Time shall be returned to the Purchaser, upon demand, and any such Company Stockholder who has not exchanged its Company Stock for the applicable portion of the Stockholder Merger Consideration in accordance with this Section 1.12 prior to that time shall thereafter look only to the Purchaser for payment of the portion of the Stockholder Merger Consideration in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person (or to which any replacement option or warrant is subject) rounded down in the aggregate to the nearest whole share of Purchaser Common Stock.

1.13 Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.14 Closing Calculations. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement certified by the Company’s chief executive officer (the “Estimated Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Closing Net Indebtedness, Net Working Capital and Transaction Expenses as of the Reference Time, and the resulting Merger Consideration based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of the Target Companies, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly upon delivering the Estimated Closing Statement to the Purchaser, if requested by the Purchaser, the Company will meet with the Purchaser to review and discuss the Estimated Closing Statement and the Company will consider in good faith the Purchaser’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, which adjusted Estimated Closing Statement, as mutually approved by the Company and the Purchaser both acting reasonably and in good faith, shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

1.15 Merger Consideration Adjustment.

(a) Within ninety (90) days after the Closing Date, Purchaser’s Chief Financial Officer (the “CFO”) shall deliver to the Purchaser Representative and the Seller Representative a statement (the “Closing Statement”) setting forth (i) a consolidated balance sheet of the Target Companies as of the Reference Time and (ii) a good faith calculation of the Closing Net Indebtedness, Net Working Capital and Transactions Expenses, in each case, as of the Reference Time, and the resulting Merger Consideration using the formula in Section 1.7. The Closing Statement shall be prepared, and the Closing Net Indebtedness, Net Working Capital and Transactions Expenses and the resulting Merger Consideration and shares shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

(b) After delivery of the Closing Statement, each of the Seller Representative and the Purchaser Representative, and their respective Representatives on their behalves, shall be permitted reasonable access to the books, records, working papers, files, facilities and personnel of the Target Companies relating to the preparation of the Closing Statement. The Seller Representative and the Purchaser Representative, and their respective Representatives on their behalves, may make inquiries of the CFO and related Purchaser and Target Company personnel and advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Purchaser and the Company shall provide reasonable cooperation in connection therewith. If either the Seller Representative or the Purchaser Representative (each, a “Representative Party”) has any objections to the Closing Statement, such Representative Party shall deliver to the CFO and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Closing Statement, then such Representative Party will have waived its right to contest the Closing Statement, all determinations and calculations set forth therein, and the resulting Merger Consideration set forth therein. If an Objection Statement is delivered within such thirty (30) day period, then the Seller Representative and the Purchaser Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Seller Representative and the Purchaser Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.15(c). For purposes hereof, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm appointed by the Purchaser Representative and the Seller Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date); provided, that if the Independent Expert does not accept its appointment or if the Purchaser Representative and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the AAA’s procedures. The Parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 1.15. The Parties acknowledge that any information provided pursuant to this Section 1.15 will be subject to the confidentiality obligations of Section 5.15.

(c) If a dispute with respect to the Closing Statement is submitted in accordance with this Section 1.15 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.15(c). Each of the Seller Representative and the Purchaser Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by the Seller Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Company Stockholders, and all other costs and expenses incurred by the Purchaser Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Purchaser Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and the Purchaser Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this this Section 1.15. It is the intent of the Parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and the Purchaser Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Purchaser Representative and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d) For purposes hereof, the term “Adjustment Amount” shall mean (x) the Merger Consideration as finally determined in accordance with this Section 1.15, less (y) the Merger Consideration that was issued at the Closing (including to the Escrow Account), pursuant to the Estimated Closing Statement.

(i) If the Adjustment Amount is a positive number, then (A) the Seller Representative and the Purchaser Representative shall, within three (3) Business Days after such final determination, provide joint instructions to the Escrow Agent to distribute to each Company Stockholder its Pro Rata Share of all Escrow Shares, and (B) Purchaser shall, within ten (10) Business Days after such final determination of the Merger Consideration, issue to the Company Stockholders an additional number of shares of Purchaser Common Stock equal to (x) the Adjustment Amount, divided by (y) the Redemption Price, with each Company Stockholder receiving its Pro Rata Share of such additional shares of Purchaser Common Stock, (with each share of Purchaser Common Stock and Escrow Share valued at the Redemption Price for such purposes). Such additional shares of Purchaser Common Stock shall be considered additional Merger Consideration under this Agreement and, with respect to Significant Company Holders, “Restricted Securities” under the Lock-Up Agreements.

(ii) If the Adjustment Amount is a negative number, then the Seller Representative and the Purchaser Representative shall, within three (3) Business Days after such final determination, provide joint written instructions to the Escrow Agent to distribute (A) to Purchaser a number of Escrow Shares (and, after distribution of all Escrow Shares, other Escrow Property) with a value equal to the absolute value of the Adjustment Amount (with each Escrow Share valued at the Redemption Price) and (B) to each Company Stockholder, its Pro Rata Share of all remaining Escrow Shares, if any, after such distribution to Purchaser. Purchaser will promptly cancel any Escrow Shares distributed to it by the Escrow Agent promptly after its receipt thereof. The Escrow Account shall be the sole source of recovery for any payments by the Company Stockholders under this Section 1.15(d), and the Company Stockholders shall not be required under this Section 1.15(d) to pay any amounts in excess of the Escrow Property in the Escrow Account at such time.

(iii) For the avoidance of doubt, the Adjustment Amount shall paid solely with respect to the Company Common Stock which was converted into Purchaser Common Stock at the Closing, and no Adjustment Amount, whether positive or negative, shall be issued or shall apply with respect to any Company Convertible Securities which were exchanged for securities or agreements of the Purchaser at the Closing pursuant to Section 1.8(b) or Section 1.8(c) or which were exercised or converted to Purchaser Common Stock following the Closing pursuant to such securities or agreements.

1.16 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement, in each case at the cost of the Surviving Corporation.

1.17 Appraisal and Dissenter’s Rights.

(a) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into or represent a right to receive the applicable consideration for Company Stock set forth in Section 1.8, but instead the holder thereof shall only be entitled to such rights as are provided by the DGCL. In the event that a holder properly perfects such holder’s appraisal, dissenters’ or similar rights by demanding and not effectively withdrawing or losing such holder’s appraisal, dissenters’ or similar rights for any shares of Company Stock, the Exchange Agent shall deliver to Purchaser such holder’s portion of the Stockholder Merger Consideration that is attributable to such shares at the time such portion of such Stockholder Merger Consideration is determined and such rights are perfected.

(b) Withdrawal or Loss of Rights. Notwithstanding the provisions of Section 1.17(a), if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights with respect to such shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, (i) such holder’s shares shall automatically convert into and represent only the right to receive the consideration for Company Stock, as applicable, set forth in and subject to the provisions of this Agreement, upon surrender of the certificate(s) formerly representing such shares (if any), and (ii) Purchaser (to the extent the following amounts have been previously delivered by the Exchange Agent to Purchaser pursuant to Section 1.17(a) and not returned to the Exchange Agent) or the Exchange Agent shall deliver to such holder such holder’s portion of the Stockholder Merger Consideration that is attributable to such shares at the time such rights are withdrawn or lost.

(c) Demands for Appraisal. The Company shall give Purchaser (1) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any such demands or offer to settle or settle any such demands.

1.18 Escrow. At or prior to the Closing, the Purchaser Representative, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to the Purchaser and the Company), as escrow agent (the “Escrow Agent”), shall enter into an escrow agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the Purchaser and the Company (the “Escrow Agreement”), pursuant to which the Purchaser shall issue to the Escrow Agent a number of shares of Purchaser Common Stock (with each share valued at the Redemption Price) equal to three percent (3%) of the Merger Consideration (the “Escrow Amount”) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of Section 1.15 and the Escrow Agreement. The Escrow Property shall be allocated among and transferred to the Company Stockholders pro rata based on their respective Pro Rata Share. The Escrow Property shall serve as the sole source of payment for the obligations of the Company Stockholders under Section 1.15. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the number of shares of Stockholder Merger Consideration received by the Company Stockholders pursuant to Article I hereof.

1.19 Amended Purchaser Certificate of Incorporation. Upon the Effective Time, the Purchaser shall amend and restate its Amended and Restated Certificate of Incorporation in a form to be mutually agreed between the Purchaser and the Company (the “Amended Purchaser Certificate of Incorporation”) which shall, among other matters, amend the Purchaser’s Certificate of Incorporation to (i) provide that the name of the Purchaser shall be changed to “AERWINS Technologies Inc.” or such other name as mutually agreed to by the Parties, and (ii) remove and change certain provisions in the Certificate of Incorporation related to the Purchaser’s status as a blank check company.

ARTICLE II

CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), counsel to the Purchaser, 101 Constitution Avenue, NW, Suite 900, Washington, DC 20001, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Purchaser Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this Article III to which the relevance of such disclosure is reasonably apparent on its face) or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, the Purchaser represents and warrants to the Company as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:

3.1 Organization and Standing. Each of the Purchaser and the Merger Sub is a company duly incorporated, validly existing and in good standing under the Laws of Delaware. Each of the Purchaser and the Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Purchaser and the Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of its and Merger Sub’s Organizational Documents, as currently in effect. Neither the Purchaser nor the Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Stockholder Approval. The Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Merger Sub’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other Parties and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Purchaser and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the applicable provisions of the DGCL, (iii) directed that this Agreement be submitted to the Purchaser’s stockholders for adoption and (iv) resolved to recommend that the Purchaser’s stockholders approve and adopt this Agreement. The Merger Sub’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Merger Sub and Purchaser as its sole stockholder, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the applicable provisions of the DGCL, (iii) directed that this Agreement be submitted to the Purchaser as the sole stockholder of Merger Sub and (iv) resolved to recommend that the Purchaser as the sole stockholder of Merger Sub approve and adopt this Agreement. Purchaser, as the sole stockholder of Merger Sub, has authorized the execution, delivery and performance of this Agreement and the Ancillary Documents by and on behalf of Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement.

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or from any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser, Merger Sub, or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5 Capitalization.

(a) Purchaser is authorized to issue 100,000,000 shares of Class A common stock, par value $0.000001 per share (the “Class A Common Stock”), 10,000,000 shares of Class B common stock, par value $0.00001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.000001 per share (the “Preferred Stock”). The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law (as amended, the “DGCL”) Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws

(b) Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Purchaser and Merger Sub has no other authorized, issued or outstanding shares of capital stock. All of the issued and outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than Purchaser has any rights with respect to such equity securities of Merger Sub and no such rights will arise by virtue of or in connection with the Merger and the other transactions contemplated by this Agreement. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(c) Except as set forth in Schedule 3.5(a) or Schedule 3.5(c) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no stockholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(d) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(d). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(e) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and Purchaser Financials.

(a) The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of Purchaser, as of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports, and none of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Common Stock and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business. All debts and

Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in all material respects in the Purchaser Financials as of the date of such Purchaser Financial.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Company and the negotiation and execution of this Agreement) and related activities and (b) since August 10, 2021, not been subject to a Material Adverse Effect on the Purchaser.

3.8 Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser. Purchaser is not under investigation with respect to any violation or alleged violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and the Purchaser has not previously received any subpoenas from any Governmental Authority.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened, material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10 Taxes and Returns.

(a) The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. The Purchaser has complied with all applicable Laws relating to Taxes. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(c) To the Knowledge of Purchaser, there are no facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.11 Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15 Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.16 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

3.17 Finders and Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.18 Ownership of Stockholder Merger Consideration. All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholders as Stockholder Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, the Escrow Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19 Certain Business Practices.

(a) Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.20 Insurance. Schedule 3.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.21 Purchaser Trust Account. As of December 31, 2021, the Trust Account has a balance of no less than $115,000,000. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Stockholders who shall have elected to redeem their Purchaser Common Stock pursuant to the Purchaser Certificate of Incorporation (or in connection with an extension of Purchaser’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement.

3.22 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Company for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Company, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, (provided, however, that an item disclosed in any Section of the Company Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this Article IV to which the relevance of such disclosure is reasonably apparent on its face) the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:

4.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the DGCL and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company stockholders adopt this Agreement. The Voting Agreements delivered by the Company include holders of Company Stock representing at least the Required Company Stockholder Approval, and such Voting Agreements are in full force and effect.

4.3 Capitalization.

(a) The Company is authorized to issue (i) 200,000,000 shares of Company Common Stock, of which 30,000,000 shares are issued and outstanding, and (ii) 20,000,000 shares of Company Preferred Stock, of which there are no shares issued and outstanding. No shares of Company Preferred Stock have been designated as any class of Company Preferred Stock. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company Charter, the bylaws of the Company and as provided by the DGCL.

(b) As of the date hereof, the Company has reserved 4,500,000 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors and approved by the Company’s stockholders. Of such shares of Company Common Stock reserved for issuance under the Company Equity Plan, (x) no shares are currently issued and outstanding and none will be issued prior to the Closing, and (y) 4,500,000 shares remain available for future awards permitted under the Company Equity Plan. The Company has furnished to the Purchaser complete and accurate copies of the Company Equity Plan and forms of agreements used thereunder. Other than as set forth on Schedule 4.3(b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on

Schedule 4.3(b), there are no voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 4.3(b), as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials, since its formation on June 9, 2022, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4 Subsidiaries. Schedule 4.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) pursuant to Antitrust Laws.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract except as has not been and would not reasonably be expected to be have a Material Adverse Effect on any Target Company.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) unaudited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2021 and December 31, 2020, and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended (the “Unaudited Annual Financials”), and (ii) the Company prepared and auditor reviewed financial statements, consisting of the consolidated balance sheet of the Target Companies as of June 30, 2022 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in stockholder equity and statement of cash flows for the six months then ended. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved, (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past five (5) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Company to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 4.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8, since December 31, 2020, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9 Compliance with Laws. Since January 1, 2019, no Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2019, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected. For purposes of this Section 4.9, “material” shall mean material to the Company and its Subsidiaries taken as a whole.

4.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted; to own, lease and operate its assets and properties; and to market and sell its products (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser true, correct and complete copies of, each Contract that is in effect on the date of this Agreement to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected, and has provided written summaries of any oral Contracts (each Contract required to be set forth on Schedule 4.12(a), other than a Company Benefit Plan, a “Company Material Contract”) that:

(i) contains covenants that materially limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $250,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate;

(viii) is with any Top Customer or Top Supplier;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $250,000;

(x) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within two (2) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv) (A) pursuant to which any Target Company may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, in each case, that are material to the business of, or that are material in amount to all of, the Target Company, taken as a whole, or (B) under which any Target Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar preferential rights with respect to any Company Product or any Intellectual Property that is material to the business of all of the Target Companies, taken as a whole;

(xv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on a Target Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to any Target Company entered into in the ordinary course of business or (E) feedback and ordinary course trade name or logo rights that are not material to any Target Company;

(xvi) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvii) is otherwise material to the Company and its Subsidiaries taken as a whole and not described in clauses (i) through (xvi) above.

(b) Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Company’s Knowledge, notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. The Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, owned or held for use by such Target Company, and previously used or held for use by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each named inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the material licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending to the Knowledge of the Company, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind, to the Knowledge of the Company. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all material obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Target Companies, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor, to the Knowledge of the Company, is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or otherwise in connection with the conduct of the respective businesses of the Target Company. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e) All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to Intellectual Property of a Target Company) of a Target Company (and each of their respective Affiliates) have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s commercially reasonable efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. The Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information or information that can be used to identify a natural person (“personal information”)) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, if any, each with respect to the Target Companies’ collection, processing and use of personal information. To the Knowledge of the Company, the operation of the business of the Target Company has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.14 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied with all applicable Laws relating to Tax.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(i) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) To the Knowledge of the Company, no Target Company is aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Two Hundred Thousand Dollars ($200,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.17 Title to and Sufficiency of Assets. The Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Target Companies as of the Balance Sheet Date and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims other than any workers’ compensation or unemployment claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 4.18(b), the Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.18(b), there are no Actions pending or threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary or hourly rate; and (ii) wages, bonus, commission or other compensation paid during the fiscal year ending December 31, 2021. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with a Target Company that is not terminable “at will,” and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), the Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d) Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each Benefit Plan of a Target Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b) Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and summary of material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority within the last three (3) years.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e) No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f) No arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Target Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h) Each Company Benefit Plan satisfies the requirements of the Patient Protection and Affordable Care Act of 2010 (the “PPACA”), such that there is no reasonable expectation that any Tax or penalty could be imposed pursuant to the PPACA that relates to such group health plan. To the Knowledge of the Company, no condition exists that could cause any Target Company to have any Liability for any assessable payment under Section 4980H of the Code. To the Knowledge of the Company, no event has occurred, or condition exists, that could subject any Target Company to any Liability on account of a violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or 4980D of the Code. Each Target Company has maintained records that are sufficient to satisfy the reporting requirements under Sections 6055 and 6056 of the Code, to the extent required, for all periods of time up to and through the Closing Date. No Target Company has modified the employment or service terms of any employee or service provider for the purpose of excluding such employee or service provider from full-time status for purposes of PPACA.

(i) Except as set forth on Schedule 4.19(i), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation (except as set forth on Schedule 4.19(a)); (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(j) All Company Benefit Plans can be terminated at any time prior to the Closing Date without resulting in any Liability to the Surviving Corporation or Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(k) Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 4.19(k). No options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. No Target Company has any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

(l) FFCRA Compliance.

(i) Each Target Company has, since April 1, 2020, retained all information required to substantiate any Qualified Leave Wages, and any Qualified Health Plan Expenses, as required by the IRS, including by retaining copies of properly filed IRS Forms 941 and 7200 to the extent applicable.

(ii) Since April 1, 2020, no Target Company has funded or paid any Qualified Leave Wages, Qualified Health Plan Expenses, or any Medicare Tax on Qualified Leave Wages, from amounts allocated to or reserved for the payment of employment Taxes (including amounts already withheld) or that are set aside for deposit with the IRS, in each case, whether or not shown on the Company Financials.

(iii) Since April 1, 2020, no Target Company has requested an “advance payment of employer credits” on IRS Form 7200 or otherwise and has not received a refund of Tax credits for Qualified Leave Wages or any “employee retention credit” described in Section 2301 of the CARES Act.

(iv) No Target Company has made a claim for Tax credits in respect of the same wages pursuant to the FFCRA and the CARES Act.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any material receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other obligation or commitment to any Related Person.

4.22 Insurance.

(a) Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past five (5) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company in the past five (5) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the three (3) years preceding the date hereof, no Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.23 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

4.24 Top Customers and Suppliers. Schedule 4.24 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2021 and (b) the period from January 1, 2021 through the Interim Balance Sheet Date, the ten (1) largest customers of the Target Companies (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Target Companies with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Supplier or Top Customer.

4.25 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target

Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) Since January 1, 2019, the operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the last three (3) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.26 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

4.27 Finders and Brokers. Except as set forth in Schedule 4.27, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.28 Compliance with Aviation Laws.

(a) Except as would not have a Material Adverse Effect, each Target Company (i) is in compliance with all applicable Laws including, without limitation, all applicable Laws prescribed or administered by the United States Federal Aviation Administration (“FAA”) and Department of Transportation (“DOT”) under Title 14 of the Code of Federal Regulations and Title 49 of the United States Code (such Laws, collectively, the “Aviation Laws”), (ii) has not violated, to the Knowledge of the Company been subject to an investigation with respect to, or made voluntary disclosures with respect to potential violations of any Aviation Laws since January 1, 2017, and (iii) has not been cited by the FAA, DOT or other Governmental Authority for any material discrepancies or violations during inspections or audits since January 1, 2018.

(b) Schedule 4.28(b) sets forth a true and complete list of each aircraft owned or leased by the any Target Company as of June 30, 2022 (each, an “Aircraft”)

(c) Except as set forth on Schedule 4.28(c):

(i) to the Knowledge of the Company, each current employee of the Target Companies currently providing any flight, maintenance, dispatch, operation or handling of the Aircraft has all material required Licenses, certifications, training and competencies to provide such flight, maintenance, dispatch, operation or handling of the Aircraft;

(ii) all Aircraft are properly registered on the FAA aircraft registry and have a validly issued FAA certificate of airworthiness without limitations of any kind that is in full force and effect (except for the period of time any Aircraft may be out of service and such certificate is suspended in connection therewith);

(iii) upon acquisition or lease by the Company or any of its Subsidiaries, all Aircraft have been, are being, or, with respect to Aircraft leased or subleased to another Person, are required to be, maintained in all material respects according to applicable regulatory standards and the maintenance program of the aircraft operator approved by the FAA or the applicable Governmental Authority;

(iv) all records required to be maintained for each Aircraft (including, where applicable, back to birth records) are correct and complete in all material respects and are currently in the possession of the Company or its Subsidiaries (or, in the case of Aircraft leased from a third party, being maintained in compliance with the terms (or waivers thereof) of the related lease); and

(v) no Aircraft is subleased to or otherwise in the possession of another air carrier or another Person other than the Target Companies, to operate such Aircraft in air transportation or otherwise.

(d) Schedule 4.28(d) sets forth a true and complete list of each Type Certificate, including Experimental; Supplemental Type Certificate; Production Certificate; Special Conditions; Production Approval; Technical Standard Order Authorization; FAA Certification Basis (G-1) Issue Paper or other Issue Paper; or Parts Manufacturer Approval issued to the Target Companies by the FAA, pursuant to 14 CFR Part 21.

(e) The Company has not been warned or cited by any aeronautical authority in Japan, Europe or the United Kingdom for the unlawful or unauthorized use, operation, certification or registration of any bicycle hoover craft, aviation hoover craft, aviation product or service in connection therewith, whether undergoing testing, experimental or commercial development conditions for use in airspace regulated by such authority for violation of national or regional civil aviation regulations, certificates or laws.

4.29 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.30 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

4.31 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, no Target Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Target Companies, the Company Security Holders, the Company Shares, the business of the Target Companies, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by any Target Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser, the Purchaser Representative or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser, the Purchaser Representative or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

ARTICLE V

COVENANTS

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b) During the Interim Period, subject to Section 5.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

5.2 Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $5,000,000 individually or $10,000,000 in the aggregate, make a loan or advance to or investment in any third party or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than ten percent (10%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company IP Licenses or other Company IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $2,000,000 (individually or $5,000,000 in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $5,000,000 (individually for any project (or set of related projects) or $10,000,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) not referenced in another subsection of this Section 5.2(b) in excess of $5,000,000 individually or $10,000,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company other than this Agreement or any of the Ancillary Documents;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv) authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by the Company or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 5.2. The Company shall notify the Purchaser in writing of any such actions taken in accordance with the foregoing proviso and shall use commercially reasonable efforts to mitigate any negative effects of such actions on the business of the Target Companies, in consultation with the Purchaser whenever practicable.

5.3 Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Purchaser securities issuable upon conversion or exchange of outstanding Purchaser securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $1,500,000);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by the Purchaser or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 5.3. The Purchaser shall notify the Company in writing of any such actions taken in accordance with the foregoing proviso and shall use commercially reasonable efforts to mitigate any negative effects of such actions on the Purchaser and its Subsidiaries.

5.4 Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Company’ certified public accountants may issue.

5.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Public Units, the Purchaser Common Stock and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Purchaser Common Stock and the Purchaser Public Warrants.

5.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Merger in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement. Any filing fees (or similar fees) with respect to applicable Consents of Governmental Authorities shall be paid by the Purchaser.

(b) In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense subject to the final sentence of Section 5.9(a), with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.10 Tax Matters. Each of the Parties shall use its commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

5.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings. The Company will cause each Significant Company Holder to enter into and deliver to the Purchaser on or before September 12, 2022 such Significant Company Holder’s respective Lock-Up Agreement and Non-Competition Agreement.

5.12 The Registration Statement.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote at a special meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger, by the holders of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption and approval of the Amended Purchaser Certificate of Incorporation, including the change of name of the Purchaser, (iii) adoption and approval of a new equity incentive plan in form and substance reasonably acceptable to the Parties (the “Incentive Plan”), and which will provide for awards for a number of shares of Purchaser Common Stock equal (A) fifteen percent (15%) of the aggregate number of shares of Purchaser Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), (vi) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 5.17 hereof, (v) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Stockholder Approval Matters”), and (vi) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall consider any such comments timely made in good faith. The Company shall provide Purchaser with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and, after the Closing, the Purchaser Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents; provided, however, that the Purchaser shall not amend or supplement the Registration Statement without prior consultation with the Company as is reasonable under the circumstances.

(c) Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser shall consider any such comments timely made in good faith under the circumstances.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to Purchaser’s stockholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the Securities Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e) Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption. Purchaser shall apply for, and shall take commercially reasonable actions to cause, the Purchaser Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq as of the Closing.

5.13 Company Stockholder Meeting. As promptly as practicable after the Registration Statement has become effective, the Company will call a meeting of its stockholders or otherwise solicit written consents in order to obtain the Required Company Stockholder Approval (the “Company Special Meeting”), and the Company shall use its commercially reasonable efforts to solicit from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to such Company Special Meeting, and to take all other actions necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Voting Agreements.

5.14 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon, and as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement, assuming that the Signing Filing is provided to the Company for its review on the date of the execution of this Agreement). The Parties shall mutually agree upon the Closing to issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative and the Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.15 Confidential Information.

(a) The Company and the Seller Representative hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) Each of the Purchaser and the Purchaser Representative hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that it, or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser and the Purchaser Representative shall, and shall cause their respective Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser, the Purchaser Representative and their Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser, the Purchaser Representative and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.16 Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make the same available for inspection and copying by the Purchaser Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including any Target Company) without first advising the Purchaser Representative in writing and giving the Purchaser Representative a reasonable opportunity to obtain possession thereof.

5.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board, five (5) persons designated prior to the Closing by the Company, at least three (3) of whom are required to qualify as independent directors under Nasdaq rules; one (1) person designated prior to the Closing by Purchaser; and one (1) person mutually agreed on prior to the Closing by the Company and the Purchaser who is required to qualify as an independent director under Nasdaq rules. At or prior to the Closing, the Purchaser will provide each member of the Post-Closing Purchaser Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such member of the Post-Closing Purchaser Board.

(b) The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

5.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser or Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 5.18 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the Purchaser’s and Merger Sub’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain, and the Surviving Company will fully pay the premium for, a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Surviving Company shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Surviving Company shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

5.19 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, shall first be used to pay (i) the Purchaser’s accrued Expenses, (ii) the Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO and (iii) any loans owed by the Purchaser to the Purchaser Representative for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the Purchaser or Extension Expenses and (iii) any other Liabilities of the Purchaser as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Purchaser and the Surviving Corporation.

5.20 Roadshow Presentations. If requested by the Purchaser, the Company shall, and shall cause its respective Representatives to, use their respective reasonable commercial efforts to engage with investors as reasonably directed by the Purchaser (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Purchaser).

5.21 PCAOB Financial Statements. The Company shall deliver to the Purchaser true and complete copies of the audited consolidated balance sheet of the Target Companies as of December 31, 2020 and December 31, 2021, and the related audited consolidated statements of income and cash flows of the Target Companies for such years, (i) prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and (ii) audited in accordance with the auditing standards of the PCAOB, together with separate audited financial statements of any Company Subsidiaries required to be included in the Registration Statement and the Proxy Statement (collectively, the “PCAOB Audited Financials”) not later than September 30, 2022 (the “PCAOB Delivery Deadline”).

ARTICLE VI

NO SURVIVAL

6.1 No Survival. Representations and warranties of the Company and the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Purchaser pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the Purchaser and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the Purchaser or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE VII

CLOSING CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval of Matters that are submitted to the vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).

(b) Required Company Stockholder Approval. Written consents representing the requisite vote of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise) shall have been obtained, as necessary, to authorize, approve and consent to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Required Company Stockholder Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(e) shall have each been obtained or made.

(f) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g) Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption, the Purchaser shall have net tangible assets of at least $5,000,001.

(h) No Minimum Cash Condition. The Parties agree to waive any minimum cash requirement as a Closing condition.

(i) Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.17.

(j) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(k) Nasdaq Listing. The shares of Purchaser Common Stock issued as Merger Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance.

7.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) OFFICER CERTIFICATE. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

(ii) SECRETARY CERTIFICATE. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Conversion), (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii) GOOD STANDING. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) ESCROW AGREEMENT. The Company shall have received a copy of the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent.

(v) REGISTRATION RIGHTS AGREEMENT. The Company shall have received a copy of the Registration Rights Agreement, duly executed by the Purchaser.

(vi) Subject to the requirements of Section 5.17, the Company shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Purchaser and Merger Sub as requested by the Company prior to the Closing.

7.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 7.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) OFFICER CERTIFICATE. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c).

(ii) SECRETARY CERTIFICATE. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) GOOD STANDING. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for the Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) CERTIFIED CHARTER. The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of immediately prior to the Effective Time, certified by the Secretary of State of the State of Delaware as of a date no more than ten (10) Business Days prior to the Closing Date.

(v) EMPLOYMENT AGREEMENTS. The Purchaser shall have received employment agreements, in each case effective as of the Closing, in the form and substance reasonably acceptable to the Purchaser and the counterparty thereto, between each of the persons set forth Schedule 7.3(d)(v) hereto and the applicable Target Company or the Purchaser, as noted in Schedule 7.3(d)(v), with each such employment agreement duly executed by the parties thereto.

(vi) LOCK-UP AGREEMENT. The Company shall have delivered to the Purchaser copies of the Lock-up Agreement duly executed by the Significant Company Holders.

(vii) NON-COMPETITION AGREEMENTS. The Company shall have delivered to the Purchaser copies of the Non-Competition Agreements duly executed by each Significant Company Holder.

(viii) COMPANY CONVERTIBLE SECURITIES. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Company shall have terminated, extinguished and cancelled in full any other outstanding Company Convertible Securities or commitments therefor.

(ix) RESIGNATIONS. Subject to the requirements of Section 5.17, the Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing.

(x) TERMINATION OF CERTAIN CONTRACTS. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Contracts involving the Target Company and/or Company Security Holders or other Related Persons set forth on Schedule 7.3(d)(x) shall have been terminated with no further obligation or Liability of the Target Company thereunder.

(xi) ESCROW AGREEMENT. The Purchaser shall have received a copy of the Escrow Agreement duly executed by the Company and the Escrow Agent.

(xii) REGISTRATION RIGHTS AGREEMENT. The Purchaser shall have received a copy of the Registration Rights Agreement, duly executed by the Company.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII

TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by January 31, 2023 (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for up to the shortest of (i) up to one additional three month period beyond the deadline by which it must complete its Business Combination, (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension, and (iii) such period as determined by Purchaser); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by the Purchaser to the Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f) by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured for at least ten (10) Business Days after written notice of such Material Adverse Effect is provided by the Purchaser to the Company;

(g) by written notice by the Company to the Purchaser, if there shall have been a Material Adverse Effect on the Purchaser following the date of this Agreement which is uncured for at least ten (10) Business Days after written notice of such Material Adverse Effect is provided by the Company to the Purchaser;

(h) by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained or if the Required Purchaser Stockholder Approval was not obtained for any other reason; and

(i) by written notice by the Purchaser to the Company if (i) after the Company has delivered the PCAOB Audited Financials to the Purchaser, the Purchaser makes a determination, in its reasonable discretion, that the PCAOB Audited Financials differ in any material respect from the Unaudited Annual Financials, or (ii) the PCAOB Audited Financials are not delivered to the Purchaser on or before the PCAOB Delivery Deadline.

8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Section 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.6, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3 Fees and Expenses. Subject to Section 9.1 and the last sentence of this Section 8.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, except (a) the Company and Purchaser shall split the payment of the Extension Expenses, with each of the Company and Purchaser paying 50% of such Extension Expenses, and (b) as set forth in the final sentence of Section 5.9(a), any filing fees (or similar fees) with respect to applicable Consents of Governmental Authorities shall be paid by the Purchaser. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination. Notwithstanding anything to the contrary in the foregoing, all costs, fees and expenses associated with the legal, commercial and operational due diligence investigation of the Target Companies by the Purchaser (the “Due Diligence Expenses”) up to $60,000 shall be the responsibility of the Company, and the Company shall pay the Purchaser $60,000 within fifteen (15) days after the date hereof in connection therewith.

ARTICLE IX

WAIVERS AND RELEASES

9.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company and the Seller Representative each hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Purchaser Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within twelve (12) months after the closing of the IPO, subject to extension, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company and the Seller Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Seller Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, the Seller Representative (on behalf of the Company Stockholders) and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

ARTICLE X

MISCELLANEOUS

10.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, to:	with a copy (which will not constitute notice) to:
Nelson Mullins Riley & Scarborough LLP
Pono Capital Corp.	101 Constitution Avenue, NW, Suite 900
643 Ilalo Street	Washington, DC 20001
Honolulu, Hawaii 96813	Attn: Andrew M. Tucker, Esq.
Attn: Dustin Shindo	Facsimile No.: (202) 689-2860
Telephone No.: (808) 892-6611	Telephone No.: (202) 689-2987
E-mail: dshindo@ponocorp.com	E-mail: andy.tucker@nelsonmullins.com

If to the Purchaser Representative, to:	with a copy (which will not constitute notice) to:

Mehana Equity LLC	Nelson Mullins Riley & Scarborough LLP
4348 Waialae Ave, #632	101 Constitution Avenue, NW, Suite 900
Honolulu, Hawaii 96816	Washington, DC 20001
Attn: Dustin Shindo	Attn: Andrew M. Tucker, Esq.
Telephone No.: (808) 892-6611	Facsimile No.: (202) 689-2860
E-mail: dshindo@ponocorp.com	Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com
If to the Company or the Surviving Corporation, to:	with a copy (which will not constitute notice) to:

AERWINS Technologies Inc.	Anthony L.G., PLLC
Attn: Shuhei Komatsu, CEO	Attn: Laura Anthony
600 N Broad Street, Suite 5 #529	625 N. Flagler Drive, Suite 600
Middletown, Delaware 19709	West Palm Beach, FL 33401
Telephone No.:	Facsimile No.: (561) 514-0832
E-mail: shuhei.komatsu@ali.jp	Telephone No.: (561) 514-0936
E-mail: Lanthony@anthonypllc.com
If to the Seller Representative to:	with a copy (which will not constitute notice) to:

Shuhei Komatsu, CEO	Anthony L.G., PLLC
600 N Broad Street, Suite 5 #529	Attn: Laura Anthony
Middletown, Delaware 19709	625 N. Flagler Drive, Suite 600
Telephone No.:	West Palm Beach, FL 33401
E-mail: shuhei.komatsu@ali.jp	Facsimile No.: (561) 514-0832
Telephone No.: (561) 514-0936
E-mail: Lanthony@anthonypllc.com

If to the Purchaser after the Closing, to:	with copies (which will not constitute notice) to:

AERWINS Technologies Inc.	Anthony L.G., PLLC
Attn: Shuhei Komatsu, CEO	Attn: Laura Anthony
600 N Broad Street, Suite 5 #529	625 N. Flagler Drive, Suite 600
Middletown, Delaware 19709	West Palm Beach, FL 33401
Telephone No.:	Facsimile No.: (561) 514-0832
E-mail: shuhei.komatsu@ali.jp	Telephone No.: (561) 514-0936
E-mail: Lanthony@anthonypllc.com
and the Purchaser Representative	and

Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

10.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Purchaser Representative and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Section 1.15, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 1.15, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE

FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, the Purchaser Representative and the Seller Representative.

10.9 Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Stockholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.

10.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s stockholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the Securities Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

10.12 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.13 Purchaser Representative.

(a) The Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Mehana Equity LLC, in the capacity as the Purchaser

Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to the post-Closing Merger Consideration adjustments under Section 1.15; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Company Security Holders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the Purchaser Representative, shall be binding upon the Purchaser and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.13 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b) The Purchaser Representative shall not be liable for any act done or omitted under any Purchaser Representative Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under any Purchaser Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 10.13 shall survive the Closing and continue indefinitely.

(c) The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to the Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

10.14 Seller Representative.

(a) Each Company Stockholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Shuhei Komatsu, in his capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) controlling and making any determinations with respect to the post-Closing Merger Consideration adjustments under Section 1.15; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed by each Company Stockholder who is subject to any disparate treatment of a potentially material and adverse nature); (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vii) receiving all or any portion of the consideration provided to the Company Stockholders under this Agreement and to distribute the same to the Company Stockholders in accordance with their Pro Rata Share; and (viii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative shall be binding upon each Company Stockholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.14 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b) Any other Person, including the Purchaser Representative, the Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders under any Seller Representative Documents. The Purchaser Representative, the Purchaser and the Company hall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (ii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company Stockholder shall have any cause of action against the Purchaser Representative, the Purchaser, the Company or any other Indemnified Party for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser Representative, the Purchaser, the Company and the other Indemnified Parties shall not have any Liability to any Company Stockholder for any allocation or distribution among the Company Stockholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Stockholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other Parties or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by a Company Stockholder shall be made by the Seller Representative (except for a notice under Section 10.14(d) of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible to the Company Stockholders for any losses that any Company Stockholder may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Stockholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 10.14 shall survive the Closing and continue indefinitely.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Stockholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

10.15 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Nelson Mullins may have, prior to Closing, jointly represented the Purchaser, Merger Sub, the Purchaser Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Nelson Mullins will be permitted in the future, after Closing, to represent the Sponsor, the Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Nelson Mullins’s future representation of one or more of the Sponsor, the Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Nelson Mullins of the Purchaser, Merger Sub, the Sponsor, the Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the Purchaser Representative shall be deemed the clients of Nelson Mullins with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the Purchaser Representative, shall be controlled by the Sponsor and the Purchaser Representative and shall not pass to or be claimed by Purchaser or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Anthony L.G., PLLC (“Anthony”) may have, prior to the Closing, jointly represented the Company and the Seller Representative in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Anthony will be permitted in the future, after Closing, to represent the Seller Representative or his Affiliates in connection with matters in which such Persons are adverse to the Purchaser, the Surviving Company or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Purchaser, Merger Sub, the Purchaser Representative and the Sponsor, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Anthony’s future representation of one or more of the Seller Representative or its Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company, the Purchaser Representative, the Sponsor or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Anthony of the Company, the Seller Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Seller Representative shall be deemed the client of Anthony with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Representative, shall be controlled by the Seller Representative and shall not pass to or be claimed by the Company or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XI

DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Mehana Equity LLC shall be deemed to be an Affiliate or the Purchaser prior to the Closing

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the date hereof.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Company on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time.

“Closing Net Indebtedness” means, as of the Reference Time, (i) the aggregate amount of all Indebtedness of the Target Companies, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the Certificate of Incorporation of the Company, as amended and effective under the DGCL, prior to the Effective Time.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Equity Plan” means the AERWINS Technologies Inc. 2022 Equity Incentive Plan.

“Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

“Company Product” means each product candidate, product or platform that is being or has been researched, tested, developed, manufactured, distributed, sold, promoted, advertised or marketed by or on behalf of the Target Companies.

“Company Securities” means, collectively, the Company Stock and any other Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Stock” means any shares of the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means, collectively, the holders of Company Stock.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Dissenting Shares” means any shares of Company Stock for which a Company Stockholder has exercised appraisal rights pursuant to DGCL.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended and all the regulations and guidance published thereunder.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“FFCRA” means the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the Signing Date.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by a Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means the letter dated August 10, 2021 to the Purchaser from the Purchaser Representative and other parties, as filed as Exhibit 10.7 to the Current Report on Form 8-K filed by the Purchaser with the SEC on August 16, 2021.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of August 10, 2021, and filed with the SEC on August 13, 2021 (File No. 333-257150).

“IPO Underwriter” means EF Hutton, a division of Benchmark Investments, LLC.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the officers, directors, employees, equity holders of any Target Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster, COVID and other pandemics; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi) with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) — (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Merger Sub Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Net Working Capital” means, as of the Reference Time, (i) all current assets of the Target Companies (excluding, without duplication, Closing Company Cash), on a consolidated basis, minus (ii) all current liabilities of the Target Companies (excluding, without duplication, Indebtedness and unpaid Transaction Expenses), on a consolidated basis and as determined in accordance with the Accounting Principles; provided, that, for purposes of this definition, whether or not the following is consistent with the Accounting Principles, “current assets” will exclude any receivable from a Company Stockholder.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Consideration” means the quotient of (i) the Merger Consideration divided by (ii) the sum, without duplication, of the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.9) plus, the aggregate number of shares of Company Common Stock that are issuable upon exercise or conversion of any Company Convertible Securities that are issued and outstanding immediately prior to the Effective Time.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed a percentage equal to (i) the portion of the Stockholder Merger Consideration payable by the Purchaser to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Stockholder Merger Consideration payable by the Purchaser to all Company Stockholders in accordance with the terms of this Agreement.

“Purchaser Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of Pono Capital Corp.

“Purchaser Class A Common Stock” means the shares of Class A common stock, par value $0.000001 per share, of the Purchaser.

“Purchaser Class B Common Stock” means the shares of Class B common stock, par value $0.000001 per share, of the Purchaser.

“Purchaser Common Stock” means the shares of Purchaser Class A Common Stock and Purchaser Class B Common Stock, collectively.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Preferred Shares” means preferred shares, par value $0.000001 per share, of Purchaser.

“Purchaser Private Units” means the units issued by Purchaser in a private placement to the Sponsor at the time of the consummation of the IPO consisting of one (1) share of Purchaser Class A Common Stock and three-quarters of one Purchaser Private Warrant.

“Purchaser Private Warrants” means one whole warrant, three-quarters of which was included in as part of each Purchaser Private Unit, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) share of Purchaser Class A Common Stock and three-quarters of one Purchaser Public Warrant.

“Purchaser Public Warrants” means one whole warrant, three-quarters of which was included in as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Units, the Purchaser Common Stock, the Purchaser Preferred Shares and the Purchaser Warrants, collectively.

“Purchaser Units” means Purchaser Private Units and Purchaser Public Units, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Qualified Health Plan Expenses” has the meaning provided in section 7001 of the FFCRA.

“Qualified Leave Wages” means, collectively, any “qualified sick leave wages” and any “qualified family leave wages” as defined in sections 7001 and 7003 of the FFCRA.

“Redemption Price” means an amount equal to the price at which each share of Purchaser Common Stock is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing and prior to the applicable redemption or conversion).

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit E hereto.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means any Company Stockholder who (i) is an executive officer or director of the Company or (ii) owns more than five percent (5%) of the issued and outstanding shares of the Company (treating any Company Preferred Stock on an as-converted to Company Common Stock basis).

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Mehana Equity LLC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Target Net Working Capital Amount” means an amount equal to $3,000,000.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which the Purchaser Common Stock are then traded.

“Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, as well as the Due Diligence Expenses, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Purchaser, Merger Sub or any Target Company in connection with the Mergers or the other transactions contemplated by this Agreement.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of August 10, 2021, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer and Trust Company, in its capacity as trustee under the Trust Agreement.

11.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Accounts Receivable	4.7(f)
Acquisition Proposal	5.6(a)
Adjustment Amount	1.15(d)
Agreement	Preamble
Aircraft	4.7(a)
Alternative Transaction	5.6(a)
Amended Purchaser Certificate of Incorporation	1.19
Anthony	10.15(b)
Antitrust Laws	5.9(b)
Aviation Laws	4.7(a)
Balance Sheet Date	4.7(a)
Business Combination	9.1
Certificate of Merger	1.2
CFO	1.15
Closing	2.1
Closing Date	2.1
Closing Filing	5.14(b)
Closing Press Release	5.14(b)
Closing Statement	1.15
Company	Preamble
Company Benefit Plan	4.19(a)
Company Directors	5.17(a)
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company IP	4.13(d)
Company IP Licenses	4.13(a)
Company Material Contracts	4.12(a)
Company Permits	4.10
Company Personal Property Leases	4.16
Company Real Property Leases	4.15
Company Registered IP	4.13(a)
Controlled Person	Article XI
Conversion	1.8
D&O Indemnified Persons	5.18(a)
D&O Tail Insurance	5.18(b)
DGCL	3.5
DOT	4.7(a)
Due Diligence Expenses	8.3
Effective Time	1.2
Enforceability Exceptions	3.2
Environmental Permits	4.20(a)
Escrow Account	1.18
Escrow Agent	1.18
Escrow Agreement	1.18
Escrow Amount	1.18
Escrow Property	1.18
Escrow Shares	1.18

Term	Section
Estimated Closing Statement	1.14
Exchange Agent	1.12(a)
Expenses	8.3
Extension	5.3(a)
Extension Expenses	5.3(a)(iii)
FAA	4.7(a)
Federal Securities Laws	5.7
Incentive Plan	5.12(a)
Independent Expert	1.15(b)
Independent Expert Notice Date	1.15(b)
Interim Balance Sheet Date	5.12(a)
Interim Period	5.1(a)
Letter of Transmittal	1.12(a)
Lock-Up Agreement	Recitals
Merger	Recitals
Merger Consideration	1.7
Merger Sub	Preamble
Nelson Mullins	2.1
Non-Competition Agreement	Recitals
Objection Statement	1.15(b)
OFAC	3.19(c)
Off-the-Shelf Software	4.13(a)
Outbound IP License	4.13(c)
Outside Date	8.1(b)
PCAOB Audited Financials	8.1(b)
PCAOB Delivery Deadline	8.1(b)
Party(ies)	Preamble
Post-Closing Purchaser Board	5.17(a)
PPACA	5.12(a)
Proxy Statement	5.12(a)
Public Certifications	3.6(a)
Public Stockholders	9.1
Purchaser	Preamble
Purchaser Disclosure Schedules	Article III
Purchaser Financials	3.6(b)
Purchaser Material Contract	3.13(a)
Purchaser Representative	Preamble
Purchaser Stockholder Approval Matters	5.12(a)
Purchaser Special Meeting	5.12(a)
Purchaser Support Agreement	Recitals
Redemption	5.12(a)
Registration Statement	5.12(a)
Related Person	4.21
Released Claims	9.1
Representative Party	1.15(b)
Required Company Stockholder Approval	7.1(b)

Term	Section
Required Purchaser Stockholder Approval	7.1(a)
SEC Reports	3.6(a)
Section 409A Plan	4.19(k)
Seller Representative	Preamble
Signing Filing	5.14(b)
Signing Press Release	5.14(b)

Term	Section
Subscription Agreements	Recitals
Surviving Corporation	1.1
Top Customers	4.24
Top Suppliers	4.24
Transmittal Documents	1.12(b)
Unaudited Annual Financials	4.7(a)
Voting Agreements	Recitals

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:

PONO CAPITAL CORP.

By:	/s/ Dustin Shindo
Name: Dustin Shindo
Title: Chief Executive Officer

The Purchaser Representative:

MEHANA EQUITY LLC, solely in the capacity as
the Purchaser Representative hereunder

By:	/s/ Dustin Shindo
Name: Dustin Shindo
Its: Manager

Merger Sub:

PONO MERGER SUB, INC.

By:	/s/ Dustin Shindo
Name: Dustin Shindo
Title: Chief Executive Officer

The Company:

AERWINS TECHNOLOGIES INC.

By:	/s/ Shuhei Komatsu
Name: Shuhei Komatsu
Title: Chief Executive Officer

The Seller Representative:

Shuhei Komatsu, solely in the capacity as the Seller Representative hereunder

By:	/s/ Shuhei Komatsu
Name: Shuhei Komatsu

[Signature Page to Merger Agreement]

Exhibit A

Form of Voting Agreement

(Attached)

Exhibit A

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of September     , 2022 (this “Agreement”), by and among Pono Capital Corp., a Delaware corporation (the “Purchaser”), AERWINS Technologies Inc., a Delaware corporation (the “Company”), and each of the stockholders of the Company whose names appear on the signature pages of this Agreement (each, a “Company Stockholder” and, collectively, the “Company Stockholders”). Purchaser, the Company and each Company Stockholder may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, simultaneously herewith, the Purchaser, the Company, Pono Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), Mehana Equity LLC, a Delaware limited liability company (the “Purchaser Representative”), and Shuhei Komatsu (the “Seller Representative”) have entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), a copy of which has been made available to each Company Stockholder, pursuant to which the parties thereto intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”);

WHEREAS, as of the date hereof, each Company Stockholder owns of record the number of equity securities of the Company as set forth opposite such Company Stockholder’s name on Exhibit A hereto (all such securities and any underlying securities of the Company of which ownership of record or the power to vote is hereafter acquired by the Company Stockholders prior to the termination of this Agreement being referred to herein as the “Securities”); and

WHEREAS, in order to induce the Purchaser, Merger Sub, and the Company to enter into the Merger Agreement, the Company Stockholders are executing and delivering this Agreement to the Purchaser and the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, each of the Company Stockholders (severally and not jointly), the Purchaser and the Company hereby agrees as follows:

1. Agreement to Vote. Each Company Stockholder, by this Agreement, with respect to its Securities, severally and not jointly, hereby agrees (and agrees to execute such documents and certificates evidencing such agreement as the Purchaser may reasonably request in connection therewith), if (and only if) the Approval Condition (as defined below) shall have been satisfied, to vote, at any meeting of the members of the Company, and in any action by written consent of the members of the Company, all of such Company Stockholder’s Securities (a) in favor of the approval and adoption of the Merger Agreement, the transactions contemplated by the Merger Agreement and this Agreement, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company, (c) in favor of the approval and adoption of the Incentive Plan (as defined in the Merger Agreement) and (d) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that would reasonably be expected to result in the failure of the transactions contemplated by the Merger Agreement from being consummated. Each Company Stockholder acknowledges receipt and review of a copy of the Merger Agreement. For purposes of this Agreement, “Approval Condition” shall mean that (i) the Merger Agreement and the transactions as set forth therein shall have been approved by the Board of Directors of the Company and such approval shall not have been withdrawn and (ii) the Merger Agreement shall not have been amended or modified to change the Merger Consideration payable under the Merger Agreement to the Company Stockholders. For the purpose of clarification, any adjustment to the Merger Consideration pursuant to

Section 1.15 of the Merger Agreement shall not constitute an amendment or modification to the Merger Consideration for purposes of the immediately preceding sentence.

2. Transfer of Securities. Except as may be required by or permitted in the Merger Agreement, each Company Stockholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Securities or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Securities (unless the transferee agrees to be bound by this Agreement), or (d) take any action that would have the effect of preventing or disabling the Company Stockholder from performing its obligations hereunder.

3. Representations and Warranties. Each Company Stockholder, severally and not jointly, represents and warrants for and on behalf of itself to the Purchaser as follows:

(a) The execution, delivery and performance by such Company Stockholder of this Agreement and the consummation by such Company Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law (with this and any other defined term used herein without definition having the meaning as given in the Merger Agreement) or other Order applicable to such Company Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Securities (other than pursuant to this Agreement, the Merger Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of the Company or such Company Stockholder) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Company Stockholder’s Organizational Documents if such Company Stockholder is an entity.

(b) Such Company Stockholder owns of record and has good, valid and marketable title to the Securities set forth opposite the Company Stockholder’s name on Exhibit A free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws or the Organizational Documents of such Company Stockholder) and has the sole power (as currently in effect) to vote and the full right, power and authority to sell, transfer and deliver such Securities, and such Company Stockholder does not own, directly or indirectly, any other Securities.

(c) Such Company Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement, and that this Agreement has been duly authorized, executed and delivered by such Company Stockholder.

4. Termination. This Agreement and the obligations of the Company Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; or (c) the mutual agreement of the Purchaser and the Company. Upon termination or expiration of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any Party from liability for any willful breach of this Agreement occurring prior to such termination of this Agreement.

5. Miscellaneous.

(a) Except as otherwise provided herein, in the Merger Agreement or in any Ancillary Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice in accordance with this Section 5(b)):

If to the Purchaser, to:

Pono Capital Corp.

643 Ilalo Street

Honolulu, Hawaii 96813

Attn: Dustin Shindo

E-mail: dshindo@ponocorp.com

with a copy, which shall not constitute notice, to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave NW, Suite 900

Washington, DC 20001

Attention: Andy Tucker

E-mail: andy.tucker@nelsonmullins.com

If to the Company, to:

AERWINS Technologies Inc.

Attn: Shuhei Komatsu, CEO

600 N Broad Street, Suite 5 #529

Middletown, Delaware 19709

E-mail: shuhei.komatsu@ali.jp

with a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: Laura Anthony

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

E-mail: Lanthony@anthonypllc.com

If to a Company Stockholder, to the address set forth for such Company Stockholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement, the Merger Agreement and the Ancillary Documents constitute the entire agreement among the Parties and the other parties thereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and undertakings, both written and oral, among the Parties and the other parties thereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of each of the Parties, and any attempt to do so without such consent shall be void ab initio.

(e) This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Company Stockholder shall be liable for the breach of this Agreement by any other Company Stockholder.

(f) The Parties agree that irreparable damage may occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, this Agreement, when expressly available pursuant to the terms of this Agreement, shall not be required to provide any bond or other security in connection with any such Order.

(g) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All actions, suits or proceedings (each an “Action”, and, collectively, “Actions”), arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court located in New York, New York (or in any appellate court thereof (the “Specified Courts”). The Parties hereby (i) submit to the exclusive jurisdiction of the Specified Courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the Specified Courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the Specified Courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Without further consideration, each Party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j) This Agreement shall not be effective or binding upon any Company Stockholder until such time as the Merger Agreement is executed by each of the parties thereto.

(k) If, and as often as, there are any changes in the Company or the Company Stockholder’s Securities by way of equity split, dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Company Stockholder and its Securities as so changed.

(l) Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph 5(l).

[Signatures appear on following pages]

Exhibit A

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PONO CAPITAL CORP.

By:
Name:
Title:

AERWINS TECHNOLOGIES INC.

By:
	Name:	Shuhei Komatsu
	Title:	Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY STOCKHOLDERS

By:
Name:

Address for Notices:

Email:

By:
Name:

Address for Notices:

Email:

By:
Name:

Address for Notices:

Email:

[Signature Page to Voting Agreement]

Exhibit A

By:
Name:

Address for Notices:

Email:

By:
Name:

Address for Notices:

Email:

By:
Name:

Address for Notices:

Email:

[Signature Page to Voting Agreement]

Exhibit A

EXHIBIT A

THE COMPANY STOCKHOLDERS

Company Stockholder	Company Securities

Exhibit B

Form of Purchaser Support Agreement

(Attached)

Exhibit B

PURCHASER SUPPORT AGREEMENT

This PURCHASER SUPPORT AGREEMENT, dated as of September 7, 2022 (this “Agreement”), by and among MEHANA EQUITY LLC (“Supporter”), Pono Capital Corp, Inc., a Delaware corporation (“Purchaser”), and AERWINS Technologies Inc. (the “Company”). Terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, contemporaneously with the execution of this Agreement, Purchaser, the Company, Pono Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), and certain other persons are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), a copy of which has been made available to Supporter and pursuant to which, subject to the terms and conditions thereof, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), and with the Company’s stockholders receiving shares of the Purchaser’s common stock;

WHEREAS, as of the date hereof, Supporter owns 2,890,000 shares of Purchaser Common Stock (all such shares of Purchaser Common Stock and any shares of Purchaser Common Stock of which ownership of record or the power to vote is hereafter acquired by Supporter prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, in order to induce the Company and Purchaser to enter into the Merger Agreement, Supporter is executing and delivering this Agreement to the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Supporter, the Company, and Purchaser hereby agree as follows:

1. Agreement to Vote. Supporter, with respect to the Shares, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as Purchaser and/or the Company may reasonably request in connection therewith) to vote at any meeting of the stockholders of Purchaser, and in any action by written consent of the stockholders of Purchaser, to approve the Merger Agreement, all of the Shares (a) in favor of the approval and adoption of the Merger Agreement, the transactions contemplated by the Merger Agreement and this Agreement, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of Purchaser (including the Purchaser Stockholder Approval Matters), (c) in favor of the approval and adoption of the Incentive Plan, (d) for the appointment, and designation of classes, of the members of the Post-Closing Purchaser Board and (e) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Purchaser or Merger Sub under the Merger Agreement or that would reasonably be expected to result in the failure of the transactions contemplated by the Merger Agreement from being consummated. Supporter acknowledges receipt and review of a copy of the Merger Agreement.

2. Transfer of Shares. Supporter agrees that it shall not, directly or indirectly, except as otherwise contemplated pursuant to the Merger Agreement, (a) sell, assign, transfer (including by operation of law), redeem, lien, pledge, distribute, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement), (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law), redemption or other disposition of any Shares (unless the transferee agrees to be bound by this Agreement) or (d) take any action that would have the effect of preventing or disabling Supporter from performing its obligations hereunder.

3. Waiver. Supporter hereby waives (and agrees to execute such documents or certificates evidencing such waiver as Purchaser and/or the Company may reasonably request) any adjustment to the conversion ratio set forth in the Purchaser Certificate of Incorporation or any other anti-dilution or similar protection with respect to the Shares (whether resulting from the transactions contemplated hereby, by the Merger Agreement or any Ancillary Document or by any other transaction consummated in connection with the transactions contemplated hereby and thereby).

4. Representations and Warranties. Supporter represents and warrants for and on behalf of itself to Purchaser and the Company as follows:

(a) The execution, delivery and performance by Supporter of this Agreement and the consummation by Supporter of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to Supporter, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of Supporter) or (iv) conflict with or result in a breach of or constitute a default under any provision of Supporter’s Organizational Documents.

(b) Supporter owns of record and has good, valid and marketable title to the Shares free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws or the Organizational Documents of Supporter) and has the sole power (as currently in effect) to vote and has the full right, power and authority to sell, transfer and deliver such Shares, and Supporter does not own, directly or indirectly, any other Shares.

(c) Supporter has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by Supporter.

5. Termination. This Agreement and the obligations of Supporter under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the mutual agreement of the Company and Purchaser. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

6. Miscellaneous.

(a) Except as otherwise provided herein or in the Merger Agreement or any Ancillary Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5 (b)):

If to Purchaser:

Pono Capital Corp.

643 Ilalo Street

Honolulu, Hawaii 96813

Attn: Dustin Shindo

Telephone No.: (808) 892-6611

E-mail: dshindo@ponocorp.com

with a copy to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave NW, Suite 900

Washington, DC 20001

Attention: E. Peter Strand

Telephone: (202) 689-2983

Email: Peter.strand@nelsonmullins.com

If to the Company, to:

AERWINS Technologies Inc.

Attn: Shuhei Komatsu, CEO

600 N Broad Street, Suite 5 #529

Middletown, Delaware 19709

Telephone No.:

E-mail: shuhei.komatsu@ali.jp

with a copy to:

Anthony L.G., PLLC

Attn: Laura Anthony

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Facsimile No.: (561) 514-0832

Telephone No.: (561) 514-0936

E-mail: Lanthony@anthonypllc.com

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement, the Merger Agreement and the Ancillary Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

(g) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All actions, suits or proceedings (collectively, “Action”) arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court having jurisdiction within the State of Delaware. The parties hereto hereby (i) submit to the exclusive jurisdiction of federal or state courts within the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j) This Agreement shall not be effective or binding upon Supporter until such time as the Merger Agreement is executed by each of the parties thereto.

(k) If, and as often as, there are any changes in Purchaser or the Purchaser Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Purchaser, Supporter and the Shares as so changed.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (l).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PURCHASER:

PONO CAPITAL CORP.

By:
Name:	Dustin Shindo
Title:	Chief Executive Officer

COMPANY:

AERWINS TECHNOLOGIES INC.

By:
Name:	Shuhei Komatsu
Title:	Chief Executive Officer

[Signature Page to Purchaser Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SUPPORTER:

MEHANA EQUITY LLC

By:
Name:	Dustin Shindo
Title:	Managing Member

[Signature Page to Purchaser Support Agreement]

Exhibit C

Form of Lock-Up Agreement

(Attached)

Exhibit C

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of September 7, 2022, by and between (i) Pono Capital Corp., a Delaware corporation, which will be known after the consummation of the transactions contemplated by the Merger Agreement (as defined below) as “AERWINS Technologies Inc.” (the “Purchaser”), and (ii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined herein). Purchaser and Holder may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, on September 7, 2022, (i) the Purchaser, (ii) Pono Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) Mehana Equity LLC, a Delaware limited liability company, (iv) Shuhei Komatsu, in the capacity as the representative for the Company Stockholders, and (v) AERWINS Technologies Inc., a Delaware corporation (the “Company”), entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), and as a result of which, all of the issued and outstanding capital stock of the Company, immediately prior to the consummation of the Merger (the “Closing”), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the Merger Consideration, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the of the DGCL;

WHEREAS, immediately prior to the Closing, Holder is a holder of Company Stock; and

WHEREAS, pursuant to the Merger Agreement, and in view of the valuable consideration to be received by Holder thereunder, the Parties desire to enter into this Agreement, pursuant to which the Merger Consideration, received by Holder in the Merger (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, during the period commencing from the Closing and ending on the earliest of (x) six month anniversary of the date of the Closing, and (y) the date after the Closing on which the Purchaser consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Purchaser’s stockholders having the right to exchange their shares of Purchaser Common Stock for cash, securities or other property, and (z) the date on which the closing sale price of the Purchaser Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred and fifty (150) days after the Closing (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”) provided that 1⁄3 of such Restricted Securities shall be released from such restrictions if the closing stock price of the Purchaser common stock reaches each of $13.00, $15.00, and $17.00. The foregoing restrictions shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee or (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; provided, however, that in any of cases (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to the Purchaser an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (1) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings), (2) any trust for the direct or indirect benefit of Holder or the immediate family of Holder, (3) if Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (4) in the case of an entity, partners, members, managers, investment managers or stockholders of such entity that receive such transfer as a distribution, (5) to any affiliate of Holder, (6) any charitable foundation controlled by the undersigned, its members or stockholders or any of their respective immediate family; and (7) any transferee whereby there is no change in beneficial ownership. Holder further agrees to execute such agreements as may be reasonably requested by Purchaser that are consistent with the foregoing or that are necessary to give further effect thereto.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Purchaser shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Purchaser may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period except in compliance with the foregoing restrictions.

(c) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF SEPTEMBER 7, 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of the Purchaser during the Lock-Up Period, including the right to vote any Restricted Securities.

2. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time. The Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(b) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party or thereto or a successor or permitted assign of such a Party.

(c) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate courts thereof) (the “Specified Courts”). Each Party hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 2(f). Nothing in this Section 2(c) shall affect the right of any Party to serve legal process in any other manner permitted by applicable law.

(d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(d).

(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser after the Closing, to:	With copies to (which shall not constitute notice):

Pono Capital Corp.	Nelson Mullins Riley & Scarborough
643 Ilalo Street	101 Constitution Avenue, NW, Suite 900
Honolulu, Hawaii 96813	Washington, DC 20001
Attn: Dustin Shindo	Attn: Peter Strand, Esq.
Telephone No.: (808) 892-6611	Facsimile No.: 202.689.2952
E-mail: dshindo@ponocorp.com	Telephone No.: 202.689.2983
Email: peter.strand@nelsonmullins.com

and

Anthony L.G., PLLC
Attn: Laura Anthony
625 N. Flagler Drive, Suite 600
West Palm Beach, FL 33401
Facsimile No.: (561) 514-0832
Telephone No.: (561) 514-0936
E-mail: Lanthony@anthonypllc.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(g) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Purchaser and Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Authorization on Behalf of the Purchaser. The Parties acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, any and all determinations, actions or other authorizations under this Agreement on behalf of the Purchaser, including enforcing the Purchaser’s rights and remedies under this Agreement, or providing any waivers with respect to the provisions hereof, shall solely be made, taken and authorized by the Disinterested Director Majority. In the event that the Purchaser at any time does not have any Disinterested Directors, so long as Holder has any remaining obligations under this Agreement, the Purchaser will promptly appoint one in connection with this Agreement. Without limiting the foregoing, in the event that Holder or Holder’s Affiliate serves as a director, officer, employee or other authorized agent of the Purchaser or any of its current or future Affiliates, Holder and/or Holder’s Affiliate shall have no authority, express or implied, to act or make any determination on behalf of the Purchaser or any of its current or future Affiliates in connection with this Agreement or any dispute or Action with respect hereto.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Purchaser will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Purchaser shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which the Purchaser may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Merger Agreement or any Ancillary Document or under the Insider Letter. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Purchaser or any of the obligations of Holder under any other agreement between Holder and the Purchaser or any certificate or instrument executed by Holder in favor of the Purchaser, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Purchaser or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(n) Effectiveness. This Agreement shall be binding upon the Holder upon the Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the consummation of the Transactions. In the event that the Merger Agreement is validly terminated in accordance with its terms prior to the consummation of the Transactions, this Agreement shall automatically terminate and become null and void, and the Parties shall have no obligations hereunder.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Purchaser:

PONO CAPITAL CORP.

By:
Name:	Dustin Shindo
Title:	Chief Executive Officer

{Additional Signature on the Following Page}

{Signature Page to Lock-Up Agreement}

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder: [●]

By:
Name:
Title:

Number of Shares Company Stock:

Company Stock:

Address for Notice:
[●]

{Signature Page to Lock-Up Agreement}

Exhibit D

Form of Non-Competition and Non-Solicitation Agreement

(Attached)

Exhibit D

FORM OF

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is being executed and delivered as of September 7, 2022, by the individual set forth on the signature page hereto (the “Subject Party”) in favor of and for the benefit of Pono Capital Corp., a Delaware corporation, which will be known after the consummation of the transactions contemplated by the Merger Agreement (as defined below) as “AERWINS Technologies Inc.” (including any successor entity thereto, the “Purchaser”), AERWINS Technologies Inc. (the “Company”), and each of the Purchaser’s and/or the Company’s respective Affiliates, successors and direct and indirect Subsidiaries (collectively with the Purchaser and the Company, the “Covered Parties”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement. Purchaser, the Company and Subject Party may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, on September 7, 2022, (i) the Purchaser, (ii) Pono Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) Mehana Equity LLC, a Delaware limited liability company, (iv) Shuhei Komatsu, in the capacity as representative for the Company Stockholders, and (v) the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, the Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), and with the Company’s stockholders receiving shares of the Purchaser’s common stock;

WHEREAS, the Company, is engaged in the business of inventing, developing and manufacturing drones and other technology in the air infrastructure and air mobility space (the “Business”);

WHEREAS, in connection with, and as a condition to the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby (the “Transactions”), and to enable the Purchaser to secure more fully the benefits of the Transactions, including the protection and maintenance of the goodwill and confidential information of the Company, the Purchaser has required that the Subject Party enter into this Agreement;

WHEREAS, the Subject Party is entering into this Agreement in order to induce the Purchaser and Merger Sub to consummate the Transactions, pursuant to which the Subject Party will directly or indirectly receive a material benefit; and

WHEREAS, the Subject Party, as a former executive of the Company, has contributed to the value of the Company and has obtained extensive and valuable knowledge and confidential information concerning the business of the Company.

NOW, THEREFORE, in order to induce the Purchaser to consummate the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Subject Party hereby agrees as follows:

1. Restriction on Competition.

(a) Restriction. The Subject Party hereby agrees that during the period from the Closing until the two (2) year anniversary of the Closing Date (the “Termination Date,” and such period from the Closing until the Termination Date, the “Restricted Period”), the Subject Party will not, and will cause its Affiliates not to, without the prior written consent of Purchaser (which may be withheld in its sole discretion), anywhere in the United States, Japan, the European Union or in any other markets in which the Covered Parties are engaged, or are actively contemplating to become engaged, in the Business as of the Closing Date or during the Restricted Period (the “Territory”), directly or indirectly engage in the Business (other than through a Covered Party) or own, manage, finance or control, or participate in the ownership, management, financing or control of, or become engaged or serve as an officer, director, member, partner, employee, agent, consultant, advisor or representative of, a business or entity (other than a Covered Party) that engages in the Business (a “Competitor”).

(b) Acknowledgment. The Subject Party acknowledges and agrees, that (i) the Subject Party possesses knowledge of confidential information of the Company and the Business, (ii) the Subject Party’s execution of this Agreement is a material inducement to Purchaser to consummate the Transactions and to realize the goodwill of the Company, for which the Subject Party and/or its Affiliates will receive a substantial direct or indirect financial benefit, and that the Purchaser would not have entered into the Merger Agreement or consummated the Transactions but for the Subject Party’s agreements set forth in this Agreement, (iii) it would impair the goodwill of the Company and reduce the value of the assets of the Company and cause serious and irreparable injury if the Subject Party were to use its ability and knowledge by engaging in the Business in competition with a Covered Party, and/or to otherwise breach the obligations contained herein and that the Covered Parties would not have an adequate remedy at law because of the unique nature of the Business, (iv) the Subject Party and its Affiliates have no intention of engaging in the Business (other than through the Covered Parties) during the Restricted Period, (v) the relevant public policy aspects of restrictive covenants, covenants not to compete and non-solicitation provisions have been discussed, and every effort has been made to limit the restrictions placed upon the Subject Party to those that are reasonable and necessary to protect the Covered Parties’ legitimate interests, (vi) the Covered Parties conduct and intend to conduct the Business everywhere in the Territory and compete with other businesses that are or could be located in any part of the Territory, (vii) the foregoing restrictions on competition are fair and reasonable in type of prohibited activity, geographic area covered, scope and duration, (viii) the consideration provided to the Subject Party under this Agreement and the Merger Agreement is not illusory, and (ix) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Covered Parties.

2. No Solicitation; No Disparagement.

(a) No Solicitation of Employees and Consultants. The Subject Party agrees that, during the Restricted Period, the Subject Party will not, and will not permit its Affiliates to, without the prior written consent of the Purchaser (which may be withheld in its sole discretion), either on its own behalf or on behalf of any other Person (other than, if applicable, a Covered Party in the performance of the Subject Party’s duties on behalf of the Covered Parties), directly or indirectly: (i) hire or engage as an employee, independent contractor, consultant or otherwise any Covered Personnel (as defined below); (ii) solicit, induce, encourage or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Personnel to leave the service (whether as an employee, consultant or independent contractor) of any Covered Party; or (iii) in any way interfere with or attempt to interfere with the relationship between any Covered Personnel and any Covered Party; provided, however, the Subject Party and its Affiliates will not be deemed to have violated this Section 2(a) if any Covered Personnel voluntarily and independently solicits an offer of employment from the Subject Party or its Affiliate (or other Person whom any of them is acting on behalf of) by responding to a general advertisement or solicitation program conducted by or on behalf of the Subject Party or its Affiliate (or such other Person whom any of them is acting on behalf of) that is not targeted at such Covered Personnel or Covered Personnel generally, so long as such Covered Personnel is not hired. For purposes of this Agreement, “Covered Personnel” shall mean any Person who is or was an employee, consultant or independent contractor of the Covered Parties, as of the Closing Date, at any time during the Restricted Period and as of the relevant time of determination.

(b) Non-Solicitation of Customers and Suppliers. The Subject Party agrees that, during the Restricted Period, the Subject Party and its Affiliates will not, without the prior written consent of the Purchaser (which may be withheld in its sole discretion), individually or on behalf of any other Person (other than, if applicable, a Covered Party in the performance of the Subject Party’s duties on behalf of the Covered Parties), directly or indirectly: (i) solicit, induce, encourage or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Customer (as defined below) to (A) cease being, or not become, a client or customer of any Covered Party with respect to the Business or (B) reduce the amount of business of such Covered Customer with any Covered Party, or otherwise alter such business relationship in a manner adverse to any Covered Party, in either case, with respect to or relating to the Business; (ii) knowingly interfere with or disrupt (or attempt to interfere with or disrupt) the contractual relationship between any Covered Party and any Covered Customer; (iii) divert any business with any Covered Customer relating to the Business from a Covered Party; (iv) solicit for business, provide services to, engage in or do business with, any Covered Customer for products or services that are part of the Business; or (v) interfere with or disrupt (or attempt to interfere with or disrupt), any Person that was a vendor, supplier, distributor, agent or other service provider of a Covered Party at the time of such interference or disruption, for a purpose competitive with a Covered Party as it relates to the Business. For purposes of this Agreement, a “Covered Customer” shall mean any Person who is or was an actual customer or client (or prospective customer or client with whom a Covered Party actively marketed or made or taken specific action to make a proposal) of a Covered Party, as of the Closing Date, at any time during the Restricted Period and as of the relevant time of determination.

(c) Non-Disparagement. The Subject Party agrees that from and after the Closing until the Second (2nd) anniversary of the end of the Restricted Period, the Subject Party and its Affiliates will not, directly or indirectly engage in any conduct that involves the making or publishing (including through electronic mail distribution or online social media) of any written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or good will of one or more Covered Parties or their respective management, officers, employees, independent contractors or consultants. Notwithstanding the foregoing, subject to Section 3 below, the provisions of this Section 2(c) shall not restrict the Subject Party from providing truthful testimony or information in response to a subpoena or investigation by a Governmental Authority or in connection with any legal action by the Subject Party against any Covered Party under this Agreement, the Merger Agreement or any other Ancillary Document that is asserted by the Subject Party in good faith.

3. Confidentiality. From and after the Closing Date, the Subject Party will, and will cause its Representatives to, keep confidential and not (except, if applicable, in the performance of the Subject Party’s duties on behalf of the Covered Parties) directly or indirectly use, disclose, reveal, publish, transfer or provide access to, any and all Covered Party Information without the prior written consent of the Purchaser (which may be withheld in its sole discretion). As used in this Agreement, “Covered Party Information” means all material and information relating to the business, affairs and assets of any Covered Party, including material and information that concerns or relates to such Covered Party’s bidding and proposal, technical, computer hardware or software, administrative, management, operational, data processing, financial, marketing, sales, human resources, business development, planning and/or other business activities, regardless of whether such material and information is maintained in physical, electronic, or other form, that is: (A) gathered, compiled, generated, produced or maintained by such Covered Party through its Representatives, or provided to such Covered Party by its suppliers, service providers or customers; and (B) intended and maintained by such Covered Party or its Representatives, suppliers, service providers or customers to be kept in confidence. The obligations set forth in this Section 3 will not apply to any Covered Party Information where the Subject Party can prove that such material or information: (i) is known or available through other lawful sources not bound by a confidentiality agreement with, or other confidentiality obligation to, any Covered Party; (ii) is or becomes publicly known through no violation of this Agreement or other non-disclosure obligation of the Subject Party or any of its Representatives; (iii) is already in the possession of the Subject Party at the time of disclosure through lawful sources not bound by a confidentiality agreement or other confidentiality obligation as evidenced by the Subject Party’s documents and records; or (iv) is required to be disclosed pursuant to an order of any administrative body or court of competent jurisdiction (provided that (A) the applicable Covered Party is given reasonable prior written notice, (B) the Subject Party cooperates (and causes its Representatives to cooperate) with any reasonable request of any Covered Party to seek to prevent or narrow such disclosure and (C) if after compliance with clauses (A) and (B) such disclosure is still required, the Subject Party and its Representatives only disclose such portion of the Covered Party Information that is expressly required by such order, as it may be subsequently narrowed).

4. Representations and Warranties. The Subject Party hereby represents and warrants, to and for the benefit of the Covered Parties as of the date of this Agreement and as of the Closing Date, that: (a) the Subject Party has full power and capacity to execute and deliver, and to perform all of the Subject Party’s obligations under, this Agreement; and (b) neither the execution and delivery of this Agreement nor the performance of the

Subject Party’s obligations hereunder will result directly or indirectly in a violation or breach of any agreement or obligation by which the Subject Party is a party or otherwise bound. By entering into this Agreement, the Subject Party certifies and acknowledges that the Subject Party has carefully read all of the provisions of this Agreement, and that the Subject Party voluntarily and knowingly enters into this Agreement.

5. Remedies. The covenants and undertakings of the Subject Party contained in this Agreement relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Agreement may cause irreparable injury to the Covered Parties, the amount of which may be impossible to estimate or determine and which cannot be adequately compensated. The Subject Party agrees that, in the event of any breach or threatened breach by the Subject Party of any covenant or obligation contained in this Agreement, each applicable Covered Party will be entitled to seek the following remedies (in addition to, and not in lieu of, any other remedy at law or in equity or pursuant to the Merger Agreement or the other Ancillary Documents that may be available to the Covered Parties, including monetary damages), and a court of competent jurisdiction may award: (i) an injunction, restraining order or other equitable relief restraining or preventing such breach or threatened breach, without the necessity of proving actual damages or posting bond or security, which the Subject Party expressly waives; and (ii) recovery of the Covered Party’s attorneys’ fees and costs incurred in enforcing the Covered Party’s rights under this Agreement. The Subject Party hereby consents to the award of any of the above remedies to the applicable Covered Party in connection with any such breach or threatened breach. The Subject Party hereby acknowledges and agrees that in the event of any breach of this Agreement, any value attributed or allocated to this Agreement (or any other non-competition agreement with the Subject Party) under or in connection with the Merger Agreement shall not be considered a measure of, or a limit on, the damages of the Covered Parties.

6. Survival of Obligations. The expiration of the Restricted Period will not relieve the Subject Party of any obligation or liability arising from any breach by the Subject Party of this Agreement during the Restricted Period. The Subject Party further agrees that the time period during which the covenants contained in Section 1 and Section 2 of this Agreement will be effective will be computed by excluding from such computation any time during which the Subject Party is in violation of any provision of such Sections.

7. Miscellaneous.

(a) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser (or any other Covered Party), to:	with a copy (that will not constitute notice) to:

Pono Capital Corp.	Nelson Mullins Riley & Scarborough
643 Ilalo Street	101 Constitution Avenue, NW, Suite 900
Honolulu, Hawaii 96813	Washington, DC 20001
Attn: Dustin Shindo	Attn: Peter Strand, Esq.
Telephone No.: (808) 892-6611	Facsimile No.: 202.689.2952
E-mail: dshindo@ponocorp.com	Telephone No.: 202.689.2983
Email: peter.strand@nelsonmullins.com

and

Anthony L.G., PLLC
Attn: Laura Anthony
625 N. Flagler Drive, Suite 600
West Palm Beach, FL 33401
Facsimile No.: (561) 514-0832
Telephone No.: (561) 514-0936
E-mail: Lanthony@anthonypllc.com

If to the Subject Party, to:

the address below the Subject Party’s name on the signature page to this Agreement.

(b) Integration and Non-Exclusivity. This Agreement, the Merger Agreement and the other Ancillary Documents contain the entire agreement between the Subject Party and the Covered Parties concerning the subject matter hereof. Notwithstanding the foregoing, the rights and remedies of the Covered Parties under this Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which will be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Covered Parties, and the obligations and liabilities of the Subject Party and its Affiliates, under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities (i) under the laws of unfair competition, misappropriation of trade secrets, or other requirements of statutory or common law, or any applicable rules and regulations and (ii) otherwise conferred by contract, including the Merger Agreement and any other written agreement between the Subject Party or its Affiliate and any of the Covered Parties. Nothing in the Merger Agreement will limit any of the obligations, liabilities, rights or remedies of the Subject Party or the Covered Parties under this Agreement, nor will any breach of the Merger Agreement or any other agreement between the Subject Party or its Affiliate and any of the Covered Parties limit or otherwise affect any right or remedy of the Covered Parties under this Agreement. If any term or condition of any other agreement between the Subject Party or its Affiliate and any of the Covered Parties conflicts or is inconsistent with the terms and conditions of this Agreement, the more restrictive terms will control as to the Subject Party or its Affiliate, as applicable.

(c) Severability; Reformation. Each provision of this Agreement is separable from every other provision of this Agreement. If any provision of this Agreement is found or held to be invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) such provision will be deemed amended to conform to applicable laws so as to be valid, legal and enforceable to the fullest possible extent, (ii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of such provision under any other circumstances or in any other jurisdiction, and (iii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of the remainder of such provision or the validity, legality or enforceability of any other provision of this Agreement. The Subject Party and the Covered Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision. Without limiting the foregoing, if any court of competent jurisdiction determines that any part hereof is unenforceable because of the duration, geographic area covered, scope of such provision, or otherwise, such court will have the power to reduce the duration, geographic area covered or scope of such provision, as the case may be, and, in its reduced form, such provision will then be enforceable. The Subject Party will, at a Covered Party’s request, join such Covered Party in requesting that such court take such action.

(d) Amendment; Waiver. This Agreement may not be amended or modified in any respect, except by a written agreement executed by the Subject Party, the Purchaser and Disinterested Director Majority (or their respective permitted successors or assigns). No waiver will be effective unless it is expressly set forth in a written instrument executed by the waiving Party (and if such waiving Party is a Covered Party, the Disinterested Director Majority) and any such waiver will have no effect except in the specific instance in which it is given. Any delay or omission by a Party in exercising its rights under this Agreement, or failure to insist upon strict compliance with any term, covenant, or condition of this Agreement will not be deemed a waiver of such term, covenant, condition or right, nor will any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

(e) Dispute Resolution. Any dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 7(e)) (a “Dispute”) shall be governed by this Section 7(e). A Party must, in the first instance, provide written notice of any Disputes to the other Parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. Any Dispute that is not resolved may at any time after the delivery of such notice immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any Party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each Party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the Parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each Party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any Party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or Parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in Delaware. The language of the arbitration shall be English.

(f) Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Section 7(e), all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware (or in any appellate courts thereof) (the “Specified Courts”). Subject to Section 7(e), each Party hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party, (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court and (c) waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law or in equity. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 7(a). Nothing in this Section 7(f) shall affect the right of any Party to serve legal process in any other manner permitted by Law.

(g) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(g). ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7(g) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(h) Successors and Assigns; Third Party Beneficiaries. This Agreement will be binding upon the Subject Party and the Subject Party’s estate, successors and assigns, and will inure to the benefit of the Covered Parties, and their respective successors and assigns. No Covered Party may assign any or all of its rights under this Agreement, at any time, in whole or in part, to any Person without first obtaining the consent or approval of the Subject Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Subject Party agrees that the obligations of the Subject Party under this Agreement are personal and will not be assigned by the Subject Party. Each of the Covered Parties are express third party beneficiaries of this Agreement and will be considered parties under and for purposes of this Agreement.

(i) Disinterested Director Majority Authorized to Act on Behalf of Covered Parties. The Parties acknowledge and agree that the Disinterested Director Majority is authorized and shall have the sole right to act on behalf of Purchaser and the other Covered Parties under this Agreement, including the right to enforce the Purchaser’s rights and remedies under this Agreement. Without limiting the foregoing, in the event that the Subject Party serves as a director, officer, employee or other authorized agent of a Covered Party, the Subject Party shall have no authority, express or implied, to act or make any determination on behalf of a Covered Party in connection with this Agreement or any dispute or Action with respect hereto.

(j) Construction. The Subject Party acknowledges that the Subject Party has been represented by counsel, or had the opportunity to be represented by counsel of the Subject Party’s choice. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement. Neither the drafting history nor the negotiating history of this Agreement will be used or referred to in connection with the construction or interpretation of this Agreement. The headings and subheadings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement: (i) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (ii) the definitions contained herein are applicable to the singular as well as the plural forms of such terms; (iii) whenever required by the context, any pronoun shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (iv) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (v) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vi) the term “or” means “and/or”; and (vii) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein.

(k) Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any signature page to this Agreement, shall have the same validity and enforceability as an originally signed copy.

(l) Effectiveness. This Agreement shall be binding upon the Subject Party upon the Subject Party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the consummation of the Transactions. In the event that the Merger Agreement is validly terminated in accordance with its terms prior to the consummation of the Transactions, this Agreement shall automatically terminate and become null and void, and the Parties shall have no obligations hereunder.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Exhibit D

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Agreement as of the date first written above.

Subject Party:

[ ]

By:
Name:
Title:

Address for Notice:

Attn:
Telephone No.:
E-mail:

{Signature Page to Non-Competition Agreement}

Acknowledged and accepted as of the date first written above:

The Purchaser:

PONO CAPITAL CORP.

By:
Name:	Dustin Shindo
Title:	Chief Executive Officer

The Company:

AERWINS TECHNOLGIES INC.

By:
Name:	Shuhei Komatsu
Title:	Chief Executive Officer

{Signature Page to Non-Competition Agreement}

Exhibit E

Form of Registration Rights Agreement

(Attached)

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [●] by and among (i) Pono Capital Corp., a Delaware corporation (the “Purchaser”), and (ii) and the undersigned parties listed under Investor on the signature page hereto (each such party, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, an “Investor” and collectively the “Investors”). Each of the Purchaser and each Investor may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, on September 7, 2022, Purchaser, Pono Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), Mehana Equity LLC, a Delaware limited liability company (the “Purchaser Representative”), AERWINS Technologies Inc., a Delaware corporation (the “Company”) and Shuhei Komatsu (“Seller Representative”), entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, subject to the terms and conditions thereof, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Purchaser, and with the Investors, as stockholders of the Company, receiving shares of the Purchaser’s Class A common stock (the “Merger Consideration Shares”), all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the provisions of applicable law;

WHEREAS, in connection with the Closing, the Investors will enter into a lock-up agreement with Purchaser and the Purchaser Representative (as amended from time to time in accordance with the terms thereof, a “Lock-Up Agreement”), pursuant to which the Investors will agree not to transfer the Merger Consideration Shares for a certain period of time after the Closing as stated in the Lock-Up Agreement; and

WHEREAS, the Parties desire to enter into this Agreement to provide the Investors with certain rights relating to the registration of the Merger Consideration Shares received by the Investors under the Merger Agreement, including any additional Merger Consideration Shares issued after the Closing pursuant to Section 1.15 of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Closing” is defined in the recitals to this Agreement.

“Company” is defined in the recitals to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.

“Founder Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of August 10, 2021, by and among Purchaser, Purchaser Representative and certain holders listed thereto.

“Founder Securities” means those securities included in the definition of “Registrable Security” specified in the Founder Registration Rights Agreement.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Investors” is defined in the preamble to this Agreement, and includes any transferee of the Registrable Securities (so long as they remain Registrable Securities) of an Investor permitted under this Agreement and the Lock-Up Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Lock-Up Agreement” is defined in the recitals to this Agreement.

“Maximum Number of Securities” is defined in Section 2.1.4.

“Merger Agreement” is defined in the recitals to this Agreement.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Pro Rata” is defined in Section 2.1.4.

“Proceeding” is defined in Section 6.9.

“Purchaser” is defined in the preamble to this Agreement, and shall include Purchaser’s successors by merger, acquisition, reorganization or otherwise.

“Purchaser Common Stock” means shares of Class A common stock, par value $0.00001 per share, of the Purchaser, and Class B common stock, par value $0.00001 per share of the Purchaser, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Register,” “Registered” and “Registration” mean a registration or offering effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means all of the Merger Consideration Shares and shares of Purchaser Common Stock beneficially owned by the Investors, including any shares issued after the Closing pursuant to Section 1.15 of the Merger Agreement. Registrable Securities also include any warrants, capital shares or other securities of Purchaser issued as a dividend, stock split or other distribution with respect to or in exchange for or in replacement of the foregoing securities or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Purchaser Common Stock. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by Purchaser and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; (d) such securities are freely saleable under Rule 144 without volume limitations; or (e) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction. Notwithstanding anything to the contrary contained herein, securities shall only be “Registrable Securities” under this Agreement if they are held by an Investor or a transferee of an Investor permitted under this Agreement and the Lock-Up Agreement.

“Registration Statement” means a registration statement filed by Purchaser with the SEC in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule thereto.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.

“Short Form Registration” is defined in Section 2.3.

“Specified Courts” is defined in Section 6.9.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to this Section 2.1.1 and Section 2.4, at any time and from time to time after the Closing, Investors holding a majority-in-interest of the Registrable Securities then issued and outstanding may make a written demand for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. Within thirty (30) days following receipt of any request for a Demand Registration, Purchaser will notify all other Investors holding Registrable Securities of the demand, and each Investor holding Registrable Securities who wishes to include all or a portion of such Investor’s Registrable Securities in the Demand Registration (each such Investor including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify Purchaser within fifteen (15) days after the receipt by the Investor of the notice from Purchaser. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. Purchaser shall not be obligated to effect more than an aggregate of three (3) Demand Registrations under this Section 2.1.1 in respect of all Registrable Securities.

2.1.2 Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the SEC with respect to such Demand Registration has been declared effective and Purchaser has complied in all material respects with its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the SEC or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue with such Registration and accordingly notify Purchaser in writing, but in no event later than five (5) days, of such election; provided, further, that Purchaser shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3 Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and advise Purchaser as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any Demanding Holder to include its Registrable Securities in such registration shall be conditioned upon such Demanding Holder’s participation in such underwritten offering and the inclusion of such Demanding Holder’s Registrable Securities in the underwritten offering to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwritten offering by a majority-in-interest of the Investors initiating the Demand Registration and reasonably acceptable to Purchaser.

2.1.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering, in good faith, advises Purchaser and the Demanding Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Purchaser Common Stock or other securities which Purchaser desires to sell and the shares of Purchaser Common Stock or other securities, if any, as to which Registration by Purchaser has been requested pursuant to written contractual piggy-back registration rights held by other security holders of Purchaser who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then Purchaser shall include in such Registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders and the Founder Securities for the account of any Persons who have exercised demand registration rights pursuant to the Founder Registration Rights Agreement during the period under which the Demand Registration hereunder is ongoing (all pro rata in accordance with the number of securities that each applicable Person has requested be included in such registration, regardless of the number of securities held by each such Person, as long as they do not request to include more securities than they own (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) the Registrable Securities of Investors as to which registration has been requested pursuant to Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Purchaser Common Stock or other securities that Purchaser desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Purchaser Common Stock or other securities for the account of other Persons that Purchaser is obligated to register pursuant to written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities. In the event that Purchaser securities that are convertible into shares of Purchaser Common Stock are included in the offering, the calculations under this Section 2.1.4 shall include such Purchaser securities on an as-converted to Purchaser Common Stock basis.

2.1.5 Withdrawal. A Demanding Holder may withdraw all or any portion of their Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the Demand Registration Statement. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwritten offering or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to Purchaser and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration in such event, then such registration shall not count as a Demand Registration provided for in Section 2.1.

2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. Subject to Section 2.4, if at any time after the Closing Purchaser proposes to file a Registration Statement under the Securities Act with respect to the Registration of or an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by Purchaser for its own account or for security holders of Purchaser for their account (or by Purchaser and by security holders of Purchaser including pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Purchaser’s existing security holders, (iii) for an offering of debt that is convertible into equity securities of Purchaser, or (iv) for a dividend reinvestment plan, then Purchaser shall (x) give written notice of such proposed filing to Investors holding Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date or confidential submission date, which notice shall describe the amount and type of securities to be included in such Registration or offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to Investors holding Registrable Securities in such notice the opportunity to register the sale of such number of Registrable Securities as such Investors may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). To the extent permitted by applicable securities laws with respect to such registration by Purchaser or another demanding security holder, Purchaser shall use its commercially reasonable efforts to cause (i) such Registrable Securities to be included in such registration and (ii) the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of Purchaser and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All Investors holding Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering, in good faith, advises Purchaser and Investors holding Registrable Securities proposing to distribute their Registrable Securities through such Piggy-Back Registration in writing that the dollar amount or number of shares of Purchaser Common Stock or other Purchaser securities which Purchaser desires to sell, taken together with the shares of Purchaser Common Stock or other Purchaser securities, if any, as to which registration has been demanded pursuant to written contractual arrangements with Persons other than the Investors holding Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Purchaser Common Stock or other Purchaser securities, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other security holders of Purchaser, exceeds the Maximum Number of Securities, then Purchaser shall include in any such registration:

(a) If the registration is undertaken for Purchaser’s account: (i) first, the shares of Purchaser Common Stock or other securities that Purchaser desires to sell that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the Founder

Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Purchaser Common Stock or other equity securities for the account of other Persons that Purchaser is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities;

(b) If the registration is a “demand” registration undertaken at the demand of Demanding Holders pursuant to Section 2.1: (i) first, the shares of Purchaser Common Stock or other securities for the account of the Demanding Holders and the Founder Securities for the account of any Persons who have exercised demand registration rights pursuant to the Founder Registration Rights Agreement during the period under which the Demand Registration hereunder is ongoing, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Purchaser Common Stock or other securities that Purchaser desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Purchaser Common Stock or other equity securities for the account of other Persons that Purchaser is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities;

(c) If the registration is a “demand” registration undertaken at the demand of holders of Founder Securities under the Founder Registration Rights Agreement: (i) first, the Founder Securities for the account of the demanding holders and the Registrable Securities for the account of Demanding Holders who have exercised demand registration rights pursuant to Section 2.1 during the period under which the demand registration under the Founder Registration Rights Agreement is ongoing, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Purchaser Common Stock or other securities that Purchaser desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Purchaser Common Stock or other equity securities for the account of other Persons that Purchaser is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities; and

(d) If the registration is a “demand” registration undertaken at the demand of Persons other than either Demanding Holders under Section 2.1 or the holders of Founder Securities exercising demand registration rights under the Founder Registration Rights Agreement: (i) first, the shares of Purchaser

Common Stock or other securities for the account of the demanding Persons that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Purchaser Common Stock or other securities that Purchaser desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Purchaser Common Stock or other equity securities for the account of other Persons that Purchaser is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities.

In the event that Purchaser securities that are convertible into shares of Purchaser Common Stock are included in the offering, the calculations under this Section 2.2.2 shall include such Purchaser securities on an as-converted to Purchaser Common Stock basis.

2.2.3 Withdrawal. Any Investor holding Registrable Securities may elect to withdraw such Investor’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to Purchaser of such request to withdraw prior to the effectiveness of the Registration Statement. Purchaser (whether on its own determination or as the result of a withdrawal by Persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement without any liability to the applicable Investor, subject to the next sentence and the provisions of Section 4. Notwithstanding any such withdrawal, Purchaser shall pay all expenses incurred in connection with such Piggy-Back Registration as provided in Section 3.3 (subject to the limitations set forth therein) by Investors holding Registrable Securities that requested to have their Registrable Securities included in such Piggy-Back Registration.

2.3 Short Form Registrations. After the Closing, subject to Section 2.4, Investors holding Registrable Securities may at any time and from time to time, request in writing that Purchaser register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time and applicable to such Investor’s Registrable Securities (“Short Form Registration”); provided, however, that Purchaser shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, Purchaser will promptly give written notice of the proposed registration to all other Investors holding Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such Investors’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities, if any, of any other Investors joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from Purchaser; provided, however, that Purchaser shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Short Form Registration is not available to Purchaser for such offering; or (ii) if Investors holding Registrable Securities, together with the holders of any other securities of Purchaser entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $500,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

2.4 Restriction of Offerings. Notwithstanding anything to the contrary contained in this Agreement, the Investors shall not be entitled to request, and Purchaser shall not be obligated to effect, or to take any action to effect, any registration (including any Demand Registration but not including Piggy-Back Registration) pursuant to this Section 2 with respect to any Registrable Securities that are subject to the transfer restrictions under the Lock-Up Agreement.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever Purchaser is required to effect the registration of any Registrable Securities pursuant to Section 2, Purchaser shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. Purchaser shall use its commercially reasonable efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the SEC a Registration Statement on any form for which Purchaser then qualifies or which counsel for Purchaser shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable efforts to cause such Registration Statement to become effective and use its reasonable efforts to keep it effective for the period required by Section 3.1.3; provided, however, that Purchaser shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if Purchaser shall furnish to Investors requesting to include their Registrable Securities in such registration a certificate signed by the Chief Executive Officer, Chief Financial Officer or Chairman of Purchaser stating that, in the good faith judgment of the Board of Directors of Purchaser, it would be materially detrimental to Purchaser and its shareholders for such Registration Statement to be effected at such time or the filing would require premature disclosure of material information which is not in the interests of Purchaser to disclose at such time; provided further, however, that Purchaser shall not have the right to exercise the right set forth in the immediately preceding proviso more than twice in any 365-day period in respect of a Demand Registration hereunder.

3.1.2 Copies. Purchaser shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to Investors holding Registrable Securities included in such registration, and such Investors’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as Investors holding Registrable Securities included in such registration or legal counsel for any such Investors may request in order to facilitate the disposition of the Registrable Securities owned by such Investors.

3.1.3 Amendments and Supplements. Purchaser shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn or until such time as the Registrable Securities cease to be Registrable Securities as defined by this Agreement.

3.1.4 Reporting Obligations. As long as any Investors shall own Registrable Securities, the Purchaser, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Purchaser after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Investors with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Investors pursuant to this Section 3.1.4.

3.1.5 Other Obligations. In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the prospectus included in the Registration Statement, the Purchaser shall, subject to the receipt of the any customary documentation reasonably required from the applicable Investors in connection therewith,

(a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (a). In addition, the Purchaser shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investors, in connection with the aforementioned sales or transfers.

3.1.4 Notification. After the filing of a Registration Statement, Purchaser shall promptly, and in no event more than five (5) Business Days after such filing, notify Investors holding Registrable Securities included in such Registration Statement of such filing, and shall further notify such Investors promptly and confirm such advice in writing in all events within five (5) Business Days after the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the SEC of any stop order (and Purchaser shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the SEC for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to Investors holding Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the SEC a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, Purchaser shall furnish to Investors holding Registrable Securities included in such Registration Statement and to the legal counsel for any such Investors, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Investors and legal counsel with a reasonable opportunity to review such documents and comment thereon; provided that such Investors and their legal counsel must provide any comments promptly (and in any event within five (5) Business Days) after receipt of such documents.

3.1.5 State Securities Laws Compliance. Purchaser shall use its reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as Investors holding Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Purchaser and do any and all other acts and things that may be necessary or advisable to enable Investors holding Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Purchaser shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or take any action to which it would be subject to general service of process or to taxation in any such jurisdiction where it is not then otherwise subject.

3.1.6 Agreements for Disposition. To the extent required by the underwriting agreement or similar agreements, Purchaser shall enter into reasonable customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of Purchaser in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of Investors holding Registrable Securities included in such Registration Statement. No Investor holding Registrable Securities included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Investor’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Investor’s material agreements and organizational documents, and with respect to written information relating to such Investor that such Investor has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7 Cooperation. The principal executive officer of Purchaser, the principal financial officer of Purchaser, the principal accounting officer of Purchaser and all other officers and members of the management of Purchaser shall reasonably cooperate in any offering of Registrable Securities hereunder, which cooperation shall include the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8 Records. Purchaser shall make available for inspection by Investors holding Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Investor holding Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of Purchaser, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Purchaser’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement; provided that Purchaser may require execution of a reasonable confidentiality agreement prior to sharing any such information.

3.1.9 Opinions and Comfort Letters. Purchaser shall obtain from its counsel and accountants to provide customary legal opinions and customary comfort letters, to the extent so reasonably required by any underwriting agreement.

3.1.10 Earnings Statement. Purchaser shall comply with all applicable rules and regulations of the SEC and the Securities Act, and make available to its shareholders if reasonably required, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11 Listing. Purchaser shall use its commercially reasonable efforts to cause all Registrable Securities that are shares of Purchaser Common Stock included in any registration to be listed on such national security exchange as similar securities issued by Purchaser are then listed or, if no such similar securities are then listed, in a manner satisfactory to Investors holding a majority-in-interest of the Registrable Securities included in such registration.

3.1.12 Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $25,000,000, Purchaser shall use its reasonable efforts to make available senior executives of Purchaser to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from Purchaser of the happening of any event of the kind described in Section 3.1.4(iv), or in the event that the financial statements contained in the Registration Statement become stale, or in the event that the Registration Statement or prospectus included therein contains a misstatement of material fact or omits to state a material fact due to a bona fide business purpose, or, in the case of a resale registration on Short Form Registration pursuant to Section 2.3 hereof, upon any suspension by Purchaser, pursuant to a written insider trading compliance program adopted by Purchaser’s Board of Directors, of the ability of all “insiders” covered by such program to transact in Purchaser’s securities because of the existence of material non-public information, each Investor holding Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Investor receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the Registration Statement is updated so that the financial statements are no longer stale, or the restriction on the ability of “insiders” to transact in Purchaser’s securities is removed, as applicable, and, if so directed by Purchaser, each such Investor will deliver to Purchaser all copies, other than permanent file copies then in such Investor’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses. Subject to Section 4, Purchaser shall bear all reasonable costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Short Form Registration effected pursuant to Section 2.3, and all reasonable expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) Purchaser’s internal expenses (including all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for Purchaser and fees and expenses for independent certified public accountants retained by Purchaser (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by Purchaser in connection with such registration and (ix) the reasonable fees and expenses of one legal counsel selected by Investors holding a majority-in-interest of the Registrable Securities included in such registration for such legal counsel’s review, comment and finalization of the proposed Registration Statement and other relevant documents. Purchaser shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, only if the Underwriters require the selling security holders and/or Purchaser to bear the expenses of the Underwriter following good faith negotiations, all selling security holders and Purchaser shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of securities each is selling in such offering.

3.4 Information. Investors holding Registrable Securities included in any Registration Statement shall provide such information as may reasonably be requested by Purchaser, or the managing Underwriter, if any, in connection with the preparation of such Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the obligation to comply with federal and applicable state securities laws. Investors selling Registrable Securities in any offering must provide all questionnaires, powers of attorney, custody agreements, stock powers, and other documentation reasonably requested by Purchaser or the managing Underwriter.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by Purchaser. Subject to the provisions of this Section 4.1, Purchaser agrees to indemnify and hold harmless each Investor, and each Investor’s officers, employees, affiliates, directors, partners, members, attorneys and agents, and each Person, if any, who controls an Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Purchaser of the Securities Act or any rule or regulation promulgated thereunder applicable to Purchaser and relating to action or inaction required of Purchaser in connection with any such registration (provided, however, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of Purchaser, such consent not to be unreasonably withheld, delayed or conditioned); and Purchaser shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that Purchaser will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to Purchaser, in writing, by such selling holder or Investor Indemnified Party expressly for use therein. Purchaser also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each Person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Subject to the provisions of this Section 4.2, each Investor selling Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Investor, indemnify and hold harmless Purchaser, each of its directors and officers and each Underwriter (if any), and each other selling holder and each other Person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to Purchaser by such selling Investor expressly for use therein (provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the indemnifying Investor, such consent not to be unreasonably withheld, delayed or conditioned), and shall reimburse Purchaser, its directors and officers, each Underwriter and each other selling holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling Investor’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Investor in the applicable offering.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any Person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or Section 4.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party if the Indemnifying Party provides notice of such to the Indemnified Party within thirty (30) days of the Indemnifying Party’s receipt of notice of such claim. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (acting reasonably), consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.4 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The Parties agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4, no Investor holding Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Investor from the sale of Registrable Securities which gave rise to such contribution obligation. Any contributions obligation of the Investors shall be several and not joint. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

5. RULE 144 AND 145.

5.1 Rule 144 and 145. Purchaser covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as Investors holding Registrable Securities may reasonably request, all to the extent required from time to time to enable such Investors to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and 145 under the Securities Act, as such Rule 144 and 145 may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

6. MISCELLANEOUS.

6.1 Other Registration Rights. Purchaser represents and warrants that as of the date of this Agreement, no Person, other than the holders of (i) Registrable Securities and (ii) Founder Securities, has any right to require Purchaser to register any of Purchaser’s share capital for sale or to include Purchaser’s share capital in any registration filed by Purchaser for the sale of share capital for its own account or for the account of any other Person.

6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of Purchaser hereunder may not be assigned or delegated by Purchaser in whole or in part, unless Purchaser first provides Investors holding Registrable Securities at least ten (10) Business Days prior written notice; provided that no assignment or delegation by Purchaser will relieve Purchaser of its obligations under this Agreement unless Investors holding a majority-in-interest of the Registrable Securities provide their prior written consent, which consent must not be unreasonably withheld, delayed or conditioned. This Agreement and the rights, duties and obligations of Investors holding Registrable Securities hereunder may be freely assigned or delegated by such Investor in conjunction with and to the extent of any transfer of Registrable Securities by such Investor which is permitted by the Lock-Up Agreement; provided that no assignment by any Investor of its rights, duties and obligations hereunder shall be binding upon or obligate Purchaser unless and until Purchaser shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to Purchaser, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the Parties, to the permitted assigns of the Investors or of any assignee of the Investors. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2.

6.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser prior to the Closing to:	With a copy (which will not constitute notice) to:

Pono Capital Corp.
643 Ilalo Street	Nelson Mullins Riley & Scarborough LLP
Honolulu, Hawaii 96813	101 Constitution Avenue, NW, Suite 900
Attn: Dustin Shindo	Washington, DC 20001
Telephone No.: (808) 892-6611	Attn: Andrew M. Tucker, Esq.
E-mail: dshindo@ponocorp.com	Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

If to the Purchaser Representative, to:	with a copy (which will not constitute notice) to:

Mehana Equity LLC
4348 Waialae Ave, #632	Nelson Mullins Riley & Scarborough LLP
Honolulu, Hawaii 96816	101 Constitution Avenue, NW, Suite 900
Attn: Dustin Shindo	Washington, DC 20001
Telephone No.: (808) 892-6611	Attn: Andrew M. Tucker, Esq.
E-mail: dshindo@ponocorp.com	Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

If to the Company prior to the Closing to:	With a copy (which will not constitute notice) to:

AERWINS Technologies Inc.
Attn: Shuhei Komatsu, CEO	Anthony L.G., PLLC
600 N Broad Street, Suite 5 #529	Attn: Laura Anthony
Middletown, Delaware 19709	625 N. Flagler Drive, Suite 600
West Palm Beach, FL 33401
E-mail: shuhei.komatsu@ali.jp	Facsimile No.: (561) 514-0832
E-mail: Lanthony@anthonypllc.com

If to the Purchaser or the Company after the Closing, to:	with a copy (which shall not constitute notice) to:

Aerwins Technologies Inc.	Anthony L.G., PLLC
Attn: Shuhei Komatsu, CEO	Attn: Laura Anthony
600 N Broad Street, Suite 5 #529	625 N. Flagler Drive, Suite 600
Middletown, Delaware 19709	West Palm Beach, FL 33401
E-mail: shuhei.komatsu@ali.jp	Facsimile No.: (561) 514-0832
E-mail: Lanthony@anthonypllc.com

If to the Seller Representative, to:	With a copy (which shall not constitute notice) to:

Shuhei Komatsu
600 N Broad Street, Suite 5 #529	Anthony L.G., PLLC
Middletown, Delaware 19709	Attn: Laura Anthony
Telephone No.:	625 N. Flagler Drive, Suite 600
E-mail: shuhei.komatsu@ali.jp	West Palm Beach, FL 33401
Facsimile No.: (561) 514-0832
E-mail: Lanthony@anthonypllc.com

6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable. Notwithstanding anything to the contrary contained in this Agreement, in the event that a duly executed copy of this Agreement is not delivered to Purchaser by a Person receiving Merger Consideration Shares in connection with the Closing, such Person failing to provide such signature shall not be a party to this Agreement or have any rights or obligations hereunder, but such failure shall not affect the rights and obligations of the other Parties to this Agreement as amongst such other Parties.

6.5 Entire Agreement. This Agreement (together with the Merger Agreement, and the Lock-Up Agreement to the extent incorporated herein, and including all agreements entered into pursuant hereto or thereto or referenced herein or therein and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the Parties, whether oral or written, relating to the subject matter hereof; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Merger Agreement or any other Ancillary Document or the rights or obligations of the Parties under the Founder Registration Rights Agreement.

6.6 Interpretation. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

6.7 Amendments; Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written agreement or consent of Purchaser (after the Closing, following approval of such amendment by a majority of the directors of Purchaser who are deemed to be “independent” directors pursuant to the applicable rules of Nasdaq and the SEC) and Investors holding a majority-in-interest of the Registrable Securities; provided, that any amendment or waiver of this Agreement which affects an Investor in a manner materially and adversely disproportionate to other Investors will also require the consent of such Investor. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.8 Remedies Cumulative. In the event a Party fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the other Parties may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.9 Governing Law; Jurisdiction. Sections 10.4 and 10.5 of the Merger Agreement shall apply to this Agreement mutatis mutandis, with any reference therein to the “Agreement” being a reference to this Agreement and any reference to a “Party” therein being a reference to any “Party” to this Agreement.

6.10 Termination of Merger Agreement. This Agreement shall be binding upon each Party upon such Party’s execution and delivery of this Agreement at the Closing, and this Agreement shall only become effective upon the Closing.

6.11 Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile or pdf or other electronic document transmission), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Purchaser:

PONO CAPITAL CORP.

By:
Name:	Dustin Shindo
Title:	Chief Executive Officer

[Signature Page to Seller Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Investors:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

ANNEX B

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PONO CAPITAL CORP

Pono Capital Corp (the “Corporation”) a corporation organized and existing under the Delaware General Corporation Law, hereby certifies as follows:

FIRST: The name of the corporation is Pono Capital Corp.

SECOND: The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is February 12, 2021 (the “Original Certificate”).

THIRD: The Original Certificate was amended and restated in its entirety by the Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 15, 2021 (the “Second Certificate”).

FOURTH: The Second Certificate was amended and restated in its entirety by the Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 9, 2021 (the “Third Certificate”).

FIFTH: This Fourth Amended and Restated Certificate of Incorporation amends and restates the Third Certificate in its entirety.

SIXTH: This Fourth Amended and Restated Certificate of Incorporation has been duly approved and adopted by the Board of Directors of the Corporation on [                ], 2022 and by the stockholders of the Corporation on [                ], 2022, in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

SEVENTH: the Third Certificate is hereby amended and restated in its entirety to provide as follows:

Section 1. Name. The name of the corporation is AERWINS Technologies Inc. (the “Corporation”).

Section 2. Registered Office and Agent. The name and address of the registered agent of the Corporation in the State of Delaware is Corporate Creations Network Inc., 3411 Silverside Road Tatnall Building #104, Wilmington, DE 19810, New Castle County, or such other agent and address as the Board of Directors of the Corporation (the “Board”) shall from time to time select.

Section 3. Purpose and Business. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law (the “DGCL”), including, but not limited to the following:

(a)	The conduct of the following business activities:

(i)	Research, development, manufacturing, sales, rental and maintenance of manned and unmanned aerial vehicles;

(ii)	Photographing, survey, inspection, pesticide spraying, and disaster observation using manned vehicles;

(iii)	Research, development, manufacture, sale, rental and management of software and systems;

(iv)	Planning, production and operation of media and content;

(v)	Services related to virtual currencies and other electromagnetic value information;

(vi)	Various seminars, performances, planning, operation and sales of educational institutions;

(vii)	Research, development, manufacturing, sales, rental, export/import and maintenance of various products and software;

(viii)	Projects related to Drone racing planning and management; and

(ix)	Consulting services related to the preceding items and all incidental and related services.

(b)	The Corporation may at any time exercise such rights, privileges, and powers, when not inconsistent with the purposes and object for which this Corporation is organized.

(c)	The Corporation shall have the power to have succession by its corporate name in perpetuity, or until dissolved and its affairs wound up according to law.

(d)	The Corporation shall have the power to sue and be sued in any court of law or equity.

(e)	The Corporation shall have the power to make contracts.

(f)

The Corporation shall have the power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Delaware, or in any other state, territory or country.

(g)	The Corporation shall have the power to appoint such officers and agents as the affairs of the Corporation shall require and allow them suitable compensation.

(h)

The Corporation shall have the power to make bylaws not inconsistent with the constitution or laws of the United States, or of the State of Delaware, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business and the calling and holding of meetings of stockholders.

(i)	The Corporation shall have the power to wind up and dissolve itself, or be wound up or dissolved.

(j)

The Corporation shall have the power to adopt and use a common seal or stamp, or to not use such seal or stamp and if one is used, to alter the same. The use of a seal or stamp by the Corporation on any corporate documents is not necessary. The Corporation may use a seal or stamp, if it desires, but such use or non-use shall not in any way affect the legality of the document.

(k)

The Corporation shall have the power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures and other obligations and evidence of indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for another lawful object.

(l)

The Corporation shall have the power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidence in indebtedness created by any other corporation or corporations in the State of Delaware, or any other state or government and, while the owner of such stock, bonds, securities or evidence of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any.

(m)	The Corporation shall have the power to purchase, hold, sell and transfer shares of its own capital stock and use therefore its capital, capital surplus, surplus or other property or fund.

(n)

The Corporation shall have the power to conduct business, have one or more offices and hold, purchase, mortgage and convey real and personal property in the State of Delaware and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia and in any foreign country.

(o)

The Corporation shall have the power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its this Fourth Amended Certificate of Incorporation (this “Fourth Amended Certificate”), or any amendments thereof, or necessary or incidental to the protection and benefit of the Corporation and, in general, to carry on any lawful business necessary or incidental to the attainment of the purposes of the Corporation, whether or not such business is similar in nature to the purposes set forth in this Fourth Amended Certificate, or any amendment thereof.

(p)	The Corporation shall have the power to make donations for the public welfare or for charitable, scientific or educational purposes.

(q)	The Corporation shall have the power to enter partnerships, general or limited, or joint ventures, in connection with any lawful activities.

Section 4. Capital Stock.

(a)

Classes and Number of Shares. The total number of shares of all classes of stock, which the Corporation shall have authority to issue shall be Four Hundred Million (400,000,000) shares of common stock, par value of $0.000001 per share (the “Common Stock”) and Twenty Million (20,000,000) shares of preferred stock, par value of $0.000001 per share (the “Preferred Stock”). The shares of Common Stock that were classified as Class A Common Stock in the Third Certificate are hereby classified as Common Stock hereunder.

(b)	Powers and Rights of Common Stock.

(i)

Preemptive Right. No shareholders of the Corporation holding Common Stock shall have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Corporation.

(ii)

Voting Rights and Powers. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in his/her name.

(iii)	Dividends and Distributions.

(A)

Cash Dividends. Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefore; and

(B)

Other Dividends and Distributions. The Board may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock.

(iv)

Other Rights. Except as otherwise required by the DGCL and as may otherwise be provided in this Fourth Amended Certificate, each share of the Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

(c)

Classes of Preferred Stock. The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board in its sole discretion, authority to do so being hereby expressly vested in the Board. The authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(i)	The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(ii)	the voting powers, if any, of the shares of such series and whether such voting powers are full or limited;

(iii)	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(iv)	whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series;

(v)	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(vi)

the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(vii)	the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(viii)	the provisions, if any, of a sinking fund applicable to such series; and

(ix)	any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof, of such series.

(d)

Issuance of the Common Stock and the Preferred Stock. The Board may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in this Fourth Amended Certificate for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of the Preferred Stock, in one or more series, all as the Board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The Board, from time to time, also may authorize, by resolution, options, warrants and other rights convertible into Common or Preferred stock (collectively “securities”). The securities must be issued for such consideration, including cash, property, or services, as the Board may deem appropriate, subject to the requirement that the value of such consideration be no less than the par value of the shares issued. Any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less that the par value of the shares so issued. The Board may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock only to the then holders of the outstanding shares of the Common Stock.

(e)	Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

(f)

One Class. Except as otherwise required by the DGCL, this Fourth Amended Certificate, or any designation for a class of Preferred Stock (which may provide that an alternate vote is required), (i) all shares of capital stock of the Corporation shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation; and (ii) the affirmative vote of a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the applicable matter shall be required for approval of such matter.

(g)

Section 242(b)(2) Election. For the avoidance of doubt, the intent of Section 4(f) is, and the operation of Section 4(f) shall be, that, without limitation, (i) the number of authorized shares of Common Stock, may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the DGCL, with no vote of any holders of a particular class of stock, voting as a separate class, being required; and (ii) unless otherwise set forth in a certificate of designations for the applicable class of Preferred Stock, the number of authorized shares of any class of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the DGCL, with no vote of any holders of a particular class of stock, voting as a separate class, being required.

Section 5. Adoption of Bylaws. In the furtherance and not in limitation of the powers conferred by statute and subject to Section 6, the Board is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the bylaws of the Corporation (the “Bylaws”).

Section 6. Shareholder Amendment of Bylaws. Notwithstanding Section 5, the Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class.

Section 7. Board of Directors.

(a)	The business and affairs of the Corporation shall be managed by and under the direction of the Board.

(b)

The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(c)

Subject to Section 7(h), the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Fourth Amended Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Fourth Amended Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Fourth Amended Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Fourth Amended Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 7(h), if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Fourth Amended Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(d)

Subject to Section 7(h), a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(e)

Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.

(f)

Subject to Section 7(h), newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(g)

Subject to Section 7(h) and except as otherwise provided for by this Fourth Amended Certificate, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class (on an as converted to Class A Common Stock basis).

(h)

Notwithstanding any other provision of this Section 7, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Section 7 unless expressly provided by such terms.

(i)	A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

Section 8. Powers of Board.

(a)	In furtherance and not in limitation of the powers conferred by the laws of the DGCL, the Board is expressly authorized and empowered:

(i)	To make, alter, amend, and repeal the Bylaws;

(ii)

Subject to the applicable provisions of the Bylaws then in effect, to determine, from time to time, whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to stockholder inspection, provided that no stockholder shall have any right to inspect any of the accounts, books or documents of the Corporation, except as permitted by law, unless and until authorized to do so by resolution of the Board or of the stockholders of the Corporation;

(iii)

To authorize and issue, without stockholder consent, obligations of the Corporation, secured and unsecured, under such terms and conditions as the Board, in its sole discretion, may determine, and to pledge or mortgage, as security therefore, any real or personal property of the Corporation, including after-acquired property;

(iv)

To determine whether any and, if so, what part of the earned surplus of the Corporation shall be paid in dividends to the stockholders, and to direct and determine other use and disposition of any such earned surplus;

(v)	To fix, from time to time, the amount of the profits of the Corporation to be reserved as working capital or for any other lawful purpose;

(vi)

To establish bonus, profit-sharing, stock option, or other types of incentive compensation plans for the employees, including officers and directors, of the Corporation, and to fix the amount of profits to be shared or distributed, and to determine the persons to participate in any such plans and the amount of their respective participations;

(vii)

to designate, by resolution or resolutions passed by a majority of the whole Board, one or more committees, each consisting of two or more directors, which, to the extent permitted by law and authorized by the resolution or the Bylaws, shall have and may exercise the powers of the Board; and

(viii)	To provide for the reasonable compensation of its own members by Bylaw, and to fix the terms and conditions upon which such compensation will be paid.

(b)

In addition to the powers and authority hereinbefore, or by statute, expressly conferred upon it, the Board may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Fourth Amended Certificate, and of the Bylaws of the Corporation.

Section 9. Interested Directors. No contract or transaction between this Corporation and any of its directors, or between this Corporation and any other corporation, firm, association, or other legal entity shall be invalidated by reason of the fact that the director of the Corporation has a direct or indirect interest, pecuniary or otherwise, in such corporation, firm, association, or legal entity, or because the interested director was present at the meeting of the Board which acted upon or in reference to such contract or transaction, or because he participated in such action, provided that: (1) the interest of each such director shall have been disclosed to or known by the Board and a disinterested majority of the Board shall have, nonetheless, ratified and approved such contract or transaction (such interested director or directors may be counted in determining whether a quorum is present for the meeting at which such ratification or approval is given); or (2) the conditions of DGCL Title 8, Section 144 are met.

Section 10. Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effective at a duly called annual meeting or at a special meeting of stockholders of the Corporation, unless such action requiring or permitting stockholder approval is approved by a majority of the directors, in which case such action may be authorized or taken by the written consent of the holders of outstanding shares of voting stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, provided all other requirements of applicable law and this Fourth Amended Certificate have been satisfied.

Section 11. Special Stockholder Meetings. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the Board. Special meetings may not be called by any other person or persons. Each special meeting shall be held at such date and time as is requested by Board, within the limits fixed by law.

Section 12. Location of Stockholder Meetings. Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

Section 13. Private Property of Stockholders. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever and the stockholders shall not be personally liable for the payment of the Corporation’s debts.

Section 14. Amendments. The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Fourth Amended Certificate in the manner now or hereafter prescribed by applicable law and all rights conferred on stockholders herein granted subject to this reservation.

Section 15. Term of Existence. The Corporation is to have perpetual existence.

Section 16. Liability of Directors. No director of this Corporation shall have personal liability to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officers involving any act or omission of any such director or officer. The foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable sections of the DGCL, (iv) the payment of dividends in violation of the DGCL or, (v) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 16 by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

Section 17. Indemnification.

(a)

Indemnification in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 17(c) and Section 17(j), the Corporation shall, to the fullest extent permitted by the DGCL and applicable Delaware law as in effect at any time, indemnify, hold harmless and defend any person who: (i) was or is a director or officer of the Corporation or was or is a director or officer of a direct or indirect wholly owned subsidiary of the Corporation, and (ii) was or is a party or is threatened to be made a party to, or was or is otherwise directly involved in (including as a witness), any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person was or is a director or officer of the Corporation or any direct or indirect wholly owned subsidiary of the Corporation, or was or is serving at the request of the Corporation as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

(b)

Indemnification in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 17(c) and Section 17(j), the Corporation shall indemnify, hold harmless and defend any person who: (i) was or is a director or officer of the Corporation or was or is a director or officer of a direct or indirect wholly owned subsidiary of the Corporation, and (ii) was or is a party or is threatened to be made a party to, or was or is otherwise directly involved in (including as a witness), any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person was or is a director or officer of the Corporation or any direct or indirect wholly owned subsidiary of the Corporation, or was or is serving at the request of the Corporation as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, and whether the basis of such action, suit or proceeding is alleged action in an official capacity or in any other capacity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Courts in the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court in the State of Delaware or such other court shall deem proper.

(c)

Authorization of Indemnification. Any indemnification or defense under this Section 17 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 17(a) or Section 17(b), as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination: (i) by directors constituting a majority of the Board and who are not parties to such action, suit or proceeding, even though less than a quorum (the “Board Voting Majority”), or (ii) by a committee of such directors designated by the Board Voting Majority, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 17(a) or Section 17(b) or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

(d)

Good Faith Defined. For purposes of any determination under Section 17(c), a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 17(d) shall mean any other corporation or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which such person was or is serving at the request of the Corporation as a director, officer, employee, partner, member or agent. The provisions of this Section 17(d) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 17(a) or Section 17(b), as the case may be.

(e)

Expenses Payable in Advance. Expenses, including attorneys’ fees, incurred by a current or former director or officer in defending any action, suit or proceeding described in Section 17(a) or Section 17(b) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Section 17.

(f)

Non-exclusivity of Indemnification and Advancement of Expenses. The indemnification, defense and advancement of expenses provided by or granted pursuant to this Section 17 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 17(a) or Section 17(b) shall be made to the fullest extent permitted by applicable law. The provisions of this Section 17 shall not be deemed to preclude the indemnification of, or advancement of expenses to, any person who is not specified in Section 17(a) or Section 17(b) but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL or otherwise.

(g)

Insurance. The Corporation may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the Corporation, or a direct or indirect wholly owned subsidiary of the Corporation, or was or is serving at the request of the Corporation, as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify, hold harmless or defend such person against such liability under the provisions of this Section 17.

(h)

Certain Definitions. For purposes of this Section 17 references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who was or is a director, officer, employee or agent of such constituent corporation, or was or is serving at the request of such constituent corporation as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Section 17 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Section 17, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section 17.

(i)

Survival of Indemnification and Advancement of Expenses. The indemnification, defense and advancement of expenses provided by, or granted pursuant to, this Section 17 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(j)

Limitation on Indemnification. Notwithstanding anything contained in this Section 17 to the contrary, except for proceedings to enforce rights to indemnification and defense under this Section 17 (which shall be governed by Section 17(k)(ii)), the Corporation shall not be obligated under this Section 17 to indemnify, hold harmless or defend any director, officer, employee or agent in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board. Notwithstanding anything contained in this Section 17 to the contrary, the prevailing party shall not be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action to the extent that such fees, costs and expenses relate to “internal corporate claims” as defined in Section 109(b) of the DGCL

(k)	Contract Rights.

(i)

The obligations of the Corporation under this Section 17 to indemnify, hold harmless and defend a person who was or is a director or officer of the Corporation or was or is a director or officer of a direct or indirect wholly owned subsidiary of the Corporation, including the duty to advance expenses, shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Section 17 shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

(ii)

If a claim under Section 17(a), Section 17(b) or Section 17(e) is not paid in full by the Corporation within 90 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 45 days, the person making such claim may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by applicable law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, such person shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by such person to enforce a right to indemnification hereunder (but not in a suit brought by such person to enforce a right to an advancement of expenses) it shall be a defense, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that such person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its Stockholders) to have made a determination prior to the commencement of such suit that indemnification of such person is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its Stockholders) that such person has not met such applicable standard of conduct, shall create a presumption that such person has not met the applicable standard of conduct or, in the case of such a suit brought by such person, be a defense to such suit.

(l)

Indemnification Agreements. Without limiting the generality of the foregoing, the Corporation shall have the express authority to enter into such agreements as the Board deems appropriate for the indemnification of present or future directors and officers of the Corporation in connection with their service to, or status with, the Corporation or any other corporation, entity or enterprise with whom such person is serving at the express written request of the Corporation.

Section 18. Forum; Consent to Jurisdiction; Severability.

(a)

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent provided by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction, as to which the Court of Chancery and the U.S. federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 18(a) will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder or any other claim for which the U.S. federal district courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the U.S. federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against the Corporation or any director, officer, other employee or agent of the Corporation. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 18(a).

(b)

Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 18(a) immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and U.S. federal district courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 18(a) (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(c)

Severability. If any provision or provisions of this Section 18 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 18 (including, without limitation, each portion of any sentence of this Section 18 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 18.

Section 19. Corporate Opportunity. To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Fourth Amended Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

Section 20. Headings. The headings contained herein are for convenience only, do not constitute a part of this Fourth Amended Certificate and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has executed this Fourth Amended Certificate as of [                ], 2022.

Pono Capital Corp

By:
Name:	Shuhei Komatsu
Title:	Chief Executive Officer

ANNEX C

PONO CAPITAL CORP

2022 EQUITY INCENTIVE PLAN

Exhibits

Exhibit A Form of Award Agreement for Options

Exhibit B Form of Award Agreement for Stock Appreciation Rights

Exhibit C Form of Award Agreement for Restricted Stock

Exhibit D Form of Award Agreement for Restricted Stock Units

PONO CAPITAL CORP

2022 EQUITY INCENTIVE PLAN

Article I. PURPOSES AND DEFINITIONS

Section 1.01 Purposes of this Plan; Structure.

(a)

The purposes of this Plan are (i) to attract and retain the best available personnel for positions of substantial responsibility, (ii) to provide additional incentive to Employees, Directors and Consultants, and (ii) to promote the success of the Company’s business.

(b)

This Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Cash-Based Awards and Other Stock-Based Awards.

Section 1.02 Definitions. As used herein, the following definitions will apply:

(a)	“Administrator” means the Board or any of its Committees as will be administering this Plan, in accordance with Section 2.02.

(b)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(c)

“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under this Plan.

(d)

“Award” means, individually or collectively, a grant under this Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, or Cash-Based Award or Other Stock-Based Award granted under this Plan.

(e)

“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under this Plan, which Award Agreement shall be is subject to the terms and conditions of this Plan.

(f)	“Board” means the Board of Directors of the Company.

(g)	“Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 3.06.

(h)

“Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between a Participant and the Company or its Affiliates applicable to an Award, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of documents or records of the Company or any of its Affiliates; (ii) the Participant’s material failure to abide by the Company’s or any Affiliate’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or any of its Affiliates (including, without limitation, the Participant’s improper use or disclosure of the Company’s or any of its Affiliate’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on the Company’s or any of its Affiliate’s reputation or business; (v) the Participant’s repeated failure to perform any reasonable assigned duties after written notice from the Company or any of its Affiliates, and a reasonable opportunity to cure, such failure; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and the Company or any of its Affiliates which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Company or any of its Affiliates.

(i)	“Change in Control” means the occurrence of any of the following events, subject to the provisions of Section 1.03:

(i)

Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this Section 1.02(i)(i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the shareholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this Section 1.02(i)(i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities.

(ii)

Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this Section 1.02(i)(ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control.

(iii)

Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section 1.02(i)(iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (B)(3) of this Section 1.02(i)(iii). For purposes of this Section 1.02(i)(iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(j)

“Code” means the Internal Revenue Code of 1986, as amended, and reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(k)	“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 2.02.

(l)

“Common Stock” means the Class A common stock, par value $0.000001 per share, of the Company, or any other class of stock into which the Class A common stock is reclassified after the date of this Plan.

(m)	“Company” means Pono Capital Corp, a Delaware corporation, or any successor thereto.

(n)

“Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(o)

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.” Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

(p)	“Director” means a member of the Board.

(q)

“Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(r)

“Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Administrator or as otherwise provided by this Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

(s)

“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company, provided that neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company or any Parent or Subsidiary of the Company.

(t)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)	“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(v)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)

If the Common Stock is listed on any established stock exchange or a national market system (other than an over-the counter market, which will not be considered an established stock exchange of national market system for the purposes of this definition), including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price was reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)

If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(w)	“Fiscal Year” means the fiscal year of the Company.

(x)

“Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

(y)	“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(z)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa)	“Option” means a stock option granted pursuant to this Plan.

(bb)	“Outside Director” means a Director who is not an Employee.

(cc)	“Other Stock-Based Award” means an Award denominated in Shares and granted pursuant to Section 3.06.

(dd)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(ee)	“Participant” means the holder of an outstanding Award.

(ff)	“Performance Award” means an Award of Performance Shares or Performance Units.

(gg)

“Performance Award Formula” means, for any Performance Award, a formula or table established by the Administrator pursuant to Section 3.05 which provides the basis for computing the value of a Performance Award at one or more levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(hh)

“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 3.05.

(ii)

“Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 3.05.

(jj)

“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(kk)

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(ll)	“Plan” means this 2022 Equity Incentive Plan.

(mm)	“Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 3.03, or issued pursuant to the early exercise of an Option.

(nn)

“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 3.04. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(oo)	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to this Plan.

(pp)	“Section 16(b)” means Section 16(b) of the Exchange Act.

(qq)	“Securities Act” means the Securities Act of 1933, as amended.

(rr)	“Service Provider” means an Employee, Director or Consultant.

(ss)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 4.05.

(tt)	“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 3.02 is designated as a Stock Appreciation Right.

(uu)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

Section 1.03 Additional Interpretations. For purposes of Section 1.02(i), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Article II. STOCK SUBJECT TO THIS PLAN; ADMINISTRATION.

Section 2.01 Stock Subject to this Plan.

(a)

Subject to the provisions of Section 2.01(a) and Section 4.05, the maximum aggregate number of Shares that may be subject to Awards and sold under this Plan is 10,089,442 Shares. The Shares may be authorized but unissued, or reacquired Common Stock.

(b)

If an Award expires or becomes un-exercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under this Plan (unless this Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued pursuant to a Stock Appreciation Right will cease to be available under this Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under this Plan (unless this Plan has terminated). Shares that have actually been issued under this Plan under any Award will not be returned to this Plan and will not become available for future distribution under this Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under this Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholdings related to an Award will become available for future grant or sale under this Plan. To the extent an Award under this Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under this Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 4.05, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 2.01(a), plus, to the extent allowable under Code Section 422 and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under this Plan pursuant to Section 2.01(b) and Section 2.01(c).

(c)	The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Plan.

Section 2.02 Administration of this Plan.

(a)	Procedure.

(i)	Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer this Plan.

(ii)

Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)	Other Administration. Other than as provided above, this Plan will be administered by (A) the Board or (B) a Committee, which Committee will be constituted to satisfy Applicable Laws.

(b)

Powers of the Administrator. Subject to the provisions of this Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)	to determine the Fair Market Value;

(ii)	to select the Service Providers to whom Awards may be granted hereunder;

(iii)	to determine the number of Shares to be covered by each Award granted hereunder;

(iv)	to approve forms of Award Agreements for use under this Plan;

(v)

to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder, with such terms and conditions including, but not being limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)	to determine whether an Award will be settled in Shares, cash, other property or in any combination thereof;

(vii)	to institute and determine the terms and conditions of an Exchange Program;

(viii)	to construe and interpret the terms of this Plan and Awards granted pursuant to this Plan;

(ix)

to prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-U.S. laws or for qualifying for favorable tax treatment under applicable non-U.S. laws;

(x)

to modify or amend each Award (subject to Section 4.15(c)), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards; provided, however, that in no case will an Option or Stock Appreciation Right be extended beyond its original maximum term;

(xi)	to allow Participants to satisfy tax withholding obligations in a manner prescribed in Section 4.05(d);

(xii)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiii)	to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award;

(xiv)

to prescribe, amend or rescind rules, guidelines and policies relating to this Plan, or to adopt sub-plans or supplements to, or alternative versions of, this Plan, including, without limitation, as the Administrator deems necessary or desirable to comply with the laws of, or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose residents may be granted Awards;

(xv)

to correct any defect, supply any omission or reconcile any inconsistency in this Plan or any Award Agreement and to make all other determinations and take such other actions with respect to this Plan or any Award as the Administrator may deem advisable to the extent not inconsistent with the provisions of this Plan or applicable law; and

(xvi)	to make all other determinations deemed necessary or advisable for administering this Plan.

(c)

Option or Stock Appreciation Right Repricing. The Administrator shall have the authority, without additional approval by the shareholders of the Company, to approve a program providing for either (a) the cancellation of outstanding Options or Stock Appreciation Rights having exercise prices per share greater than the then Fair Market Value of a Share (“Underwater Awards”) and the grant in substitution therefor of new Options or Stock Appreciation Rights covering the same or a different number of shares but with an exercise price per share equal to the Fair Market Value per share on the new grant date or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof to the Fair Market Value per share on the date of amendment.

(d)

Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws

Section 2.03 Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

Section 2.04 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Administrator or as officers or employees of the Company or any of its Affiliates, to the extent permitted by applicable law, members of the Board or the Administrator and any officers or employees of the Company or any of its Affiliates to whom authority to act for the Board, the Administrator or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

Article III. AWARDS.

Section 3.01 Stock Options.

(a)

Grant of Options. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Options in such amounts as the Administrator, in its sole discretion, will determine.

(b)

Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c)

Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 3.01(c), Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and the calculation will be performed in accordance with Code Section 422 and Treasury Regulations promulgated thereunder.

(d)

Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(e)	Option Exercise Price and Consideration.

(i)	Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, subject to the following:

(1)	In the case of an Incentive Stock Option:

(A)

granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share (or the fair market value per Share as determined in accordance with Treas. Reg. 1.409A-1(b)(5)(iv)(A)) on the date of grant;

(B)

granted to any Employee other than an Employee described in paragraph (1) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant;

(2)

In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant (or the fair market value per Share as determined in accordance with Treas. Reg. 1.409A-1(b)(5)(iv)(A)).

(3)

Notwithstanding the foregoing provisions of this Section 3.01(e), Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

(ii)

Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)

Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with this Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(f)	Exercise of Option.

(i)

Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder will be exercisable according to the terms of this Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholding). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and this Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 4.05. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of this Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)

Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to this Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to this Plan.

(iii)

Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to this Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to this Plan.

(iv)

Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to this Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to this Plan.

Section 3.02 Stock Appreciation Rights.

(a)

Grant of Stock Appreciation Rights. Subject to the terms and conditions of this Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)	Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights.

(c)	Exercise Price and Other Terms. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in

Section 3.02(f) will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of this Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under this Plan. Stock Appreciation Rights which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award Agreement, specifying the number of Stock Appreciation Rights to be exercised and the date on which such Stock Appreciation Rights were awarded and vested.

(d)

Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)

Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under this Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 3.01(d) relating to the maximum term and Section 3.01(f) relating to exercise also will apply to Stock Appreciation Rights.

(f)

Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; and (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised. At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

(g)

Deemed Exercise of Stock Appreciation Rights. If, on the date on which a Stock Appreciation Rights would otherwise terminate or expire, the Stock Appreciation Right by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such Stock Appreciation Right, then any portion of such Stock Appreciation Right which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

Section 3.03 Restricted Stock.

(a)

Grant of Restricted Stock. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)

Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)

Transferability. Except as provided in this Section 3.03 or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)	Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)

Removal of Restrictions. Except as otherwise provided in this Section 3.03, Shares of Restricted Stock covered by each Restricted Stock grant made under this Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)

Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)

Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h)

Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under this Plan.

Section 3.04 Restricted Stock Units.

(a)

Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under this Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b)

Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(c)

Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator or as set forth in the applicable Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)

Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)

Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to Shares represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Administrator, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock, as determined by the Administrator. The number of additional Restricted Stock Units (rounded to the nearest whole number), if any, to be credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of Shares represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per Share on such date. Such cash amount or additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in Shares or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.05, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the Shares issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same vesting conditions as are applicable to the Award.

(f)	Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

Section 3.05 Performance Units and Performance Shares.

(a)

Issuance. Performance Awards may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b)

Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)

Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Performance Awards will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(d)

Performance Targets and Goals. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion (“Performance Goals”). Performance Goals shall be established by the Administrator on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(i)

Performance Measures. Performance Measures shall be calculated in accordance with the Company’s financial statements, or, if such measures are not reported in the Company’s financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company’s industry, or in accordance with a methodology established by the Administrator prior to the grant of the Performance Award. As specified by the Administrator, Performance Measures may be calculated with respect to the Company and its Subsidiaries consolidated therewith for financial reporting purposes, one or more Subsidiaries or such division or other business unit of any of them selected by the Administrator. Unless otherwise determined by the Administrator prior to the grant of the Performance Award, the Performance Measures applicable to the Performance Award shall be calculated prior to the accrual of expense for any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) on the Performance Measures of any change in accounting standards or any unusual or infrequently occurring event or transaction, as determined by the Administrator, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be based upon one or more of the following, as determined by the Administrator: (1) revenue; (2) sales; (3) expenses; (4) operating income; (5) gross margin; (6) operating margin; (7) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; (8) pre-tax profit; (9) net operating income; (10) net income; (11) economic value added; (12) free cash flow; (13) operating cash flow; (14) balance of cash, cash equivalents and marketable securities; (15) stock price; (16) earnings per share; (17) return on shareholder equity; (18) return on capital; (19) return on assets; (20) return on investment; (21) total shareholder return; (22) employee satisfaction; (23) employee retention; (24) market share; (25) customer satisfaction; (26) product development; (27) research and development expenses; (28) completion of an identified special project; and (29) completion of a joint venture or other corporate transaction.

(ii)

Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the Performance Target level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value, an increase or decrease in a value, or as a value determined relative to an index, budget or other standard selected by the Administrator.

(e)

Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(f)

Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units or Performance Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(g)

Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units or Performance Shares will be forfeited to the Company, and again will be available for grant under this Plan.

(h)

Qualified Performance-Based Awards. Restricted Stock and Restricted Stock Units granted to officers and Employees of the Company or any Parent or Subsidiary of the Company (within the meaning of Code Section 424) may be granted with the intent that the award satisfy the “Performance-Based Exception” (any such award intended to satisfy the Performance-Based Exception, a “Qualified Performance-Based Award”). The grant, vesting, or payment of a Qualified Performance-Based Awards may depend on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more performance targets as determined by the Administrator (on an absolute or relative (including, without limitation, relative to the performance of one or more other companies or upon comparisons of any of the indicators of performance relative to one or more other companies) basis, any of which may also be expressed as a growth or decline measure relative to an amount or performance for a prior date or period) for the Company on a consolidated basis or for one or more of the Company’s Subsidiaries, segments, divisions, or business or operational units, or any combination of the foregoing. The performance period applicable to any Performance Units or Performance Shares may not be less than three (3) months nor more than ten (10) years. To satisfy the Performance-Based Exception, the performance measure(s) applicable to the Qualified Performance-Based Award and specific performance formula, goal or goals (“targets”), including must be established and approved by the Administrator during the first ninety (90) days of the applicable Performance Period (and, in the case of Performance Periods of less than one year, in no event after 25% or more of the Performance Period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code.

(i)

Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to Shares represented by Performance Share Awards until the date of the issuance of such Shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Administrator, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant either in cash or in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock, as determined by the Administrator. The number of additional Performance Shares (rounded to the nearest whole number), if any, to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of Shares represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per Share on such date. Dividend Equivalent Rights, if any, shall be accumulated and paid to the extent that the related Performance Shares become nonforfeitable. Settlement of Dividend Equivalent Rights may be made in cash, Shares, or a combination thereof as determined by the Administrator, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 3.05(e). Dividend Equivalent Rights shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in Shares or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.05, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the Shares issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

Section 3.06 Cash-Based Awards and Other Stock-Based Awards. Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Administrator shall establish. Such Award Agreements may incorporate all or any of the terms of this Plan by reference and shall comply with and be subject to the following terms and conditions.

(a)

Grant of Cash-Based Awards. Subject to the provisions of this Plan, the Administrator, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Administrator may determine.

(b)

Grant of Other Stock-Based Awards. The Administrator may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Administrator) in such amounts and subject to such terms and conditions as the Administrator shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of a Share and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

(c)

Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Administrator. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on such Shares, as determined by the Administrator. The Administrator may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 3.05, as shall be established by the Administrator and set forth in the Award Agreement evidencing such Award. If the Administrator exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met. The establishment of performance criteria with respect to the grant or vesting of any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall follow procedures substantially equivalent to those applicable to Performance Awards set forth in Section 3.05.

(d)

Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards. Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, Shares or other securities or any combination thereof as the Administrator determines. The determination and certification of the final value with respect to any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall comply with the requirements applicable to Performance Awards set forth in Section 3.05. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Section 409A.

(e)

Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to Shares represented by Other Stock-Based Awards until the date of the issuance of such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Administrator, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 3.04(e). Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards. In the event of a dividend or distribution paid in Shares or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.05, appropriate adjustments shall be made in the Participant’s Other Stock-Based Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the Shares issuable upon settlement of such Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same vesting conditions and performance criteria, if any, as are applicable to the Award.

(f)

Nontransferability of Cash-Based Awards and Other Stock-Based Awards. Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. The Administrator may impose such additional restrictions on any Shares issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any state securities laws or foreign law applicable to such Shares.

Section 3.07 Form of Award Agreements. A form of Award Agreement for a grant of Options is attached hereto as Exhibit A, a form of Award Agreement for a grant of Stock Appreciation Rights is attached hereto as Exhibit B, a form of Award Agreement for a grant of Restricted Stock is attached hereto as Exhibit C; and a form of Award Agreement for a grant of Restricted Stock Units is attached hereto as Exhibit D, provided that the Administrator shall have the discretion to modify such forms and to replace such forms with any other agreement as determined by the Administrator. In the event of a conflict between the terms of any Award Agreement and the provisions in the body of this Plan, the terms of the Award Agreement shall control.

Article IV. ADDITIONAL PROVISIONS APPLICABLE TO THIS PLAN AND AWARDS

Section 4.01 Outside Director Limitations. No Outside Director may be granted, in any Fiscal Year, Awards with a grant date fair value (computed as of the date of grant in accordance with U.S. generally accepted accounting principles) of more than $300,000. Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, will not count for purposes of the limitations under this Section 4.01.

Section 4.02 Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. This Plan and each Award Agreement under this Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. In no event will the Company have any obligation under the terms of this Plan to reimburse a Participant for any taxes or other costs that may be imposed on Participant as a result of Section 409A.

Section 4.03 Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

Section 4.04 Limited Transferability of Awards. Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

Section 4.05 Adjustments; Dissolution, Merger, Etc.

(a)

Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Plan, will adjust the number and class of shares of stock that may be delivered under this Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and the numerical Share limits of Section 2.01.

(b)

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)	Change in Control.

(i)

In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an Affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 4.05(c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

(ii)

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

(iii)	For the purposes of this Section 4.05(c) and Section 4.05(d), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit, or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

(iv)

Notwithstanding anything in this Section 4.05(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(v)

Notwithstanding anything in this Section 4.05(c) to the contrary, and unless otherwise provided in an Award Agreement, if an Award that vests, is earned or paid-out under an Award Agreement is subject to Code Section 409A and if the change in control definition contained in the Award Agreement does not comply with the definition of “change of control” for purposes of a distribution under Code Section 409A, then any payment of an amount that is otherwise accelerated under this Section 4.05(c) will be delayed until the earliest time that such payment would be permissible under Code Section 409A without triggering any penalties applicable under Code Section 409A.

(vi)

The Administrator may, without affecting the number of Shares reserved or available hereunder, authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code.

(d)

Outside Director Awards. In the event of a Change in Control, with respect to Awards granted to an Outside Director, the Outside Directors will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.

Section 4.06 Tax Withholding.

(a)

Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligation is due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, non-U.S. or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)

Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by such methods as the Administrator shall determine, including, without limitation, (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (iii) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (v) any combination of the foregoing methods of payment. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

Section 4.07 Compliance with Securities Laws. The grant of Awards and the issuance of Shares pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under this Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

Section 4.08 Tax Withholding.

(a)

Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under this Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by the Company or any of its Affiliates with respect to an Award or the Shares acquired pursuant thereto. The Company shall have no obligation to deliver Shares, to release Shares from an escrow established pursuant to an Award Agreement, or to make any payment in cash under this Plan until the Company or its Affiliate’s, as applicable, withholding obligations have been satisfied by the Participant.

(b)

Withholding in or Directed Sale of Shares. The Company shall have the right, but not the obligation, to deduct from the Shares issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole Shares having a Fair Market Value, as determined by the Administrator, equal to all or any part of the tax withholding obligations of any the Company or its Affiliates, as applicable. The Fair Market Value of any Shares withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates. The Administrator may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the shares subject to the Award determined by the Administrator in its discretion to be sufficient to cover the tax withholding obligations of the Company or its Affiliates, as applicable, and to remit an amount equal to such tax withholding obligations to the Company or its Affiliates, as applicable ,in cash.

Section 4.09 No Effect on Employment or Service. Neither this Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

Section 4.10 Repurchase Rights. Shares issued under this Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Administrator in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of Shares hereunder and shall promptly present to the Company any and all certificates representing Shares acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

Section 4.11 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

Section 4.12 Forfeiture Events.

(a)

All Awards under this Plan will be subject to recoupment under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 4.12 is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a Subsidiary or Parent of the Company.

(b)

Notwithstanding any other provision of this Plan, if the Participant’s service to the Company or any of its Affiliates as a Service Provider is terminated for Cause, then any Award which has no vested as of such time in accordance with its terms shall automatically be forfeited and cancelled and shall cease to vest, be exercisable or otherwise provide any benefit to Participant, provided that such provision may be amended in any Award Agreement.

(c)

The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence additional of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of such Participant’s status as Service Provider for Cause or any specified action or inaction by a Participant, whether before or after such termination of service, that would constitute Cause for termination of such Participant’s status as a Service Provider.

Section 4.13 Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the

Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

Section 4.14 Term of Plan. This Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 4.15.

Section 4.15 Amendment and Termination of this Plan.

(a)	Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate this Plan.

(b)	Shareholder Approval. The Company will obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)

Effect of Amendment or Termination. No amendment, alteration, suspension or termination of this Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of this Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under this Plan prior to the date of such termination.

Section 4.16 Conditions Upon Issuance of Shares.

(a)

Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)

Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

Section 4.17 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or non-U.S. law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

Section 4.18 Shareholder Approval. This Plan will be presented for approval by the shareholders of the Company within twelve (12) months after the date this Plan is adopted by the Board. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws. No Option granted under this Plan may be treated as an Incentive Stock Option if this Plan is not approved by shareholders of the Company within twelve (12) months after the date this Plan is adopted by the Board.

Section 4.19 Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any of its Affiliates’ retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

Section 4.20 Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under this Plan to which the

Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

Section 4.21 Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of this Plan shall not in any way be affected or impaired thereby.

Section 4.22 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or any of its Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company any of its Affiliates to take any action which such entity deems to be necessary or appropriate.

Section 4.23 Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to this Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. Neither the Company nor any of its Affiliates shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any of its Affiliates and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company or any of its Affiliates. The Participants shall have no claim against the Company or any of its Affiliates for any changes in the value of any assets which may be invested or reinvested by the Company with respect to this Plan.

Section 4.24 Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of this Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.

***

Exhibit A

Form of Option Award Agreement

PONO CAPITAL CORP

OPTION AWARD AGREEMENT

This grant of an Award to purchase Shares (“Grant”) is made as of [                ] (the “Effective Date”) by Pono Capital Corp, a Delaware corporation (the “Company”) under the Pono Capital Corp 2022 Equity Incentive Plan (the “Plan”), to [                ] (the “Participant”). Under applicable provisions of the Internal Revenue Code of 1986, as amended, the Option is treated as [an incentive option][a non-qualified option].

By signing this cover sheet, you hereby accept the Option (as defined below) and agree to all of the terms and conditions described herein and in this Plan.

Participant Name:

Signature:

Pono Capital Corp

By:

Name:

Title:

This is not a stock certificate or a negotiable instrument. This grant of Option is a voluntary, revocable grant from the Company and Participant hereby acknowledges that the Company has no obligation to make additional grants in the future.

UPON RECEIPT OF YOUR SIGNED AGREEMENT, A BOOKKEEPING ENTRY

WILL BE ENTERED INTO THE COMPANY’S BOOKS AND RECORDS

TO EVIDENCE THE OPTIONS GRANTED TO YOU.

***

1.

Grant. As of the Effective Date, the Company grants to the Participant an option (the “Option”) to purchase on the terms and conditions hereinafter set forth all or any part of an aggregate of [                ] shares of the Company’s Common Stock, par value $0.000001 per share, (the “Option Shares”), at the purchase price of $[                ] per share (the “Option Price”). The Participant shall have the cumulative right to exercise the Option, and the Option is only exercisable, with respect to the following number of Option Shares on or after the following dates:

Date	Number of Options Vested and Shares Which May be Acquired

The Administrator may, in its sole discretion, accelerate the date on which the Participant may purchase Option Shares.

2.	Term. The Option granted hereunder shall expire in all events at 5:00 p.m., Eastern time on [ ], unless sooner terminated as provided in in this Section 2.

3.

Change in Accounting Treatment. If the Administrator finds that a change in the financial accounting treatment for options granted under this Plan adversely affects the Company or, in the determination of the Administrator, may adversely affect the Company in the foreseeable future, the Administrator may, in its discretion, set an accelerated termination date for the Option. In such event, the Administrator may take whatever other action, including acceleration of any exercise provisions, it deems necessary.

4.

Blackout Periods. The Administrator reserves the right to suspend or limit the Participant’s rights to exercise and sell Shares acquired through the exercise of Options to comply with Applicable Requirements and any Company’s insider trading policy, any Applicable Law, or at any other times that it deems appropriate.

5.

Transfers. Except as otherwise provided herein or in any separate provisions applicable to this Option, the Option is transferable by the Participant only by will or pursuant to the laws of descent and distribution in the event of the Participant’s death, in which event the Option may be exercised by the heirs or legal representatives of the Participant as set forth in this Plan. Any attempt at assignment, transfer, pledge or disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect. Any exercise of the Option by a Person other than the Participant shall be accompanied by appropriate proofs of the right of such person to exercise the Option.

6.

Adjustments on Changes in Common Stock. In the event that, prior to the delivery by the Company of all of the Option Shares in respect of which the Option is granted, there shall be an increase or decrease in the number of issued shares of Common Stock of the Company as a result of a subdivision or consolidation of Shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such Shares, effected without receipt of consideration by the Company, the remaining number of Option Shares still subject to the Option and the Option Price therefor shall be adjusted in a manner determined by the Administrator so that the adjusted number of Option Shares and the adjusted Option Price shall be the substantial equivalent of the remaining number of Option Shares still subject to the Option and the Option Price thereof prior to such change. For purposes of this Section 7 no adjustment shall be made as a result of the issuance of Common Stock upon the conversion of other securities of the Company which are convertible into Shares.

7.

Legal Requirements. If the listing, registration or qualification of the Option Shares upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the purchase of such Option Shares, the Company shall not be obligated to issue or deliver the certificates representing the Option Shares as to which the Option has been exercised unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. If registration is considered unnecessary by the Company or its counsel, the Company may cause a legend to be placed on the Option Shares being issued calling attention to the fact that they have been acquired for investment and have not been registered.

8.

Administration. The Option has been granted pursuant to, and is subject to the terms and provisions of, this Plan. All questions of interpretation and application of this Plan and the Option shall be determined by the Administrator, and such determination shall be final, binding and conclusive. The Option shall not be treated as an incentive stock option (as such term is defined in section 422(b) of the Code) for federal income tax purposes unless expressly indicated as same hereupon.

9.

Severability. Should a court of competent jurisdiction deem any of the provisions in this Agreement to be unenforceable in any respect, it is the intention of the parties to this Agreement that this Agreement be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable. It is further the parties’ intent that all provisions not deemed to be overbroad shall be given their full force and effect. You acknowledge that you are freely, knowingly and voluntarily entering into this Agreement after having an opportunity for consultation with your own independent counsel.

10.

Notices. Any notice to be given to the Company shall be addressed to the Administrator at its principal executive office, and any notice to be given to the Participant shall be addressed to the Participant at the address then appearing on the personnel or other records of the Company, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.

11.

Reservation of Right to Terminate. Nothing herein contained shall affect the right of the Company or any Affiliate to terminate the Participant in its applicable capacity as a Service Provider at any time for any reason whatsoever.

12.

Choice of Law; Jurisdiction. This Grant shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT SHALL BE INSTITUTED SOLELY IN THE COURTS OF THE STATE OF [                ] OR THE FEDERAL COURTS OF THE UNITED STATES, IN EACH CASE LOCATED IN [                ][1], AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

13.

Taxes. You agree to comply with the appropriate procedures established by the Company, from time to time, to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the Options and exercise thereof.

***

[1]	Choice of jurisdiction to be confirmed. Same in the other forms below.

Exhibit B

Form of Stock Appreciation Right Award Agreement

PONO CAPITAL CORP

STOCK APPRECIATION RIGHTS AWARD AGREEMENT

Number of SARs	Grant Date	Vesting Schedule

Exercise Price: $                 per share of Common Stock

Pono Capital Corp, a Delaware corporation (the “Company”), hereby grants to [                ] (the “Participant”, also referred to as “you”) Stock Appreciation Rights (the “SAR”), pursuant to the terms of the attached Stock Appreciation Rights Award Agreement and the Pono Capital Corp 2022 Equity Incentive Plan (the “Plan”).

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Stock Appreciation Rights Award Agreement and this Plan.

Participant:

Signature:

Pono Capital Corp

By:

Name:

Title:

This is not a stock certificate or a negotiable instrument. This grant of SAR is a voluntary, revocable grant from the Company and Participant hereby acknowledges that the Company has no obligation to make additional grants in the future.

UPON RECEIPT OF YOUR SIGNED AGREEMENT, A BOOKKEEPING ENTRY

WILL BE ENTERED INTO THE COMPANY’S BOOKS AND RECORDS

TO EVIDENCE THE SAR GRANTED TO YOU.

Pono Capital Corp

STOCK APPRECIATION RIGHTS AWARD AGREEMENT

1.

SAR/Nontransferability. This Stock Appreciation Rights Award Agreement (this “Agreement”) evidences the grant to you on the Grant Date set forth on the cover page of this Agreement the Stock Appreciation Right as set forth therein (the “SAR”) under the Pono Capital Corp 2022 Equity Incentive Plan (the “Plan”). These SARs represent the right to receive, upon exercise thereof, an amount in cash as set forth in this Plan. This SAR will NOT be credited with dividends to the extent dividends are paid on the Common Stock of the Company. Your SAR may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the SAR be made subject to execution, attachment or similar process. Any capitalized, but undefined, term used in this Agreement shall have the meaning ascribed to it in this Plan.

2.

The Plan. The SAR is issued in accordance with and is subject to and conditioned upon all of the terms and conditions of this Agreement and this Plan as amended from time to time; provided, however, that no future amendment or termination of this Plan shall, without your consent, alter or impair any of your rights or obligations under this Plan, all of which are incorporated by reference in this Agreement as if fully set forth herein.

3.

Cash Value Determination upon Vesting and Exercise. Subject to the terms and conditions set forth in this Agreement, the SARs covered by this grant shall vest on the vesting date set forth on the cover page of this Agreement, provided the Participant is a Service Provider of the Company on the Date of Vesting. The payment of the value of the SARs shall be made no later than ten (10) days following exercise. The payment of amounts with respect to the SARs is subject to the provisions of this Plan and to interpretations, regulations and determinations concerning this Plan as established from time to time by the Administrator in accordance with the provisions of this Plan, including, but not limited to, provisions relating to (i) rights and obligations with respect to withholding taxes, (ii) capital or other changes of the Company and (iii) other requirements of applicable law.

4.

No Shareholder Rights. SARs are not Shares. Neither the Participant, nor any Person entitled to exercise the Participant’s rights in the event of the Participant’s death, shall have any of the rights and privileges of a holder of Shares.

5.

Severability. Should a court of competent jurisdiction deem any of the provisions in this Agreement to be unenforceable in any respect, it is the intention of the parties to this Agreement that this Agreement be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable. It is further the parties’ intent that all provisions not deemed to be overbroad shall be given their full force and effect. You acknowledge that you are freely, knowingly and voluntarily entering into this Agreement after having an opportunity for consultation with your own independent counsel.

6.

Notices. Any notice to be given to the Company shall be addressed to the Administrator at its principal executive office, and any notice to be given to the Participant shall be addressed to the Participant at the address then appearing on the personnel or other records of the Company, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.

7.

Reservation of Right to Terminate. Nothing herein contained shall affect the right of the Company or any Affiliate to terminate the Participant in its applicable capacity as a Service Provider at any time for any reason whatsoever.

8.

Choice of Law; Jurisdiction. This Grant shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT SHALL BE

INSTITUTED SOLELY IN THE COURTS OF THE STATE OF [ ] OR THE FEDERAL COURTS OF THE UNITED STATES, IN EACH CASE LOCATED IN [ ], AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

9.

Taxes. You agree to comply with the appropriate procedures established by the Company, from time to time, to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the SARs.

***

Exhibit C

Form of Restricted Stock Award Agreement

PONO CAPITAL CORP

RESTRICTED STOCK AWARD AGREEMENT

Number of Shares	Grant Date	Vesting Schedule

Pono Capital Corp, a Delaware corporation (the “Company”), hereby grants to [                ] (the “Participant”, also referred to as “you”) shares of Restricted Stock (the “Shares”), pursuant to the terms of the attached Restricted Stock Award Agreement and the Pono Capital Corp 2022 Equity Incentive Plan (the “Plan”).

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Restricted Stock Award Agreement and this Plan.

Participant:

Signature:

Pono Capital Corp

By:

Name:

Title:

This is not a stock certificate or a negotiable instrument. This grant of Shares is a voluntary, revocable grant from the Company and Participant hereby acknowledges that the Company has no obligation to make additional grants in the future.

UPON RECEIPT OF YOUR SIGNED AGREEMENT, A BOOKKEEPING ENTRY

WILL BE ENTERED INTO THE COMPANY’S BOOKS AND RECORDS

TO EVIDENCE THE SHARES GRANTED TO YOU.

Pono Capital Corp

RESTRICTED STOCK AWARD AGREEMENT

1.

Award. This Restricted Stock Award Agreement (this “Agreement”) evidences the grant to Participant on the Grant Date set forth on the cover page of this Agreement the shares of Restricted Stock as set forth therein (the “Shares”) under the Pono Capital Corp 2022 Equity Incentive Plan (the “Plan”). Any capitalized, but undefined, term used in this Agreement shall have the meaning ascribed to it in this Plan.

2.

Non-Transferability of the Shares. Your Shares may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Shares be made subject to execution, attachment or similar process. Except as may be required by federal income tax withholding provisions or by the tax laws of any state, your interests (and the interests of your beneficiaries, if any) under this Agreement are not subject to the claims of your creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void. Your rights to your Shares are no greater than that of other general, unsecured creditors of the Company.

3.

Vesting. Subject to the terms and conditions set forth in this Agreement, the Shares covered by this grant shall vest on the vesting date set forth on the cover page of this Agreement, provided the Participant is a Service Provider of the Company or a member of the Company Group on the Date of Vesting.

4.	Delivery of Shares.

(a)

Vesting. Shares that vest (together with any payment due pursuant to the terms herein in respect of such Shares) shall be delivered to Participant (or the person to whom ownership rights may have passed by will or the laws of descent and distribution), on or as soon as administratively practicable after, the date of such vesting.

(b)

Certain Limitations. Notwithstanding the foregoing provisions of this Section 3, delivery of Shares, if any, by reason of Participant’s termination of employment shall be delayed until the six (6) month anniversary of the date of Participant’s termination of employment to the extent necessary to comply with Code Section 409A(a)(B)(i), and the determination of whether or not there has been a termination of Participant’s employment with the Company shall be made by the Administrator consistent with the definition of “separation from service” (as that phrase is used for purposes of Code Section 409A, and as set forth in Treasury Regulation Section 1.409A-1(h)).

5.

Withholding Taxes. Participant shall be responsible to pay to the Company the amount of withholding taxes as determined by the Company with respect to the date the Shares are delivered. If Participant does not arrange for payment of the applicable withholding taxes by providing such amount to the Company in cash prior to the date established by the Company as the deadline for such payment, Participant shall be treated as having elected to relinquish to the Company a portion of the Shares that would otherwise have been transferred to Participant having a fair market value, based on the Fair Market Value of the Common Stock on the business day immediately preceding the date of delivery of the Shares, equal to the amount of such applicable withholding taxes, in lieu of paying such amount to the Company in cash. Participant authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld for federal, state or local law in connection with this Agreement.

6.

Legal Requirements. If the listing, registration or qualification of Shares deliverable in respect of an Shares upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the issuance of such Shares, the Company shall not be obligated to issue or deliver such Shares unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. If registration is considered unnecessary by the Company or its counsel, the Company may cause a legend to be placed on any Shares being issued calling attention to the fact that they have been acquired for investment and have not been registered. The Administrator may from time to time impose any other conditions on the Shares it deems necessary or advisable to ensure that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.

7.

Severability. Should a court of competent jurisdiction deem any of the provisions in this Agreement to be unenforceable in any respect, it is the intention of the parties to this Agreement that this Agreement be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable. It is further the parties’ intent that all provisions not deemed to be overbroad shall be given their full force and effect. You acknowledge that you are freely, knowingly and voluntarily entering into this Agreement after having an opportunity for consultation with your own independent counsel.

8.

Notices. Any notice to be given to the Company shall be addressed to the Administrator at its principal executive office, and any notice to be given to the Participant shall be addressed to the Participant at the address then appearing on the personnel or other records of the Company, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.

9.

Reservation of Right to Terminate. Nothing herein contained shall affect the right of the Company or any Affiliate to terminate the Participant in its applicable capacity as a Service Provider at any time for any reason whatsoever.

10.

Choice of Law; Jurisdiction. This Grant shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT SHALL BE INSTITUTED SOLELY IN THE COURTS OF THE STATE OF [                ] OR THE FEDERAL COURTS OF THE UNITED STATES, IN EACH CASE LOCATED IN [                ], AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

11.

Taxes. You agree to comply with the appropriate procedures established by the Company, from time to time, to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the Restricted Stock.

***

Exhibit D

Form of Restricted Unit Award Agreement

PONO CAPITAL CORP

RESTRICTED UNIT AWARD AGREEMENT

Number of Restricted Stock Units	Grant Date	Vesting Schedule/Performance Period/Performance Vesting Requirements

Pono Capital Corp, a Delaware corporation (the “Company”), hereby grants to [                ] (the “Participant”, also referred to as “you”) the Restricted Stock Units (the “Restricted Stock Units” or “RSUs”), pursuant to the terms of the attached Restricted Unit Award Agreement and the Pono Capital Corp 2022 Equity Incentive Plan (the “Plan”).

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Restricted Unit Award Agreement and this Plan.

Participant:

Signature:

Pono Capital Corp

By:

Name:

Title:

This is not a stock certificate or a negotiable instrument. This grant of RSUs is a voluntary, revocable grant from the Company and Participant hereby acknowledges that the

Company has no obligation to make additional grants in the future.

UPON RECEIPT OF YOUR SIGNED AGREEMENT, A BOOKKEEPING ENTRY

WILL BE ENTERED INTO THE COMPANY’S BOOKS AND RECORDS

TO EVIDENCE THE RSUs GRANTED TO YOU.

Pono Capital Corp

RESTRICTED UNIT AWARD AGREEMENT

1.

Award. This Restricted Unit Award Agreement (this “Agreement”) evidences the grant to Participant on the Grant Date set forth on the cover page of this Agreement the Restricted Stock Units as set forth therein (the “Restricted Stock Units” or “RSUs”) under the Pono Capital Corp 2022 Equity Incentive Plan (the “Plan”). As used herein, the term “Restricted Stock Unit” or “RSU” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding Share solely for purposes of this Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Restricted Stock Units vest pursuant to this Award Agreement. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind. Any capitalized, but undefined, term used in this Agreement shall have the meaning ascribed to it in this Plan.

2.

Non-Transferability of the RSUs. Your RSUs may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the RSUs be made subject to execution, attachment or similar process. Except as may be required by federal income tax withholding provisions or by the tax laws of any state, your interests (and the interests of your beneficiaries, if any) under this Agreement are not subject to the claims of your creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void. Your rights to your RSUs are no greater than that of other general, unsecured creditors of the Company.

3.

Vesting. Subject to the terms and conditions set forth in this Agreement, the RSUs covered by this grant shall vest on the vesting date set forth on the cover page of this Agreement and subject to the satisfaction or attainment of the performance criteria set forth therein, if any, provided the Participant is employed by the Company on the date of vesting. The Administrator may not accelerate vesting of Restricted Stock Units for any reason.

4.

Dividends. Participant shall not be entitled to any cash, securities or property that would have been paid or distributed as dividends with respect to the RSUs subject to this Agreement prior to the date the RSUs are delivered to Participant; provided, however, that the Company shall keep a hypothetical account in which any such items shall be recorded, and shall pay to Participant the amount of such dividends (in cash or in kind as determined by the Company) on the same date that the RSUs to which such payments or distributions relate are required to be delivered under this Agreement.

5.	Timing and Manner of Payment on RSUs.

(a)

On or as soon as administratively practical following the vesting event pursuant to this Agreement (and in all events not later than two and one-half (2 1⁄2) months after such vesting event), the Company shall deliver to the Participant a number of Shares (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Company in its discretion) equal to the number of Shares subject to the RSU that vest on the Vesting Date, less any withholding or expenses as set forth herein, or may settle the RSU in cash or other payment as provided in this Plan, as determined by the Administrator. The Company’s obligation to deliver Shares or otherwise make payment with respect to vested RSUs is subject to the condition precedent that the Participant or other person entitled under this Plan to receive any Shares or payment with respect to the vested RSUs deliver to the Company any representations or other documents or assurances required pursuant to this Plan. The Participant shall have no further rights with respect to any RSUs that are paid or that terminate pursuant to this Agreement or this Plan.

(b)

Certain Limitations. Notwithstanding the foregoing provisions of this Section 3, delivery of Shares or other payment, if any, with respect to RSUs by reason of Participant’s termination of employment shall be delayed until the six (6) month anniversary of the date of Participant’s termination of employment to the extent necessary to comply with Code Section 409A(a)(B)(i), and the determination of whether or not there has been a termination of Participant’s employment with the Company shall be made by the Administrator consistent with the definition of “separation from service” (as that phrase is used for purposes of Code Section 409A, and as set forth in Treasury Regulation Section 1.409A-1(h)).

6.

Rights of Participant. Participant shall have none of the rights of a shareholder at any time prior to the delivery of any Shares pursuant to the RSUs subject to this Agreement, except as expressly set forth in this Plan or herein.

7.

Withholding Taxes. Participant shall be responsible to pay to the Company the amount of withholding taxes as determined by the Company with respect to the date the RSUs are settled. If Participant does not arrange for payment of the applicable withholding taxes by providing such amount to the Company in cash prior to the date established by the Company as the deadline for such payment, Participant shall be treated as having elected to relinquish to the Company a portion of the Shares that would otherwise have been transferred to Participant having a fair market value, based on the Fair Market Value of the Common Stock on the business day immediately preceding the date of delivery of the Shares, equal to the amount of such applicable withholding taxes, in lieu of paying such amount to the Company in cash, or an amount in cash if the RSU is settled in cash. Participant authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld for federal, state or local law in connection with this Agreement.

8.

Legal Requirements. If the listing, registration or qualification of Shares deliverable in respect of an RSU upon any Securities Exchange or any Applicable Requirement, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the issuance of such Shares, the Company shall not be obligated to issue or deliver such Shares unless and until such Applicable Requirements shall have been effected or obtained. If registration is considered unnecessary by the Company or its counsel, the Company may cause a legend to be placed on any Shares being issued calling attention to the fact that they have been acquired for investment and have not been registered. The Administrator may from time to time impose any other conditions on the Shares it deems necessary or advisable to ensure that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.

9.

Severability. Should a court of competent jurisdiction deem any of the provisions in this Agreement to be unenforceable in any respect, it is the intention of the parties to this Agreement that this Agreement be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable. It is further the parties’ intent that all provisions not deemed to be overbroad shall be given their full force and effect. You acknowledge that you are freely, knowingly and voluntarily entering into this Agreement after having an opportunity for consultation with your own independent counsel.

10.

Notices. Any notice to be given to the Company shall be addressed to the Administrator at its principal executive office, and any notice to be given to the Participant shall be addressed to the Participant at the address then appearing on the personnel or other records of the Company, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.

11.

Reservation of Right to Terminate. Nothing herein contained shall affect the right of the Company or any Affiliate to terminate the Participant in its applicable capacity as a Service Provider at any time for any reason whatsoever.

12.

Choice of Law; Jurisdiction. This Grant shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction. ANY LEGAL SUIT,

ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT SHALL BE INSTITUTED SOLELY IN THE COURTS OF THE STATE OF [ ] OR THE FEDERAL COURTS OF THE UNITED STATES, IN EACH CASE LOCATED IN [ ], AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

13.

Taxes. You agree to comply with the appropriate procedures established by the Company, from time to time, to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the RSUs.

***

Annex D

September 6, 2022	File Reference: 34-36-63463

Special Committee of the Board of Directors of

Pono Capital Corp.

c/o Mr. Dustin Shindo, CEO

643 IIalo Street

Honolulu, HI 96813

To the Special Committee of the Board of Directors:

Marshall & Stevens Transaction Advisory Services LLC (referred to herein as “Marshall & Stevens” or “we,” “us,” or “our”) has been engaged by Pono Capital Corp. (“Pono” or the “Company”) for the benefit of and to advise the special committee to the board of directors (the “Committee”) in connection with the consideration by the Committee of a possible acquisition of AERWINS Technologies Inc., f/k/a A.L.I. Technologies (“AERWINS” or the “Acquired Business”) in accordance with the terms of the draft Agreement and Plan of Merger by and among Pono Capital Corp., AERWINS and certain other parties and dated September 7, 2022 (the “Merger Agreement”). We have been engaged to perform a fairness analysis, from a financial point of view, of the purchase price to be paid by the Company for the Acquired Business all as set forth in our Engagement Letter dated August 24, 2022 and the accompanying (and by this reference incorporated herein) General Contractual Conditions therein (collectively, the “Agreement”). This letter shall serve as our opinion (the “Opinion”) as to the fairness, from a financial point of view, of the purchase price to be paid by the Company for the Acquired Business as referenced in and governed by that Agreement.

We are advised, and have relied upon such advice with your approval, that the Transaction will be consummated as set forth in the draft Merger Agreement. We understand that the Transaction is expected to close (the “Closing”) by January 31, 2023 (the “Transaction Date”). We are further advised, and have relied upon such advice with your approval, that the Transaction consists of a business combination between the Company and AERWINS and pursuant to which the Company, in effect, will acquire AERWINS in consideration of the the conversion pursuant to the Merger Agreement of (a) all of the outstanding common stock of AERWINS into shares of the common stock of the surviving company (the “Surviving Company” and the “Common Stock,” respectively) and (b) all of the outstanding options to purchase AERWINS common stock into options to acquire Common Stock (the “Surviving Company Options”). The value of the shares of Common Stock issued at the Closing under clause (a) above and the value of the shares of Common Stock underlying the Surviving Company Options under clause (b) above, are valued under the Merger Agreement at a per share amount equal to the redemption amount that will be payable to public stockholders that redeem in connection with the Closing (the “Redemption Price”) an amount totaling $600,000,000 (the “Purchase Price”). The Purchase Price is subject to adjustment as provided in Section 1.7 of the Merger Agreement. Based on the fact that the Company is only recently formed, has no operating history, has no assets other than cash and its rights under the letter of intent dated August 22, 2022 (the “LOI”), and that its securities are thinly traded, we have assumed, with your

D-1

Special Committee of the Board of Directors

of Pono Capital Corp.

September 6, 2022

approval, that the fair value of each of shares of Common Stock to be issued in the Transaction (whether at the Closing or pursuant to the exercise of Surviving Company Options) is equivalent to the Redemption Price and we have not performed any separate analysis regarding the fair value of the Transaction Shares.

We understand that in connection with the Transaction, certain employees of AERWINS may enter into employment agreements with the surviving entity, and that certain equity the Company may be reserved for issuance pursuant to stock bonus arrangements. Our Opinion will not address the fairness of such agreements or stock bonus arrangements. We further understand that in connection with the Transaction, the Company may make commitments with respect to the future financing or funding of the Acquired Business. Our Opinion will assign no value to such future financing or funding commitments or obligations. In addition, we understand that the Transaction contemplates certain changes in the rights, privileges, and preferences of the holders of the Company’s shares and certain changes in the composition of the Company’s management and board of directors. We have done no analysis of and express no opinion as to the fairness of such changes in rights, privileges, and preferences and/or in the changes to the composition of the Company’s management and board of directors.

We have been asked to advise the Committee to the fairness, from a financial point of view, of the Purchase Price to be paid by the Company in the Transaction in the form of issuance of common stock of the Surviving Company to the shareholders and, potentially, the option holders of AERWINS. We have been asked to assume a Redemption Price of $10.165 for the Pono common stock. We have not been asked to render any opinion with respect to the fairness of the Purchase Price to any other person or entity besides the Committee, and we specifically express no such opinion. We have not been engaged to serve as the financial advisor to the Committee; we were not involved in the negotiation or structuring of the Transaction or the negotiation or structuring of the LOI; we have not been involved in the raising of any funding for or with respect to the or associated with the Company and/or the Transaction or provided any advices with respect to such funding; and we have not been asked to consider any non-financial elements of the Transaction or any other alternatives that might be available to the Committee or the Company. With your consent, in establishing fair value, we have looked solely at the enterprise value of AERWINS immediately prior to the Transaction Date and have not assumed that any efficiencies or synergies or any inefficiencies or disfunctions would result from the Transaction. We have, with your consent, not considered the dilution effects of the issuance of common stock on equity holders of the Company. Our services in rendering this opinion have been in our capacity as an independent valuation consultant and not as a fiduciary to the Committee, the Company, the shareholders of the Company, the shareholders of AERWINS, or any other person or entity.

In connection with this opinion, we have made such reviews, analysis, and inquiry as we, in the exercise of our professional judgment, have deemed necessary and appropriate under the circumstances. We have considered, among other things, the following information:

•

Conducted management interviews with AERWINS management. Topics addressed included, but were not limited to, transaction overview, business operations, product and service lines, financial results, projections, economic conditions and industry trends, market competitors, customer composition and various other topics related to business operations.

•	AERWINS’s historical financial statements for the years ended December 31, 2020, December 31, 2021, and June 30, 2022;

•	Projections for AERWINS for the fiscal year ending December 31, 2022 to December 31, 2027;

D-2

Special Committee of the Board of Directors

of Pono Capital Corp.

September 6, 2022

•	The LOI;

•	The draft Merger Agreement;

•	Investor presentations;

•	Industry research reports;

•	Third-party industry and economic research, including, but not limited to, IBISWorld, Capital IQ, Guide to Cost of Capital published by Duff & Phelps LLC; and

•	Other information, studies, and analyses as we deemed appropriate.

With your consent, we have i) relied upon the accuracy and completeness of the financial and supplemental information (a) provided by or on behalf of the Committee, the Company and/or AERWINS or (b) which we have otherwise obtained from public sources or from private sources and which we believe, in the exercise of our professional judgment to be reasonably dependable, ii) not assumed responsibility for independent verification of such information, and iii) not conducted any independent valuation or appraisal of any specific assets of the Company or AERWINS or any appraisal or estimate of any specific liabilities of the Company or AERWINS. With respect to the projections and/or financial forecasts relating to AERWINS, we have assumed, with your consent, that such projections and/or financial forecasts have been reasonably prepared on the basis of and reflect the best currently available estimates and judgments of the management of AERWINS as to the future financial performance of the company and that management of the Surviving Company will be able to execute on the business plan underlying such projections and/or financial forecasts. With your consent, we assume no responsibility for, and express no view as to, such projections and/or financial forecasts or the assumptions on which they are based. Our Opinion assumes that there are no contingent or off-balance sheet assets or liabilities for the Company or AERWINS.

Our opinion is based upon economic, market and other conditions as they exist and can reasonably be evaluated on the date hereof and does not address the fairness of the Transaction as of any other date. In rendering our Opinion, we have assumed that the factual circumstances, agreements, and terms, as they existed at the date of the Opinion, will remain substantially unchanged through the time the Transaction is completed. It is understood that financial markets are subject to volatility, and our opinion does not purport to address potential developments in applicable financial markets.

Our Opinion expressed herein has been prepared for the Committee in connection with its consideration of the Transaction and may not be relied upon by any other person or entity or for any other purpose. Our Opinion does not constitute a recommendation to the Committee or the shareholders of Company, the shareholders of AERWINS or any other person or entity as to any action the Committee, the shareholders of Company, the shareholders of AERWINS or any other person or entity should take in connection with the Transaction or any aspect thereof. Our opinion does not address the merits of the Transaction or the underlying decision by the Board or the Committee to engage in the Transaction or the relative merits of any alternatives that may be available to the Company. This Opinion addresses only the Purchase Price and does not address any other aspect of the Transaction. By way of example, our Opinion does not represent any advice as to the fairness of any matters of management compensation or of any fees paid or expenses incurred, any future funding or fund raising commitments, or any changes in the rights, privileges and preferences of the holders of the Company’s shares

D-3

Special Committee of the Board of Directors

of Pono Capital Corp.

September 6, 2022

and certain changes in the composition of the Company’s management and board of directors. Furthermore, our Opinion is not to be construed or deemed to be a solvency opinion or provide any advice as to legal, accounting or tax matters.

This Opinion may not be reproduced, disseminated, quoted, or referred to at any time without our prior written consent.

Therefore, subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price to be paid by the Company to AERWINS in the Transaction in the form of the issuance of the common shares of the Surviving Company to the equity holders of AERWINS as provided in the Merger Agreement is fair to the Company and, through their ownership in the Company, the public shareholders of the Company, from a financial point of view.

Very truly yours,

Marshall & Stevens Transaction Advisory Services, LLC

File No. 34-36-63463

D-4